Exhibit 10.1

Execution Version

$1,100,000,000

ABL CREDIT AGREEMENT

among

VERITIV CORPORATION,
as Holding,

VERITIV OPERATING COMPANY,
(formerly known as Unisource Worldwide, Inc.),
as the Parent Borrower,

THE OTHER BORROWERS
FROM TIME TO TIME PARTY HERETO,

THE SEVERAL LENDERS
FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent and ABL Collateral Agent,

- - - - -- - - -- - - -- - - -- - - -- - - -- - - -- - - -- - - -- - - -- - - -- - - -- - - -- - - -- - - --

WELLS FARGO BANK, NATIONAL ASSOCIATION
and
TRUIST BANK,
as Co-Syndication Agents,

REGIONS BANK,
U.S. BANK NATIONAL ASSOCIATION,
and

BANK OF MONTREAL
as Co-Documentation Agents,

BANK OF AMERICA, N.A.,
as Issuing Lender,

BofA SECURITIES, INC.,
WELLS FARGO BANK, NATIONAL ASSOCIATION
and
SUNTRUST ROBINSON HUMPHREY, INC.,
as Joint Lead Arrangers
and Joint Bookrunners

and

REGIONS BUSINESS CAPITAL, A DIVISION OF REGIONS BANK,
as a Joint Bookrunner

- - - - -- - - -- - - -- - - -- - - -- - - -- - - -- - - -- - - -- - - -- - - -- - - -- - - -- - - -- - - --

Dated as of July 1, 2014
as amended as of August 11, 2016 and as amended and restated as of the Restatement Effective Date (as defined below)

TABLE OF CONTENTS

Page

SECTION 1.	DEFINITIONS	1

1.1	Defined Terms	1

1.2	Other Definitional Provisions	71

1.3	Accounting Terms	73

1.4	Exchange Rates; Currency Equivalents; Borrowing Base	74

1.5	Canadian Loan Parties, Excess Availability and Related Matters	74

1.6	LLC Divisions	75

SECTION 2.	AMOUNT AND TERMS OF COMMITMENTS	75

2.1	Commitments	75

2.2	Procedure for Revolving Credit Borrowing	78

2.3	Termination or Reduction of Commitments	79

2.4	Swing Line Commitments	80

2.5	Record of Loans	83

2.6	Incremental Facility	84

2.7	Extension Amendments	89

SECTION 3.	LETTERS OF CREDIT	92

3.1	L/C Commitment	92

3.2	Procedure for Issuance of Letters of Credit	93

3.3	Fees, Commissions and Other Charges	94

3.4	L/C Participations	95

3.5	Reimbursement Obligation of the Borrowers	96

3.6	Obligations Absolute	97

3.7	Letter of Credit Payments	97

3.8	Letter of Credit Request	97

3.9	Additional Issuing Lenders	98

3.10	Replacement of Issuing Lender	98

SECTION 4.	GENERAL PROVISIONS	98

4.1	Interest Rates and Payment Dates	98

4.2	Conversion and Continuation Options	100

4.3	Minimum Amounts of Sets	101

4.4	Prepayments	101

4.5	Administrative Agent’s Fees; Other Fees	103

4.6	Computation of Interest and Fees	104

4.7	Inability to Determine Interest Rate	104

4.8	Pro Rata Treatment and Payments	107

4.9	Illegality	108

4.10	Requirements of Law	108

4.11	Taxes	111

4.12	Indemnity	113

4.13	Certain Rules Relating to the Payment of Additional Amounts	113

i

4.14	Controls on Prepayment if Aggregate Outstanding Revolving Credit Exceeds Aggregate Commitments	115

4.15	Canadian Extenders of Credit	115

4.16	Cash Receipts	115

4.17	Defaulting Lenders	119

SECTION 5.	REPRESENTATIONS AND WARRANTIES	121

5.1	Financial Condition	121

5.2	Solvent; No Material Adverse Effect	121

5.3	Corporate Existence; Compliance with Law	121

5.4	Corporate Power; Authorization; Enforceable Obligations	122

5.5	No Legal Bar	122

5.6	No Material Litigation	122

5.7	No Default	123

5.8	Ownership of Property	123

5.9	Intellectual Property	123

5.10	Taxes	123

5.11	Federal Regulations	123

5.12	ERISA; Canadian Pension Plans	123

5.13	Collateral	124

5.14	Investment Company Act	125

5.15	Subsidiaries	125

5.16	Purpose of Loans	125

5.17	Environmental Matters	125

5.18	No Material Misstatements	126

5.19	Anti-Terrorism	126

5.20	Eligibility	126

SECTION 6.	CONDITIONS PRECEDENT	127

6.1	Conditions to Effectiveness and Initial Extension of Credit	127

6.2	Conditions Precedent to Each Other Extension of Credit and Letter of Credit Issuance	129

SECTION 7.	AFFIRMATIVE COVENANTS	130

7.1	Financial Statements	130

7.2	Certificates; Other Information	131

7.3	Payment of Taxes	132

7.4	Maintenance of Existence	133

7.5	Maintenance of Property; Insurance	133

7.6	Inspection of Property; Discussions	134

7.7	Notices	135

7.8	Compliance with Environmental Laws	136

7.9	After-Acquired Real Property and Fixtures; Addition of Subsidiaries	136

7.10	Maintenance of New York Process Agent	139

7.11	Post-Closing Security Perfection	139

SECTION 8.	NEGATIVE COVENANTS	139

8.1	Limitation on Indebtedness	140

8.2	Limitation on Liens	145

8.3	Limitation on Fundamental Changes	148

8.4	[Reserved.]	150

8.5	Limitation on Dividends, Acquisitions and Other Restricted Payments	150

8.6	Limitation on Transactions with Affiliates	154

8.7	Limitations on Changes in Nature of Business	155

8.8	Limitations on Negative Pledge Clauses	156

8.9	Minimum Consolidated Fixed Charge Coverage Ratio Covenant	158

8.10	Passive Holding Company Status	158

8.11	Canadian Pension Plans	159

SECTION 9.	EVENTS OF DEFAULT	159

SECTION 10.	THE AGENTS AND THE OTHER REPRESENTATIVES	163

10.1	Appointment	163

10.2	Delegation of Duties	165

10.3	Exculpatory Provisions	165

10.4	Reliance by the Administrative Agent	165

10.5	Notice of Default	166

10.6	Acknowledgement and Representations by Lenders	166

10.7	Indemnification	166

10.8	The Agents and Other Representatives in Their Individual Capacity	167

10.9	Right to Request and Act on Instructions	168

10.10	Successor Agent	170

10.11	Other Representatives	171

10.12	Swing Line Lender	171

10.13	Withholding Tax	171

10.14	Approved Electronic Communications	171

10.15	Appointment of Borrower Representative	172

10.16	Reports	172

10.17	Application of Proceeds	173

10.18	Bank Product Providers	174

SECTION 11.	MISCELLANEOUS	174

11.1	Amendments and Waivers	174

11.2	Notices	178

11.3	No Waiver; Cumulative Remedies	179

11.4	Survival of Representations and Warranties	180

11.5	Payment of Expenses and Taxes	180

11.6	Successors and Assigns; Participations and Assignments	181

11.7	Adjustments; Set-off; Calculations; Computations	186

11.8	Judgment	187

11.9	Counterparts	187

11.10	Severability	187

11.11	Integration	188

11.12	GOVERNING LAW	188

11.13	Submission to Jurisdiction; Waivers	188

11.14	Acknowledgements	189

11.15	WAIVER OF JURY TRIAL	189

11.16	Confidentiality	190

11.17	Incremental Indebtedness; Additional Obligations	191

11.18	USA Patriot Act Notice	191

11.19	Joint and Several Liability; Postponement of Subrogation	191

11.20	Language	192

11.21	Canadian Anti-Money Laundering Legislation	192

11.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	193

11.23	Acknowledgement Regarding Any Supported QFCs	193

11.24	Amendment and Restatement	194

SCHEDULES

A	Commitments and Addresses
1.1C	Credit Card Issuers and Processors
1.1E	Existing Letters of Credit
1.1P	Investments
1.1T	Transaction Agreements
4.16	DDAs
5.4	Consents Required
5.6	Litigation
5.8	Mortgaged Properties
5.12	Canadian Pension Plans
5.15	Subsidiaries
5.17	Environmental Matters
7.2	Website Address for Electronic Reporting
7.11	Security Perfection
8.1	Indebtedness
8.2	Liens
8.6	Affiliate Transactions
8.10	Holding Agreements

EXHIBITS

A	Form of Assignment and Acceptance
B	Form of Joinder Agreement
C	Form of U.S. Guarantee and Collateral Agreement
D-1	Form of Canadian Guarantee and Collateral Agreement
D-2	Form of Quebec Security Documents
E	Form of Base Intercreditor Agreement
F-1	Form of Borrowing Request
F-2	Form of Letter of Credit Request
G	Form of Mortgage
H	Form of Swing Line Loan Participation Certificate
I-1	Form of Revolving Note
I-2	Form of Swing Line Note
J	Form of U.S. Tax Compliance Certificate
K	Form of Solvency Certificate
L	Form of Officer’s Certificate
M	Form of Secretary’s Certificate
N	Form of Borrowing Base Certificate
O	Form of Lender Joinder Agreement
P	Form of Collateral Access Agreement

ABL CREDIT AGREEMENT, dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April 9, 2020, among Veritiv Corporation, a Delaware corporation (as further defined in subsection 1.1, “Holding”), Veritiv Operating Company (formerly known as Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1, the “Parent Borrower”) and each Subsidiary Borrower (as defined in subsection 1.1) from time to time party hereto (together with the Parent Borrower and the Canadian Borrower (as defined in subsection 1.1), being collectively referred to herein as the “Borrowers” and each being individually referred to as a “Borrower”), the several banks and other financial institutions from time to time party hereto (as further defined in subsection 1.1, the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders hereunder (in such capacities, respectively, the “Administrative Agent” and the “ABL Collateral Agent”), Bank of America, N.A., as an issuing lender (in such capacity and as further defined in subsection 1.1, an “Issuing Lender”).

The parties hereto hereby agree as follows:

W I T N E S S E T H:

The parties hereto wish to amend and restate the Existing Credit Agreement in its entirety pursuant to, and on the terms and conditions set forth in, this Agreement (as defined below). Accordingly, the parties hereto agree as follows;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.      DEFINITIONS.

1.1            Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“10% Trigger”: an amount equal to the greater of (i) 10% of the Maximum Borrowing Amount and (ii) $75,000,000 (or $60,000,000 if the Borrowing Base is less than $600,000,000 for 20 consecutive days and continuing until such time as the Borrowing Base is greater than $600,000,000 for 20 consecutive days).

“15% Trigger”: an amount equal to the greater of (i) 15% of the Maximum Borrowing Amount and (ii) $115,000,000 (or $90,000,000 if the Borrowing Base is less than $600,000,000 for 20 consecutive days and continuing until such time as the Borrowing Base is greater than $600,000,000 for 20 consecutive days).

“ABL Collateral Agent”: as defined in the preamble hereto and shall include any successor to the ABL Collateral Agent appointed pursuant to subsection 10.10.

“ABL Facility”: the collective reference to the Commitments and the Loans made hereunder, this Agreement, any Loan Documents, any notes and letters of credit issued pursuant hereto and any guarantee and collateral agreements, pledge agreements, intellectual property security agreements, mortgages, letter of credit applications and other guarantees, security agreements, deeds of hypothec and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under this Agreement or one or more other credit agreements, indentures or financing agreements or otherwise, unless such agreement, instrument or document expressly provides that it is not intended to be and is not an ABL Facility hereunder). Without limiting the generality of the foregoing, the term “ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Parent Borrower as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“ABL Priority Collateral”: as defined in the Base Intercreditor Agreement.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1.0%) equal to the greatest of (a) the Prime Rate for such day, (b) the Federal Funds Effective Rate for such day plus 0.50% or (c) the Eurocurrency Rate for a 30-day interest period as of such day, plus 1.0%; provided that in no event will the ABR be less than 0%. “Prime Rate” shall mean the rate of interest announced by Bank of America, N.A. from time to time as its prime rate. Such rate is set by Bank of America, N.A. on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate publicly announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the announcement.

“ABR Loans”: Loans the rate of interest applicable to which is based upon, (a) with respect to Revolving Credit Loans or Swing Line Loans made to U.S. Borrowers denominated in Dollars, the ABR, (b) with respect to Revolving Credit Loans or Swing Line Loans made to the Canadian Borrower denominated in Canadian Dollars, the Canadian Prime Rate, or (c) with respect to Revolving Credit Loans or Swing Line Loans made to the Canadian Borrower denominated in Dollars, the Canadian Base Rate.

“Acceleration”: as defined in subsection 9(e).

“Account Debtor”: “account debtor” as defined in Article 9 of the UCC or (to the extent governed thereby) any similar provision of the PPSA.

“Accounts”: as defined in the UCC or (to the extent governed thereby) the PPSA as in effect from time to time or (to the extent governed by the Civil Code of Québec) defined as all “claims” for the purposes of the Civil Code of Québec; and, with respect to any Person, all such Accounts of such Person, whether now existing or existing in the future, including (a) all accounts receivable of such Person (whether or not specifically listed on schedules furnished to the Administrative Agent), including all accounts created by or arising from all of such Person’s sales of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Person (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Person with respect to any such accounts receivable of any Obligors, (e) all letters of credit, guarantees or collateral for any of the foregoing and (f) all insurance policies or rights relating to any of the foregoing.

“Acquired Indebtedness”: Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Acquisition Consideration”: the purchase consideration for any acquisition and all other payments by the Parent Borrower or any of its Restricted Subsidiaries in exchange for, or as part of, or in connection with, any acquisition, consisting of cash or by exchange of property (other than Capital Stock of Holding or any Parent) or the assumption of Indebtedness payable at or prior to the consummation of such acquisition or deferred for payment at any future time (provided that any such future payment is not subject to the occurrence of any contingency unless and until payment is made in respect thereof). For purposes of the foregoing, any Acquisition Consideration consisting of property shall be valued at the Fair Market Value thereof.

“Additional Lender”: as defined in subsection 2.6(a).

“Additional Obligations”: as defined in the applicable Intercreditor Agreement.

“Adjustment Date”: initially, the first day of the first month beginning after the date that is the three-month anniversary of the Restatement Effective Date and, thereafter, the first day of the first month following receipt by the Lenders of the Borrowing Base Certificate required to be delivered pursuant to subsection 7.2(f) for the last month of the most recently completed full fiscal quarter of the Parent Borrower.

“Administrative Agent”: as defined in the preamble hereto and shall include any branches of Bank of America, N.A., and any successor to the Administrative Agent appointed pursuant to subsection 10.10.

“Affected Financial Institution”: (a) any EEA Financial Institution, or (b) any UK Financial Institution.

“Affected Loans”: as defined in subsection 4.9.

“Affiliate”: with respect to any specified Person, any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Advance”: as defined in subsection 2.1(d).

“Agent Advance Period”: as defined in subsection 2.1(d).

“Agent-Related Distress Event”: with respect to any Agent (each, for purposes of this definition, a “Distressed Person”), a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, interim receiver, trustee, monitor or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Agent or any person that directly or indirectly controls such Agent by a Governmental Authority or an instrumentality thereof.

“Agents”: the collective reference to the Administrative Agent and the ABL Collateral Agent.

“Aggregate Credit Extensions”: at any time, an amount equal to the sum of the Aggregate Tranche A Credit Extensions and the Aggregate Tranche A-1 Credit Extensions, in each case as at such time.

“Aggregate Tranche A Commitment”: at any time, the aggregate Tranche A Commitments of all Tranche A Lenders at such time. The original amount of the Aggregate Tranche A Commitments is $1,025,000,000.

“Aggregate Tranche A Credit Extensions”: at any time, an amount equal to the Dollar Equivalent of the sum of (a) the L/C Obligations, (b) the outstanding principal amount of Tranche A Revolving Credit Loans (including Agent Advances, if any, made as Tranche A Revolving Credit Loans) to the Borrowers and (c) the outstanding principal amount of Swing Line Loans, in each case as at such time.

“Aggregate Tranche A Lender Exposure”: at any time, the aggregate Tranche A Lender Exposure of all Tranche A Lenders at such time.

“Aggregate Tranche A-1 Commitment”: at any time, the aggregate Tranche A-1 Commitments of all Tranche A-1 Lenders at such time. The original amount of the Aggregate Tranche A-1 Commitments is $75,000,000.

“Aggregate Tranche A-1 Credit Extensions”: at any time, an amount equal to the Dollar Equivalent of the outstanding principal amount of Tranche A-1 Revolving Credit Loans to the U.S. Borrowers at such time.

“Aggregate Tranche A-1 Lender Exposure”: at any time, the aggregate Tranche A-1 Lender Exposure of all Tranche A-1 Lenders at such time.

“Agreement”: this ABL Credit Agreement, as amended, supplemented, waived or otherwise modified from time to time.

“AML Legislation”: as defined in subsection 11.21.

“Anti-Corruption Laws”: as defined in Section 5.19.

“Applicable Margin”: during the period from the Restatement Effective Date until the initial Adjustment Date, at the option of the applicable Borrower, (x) in the case of Dollar denominated loans, Eurocurrency Rate, ABR or Canadian Base Rate and (y) in the case of Canadian Dollar denominated loans, the Canadian Prime Rate or the BA Rate, in each case plus the interest margin applicable thereto at Level II set forth below. From and after the initial Adjustment Date and on each subsequent Adjustment Date, the foregoing interest margins will be subject to a pricing grid based on average daily Excess Availability for the previous fiscal quarter, as set forth below:

Applicable Margin

Level	Excess Availability as a percentage of the Maximum Borrowing Amount	Tranche A ABR, Canadian Base Rate and Canadian Prime Rate	Tranche A Eurocurrency Rate and BA Rate	Tranche A-1 ABR	Tranche A-1 Eurocurrency Rate
I	Greater than 50.0%	0.75%	1.75%	2.00%	3.00%
II	Less than or equal to 50.0% but greater than 25.0%	1.00%	2.00%	2.25%	3.25%
III	Less than or equal to 25.0%	1.25%	2.25%	2.50%	3.50%

Each change in the Applicable Margin resulting from a change in average daily Excess Availability percentage for the most recent fiscal quarter ended immediately preceding the first day of a fiscal quarter shall be effective with respect to all Loans and Letters of Credit outstanding on and after such first day of such fiscal quarter. On any Adjustment Date following the twelve-month anniversary of the Closing Date, if the Consolidated ABL Leverage Ratio calculated as of such date is less than 3.50 to 1.00, then, commencing on such Adjustment Date and until the next Adjustment Date, each interest margin in the foregoing pricing grid shall be such interest margin, minus 0.25%; provided that (a) each Compliance Certificate shall set forth, in reasonable detail, a calculation of the Consolidated ABL Leverage Ratio as of the last day of the then most recently ended Test Period in connection with any such reduction to the interest margins and (b) for the avoidance of doubt, at no time will the interest margins in the foregoing pricing grid be reduced by more than 0.25%.

“Approved Electronic Communications”: each notice, demand, communication, information, document and other material that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including (a) any supplement, joinder or amendment to the Security Documents and any other written communication delivered or required to be delivered in respect of any Loan Document or the transactions contemplated therein and (b) any financial statement, financial and other report, notice, request, certificate and other information material; provided that “Approved Electronic Communications” shall exclude (i) any notice pursuant to subsection 4.4 and (ii) all notices of any Default.

“Approved Electronic Platform”: as defined in subsection 10.14.

“Approved Fund”: as defined in subsection 11.6(b)(iii).

“Assignee”: as defined in subsection 11.6(b)(i).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit A.

“Availability Reserves”: without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, subject to subsection 2.1(c), (a) Bank Product Reserves and (b) such other reserves as the Administrative Agent in its Permitted Discretion determines as being appropriate to reflect any impediments to the realization upon the Collateral consisting of Eligible Accounts, Eligible Credit Card Receivables, Eligible In-Transit Inventory, Eligible Letter of Credit Inventory or Eligible Inventory included in the Tranche A Borrowing Base (including claims that the Administrative Agent determines will need to be satisfied in connection with the realization upon such Collateral).

“Available Commitment”: (A) as to any Tranche A Lender at any time, an amount (not less than zero) equal to (a) the amount of its Tranche A Commitment at such time minus (b) its Tranche A Lender Exposure at such time and (B) as to any Tranche A-1 Lender at any time, an amount (not less than zero) equal to (a) the amount of its Tranche A-1 Commitment at such time minus (b) its Tranche A-1 Lender Exposure at such time; collectively, as to all the Lenders, the “Available Commitments.”

“Available Equity Amount”: as defined in subsection 8.5(a)(3)(B).

“Available Incremental Amount”: on any date, without duplication, an amount equal to the difference between (i) $400,000,000 and (ii) the sum of the aggregate principal amount of all Incremental ABL Term Loans made plus all New Revolving Commitments and Incremental Revolving Commitments established in each case prior to such date pursuant to subsection 2.6 and that shall be outstanding as of such date (it being understood that any Incremental ABL Term Loans that shall be repaid, and any New Revolving Commitment or Incremental Revolving Commitment that shall be terminated, in connection with any proposed Incremental ABL Term Loans, New Revolving Commitment or Incremental Revolving Commitments shall not be deemed outstanding for purposes of this definition).

“BA Equivalent Loan”: any Loan in Canadian Dollars bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Section 2.

“BA Rate”: with respect to each Interest Period for a BA Equivalent Loan, the rate of interest per annum equal to the average rate applicable to Canadian Dollar bankers’ acceptances having an identical or comparable term as the proposed BA Equivalent Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Refinitiv Benchmark Services Limited as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day); provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1.0%) as of 10:00 a.m. Toronto time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Administrative Agent in consultation with the Borrower Representative is then offering to purchase Canadian Dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term); provided, further, that in no event shall the BA Rate be less than 0.75%.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bain Capital”: Bain Capital, LLC and any legal successor thereto.

“Bain Capital Investors”: the collective reference to (i) Bain Capital, (ii) Bain Capital Fund VII, L. P. and any legal successor thereto, (iii) Bain Capital VII Coinvestment Fund, L.P. and any legal successor thereto and (iv) any Affiliate of any Bain Capital Investor, but not including any portfolio company of any Bain Capital Investor.

“Bank Product”: products, services or facilities extended to any Borrower or any other Loan Party under Bank Products Agreements, Interest Rate Agreements, Currency Agreements or Commodities Agreements.

“Bank Product Reserve”: at any time, the sum of (i) with respect to Qualified Secured Bank Product Obligations of the Loan Parties’ an amount equal to the Hedge Termination Value thereunder plus (ii) with respect to any other Secured Bank Product Obligations of the Loan Parties, reserves established by the Administrative Agent in its Permitted Discretion in consultation with the Borrower Representative to reflect the reasonably anticipated liabilities in respect of such other then outstanding Secured Bank Product Obligations of the Loan Parties and their Subsidiaries.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (c) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services), (d) supply chain financing services, and (e) other similar banking products or services as may be requested by any Loan Party (for the avoidance of doubt, excluding letters of credit and loans except indebtedness arising from services described in items (a) through (d) of this definition).

“Bank Products Obligations”: of any Person means the Indebtedness and other obligations of a Loan Party pursuant to any Bank Products Agreement.

“Base Intercreditor Agreement”: an intercreditor agreement, substantially in the form of Exhibit E (with such changes as the Administrative Agent may deem reasonably necessary or advisable due to a change in applicable law), or in such other form as may be agreed between the ABL Collateral Agent and the Borrower Representative (and approved by the Administrative Agent), in each case as the same may be amended, supplemented, waived or otherwise modified from time to time. Prior to execution of the Base Intercreditor Agreement, terms defined by reference to the Base Intercreditor Agreement shall have the meaning given to such term in the form attached hereto as Exhibit E.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefited Lender”: as defined in subsection 11.7(a).

“Board”: the Board of Governors of the Federal Reserve System.

“Board of Directors”: for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.

“Borrower”: as defined in the preamble hereto.

“Borrower Representative”: as defined in subsection 10.15.

“Borrowing”: the borrowing of one Type of Loan of a single Tranche by the Borrowers (on a joint and several basis), from all the Lenders having Commitments of the respective Tranche on a given date (or resulting from a conversion or conversions on such date), having in the case of Eurocurrency Loans and BA Equivalent Loans the same Interest Period.

“Borrowing Base”: at any time, an amount equal to the sum of the Tranche A Borrowing Base and the Tranche A-1Borrowing Base, in each case at such time.

“Borrowing Base Certificate”: as defined in subsection 7.2(f).

“Borrowing Date”: any Business Day specified in a notice pursuant to subsection 2.2, 2.4 or 3.2 as a date on which the Borrower Representative requests the Lenders to make Loans hereunder or an Issuing Lender to issue Letters of Credit hereunder.

“Borrowing Request”: as defined in subsection 2.2.

“Business”: (i) the distribution and sale of, and services relating to, products and equipment, including paper products, packaging products and equipment, facility supplies products and equipment, packaging design, packaging manufacturing, third-party logistics, distribution consulting, software and electronic marketing services, and (ii) any other operations or activities conducted by Holding or any of its Subsidiaries as of the Restatement Effective Date.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York (or (x) with respect only to Loans made to the Canadian Borrower and Letters of Credit issued by an Issuing Lender through any affiliate or branch in Canada, Toronto, Canada and (y) with respect only to Letters of Credit issued by an Issuing Lender not located in the City of New York or Toronto, Canada, the location of such Issuing Lender) are authorized or required by law to close in the City of New York, except that, when used in connection with a Eurocurrency Loan, “Business Day” shall mean, in the case of any Eurocurrency Loan, any Business Day on which dealings in Dollars between banks may be carried on in London, England and New York, New York.

“Canadian Base Rate”: for any day, the greatest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. (acting through its Canada branch) in Toronto, Ontario as its “base rate” (the “base rate” being a rate set by Bank of America, N.A. (acting through its Canada branch) based on various factors including costs and desired return of Bank of America, N.A. (acting through its Canada branch), general economic conditions and other factors, and used as a reference point for pricing loans in Dollars made at its “base rate”, which may be priced at, above or below such announced rate), (b) the Federal Funds Rate for such day, plus 0.50%, or (c) the Eurocurrency Rate for a 30 day interest period as determined on such day, plus 1.00%; provided, that in no event shall the Canadian Base Rate be less than zero. Any change in the “base rate” announced by Bank of America, N.A. (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based upon the Canadian Base Rate shall be adjusted simultaneously with any change in the “base rate”. In the event that Bank of America, N.A. (acting through its Canada branch) (including any successor or assignee) does not at any time publicly announce a “base rate”, then “Canadian Base Rate” shall mean the “base rate” publicly announced by a Schedule 1 chartered bank in Canada selected by the Administrative Agent.

“Canadian Borrower”: Veritiv Canada, Inc. (formerly known as Unisource Canada, Inc.), a Canadian amalgamated corporation, together with its successors and assigns.

“Canadian Concentration Account Agreement”: as defined in subsection 4.16(c).

“Canadian Core Concentration Account”: as defined in subsection 4.16(d)(ii).

“Canadian Dollars” and “Cdn$”: the lawful currency of Canada, as in effect from time to time.

“Canadian Guarantee and Collateral Agreement”: the Amended and Restated Canadian Guarantee and Collateral Agreement delivered to the ABL Collateral Agent as of the date hereof, substantially in the form of Exhibit D-1, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Canadian Loan Parties”: the Canadian Borrower and each Canadian Subsidiary Guarantor.

“Canadian Pension Plan”: each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Canadian Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate”: on any date, the per annum rate of interest equal to the greatest of (a) the rate of interest in effect for such day or so designated from time to time by Bank of America, N.A. (acting through its Canada branch) as its “prime rate” for commercial loans made by it in Canada in Canadian Dollars, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer; or (b) the BA Rate for a 30-day interest period as determined on such day plus 1.00%; provided, that in no event shall the Canadian Prime Rate be less than zero. Any change in such rate announced by Bank of America (acting through its Canada branch) shall take effect at the opening of business on the day specified in the public announcement thereof.

“Canadian Priority Payables”: at any time, with respect to the Canadian Borrower and Canadian Subsidiary Guarantors:

(a)            the amount past due and owing by such Person, or the accrued amount for which such Person has an obligation to remit to a Governmental Authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) pension fund obligations, including all amounts currently or past due and not contributed, remitted or paid to any Canadian Pension Plans, the Canada Pension Plan or the Quebec Pension Plan, and other pension fund obligations and contributions (including in respect of any wind-up deficiency or solvency deficiency) as required under applicable law, (ii) employment insurance, (iii) goods and services taxes, sales taxes, harmonized sales taxes, employee income taxes and other taxes payable or to be remitted or withheld, (iv) workers’ compensation, (v) wages, vacation pay and severance pay, and other amounts secured by sections 81.3 and 81.4 of the Bankruptcy and Insolvency Act (Canada), (vi) obligations owing to a supplier in respect of which section 81.1 of the Bankruptcy and Insolvency Act (Canada) applies, (vii) all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act (Canada), (viii) amounts currently or past due and not paid for realty, municipal or similar taxes, and (ix) other like charges and demands; in each case, in respect of which any Governmental Authority or other Person may claim a security interest, lien, trust, hypothec, prior claim or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents; and

(b)            the aggregate amount of any other liabilities of such Person (i) in respect of which a trust has been or may be imposed on any Collateral to provide for payment or (ii) which are secured by a security interest, pledge, lien, charge, right, hypothec, prior claim or claim on any Collateral, in each case, pursuant to any applicable law, rule or regulation and which trust, security interest, pledge, lien, charge, right, hypothec, prior claim or claim ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents.

“Canadian Qualified Lender”: a financial institution that is listed on Schedule I, II, or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada), as amended, or is not a foreign bank or, if a foreign bank, it is not engaging in or carrying on a banking business in Canada in violation of the Bank Act (Canada), and if such financial institution is not resident in Canada or is deemed not to be resident in Canada for purposes of the Income Tax Act (Canada), that financial institution deals at arm’s length with the Canadian Borrower for purposes of the Income Tax Act (Canada).

“Canadian Security Documents”: the collective reference to the Canadian Guarantee and Collateral Agreement, the Quebec Security Documents and all other similar security documents hereafter delivered to the ABL Collateral Agent granting or perfecting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the ABL Collateral Agent pursuant to subsection 7.9(a), 7.9(b) or 7.9(c), in each case, as amended, supplemented, waived or otherwise modified from time to time.

“Canadian Sublimit”: $150,000,000.

“Canadian Subsidiary”: each Subsidiary of the Parent Borrower that is incorporated or organized under the laws of Canada or any province or territory thereof.

“Canadian Subsidiary Guarantor”: each Canadian Subsidiary of the Parent Borrower, other than the Canadian Borrower which executes and delivers the Canadian Guarantee and Collateral Agreement or any joinders or supplements thereto, in each case, unless and until such time as the respective Canadian Subsidiary Guarantor ceases to constitute a Canadian Subsidiary of the Parent Borrower or is released from all of its obligations under the Canadian Guarantee and Collateral Agreement in accordance with the terms and provisions hereof and thereof.

“capital expenditures”: with respect to any Person for any period, the aggregate of all expenditures by such Person and its consolidated Subsidiaries during such period (exclusive of expenditures made for Investments not prohibited hereby or for acquisitions permitted by subsection 8.5) which, in accordance with GAAP, are or should be included in “capital expenditures.”

“Capital Stock”: with respect to any Person, any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation”: an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Captive Insurance Subsidiary”: any Subsidiary of the Parent Borrower that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Dominion Period”: (a) the period commencing on the date that Specified Availability is less than the 10% Trigger for five consecutive Business Days and continuing until the date that Specified Availability has been at least equal to the 10% Trigger for 20 consecutive calendar days or (b) upon the occurrence of a Specified Default, the period during which such Specified Default shall be continuing.

“Cash Equivalents”: any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union (other than securities issued by Portugal, Italy, Ireland, Greece, Spain or securities issued by any other member state of the European Union that is not rated at least “A” by S&P or at least “A-1” by Moody’s) or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under the ABL Facility or any affiliate thereof, (ii) SunTrust Bank, Wells Fargo National Association, Bank of America, N.A. or any of their respective branches or affiliates or (iii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) money market instruments, commercial paper or other short-term obligations rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (e) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (f) Canadian Dollars and (g) investments similar to any of the foregoing denominated in Canadian Dollars or any other foreign currencies approved by the Parent Borrower.

“Change in Law”: as defined in subsection 4.11(a).

“Change of Control”: (i) (x) the Permitted Holders shall in the aggregate be the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of (A) so long as the Parent Borrower is a Subsidiary of any Parent, shares of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Parent Borrower is not a Subsidiary of any Parent, shares of Voting Stock having less than 35.0% of the total voting power of all outstanding shares of the Parent Borrower and (y) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, shall be the “beneficial owner” of (A) so long as the Parent Borrower is a Subsidiary of any Parent, shares of Voting Stock having more than 40.0% of the total voting power of the Voting Stock of such Parent (other than a Parent that is a Subsidiary of another Parent) and (B) if the Parent Borrower is not a Subsidiary of any Parent, shares of Voting Stock having more than 40.0% of the total voting power of the Voting Stock of the Parent Borrower; (ii) Holding shall cease to own, directly or indirectly, 100.0% of the Capital Stock of the Parent Borrower (or any successor to the Parent Borrower permitted pursuant to subsection 8.3); and (iii) the Continuing Directors shall cease to constitute a majority of the members of the Board of Directors of the Parent Borrower. Notwithstanding anything to the contrary in the foregoing, the Transactions shall not constitute or give rise to a Change of Control.

“Closing Date”: July 1, 2014.

“Co-Documentation Agents”: the institutions set forth on the cover page hereto as co-documentation agents; provided that no entity shall become a Co-Documentation Agent prior to it or one of its affiliates becoming a Lender.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Access Agreement”: a Collateral Access Agreement, substantially in the form of Exhibit P or such other form as is reasonably acceptable to the ABL Collateral Agent.

“Commercial Letter of Credit”: as defined in subsection 3.1(a).

“Commitment”: as to any Lender, its Tranche A Commitment and its Tranche A-1 Commitment (in each case including any Incremental Revolving Commitment in respect thereof) and its New Revolving Commitment to the extent included in this Agreement. The original amount of the aggregate Commitments of the Lenders is $1,100,000,000.

“Commitment Fee Percentage”: 0.25% per annum.

“Commitment Percentage”: as to any Lender, its Tranche A Commitment Percentage and/or Tranche A-1 Commitment Percentage, as the context may require.

“Commitment Period”: the period from and including the Restatement Effective Date to but not including the Maturity Date, or such earlier date as the Commitments shall terminate as provided herein.

“Commodities Agreement”: in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

“Compliance Certificate”: as defined in subsection 7.2(a).

“Compliance Period”: means any period beginning on the date that Specified Availability is less than the 10% Trigger and continuing until the date that Specified Availability has been at least equal to the 10% Trigger for 20 consecutive calendar days.

“Concentration Account”: any concentration account maintained by any Loan Party into which the funds in any DDA are transferred on a periodic basis as provided for in subsection 4.16(b) or 4.16(c).

“Concentration Account Agreement”: as defined in subsection 4.16(b).

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument delivered to the Administrative Agent (a copy of which shall be provided by the Administrative Agent to the Borrower Representative on request); provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations under this Agreement, including its obligation to fund a Loan if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to any provision of this Agreement, including subsection 4.10, 4.11, 4.12 or 11.5, than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender if such designating Lender had not designated such Conduit Lender hereunder, (b) be deemed to have any Commitment, (c) be designated if such designation would otherwise increase the costs of the ABL Facility to any Borrower or (d)  not be a Canadian Qualified Lender.

“Consolidated ABL Indebtedness”: as of any date of determination, (i) an amount equal to the aggregate principal amount of Obligations outstanding under this Agreement, minus (ii) the amount of Unrestricted Cash held by the Parent Borrower and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated Coverage Ratio”: as of any date of determination, the ratio of (i) the aggregate amount of Consolidated EBITDA for the Test Period then in effect, to (ii) Consolidated Interest Expense for such four fiscal quarters; provided that

(1)            if since the beginning of such period the Parent Borrower or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2)            if since the beginning of such period the Parent Borrower or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3)            if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Parent Borrower or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Parent Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4)            if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, amalgamation, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5)            if since the beginning of such period any Person became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the chief financial officer or another Responsible Officer of the Parent Borrower; provided that such net cost savings or synergies are reasonably identifiable and factually supportable. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Parent Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Parent Borrower or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Parent Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA”: for any period, the Consolidated Net Income of the Parent Borrower and its Restricted Subsidiaries for such period, plus

(a)            the following to the extent deducted in calculating such Consolidated Net Income, without duplication of any other amount under this definition of Consolidated EBITDA,

(i)            provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any),

(ii)            Consolidated Interest Expense, all items excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof (other than Special Purpose Financing Expense), any Special Purpose Financing Fees and (for purposes of calculating the Consolidated Fixed Charge Coverage Ratio) any Special Purpose Financing Expense,

(iii)            depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, including last-in, first-out inventory method changes,

(iv)            any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Agreement (whether or not consummated or incurred, and including any non-consummated sale of Capital Stock to the extent the proceeds thereof were intended to be contributed to the equity capital of the Parent Borrower or any of its Restricted Subsidiaries),

(v)            the amount of loss attributable to non-controlling interests, and

(vi)            any management, monitoring, consulting and advisory fees and related expenses paid to any Investor or any of their respective Affiliates plus

(b)            without duplication of any other amount under this definition of Consolidated EBITDA, the amount of net cost savings projected by the Parent Borrower in good faith to be realized as a result of actions taken or to be taken (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such net cost savings are reasonably expected to be realized within 18 months of the date of the calculation of Consolidated EBITDA as evidenced in a certificate of a Responsible Officer dated the date of such calculation and (z) the aggregate amount of cost savings added pursuant to this clause (b) during any consecutive four-quarter period, shall not exceed 20% of Consolidated EBITDA for such period (calculated excluding such net cost savings) (which adjustments may be incremental to (but not duplicative of) pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio” or “Consolidated Secured Leverage Ratio”); plus

(c)            to the extent deducted in calculating such Consolidated Net Income, without duplication of any other amount under this definition of Consolidated EBITDA:

(i)              the amount of loss on any Financing Disposition, and

(ii)            any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of the Parent Borrower or an issuance of Capital Stock of the Parent Borrower (other than Disqualified Stock) and excluded from the calculation set forth in subsection 8.5(a)(3), plus (d) solely with respect to determining compliance with subsection 8.9 hereof, any Specified Equity Contribution.

“Consolidated Fixed Charge Coverage Ratio”: for any Test Period, the ratio of (a) (i) Consolidated EBITDA for such period minus (ii) the unfinanced portion of all capital expenditures (excluding (x) any capital expenditure made in an amount equal to all or part of the proceeds, applied within twelve months of receipt thereof, of (i) any casualty insurance, condemnation or eminent domain or (ii) any sale of assets (other than Inventory or Accounts), (y) [reserved] and (z) leasehold improvements made by the Parent Borrower or any of its Restricted Subsidiaries on premises leased by such Person but only to the extent reimbursed by the landlord under such leasehold within 45 days of the incurrence by such Person of such expenditure; provided that capital expenditures financed with Revolving Credit Loans, Incremental ABL Term Loans or Swing Line Loans shall not be excluded from the calculation of Consolidated Fixed Charge Coverage Ratio) of the Parent Borrower and its Restricted Subsidiaries during such period, to (b) the sum, without duplication, of (i) Debt Service Charges payable in cash by the Parent Borrower and its Restricted Subsidiaries during such period plus (ii) federal, state and foreign income taxes paid in cash by the Parent Borrower and its Restricted Subsidiaries (net of refunds received) for the period of four full fiscal quarters ending on such date plus (iii) Restricted Payments made in cash paid by the Parent Borrower and its Restricted Subsidiaries during the relevant period pursuant to subsection 8.5(b)(v), (vii)(A), (xii), (xiii), (xiv) or (xv); provided that

(1)            if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have made any Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Debt Service Charges for such period shall be reduced by an amount equal to (A) the Debt Service Charges attributable to any Indebtedness of the Parent Borrower or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Parent Borrower and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Debt Service Charges for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Parent Borrower and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(2)            if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, amalgamation, consolidation or otherwise) shall have made a Purchase, Consolidated EBITDA and Debt Service Charges for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(3)            if since the beginning of such period any Person became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Debt Service Charges for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Debt Service Charges associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the chief financial officer or another Responsible Officer of the Parent Borrower; provided that such net cost savings or synergies are reasonably identifiable and factually supportable. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Parent Borrower or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Parent Borrower or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Parent Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Interest Expense”: for any period,

(i)             the total interest expense of the Parent Borrower and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Parent Borrower and its Restricted Subsidiaries, including any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Parent Borrower or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Parent Borrower or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus

(ii)            Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Borrower held by Persons other than the Parent Borrower or a Restricted Subsidiary, minus

(iii)            to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, Special Purpose Financing Expense, accretion or accrual of discounted liabilities not constituting Indebtedness, expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, and any “additional interest” in respect of registration rights arrangements for any securities, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided that gross interest expense shall be determined after giving effect to any net payments made or received by the Parent Borrower and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income”: for any period, the net income (loss) of the Parent Borrower and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that there shall not be included in such Consolidated Net Income

(i)              any net income (loss) of any Person that is not the Parent Borrower or a Restricted Subsidiary, except that the Parent Borrower’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Parent Borrower or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below),

(ii)             solely for purposes of determining the amount available for Restricted Payments under subsection 8.5(a)(3)(A), any net income (loss) of any Restricted Subsidiary that is not a Borrower or a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Borrower by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to any of the Loan Documents or any applicable Intercreditor Agreement and (z) restrictions in effect on the Restatement Effective Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Lenders than such restrictions in effect on the Restatement Effective Date), except that the Parent Borrower’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Parent Borrower or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause),

(iii)            (x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Parent Borrower or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by a Responsible Officer of the Parent Borrower) or (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Parent Borrower or any Restricted Subsidiary, and any income (loss) or expense from disposed, abandoned or discontinued operations,

(iv)            any item classified or disclosed as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with any acquisition, merger, amalgamation or consolidation after the Restatement Effective Date),

(v)            restructuring and integration and other similar costs, expenses and charges including, without limitation, any severance costs, costs associated with office openings or closings and consolidation, relocation or integration costs and other business optimization and restructuring charges and expenses,

(vi)            the cumulative effect of a change in accounting principles and the implementation thereof,

(vii)          all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(viii)         any unrealized gains or losses in respect of Currency Agreements,

(ix)            any unrealized foreign currency transaction gains or losses in respect of obligations of any Person denominated in a currency other than the functional currency of such Person,

(x)            any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards,

(xi)            to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Parent Borrower or any Restricted Subsidiary owing to the Parent Borrower or any Restricted Subsidiary,

(xii)            any non-cash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase or recapitalization accounting adjustments),

(xiii)          any impairment charge or asset write-off, including any charge or write-off related to intangible assets, long-lived assets or investments in debt and equity securities, and any amortization of intangibles,

(xiv)          any fees and expenses (or amortization thereof), and any charges or costs, in connection with any acquisition, Investment, asset disposition, issuance of Capital Stock, issuance, repayment or refinancing of Indebtedness, or amendment or modification of any agreement or instrument relating to any Indebtedness (in each case, whether or not completed, and including any such transaction consummated prior to the Restatement Effective Date),

(xv)          [reserved], and

(xvi)          to the extent covered by insurance and actually reimbursed (or the Parent Borrower has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365-day period)), any expenses with respect to liability or casualty events or business interruption.

Notwithstanding the foregoing, for the purpose of subsection 8.5(a)(3)(A) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Parent Borrower to increase the amount of Restricted Payments permitted under such covenant pursuant to subsection 8.5(a)(3)(C).

“Consolidated Secured Indebtedness”: as of any date of determination, (i) an amount equal to the Consolidated Total Indebtedness (without regard to clause (ii) of the definition thereof) as of such date that in each case is then secured by Liens on property or assets of the Parent Borrower and its Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) and consists of Loans or Indebtedness secured by a Lien minus (ii) the amount of Unrestricted Cash held by the Parent Borrower and its Restricted Subsidiaries as of the most recent date with respect to which a balance sheet is available.

“Consolidated ABL Leverage Ratio”: as of any date of determination, the ratio of (A) Consolidated ABL Indebtedness as of such date to (y) the aggregate amount of Consolidated EBITDA as of such date.

“Consolidated Secured Leverage Ratio”: as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the Test Period then in effect; provided that

(1)            if since the beginning of such period the Parent Borrower or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period,

(2)            if since the beginning of such period the Parent Borrower or any Restricted Subsidiary (by merger, amalgamation, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period, and

(3)            if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Parent Borrower or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Parent Borrower or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated net cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the chief financial officer or an authorized officer of the Parent Borrower; provided that such net cost savings or synergies are reasonably identifiable, factually supportable and reasonably expected to be realized within 18 months of the date of such pro forma calculation.

“Consolidated Total Assets”: as of any date of determination, the total assets reflected on the consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Parent Borrower for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness”: as of any date of determination, an amount equal to (i) the aggregate principal amount of outstanding Indebtedness of the Parent Borrower and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts underfunded letters of credit (other than letters of credit in respect of trade payables)), Capitalized Lease Obligations and debt obligations evidenced by bonds, debentures, notes or similar instruments, Disqualified Stock and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations), minus (ii) the amount of Unrestricted Cash held by the Parent Borrower and its Restricted Subsidiaries, in each case as of the most recent date for which a balance sheet is available.

“Consolidation”: the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Parent Borrower in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Parent Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contingent Obligation”: with respect to any Person, any obligation of such Person guaranteeing any obligation that does not constitute Indebtedness (a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (1) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Continuing Directors”: the directors of the Board of Directors of the Parent Borrower on the Restatement Effective Date, and each other director if, in each case, such other director’s nomination for election to the Board of Directors of the Parent Borrower is recommended by at least a majority of the then Continuing Directors or the election of such other director is approved by one or more Permitted Holders.

“Contractual Obligation”: as to any Person, any provision of any material security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Agreement”: Contribution and Distribution Agreement, dated as of January 28, 2014, pursuant to which International Paper will contribute certain assets relating to the xpedx Business to Holding and Holding will make certain payments to International Paper.

“Credit Card Agreements”: all agreements now or hereafter entered into by any Loan Party for the benefit of a Loan Party, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer”: any of the credit card issuers listed on Schedule 1.1C, and any other credit card issuer identified in writing by the Parent Borrower to, and reasonably acceptable to, the Administrative Agent.

“Credit Card Notification”: collectively, the notices to Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements, which Credit Card Notifications shall require the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations hereunder) of all payments due from Credit Card Processors to (i) a DDA or (ii) a Concentration Account.

“Credit Card Processor”: any of the credit card processors or clearinghouses listed on Schedule 1.1C, and any other credit card processor or clearinghouse identified in writing by the Parent Borrower to, and reasonably acceptable to, the Administrative Agent.

“Credit Card Receivables”: collectively, (a) all present and future rights of the Loan Parties to payment from any Credit Card Issuer, Credit Card Processor or other third party arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card and (b) all present and future rights of the Loan Parties to payment from any Credit Card Issuer, Credit Card Processor or other third party in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit card or a debit card, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges.

“Cure Amount”: as defined in Section 9.

“Currency Agreement”: in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Customs Broker Agreement”: an agreement, in form and substance reasonably satisfactory to the Administrative Agent among a Loan Party, a customs broker, freight forwarder or other carrier (which is not an Affiliate of a Loan Party), and the ABL Collateral Agent, in which the customs broker, freight forwarder or other carrier acknowledges that it has control over and holds the documents evidencing ownership of, or other shipping documents relating to, the subject Inventory or other property for the benefit of the ABL Collateral Agent, and agrees, upon notice from the ABL Collateral Agent (which notice shall be delivered only upon the occurrence and during the continuance of an Event of Default), to hold and dispose of the subject Inventory and other property solely as directed by the ABL Collateral Agent.

“DDAs”: any checking or other demand deposit account, which checking or other demand deposit account is maintained by the Loan Parties in which cash proceeds of ABL Priority Collateral are located or are expected to be located (and for the avoidance of doubt excluding (i) any account if such account is, or all of the funds and other assets owned by a Loan Party held in such account are, excluded from the Collateral pursuant to any Security Document, including Excluded Assets or (ii) any account that is an Excluded Account).

“Debt Service Charges”: for any period, the sum of (a) Consolidated Interest Expense plus (b) scheduled principal payments required to be made (after giving effect to any prepayments paid in cash that reduce the amount of such required payments unless such payments are funded with the proceeds of Revolving Credit Loans, Incremental ABL Term Loans or Swing Line Loans) on account of Indebtedness of the Parent Borrower and its Subsidiaries (excluding any payments on Indebtedness required to be made on the final maturity date thereof to the extent such payments are made with the proceeds of refinancing Indebtedness (other than Revolving Credit Loans and Incremental ABL Term Loans) permitted hereunder) during such period plus (c) scheduled mandatory payments on account of Disqualified Stock of the Parent Borrower and its consolidated Restricted Subsidiaries (whether in the nature of dividends, redemption, repurchase or otherwise) required to be made during such period, in each case determined on a Consolidated basis in accordance with GAAP plus (d) cash payments in respect of settlement of multi-employer pension plans.

“Default”: any of the events specified in Section 9, whether or not any requirement for the giving of notice (other than, in the case of subsection 9(e), a Default Notice), the lapse of time, or both, or any other condition specified in Section 9, has been satisfied.

“Default Notice”: as defined in subsection 9(e).

“Defaulting Lender”: any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Departing Lender”: as defined in subsection 11.24(a).

“Designated Jurisdiction”: a country or territory that is the subject of a Sanction.

“Designated Preferred Stock”: Preferred Stock of the Parent Borrower (other than Disqualified Stock) or any Parent that is issued for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to a certificate executed by a Responsible Officer of the Parent Borrower or the applicable Parent, as the case may be, on the date of issuance thereof.

“Designation Date”: as defined in subsection 2.7(f).

“Discharge”: as defined in the definition of “Consolidated Coverage Ratio.”

“Disinterested Director”: as defined in subsection 8.6.

“Disqualified Lender”: (i) any competitor of the Parent Borrower and its Restricted Subsidiaries that is in the same or a similar line of business as the Parent Borrower and its Restricted Subsidiaries designated in writing by the Parent Borrower to the Administrative Agent prior to the Restatement Effective Date, (ii) any bank, financial institution or other institutional lender or investor designated in writing by the Parent Borrower to the Administrative Agent prior to the Restatement Effective Date, (iii) in the case of each of clauses (i) and (ii), any of their affiliates that are designated in writing to the Administrative Agent prior to the Restatement Effective Date, and (iv) any Loan Party or any of their Affiliates.

“Disqualified Stock”: with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or following the occurrence of a disposition of property or other assets) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or following the occurrence of a disposition of property or other assets), in whole or in part, in each case on or prior to the Maturity Date; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Borrower or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.

“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount in Dollars, and (b) with respect to any amount denominated in any other currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time in accordance with the Spot Rate of Exchange.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Restricted Subsidiary of the Parent Borrower other than a Foreign Subsidiary.

“Dormant Subsidiary”: any Subsidiary of the Parent Borrower that carries on no operations, had revenues of less than $4,000,000 during the most recently completed period of four consecutive fiscal quarters of the Parent Borrower and has total assets of less than $4,000,000 as of the last day of such period; provided that the assets of all Subsidiaries constituting Dormant Subsidiaries shall at no time exceed $20,000,000 in the aggregate and the revenues of all Subsidiaries constituting Dormant Subsidiaries for any four consecutive fiscal quarters shall at no time exceed $20,000,000 in the aggregate.

“EEA Financial Institution”: (a) any credit institution or investment firm established in an EEA Member Country that is subject to the supervision of an EEA Resolution Authority; (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) above; or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in the foregoing clauses and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of an EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts”: those Accounts created and owned by any of the Loan Parties in the ordinary course of its business, arising out of its sale, lease or rental of goods or rendition of services, that comply in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a)            Accounts with respect to invoices (i) that are more than 60 days past due or (ii) that the Account Debtor has failed to pay within 120 days past the original invoice date;

(b)            Accounts owed by an Account Debtor where 50.0% or more of the Dollar Equivalent of the total amount of all Accounts owed by that Account Debtor are deemed ineligible under clause (a) above;

(c)            Accounts with respect to which the Account Debtor is (i) an Affiliate of any Loan Party (other than, for the avoidance of doubt, International Paper, Georgia-Pacific, a portfolio company of any of the Investors, or any of their respective Affiliates) unless such Accounts were created pursuant to arms-length transactions on customary commercial terms and the Account Debtor is not the Parent or any of its Subsidiaries or (ii) an employee of any Loan Party or any Affiliate of such Loan Party (other than a portfolio company of any of the Investors or their respective Affiliates);

(d)            Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, cash-on-delivery or any other terms by reason of which the payment by the Account Debtor may be conditional (other than, for the avoidance of doubt, a bill and hold, rental or lease basis); provided that Accounts with bill and hold terms included as Eligible Accounts hereunder shall not exceed the Dollar Equivalent of $40,000,000;

(e)            Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless (i) the Account Debtor (A) is a natural person with a billing address in the United States or Canada, (B) maintains its chief executive office (or domicile, for the purposes of the Civil Code of Québec) in the United States or Canada, or (C) is organized under the laws of the United States or Canada or any state, province, territory or subdivision thereof (including U.S.- and Canadian-organized Subsidiaries of Persons located outside the United States or Canada), (ii) (A) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent at a bank located in the United States or Canada, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent in its Permitted Discretion, or (iii) the Account is otherwise reasonably satisfactory to the Administrative Agent;

(f)            Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States and Canada, or of any state, province, territory, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (i) such Accounts are supported by an irrevocable letter of credit satisfactory to the Administrative Agent in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent at a bank located in the United States or Canada, (ii) such Accounts are covered by credit insurance in form, substance, and amount, and by an insurer, satisfactory to the Administrative Agent in its Permitted Discretion, or (iii) such Accounts are otherwise reasonably satisfactory to the Administrative Agent;

(g)            Accounts in an aggregate amount in excess of the Dollar Equivalent of (x) $10,000,000 (or such greater amount as the Administrative Agent shall agree in its Permitted Discretion) at any one time with respect to Accounts referred to under clause (i) below and (y) $50,000,000 at any one time with respect to Accounts referred to under clauses (i) and (ii) below, with respect to which the Account Debtor is (i) the federal government of Canada or any department, agency or instrumentality of Canada or (ii) the federal government of the United States or any department, agency or instrumentality of the United States; provided, however, that the following Accounts shall not be ineligible by virtue of this clause (g) or subject to the cap set forth in this clause (g): Accounts with respect to which the applicable Borrower or Subsidiary Guarantor has complied, to the reasonable satisfaction of the Administrative Agent, in the case of clause (i) with the Financial Administration Act (Canada), and, in the case of clause (ii), the Assignment of Claims Act of 1940 (31 USC Section 3727);

(h)            (i) Accounts with respect to which the Account Debtor is a creditor of any Borrower or Subsidiary Guarantor, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of such Accounts to the extent of such claim, right of setoff, or dispute, (ii) Accounts which are subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback, and (iii) Accounts that comprise only service charges or finance charges;

(i)            Accounts with respect to an Account Debtor whose total obligations owing to the Loan Parties exceed 15.0% of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(j)            Accounts with respect to which the Account Debtor is (i) insolvent, is subject to a proceeding related thereto, has gone out of business, or as to which a Loan Party has received notice of an imminent proceeding related to such Account Debtor being or alleged to be insolvent or which proceeding is reasonably likely to result in a material impairment of the financial condition of such Account Debtor unless (A) such Account is supported by a letter of credit satisfactory to the Administrative Agent in its Permitted Discretion (as to form, substance and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent or (B) such Account Debtor has received debtor-in-possession financing sufficient as determined by the Administrative Agent or the ABL Collateral Agent in its Permitted Discretion to finance its ongoing business activities or (ii) subject to any Sanction or on any Sanctions List;

(k)            Accounts that are not subject to a valid and perfected first priority Lien (subject only to Permitted Prior Liens and, without duplication, Liens for Canadian Priority Payables that are unregistered and that secure amounts that are not yet due and payable) in favor of the ABL Collateral Agent pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Accounts hereunder));

(l)            Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor (other than Accounts with bill and hold terms permitted to be eligible pursuant to clause (d) above), or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(m)            Accounts of an Obligor that is located in a state requiring the filing of a notice of business activities report or similar report in order to permit a Borrower to seek judicial enforcement in such state of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a notice of business activities report or equivalent report for the then-current year or if such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(n)            Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Loan Party of the subject contract for goods or services (it being understood that this clause (n) shall not apply to payments under rental or lease agreements);

(o)            Credit Card Receivables;

(p)            Accounts in an aggregate amount in excess of the Dollar Equivalent of $10,000,000 (or such greater amount as the Administrative Agent shall agree in its Permitted Discretion) that are not payable in Dollars, and in the case of Eligible Canadian Accounts, Accounts that are not payable in Dollars or Canadian Dollars;

(q)            Accounts with respect to which such Account (or any other Account due from such Account Debtor, whether owing to such Loan Party), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected more than once for any reason;

(r)            Accounts, the collection of which the Administrative Agent in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition, upon not less than 10 Business Days’ prior notice thereof to the Borrower Representative; or

(s)            Accounts which are evidenced by a promissory note or other instrument or by chattel paper.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Borrower Representative, change the criteria for Eligible Accounts as reflected on the Borrowing Base Certificate based on either (i) an event, condition or other circumstance arising after the Restatement Effective Date, or (ii) an event, condition or other circumstance existing on the Restatement Effective Date to the extent the Administrative Agent had no knowledge thereof on or prior to the Restatement Effective Date, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Eligible Accounts in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion. Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change. Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Loan Party may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.

“Eligible Canadian Accounts”: the Eligible Accounts owned by the Canadian Borrower and the Canadian Subsidiary Guarantors.

“Eligible Canadian Credit Card Receivables”: the Eligible Credit Card Receivables owned by the Canadian Borrower and the Canadian Subsidiary Guarantors.

“Eligible Canadian In-Transit Inventory”: the Eligible In-Transit Inventory owned by the Canadian Borrower and the Canadian Subsidiary Guarantors.

“Eligible Canadian Inventory”: the Eligible Inventory owned by the Canadian Borrower and the Canadian Subsidiary Guarantors.

“Eligible Canadian Letter of Credit Inventory”: the Eligible Letter of Credit Inventory owned by the Canadian Borrower and the Canadian Subsidiary Guarantors.

“Eligible Credit Card Receivables”: all Credit Card Receivables of the Loan Parties which satisfy the criteria set forth below:

(a)            such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such Loan Party in the ordinary course of the business of such Loan Party;

(b)            such Credit Card Receivables are not past due for more than five Business Days past the date such Credit Card Receivables were created;

(c)            such Credit Card Receivables are not unpaid more than five Business Days after they are created;

(d)            the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable has not failed to remit any monthly payment in respect of such Credit Card Receivable;

(e)            the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute against such Credit Card Receivables (other than customary set-offs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Person from time to time), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Person to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks shall be deemed Eligible Credit Card Receivables;

(f)             the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not set off against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to such Person for the purpose of establishing a reserve or collateral for obligations of such Person to such Credit Card Issuer or Credit Card Processor (other than customary set-offs and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time) but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the set-off amounts shall be deemed Eligible Credit Card Receivables;

(g)            such Credit Card Receivables (x) are owned by a Loan Party and such Loan Party has a good, valid and marketable title to such Credit Card Receivables and (y) are subject to a valid and perfected first priority Lien (subject only to Permitted Prior Liens and, without duplication, Liens for Canadian Priority Payables that are unregistered and that secure amounts that are not yet due and payable, and subsections 8.2(d) and 8.2(i)) in favor of the ABL Collateral Agent pursuant to a Security Document;

(h)            the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables is not subject to an event of the type described in subsection 9(f);

(i)              no event of default has occurred under the Credit Card Agreement of such Loan Party with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Loan Party;

(j)              the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable;

(k)            to the extent required by subsection 4.16(b), the Credit Card Receivables are subject to Credit Card Notifications;

(l)              the Credit Card Processor is organized and has its principal offices or assets within the United States or Canada or is otherwise acceptable to the Administrative Agent in its Permitted Discretion;

(m)           such Credit Card Receivables are not evidenced by chattel paper or an instrument of any kind, and have not been reduced to judgment;

(n)            except as otherwise approved by the Administrative Agent, Credit Card Receivables due from Credit Card Processors as to which and solely to the extent the Credit Card Processor has not exercised a right to require a Loan Party to repurchase the Credit Card Receivables from such Credit Card Processor; and

(o)            the portion of such Credit Card Receivables that does not include a billing for interest, fees or late charges.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Borrower Representative, change the criteria for Eligible Credit Card Receivables as reflected on the Borrowing Base Certificate based on either (i) an event, condition or other circumstance arising after the Restatement Effective Date or (ii) an event, condition or other circumstance existing on the Restatement Effective Date to the extent the Administrative Agent had no knowledge thereof on or prior to the Restatement Effective Date, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Eligible Credit Card Receivables in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion. Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change. Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Loan Party may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.

“Eligible In-Transit Inventory”: as of any date of determination, without duplication of other Eligible Inventory or Eligible Letter of Credit Inventory, Inventory of the Loan Parties which meets the following criteria:

(a)            such Inventory has been shipped from any foreign location to a United States location (with respect to Eligible U.S. In-Transit Inventory for receipt by a U.S. Loan Party) or to a Canadian location (with respect to Eligible Canadian In-Transit Inventory for receipt by a Canadian Loan Party) within 60 days of the date of determination and has not yet been received by a Loan Party;

(b)            the purchase order for such Inventory is in the name of a Loan Party and title has passed to such Loan Party;

(c)            such Inventory is subject to a negotiable document of title, in form reasonably satisfactory to the Administrative Agent, which shall, except as otherwise agreed by the Administrative Agent in its Permitted Discretion, have been endorsed to the Administrative Agent or an agent acting on its behalf;

(d)            with respect to (x) In-Transit Inventory owned by the U.S. Loan Parties with a Net Orderly Liquidation Value or Value as applicable for purposes of calculating the relevant Borrowing Base in excess of $30,000,000 in the aggregate and (y) In-Transit Inventory owned by the Canadian Borrower and the Canadian Subsidiary Guarantors with a Net Orderly Liquidation Value or Value as applicable for purposes of calculating the relevant Borrowing Base in excess of the Dollar Equivalent of $15,000,000 in the aggregate, in each case (i) each relevant freight carrier, freight forwarder, customs broker, shipping company or other Person in possession of such Inventory and/or the documents relating to such Inventory, in each case, as reasonably requested by the Administrative Agent shall have entered into a Customs Broker Agreement and (ii) as reasonably requested by the Administrative Agent, the documents relating to such Inventory shall be in the possession of the Administrative Agent or an agent (or sub-agent) (which is not an Affiliate of a Loan Party) acting on its behalf;

(e)            such Inventory (i) is insured in accordance with the provisions of this Agreement and the other Loan Documents, including marine cargo insurance and (ii) is not shipped by a common carrier that is subject to any Sanction or on any Sanctions List;

(f)             such Inventory is subject, to the reasonable satisfaction of the Administrative Agent to a valid and perfected first priority Lien (subject only to Permitted Prior Liens and, without duplication, Liens for Canadian Priority Payables that are unregistered and that secure amounts that are not yet due and payable) in favor of the ABL Collateral Agent pursuant to the relevant Security Document (as and to the extent provided therein); and

(g)            such Inventory is not excluded from the definition of “Eligible Inventory” (except solely pursuant to clause (l) or (m) thereof or, to the extent they would exclude In-Transit Inventory otherwise eligible under clause (d) hereof for reasons relating to creation, perfection or priority of Liens, clause (c) or clause (i) thereof).

Eligible In-Transit Inventory shall not include Inventory accounted for as “in transit” by the applicable Loan Party by virtue of such Inventory’s being in transit between the Loan Parties’ locations or in storage trailers at Loan Parties’ locations; rather, such Inventory shall be treated as “Eligible Inventory” if it satisfies the conditions therefor.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Borrower Representative, change the criteria for Eligible In-Transit Inventory as reflected on the Borrowing Base Certificate based on either (i) an event, condition or other circumstance arising after the Restatement Effective Date or (ii) an event, condition or other circumstance existing on the Restatement Effective Date to the extent the Administrative Agent had no knowledge thereof on or prior to the Restatement Effective Date, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Eligible In-Transit Inventory in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion. Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change. Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Loan Party may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.

“Eligible Inventory”: all Inventory of the Loan Parties, except for any Inventory:

(a)            that is obsolete, damaged, work-in-progress, unfit for sale or does not meet all standards imposed by any Governmental Authority, having regulatory authority over such goods, regarding their use or sale;

(b)            that is not of a type held for sale by any of the Loan Parties in the ordinary course of business as is being conducted by each such party;

(c)            that is not subject to a valid and perfected first priority Lien (subject only to Permitted Prior Liens and, without duplication, Liens for Canadian Priority Payables that are unregistered and that secure amounts that are not yet due and payable) in favor of the ABL Collateral Agent pursuant to a Security Document (as and to the extent provided therein (it being agreed that in no event shall any Excluded Assets be deemed to be Eligible Inventory hereunder));

(d)            that is not owned by any of the Loan Parties (including, without limitation, any Inventory consigned to such Loan Party that is included in the books and records of such Loan Party as Inventory of such Loan Party);

(e)             that is placed on consignment (including with customers, but excluding arrangements described under clause (f) below); provided that consigned Inventory shall not be excluded by virtue of this clause (e) if (i) such Loan Party has a perfected purchase money security interest in such Inventory and such security interest is assigned to the Administrative Agent and (ii) such Inventory is segregated at the consignee’s location; provided, further, that (x) the conditions set forth in clause (i) of this clause (e) shall not be required to be satisfied with respect to consigned Inventory (A) not in excess of the Dollar Equivalent of $3,000,000 at any one location and (B) not in excess of $35,000,000 in the aggregate for all locations described in the immediately preceding clause (A) and (y) the conditions set forth in clause (i) of this clause (e) shall be waived for the first 120 days following the Restatement Effective Date (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion); provided that Inventory included as Eligible Inventory pursuant to this clause (e) shall not exceed the Dollar Equivalent of $100,000,000 at any one time;

(f)             that is held at a processor, converter or printer; provided that Inventory held at a processor, converter or printer shall not be excluded by virtue of this clause (f) if (i) such Inventory is segregated at such processor, converter or printer and (ii) such processor, converter or printer has executed and delivered to the Administrative Agent a Collateral Access Agreement; provided, further, that (x) the condition set forth in clause (ii) of this clause (f) shall not be required to be satisfied with respect to Inventory held at a processor, converter or printer not in excess of the Dollar Equivalent of $1,500,000 at any one location and (y) the condition set forth in clause (ii) of this clause (f) shall be waived for the first 120 days following the Restatement Effective Date (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion); provided, further, that Inventory deemed to be Eligible Inventory pursuant to this clause (f) shall not exceed the Dollar Equivalent of $50,000,000 at any one time;

(g)            that consists of work-in-progress, raw materials, display items, samples, prototypes or packing or shipping materials, packaging, manufacturing supplies, chemicals not held for resale, or replacement or spare parts not considered for sale in the ordinary course of business;

(h)            that consists of goods which have been returned by the buyer, other than goods that are undamaged or that are resaleable in the ordinary course of business;

(i)             that does not comply in all material respects with each of the representations and warranties respecting Eligible Inventory made in the Loan Documents;

(j)             that is covered by negotiable document of title, unless such document has been delivered to the Administrative Agent;

(k)            that is bill and hold Inventory;

(l)             that is located outside the United States of America (with respect to the Eligible U.S. Inventory) or Canada (with respect to the Eligible Canadian Inventory);

(m)            that is In-Transit Inventory or Letter of Credit Inventory;

(n)            that is located in a public warehouse or in possession of a bailee or in a facility leased by a Loan Party, provided that no Inventory shall be excluded by virtue of this clause (n) (i) if (x) the warehouseman, or the bailee or the lessor has delivered to the Administrative Agent a Collateral Access Agreement in form and substance reasonably satisfactory to the Administrative Agent or (y) an Availability Reserve for rents or storage charges (in an amount for any location not to exceed at any time 3 months’ rent or storage charges plus any then unpaid rent or storage charges owing with respect to such location or such lower amount as the Administrative Agent deems appropriate in its reasonable commercial judgment exercised in good faith) has been established for Inventory at that location, or (ii) if the Administrative Agent has requested neither a collateral access agreement nor a rent reserve for Inventory at that location; provided, further, that the condition set forth in clause (i) of this clause (n) shall be waived for the first 120 days following the Restatement Effective Date (or such longer period as may be agreed by the Administrative Agent in its reasonable discretion);

(o)            that contains or bears any other Intellectual Property rights licensed to a Loan Party by any Person pursuant to a royalty-bearing license, if the Administrative Agent is not satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of the applicable Security Agreement and this Agreement without infringing the rights of the licensor of such Intellectual Property rights or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, as to which such Loan Party has not delivered to the Administrative Agent a consent or sublicense agreement from such licensor in form and substance acceptable to the Administrative Agent if requested;

(p)            that is not reflected in the details of a current perpetual inventory report or a detailed inventory listing;

(q)            that is a mill return; or

(r)             that (i) consists of Materials of Environmental Concern that can be transported or sold only with licenses that are not readily available or (ii) has been acquired from a Person subject to any Sanction or on any Sanctions List.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, on not less than 10 Business Days’ prior notice to the Borrower Representative, change the criteria for Eligible Inventory as reflected on the Borrowing Base Certificate based on either (i) an event, condition or other circumstance arising after the Restatement Effective Date or (ii) an event, condition or other circumstance existing on the Restatement Effective Date to the extent the Administrative Agent had no knowledge thereof on or prior to the Restatement Effective Date, in either case under clause (i) or (ii), which adversely affects, or would reasonably be expected to adversely affect, Eligible Inventory in any material respect as determined by the Administrative Agent in the exercise of its Permitted Discretion. Any such change in criteria shall have a reasonable relationship to the event, condition or other circumstance that is the basis for such change. Upon delivery of the notice of such change pursuant to the foregoing sentence, the Administrative Agent shall be available to discuss the proposed change, and the applicable Loan Party may take such action as may be required so that the event, condition or circumstance that is the basis for such change no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion.

“Eligible Letter of Credit Inventory”: Letter of Credit Inventory owned or to be owned by a Loan Party and which is (a) when applicable, fully insured and subject to a valid and perfected first priority Lien (subject only to Permitted Prior Liens and, without duplication, Liens for Canadian Priority Payables that are unregistered and that secure amounts that are not yet due and payable) in favor of the ABL Collateral Agent pursuant to a Security Document (as and to the extent provided therein), (b) subject to a Letter of Credit with an expiry date that is not more than 60 days from the date of the most recently delivered Borrowing Base Certificate and (c) Inventory that, when received, would otherwise satisfy all of the requirements of Eligible Inventory hereunder. For the avoidance of doubt, Eligible Letter of Credit Inventory is without duplication of Eligible In-Transit Inventory.

“Eligible U.S. Accounts”: the Eligible Accounts owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Eligible U.S. Credit Card Receivables”: the Eligible Credit Card Receivables owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Eligible U.S. In-Transit Inventory”: the Eligible In-Transit Inventory owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Eligible U.S. Inventory”: the Eligible Inventory owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Eligible U.S. Letter of Credit Inventory”: the Eligible Letter of Credit Inventory owned by the U.S. Borrowers and the U.S. Subsidiary Guarantors.

“Environmental Costs”: any and all costs or expenses (including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, fines, penalties, damages, settlement payments, judgments and awards), of whatever kind or nature, known or unknown, contingent or otherwise, arising out of, or in any way relating to, any actual or alleged violation of, noncompliance with or liability under any Environmental Laws. Environmental Costs include any and all of the foregoing, without regard to whether they arise out of or are related to any past, pending or threatened proceeding of any kind.

“Environmental Laws”: any and all U.S., Canadian or foreign federal, state, provincial, territorial, local or municipal laws, rules, orders, enforceable guidelines, orders-in-council, regulations, statutes, ordinances, codes, decrees and such requirements of any Governmental Authority properly promulgated and having the force and effect of law or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health (as it relates to exposure to Materials of Environmental Concern) or the environment, including those relating to the Release or threatened Release of Materials of Environmental Concern, as have been, or now or at any relevant time hereafter are, in effect.

“Environmental Permits”: any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any Environmental Law.

“Equity Offering”: a sale of Capital Stock (x) that is a sale of Capital Stock of the Parent Borrower (other than Disqualified Stock) or (y) the proceeds of which are contributed to the equity capital of the Parent Borrower or any of its Restricted Subsidiaries.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Base Rate”: the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1.0%) determined by the Administrative Agent at or about 11:00 a.m. (London time) two Business Days prior to an Interest Period, for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by the Administrative Agent from time to time); provided that any such comparable or successor rate shall be applied by the Administrative Agent, if administratively feasible, in a manner consistent with market practice; provided, further, that in no event shall the Eurocurrency Base Rate be less than 0.75%.

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1.0%):

Eurocurrency Base Rate
1.00 – Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against “Eurocurrency liabilities” (as such term is used in Regulation D). Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Eurocurrency Screen Rate” means the London Interbank Offered Rate quote on the applicable screen page the Administrative Agent (in its reasonable discretion) designates to determine London Interbank Offered Rate (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time in its reasonable discretion).

“Eurocurrency Successor Rate” has the meaning specified in subsection 4.7(a)(i).

“Eurocurrency Successor Rate Conforming Changes” means, with respect to any proposed Eurocurrency Successor Rate, any conforming changes to the definitions of ABR, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such Eurocurrency Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Eurocurrency Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower Representative).

“Event of Default”: any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Availability”: at the date of determination thereof by the Administrative Agent, (x) the Maximum Borrowing Amount minus (y) the Aggregate Credit Extensions.

“Exchange Act”: the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Accounts”: (a) deposit accounts the balance of which consists exclusively of and used exclusively for (i) withheld income taxes and federal, provincial, territorial, state or local employment taxes in such amounts as are required in the reasonable judgment of the Parent Borrower to be paid to the Internal Revenue Service or state or local government agencies or the Canada Revenue Agency or provincial, territorial or local government agencies within the following two months with respect to employees of any of the Loan Parties and (ii) amounts required to be paid over to a Plan pursuant to Department of Labor Regulation Section 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (b) deposit accounts constituting (and the balance of which consists solely of funds set aside to be used in connection with) taxes accounts and payroll accounts and (c) petty cash accounts established (or otherwise maintained) by the Parent Borrower and its Subsidiaries that do not have cash balances at any time exceeding $1,000,000 in the aggregate for all such petty cash accounts.

“Excluded Assets”: as defined in the U.S. Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement.

“Excluded Subsidiary”: any (a) Special Purpose Subsidiary, (b) Subsidiary of a Foreign Subsidiary other than any Canadian or U.S. Subsidiary of a Canadian Subsidiary, (c) Unrestricted Subsidiary, (d) Immaterial Subsidiary, (e) Dormant Subsidiary, (f) Captive Insurance Subsidiary, (g) Domestic Subsidiary or Canadian Subsidiary that, at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect), is prohibited by any applicable Contractual Obligation or Requirement of Law from guaranteeing or granting Liens to secure the Obligations hereunder or if guaranteeing, or granting Liens to secure the Obligations hereunder would require governmental (including regulatory) consent, approval, license or authorization unless such consent, approval, license or authorization has been received, (h) joint venture or Subsidiary that is not a Wholly-Owned Subsidiary, (i) Subsidiary formed solely for the purpose of (x) becoming a Parent, or (y) merging with the Parent Borrower in connection with another Subsidiary becoming a Parent, in each case to the extent such entity becomes a Parent or is merged with the Parent Borrower or any Parent within 60 days of the formation thereof, or otherwise creating or forming a Parent or (j) Domestic Subsidiary or Canadian Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower Representative), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee of the Obligations hereunder shall be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that any Subsidiary that fails to meet the requirement in clause (d) as of the last day of the most recent four consecutive fiscal quarters for which consolidated financial statements of the Parent Borrower are available shall continue to be deemed an Excluded Subsidiary hereunder until the date that is 60 days following the date on which such financial statements were required to be delivered pursuant to subsection 7.1 with respect to such period.

“Excluded Taxes”: any (a) Taxes measured by or imposed upon the net income of any Agent, Issuing Lender, or Lender or its applicable lending office, or any branch or affiliate thereof, (b) franchise Taxes, branch Taxes, Taxes on doing business or Taxes measured by or imposed upon the overall capital or net worth of any Agent, Issuing Lender or Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed by the jurisdiction under the laws of which such Agent, Issuing Lender, or Lender, applicable lending office, branch or affiliate is organized or is located, or in which its principal executive office is located, or any nation within which such jurisdiction is located or any political subdivision thereof, (c) Taxes imposed by reason of any connection between the jurisdiction imposing such Tax and any Agent, Issuing Lender, or Lender, applicable lending office, branch or affiliate other than a connection arising solely from such Agent, Issuing Lender, or Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement or any other Loan Document and (d) Taxes imposed under FATCA.

“Existing Commitment”: as defined in subsection 2.7(a).

“Existing Credit Agreement” means this Agreement, as in effect immediately prior to the occurrence of the Restatement Effective Date.

“Existing Letters of Credit”: Letters of Credit issued prior to, and outstanding on, the Restatement Effective Date and disclosed on Schedule 1.1E.

“Existing Loans”: as defined in subsection 2.7(a).

“Existing Tranche”: as defined in subsection 2.7(a).

“Extended Commitments”: as defined in subsection 2.7(a).

“Extended Loans”: as defined in subsection 2.7(a).

“Extending Lender”: as defined in subsection 2.7(b).

“Extension Amendment”: as defined in subsection 2.7(c).

“Extension Date”: as defined in subsection 2.7(d).

“Extension Election”: as defined in subsection 2.7(b).

“Extension of Credit”: as to any Lender, the making of, or, in the case of subsection 2.4(d), participation in, a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Extension Request”: as defined in subsection 2.7(a).

“Facility”: each of the ABL Facility (including the Commitments and the Extensions of Credit made hereunder) and any other committed facility hereunder.

“Fair Market Value”: with respect to any asset or property, the fair market value of such asset or property as determined in good faith by a Responsible Officer of the Parent Borrower, whose determination will be conclusive.

“FAS 842”: as defined in subsection 1.3(c).

“FATCA”: means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Effective Rate”: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to the Administrative Agent on the applicable day on such transactions, as determined by the Administrative Agent; provided, that in no event shall such rate be less than zero.

“FILO Tranche”: as defined in subsection 2.6(d)(ii).

“Financing Disposition”: any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets that are not ABL Priority Collateral (i) by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets or (ii) by the Parent Borrower or any Subsidiary thereof to or in favor of any Special Purpose Entity that is not a Special Purpose Subsidiary.

“FIRREA”: the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“First Draw”: the initial draw under this facility all or part of which will be used to effect the amendment and restatement of the Existing Credit Agreement.

“Flood Program”: shall mean the National Flood Insurance Program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statutes.

“Flood Zone”: shall mean areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign DDAs”: any DDAs that are (i) maintained by a U.S. Loan Party in a currency other than Dollars or (ii) maintained by a Canadian Loan Party in a currency other than Dollars or Canadian Dollars.

“Foreign Pension Plan”: a registered pension plan, other than a Canadian Pension Plan, which is subject to applicable pension legislation other than ERISA or the Code, which a Subsidiary of the Parent Borrower sponsors or maintains, or to which it makes or is obligated to make contributions.

“Foreign Plan”: each Foreign Pension Plan, deferred compensation or other retirement or superannuation plan, fund, program, agreement, commitment or arrangement whether oral or written, funded or unfunded, sponsored, established, maintained or contributed to, or required to be contributed to, or with respect to which any liability is borne, outside the United States of America or Canada, by the Parent Borrower or any of its Subsidiaries, other than any such plan, fund, program, agreement or arrangement sponsored by a Governmental Authority.

“Foreign Subsidiary”: (i) any Restricted Subsidiary of the Parent Borrower that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary and (ii) any Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco”: any Restricted Subsidiary of the Parent Borrower all or substantially all of whose assets consist of securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to subsection 1.3 and the following: If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Borrower may elect by written notice to the Administrative Agent to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect from time to time and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Agreement shall be computed in conformity with GAAP.

“Georgia-Pacific”: Georgia-Pacific LLC, or any successor in interest thereto.

“Governmental Authority”: any nation or government, any state, province, territory or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Guarantee”: any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any such obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower Representative in good faith.

“Guarantors”: the collective reference to Holding, each Canadian Subsidiary Guarantor and each U.S. Subsidiary Guarantor, in each case that is from time to time party to the U.S. Guarantee and Collateral Agreement or the Canadian Guarantee and Collateral Agreement, as applicable; individually, a “Guarantor.”

“Hedge Termination Value”: in respect of any one or more Qualified Secured Bank Product Obligations, after taking into account the effect of any legally enforceable netting agreement relating to such Qualified Secured Bank Product Obligations, (a) for any date on or after the date such Qualified Secured Bank Product Obligations have been closed out and termination value(s) determined in accordance therewith, such termination value(s) to the extent not yet paid, and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Qualified Secured Bank Product Obligations, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Qualified Secured Bank Product Obligations (which may include a Lender or any Affiliate or branch of a Lender).

“Hedging Obligations”: with respect to any Loan Party, the Indebtedness and other obligations of such Loan Party pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holding”: as defined in the recitals hereto, and any successor in interest thereto.

“Holding Parent”: UWW Holdings, LLC, a Delaware limited liability company, together with any successor in interest thereto.

“IFRS”: International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such Board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary”: (i) any Subsidiary of the Parent Borrower existing on the Restatement Effective Date with the consent of the Administrative Agent and (ii) any Subsidiary of the Parent Borrower organized or acquired after the Restatement Effective Date, in the case of each of (i) and (ii) designated by the Parent Borrower to the Administrative Agent in writing that had (a) total consolidated revenues of less than 2.5% of the total consolidated revenues of the Parent Borrower and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters of the Parent Borrower and (b) total consolidated assets of less than 2.5% of the total consolidated assets of the Parent Borrower and its Subsidiaries as of the last day of such period; provided that (x) for purposes of subsection 7.9, any Special Purpose Subsidiary shall be deemed to be an “Immaterial Subsidiary,” and (y) Immaterial Subsidiaries (other than any Special Purpose Subsidiary) shall not, in the aggregate, (1) have had revenues in excess of 10% of the total consolidated revenues of the Parent Borrower and its Subsidiaries during the most recently completed period of four consecutive fiscal quarters or (2) have had total assets in excess of 10% of the total consolidated assets of the Parent Borrower and its Subsidiaries as of the last day of such period. Any Subsidiary so designated as an Immaterial Subsidiary that fails to meet the foregoing as of the last day of any such four consecutive fiscal quarter period shall continue to be deemed an “Immaterial Subsidiary” hereunder until the date that is 60 days following the delivery of annual or quarterly financial statements pursuant to subsection 7.1 with respect to the last quarter of such four consecutive fiscal quarter period.

“In-Transit Inventory”: Inventory located outside of (with respect to Eligible U.S. In-Transit Inventory) the United States or (with respect to Eligible Canadian In-Transit Inventory) Canada or in transit from a location outside of the United States or Canada, as applicable, to a Loan Party from vendors and suppliers that has not yet been received into a distribution center or store of such Person.

“Increasing Lender”: as defined in subsection 11.24(b).

“Incremental ABL Term Loans”: as defined in subsection 2.6(a).

“Incremental Commitment Amendment”: as defined in subsection 2.6(f)(ii).

“Incremental Facility” and “Incremental Facilities”: as defined in subsection 2.6(a).

“Incremental Facility Increase”: as defined in subsection 2.6(a).

“Incremental Indebtedness”: Indebtedness incurred by any Borrower pursuant to and in accordance with subsection 2.6.

“Incremental Revolving Commitment Effective Date”: as defined in subsection 2.6(f)(i).

“Incremental Revolving Commitments”: as defined in subsection 2.6(a).

“Incur”: issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have correlative meanings; provided that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness”: with respect to any Person on any date of determination (without duplication):

(i)            the principal of indebtedness of such Person for borrowed money,

(ii)            the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii)            all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv)            all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v)            all Capitalized Lease Obligations of such Person,

(vi)            the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Parent Borrower other than a Subsidiary Borrower or a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be the Fair Market Value or the fair market value as determined in good faith by the board of directors or other governing body of the issuer of such Capital Stock),

(vii)            all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons,

(viii)            all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix)            to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time); provided that Indebtedness shall not include Contingent Obligations Incurred in the ordinary course of business.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Agreement, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Indemnified Liabilities”: as defined in subsection 11.5.

“Indemnitee”: as defined in subsection 11.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property”: as defined in subsection 5.9.

“Intercreditor Agreement”: the Base Intercreditor Agreement or any Other Intercreditor Agreement, as applicable.

“Interest Payment Date”: (a) as to any ABR Loan, the first day of each January, April, July and October to occur while such Loan is outstanding, and the final maturity date of such Loan, (b) as to any Eurocurrency Loan or BA Equivalent Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any Eurocurrency Loan or BA Equivalent Loan having an Interest Period longer than three months, (i) each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”: with respect to any Eurocurrency Loan or BA Equivalent Loan:

(a)            initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan or BA Equivalent Loan and ending one month, two months, three months or six months, or, if available to all relevant Lenders, 12 months, as selected by the Borrower Representative in their respective notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(b)            thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan or BA Equivalent Loan and ending one month, two months, three months or six months, or, if available to all relevant Lenders, 12 months, as selected by the Borrower Representative by irrevocable notice to the Administrative Agent, not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)            any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date;

(iii)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iv)            the Borrower Representative shall select Interest Periods so as not to require a scheduled payment of any Eurocurrency Loan or BA Equivalent Loan during an Interest Period for such Loan;

(v)            with respect to each Eurocurrency Loan and BA Rate Loan that is made on the Restatement Effective Date, the Interest Period applicable thereto shall end on the date applicable to the Interest Period specified in the Borrowing Request therefor; and

(vi)            with respect to each Eurocurrency Loan and BA Rate Loan outstanding under the Existing Credit Agreement immediately prior to the Restatement Effective Date and which will remain outstanding immediately following the Restatement Effective Date as contemplated by subsection 11.24, the Interest Period applicable thereto shall end on the last day of the Interest Period originally applicable thereto.

“Interest Rate Agreement”: with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“International Paper”: International Paper Company, a New York corporation.

“Inventory”: inventory (as such term is defined in Article 9 of the UCC) or (to the extent governed thereby) the PPSA as in effect from time to time.

“Investment”: with respect to any Person by any other Person, any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and subsection 8.5 only,

(i)            “Investment” shall include the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Parent Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation,

(ii)            any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, and

(iii)            for purposes of subsection 8.5(a)(3)(C) the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation (excluding the amount of such Investment then outstanding pursuant to clause (q) or (u) of the definition of the term “Permitted Investments” or clause (iv) or (vii) of subsection 8.5(b).

Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Parent Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that, to the extent that the amount of Restricted Payments that may be made at any time pursuant to subsection 8.5(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to subsection 8.5(a).

“Investment Company Act”: the Investment Company Act of 1940, as amended from time to time.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any equivalent rating by any other Rating Agency.

“Investment Grade Securities”: (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Parent Borrower and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold immaterial amounts of cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investors”: (i) Bain Capital Investors and Georgia-Pacific and (ii) any of their respective legal successors.

“ISP”: the International Standby Practices (1998), International Chamber of Commerce Publication No. 590.

“Issuing Lender”: as the context may require, (i) Bank of America, N.A., or any Affiliate or branch thereof, in its capacity as issuer of any Letter of Credit and/or (ii) any other Lender that may become an Issuing Lender under subsection 3.9.

“Joinder Agreement”: a joinder in substantially the form of Exhibit B hereto, to be executed by each Borrower designated as such after the Restatement Effective Date.

“Judgment Conversion Date”: as defined in subsection 11.8(a).

“Judgment Currency”: as defined in subsection 11.8(a).

“L/C Facing Fee”: as defined in subsection 3.3(a).

“L/C Fee”: as defined in subsection 3.3(a).

“L/C Fee Payment Date”: with respect to any Letter of Credit, the first day of each January, April, July and October to occur after the date of issuance thereof to and including the first such day to occur on or after the date of expiry thereof.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit (including in the case of outstanding Letters of Credit in Canadian Dollars, the Dollar Equivalent of the aggregate then undrawn and unexpired amount thereof) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5(a) (including in the case of Letters of Credit in Canadian Dollars, the Dollar Equivalent of the unreimbursed aggregate amount of drawings thereunder, to the extent that such amount has not been converted into Dollars in accordance with subsection 3.5(a)).

“L/C Participants”: the Tranche A Lenders.

“Lender Default”: (a) the refusal (which may be given verbally or in writing and has not been retracted) or failure of any Lender (including any Agent in its capacity as Lender) to make available its portion of any incurrence of Loans or reimbursement obligations, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) the failure of any Lender (including any Agent in its capacity as Lender) to pay over to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (c) a Lender (including any Agent in its capacity as Lender) has notified the Parent Borrower or the Administrative Agent, verbally or in writing, that it does not intend to comply with its funding obligations hereunder, (d) a Lender (including any Agent in its capacity as Lender) has failed, within 10 Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations hereunder or (e) an Agent or a Lender has admitted in writing that it is insolvent or such Agent or Lender (i) becomes subject to a Lender-Related Distress Event or (ii) becomes the subject of a Bail-in Action; provided, that no Lender Default shall occur with respect to a Lender solely by virtue of a Governmental Authority's ownership of an equity interest in such Lender or parent company unless such ownership provides or results in immunity for such Lender from jurisdiction of courts within the United States or from enforcement of judgments or writs of attachment on its assets, or permits such Lender or Governmental Authority to repudiate, disavow, disaffirm or otherwise to reject any contracts or agreements made with such Lender; provided further, that no Lender Default shall occur under clause (a) or (c) if such Lender has notified the Administrative Agent and Borrowers in writing that it will not make a funding because a condition to funding (specifically identified in the notice) is not or cannot be satisfied.

“Lender Exposure”: of any Lender at any time shall be an amount equal to the sum of its Tranche A Lender Exposure and its Tranche A-1 Lender Exposure.

“Lender Joinder Agreement”: as defined in subsection 2.6(e)(i).

“Lender-Related Distress Event”: with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), a voluntary or involuntary case or proceeding with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, interim receiver, trustee, monitor or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person to be, insolvent or bankrupt, or a Bail-In Action with respect to such Distressed Person; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof.

“Lenders”: the several banks and other financial institutions from time to time party to this Agreement acting in their capacity as lenders, together with, in each case, any affiliate or branch of any such bank or financial institution through which such bank or financial institution elects, by written notice to the Administrative Agent and the Borrower Representative, to make any Loans or Swing Line Loans available to any Borrower or issue Letters of Credit; provided that for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any of the requirements of any Loan Document or any Default or Event of Default and its consequences or (c) any other matter as to which a Lender may vote or consent pursuant to subsection 11.1, the bank or financial institution making such election shall be deemed the “Lender” rather than such affiliate or branch, which shall not be entitled to so vote or consent.

“Letter of Credit Inventory”: Inventory the purchase of which is financed with Letters of Credit hereunder, (a) which Inventory does not constitute Eligible Inventory or Eligible In-Transit Inventory and for which no document of title has been issued and (b) which Inventory, when purchased, would otherwise constitute Eligible Inventory or Eligible In-Transit Inventory.

“Letter of Credit Request”: a letter of credit request substantially in the form of Exhibit F-2 or in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit, and accompanied by an application and agreement for the issuance or amendment of a Letter of Credit in such form as the Issuing Lender may reasonably specify from time to time consistent with the terms hereof (it being understood that in the event of any express conflict, the terms hereof shall control).

“Letters of Credit” or “L/Cs”: as defined in subsection 3.1.

“Liabilities”: collectively, any and all claims, obligations, liabilities, causes of actions, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“Lien”: any mortgage, pledge, security interest, hypothec, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Acquisition”: any acquisition of any assets, business or Person permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“LLC Division”: the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or a comparable statute under a different jurisdiction’s law.

“Loan”: a Revolving Credit Loan, an Agent Advance or a Swing Line Loan, as the context shall require; collectively, the “Loans.”

“Loan Documents”: collectively, this Agreement, any Notes, the Base Intercreditor Agreement (if entered into), the U.S. Guarantee and Collateral Agreement, the Canadian Guarantee and Collateral Agreement, the Quebec Security Documents, any other Security Documents and any other document to which a Loan Party is a party which expressly states that it is to be treated as a “Loan Document” hereunder, each as amended, supplemented, waived or otherwise modified from time to time.

“Loan Parties”: Holding, the Parent Borrower, any other Borrower hereunder and each Subsidiary Guarantor that is a party to a Loan Document as a Guarantor or pledgor under any of the Security Documents; individually, a “Loan Party.” No Excluded Subsidiary shall be a Loan Party.

“Management Advances”: (1) loans or advances made to directors, officers, employees or consultants of any Parent, the Parent Borrower or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $15,000,000 in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under subsection 8.1.

“Management Agreements”: collectively, any agreements primarily providing for indemnification and/or contribution for the benefit of any Permitted Holder in respect of Liabilities resulting from, arising out of or in connection with, based upon or relating to (a) any management, consulting, financial advisory, financing, underwriting or placement services or other investment banking activities, (b) any offering of securities or other financing activity or arrangement of or by any Parent or any of its Subsidiaries or (c) any action or failure to act of or by any Parent or any of its Subsidiaries (or any of their respective predecessors); in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Management Guarantees”: guarantees (x) of up to an aggregate principal amount outstanding at any time of $25,000,000 of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Parent Borrower or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $10,000,000 in the aggregate outstanding at any time.

“Management Investors”: the officers, directors, employees and other members of the management of any Parent, the Parent Borrower or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such family members or relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Parent Borrower, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Parent Borrower or any Parent.

“Management Stock”: Capital Stock of the Parent Borrower or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Mandatory Revolving Loan Borrowing”: as defined in subsection 2.4(c).

“Market Capitalization”: for any fiscal year, an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of Holding or any Parent on the last day of such fiscal year multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock for the last 30 trading days of such fiscal year.

“Material Adverse Effect”: any event, circumstance or condition that has had or would reasonably be expected to have a material and adverse effect on (a) the business or financial condition of the Parent Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrowers and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents, taken as a whole.

“Material Restricted Subsidiary”: any Restricted Subsidiary other than one or more Restricted Subsidiaries designated by the Parent Borrower that in the aggregate do not constitute Material Subsidiaries.

“Material Subsidiary”: any Subsidiary of the Parent Borrower that is not an Immaterial Subsidiary.

“Materials of Environmental Concern”: any chemicals, substances, materials, wastes, pollutants, contaminants or compounds in any form or regulated under, or which may give rise to liability under, any applicable Environmental Law, including gasoline, petroleum (including crude oil or any fraction thereof), petroleum products or by-products, asbestos, toxic mold, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: April 9, 2025.

“Maximum Borrowing Amount”: at any time of determination, the lesser of (1) the Borrowing Base and (2) the aggregate Commitments hereunder, at such time.

“Merger Agreement”: Agreement and Plan of Merger, dated as of January 28, 2014, pursuant to which each party has agreed to enter into the Transactions as set forth therein.

“Mergers”: the collective reference to the Parent Merger and the Subsidiary Merger.

“Minimum Extension Condition”: as defined in subsection 2.7(g).

“Moody’s”: Moody’s Investors Service, Inc. and its successors.

“Mortgaged Properties”: the collective reference to the Real Properties owned in fee by the Loan Parties described on Schedule 5.8 or required to be mortgaged as Collateral pursuant to subsection 7.9(a), including all buildings, improvements, structures and fixtures now or subsequently located thereon and owned by any such Loan Party.

“Mortgages”: collectively, the mortgages, charges and deeds of trust, if any, for the Mortgaged Properties, executed and delivered by any Loan Party to the Administrative Agent and the ABL Collateral Agent, as applicable, substantially in the form of Exhibit G, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: with respect to any issuance or sale of any securities or Indebtedness of the Parent Borrower or any Subsidiary by the Parent Borrower or any Subsidiary, or any capital contribution, the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Net Orderly Liquidation Value”: the orderly liquidation value (net of costs and expenses estimated to be incurred in connection with such liquidation) of the Loan Parties’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory expressed as a percentage of the net book value thereof, such percentage to be as determined from time to time by reference to the most recent Inventory appraisal completed by a qualified third-party appraisal company (approved by the Administrative Agent in its Permitted Discretion) delivered to the Administrative Agent.

“New Lender”: as defined in subsection 11.24(b).

“New Revolving Commitments”: as defined in subsection 2.6(a).

“New York Process Agent”: as defined in subsection 11.13(f).

“Non-ABL Priority Collateral”: as defined in the Base Intercreditor Agreement.

“Non-Consenting Lender”: as defined in subsection 11.1(f).

“Non-Defaulting Lender”: any Lender other than a Defaulting Lender.

“Non-Excluded Taxes”: all Taxes other than Excluded Taxes.

“Non-Extended Commitments”: as defined in subsection 2.7(a).

“Non-Extended Loans”: as defined in subsection 2.7(a).

“Non-Extending Lender”: as defined in subsection 2.7(e).

“Non-Loan Party”: each Subsidiary of the Parent Borrower that is not a Loan Party.

“Notes”: the collective reference to the Revolving Notes and the Swing Line Notes.

“Not Otherwise Applied”: the Available Equity Amount that was not previously applied pursuant to subsections 8.5(a) and 8.5(b)(iv), clause (c)(y) of the definition of “Permitted Acquisition” and clause (t) of the definition of “Permitted Investments”.

“Obligation Currency”: as defined in subsection 11.8(a).

“Obligations”: with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Parent Borrower or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof; provided that, when used with respect to the Facility hereunder, “Obligations” shall include Secured Bank Product Obligations.

“Obligor”: any purchaser of goods or services or other Person obligated to make payment to the Parent Borrower or any of its Subsidiaries (other than to any Special Purpose Subsidiaries and the Foreign Subsidiaries (other than Canadian Subsidiaries)) in respect of a purchase of such goods or services.

“OFAC”: as defined in subsection 5.19.

“Other Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Borrower Representative and the ABL Collateral Agent (and approved by the Administrative Agent).

“Other Representatives”: each of the joint lead arrangers and joint bookrunners and each other institution set forth on the cover page hereto as an arranger and/or bookrunner in its capacity as such hereunder.

“Overdraft Loan”: as defined in subsection 2.1(h).

“Parent”: any of Holding or any Other Parent and any other Person that is a Subsidiary of Holding or any Other Parent and of which the Parent Borrower is a Subsidiary. As used herein, “Other Parent” means a Person of which the Parent Borrower becomes a Subsidiary after the Restatement Effective Date; provided that either (x) immediately after the Parent Borrower first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of a Parent of the Parent Borrower immediately prior to the Parent Borrower first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Parent Borrower first becoming a Subsidiary of such Person.

“Parent Borrower”: Veritiv Operating Company (formerly known as Unisource Worldwide, Inc.) and shall include any successor in interest thereto.

“Parent Expenses”: (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument relating to Indebtedness of the Parent Borrower or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Parent Borrower or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with or for the benefit of any such Person (including the Management Agreements), or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Parent Borrower or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Parent Borrower or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Parent Merger”: the merger of UWW Holdings, Inc. with and into Holding, with Holding being the surviving corporation.

“Participant”: as defined in subsection 11.6(c).

“Participant Register”: as defined in subsection 11.6(c)(iv).

“Patriot Act”: as defined in subsection 11.18.

“Payment Condition”: at any time of determination, with respect to a Specified Payment, means that (a) no Specified Default has occurred and is continuing or would exist as a result of making the subject Specified Payment and (b) either (x) after giving pro forma effect to the subject Specified Payment (as if such Specified Payment, if applicable to such calculation, had been made as of the first day of the period taken into account to determine whether or not a 10% Liquidity Event has occurred and is continuing), no 10% Liquidity Event has occurred and is continuing and the Parent Borrower is in compliance with the covenant set forth in subsection 8.9 for the then applicable Test Period after giving pro forma effect to such Specified Payment (as if such Specified Payment, if applicable to such calculation, had been made as of the first day of such period), whether or not such covenant is otherwise then applicable to the Parent Borrower under such subsection at such time or (y) after giving pro forma effect to the subject Specified Payment (as if such Specified Payment, if applicable to such calculation, had been made as of the first day of the period taken into account to determine whether or not a 15% Liquidity Event has occurred and is continuing), no 15% Liquidity Event has occurred and is continuing. For purposes hereof:

(i)            a 10% Liquidity Event shall have occurred if Specified Availability is less than the 10% Trigger for two consecutive Business Days and shall continue until Specified Availability exceeds or is equal to the 10% Trigger for 30 consecutive days; and

(ii)            a 15% Liquidity Event shall have occurred if Specified Availability is less than the 15% Trigger for two consecutive Business Days and shall continue until Specified Availability exceeds or is equal to the 15% Trigger for 30 consecutive days.

“Payment Office”: initially, the office of the Administrative Agent as set forth in subsection 11.2, or any other office as the Administrative Agent shall designate from time to time.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor thereto).

“Pension Event”: solely with respect to Canadian Pension Plans, (a) the whole or partial withdrawal of a Loan Party or any of its Subsidiaries from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of proposal to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the issuance of a notice of proposal by any Governmental Authority to terminate in whole or in part or have an administrator or like body appointed to administer a Canadian Pension Plan; or (d) any other event or condition which would reasonably be expected to result in the termination of, winding up or partial termination or winding up of or the appointment of a trustee to administer, any Canadian Pension Plan.

“Permitted Acquisition”: any acquisition in a transaction that satisfies each of the following requirements:

(a)            the business of the acquired company shall be substantially similar to, or ancillary, complementary or related to the Business, or the assets so acquired shall be used or useful in or otherwise relate to, the Business; provided that up to 20% of the gross sales revenue of an acquired company may be from lines of business that are not similar, ancillary, complementary or related to the Business;

(b)            the acquired company and its Subsidiaries will become Guarantors or Borrowers and pledge their Collateral to the Administrative Agent to the extent required by subsections 7.9(b) and 7.9(c); and

(c)            in the case of an acquisition by a Loan Party of an acquired company that will not become a Loan Party, the Acquisition Consideration consists solely of any combination of (x) Capital Stock of any Parent or Holding, and/or (y) amounts not to exceed the Available Equity Amount Not Otherwise Applied, and/or (z) additional cash and other property (excluding cash and other property covered in subclauses (x) and (y) of this clause (c)) and Indebtedness (whether incurred or assumed); provided, unless the Payment Condition is satisfied at the time of such Permitted Acquisition (or, at the option of the Borrower Representative if such Permitted Acquisition is a Limited Condition Acquisition, as of the date definitive agreements for such Limited Condition Acquisition are entered into), that the aggregate amount of such cash consideration paid pursuant to this clause (c)(z) and all other cash consideration paid for Permitted Acquisitions consummated during any fiscal year in reliance on this clause (c)(z) is less than or equal to $50,000,000 during any fiscal year, provided, further, that amounts unused in any fiscal year may be carried forward and used to make Permitted Acquisitions in succeeding fiscal years.

“Permitted Cure Securities”: common equity securities of any Parent or other equity securities of any Parent on terms and conditions reasonably satisfactory to the Administrative Agent that do not constitute Disqualified Stock.

“Permitted Discretion”: the commercially reasonable judgment of the Administrative Agent, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which such Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Inventory, Eligible In-Transit Inventory, Eligible Letter of Credit Inventory, Eligible Credit Card Receivables or Eligible Accounts, the enforceability or priority of the applicable Agent’s Liens thereon or the amount which any Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Inventory, Eligible In-Transit Inventory, Eligible Letter of Credit Inventory, Eligible Credit Card Receivables or Eligible Accounts; or (b) is evidence that any collateral report or financial information delivered to such Agent by any Person on behalf of the applicable Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, such Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Inventory, Eligible In-Transit Inventory, Eligible Letter of Credit Inventory, Eligible Credit Card Receivables or Eligible Accounts as well as any of the following: (i) changes after the Restatement Effective Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Restatement Effective Date in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the Restatement Effective Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Inventory, Eligible In-Transit Inventory, Eligible Letter of Credit Inventory, Eligible Credit Card Receivables or Eligible Accounts.

“Permitted Holder”: any of the following: (i) any of the Investors or Management Investors, and any of their respective Affiliates; (ii) any investment fund or vehicle managed or sponsored by Bain Capital or any Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; (iii) any limited or general partners of, or other investors in, any Bain Capital Investor or any Affiliate thereof, or any such investment fund or vehicle (as to any such limited partner or other investor, solely to the extent of any Capital Stock of the Parent Borrower or any Parent actually received by way of dividend or distribution from any such Investor, Affiliate, or investment fund or vehicle); (iv) any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) of which any of the Persons specified in clause (i), (ii) or (iii) above is a member (provided that (without giving effect to the existence of such “group” or any other “group”) one or more of such Persons collectively have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent Borrower or any Parent held by such “group”), and any other Person that is a member of such “group”, and (v) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Parent Borrower.

“Permitted Investments”: (a) Investments in accounts, payment intangibles and chattel paper (each as defined in the UCC or, if applicable, the PPSA), notes receivable, extensions of trade credit and similar items arising or acquired in the ordinary course of business of the Parent Borrower and its Restricted Subsidiaries;

(a)            Investments in cash, Cash Equivalents, Temporary Cash Investments and Investment Grade Securities;

(b)            Investments in existence on the Restatement Effective Date and set forth on Schedule 1.1P;

(c)            (i) Investments by any Loan Party in any other Loan Party (other than Holding) or in any Captive Insurance Subsidiary; provided, however, that if any such Investment is in the form of intercompany Indebtedness, such Indebtedness shall not be secured by any Lien and (ii) Investments in Holding in amounts and for purposes for which dividends are permitted under subsection 8.5;

(d)            Investments received in settlement amounts due to the Parent Borrower or any Restricted Subsidiary of the Parent Borrower effected in the ordinary course of business;

(e)            Investments by any Non-Loan Party in any other Non-Loan Party;

(f)            Investments by Loan Parties in any Non-Loan Parties; provided, however, that the aggregate outstanding amount at any time of all intercompany Investments made pursuant to this clause (g) shall not exceed, at the time of incurrence thereof and after giving pro forma effect thereto, the greater of $50,000,000 and 33.0% of Consolidated EBITDA for the previous fiscal year;

(g)            Investments by any Non-Loan Party in any Loan Party (other than Holding); provided, however, that if any such Investment is in the form of intercompany Indebtedness, such Indebtedness shall not be secured by any Lien;

(h)            (1) Investments by any Loan Party in any Restricted Subsidiary to the extent that, substantially concurrent with such Investment, a corresponding cash Investment or Restricted Payment in the same amount is made from such Restricted Subsidiary, directly or indirectly, to a Loan Party within 10 Business Days of the initiation of such transaction, (2) Investments by Loan Parties in Restricted Subsidiaries so long as such Investments are part of a series of transactions that result in the proceeds of such intercompany Investments ultimately being invested in (or distributed to) a Loan Party within 10 Business Days of the initiation of such transaction, (3) intercompany Investments, reorganizations and related activities related to tax planning and reorganization (i) contemplated as of the Restatement Effective Date and set forth on Schedule 1.1P or (ii) so long as after giving effect thereto, the security interest of the Lenders in the Collateral, taken as a whole, is not impaired in any material respect (it being understood that the contribution of the equity interests of one or more “first-tier” foreign subsidiaries to a newly created “first-tier” foreign subsidiary shall be permitted) and (4) Investments by the Parent Borrower or any of its Subsidiaries in the Parent Borrower or any of its Subsidiaries constituting intercompany loans, advances, or Indebtedness having a term not exceeding 364 days, inclusive of any rollover or extensions of terms (and made in the ordinary course of business) in an amount not to exceed the greater of $20,000,000 and 1.00% of Consolidated Total Assets at any time; provided that the transactions described in clauses (1) and (2) above shall only be permitted to the extent that (x) after giving effect thereto, the validity, perfection and priority of the security interest of the Lenders in the Collateral is not impaired by or in connection with such transaction and (y) five Business Days prior to giving effect to such transaction (or such shorter period as the Administrative Agent shall agree), the Administrative Agent shall have received a reasonably detailed description of such transaction and drafts of the documentation relating thereto as the Administrative Agent may reasonably request;

(i)            any Investment constituting, or acquired in connection with, a Permitted Acquisition, including any Investment in the form of a capital contribution or intercompany Indebtedness among Holding, the Parent Borrower and their respective Subsidiaries for the purpose of consummating a Permitted Acquisition, so long as (a) the Payment Condition is satisfied at the time of such Permitted Acquisition (or, at the option of the Borrower Representative if such Permitted Acquisition is a Limited Condition Acquisition, as of the date definitive agreements for such Limited Condition Acquisition are entered into) or (b) the aggregate amount of such Investments outstanding pursuant to this clause (j)(b), taken together with the aggregate outstanding amount of Investments in joint ventures made pursuant to clause (q) below, Investments made pursuant to clause (u) below and Guarantee Obligations incurred pursuant to subsection 8.1(c)(xi) do not exceed the greater of $75,000,000 and 3.00% of Consolidated Total Assets;

(j)            Investments made in connection with the Transactions;

(k)            loans and advances (and guarantees of loans and advances by third parties) made to officers, directors or employees of any Parent or Holding, the Parent Borrower or any of its Restricted Subsidiaries, and Guarantee Obligations of the Parent Borrower or any of its Restricted Subsidiaries in respect of obligations of officers, directors or employees of any Parent, Holding, the Parent Borrower or any of its Restricted Subsidiaries, in each case (i) in the ordinary course of business, (ii) existing on the Restatement Effective Date and described on Schedule 1.1P, (iii) made for other purposes in an aggregate principal amount not to exceed $15,000,000 at any time, (iv) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or (v) made to sales representatives in connection with changes to sales commission procedures; provided, however, that with respect to any employee of any Parent, no such loans or advances shall be permitted unless the activities of such employee relate primarily to the Parent Borrower and its Restricted Subsidiaries;

(l)            loans and advances (and guarantees of loans and advances by third parties) made to Management Investors in connection with the purchase by such Management Investors of Capital Stock of Holding or any Parent (so long as, in the case of any purchase of Capital Stock of Holding or any Parent, Holding or such Parent, as applicable, applies an amount equal to the net cash proceeds of such purchases to, directly or indirectly, make capital contributions to, or purchase Capital Stock of, the Parent Borrower or applies such proceeds to pay Holding or Parent Expenses) of up to $15,000,000 outstanding at any one time and promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors;

(m)            (i) Investments of the Parent Borrower and its Restricted Subsidiaries under Interest Rate Agreements, Currency Agreements or Commodities Agreements permitted hereunder and (ii) any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Parent Borrower or any of its Subsidiaries which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(n)            (i) Investments in the nature of pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Prior Liens” or (ii) Investments in the nature of or resulting from Liens permitted under subsection 8.2;

(o)            Investments representing non-cash consideration received by the Parent Borrower or any of its Restricted Subsidiaries in connection with any asset disposition, provided that any such non-cash consideration received by the Parent Borrower or any other Loan Party is pledged to the ABL Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents as and to the extent provided for therein;

(p)            Investments by the Parent Borrower or any of its Restricted Subsidiaries in a Person in connection with a joint venture or similar arrangement; provided that (i) the aggregate amount of such Investments outstanding pursuant to this clause (q) do not exceed $75,000,000, when taken together with the aggregate outstanding amount of Permitted Acquisitions made pursuant to clause (j)(b) above, Investments made pursuant to clause (u) below and Guarantee Obligations incurred pursuant to subsection 8.1(c)(xi) at any time and (ii) the Parent Borrower or such Restricted Subsidiary complies with the provisions of subsections 7.9(b) and 7.9(c) hereof, if applicable, with respect to such ownership interest;

(q)            Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Parent Borrower or any of its Restricted Subsidiaries that were issued in connection with the financing of such assets, so long as the Parent Borrower or any such Restricted Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(r)            Investments representing evidences of Indebtedness, securities or other property received from another Person by the Parent Borrower or any of its Restricted Subsidiaries in connection with any bankruptcy proceeding or other reorganization of such other Person or as a result of foreclosure, perfection or enforcement of any Lien or exchange for evidences of Indebtedness, securities or other property of such other Person held by the Parent Borrower or any of its Restricted Subsidiaries; provided that any such securities or other property received by the Parent Borrower or any other Loan Party is pledged to the ABL Collateral Agent for the benefit of the Secured Parties pursuant to the Security Documents as and to the extent required thereby;

(s)            any Investment to the extent not exceeding the Available Equity Amount Not Otherwise Applied;

(t)            Investments by the Parent Borrower and its Restricted Subsidiaries in an aggregate amount outstanding at any time, when taken together with the aggregate outstanding amount of Permitted Acquisitions made pursuant to clause (j)(b) above, Investments in joint ventures made pursuant to clause (q) above and Guarantee Obligations incurred pursuant to subsection 8.1(c)(xi), not to exceed the greater of $75,000,000 and 3.00% of Consolidated Total Assets; and

(u)            any Investment to the extent made using Capital Stock of Holding (other than Disqualified Stock) as consideration.

For purposes of determining compliance with subsection 8.5, (i) in the event that any Investment meets the criteria of more than one of the types of Investments described in clauses (a) through (v) above, the Parent Borrower, in its sole discretion, shall classify such item of Investment and may include the amount and type of such Investment in one or more of such clauses (including in part under one such clause and in part under another such clause) and (ii) the amount of any Investment made or outstanding at any time under clauses (g), (j), (l), (m), (q) and (u) shall be the original cost of such Investment, reduced (at the Parent Borrower’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment.

“Permitted Liens”: as defined in subsection 8.2.

“Permitted Payment”: as defined in subsection 8.5(b).

“Permitted Prior Liens”:

(a)            Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a Material Adverse Effect on the Parent Borrower and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Parent Borrower or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b)            carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)            pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d)            pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)            easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole;

(f)            (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on real property over which the Parent Borrower or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(g)            Liens arising out of judgments, decrees, orders or awards (other than judgments, decrees or awards constituting Events of Default under subsection 9(h)) in respect of which the Parent Borrower or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated or if the period within which such appeal or proceedings may be initiated shall not have expired; and

(h)            Liens (i) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (ii) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (iii) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (iv) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (v) Liens in favor of any Borrower or any Subsidiary Guarantor, (vi) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (vii) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (viii) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business or (ix) arising in connection with repurchase agreements permitted under subsection 8.1.

“Person”: any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“PPSA”: the Personal Property Security Act (Ontario) (or any successor statute) or similar legislation of any other Canadian jurisdiction, including the Civil Code of Québec, the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, opposability, validity or effect of security interests.

“Preferred Stock”: as applied to the Capital Stock of any corporation, Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prime Rate”: as defined in the definition of “ABR.”

“Purchase”: as defined in the definition of “Consolidated Coverage Ratio.”

“Purchase Money Obligations”: any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Qualified Holding Company Debt”: unsecured Indebtedness of Holding (a) that is not subject to any Guarantee Obligation by any Restricted Subsidiary of Holding (including any Borrower), (b) that will not mature prior to the date that is six (6) months after the Maturity Date in effect on the date of issuance or incurrence thereof, (c) that has no scheduled amortization or scheduled payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (it being understood that such Indebtedness may have mandatory prepayment, repurchase or redemption provisions satisfying the requirements of clause (e) below), (d) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (i) the date that is four (4) years from the date of the issuance or incurrence thereof and (ii) the date that is six (6) months after the Maturity Date in effect on the date of such issuance or incurrence, and (e) that has mandatory prepayment, repurchase or redemption, covenant, default and remedy provisions customary for senior discount notes of an issuer that is the parent of a borrower under senior secured credit facilities, and in any event, with respect to covenant, default and remedy provisions, no more restrictive (taken as a whole) than those set forth in this Agreement (other than provisions customary for senior discount notes of a holding company); provided that any such Indebtedness shall constitute Qualified Holding Company Debt only if immediately after giving effect to the issuance or incurrence thereof and the use of proceeds thereof, no Event of Default shall have occurred and be continuing.

“Qualified Secured Bank Product Obligations”: those Secured Bank Product Obligations that are Hedging Obligations.

“Quebec Security Documents”: collectively, each movable hypothec executed and delivered to the ABL Collateral Agent, substantially in the form of Exhibit D-2, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Rating Agency”: Moody’s or S&P, or, if Moody’s or S&P or both shall not make a rating of the Facilities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Parent Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property”: land, buildings, structures and other improvements located thereon, fixtures attached thereto, and rights, privileges, easements and appurtenances related thereto, and related property interests.

“Receivable”: a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“refinance”: refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Agreement shall have correlative meanings.

“Refinancing Indebtedness”: Indebtedness that is Incurred to refinance any Indebtedness existing on the Restatement Effective Date or Incurred in compliance with this Agreement (including Indebtedness of the Parent Borrower that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Parent Borrower or another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided that

(1)            if the Indebtedness being refinanced is Subordinated Obligations, the Refinancing Indebtedness shall have a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Loans);

(2)            such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness; and

(3)            Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Borrower or Subsidiary Guarantor that refinances Indebtedness of a Borrower or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to subsection 8.1 or (y) Indebtedness of the Parent Borrower or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Refunded Swing Line Loans”: as defined in subsection 2.4(c).

“Refunding Capital Stock”: as defined in subsection 8.5(b)(i).

“Register”: as defined in subsection 11.6(b)(v).

“Regulation S-X”: Regulation S-X promulgated by the SEC, as in effect on the Restatement Effective Date.

“Regulation T”: Regulation T of the Board as in effect from time to time.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Regulation X”: Regulation X of the Board as in effect from time to time.

“Relevant Governmental Body”: the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace the Eurocurrency Rate in loan agreements similar to this Agreement.

“Reimbursement Obligations”: the obligation of the applicable Borrower to reimburse the applicable Issuing Lender pursuant to subsection 3.5(a) for amounts drawn under the applicable Letters of Credit.

“Related Parties”: with respect to any Person, such Person’s affiliates and the partners, officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of such person and of such person’s affiliates and “Related Party” shall mean any of them.

“Related Taxes”: (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state, foreign, provincial or local taxes measured by income, and federal, state, foreign, provincial or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Parent Borrower, any of its Subsidiaries or any Parent), or being a holding company of the Parent Borrower, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Parent Borrower, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Parent Borrower or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Parent Borrower or any of its Subsidiaries is permitted to make payments to any Parent pursuant to the covenant described under subsection 8.5, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Parent Borrower or any Subsidiary thereof, (y) any taxes of a Parent attributable to any taxable period (or portion thereof) ending on or prior to the Closing Date, incurred in connection with the Transactions or attributable to any Parent’s receipt of (or entitlement to) any payment in connection with the Transactions, including any payment received after the Closing Date pursuant to any agreement related to the Transactions or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Parent Borrower had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, foreign, provincial or local law) of which it were the common parent, or with respect to state, foreign, provincial or local taxes, the amount of any such taxes that the Parent Borrower and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Parent Borrower had filed a combined return on behalf of an affiliated group consisting only of the Parent Borrower and its Subsidiaries (in each case, reduced by any such taxes paid directly by the Parent Borrower or its Subsidiaries). Related Taxes include all interest, penalties and additions relating thereto.

“Release”: any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Materials of Environmental Concern in, into, onto or through the environment.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. § 4043 or any successor regulation thereto.

“Reports”: as defined in subsection 10.16.

“Repurchase Debt”: unsecured Indebtedness issued by the Parent Borrower or any of its Restricted Subsidiaries to finance all or any part of a repurchase, redemption, acquisition, cancellation or other retirement for value of its Capital Stock permitted under subsection 8.5(b)(v).

“Required Lenders”: Non-Defaulting Lenders the Total Credit Percentages of which aggregate greater than 50.0%.

“Requirement of Law”: as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: as to any Person, any of the following officers of such Person: (a) the chief executive officer or the president of such Person and, with respect to financial matters, the chief financial officer, the treasurer or the controller of such Person, (b) any vice president of such Person or, with respect to financial matters, any assistant treasurer or assistant controller of such Person, who has been designated in writing to the Administrative Agent as a Responsible Officer by such chief executive officer or president of such Person or, with respect to financial matters, such chief financial officer of such Person, (c) with respect to subsection 7.7 and without limiting the foregoing, the general counsel of such Person, (d) with respect to ERISA matters, the senior vice president—human resources (or substantial equivalent) of such Person and (e) any other individual designated as a “Responsible Officer” for the purposes of this Agreement by the Board of Directors or equivalent body of such Person.

“Restatement Effective Date”: the first date on which the conditions specified in Section 6.1 are satisfied (or waived in accordance with Section 11.1), which date is April 9, 2020.

“Restricted Payment”: as defined in subsection 8.5(a).

“Restricted Payment Transaction”: any Restricted Payment permitted pursuant to subsection 8.5, any Permitted Payment, any Permitted Investment or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary”: any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.

“Retained Amount”: an amount not to exceed $25,000 on deposit in any DDA and, when aggregated with all other amounts remaining on deposit in all DDAs at any time, not exceeding $1,000,000.

“Revolving Credit Loan”: as defined in subsection 2.1(a).

“Revolving Lender”: any Lender having a Commitment hereunder and/or a Revolving Credit Loan outstanding hereunder.

“Revolving Note”: as defined in subsection 2.1(f).

“S&P”: Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale”: as defined in the definition of “Consolidated Coverage Ratio.”

“Sale and Leaseback Transaction”: any arrangement with any Person providing for the leasing by the Parent Borrower or any of its Subsidiaries of real or personal property that has been or is to be sold or transferred by the Parent Borrower or any such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary.

“Sanction”: any sanction administered or enforced by the U.S. Government (including OFAC), the Government of Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority of any jurisdiction in which the Borrower or any of its Subsidiaries conduct business.

“Sanctions List”: any Sanctions related list of designated persons maintained by (a) OFAC or (b) the Government of Canada pursuant to the United Nations Act, Special Economic Measures Act, Export and Import Permits Act, Freezing Assets of Corrupt Foreign Officials Act, Criminal Code, Defense Production Act, Proceeds of Crime (Money Laundering) and Terrorist Financing Act, Anti-Terrorism Act, 2015, or any other similar Canadian statute or regulation.

“Scheduled Unavailability Date” has the meaning specified in subsection 4.7(a)(i)(2)

“SEC”: the Securities and Exchange Commission.

“Secured Bank Product Obligations”: Bank Product Obligations and Hedging Obligations owing to a Secured Bank Product Provider and evidenced by one or more Bank Products Agreements, Interest Rate Agreements, Currency Agreements or Commodities Agreements that the Borrower Representative on behalf of any Loan Party, in a written notice to the Administrative Agent, has expressly requested be treated as Secured Bank Product Obligations and/or a Qualified Secured Bank Product Obligation for purposes hereof, it being understood that such Bank Product Obligations or Hedging Obligations shall only constitute Secured Bank Product Obligations up to the maximum amount (or, in the case of Qualified Secured Bank Product Obligations, the Hedge Termination Value thereunder) specified by such provider and the Borrower Representative in writing to the Administrative Agent, which amount may be established and increased or decreased by further written notice from such provider to the Administrative Agent from time to time.

“Secured Bank Product Provider”: (a) Bank of America, N.A. or any of its Affiliates or branches; and (b) any other Person that is providing a Bank Product and that, when the written notice set forth below is delivered to the Administrative Agent, is a Lender or Affiliate or branch of a Lender; provided that such provider and the Borrower Representative shall deliver a written notice to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, by the later of the Restatement Effective Date or 10 Business Days (or such later time as the Administrative Agent and the Borrower Representative may agree in their reasonable discretion) following the later of the creation of the Bank Product or such Secured Bank Product Provider (or its Affiliate or branch) becoming a Lender hereunder, (i) describing the Bank Product and setting forth the maximum amount of the related Secured Bank Product Obligations (and, if all or any portion of such Secured Bank Product Obligations are to constitute Qualified Secured Bank Product Obligations, the Hedge Termination Value of such Qualified Secured Bank Product Obligations) that are to be secured by the Collateral (which amount may be increased or decreased by further written notice from such provider from time to time) and the methodology to be used in calculating such amount(s) (if applicable) and (ii) if such provider is not a Lender, agreeing to be bound by subsection 10.18.

“Secured Parties”: the “Secured Parties” as defined in each of the Canadian Guarantee and Collateral Agreement and the U.S. Guarantee and Collateral Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time.

“Security Documents”: the collective reference to the Canadian Security Documents and the U.S. Security Documents.

“Set”: the collective reference to Eurocurrency Loans or BA Equivalent Loans, as applicable, of a single Tranche, the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Settlement Service”: as defined in subsection 11.6(b).

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR”: with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate”: SOFR or Term SOFR.

“Solvent” and “Solvency”: with respect to the Parent Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions: (i) the Fair Value and Present Fair Salable Value of the assets of the Parent Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities, (ii) the Parent Borrower and its Subsidiaries taken as a whole Do not have Unreasonably Small Capital and (iii) the Parent Borrower and its Subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature (all capitalized terms used in this definition (other than “Parent Borrower” and “Subsidiary”, which have the meanings set forth in this Agreement) shall have the meaning assigned to such terms in the form of solvency certificate attached hereto as Exhibit K).

“Special Payment”: as defined in the Contribution Agreement.

“Special Purpose Entity”: (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code or the PPSA, as applicable, as in effect in any jurisdiction from time to time), other accounts and/or other receivables and/or related assets and/or (ii) acquiring, selling, leasing, financing or refinancing Real Property and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets).

“Special Purpose Financing”: any financing or refinancing of assets consisting of or including Receivables (other than ABL Priority Collateral of the Loan Parties) and/or Real Property of the Parent Borrower or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary).

“Special Purpose Financing Expense”: for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.

“Special Purpose Financing Fees”: distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings”: representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Parent Borrower or any of its Restricted Subsidiaries that the Parent Borrower determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Parent Borrower or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Parent Borrower) in connection with any collateralized mortgage backed securitization or any other Special Purpose Financing or Financing Disposition in respect of Real Property, including in respect of Liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable Bankruptcy Law, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Parent Borrower or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary”: (a) (i) a Subsidiary of the Parent Borrower (other than a U.S. or Canadian Subsidiary) that is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code or the PPSA, as applicable, as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, in each case other than ABL Priority Collateral of the Loan Parties and (y) any business or activities incidental or related to such business, and (ii) a Subsidiary of the Parent Borrower that is engaged solely in (x) the business of (A) acquiring, selling, leasing, financing or refinancing Real Property and/or related rights (including under leases and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and/or other assets relating thereto, and/or (B) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any financing or refinancing in respect thereof and (y) any business or activities incidental or related to such business, and (b) in each case, such Subsidiary is designated in writing to the Administrative Agent as a “Special Purpose Subsidiary” by the Parent Borrower.

“Specified Availability”: as of any date of determination, without duplication of amounts calculated thereunder, the sum of the Excess Availability plus Specified Unrestricted Cash (but excluding therefrom the cash proceeds of any Specified Equity Contribution) (determined as a the date as of which the Borrowing Base component of Excess Availability is determined for purposes of this calculation of Specified Availability) plus Specified Suppressed Availability as at such date. For purposes of the definition of “Payment Condition”, the Specified Availability shall be calculated on a pro forma basis to include the borrowing or repayment of any Loans or issuance or cancellation of any Letters of Credit in connection with the proposed transaction; provided that Unrestricted Cash deposited in accounts in Canada shall not constitute Specified Unrestricted Cash to the extent such Unrestricted Cash is not subject to a valid and perfected first priority Lien (subject only to Liens that constitute Permitted Prior Liens under clause (a), (g), (h)(i), (h)(iv), (h)(v), (h)(vii) or (h)(viii) of the definition thereof and, without duplication, Liens for Canadian Priority Payables that are unregistered and that secure amounts that are not yet due and payable) in favor of the ABL Collateral Agent.

“Specified Default”: the occurrence of any Event of Default specified in subsection 9(a), (solely with respect to an Event of Default arising as result of the inaccuracy in a material respect of a representation or warranty in a Borrowing Base Certificate) subsection 9(b), (solely with respect to an Event of Default arising as a result of the failure of the Parent Borrower to comply with the terms of subsections 4.16(b) and 4.16(c) or with subsection 7.2(f)) subsection 9(c) or subsection 9(f).

“Specified Equity Contribution”: any cash contribution made to any Parent or the Parent Borrower in exchange for Permitted Cure Securities, which cash contribution, if made to such Parent, is contributed to the Parent Borrower; provided that (a) (i) such cash contribution is made to any Parent or the Parent Borrower and (ii) to the extent required by the foregoing, the contribution of any proceeds therefrom to the Parent Borrower occurs, in each case, (x) prior to the date that is 10 Business Days after the later of (1) the first day of the applicable Compliance Period and (2) the date on which financial statements are required to be delivered for the applicable fiscal quarter (or year) as of the end of which compliance with subsection 8.9 is desired to be effected through the use of such contribution or (y) on the date a Borrowing Base Certificate is delivered in accordance with subsection 7.2(f), (b) the Parent Borrower identifies such contribution as a “Specified Equity Contribution”, (c) in each four consecutive fiscal quarter period, there shall be no more than two Specified Equity Contributions, (d) the amount of any Specified Equity Contribution included in the calculation of Consolidated EBITDA hereunder shall be limited to the amount required to effect or continue compliance with subsection 8.9 hereof, whether or not a Compliance Period is in effect, and such amount shall be added to Consolidated EBITDA solely when calculating Consolidated EBITDA for purposes of determining compliance with subsection 8.9, (e) during the term of the ABL Facility, there shall be no more than five Specified Equity Contributions, (f) Consolidated Total Indebtedness shall be decreased for purposes of determining compliance with subsection 8.9 solely to the extent proceeds of the Specified Equity Contribution are actually applied to prepay any Indebtedness, and such reduction in Consolidated Total Indebtedness shall not be given pro forma effect; provided that actual reduction in interest expense incurred shall be reflected in determining compliance with the Consolidated Fixed Charge Coverage Ratio in subsequent fiscal quarters, and (g) except as set forth in clause (f) above, all proceeds of Specified Equity Contributions shall be disregarded for purposes of determining the Applicable Margin, satisfaction of the Payment Condition, and any baskets or ratios with respect to the other covenants contained in the Loan Documents (including for purposes of determining whether any Specified Payment, incurrence of Indebtedness, or other action or transaction is permitted hereunder).

“Specified Existing Commitment”: as defined in subsection 2.7(a).

“Specified Payment”: (i) any incurrence of Indebtedness pursuant to subsection 8.1, (ii) any merger, consolidation or amalgamation permitted pursuant to subsection 8.3(a), (iii) any termination or reduction of Commitments pursuant to subsection 2.3(b), (iv) any Restricted Payment pursuant to subsection 8.5 or (v) any designation of a Restricted Subsidiary as an “Unrestricted Subsidiary” or the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary.”

“Specified Representations”: the representations set forth in subsections 5.2(a), 5.3(a), 5.3(b), 5.4, 5.5 (only with respect to organizational documents), 5.11, 5.13, 5.14, and 5.19.

“Specified Suppressed Availability”: as of any date of determination, an amount, if positive, by which (i) the Borrowing Base exceeds (ii) the Commitments hereunder; provided that if Excess Availability is less than the lesser of (1) 5% of the Maximum Borrowing Amount and (2) $50,000,000, such Specified Suppressed Availability shall be zero.

“Specified Unrestricted Cash”: as of any date of determination, an amount equal to all Unrestricted Cash of the Loan Parties that (in the case of cash) is deposited in (i) DDAs, (ii) Concentration Accounts, or (iii) other accounts in the United States or Canada, with respect to which a control agreement is in place between the applicable Loan Party, the applicable depositary institution and the Administrative Agent or the ABL Collateral Agent (or over which any such Agent has “control” whether or not pursuant to a control agreement) or that (in the case of Cash Equivalents) (a) are in a securities account in respect of which the applicable Loan Party has entered into a “control agreement” with the applicable broker or securities intermediary for purposes of perfecting a security interest in favor of the ABL Collateral Agent and (b) are subject to the laws of any state, commonwealth, province or territory of the United States of America or Canada; provided that Unrestricted Cash deposited in accounts in Canada shall not constitute Specified Unrestricted Cash to the extent such Unrestricted Cash is not subject to a valid and perfected first priority Lien (subject only to Liens that constitute Permitted Prior Liens under clause (a), (g), (h)(i), (h)(iv), (h)(v), (h)(vii) or (h)(viii) of the definition thereof and, without duplication, Liens for Canadian Priority Payables that are unregistered and that secure amounts that are not yet due and payable) in favor of the ABL Collateral Agent.

“Spot Rate of Exchange”: means the exchange rate, as determined by the Administrative Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by the Administrative Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in the Administrative Agent’s principal foreign exchange trading office for the first currency.

“Standby Letter of Credit”: as defined in subsection 3.1(a).

“Stated Maturity”: with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).

“Subordinated Obligations”: any Indebtedness of a Loan Party (whether outstanding on the Restatement Effective Date or thereafter Incurred) that is expressly subordinated in right of payment to the Obligations hereunder and under the Loan Documents pursuant to a written agreement.

“Subsection 2.7 Additional Amendment”: as defined in subsection 2.7(c).

“Subsidiary”: with regard to any Person, any corporation, association, partnership, or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Borrower”: any Domestic Subsidiary that becomes a Borrower pursuant to a Joinder Agreement, together with their respective successors and assigns.

“Subsidiary Guarantee”: the guarantee of the obligations of the Borrowers under the Loan Document provided pursuant to the U.S. Guarantee and Collateral Agreement or Canadian Guarantee and Collateral Agreement.

“Subsidiary Guarantor”: any U.S. Subsidiary Guarantor or Canadian Subsidiary Guarantor.

“Subsidiary Merger”: the merger of xpedx Intermediate with and into the Parent Borrower with the Parent Borrower being the surviving corporation.

“Successor Company”: as defined in subsection 8.3(a)(i).

“Supermajority Lenders”: Non-Defaulting Lenders the Total Credit Percentages of which aggregate at least 66 2/3%.

“Swing Line Commitment”: the Swing Line Lender’s obligation to make Swing Line Loans pursuant to subsection 2.4.

“Swing Line Exposure”: the participations purchased from the Swing Line Lender by each Tranche A Lender in outstanding Swing Line Loans in accordance with subsection 2.4(d).

“Swing Line Lender”: (a) in the case of Swing Line Loans made to the U.S. Borrowers, Bank of America, N.A., in its capacity as provider of the Swing Line Loans and (b) in the case of Swing Line Loans made to the Canadian Borrower, Bank of America, N.A. (acting through its Canada branch), in its capacity as provider of the Swing Line Loans.

“Swing Line Loan Participation Certificate”: as defined in subsection 2.4(d).

“Swing Line Loans”: as defined in subsection 2.4(a).

“Swing Line Note”: as defined in subsection 2.4(b).

“Syndication Agent”: the institution set forth on the cover page hereto as the syndication agent; provided that no entity shall become a Syndication Agent prior to it or one of its affiliates becoming a Lender.

“Tax Matters Agreement”: the Tax Matters Agreement, dated as of January 28, 2014, among International Paper and Holding (for itself and as successor in interest to another Person originally party thereto) , as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Tax Receivable Agreement”: the Tax Receivable Agreement, dated as of January 28, 2014, among Holding and Holding Parent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Taxes”: any and all present or future income, stamp or other taxes, levies, imposts, duties, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Temporary Cash Investments”: any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union (other than direct obligations of Portugal, Italy, Ireland, Greece, Spain or direct obligations of any other member state of the European Union that are not rated at least “A” by S&P or at least “A-1” by Moody’s) or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America, Canada or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Parent Borrower or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof, (y) Bank of America, N.A., or any of its affiliates or branches or (z) a bank or trust company that is organized under the laws of the United States of America, any state thereof, Canada, any province or territory thereof, or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 24 months after the date of acquisition, issued by a Person (other than that of the Parent Borrower or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than 24 months after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, any province or territory of Canada, or by any political subdivision or taxing authority of any thereof, and rated at least “BBB-” by S&P or “Baa3” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Parent Borrower or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America or Canada, in each case, having capital and surplus in excess of $250,000,000 (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Parent Borrower in the ordinary course of business.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent”) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.

“Test Period”: at any date of determination, the most recently completed four consecutive fiscal quarters of the Parent Borrower ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to subsection 7.1(a) or 7.1(b.

“Total Credit Percentage”: as to any Lender at any time, the percentage of the aggregate Incremental ABL Term Loans and Commitments (or, in the case of the termination or expiration of the Commitments, the Aggregate Credit Extension) then constituted by such Lender’s Incremental ABL Term Loans and Commitments (or, in the case of the termination or expiration of the Commitments, such Lender’s Lender Exposure).

“Trade Payables”: with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Tranche”: with respect to Loans or commitments, whether such Loans or commitments are (i) Loans or Commitments, (ii) Incremental ABL Term Loans or Incremental Revolving Commitments or New Revolving Commitments with the same terms and conditions made on the same day, or (iii) Extended Loans or Extended Commitments.

“Tranche A Borrowing Base”: at any time, an amount equal to the sum of the Tranche A U.S. Borrowing Base and the Dollar Equivalent of the Tranche A Canadian Borrowing Base, in each case at such time.

“Tranche A Canadian Borrowing Base”: at any time, the sum of (a) 85.0% of the lesser of (i) Net Orderly Liquidation Value of Eligible Canadian Inventory and (ii) Value of Eligible Canadian Inventory, in each case at such time, plus (b) 85.0% of the lesser of (i) Net Orderly Liquidation Value of Eligible Canadian In-Transit Inventory and (ii) Value of Eligible Canadian In-Transit Inventory, plus (c) 85.0% of the lesser of (i) Net Orderly Liquidation Value of Eligible Canadian Letter of Credit Inventory and (ii) Value of Eligible Canadian Letter of Credit Inventory, in each case at such time, plus (d) 85.0% of Eligible Canadian Accounts at such time, plus (e) 90.0% of Eligible Canadian Credit Card Receivables, minus (f) the amount of all applicable Availability Reserves, in each case at such time.

“Tranche A Commitment”: as to any Tranche A Lender, its obligation to make Loans to, and/or make Swing Line Loans made to, and/or participate in Letters of Credit issued on behalf of, and/or participate in Agent Advances made to, in each case the Borrowers in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A under the heading “Tranche A Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Tranche A Commitment assigned to such Assignee pursuant to subsection 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Tranche A Lenders, the “Tranche A Commitments.”

“Tranche A Commitment Percentage”: of any Tranche A Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Tranche A Commitment of such Tranche A Lender at such time and the denominator of which is the aggregate Tranche A Commitments of the Tranche A Lenders at such time; provided that for purposes of subsection 4.17, “Tranche A Commitment Percentage” shall mean the percentage of the aggregate Tranche A Commitments (disregarding the Tranche A Commitment of any Defaulting Lender) represented by such Tranche A Commitment; provided, further, that if any such determination is to be made after the termination of the Tranche A Commitments, the determination of such percentages shall be made immediately before giving effect to such termination.

“Tranche A Lender”: each Lender which has a Tranche A Commitment (without giving effect to any termination thereof if there are any outstanding L/C Obligations or Swing Line Loans) or which has any outstanding Tranche A Revolving Credit Loans (or a Tranche A Commitment Percentage in any then outstanding L/C Obligations); provided that each Tranche A Lender shall be both (a) a Canadian Qualified Lender, unless an Event of Default under subsection 9(a) or 9(f) shall have occurred and be continuing and (b) a Person with capacity to lend to (i) the Canadian Borrower in Dollars and Canadian Dollars and (ii) the U.S. Borrowers in Dollars such that all payments from the U.S. Borrowers to such Person or its applicable lending office for the U.S. Borrowers shall be made free and clear of U.S. withholding tax.

“Tranche A Lender Exposure”: of any Tranche A Lender at any time shall be an amount equal to its Tranche A Commitment Percentage of the Dollar Equivalent of the sum of (a) the L/C Obligations then outstanding, (b) the outstanding Tranche A Revolving Credit Loans (including Agent Advances, if any, made as Tranche A Revolving Credit Loans) and (c) the outstanding Swing Line Loans, in each case as at such time.

“Tranche A Revolving Credit Loan”: as provided in subsection 2.1(a).

“Tranche A U.S. Borrowing Base”: the sum of, at any time, (a) 85.0% of the lesser of (i) Net Orderly Liquidation Value of Eligible U.S. Inventory and (ii) Value of Eligible U.S. Inventory, in each case at such time, plus (b) 85.0% of the lesser of (i) Net Orderly Liquidation Value of Eligible U.S. In-Transit Inventory and (ii) Value of Eligible U.S. In-Transit Inventory, plus (c) 85.0% of the lesser of (i) Net Orderly Liquidation Value of Eligible U.S. Letter of Credit Inventory and (ii) Value of Eligible U.S. Letter of Credit Inventory, in each case at such time, plus (d) 85.0% of Eligible U.S. Accounts at such time, plus (e) 90.0% of Eligible U.S. Credit Card Receivables, minus (f) the amount of all applicable Availability Reserves, in each case at such time.

“Tranche A-1 Borrowing Base”: the sum of, at any time, (a) 5.0% of the lesser of (i) Net Orderly Liquidation Value of Eligible U.S. Inventory and (ii) Value of Eligible U.S. Inventory, in each case at such time, plus (b) 5.0% of the lesser of (i) Net Orderly Liquidation Value of Eligible U.S. In-Transit Inventory and (ii) Value of Eligible U.S. In-Transit Inventory, in each case at such time, plus (c) 5.0% of the lesser of (i) Net Orderly Liquidation Value of Eligible U.S. Letter of Credit Inventory and (ii) Value of Eligible U.S. Letter of Credit Inventory, in each case at such time, plus (d) 5.0% of Eligible U.S. Accounts at such time, plus (e) 5.0% of Eligible U.S. Credit Card Receivables at such time, plus (f) 5.0% of the lesser of (i) Net Orderly Liquidation Value of Eligible Canadian Inventory and (ii) Value of Eligible Canadian Inventory, in each case at such time, plus (g) 5.0% of the lesser of (i) Net Orderly Liquidation Value of Eligible Canadian In-Transit Inventory and (ii) Value of Eligible Canadian In-Transit Inventory, in each case at such time, plus (h) 5.0% of the lesser of (i) Net Orderly Liquidation Value of Eligible Canadian Letter of Credit Inventory and (ii) Value of Eligible Canadian Letter of Credit Inventory, in each case at such time, plus (i) 5.0% of Eligible Canadian Accounts at such time, plus (j) 5.0% of Eligible Canadian Credit Card Receivables at such time.

“Tranche A-1 Commitment”: as to any Tranche A-1 Lender, its obligation to make Loans to the Borrowers in an aggregate amount not to exceed at any one time outstanding the amount set forth opposite such Lender’s name in Schedule A under the heading “Tranche A-1 Commitment” or, in the case of any Lender that is an Assignee, the amount of the assigning Lender’s Tranche A-1 Commitment assigned to such Assignee pursuant to subsection 11.6(b) (in each case as such amount may be adjusted from time to time as provided herein); collectively, as to all the Tranche A-1 Lenders, the “Tranche A-1 Commitments.”

“Tranche A-1 Commitment Percentage”: of any Tranche A-1 Lender at any time shall be that percentage which is equal to a fraction (expressed as a percentage) the numerator of which is the Tranche A-1 Commitment of such Tranche A-1 Lender at such time and the denominator of which is the aggregate Tranche A-1 Commitments of the Tranche A-1 Lenders at such time; provided that if any such determination is to be made after the termination of the Tranche A-1 Commitments, the determination of such percentages shall be made immediately before giving effect to such termination.

“Tranche A-1 Lender”: each Lender which has a Tranche A-1 Commitment or which has any outstanding Tranche A-1 Revolving Credit Loans.

“Tranche A-1 Lender Exposure”: of any Tranche A-1 Lender at any time shall be an amount equal to its Tranche A-1 Commitment Percentage of the Dollar Equivalent of the outstanding Tranche A-1 Revolving Credit Loans, in each case as at such time.

“Tranche A-1 Revolving Credit Loan”: as provided in subsection 2.1(a).

“Transaction Agreement”: each agreement listed on Schedule 1.1T.

“Transactions”: collectively, the transactions contemplated by the Merger Agreement, the Contribution Agreement and the other Transaction Agreements, including (i) the Parent Merger and the Subsidiary Merger, (ii) the making of the Special Payment (as defined in the Contribution Agreement) to International Paper, (iii) the amendment and restatement of the Existing Credit Agreement and (iv) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Transferee”: any Participant or Assignee.

“Treasury Capital Stock”: as defined in subsection 8.5(b)(i).

“Type”: the type of Loan determined based on the interest option applicable thereto, with there being two Types of Loans hereunder, namely ABR Loans and Eurocurrency Loans.

“UCC”: the Uniform Commercial Code as in effect in the State of New York from time to time.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Underfunding”: the excess of the present value of all accrued benefits under a Single Employer Plan (based on those assumptions used to fund such Single Employer Plan), determined as of the most recent annual valuation date, over the value of the assets of such Single Employer Plan allocable to such accrued benefits.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, as the same may be amended from time to time.

“Unrestricted Cash”: cash, Cash Equivalents and Temporary Cash Investments, other than (i) as disclosed in the consolidated financial statements of the Parent Borrower as a line item on the balance sheet as “restricted cash” and (ii) cash, Cash Equivalents and Temporary Cash Investments of a Captive Insurance Subsidiary to the extent such cash, Cash Equivalents and Temporary Cash Investments are not permitted by applicable law or regulation to be dividended, distributed or otherwise transferred to the Borrower or any Restricted Subsidiary that is not a Captive Insurance Subsidiary.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Parent Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Parent Borrower in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Parent Borrower may designate any Subsidiary of the Parent Borrower (including any newly acquired or newly formed Subsidiary of the Parent Borrower) to be an Unrestricted Subsidiary or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that either (A) the Subsidiary to be so designated has total assets of the Dollar Equivalent of $1,000 or less or (B) (x) immediately before and after such designation, no Event of Default shall have occurred and be continuing and (y) the Payment Condition shall be satisfied. Any such designation by the Parent Borrower shall be evidenced to the Administrative Agent by promptly delivering to the Administrative Agent a certificate signed by a Responsible Officer of the Parent Borrower certifying that such designation complied with the foregoing provisions.

“U.S. Borrowers”: the Parent Borrower and the Subsidiary Borrowers (other than the Canadian Borrower).

“U.S. Core Concentration Account”: as defined in subsection 4.16(d)(i).

“U.S. Guarantee and Collateral Agreement”: the Amended and Restated U.S. Guarantee and Collateral Agreement delivered to the ABL Collateral Agent as of the date hereof, substantially in the form of Exhibit C, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“U.S. Loan Party”: each U.S. Borrower and each U.S. Subsidiary Guarantor.

“U.S. Security Documents”: the collective reference to each Mortgage related to any Mortgaged Property, the U.S. Guarantee and Collateral Agreement and all other similar security documents hereafter delivered to the ABL Collateral Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Loan Parties hereunder and/or under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities, including any security documents executed and delivered or caused to be delivered to the ABL Collateral Agent pursuant to subsection 7.9, in each case, as amended, supplemented, waived or otherwise modified from time to time.

“U.S. Subsidiary Guarantor”: any Domestic Subsidiary (other than any Excluded Subsidiary) of the Parent Borrower that executes and delivers a Subsidiary Guarantee, in each case, unless and until such time as the respective Subsidiary Guarantor ceases to constitute a Domestic Subsidiary of the Borrower or is released from all of its obligations under the Subsidiary Guarantee in accordance with the terms and provisions thereof.

“U.S. Tax Compliance Certificate”: as defined in subsection 4.11(a).

“Value”: with reference to the value of Inventory, value determined on the basis of the cost of such Inventory, with such cost calculated on a first-in, first-out basis, determined in accordance with GAAP.

“Voting Stock”: shares of Capital Stock entitled to vote generally in the election of directors.

“Wholly-Owned Subsidiary”: as to any Person, any Subsidiary of such Person of which such Person owns, directly or indirectly, through one or more Wholly-Owned Subsidiaries, all of the Capital Stock of such Contribution Agreement).

“xpedx Intermediate”: xpedx Intermediate, LLC, and any successor in interest thereto.

1.2            Other Definitional Provisions.

(a)            Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Notes, any other Loan Document or any certificate or other document made or delivered pursuant hereto.

(b)            As used herein and in any Notes and any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)            The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to.”

(d)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)            For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (i) “or” is not exclusive; and (ii) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

(h)               Subsidiary, other than directors, qualifying shares or shares held by nominees.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“xpedx Business”: the Spinco Business (as defined in the

(f)            For purposes of any assets, liabilities or entities located in the Province of Québec and for all other purposes pursuant to which the interpretation or construction of this Agreement may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property,” (b) “real property” shall be deemed to include “immovable property,” (c) “tangible property” shall be deemed to include “corporeal property,” (d) “intangible property” shall be deemed to include “incorporeal property,” (e) “security interest,” “mortgage” and “lien” shall be deemed to include a “hypothec,” “prior claim” and a “resolutory clause,” (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to an “opposable” or “set up” Lien as against third parties, (h) any “right of offset,” “right of setoff” or similar expression shall be deemed to include a “right of compensation,” (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (j) an “agent” shall be deemed to include a “mandatary,” (k) “construction liens” shall be deemed to include “legal hypothecs,” (l) “joint and several” shall be deemed to include “solidary,” (m) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault,” (n) “beneficial ownership” shall be deemed to include “ownership on behalf of another as mandatary,” (o) “easement” shall be deemed to include “servitude,” (p) “priority” shall be deemed to include “prior claim,” (q) “survey” shall be deemed to include “certificate of location and plan,” (r) “fee simple title” shall be deemed to include “absolute ownership” and (s) “foreclosure” shall be deemed to include “the exercise of a hypothecary right”.

(g)            In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement which requires that no Default, Event of Default, Specified Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower Representative, be deemed satisfied, so long as no Default, Event of Default, Specified Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Acquisition are entered into. For the avoidance of doubt, if the Borrower Representative has exercised its option under the first sentence of this clause (g), and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Acquisition were entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(h)            In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:

(i)            determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Coverage Ratio and the Consolidated Secured Leverage Ratio; or

(i)            testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets or Consolidated EBITDA);

in each case, at the option of the Borrower Representative (the Borrower Representative’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of the Borrower Representative are available, the Borrower Representative could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower Representative has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Borrower Representative or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations.

(ii)            For purposes of determining any financial ratio or making any financial calculation for any period that includes a fiscal quarter (or portion thereof) commencing prior to the Closing Date, the components of such financial ratio or financial calculation shall be determined on a pro forma basis to give effect to the Transactions as if the Transactions had occurred at the beginning of such period; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary for purposes of the components of such financial ratio or financial calculation as of the beginning of such four fiscal quarter period.

1.3            Accounting Terms.

(a)            All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time.

(b)            If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either a Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower Representative shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendment); provided that, until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) the Borrower Representative shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof or (ii) the Borrower Representative may elect to fix GAAP (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.

(c)            Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any (i) election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and (ii) any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standard Board Accounting Standards Codification Topic 842 – Leases (“FAS 842”), to the extent such adoption would require (i) treating any lease (or similar arrangement conveying the right to use) as a capital or finance lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015 or (ii) recognizing liabilities on the balance sheet with respect to operating leases under FAS 842.

1.4            Exchange Rates; Currency Equivalents; Borrowing Base.

(a)            The Administrative Agent shall determine the Spot Rate of Exchange as of each applicable date of determination for components of the Borrowing Base or credit exposure to be used for calculating the Dollar Equivalent of each component of the Borrowing Base or credit exposure not originally stated in Dollars. Such Spot Rates of Exchange shall become effective as of such date and shall be the Spot Rate of Exchange employed in converting any amounts between the applicable currencies until the next applicable date of determination. Where the permissibility of a transaction or a representation, warranty or covenant depends upon compliance with, or is determined by reference to, amounts stated in Dollars, any amount stated in another currency shall be translated to the Dollar Equivalent of such amount at the applicable time of determination hereunder and the permissibility of actions taken under Section 8 shall not be affected by subsequent fluctuations in exchange rates. Further, if Indebtedness is incurred to refinance Indebtedness in a transaction otherwise permitted hereunder and such refinanced Indebtedness is denominated in a currency that is different from the currency of the Indebtedness being incurred, such refinancing shall be deemed not to have exceeded the principal amount of the refinanced Indebtedness so long as the principal amount of such refinancing Indebtedness incurred does not exceed (i) the outstanding committed or principal amount (whichever is higher) of such Indebtedness being refinanced determined at the Spot Rate of Exchange as of the applicable date of determination plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing.

(b)            At any given time, the Borrowing Base, the Tranche A U.S. Borrowing Base, the Tranche A-1 Borrowing Base and the Tranche A Canadian Borrowing Base shall be determined based on the Borrowing Base Certificate last delivered.

1.5            Canadian Loan Parties, Excess Availability and Related Matters.

Notwithstanding anything to the contrary contained herein, if the IRS or any other Governmental Authority having jurisdiction over the Parent Borrower or any of its Subsidiaries adopts any regulation under Section 956 of the Code or otherwise, and such regulation would reasonably be expected to cause the guarantees and collateral provided by any Canadian Loan Party as guarantees of, or security for, any Obligation hereunder of a U.S. Loan Party, in each case, to result in material tax or other material adverse consequences to be suffered by the Parent Borrower or any of its Subsidiaries (as determined by the Borrower Representative in its sole discretion), then the Borrower Representative will promptly so notify the Administrative Agent and the Administrative Agent, the Borrowers and the applicable Loan Parties may, at the election of the Borrower Representative (in its sole discretion) amend this Agreement, the Canadian Guarantee and Collateral Agreement, any other Canadian Security Document and any other Loan Document to provide that no Canadian Loan Party shall (i) guarantee any Obligation hereunder of a U.S. Loan Party or (ii) otherwise constitute a U.S. Loan Party and that no Collateral arising under or pursuant to the Canadian Security Documents shall secure any Obligation hereunder of a U.S. Loan Party and, in connection therewith: (a) amend this Agreement to split the Tranche A Commitments (together with any outstanding Loans, Swing Line Loans, Letters of Credit and Agent Advances made available thereunder) and the Tranche A-1 Commitments (together with any outstanding Loans made available thereunder) into, in each case, two separate tranches, one of which shall be available only to the U.S. Borrowers and the other of which shall be available only to the Canadian Borrower (the “New Canadian Tranche”), and the commitments under each may be periodically reallocated at the election of the Borrowers, and (b) make any other amendments, modifications or other changes to any of the Loan Documents as are reasonably necessary or advisable in connection with the foregoing in the reasonable determination of Administrative Agent (including, but not limited to, so that the amount of Loans, Swing Line Loans, Letters of Credit and Agent Advances made to or for the benefit of U.S. Borrowers or the Canadian Borrower shall be based exclusively on the Tranche A Borrowing Base or the Tranche A-1 Borrowing Base in the applicable jurisdiction and will not exceed the amount of such borrowing bases in the applicable jurisdiction). Any such amendment, modification or other change will become effective upon execution thereof by the applicable Loan Parties and the Administrative Agent; provided that no Lender shall be obligated to provide any commitment under the New Canadian Tranche.

1.6            LLC Divisions.

For all purposes under the Loan Documents, in connection with any LLC Division: (a) if any asset, right, obligation or liability of any Person becomes an asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

SECTION 2.                AMOUNT AND TERMS OF COMMITMENTS.

2.1            Commitments.

(a)            Subject to the terms and conditions hereof, (A) each Tranche A Lender with a Tranche A Commitment severally agrees to make to the Borrowers (on a joint and several basis as between the Borrowers), at any time and from time to time during the Commitment Period, a revolving credit loan or revolving credit loans (each a “Tranche A Revolving Credit Loan” and, collectively, the “Tranche A Revolving Credit Loans”) in an aggregate principal amount equal to such Tranche A Lender’s Tranche A Commitment and (B) each Tranche A-1 Lender with a Tranche A-1 Commitment severally agrees to make to the Borrowers (on a joint and several basis as between the Borrowers), at any time and from time to time during the Commitment Period, a revolving credit loan or revolving credit loans (each a “Tranche A-1 Revolving Credit Loan” and, collectively, the “Tranche A-1 Revolving Credit Loans”, and together with the Tranche A Revolving Credit Loans, the “Revolving Credit Loans”) in an aggregate principal amount equal to such Tranche A-1 Lender’s Tranche A-1 Commitment; provided that:

(i)            no Tranche A Lender shall have any obligations to make a Tranche A Revolving Credit Loan to the extent that such Tranche A Revolving Credit Loan would result in (A) the Tranche A Lender Exposure of such Tranche A Lender exceeding the Dollar Equivalent of its Tranche A Commitment or (B) the Aggregate Tranche A Credit Extensions exceeding the Tranche A Borrowing Base;

(ii)            no Tranche A Lender shall have any obligations to make a Tranche A Revolving Credit Loan to the Canadian Borrower to the extent that, after giving effect to, such Tranche A Revolving Credit Loan the Aggregate Tranche A Credit Extensions for the benefit of the Canadian Borrower shall exceed the Canadian Sublimit;

(iii)            no Tranche A-1 Lender shall have any obligations to make a Tranche A-1 Revolving Credit Loan to the extent that such Tranche A-1 Revolving Credit Loan would result in (A) the Tranche A-1 Lender Exposure of such Tranche A-1 Lender exceeding the Dollar Equivalent of its Tranche A-1 Commitment or (B) the Aggregate Tranche A-1 Credit Extensions exceeding the Tranche A-1 Borrowing Base;

(iv)            except for Agent Advances pursuant to subsection 2.1(d) and Mandatory Revolving Loan Borrowings pursuant to subsection 2.4(c), all Revolving Credit Loans made hereunder (x) shall be made as Tranche A-1 Revolving Credit Loans unless and until the aggregate outstanding principal amount of Revolving Credit Loans equals the lesser of (1) the Tranche A-1 Commitments and (2) the Tranche A-1 Borrowing Base, and (y) thereafter, shall be made as Tranche A Revolving Credit Loans; and

(v)            all Tranche A-1 Revolving Credit Loans shall be deemed to be made to the U.S. Borrowers as ABR Loans or Eurocurrency Loans, as applicable.

A single Borrowing Request may consist of both Tranche A Revolving Credit Loans and Tranche A-1 Revolving Credit Loans. Such Revolving Credit Loans shall be denominated in (x) Dollars, in the case of the U.S. Borrowers, or (y) Canadian Dollars or in Dollars, in the case of the Canadian Borrower, and may from time to time be (A) in the case of Revolving Credit Loans made to any U.S. Borrower, (I) ABR Loans, (II) Eurocurrency Loans or (III) a combination thereof, (B) in the case of Revolving Credit Loans made to the Canadian Borrower denominated in Canadian Dollars, (I) ABR Loans, (II) BA Equivalent Loans or (III) a combination thereof, or (C) in the case of Revolving Credit Loans made to the Canadian Borrower denominated in Dollars, (I) ABR Loans, (II) Eurocurrency Loans or (III) a combination thereof, in each case as determined by the applicable Borrower and notified to the Administrative Agent in accordance with subsections 2.2 and 4.2; provided that no Loan shall be made as a Eurocurrency Loan or BA Equivalent Loan after the day that is one month prior to the Maturity Date; provided, further, that in the case of the Canadian Borrower, a Borrowing Request shall consist solely of Tranche A Revolving Credit Loans.

(b)            Notwithstanding anything to the contrary in subsection 2.1(a) or elsewhere in this Agreement, the Administrative Agent shall have the right to establish Availability Reserves in such amounts, and with respect to such matters, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the Tranche A Borrowing Base, including reserves with respect to (i) sums that the respective Borrowers are or will be required to pay (such as taxes (including payroll and sales taxes), assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have not yet paid and (ii) amounts owing by the respective Borrowers or, without duplication, their respective Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the ABL Priority Collateral, which Lien or trust, in the Permitted Discretion of the Administrative Agent is capable of ranking senior in priority to or pari passu with one or more of the Liens granted in the Security Documents (such as Canadian Priority Payables, Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral; provided that the Administrative Agent shall have provided the Borrower Representative at least five Business Days’ prior written notice of any such establishment and provided, further, that the Administrative Agent may only establish an Availability Reserve after the date hereof based on an event, condition or other circumstance arising after the Restatement Effective Date or based on facts not known to the Administrative Agent as of the Restatement Effective Date. The amount of any Availability Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the Availability Reserve. Upon delivery of such notice, the Administrative Agent shall be available to discuss the proposed Availability Reserve, and the applicable Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Availability Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Administrative Agent to establish such Availability Reserve, unless the Administrative Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new Availability Reserve no longer exists or has otherwise been adequately addressed by the applicable Borrower. Notwithstanding anything herein to the contrary, Availability Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Accounts,” “Eligible Credit Card Receivables,” “Eligible Inventory,” “Eligible In-Transit Inventory,” or “Eligible Letter of Credit Inventory,” as the case may be, and vice versa, or reserves or criteria deducted in computing the Value of Eligible Inventory, Eligible In-Transit Inventory or Eligible Letter of Credit Inventory, as the case may be, or the Net Orderly Liquidation Value of Eligible Inventory, Eligible In-Transit Inventory or Eligible Letter of Credit Inventory, as the case may be, and vice versa. In addition to the foregoing, the Administrative Agent shall have the right, subject to subsection 7.6, to have the Loan Parties’ Inventory reappraised by a qualified appraisal company selected by the Administrative Agent from time to time after the Restatement Effective Date for the purpose of redetermining the Net Orderly Liquidation Value of the Eligible Inventory, Eligible In-Transit Inventory and Eligible Letter of Credit Inventory and, as a result, redetermining the Tranche A U.S. Borrowing Base, the Tranche A-1 Borrowing Base and the Tranche A Canadian Borrowing Base.

(c)            In the event the Borrowers are unable to comply with (i) the borrowing base limitations set forth in subsection 2.1(a), or (ii) the conditions precedent to the making of Loans or the issuance of Letters of Credit set forth in Section 6, (x) the Lenders authorize the Administrative Agent (including in its capacity to act through its Canada branch), for the account of the Lenders, to make Revolving Credit Loans to the Borrowers which shall be made as Tranche A Revolving Credit Loans, and which may only be made as ABR Loans, and shall be deemed by the Administrative Agent to either be made on account of the U.S. Borrowers or the Canadian Borrower (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a Borrowing Request requesting an Agent Advance until the earliest of (i) the 30th Business Day after such date, (ii) the date the respective Borrowers or Borrower is again able to comply with the limitations in the Borrowing Base and the conditions precedent to the making of Loans and issuance of Letters of Credit, or obtains an amendment or waiver with respect thereto and (iii) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”).

(d)            The Administrative Agent shall not make any Agent Advance to the Borrowers, (I) to the extent that at such time the amount of such Agent Advance, when added to the aggregate outstanding amount of all other Agent Advances made to the Borrowers at such time, would exceed 5.0% of the Tranche A Borrowing Base at such time or (II) to the extent that at such time the amount of such Agent Advance when added to the Aggregate Tranche A Lender Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Aggregate Tranche A Commitment at such time. It is understood and agreed that, subject to the requirements set forth above, Agent Advances may be made by the Administrative Agent in its discretion to the extent the Administrative Agent deems such Agent Advances necessary or desirable (x) to preserve and protect the applicable Collateral, or any portion thereof, (y) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other obligations of the Loan Parties hereunder and under the other Loan Documents or (z) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of any Loan Document, including payments of reimbursable expenses and other sums payable under the Loan Documents, and that the Borrowers shall have no right to require that any Agent Advances be made. At any time that the conditions precedent set forth in subsection 6.2 have been satisfied or waived, the Administrative Agent may request the applicable Lenders to make a Loan to repay an Agent Advance. At any other time, the Administrative Agent may require the applicable Lenders to fund their risk participations described in subsection 2.1(f) below.

(e)            Upon the making of an Agent Advance by the Administrative Agent (whether before or after the occurrence of a Default or an Event of Default), each Tranche A Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Agent Advance in proportion to its Tranche A Commitment Percentage. From and after the date, if any, on which any Tranche A Lender is required to fund its participation in any Agent Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Tranche A Lender its Tranche A Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Agent Advance.

(f)            Each Borrower agrees that, upon the request to the Administrative Agent by any Lender made on or prior to the Restatement Effective Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence such Lender’s Loans, such Borrower will execute and deliver to such Lender a promissory note substantially in the form of Exhibit I-1 with appropriate insertions as to payee, date and principal amount (each, as amended, supplemented, replaced or otherwise modified from time to time, a “Revolving Note”), payable to such Lender and representing the obligation of such Borrower to pay the amount of the Commitment of such Lender or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans made by such Lender to such Borrower. Each Note shall (i) be dated the Restatement Effective Date (or in the case of an assignment pursuant to subsection 11.6(b), as of the date of such assignment), (ii) be stated to mature on the Maturity Date and (iii) provide for the payment of interest in accordance with subsection 4.1.

(g)            Borrowers shall not, directly or indirectly, use any Letter of Credit or Loan proceeds, nor use, lend, contribute or otherwise make available any Letter of Credit or Loan proceeds to any Subsidiary, joint venture partner or other Person, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money or anything else of value, to any Person in violation of the Anti-Corruption Laws; (ii) to fund any activities of or business with any Person that, at the time of issuance of such Letter of Credit or funding of such Loan, is the subject of any Sanction, or in any Designated Jurisdiction that, at the time of issuance of such Letter of Credit or funding of such Loan, is the subject of any Sanction, in each case, in violation of any Sanction; or (iii) in any manner that would result in a violation of a Sanction by any Person party to any Loan Document (including any Secured Party or Participant).

(h)            Without limiting the other conditions to making Revolving Credit Loans hereunder, in the event that any account of the Canadian Borrower is opened and maintained with Bank of America, N.A. (acting through its Canada branch), for so long as Bank of America, N.A. (acting through its Canada branch) is a Lender hereunder, whenever a check or other item is presented for payment against such account in an amount greater than the then available balance in such account (such greater amount, an “Overdraft Loan”), such presentation shall be deemed to constitute a Borrowing Request by the Canadian Borrower for a Borrowing of Revolving Credit Loans that are ABR Loans in like currency in the amount of such Overdraft Loan.

2.2            Procedure for Revolving Credit Borrowing. Each of the Borrowers may borrow under the Commitments during the Commitment Period on any Business Day; provided that the Borrower Representative shall give the Administrative Agent irrevocable (in the case of any notice except notice with respect to the initial Extension of Credit hereunder, which shall be irrevocable after the funding) notice in substantially the form of Exhibit F-1 or in such other form as may be agreed between the Borrower Representative and the Administrative Agent (each, a “Borrowing Request”) (which notice must be received by the Administrative Agent prior to (a) 11:00 A.M., New York City time, at least three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurocurrency Loans or BA Equivalent Loans or (b) 11:00 A.M., New York City time, on the requested Borrowing Date, for ABR Loans (or in the case of the initial borrowing hereunder, in each case, 10:00 A.M. one Business Day prior to the date of the initial borrowing hereunder)) specifying (i) the identity of a Borrower, (ii) the amount to be borrowed, (iii) the requested Borrowing Date, (iv) whether the borrowing is to be of Eurocurrency Loans or BA Equivalent Loans, ABR Loans or a combination thereof, (v) if the borrowing is to be made to the Canadian Borrower, whether such Loans shall be denominated in Canadian Dollars or Dollars and (vi) if the borrowing is to be entirely or partly of Eurocurrency Loans or BA Equivalent Loans, the respective amounts of each such Type of Loan, the respective lengths of the initial Interest Periods therefor. Each borrowing shall be in an amount equal to (x) in the case of ABR Loans, except any ABR Loan to be used solely to pay a like amount of outstanding Reimbursement Obligations or Swing Line Loans, and except any ABR Loan constituting an Overdraft Loan, in multiples of $1,000,000.00 (or, in the case of Loans denominated in Canadian Dollars, Cdn$1,000,000.00) (or, if the Commitments then available (as calculated in accordance with subsections 2.1(a)) are less than $1,000,000.00 or Cdn$1,000,000.00, respectively, such lesser amount) and (y) in the case of Eurocurrency Loans or BA Equivalent Loans, an amount equal to $5,000,000.00 (or, in the case of Loans denominated in Canadian Dollars, Cdn$5,000,000.00) or a whole multiple of $1,000,000.00 (or, in the case of Loans denominated in Canadian Dollars, Cdn$1,000,000.00) in excess thereof. Upon receipt of any such notice from the Borrower Representative, the Administrative Agent shall promptly notify each applicable Revolving Lender thereof. Subject to the satisfaction of the conditions precedent specified in subsection 6.2, each applicable Revolving Lender will make the amount of its pro rata share of each borrowing of Revolving Credit Loans available to the Administrative Agent for the account of the Borrower identified in such notice at the office of the Administrative Agent specified in subsection 11.2 prior to 3:00 P.M. (or 10:00 A.M., in the case of the initial borrowing hereunder), New York City time, or at such other office of the Administrative Agent or at such other time as to which the Administrative Agent shall notify such Borrower Representative reasonably in advance of the Borrowing Date with respect thereto, on the Borrowing Date requested by such Borrower in Dollars or Canadian Dollars and in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent, crediting the account of such Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.3            Termination or Reduction of Commitments.

(a)            The Borrower Representative (on behalf of any Borrower) shall have the right, upon not less than one Business Day’s notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the Tranche A Commitments, or, from time to time, to reduce the amount of the Tranche A Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans and Swing Line Loans made on the effective date thereof, the Aggregate Tranche A Lender Exposure would exceed the applicable Commitments then in effect. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the applicable Commitments then in effect.

(b)            The Borrower Representative (on behalf of any Borrower) shall have the right, upon not less than one Business Day’s notice to the Administrative Agent (which will promptly notify the Lenders thereof), to terminate the Tranche A-1 Commitments or, from time to time, to reduce the amount of the Tranche A-1 Commitments and, notwithstanding anything in this Agreement to the contrary, in connection with such termination or reduction, to prepay the Tranche A-1 Revolving Credit Loans without first repaying the Tranche A Revolving Credit Loans; provided that (x) no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Aggregate Tranche A-1 Lender Exposure would exceed the applicable Commitments then in effect and (y) after giving pro forma effect to such termination or reduction and prepayment and any reallocation pursuant to clause (c) of this subsection 2.3, the Payment Condition is satisfied. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and shall, except as provided in clause (c) of this subsection 2.3, reduce permanently the applicable Commitments then in effect.

(c)            (i) At the time of any termination or reduction of the Tranche A-1 Commitments as set forth in clause (b) of this subsection 2.3, but without duplication of any increase permitted pursuant to subsection 2.6, the Tranche A-1 Commitments so terminated or reduced may be added, in whole or in part, at the Parent Borrower’s option, to the then outstanding Tranche A Commitments, in the manner set forth in clause (ii) below.

(i)            (x) In the case of Lenders that, as of immediately prior to any such termination or reduction, have (within the same branch and legal entity, as applicable) both Tranche A Commitments and Tranche A-1 Commitments, the Tranche A Commitments, as applicable, of such Lenders whose Tranche A-1 Commitments are being so terminated or reduced shall be automatically increased by the amount so terminated or reduced, and (y) in the case of any Tranche A-1 Commitments being so terminated or reduced that are not automatically reallocated pursuant to the immediately preceding clause (x), the Parent Borrower may seek to obtain like amounts of such Commitments in the form of Tranche A Commitments from existing Lenders or any other Persons; provided, however, that (1) no Lender shall be obligated to provide any such Commitments as a result of any such request by the Parent Borrower, and (2) any Additional Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent, each Swing Line Lender, each Issuing Lender and the Borrowers (each such approval not to be unreasonably withheld).

(d)            Any notice of termination delivered by the Borrower Representative pursuant to clauses (a) or (b) of this subsection 2.3 may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case, subject to subsection 4.12, such notice may be revoked by the Borrower Representative (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(e)            No more than one reallocation of Commitments pursuant to clause (c), (d) or (e) of this subsection 2.3 may be effected in any fiscal quarter.

(f)            In no event shall the Canadian Sublimit constitute more than 35% of the aggregate Commitments.

(g)            All outstanding Commitments shall terminate on the Maturity Date.

2.4            Swing Line Commitments.

(a)            Subject to the terms and conditions hereof, the Swing Line Lender agrees to make swing line loans (individually, a “Swing Line Loan”; collectively, the “Swing Line Loans”) from time to time during the Commitment Period (i) to any U.S. Borrower in an aggregate principal amount at any one time outstanding not to exceed $75,000,000 and (ii) to the Canadian Borrower in an aggregate principal amount at any one time outstanding not to exceed the Dollar Equivalent of $15,000,000; provided that the Swing Line Lender shall not make any Swing Line Loans if, after doing so, the Aggregate Tranche A Lender Exposure would exceed the Aggregate Tranche A Commitment or the Aggregate Tranche A Credit Extensions would exceed the applicable limitation set forth in subsection 2.1(a)(i)(B) and, with respect to the Canadian Borrower, subsection 2.1(a)(ii). Amounts borrowed by any Borrower under this subsection 2.4 may be repaid and, through but excluding the Maturity Date, reborrowed. All Swing Line Loans (x) made to any U.S. Borrower shall be made in Dollars as ABR Loans and (y) made to the Canadian Borrower shall be made in Canadian Dollars or in Dollars as ABR Loans. Swing Line Loans shall not be entitled to be converted into Eurocurrency Loans or BA Equivalent Loans. In the case of Swing Line Loans, the Borrower Representative (on behalf of any Borrower) shall give the Swing Line Lender irrevocable notice (which notice must be received by the Swing Line Lender prior to (x) in the case of Swing Line Loans made to any U.S. Borrower, 2:00 P.M., New York City time and (y) in the case of Swing Line Loans made to the Canadian Borrower, 1:00 P.M., New York City time) on the requested Borrowing Date specifying (1) the identity of the Borrower and (2) the amount of the requested Swing Line Loan, which shall be in a minimum amount of $100,000.00 or whole multiples of $50,000.00 in excess thereof (or, in the case of Swing Line Loans denominated in Canadian Dollars, a minimum amount of Cdn$100,000.00 or whole multiples of Cdn$50,000.00 in excess thereof). In each case, the proceeds of the Swing Line Loan will be made available by the applicable Swing Line Lender to the Borrower identified in such notice at an office of the applicable Swing Line Lender by wire transfer to the account of such Borrower specified in such notice.

(b)            Each of the Borrowers agrees that, upon the request to the Administrative Agent by the Swing Line Lender made on or prior to the Restatement Effective Date or in connection with any assignment pursuant to subsection 11.6(b), in order to evidence the Swing Line Loans such Borrower will execute and deliver to the Swing Line Lender a promissory note substantially in the form of Exhibit I-2, with appropriate insertions (as the same may be amended, supplemented, replaced or otherwise modified from time to time, the “Swing Line Note”), payable to the Swing Line Lender and representing the obligation of such Borrower to pay the amount of the Swing Line Commitment or, if less, the unpaid principal amount of the Swing Line Loans made to such Borrower, with interest thereon as prescribed in subsection 4.1.

(c)            Each Swing Line Lender, at any time in its sole and absolute discretion, may, and, at any time as there shall be a Swing Line Loan outstanding for more than five Business Days, each Swing Line Lender shall, on behalf of the Borrower to which the Swing Line Loan has been made (which hereby irrevocably directs and authorizes the applicable Swing Line Lender to act on its behalf), request (provided that such request shall be deemed to have been automatically made upon the occurrence of an Event of Default under subsection 9(f)), each Tranche A Lender, including the Swing Line Lender, to make a Tranche A Revolving Credit Loan as an ABR Loan (a “Mandatory Revolving Loan Borrowing”) in an amount equal to such Tranche A Lender’s Tranche A Commitment Percentage of the principal amount of all of the Swing Line Loans (collectively, the “Refunded Swing Line Loans”) outstanding on the date such notice is given; provided that the provisions of this subsection 2.4(c) shall not affect the obligations of any Borrower to prepay Swing Line Loans in accordance with the provisions of subsection 4.4(b). Unless the Tranche A Commitments shall have expired or terminated (in which event the procedures of paragraph (d) of this subsection 2.4 shall apply), each Tranche A Lender hereby agrees to make the proceeds of its Tranche A Revolving Credit Loan (including any Eurocurrency Loan) available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date such notice is given notwithstanding (i) that the amount of the Mandatory Revolving Loan Borrowing may not comply with the minimum amount for Revolving Credit Loans otherwise required hereunder, (ii) whether any conditions specified in Section 6 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Revolving Loan Borrowing and (v) the amount of the Tranche A Commitment of such, or any other, Tranche A Lender at such time. The proceeds of such Tranche A Revolving Credit Loans (including, any Eurocurrency Loan and any BA Equivalent Loan) shall be immediately applied to repay the Refunded Swing Line Loans.

(d)            If the Tranche A Commitments shall expire or terminate at any time while Swing Line Loans are outstanding, each Tranche A Lender shall, at the option of the Swing Line Lender, exercised reasonably, either (A) notwithstanding the expiration or termination of the Tranche A Commitments, make a Tranche A Revolving Credit Loan as an ABR Loan (which Tranche A Revolving Credit Loan shall be deemed a “Tranche A Revolving Credit Loan” for all purposes of this Agreement and the other Loan Documents) or (B) purchase an undivided participating interest in such Swing Line Loans, in either case in an amount equal to such Tranche A Lender’s Tranche A Commitment Percentage determined on the date of, and immediately prior to, expiration or termination of the Tranche A Commitments of the aggregate principal amount of such Swing Line Loans; provided that, in the event that any Mandatory Revolving Loan Borrowing cannot for any reason be made on the date otherwise required above (including, as a result of the commencement of a proceeding under any bankruptcy, reorganization, dissolution, insolvency, receivership, administration or liquidation or similar law with respect to any Borrower), then each Tranche A Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Revolving Loan Borrowing would otherwise have occurred, but adjusted for any payments received from such Borrower on or after such date and prior to such purchase) from the Swing Line Lender such participations in such outstanding Swing Line Loans as shall be necessary to cause such Tranche A Lenders to share in such Swing Line Loans ratably based upon their respective Tranche A Commitment Percentages; provided, further, that (x) all interest payable on the Swing Line Loans shall be for the account of the Swing Line Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Tranche A Lender shall be required to pay the Swing Line Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Revolving Loan Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate otherwise applicable to Tranche A Revolving Credit Loans made as ABR Loans. In the event that the Tranche A Commitments shall expire or terminate in part (and not in full) at any time while Swing Line Loans are outstanding, the applicable Borrower shall repay Swing Line Loans in the amount by which the outstanding Swing Line Loans exceed the continuing Tranche A Commitments; and in the event that such Borrower fails to do so, the obligations of each Tranche A Lender pursuant to the prior sentence shall apply with respect to such Lender’s Tranche A Commitment Percentage (calculated immediately prior to such expiration or termination) of the amount by which the outstanding Swing Line Loans in excess of the continuing Tranche A Commitments not so repaid. Each Tranche A Lender will make the proceeds of any Tranche A Revolving Credit Loan made pursuant to the immediately preceding sentence available to the Administrative Agent for the account of the Swing Line Lender at the office of the Administrative Agent prior to 12:00 Noon, New York City time, in funds immediately available on the Business Day next succeeding the date on which the Tranche A Commitments expire or terminate and in the currency in which such Swing Line Loans were made. The proceeds of such Tranche A Revolving Credit Loans shall be immediately applied to repay the Swing Line Loans outstanding on the date of termination or expiration of the Tranche A Commitments. In the event that the Tranche A Lenders purchase undivided participating interests pursuant to the first sentence of this paragraph (d), each Tranche A Lender shall immediately transfer to the Swing Line Lender, in immediately available funds and in the currency in which such Swing Line Loans were made, the amount of its participation and upon receipt thereof the Swing Line Lender will execute and deliver to such Tranche A Lender a certificate substantially in the form of Exhibit H with appropriate insertions as required by such certificate dated the date of receipt of such funds and in such amount (each such certificate, as amended, supplemented, replaced or otherwise modified from time to time, a “Swing Line Loan Participation Certificate”).

(e)            Whenever, at any time after the Swing Line Lender has received from any Tranche A Lender such Tranche A Lender’s participating interest in a Swing Line Loan, the Swing Line Lender receives any payment on account thereof (whether directly from any Borrower in respect of such Swing Line Loan or otherwise, including proceeds of Collateral applied thereto by the Swing Line Lender), or any payment of interest on account thereof, the Swing Line Lender will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such Tranche A Lender its pro rata share thereof prior to the end of such Business Day and otherwise, the Swing Line Lender will distribute such payment on the next succeeding Business Day (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Tranche A Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed by the Swing Line Lender to it.

(f)            Each Tranche A Lender’s obligation to make the Tranche A Revolving Credit Loans and to purchase participating interests with respect to Swing Line Loans in accordance with subsections 2.4(c) and 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Tranche A Lender or any of the Borrowers may have against the Swing Line Lender, any of the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in condition (financial or otherwise) of any of the Borrowers; (iv) any breach of this Agreement or any other Loan Document by any of the Borrowers, any other Loan Party or any other Tranche A Lender; (v) any inability of any of the Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Tranche A Revolving Credit Loan is to be made or participating interest is to be purchased or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.5            Record of Loans.

(a)            Each Borrower hereby unconditionally promises to pay to the Administrative Agent (in the currency in which such Loan is denominated) for the account of: (i) each Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Borrower, on the Maturity Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 9); (ii) the Administrative Agent, the then unpaid and principal amount of each Agent Advance made to such Borrower on the Maturity Date (or such earlier date on which the Agent Advances become due and payable pursuant to Section 9) and (iii) the Swing Line Lender, the then unpaid principal amount of the Swing Line Loans made to such Borrower, on the Maturity Date (or such earlier date on which the Swing Line Loans become due and payable pursuant to Section 9). Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans made to such Borrower from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in subsection 4.1.

(b)            Each Lender (including each Swing Line Lender) shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)            The Administrative Agent shall maintain the Register pursuant to subsection 11.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof, and each Interest Period, if any, applicable thereto and whether such Loans are Tranche A Revolving Credit Loans, Tranche A-1 Revolving Credit Loans or Swing Line Loans, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.

(d)            The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 2.5(c) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of each Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

2.6            Incremental Facility.

(a)            So long as no Specified Default exists or would arise therefrom, the Borrowers shall have the right, at any time and from time to time after the Restatement Effective Date, to request (i) an increase of the aggregate amount of the then outstanding Commitments (the “Incremental Revolving Commitments”), (ii) commitments under a new revolving facility in favor of the Borrowers or any of their Restricted Subsidiaries, consisting of either (A) a FILO Tranche to be included in this Agreement; provided that the existing Tranche A-1 Commitments have been terminated or (B) revolving commitments extended to a Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary (the “New Revolving Commitments”) or (iii) one or more term loans (the “Incremental ABL Term Loans” and together with the Incremental Revolving Commitments and the New Revolving Commitments, collectively, the “Incremental Facilities” and each, an “Incremental Facility”). Any request under this subsection 2.6 shall specify (x) in the case of a request for Incremental Revolving Commitments, whether the Tranche A Commitments or the Tranche A-1 Commitments (or a combination of the above) are requested to be increased, (y) in the case of a request for New Revolving Commitments, the identity of the borrower thereunder, and whether such New Revolving Commitments will consist of a FILO Tranche or revolving commitments extended to a Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary and (z) in the case of a request for Incremental ABL Term Loans, whether such loans will count as Aggregate Tranche A Credit Extensions or Aggregate Tranche A-1 Credit Extensions (or a combination of the above). Notwithstanding anything to the contrary herein, after giving effect to any new Incremental Facility, the aggregate principal amount of any Incremental ABL Term Loans, New Revolving Commitments or Incremental Revolving Commitments shall not exceed the Available Incremental Amount at such time, and the aggregate principal amount of the Facilities plus (without duplication) the aggregate outstanding amount of all Incremental Facilities shall not exceed $1,800,000,000 at such time. The Parent Borrower may seek to obtain Incremental Revolving Commitments, New Revolving Commitments or Incremental ABL Term Loans from existing Lenders or any other Persons, as applicable (each an “Incremental Facility Increase,” and each Person extending, or Lender extending, Incremental Revolving Commitments or Incremental ABL Term Loans, an “Additional Lender”), provided, however, that (i) no Lender shall be obligated to provide an Incremental Facility Increase as a result of any such request by the Borrowers, and (ii) any Additional Lender which is not an existing Lender shall be subject to the approval of the Administrative Agent, each Swing Line Lender, each Issuing Lender and the Borrowers (each such approval not to be unreasonably withheld) but in each case only to the extent that such approval would be required pursuant to subsection 11.6 if such Additional Lender were an Assignee).

(b)            Any Incremental ABL Term Loans (unless such Incremental ABL Term Loans are extended to a Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary) (A) may not be guaranteed by any Subsidiaries of the Parent Borrower other than the Guarantors and shall rank pari passu (or, at the option of the Parent Borrower (but subject to the class protection set forth in subsection 11.1(a)(xii)), junior) in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the corresponding Tranche A Commitments or Tranche A-1 Commitments and any corresponding existing Incremental ABL Term Loans, (B) shall count against the Borrowing Base, (C) shall not have a final maturity that is earlier than the Maturity Date (or, if later, the latest final maturity of any Extended Loans or any then-existing Incremental Facility), (D) shall not amortize at a rate greater than 2.5% per annum, (E) may not be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans and (F) shall otherwise be on terms as are reasonably satisfactory to the Administrative Agent. Any Incremental ABL Term Loans extended to a Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary (A) shall have pricing to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin of other Loans) among the Parent Borrower and the Lenders providing such Incremental ABL Term Loans, (B) shall be subject to such collateral and guaranty arrangements as may be agreed among the Parent Borrower and the Lenders providing such Incremental ABL Term Loans, and are reasonably satisfactory to the Administrative Agent (but may not be guaranteed by any Guarantors or secured by any Collateral), (C) shall be subject to such borrowing base arrangements as may be agreed among the Parent Borrower and the Lenders providing such Incremental ABL Term Loans, and are reasonably satisfactory to the Administrative Agent, (D) shall be in such jurisdictions and currencies as may be agreed among the Parent Borrower and the Lenders providing such Incremental ABL Term Loans, and are reasonably satisfactory to the Administrative Agent, (E) shall not amortize at a rate greater than 2.5% per annum and (F) shall otherwise be on terms as may be agreed among the Parent Borrower and the Lenders providing such Incremental ABL Term Loans.

(c)            Any Incremental Revolving Commitments (A) shall be guaranteed by the Guarantors and shall rank pari passu in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of the corresponding Tranche A Commitments or Tranche A-1 Commitments in effect prior to the Incremental Revolving Commitment Effective Date, (B) may not be secured by any Collateral or other assets of any Loan Party that do not also secure the Loans, (C) may provide for commitment, arrangement, upfront or similar fees that may be agreed among the Parent Borrower and the Lenders providing such Incremental Revolving Commitments and (D) shall otherwise be on terms and pursuant to the documentation applicable to the existing Commitments; provided that the Applicable Margin relating to the Incremental Revolving Commitments may exceed the Applicable Margin relating to the Commitments in effect prior to the Incremental Revolving Commitment Effective Date so long as the Applicable Margins relating to all Revolving Credit Loans shall be adjusted to be equal to not more than 50 basis points less than the Applicable Margin payable to the Lenders providing such Incremental Revolving Commitments.

(d)

(i)            Unless such New Revolving Commitments are extended to a Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary, any New Revolving Commitments (A) shall be guaranteed by the Guarantors and shall rank pari passu in right of priority with respect to the Collateral, (B) may not be guaranteed by any Subsidiaries of the Parent Borrower other than the Guarantors, or secured by any Collateral or other assets of any Loan Party that do not also secure the Loans, (C) shall be in the form of a FILO Tranche and (D) shall otherwise be on terms as agreed upon among the Parent Borrower and the Lenders providing the New Revolving Commitment, which terms shall be reasonably satisfactory to the Administrative Agent. Any New Revolving Commitments extended to a Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary (A) shall have pricing to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin of other Loans) among the Parent Borrower and the Lenders providing such New Revolving Commitments, (B) shall be subject to such collateral and guaranty arrangements as may be agreed among the Parent Borrower and the Lenders providing such New Revolving Commitments, and are reasonably satisfactory to the Administrative Agent (but may not be guaranteed by any Guarantors or secured by any Collateral), (C) shall be subject to such borrowing base arrangements as may be agreed among the Parent Borrower and the Lenders providing such New Revolving Commitments, and are reasonably satisfactory to the Administrative Agent, (D) shall be in such jurisdictions and currencies as may be agreed among the Parent Borrower and the Lenders providing such New Revolving Commitments, and are reasonably satisfactory to the Administrative Agent and (E) shall otherwise be on terms as may be agreed among the Parent Borrower and the Lenders providing such New Revolving Commitments.

(ii)            Any Incremental Facilities consisting of New Revolving Commitments extended to a Subsidiary that is a Domestic Subsidiary or a Canadian Subsidiary shall (subject to subsection 2.6(d)(i)), and any Incremental ABL Term Loans (unless extended to a Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary) may (subject to subsection 2.6(b)), be in the form of a separate “first-in, last out” tranche (the “FILO Tranche”) with a separate borrowing base against the ABL Priority Collateral on the same category of assets included in the Tranche A Borrowing Base (and the aggregate advance rate (inclusive of the Facility and all Incremental Facilities) on such categories shall not exceed 100% unless such Incremental Facility is documented in a separate agreement and subject to an Other Intercreditor Agreement) and interest rate margins in each case to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Margin of other Loans pursuant to clause (i) above) among the Parent Borrower, the Administrative Agent and the Lenders providing the FILO Tranche so long as (1) any loans under the FILO Tranche may not be guaranteed by any Subsidiaries of the Parent Borrower other than the Guarantors, or secured by any Collateral or other assets of any Loan Party that do not also secure the Loans; (2) if the FILO Tranche availability exceeds $0, any Extension of Credit under the Facility thereafter requested shall be made under the FILO Tranche until the FILO Tranche availability no longer exceeds $0; (3) as between (x) the Facility (other than the FILO Tranche) and the Incremental ABL Term Loans, on the one hand and (y) the FILO Tranche, on the other hand, all proceeds from the liquidation or other realization of the Collateral (including ABL Priority Collateral) shall be applied, first to obligations owing under, or with respect to, the Facility (other than the FILO Tranche) and the Incremental ABL Term Loans (unless extended to a Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary) and second to the FILO Tranche; (4) no Borrower may prepay Revolving Credit Loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Loans and/or Reimbursement Obligations (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) or Incremental ABL Term Loans (unless extended to a Subsidiary that is not a Domestic Subsidiary or a Canadian Subsidiary) are outstanding; (5) the Required Lenders (calculated as including Lenders under any Incremental Facilities that rank pari passu with the existing Commitments) shall, subject to the terms of the Base Intercreditor Agreement, control exercise of remedies in respect of the Collateral and (6) no changes affecting the priority status of the Facility (other than the FILO Tranche) or the Incremental ABL Term Loans, on the one hand, vis-à-vis the FILO Tranche, on the other hand, may be made without the consent of the Supermajority Lenders (calculated as including Lenders under any Incremental Facility that ranks pari passu with the existing Commitments) under the Facility (and such other Lenders who consent may be required under subsection 11.1(b)(xii)), other than such changes which affect only the FILO Tranche, or only the Incremental ABL Term Loans, as the case may be.

(e)            No Incremental Facility Increase shall become effective unless and until each of the following conditions has been satisfied:

(i)            The Borrowers, the Administrative Agent, and any Additional Lender shall have executed and delivered a joinder to the Loan Documents (“Lender Joinder Agreement”) in substantially the form of Exhibit O;

(ii)            The Borrowers shall have paid such fees and other compensation to the Additional Lenders and to the Administrative Agent as the applicable Borrowers, the Administrative Agent and such Additional Lenders shall agree;

(iii)            The applicable Borrowers shall deliver to the Administrative Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent from counsel to the applicable Borrowers and dated such date;

(iv)            A Revolving Note (to the extent requested) will be issued at the applicable Borrowers’ expense, to each such Additional Lender, to be in conformity with requirements of subsection 2.1(g) (with appropriate modification) to the extent necessary to reflect the new Commitment of each Additional Lender;

(v)            The Parent Borrower shall deliver on the Incremental Facility effective date a certificate certifying that (A) (other than with respect to an Incremental Facility Increase in connection with a Permitted Acquisition permitted hereunder or any other Investment not prohibited by the terms of this Agreement, unless required by the Lenders providing such Incremental Facility Increase) the representations and warranties made by the Parent Borrower and its Restricted Subsidiaries contained herein and in the other Loan Documents are true and correct in all material respects on and as of the Incremental Facility effective date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date; provided that for this purpose only, the representation and warranty contained in the second sentence of subsection 5.7 shall be deemed to be a representation and warranty that, at such time, no Specified Default has occurred and is continuing, and (B) no Specified Default has occurred and is continuing; and

(vi)            The applicable Borrowers and Additional Lenders shall have delivered such other instruments, documents and agreements as the Administrative Agent may reasonably have requested in order to effectuate the documentation of the foregoing.

(f)            (i)  In the case of any Incremental Facility Increase constituting Incremental Revolving Commitments, the Administrative Agent shall promptly notify each Lender as to the effectiveness of such Incremental Facility Increase (with each date of such effectiveness being referred to herein as an “Incremental Revolving Commitment Effective Date”), and at such time (i) the Tranche A Commitments and the Tranche A-1 Commitments, as applicable, under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Incremental Revolving Commitments, (ii) Schedule A shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Lenders and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect any such Incremental Revolving Commitments.

(i)            In the case of any Incremental Facility Increase, the Administrative Agent, the Additional Lenders and the Borrowers agree to enter into any amendment required to incorporate the addition of the Incremental Revolving Commitments, the New Revolving Commitments and the Incremental ABL Term Loans, the pricing of the Incremental Revolving Commitments, the New Revolving Commitments and the Incremental ABL Term Loans, the maturity date of the Incremental Revolving Commitments, the New Revolving Commitments and the Incremental ABL Term Loans and such other amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection therewith, including amendments to provide for the inclusion, as appropriate, of Additional Lenders in any required vote or action of the Required Lenders, the Supermajority Lenders or of the Lenders of each Facility hereunder and may provide class protection for any additional credit facilities in a manner consistent with those provided the original Facilities pursuant to the provisions of subsection 11.1(a) as originally in effect (each an “Incremental Commitment Amendment”). The Lenders hereby irrevocably authorize the Administrative Agent to enter into such amendments.

(g)            In connection with the Incremental Facility Increases hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the applicable Borrowers shall, in coordination with the Administrative Agent, (x) repay applicable outstanding Revolving Credit Loans of certain Lenders, and obtain applicable Revolving Credit Loans from certain other Lenders (including the Additional Lenders), or (y) take such other actions as reasonably may be required by the Administrative Agent to the extent necessary so that the Lenders effectively participate in each of the outstanding Loans, as applicable, pro rata on the basis of their respective Commitment Percentages (determined after giving effect to any increase in the applicable Commitments pursuant to this subsection 2.6), and (ii) the applicable Borrowers shall pay to the applicable Lenders any costs of the type referred to in subsection 4.12 in connection with any repayment and/or Revolving Credit Loans required pursuant to the preceding clause (i). Without limiting the obligations of the Borrowers provided for in this subsection 2.6, the Administrative Agent and the Lenders agree that they will use commercially reasonable efforts to attempt to minimize the costs of the type referred to in subsection 4.12 which the Borrowers would otherwise incur in connection with the implementation of an increase in the Commitments.

2.7            Extension Amendments.

(a)            The Parent Borrower may at any time and from time to time request that all or a portion, including one or more Tranches, of the Commitments (including any Extended Commitments), each existing at the time of such request (each, an “Existing Commitment” and any related Loans thereunder, “Existing Loans”; each Existing Commitment and related Existing Loans together being referred to as an “Existing Tranche”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related Existing Loans, “Extended Loans”, with the commitments of the Existing Tranche not so extended and any related Loans thereunder being referred to as “Non-Extended Commitments” and “Non-Extended Loans”, respectively) and to provide for other terms consistent with this subsection 2.7; provided that (i) any such request shall be made by the Parent Borrower to all Lenders with Existing Commitments with a like maturity date (whether under one or more Tranches) on a pro rata basis, and (ii) any Minimum Extension Condition shall be satisfied unless waived by the Parent Borrower. In order to establish any Extended Commitments, the Parent Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Commitments to be established, which Extension Request may be modified, revoked, or revoked and reissued by the Parent Borrower at any time prior to the effectiveness of the Extension Amendment. The terms of the Extended Commitments to be established pursuant to an Extension Request shall be identical to those applicable to the Existing Commitments from which they are to be extended (the “Specified Existing Commitment”) except (x) all or any of the final maturity dates of such Extended Commitments may be delayed to later dates than the final maturity dates of the Specified Existing Commitments, (y) (A) the interest margins with respect to the Extended Commitments may be higher or lower than the interest margins for the Specified Existing Commitments and/or (B) additional fees may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) the applicable Commitment Fee Percentage with respect to the Extended Commitments may be higher or lower than the applicable Commitment Fee Percentage for the Specified Existing Commitment, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this subsection 2.7, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Extended Commitments and Non-Extended Commitments shall be made on a pro rata basis with all such other outstanding Extended Commitments and Non-Extended Commitments, (2) assignments and participations of Extended Commitments and Extended Loans shall be governed by the same assignment and participation provisions applicable to Commitments and the Revolving Credit Loans related to such Commitments set forth in subsection 11.6, and (3) no termination of Extended Commitments and no repayment of Extended Loans accompanied by a corresponding permanent reduction in Extended Commitments shall be permitted unless such termination or repayment (and corresponding reduction) is accompanied by an at least pro rata termination or permanent repayment (and corresponding permanent reduction), as applicable, of all earlier maturing corresponding Non-Extended Commitments and Non-Extended Loans (or all earlier maturing corresponding Non-Extended Commitments and Non-Extended Loans shall otherwise be or have been terminated and repaid in full). No Lender shall have any obligation to agree to have any of its Existing Loans or Existing Commitments of any Existing Tranche converted into Extended Loans or Extended Commitments pursuant to any Extension Request. Any Extended Commitments shall constitute a separate Tranche of Commitments from the Specified Existing Commitments and from any other Existing Commitments (together with any other Extended Commitments so established on such date); provided that any Extended Commitments or Extended Loans may, to the extent provided in the applicable Extension Amendment, be designated as part of any Tranche of Commitments or Loans, as applicable, established on or prior to the date of such Extension Amendment.

(b)            The Parent Borrower shall provide the applicable Extension Request at least 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Commitments converted into Extended Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Commitments that it has elected to convert into Extended Commitments. In the event that the aggregate amount of Specified Existing Commitments subject to Extension Elections exceeds the amount of Extended Commitments requested pursuant to the Extension Request, the Specified Existing Commitments subject to Extension Elections shall be converted to Extended Commitments on a pro rata basis based on the amount of Specified Existing Commitments included in each such Extension Election. Notwithstanding the conversion of any Existing Commitment into an Extended Commitment, such Extended Commitment shall be treated identically to all Commitments for purposes of the obligations of a Lender in respect of Letters of Credit under Section 3 and Swing Line Loans under subsection 2.4, except that the applicable Extension Amendment may provide that the maturity date for Swing Line Loans and/or Letters of Credit may be extended and the related obligations to make Swing Line Loans and issue Letters of Credit may be continued so long as the applicable Swing Line Lender and/or the applicable Issuing Lender, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(c)            Extended Commitments shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in subsection 2.7(a) clauses (x) to (z) and which, except to the extent expressly contemplated by the penultimate sentence of this subsection 2.7(c) and notwithstanding anything to the contrary set forth in subsection 11.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Commitments established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. Notwithstanding anything to the contrary in this Agreement and without limiting the generality or applicability of subsection 11.1 to any Subsection 2.7 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Subsection 2.7 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Subsection 2.7 Additional Amendments do not become effective prior to the time that such Subsection 2.7 Additional Amendments have been consented to (including, without limitation, pursuant to consents applicable to holders of any Extended Commitments provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Subsection 2.7 Additional Amendments to become effective in accordance with subsection 11.1; provided, further, that no Extension Amendment may provide for (a) any Extended Commitment or Extended Loans to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches and (b) so long as any Existing Tranches are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Existing Tranches (other than Existing Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which may be subject to junior prepayment provisions) on a pro rata basis (or otherwise provide for more favorable prepayment treatment for Existing Tranches than such Extended Commitments or Extended Loans). It is understood and agreed that each Lender has consented for all purposes requiring its consent, and shall at the effective time thereof be deemed to consent to each amendment to this Agreement and the other Loan Documents authorized by this subsection 2.7 and the arrangements described above in connection therewith except that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Subsection 2.7 Additional Amendment. In connection with any Extension Amendment, the Parent Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent as to the enforceability of such Extension Amendment, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby.

(d)            Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall, unless otherwise provided by the Extension Amendment, be established as a separate Tranche of Commitments from the Specified Existing Commitments and from any other Existing Commitments (together with any other Extended Commitments so established on such date) and (B) if, on any Extension Date, any Revolving Credit Loans of any Extending Lender are outstanding under the applicable Specified Existing Commitments, such Revolving Credit Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) and Existing Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Commitments to Extended Commitments so converted by such Lender on such date.

(e)            If, in connection with any proposed Extension Amendment, any Lender declines to consent to the extension of its Commitment on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender”) then the Parent Borrower may, on notice to the Administrative Agent and the Non-Extending Lender, (A) replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide a Commitment on the terms set forth in such Extension Amendment; and provided, further, that all obligations of the Borrowers owing to the Non-Extending Lender relating to the Revolving Credit Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Acceptance or (B) upon notice to the Administrative Agent, to prepay the Loans and, at the Parent Borrower’s option, terminate the Commitments of such Non-Extending Lender, in whole or in part, subject to subsection 4.12, without premium or penalty. In connection with any such replacement under this subsection 2.7, if the Non-Extending Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement by the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Borrowers owing to the Non-Extending Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the applicable Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Extending Lender.

(f)            Following any Extension Date, with the written consent of the Parent Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Commitment deemed to be an Extended Commitment under the applicable Extended Commitment Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Commitments; provided that (i) such Lender shall have provided written notice to the Parent Borrower and the Administrative Agent at least 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) prior to such Designation Date and (ii) no more than three Designation Dates may occur in any one year period without the written consent of the Administrative Agent. Following a Designation Date, the Existing Commitments held by such Lender so elected to be extended will be deemed to be Extended Commitments of the applicable Extended Commitment Tranche, and any Existing Commitments held by such Lender not elected to be extended, if any, shall continue to be “Existing Commitments.”

(g)            With respect to all extensions consummated by the Borrowers pursuant to this subsection 2.7, (i) such extensions shall not constitute payments or prepayments for purposes of subsection 4.4 and (ii) no Extension Request is required to be in any minimum amount or any minimum increment, provided that the Parent Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Parent Borrower’s discretion and may be waived by the Parent Borrower) of Existing Commitments of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this subsection 2.7 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Commitments on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, subsections 4.4 and 4.8) or any other Loan Document that may otherwise prohibit any such extension or any other transaction contemplated by this subsection 2.7.

SECTION 3.                LETTERS OF CREDIT.

3.1            L/C Commitment.

(a)            Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), agrees to continue under this Agreement for the account of the applicable Borrower the Existing Letters of Credit issued by it and to issue letters of credit (the letters of credit issued on and after the Restatement Effective Date pursuant to this Section 3, together with the Existing Letters of Credit, the “Letters of Credit” or “L/Cs”) for the account of the Borrowers on any Business Day during the Commitment Period but in no event later than the fifth Business Day prior to the Maturity Date in such form as may be approved from time to time by such Issuing Lender; provided that such Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the Aggregate Tranche A Credit Extensions, would exceed the applicable limitations set forth in subsection 2.1 (it being understood and agreed that the Administrative Agent shall calculate the Dollar Equivalent of the then outstanding Revolving Credit Loans in Canadian Dollars on the date on which the Borrower Representative has requested that the applicable Issuing Lender issue a Letter of Credit for purposes of determining compliance with this clause (i)) or (ii) the L/C Obligations in respect of Letters of Credit would exceed $125,000,000. Each Letter of Credit shall (i) be denominated in Dollars or Canadian Dollars, requested by the Borrower Representative and shall be either (A) a standby letter of credit issued to support obligations of the Parent Borrower or any of its Subsidiaries, contingent or otherwise, which finance the working capital and business needs of the Parent Borrower and its Subsidiaries incurred in the ordinary course of business (a “Standby Letter of Credit”) or (B) a commercial letter of credit in respect of the purchase of goods or services by the Parent Borrower or any of its Subsidiaries in the ordinary course of business (a “Commercial Letter of Credit”), and (ii) unless otherwise agreed by the Issuing Lender, mature not more than twelve months after the date of issuance (automatically renewable annually thereafter or for such longer period of time as may be agreed by the relevant Issuing Lender) and, in any event no later than the fifth Business Day prior to the Maturity Date (except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender). Each Letter of Credit issued by the Issuing Lender shall be deemed to constitute a utilization of the Tranche A Commitments, and shall be participated in (as more fully described in the following subsection 3.4) by the Tranche A Lenders in accordance with their respective Tranche A Commitment Percentages. All Letters of Credit issued hereunder shall be denominated in Dollars or Canadian Dollars and shall be issued for the account of the applicable Borrower. For the avoidance of doubt, any Letters of Credit that remain outstanding and undrawn on the Maturity Date shall be either cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender.

(b)            Unless otherwise agreed to by the applicable Issuing Lender and the Borrower Representative on behalf of the applicable Borrower at the time of issuance, each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York, and to the extent not prohibited by such laws, the ISP or (at the option of the Borrower Representative) the Uniform Customs shall apply to each standby Letter of Credit, and the Uniform Customs shall apply to each commercial Letter of Credit. The ISP shall not in any event apply to this Agreement.

(c)            No Issuing Lender shall at any time issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2            Procedure for Issuance of Letters of Credit.

(a)            The Borrower Representative may from time to time request during the Commitment Period but in no event later than the fifth day prior to the Maturity Date that an Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender and the Administrative Agent, at their respective addresses for notices specified herein, a Letter of Credit Request therefor (completed to the reasonable satisfaction of such Issuing Lender), and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Each Letter of Credit Request shall specify the applicable Borrower and that the requested Letter of Credit is to be denominated in Dollars or Canadian Dollars in the case of the Canadian Borrower. Upon receipt of any Letter of Credit Request, the applicable Issuing Lender shall (i) confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower Representative and, if not so received, such Issuing Lender shall provide the Administrative Agent with a copy thereof and (ii) process such Letter of Credit Request and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and, unless notified by the Administrative Agent, any Lender or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in subsection 6.2 shall not then be satisfied, shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Letter of Credit Request therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the applicable Issuing Lender and the Borrower Representative. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower Representative promptly following the issuance thereof. Promptly after the issuance or amendment of any Standby Letter of Credit, the applicable Issuing Lender shall notify the Borrower Representative and the Administrative Agent in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify the Tranche A Lenders in writing, of such issuance or amendment, and, if so requested by a Lender, the Administrative Agent shall provide to such Lender copies of such issuance or amendment. With regard to Commercial Letters of Credit, each Issuing Lender shall on the first Business Day of each week provide the Administrative Agent by facsimile, with a report detailing the aggregate daily outstanding Commercial Letters of Credit during the previous week.

(b)            The making of each request for a Letter of Credit by the Borrower Representative shall be deemed to be a representation and warranty by the Borrower Representative that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, subsection 3.1. Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the applicable conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate subsection 3.1, then such Issuing Lender may issue the requested Letter of Credit for the account of the applicable Borrower in accordance with the Issuing Lender’s usual and customary practices.

3.3            Fees, Commissions and Other Charges.

(a)            The applicable Borrower agrees to pay to the Administrative Agent for the account of the relevant Issuing Lender and the L/C Participants, a letter of credit commission (the “L/C Fee,” and collectively, the “L/C Fees”) with respect to each Letter of Credit issued by such Issuing Lender, computed for the period from and including the date of issuance of such Letter of Credit through to the expiration date of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect for Eurocurrency Loans that are Loans calculated on the basis of a 360-day year for the actual days elapsed, of the maximum amount available to be drawn under such Letter of Credit, payable on the first day of each January, April, July and October in arrears on each L/C Fee Payment Date with respect to such Letter of Credit and on the Maturity Date or such earlier date as the Commitments shall terminate as provided herein. Such L/C Fee shall be payable to the Administrative Agent for the account of the Lenders to be shared ratably among them in accordance with their respective Tranche A Commitment Percentages. The applicable Borrower shall pay to the Administrative Agent for the account of the relevant Issuing Lender a facing fee equal to 1/8 of 1.0% per annum for each Letter of Credit of the maximum amount available to be drawn under such Letter of Credit (the “L/C Facing Fee”), payable quarterly in arrears on each L/C Fee Payment Date with respect to such Letter of Credit, on the Maturity Date or such other date as the Commitments shall terminate and upon termination of such Letter of Credit. Such commissions and fees shall be nonrefundable. Such fees and commissions shall be payable in Dollars (or Canadian Dollars, in the case of the Canadian Borrower), notwithstanding that a Letter of Credit may be denominated in Dollars or Canadian Dollars.

(b)            In addition to the foregoing commissions and fees, each applicable Borrower agrees to pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by such Issuing Lender.

(c)            The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the applicable L/C Participants all commissions and fees received by the Administrative Agent for their respective accounts pursuant to this subsection 3.3.

3.4            L/C Participations.

(a)            Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce such Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the applicable Issuing Lender, without recourse or warranty, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Tranche A Commitment Percentage (determined on the date of issuance of the relevant Letter of Credit) in such Issuing Lender’s obligations and rights under each Letter of Credit issued or continued hereunder (including, without limitation, each Letter of Credit outstanding on the Maturity Date), the amount of each draft paid by such Issuing Lender thereunder and the obligations of the Loan Parties under this Agreement with respect thereto (although Letter of Credit fees and commissions, including the L/C Fees, shall be payable directly to the Administrative Agent for the account of such Issuing Lender and L/C Participants, as provided in subsection 3.3, and the L/C Participants shall have no right to receive any portion of any facing fees with respect to any such Letters of Credit) and any security therefor or guaranty pertaining thereto. Each L/C Participant unconditionally and irrevocably agrees with the applicable Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the applicable Borrower in respect of such Letter of Credit in accordance with subsection 3.5(a), such L/C Participant shall pay to the Administrative Agent for the account of the Issuing Lender upon demand at the Administrative Agent’s address for notices specified herein an amount equal to such L/C Participant’s Tranche A Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed; provided that nothing in this paragraph shall relieve such Issuing Lender of any liability resulting from the gross negligence or willful misconduct of such Issuing Lender, or otherwise affect any defense or other right that any L/C Participant may have as a result of such gross negligence or willful misconduct. All calculations of the L/C Participants’ Tranche A Commitment Percentages shall be made from time to time by the Administrative Agent, which calculations shall be conclusive absent manifest error.

(b)            If any amount required to be paid by any L/C Participant to the Administrative Agent for the account of such Issuing Lender on demand by such Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to the Administrative Agent for the account of such Issuing Lender within three Business Days after the date such demand is made, such L/C Participant shall pay to the Administrative Agent for the account of such Issuing Lender on demand an amount equal to the product of such amount, times the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Administrative Agent for the account of such Issuing Lender, times a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to subsection 3.4(a) is not in fact made available to the Administrative Agent for the account of such Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, such Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon (with interest based on the Dollar Equivalent of any amounts denominated in Canadian Dollars) calculated from such due date at the rate per annum applicable to Tranche A Revolving Credit Loans, as applicable, maintained as ABR Loans accruing interest at the ABR hereunder. A certificate of such Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this subsection 3.4 (which shall include calculations of any such amounts in reasonable detail) shall be conclusive in the absence of manifest error.

(c)            Whenever, at any time after the applicable Issuing Lender has made payment under any Letter of Credit and has received through the Administrative Agent from any L/C Participant its pro rata share of such payment in accordance with subsection 3.4(a), such Issuing Lender receives through the Administrative Agent, any payment related to such Letter of Credit (whether directly from the applicable Borrower in respect of such Letter of Credit or otherwise, including proceeds of Collateral applied thereto by the Administrative Agent or by such Issuing Lender), or any payment of interest on account thereof, the Administrative Agent will, if such payment is received prior to 1:00 P.M., New York City time, on a Business Day, distribute to such L/C Participant its pro rata share thereof prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment on the next succeeding Business Day; provided, however, that in the event that any such payment received by the Issuing Lender through the Administrative Agent shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender through the Administrative Agent the portion thereof previously distributed by the Administrative Agent to it.

3.5            Reimbursement Obligation of the Borrowers.

(a)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Lender shall notify the Borrower Representative and the Administrative Agent thereof. Each Borrower hereby agrees to reimburse each Issuing Lender (through the Administrative Agent) upon receipt by the Borrower Representative of notice from such Issuing Lender of the date and amount of a draft presented under any Letter of Credit issued on its behalf and paid by such Issuing Lender, for the amount of such draft so paid and any taxes, fees, charges or other costs or expenses reasonably incurred by each Issuing Lender in connection with such payment. Each such payment shall be made to the Administrative Agent for the account of the applicable Issuing Lender at its address for notices specified herein and in immediately available funds, on the date which is one Business Day (or such longer period as may be agreed to by the Administrative Agent and the applicable Issuing Lender) after the Borrower Representative receives such notice.

(b)            Interest shall be payable on any and all amounts remaining unpaid by the applicable Borrower (or by the Borrower Representative on behalf of the applicable Borrower) under this subsection 3.5(b) from the date the draft presented under the affected Letter of Credit is paid to the date on which the applicable Borrower is required to pay such amounts pursuant to paragraph (a) above at the rate which would then be payable on any outstanding ABR Loans that are Tranche A Revolving Credit Loans and thereafter until payment in full at the rate which would be payable on any outstanding ABR Loans that are Tranche A Revolving Credit Loans which were then overdue.

3.6            Obligations Absolute.

(a)            The applicable Loan Parties’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which any of them may have or have had against the Issuing Lender, any L/C Participant or any beneficiary of a Letter of Credit; provided that this paragraph shall not relieve the Issuing Lender or any L/C Participant of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender or such L/C Participant, or otherwise affect any defense or other right that the Loan Parties may have as a result of any such gross negligence or willful misconduct.

(b)            Each Borrower agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrowers’ Reimbursement Obligations under subsection 3.5(a) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee; provided that this paragraph shall not relieve the Issuing Lender or any L/C Participant of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender or such L/C Participant, or otherwise affect any defense or other right that the Loan Parties may have as a result of any such gross negligence or willful misconduct.

(c)            Neither the Issuing Lender nor any L/C Participant shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except with respect to errors or omissions caused by such Person’s gross negligence or willful misconduct.

(d)            Each Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the UCC or other applicable law, shall be binding on such Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to any such Borrower.

3.7            Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower Representative of the date and amount thereof. The responsibility of the Issuing Lender to the applicable Borrower in respect of any Letter of Credit in connection with any draft presented for payment under such Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit; provided that this paragraph shall not relieve the Issuing Lender of any liability resulting from the gross negligence or willful misconduct of the Issuing Lender, or otherwise affect any defense or other right that the Loan Parties may have as a result of any such gross negligence or willful misconduct.

3.8            Letter of Credit Request. To the extent that any provision of any Letter of Credit Request related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9            Additional Issuing Lenders. The Borrower Representative may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), and such Lender, designate one or more additional Lenders (that are Canadian Qualified Lenders to act as an issuing lender under the terms of this Agreement. Any Lender designated as an issuing lender pursuant to this subsection 3.9 shall be deemed to be an “Issuing Lender” (in addition to being a Lender) and an “Issuing Lender” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Lender or Issuing Lenders and such Lender. Any such additional Issuing Lender may resign as Issuing Lender (with respect to any future issuances, including renewals) upon 10 Business Days’ notice to the Lenders.

3.10            Replacement of Issuing Lender. Any Issuing Lender may be replaced at any time (x) by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Lender and the successor Issuing Lender or (y) by the Borrower Representative (on behalf of the Borrowers), for any reason, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld). The Administrative Agent shall notify the Lenders of any such replacement of such Issuing Lender. At the time any such replacement shall become effective, the applicable Borrowers shall pay all unpaid fees accrued for the account of such replaced Issuing Lender pursuant to subsection 3.3(a). From and after the effective date of any such replacement, (1) the successor Issuing Lender shall have all the rights and obligations of such replaced Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (2) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of any Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of any Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or to amend or extend any previously issued Letters of Credit.

SECTION 4.           GENERAL PROVISIONS.

4.1            Interest Rates and Payment Dates.

(a)            Each (i) Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin in effect for such day with respect to such Loan and (ii) BA Equivalent Loans shall bear interest at a rate per annum that shall be equal to the BA Rate, plus the Applicable Margin for BA Equivalent Loans.

(b)            Each ABR Loan that is a Revolving Credit Loan made to a U.S. Borrower denominated in Dollars shall bear interest for each day that it is outstanding at a rate per annum equal to the ABR in effect for such day plus the Applicable Margin in effect for such day with respect to such Loan. Each ABR Loan that is a Revolving Credit Loan made to the Canadian Borrower denominated in Dollars shall bear interest for each day that it is outstanding at a rate per annum equal to the Canadian Base Rate in effect for such day plus the Applicable Margin in effect for such day with respect to such Loan. Each ABR Loan denominated in Canadian Dollars shall bear interest for each day that it is outstanding at a rate per annum equal to the Canadian Prime Rate in effect for such day plus the Applicable Margin in effect for such day with respect to such Loan.

(c)            If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any commitment fee, letter of credit commission, letter of credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (y) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the relevant foregoing provisions of this subsection 4.1 plus 2.00%, and (z) in the case of other amounts, including overdue interest and Reimbursement Obligations, the rate described in paragraph (b) of this subsection 4.1 for ABR Loans that are Revolving Credit Loans accruing interest at the ABR (or (A) the Canadian Base Rate in the case of Revolving Credit Loans made to the Canadian Borrower denominated in Dollars and (B) Canadian Prime Rate in the case of Revolving Credit Loans denominated in Canadian Dollars) plus 2.00%, in each case from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d)            Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this subsection 4.1 shall be payable from time to time on demand.

(e)            It is the intention of the parties hereto to comply strictly with applicable usury laws; accordingly, it is stipulated and agreed that the aggregate of all amounts which constitute interest under applicable usury laws, whether contracted for, charged, taken, reserved, or received, in connection with the indebtedness evidenced by this Agreement or any Notes, or any other document relating or referring hereto or thereto, now or hereafter existing, shall never exceed under any circumstance whatsoever the maximum amount of interest allowed by applicable usury laws.

(f)            Any provision of this Agreement that would oblige a Canadian Loan Party to pay any fine, penalty or rate of interest on any arrears of principal or interest secured by a mortgage on real property or hypothec on immovables that has the effect of increasing the charge on arrears beyond the rate of interest payable on principal money not in arrears shall not apply to such Canadian Loan Party, which shall be required to pay interest on money in arrears at the same rate of interest payable on principal money not in arrears.

(g)            If any provision of this Agreement would oblige a Canadian Loan Party to make any payment of interest or other amount payable to any Secured Party in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Canadian Loan Party of “interest” at a “criminal rate,” such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(i)            first, by reducing the amount or rate of interest; and

(ii)            thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

(iii)            Whenever interest or fees payable by a Canadian Loan Party is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest and fee determined pursuant to such calculation is, for the purpose of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields. Each Canadian Loan Party confirms that it fully understands and is able to calculate the rate of interest applicable to its Obligations based on the methodology for calculating per annum rates provided for in this Agreement and each Canadian Loan Party hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to this Agreement or to any other Loan Documents, that the interest payable under this Agreement and the calculation thereof has not been adequately disclosed to the Canadian Loan Parties as required pursuant to Section 4 of the Interest Act (Canada).

4.2            Conversion and Continuation Options.

(a)            The Borrower Representative (on behalf of the applicable Borrower) may elect from time to time to convert outstanding Loans (i) from Eurocurrency Loans to ABR Loans outstanding in Dollars, or (ii) BA Equivalent Loans to ABR Loans denominated in Canadian Dollars, by the Borrower Representative giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election; provided that any such conversion of Eurocurrency Loans or BA Equivalent Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower Representative (on behalf of the applicable Borrower) may elect from time to time to convert outstanding Loans (x) from ABR Loans outstanding in Dollars to Eurocurrency Loans or (y) from ABR Loans outstanding in Canadian Dollars to BA Equivalent Loans, by the Borrower Representative giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurocurrency Loans or BA Equivalent Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each affected Lender thereof. All or any part of outstanding Eurocurrency Loans, BA Equivalent Loans and ABR Loans may be converted as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no Loan may be converted into a Eurocurrency Loan or BA Equivalent Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent has given notice to the Borrower Representative that no such conversions may be made, and (ii) no Loan may be converted into a Eurocurrency Loan or a BA Equivalent Loan after the date that is one month prior to the Maturity Date.

(b)            Any Eurocurrency Loan or BA Equivalent Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower Representative (on behalf of the applicable Borrower), giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loan, determined in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1; provided that no Eurocurrency Loan or BA Equivalent Loan may be continued as such (i) (unless the Required Lenders otherwise consent) when any Default or Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have given notice to the Borrower Representative that no such continuations may be made or (ii) after the date that is one month prior to the Maturity Date, and provided, further, that in the case of Eurocurrency Loans made or outstanding in Dollars or BA Equivalent Loans, if the Borrower Representative shall fail to give any required notice as described above in this subsection 4.2(b) or if such continuation is not permitted pursuant to the preceding proviso, such Eurocurrency Loans or BA Equivalent Loans shall be automatically converted to ABR Loans denominated in Dollars with respect to Eurocurrency Loans and denominated in Canadian Dollars with respect to BA Equivalent Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice of continuation pursuant to this subsection 4.2(b), the Administrative Agent shall promptly notify each affected Lender thereof.

4.3            Minimum Amounts of Sets. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Set shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and the aggregate principal amount of the BA Equivalent Loans comprising each Set shall be equal to Cdn$5,000,000 or a whole multiple of Cdn$1,000,000 in excess thereof and so that there shall not be more than 20 Sets at any one time outstanding.

4.4            Prepayments.

(a)            Each of the Borrowers may at any time and from time to time prepay the Loans made to it and the Reimbursement Obligations in respect of Letters of Credit issued for its account, in whole or in part, subject to subsection 4.12, without premium or penalty, upon at least three Business Days’ (or such shorter period as may be agreed to by the Administrative Agent) irrevocable notice by the Borrower Representative to the Administrative Agent (in the case of Eurocurrency Loans outstanding in Dollars or BA Equivalent Loans and Reimbursement Obligations outstanding in any Canadian Dollars) or same day irrevocable notice by the Borrower Representative to the Administrative Agent (in the case of (x) ABR Loans and (y) Reimbursement Obligations outstanding in Dollars or Canadian Dollars); provided that if any such notice of prepayment is given in connection with a conditional notice of termination of Commitments as contemplated by subsection 2.3 then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with subsection 2.3. Such notice shall specify, in the case of any prepayment of Loans, the identity of the prepaying Borrower, the date and amount of prepayment and whether the prepayment is (i) of Revolving Credit Loans or Swing Line Loans, or a combination thereof, and (ii) of Eurocurrency Loans, BA Equivalent Loans or ABR Loans or a combination thereof and, in each case if a combination thereof, the principal amount allocable to each and, in the case of any prepayment of Reimbursement Obligations, the date and amount of prepayment, the identity of the applicable Letter of Credit or Letters of Credit and the amount allocable to each of such Reimbursement Obligations. Upon the receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (if a Eurocurrency Loan or BA Equivalent Loan is prepaid other than at the end of the Interest Period applicable thereto) any amounts payable pursuant to subsection 4.12 and accrued interest to such date on the amount prepaid. Partial prepayments of the Loans and the Reimbursement Obligations pursuant to this subsection 4.4(a) shall (unless the Borrower Representative otherwise directs) be applied, first, to payment of any Agent Advances then outstanding, second, to the payment of the Swing Line Loans, then outstanding, third, to the payment of any Revolving Credit Loans that are Tranche A Revolving Credit Loans then outstanding, fourth, to the payment of any Revolving Credit Loans that are Tranche A-1 Revolving Credit Loans then outstanding, fifth, to the payment of any Reimbursement Obligations then outstanding and, last, to cash collateralize any outstanding L/C Obligation on terms reasonably satisfactory to the Administrative Agent; provided, further, that any pro rata calculations required to be made pursuant to this subsection 4.4(a) in respect of any Loan denominated in Canadian Dollars shall be made on a Dollar Equivalent basis. Partial prepayments pursuant to this subsection 4.4(a) shall be in multiples of $1,000,000; provided that, notwithstanding the foregoing, any Loan may be prepaid in its entirety.

(b)            The Borrowers shall prepay all Swing Line Loans then outstanding simultaneously with each borrowing of Revolving Credit Loans.

(c)            (i)  On any day (other than during an Agent Advance Period) on which the Aggregate Tranche A Credit Extensions (disregarding any Agent Advances to the Borrowers) exceeds the Tranche A Borrowing Base at such time, the Borrowers shall prepay on such day the principal of outstanding Tranche A Revolving Credit Loan, to the extent required and in an aggregate amount equal to such excess. If, after giving effect to the prepayment of all outstanding Tranche A Revolving Credit Loans, the aggregate amount of the L/C Obligations exceeds the Tranche A Borrowing Base at such time, the Borrowers shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to such L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrowers to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(i)            Without duplication of any mandatory prepayment required under clause (i) of subsection 4.4(c) above, on any day (other than during an Agent Advance Period) on which the Aggregate Tranche A-1 Credit Extensions exceeds the Tranche A-1 Borrowing Base at such time, the Borrowers shall prepay on such day the principal of outstanding Tranche A-1 Revolving Credit Loans, in each case to the extent required and in an aggregate amount equal to such excess. To the extent that, at such time, the Tranche A Borrowing Base exceeds the Aggregate Tranche A Credit Extensions, such prepayment shall be made (subject to satisfaction of the conditions set forth in subsection 6.2(d)) by refinancing such Tranche A-1 Revolving Credit Loan with an equivalent amount of Tranche A Revolving Credit Loans.

(ii)            On any day on which the Aggregate Tranche A Lender Exposure exceeds the Aggregate Tranche A Commitment at such time, the Borrowers shall prepay on such day first the Agent Advances (if any) made as Tranche A Revolving Credit Loans then outstanding to them and thereafter the principal of Tranche A Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Tranche A Revolving Credit Loans, the aggregate amount of the L/C Obligations exceeds the Tranche A Commitment at such time, the Borrowers shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the L/C Obligations at such time), such cash and/or Cash Equivalents to be held as security for all obligations of the Borrowers to the applicable Issuing Lenders and the Tranche A Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent.

(iii)            On any day on which the Aggregate Tranche A-1 Lender Exposure exceeds the Tranche A-1 Commitment at such time, the Borrowers shall prepay on such day the principal of Tranche A-1 Revolving Credit Loans in an amount equal to such excess.

(d)            Notwithstanding the foregoing provisions of this subsection 4.4, if at any time any prepayment of any Eurocurrency Loans or BA Equivalent Loans pursuant to subsection 4.4(a) would result, after giving effect to the procedures set forth in this Agreement, in the relevant Borrower incurring breakage costs under subsection 4.12 as a result of Eurocurrency Loans or BA Equivalent Loans being prepaid other than on the last day of an Interest Period with respect thereto, then, the relevant Borrower may, so long as no Default or Event of Default shall have occurred and be continuing, in its sole discretion, initially (i) deposit a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans or BA Equivalent Loans with the Administrative Agent (which deposit must be equal in amount to the amount of such Eurocurrency Loans or BA Equivalent Loans not immediately prepaid), to be held as security for the obligations of the applicable Borrowers to make such prepayment pursuant to a cash collateral agreement to be entered into on terms reasonably satisfactory to the Administrative Agent with such cash collateral to be directly applied upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans or BA Equivalent Loans (or such earlier date or dates as shall be requested by the Borrower Representative) or (ii) make a prepayment of the Revolving Credit Loans in accordance with subsection 4.4(a) with an amount equal to a portion (up to 100.0%) of the amounts that otherwise would have been paid in respect of such Eurocurrency Loans or BA Equivalent Loans (which prepayment, together with any deposits pursuant to clause (i) above, must be equal in amount to the amount of such Eurocurrency Loans or BA Equivalent Loans not immediately prepaid); provided that, notwithstanding anything in this Agreement to the contrary, none of the Borrowers may request any Extension of Credit under the Commitments that would reduce the aggregate amount of the Available Commitments to an amount that is less than the amount of such prepayment until the related portion of such Eurocurrency Loans or BA Equivalent Loans have been prepaid upon the first occurrence thereafter of the last day of an Interest Period with respect to such Eurocurrency Loans or BA Equivalent Loans; provided that, in the case of either clause (i) or (ii), such unpaid Eurocurrency Loans or BA Equivalent Loans shall continue to bear interest in accordance with subsection 4.1 until such unpaid Eurocurrency Loans or BA Equivalent Loans or the related portion of such Eurocurrency Loans or BA Equivalent Loans, as the case may be, have or has been prepaid.

(e)            For avoidance of doubt, the Commitments shall not be correspondingly reduced by the amount of any prepayments of Revolving Credit Loans, payments of Reimbursement Obligations and cash collateralizations of L/C Obligations, in each case, made under subsection 4.4(a), 4.4(b) or 4.4(c).

(f)            Notwithstanding anything to the contrary herein, this subsection 4.4 may be amended (and the Lenders hereby irrevocably authorize the Administrative Agent to enter into any such amendments) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to subsection 2.6 or 2.7, as applicable.

4.5            Administrative Agent’s Fees; Other Fees.

(a)            Each Borrower agrees to pay, or cause to be paid, to the Administrative Agent, for the account of each Lender, a commitment fee for the period from and including the first day of the Commitment Period to the Maturity Date, computed based on the Commitment Fee Percentage on the average daily amount of the Available Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the first day of each January, April, July and October and on the Maturity Date or such earlier date as the Commitments shall terminate as provided herein.

(b)            Each Borrower agrees to pay, or cause to be paid, to the Administrative Agent and the Other Representatives any fees in the amounts and on the dates previously agreed to in writing by any Loan Party, the Other Representatives and the Administrative Agent in connection with this Agreement.

4.6            Computation of Interest and Fees.

(a)            Interest (other than interest based on the Prime Rate, Canadian Base Rate, Canadian Prime Rate or BA Rate) and commitment fees and any other fees shall be calculated on the basis of a 360-day year for the actual days elapsed; and discount proceeds and interest based on the Prime Rate, Canadian Base Rate, Canadian Prime Rate or BA Rate shall be calculated on the basis of a 365-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR, the Canadian Base Rate, the Canadian Prime Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower Representative and the affected Lenders of the effective date and the amount of each such change in interest rate.

(b)            Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower Representative or any Lender, deliver to the Borrower Representative or such Lender a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1, excluding any Eurocurrency Base Rate which is based upon the Telerate British Bankers Assoc. Interest Settlement Rates Page and any ABR Loan which is based upon the Prime Rate, the Canadian Base Rate or the Canadian Prime Rate.

4.7            Inability to Determine Interest Rate.

(a)            Eurocurrency Rate.

(i)            Notwithstanding anything to the contrary in this Agreement (including subsection 11.1) or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Representative or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower Representative) that the Borrower Representative or Required Lenders (as applicable) have determined, that:

(1)            adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for any requested Interest Period, including because the Eurocurrency Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(2)            the administrator of the Eurocurrency Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurocurrency Rate or the Eurocurrency Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide the Eurocurrency Rate after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(3)            syndicated loans currently being executed, or that include language similar to that contained in this subsection 4.7, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the Eurocurrency Rate or the Eurocurrency Screen Rate,

then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower Representative may amend this Agreement to replace the Eurocurrency Rate with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar multi-currency syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “Eurocurrency Successor Rate”), and any such amendment shall become effective at 5:00 p.m., New York City time, on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and Borrowers unless, prior to such time, the Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that the Required Lenders (A) in the case of an amendment to replace the Eurocurrency Rate with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace Eurocurrency Rate with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment. Such Eurocurrency Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Eurocurrency Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

(ii)            If no Eurocurrency Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower Representative and each Lender. Thereafter, (y) the obligation of the Lenders to make or maintain Eurocurrency Loans shall be suspended (to the extent of the affected Eurocurrency Loans or Interest Periods, as applicable), and (z) the Eurocurrency Rate component shall no longer be utilized in determining the ABR. Upon receipt of such notice, in the case of any Eurocurrency Loans, any Borrower may revoke any pending request for a conversion to or continuation of such Eurocurrency Loans (to the extent of the affected Eurocurrency Loans or Interest Periods, as applicable) or, failing that, will be deemed to have converted such request into a request for conversion or continuation of an ABR Loan (subject to the foregoing sub-clause (z)) in the amount specified therein.

(iii)            Notwithstanding anything else herein, any definition of “Eurocurrency Successor Rate” shall provide that in no event shall such Eurocurrency Successor Rate be less than 0.75% for purposes of this Agreement.

(iv)            In connection with the implementation of a Eurocurrency Successor Rate, the Administrative Agent will have the right to make Eurocurrency Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Eurocurrency Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(b)            BA Rate. If prior to the first day of any Interest Period, the Administrative Agent shall have determined (which determination shall be conclusive and binding upon each of the Borrowers) that, by reason of circumstances affecting the Canadian bankers’ acceptances market, adequate and reasonable means do not exist for ascertaining the BA Rate with respect to any BA Equivalent Loans for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower Representative and the Lenders as soon as practicable thereafter. If such notice is given, (a) any BA Equivalent Loans the rate of interest applicable to which is based on the BA Rate requested to be made on the first day of such Interest Period shall be made as ABR Loans in Canadian Dollars, (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as BA Equivalent Loans the rate of interest applicable to which is based on the BA Rate shall be converted to or continued as ABR Loans in Canadian Dollars, (c) as to the Swing Line Lender, such Lender’s cost of funding such BA Equivalent Loans, or as reasonably determined by such Lender, plus the Applicable Margin hereunder and (d) any outstanding BA Equivalent Loans that were to have been converted on the first day of such Interest Period to or continued as BA Equivalent Loans the rate of interest applicable to which is based upon the BA Rate and that are not otherwise permitted to be converted to or continued as ABR Loans in Canadian Dollars by subsection 4.2 shall, upon demand by the Lenders the Commitment Percentage of which aggregate greater than 50.0% of such Revolving Credit Loan be immediately repaid by the Canadian Borrower on the last day of the then current Interest Period with respect thereto together with accrued interest thereon or otherwise, at the option of the Borrower Representative, shall remain outstanding and bear interest at a rate which reflects, as to each of the Lenders, such Lender’s cost of funding such BA Equivalent Loans as reasonably determined by such Lender, plus the Applicable Margin hereunder. If any such repayment occurs on a day which is not the last day of the then current Interest Period with respect to such affected BA Equivalent Loan, the Canadian Borrower shall pay to each of the Lenders such amounts, if any, as may be required pursuant to subsection 4.12. Until such notice has been withdrawn by the Administrative Agent, no further BA Equivalent Loans the rate of interest applicable to which is based upon the BA Rate shall be made or continued as such, nor shall the Canadian Borrower have the right to convert ABR Loans to BA Equivalent Loans the rate of interest applicable to which is based upon the BA Rate.

4.8            Pro Rata Treatment and Payments.

(a)            Except as expressly otherwise provided for herein, each borrowing of Tranche A Revolving Credit Loans or Tranche A-1 Revolving Credit Loans, as applicable (other than Swing Line Loans), by any of the applicable Borrowers from the Lenders hereunder shall be made, each payment by any of the Borrowers on account of any commitment fee in respect of the Tranche A Commitments or Tranche A-1 Commitments, as applicable, hereunder shall be allocated by the Administrative Agent, and any reduction of the Tranche A Commitments or Tranche A-1 Commitments of the Lenders, as applicable, shall be allocated by the Administrative Agent, in each case pro rata according to the Tranche A Commitment Percentage or Tranche A-1 Commitment Percentage, as applicable, of the applicable Lenders. Except as expressly otherwise provided for herein, each payment (including each prepayment (but excluding payments made pursuant to subsection 2.6, 2.7, 4.5(c), 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.17(c) or 11.1(f))) by any of the applicable Borrowers on account of principal of and interest on any Tranche A Revolving Credit Loans or Tranche A-1 Revolving Credit Loans, as applicable, shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the relevant Revolving Lenders, and each payment on account of principal of and interest on any loans made pursuant to any Tranche established after the date of this Agreement shall be allocated pro rata (or as may otherwise be provided for in the applicable amendment to this Agreement relating to such Tranche) among the Lenders with commitments under any Incremental Facility in respect thereof or with participations in such Tranche (in each case subject to any limitations on non-pro rata payments otherwise provided for in subsection 2.6(b)). All payments (including prepayments) to be made by any of the Borrowers hereunder, whether on account of principal, interest, fees, Reimbursement Obligations or otherwise, shall be made without set-off or counterclaim and shall be made prior to 1:00 P.M., New York City time, on the due date thereof to the Administrative Agent for the account of the Lenders holding the relevant Loans or the L/C Participants, as the case may be, at the Administrative Agent’s office specified in subsection 11.2, in Dollars or Canadian Dollars, as applicable and, whether in Dollars or Canadian Dollars, in immediately available funds. Payments received by the Administrative Agent after such time shall be deemed to have been received on the next Business Day. The Administrative Agent shall distribute such payments to such Lenders, if any such payment is received prior to 1:00 P.M., New York City time (or such later time as may be agreed to by the Administrative Agent), on a Business Day, in like funds as received prior to the end of such Business Day, and otherwise the Administrative Agent shall distribute such payment to such Lenders on the next succeeding Business Day. If any payment hereunder (other than payments on the Eurocurrency Loans or BA Equivalent Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan or BA Equivalent Loans becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. This subsection 4.8(a) may be amended in accordance with subsection 11.1(g) to the extent necessary to reflect differing amounts payable, and priorities of payments, to Lenders participating in any new classes or tranches of loans added pursuant to subsections 2.6, 2.7 and 11.1(d), as applicable. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due from such Borrower to the Administrative Agent for the account of the Lenders, the relevant Swing Line Lender or the relevant Issuing Lender hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at a rate equal to the daily average Federal Funds Effective Rate or the rate set by the Bank of Canada for settlement of Canadian Dollar interbank obligations, as applicable, and as quoted by the Administrative Agent.

(b)            Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to such Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent and the Administrative Agent may, in reliance upon such assumption, make available to any Borrower in respect of such borrowing a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate or the rate set by the Bank of Canada for settlement of Canadian Dollar interbank obligations, as applicable, and as quoted by the Administrative Agent, in each case for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection 4.8(b) shall be conclusive in the absence of manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, (x) the Administrative Agent shall notify the Borrower Representative of the failure of such Lender to make such amount available to the Administrative Agent and the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to such Loans pursuant to subsection 4.1 on demand, from such Borrower and (y) then such Borrower may, without waiving or limiting any rights or remedies it may have against such Lender hereunder or under applicable law or otherwise, borrow a like amount on an unsecured basis from any commercial bank for a period ending on the date upon which such Lender does in fact make such borrowing available; provided that at the time such borrowing is made and at all times while such amount is outstanding such Borrower would be permitted to borrow such amount pursuant to subsection 2.1.

4.9            Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof occurring after the Restatement Effective Date shall make it unlawful for any Lender to make or maintain any Eurocurrency Loans or BA Equivalent Loans as contemplated by this Agreement (“Affected Loans”), (a) such Lender shall promptly give written notice of such circumstances to the Borrower Representative and the Administrative Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Affected Loans, continue Affected Loans as such and convert an ABR Loan to an Affected Loan shall forthwith be cancelled and, until such time as it shall no longer be unlawful for such Lender to make or maintain such Affected Loans, such Lender shall then have a commitment only to make an ABR Loan (or a Swing Line Loan) when an Affected Loan is requested (to the extent otherwise permitted by subsection 4.2), (c) such Lender’s Loans then outstanding as Affected Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law (to the extent otherwise permitted by subsection 4.2) and (d) such Lender’s Loans then outstanding as Affected Loans, if any, not otherwise permitted to be converted to ABR Loans by subsection 4.2 (whether because such Loans are denominated in Canadian Dollars or otherwise), shall upon notice to the Parent Borrower be prepaid with accrued interest thereon on the last of the then current Interest Period with respect thereto (or such earlier date as may be required by such Requirement of Law). If any such conversion or prepayment of an Affected Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the applicable Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.12.

4.10            Requirements of Law.

(a)            If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender or Issuing Lender, or compliance by any Lender or Issuing Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the Restatement Effective Date (or, if later, the date on which such Lender becomes a Lender or such Issuing Lender becomes an Issuing Lender):

(i)            shall subject such Lender or Issuing Lender to any tax of any kind whatsoever with respect to any Letter of Credit Request, any Eurocurrency Loans or any BA Equivalent Loans made or maintained by it or its obligation to make or maintain Eurocurrency Loans or BA Equivalent Loans, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof, in each case except for Non-Excluded Taxes, Taxes imposed under FATCA and taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender or Issuing Lender or its applicable lending office, branch, or any affiliate thereof;

(ii)            shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or Issuing Lender which is not otherwise included in the determination of the Eurocurrency Rate or BA Rate, as the case may be, hereunder; or

(iii)            shall impose on such Lender or Issuing Lender any other condition (excluding any tax of any kind whatsoever); and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender or Issuing Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or BA Equivalent Loans or issuing or participating in Letters of Credit or the cost to an Issuing Lender of issuing or maintaining Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to the Borrower Representative from such Lender or Issuing Lender through the Administrative Agent in accordance herewith, the applicable Borrower shall promptly pay such Lender or Issuing Lender upon its demand, any additional amounts necessary to compensate such Lender or Issuing Lender for such increased cost or reduced amount receivable with respect to such Eurocurrency Loans, BA Equivalent Loans or Letters of Credit, provided that, in any such case, such Borrower may elect to convert the Eurocurrency Loans and/or BA Equivalent Loans made by such Lender hereunder to ABR Loans in the applicable currency by giving the Administrative Agent at least one Business Day’s (or such shorter period as may be agreed to by the Administrative Agent) notice of such election, in which case the applicable Borrower shall promptly pay to such Lender, upon demand, without duplication, amounts theretofore required to be paid to such Lender pursuant to this subsection 4.10(a) and such amounts, if any, as may be required pursuant to subsection 4.12. If any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to this subsection 4.10(a), it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent certifying (x) that one of the events described in this paragraph (a) has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount resulting from such event and (z) as to the additional amount demanded by such Lender or Issuing Lender and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender or Issuing Lender through the Administrative Agent to the Borrower Representative shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this subsection 4.10(a), the Borrowers shall not be required to compensate a Lender (i) pursuant to this subsection 4.10(a) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation therefor (except that, if the adoption of or change in any Requirement of Law or in the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then provided such Lender shall, within six months of such adoption, change, interpretation or application, have notified the Borrower Representative of such Lender’s intention to claim compensation therefor, the six-month period first referred to in this sentence shall be extended to include the period of retroactive effect thereof) and (ii) for any increased costs, if such Lender is applying this provision to the Borrowers in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other credit agreements to similarly situated borrowers. This subsection 4.10(a) shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)            If any Lender or Issuing Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or Issuing Lender or any corporation controlling such Lender or Issuing Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority, in each case, made subsequent to the Restatement Effective Date, does or shall have the effect of reducing the rate of return on such Lender’s, Issuing Lender’s or corporation’s capital as a consequence of such Lender’s or Issuing Lender’s obligations hereunder or in respect of any Letter of Credit to a level below that which such Lender, Issuing Lender, or corporation could have achieved but for such change or compliance (taking into consideration such Lender’s, Issuing Lender’s or corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender or Issuing Lender to be material, then from time to time, within 10 Business Days after submission by such Lender or Issuing Lender to the Borrower Representative (with a copy to the Administrative Agent) of a written request therefor certifying (x) that one of the events described in this paragraph (b) has occurred and describing in reasonable detail the nature of such event, (y) as to the reduction of the rate of return on capital resulting from such event and (z) as to the additional amount or amounts demanded by such Lender, Issuing Lender or corporation and a reasonably detailed explanation of the calculation thereof, the applicable Borrower shall pay to such Lender or Issuing Lender such additional amount or amounts as will compensate such Lender, Issuing Lender or corporation for such reduction. Such a certificate as to any additional amounts payable pursuant to this subsection 4.10(b) submitted by such Lender or Issuing Lender through the Administrative Agent to the Borrower Representative shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this subsection 4.10(b), the Borrowers shall not be required to compensate a Lender (i) pursuant to this subsection 4.10(b) for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower Representative of such Lender’s intention to claim compensation therefor (except that, if the adoption of or change in any Requirement of Law or in the interpretation or application thereof giving rise to such increased costs or reductions is retroactive, then provided such Lender shall, within six months of such adoption, change, interpretation or application, have notified the Borrower Representative of such Lender’s intention to claim compensation therefor, the six-month period first referred to in this sentence shall be extended to include the period of retroactive effect thereof) and (ii) for any increased costs, if such Lender is applying this provision to the Borrowers in a manner that is inconsistent with its application of “increased cost” or other similar provisions under other credit agreements to similarly situated borrowers. This subsection 4.10(b) shall survive the termination of this Agreement and the payment of the Revolving Credit Loans and all other amounts payable hereunder.

(c)            Notwithstanding anything to the contrary in this subsection 4.10, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, regulations, guidelines and directives promulgated thereunder or issued in connection therewith, and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have been enacted, adopted or issued, as applicable, subsequent to the Restatement Effective Date for all purposes herein. This subsection 4.10(c) shall survive the termination of this Agreement and the payment of the Revolving Credit Loans and all other amounts payable hereunder.

4.11            Taxes.

(a)            Except as provided below in this subsection 4.11 or as required by law (which, for purposes of this subsection 4.11, shall include FATCA), all payments made by each of the Loan Parties under this Agreement, any other Loan Document and any Notes shall be made free and clear of, and without deduction or withholding for or on account of any Taxes; provided that if any Non-Excluded Taxes are required to be withheld from any amounts payable by any Loan Party or the Administrative Agent to the Administrative Agent or any Lender hereunder or under any Notes, the amounts so payable by such Loan Party shall be increased to the extent necessary to yield to such Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that each Loan Party shall be entitled to deduct and withhold, and such Loan Party shall not be required to indemnify for, any Non-Excluded Taxes, and any such amounts payable by such Loan Party or the Administrative Agent to or for the account of any Agent or Lender, shall not be increased (x) if such Agent or Lender fails to comply with the requirements of paragraph (b) of this subsection 4.11 or subsection 4.13 or 4.15, or (y) with respect to any Non-Excluded Taxes imposed in connection with the payment of any fees paid under this Agreement or with respect to any Non-Excluded Taxes imposed by the United States or any state or political subdivision thereof or the government of Canada or any province thereof, unless such Non-Excluded Taxes are imposed (1) as a result of a change in treaty, law or regulation that occurred after such Agent became an Agent hereunder or such Lender became a Lender hereunder (or, if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, after the relevant beneficiary or member of such Agent or Lender became such a beneficiary or member, if later) (any such change, at such time, a “Change in Law”) or (2) on a Person that is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by such Loan Party, at the time such assignment was effective, as a result of Change in Law that occurred after the Restatement Effective Date and such assignee is subject to the same Change in Law with respect to payments from such Loan Party; provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective. Whenever any Non-Excluded Taxes are payable by any Loan Party, as promptly as possible thereafter such Loan Party shall send to the Administrative Agent for its own account or for the account of such Lender or Agent, as the case may be, a certified copy of an original official receipt (or other documentary evidence of such payment reasonably acceptable to the Administrative Agent) received by such Loan Party showing payment thereof. If any Loan Party fails to pay any Non-Excluded Taxes when due to the appropriate Governmental Authority in accordance with applicable law or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, such Loan Party shall indemnify the Administrative Agent, the Lenders and the Agents for any incremental Taxes, interest or penalties that may become payable by the Administrative Agent or any Lender or Agent as a result of any such failure. The agreements in this subsection 4.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(1)            Each Agent and each Lender that is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower Representative and the Administrative Agent on or prior to the Restatement Effective Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 11.6, on the date of such assignment or transfer to such Agent or Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor form), in each case certifying that such Agent or Lender is a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal backup withholding Tax with respect to payments to be made under this Agreement and under any Note. Each Agent and each Lender that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower Representative and the Administrative Agent on or prior to the Restatement Effective Date or, in the case of an Agent or Lender that is an assignee or transferee of an interest under this Agreement pursuant to subsection 11.6, on the date of such assignment or transfer to such Agent or Lender, (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN-E or Form W-8BEN, as applicable (claiming the benefits of an income tax treaty) (or successor forms), in each case certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) if such Agent or Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver Internal Revenue Service Form W-8ECI, Form W-8BEN-E or Form W-8BEN, as applicable (claiming the benefits of an income tax treaty) (or successor forms), pursuant to clause (i) above, (x) two certificates substantially in the form of Exhibit J (any such certificate, a “U.S. Tax Compliance Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E, as applicable (claiming the benefits of the portfolio interest exemption) (or successor form), certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (iii) if such Agent or Lender is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, two accurate and complete signed copies of Internal Revenue Service Form W-8IMY (and all necessary attachments, including to the extent applicable, U.S. Tax Compliance Certificates) certifying to such Agent’s or Lender’s entitlement as of such date to a complete exemption from United States federal withholding tax with respect to payments to be made under this Agreement and under any Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow-through entity are (A) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (B) United States persons, a complete exemption from United States federal backup withholding tax), unless, in each case, such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by the applicable Loan Party, at the time such assignment was effective, as a result of a Change in Law that occurred after the Restatement Effective Date and such assignee is subject to the same Change in Law with respect to payments from the applicable Loan Party; provided that in no event shall such additional amounts exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective. In addition, each Agent and Lender agrees that from time to time after the Restatement Effective Date, when the passage of time or a change in circumstances renders the previous certification obsolete or inaccurate, such Agent or Lender shall deliver to the Borrower Representative and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-9, Form W-8ECI, Form W-8BEN-E or Form W-8BEN, as applicable (claiming the benefits of an income tax treaty or the portfolio interest exemption), and a U.S. Tax Compliance Certificate, or Form W-8IMY (with respect to a non-U.S. intermediary or flow-through entity), as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Agent or Lender to a continued exemption from United States federal withholding tax with respect to payments under this Agreement and any Note (or, to the extent the beneficial owners of such non-U.S. intermediary or flow-through entity are (A) non-U.S. persons claiming portfolio interest treatment, a complete exemption from United States withholding tax with respect to interest payments or (B) United States persons, a complete exemption from United States federal backup withholding tax), unless, in each case (1) there has been a Change in Law that occurs after the date such Agent or Lender becomes an Agent or Lender hereunder (or after the date the relevant beneficiary or member in the case of a Lender that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes becomes a beneficiary or member, if later) which renders all such forms inapplicable or which would prevent such Agent or Lender from duly completing and delivering any such form with respect to it, in which case such Agent or Lender shall promptly notify the Borrower Representative and the Administrative Agent of its inability to deliver any such form or (2) such Person is an assignee whose assignor was entitled to receive additional amounts with respect to payments made by a Loan Party, at the time such assignment was effective, as a result of a Change in Law that occurred after the Restatement Effective Date and such assignee is subject to the same Change in Law with respect to payments from a Loan Party; provided that in no event shall such additional amounts under this clause (2) exceed the additional amounts that the assignor was entitled to receive at the time such assignment was effective.

(b)            Each Agent and Lender shall, upon request by the Borrower Representative, deliver to the Borrower Representative or the applicable Governmental Authority, as the case may be, any form or certificate required in order that any payment by any Loan Party under this Agreement or any Note to such Agent or Lender may be made free and clear of, and without deduction or withholding for or on account of any Taxes (including any United States withholding taxes under FATCA) (or to allow any such deduction or withholding to be at a reduced rate); provided that such Agent or Lender is legally entitled to complete, execute and deliver such form or certificate. Each Person that shall become a Lender or a Participant pursuant to subsection 11.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements pursuant to this subsection 4.11; provided that in the case of a Participant the obligations of such Participant pursuant to paragraph (b) or (c) of this subsection 4.11 shall be determined as if such Participant were a Lender except that such Participant shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

4.12            Indemnity. Each Borrower agrees to indemnify each Lender in respect of Extensions of Credit made, or requested to be made, to the Borrowers, and to hold each such Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans or BA Equivalent Loans after the Borrower Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by such Borrower in making any prepayment or conversion of Eurocurrency Loans or BA Equivalent Loans after the Borrower Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a payment or prepayment of Eurocurrency Loans or BA Equivalent Loans or the conversion of Eurocurrency Loans or BA Equivalent Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurocurrency Loans or BA Equivalent Loans, as applicable, provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market or the Canadian interbank market, as applicable. If any Lender becomes entitled to claim any amounts under the indemnity contained in this subsection 4.12, it shall provide prompt notice thereof to the Borrower Representative, through the Administrative Agent certifying (x) that one of the events described in clause (a), (b) or (c) has occurred and describing in reasonable detail the nature of such event, (y) as to the loss or expense sustained or incurred by such Lender as a consequence thereof and (z) as to the amount for which such Lender seeks indemnification hereunder and a reasonably detailed explanation of the calculation thereof. Such a certificate as to any indemnification pursuant to this subsection 4.12 submitted by such Lender, through the Administrative Agent to the Borrower Representative shall be conclusive in the absence of manifest error. This subsection 4.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13            Certain Rules Relating to the Payment of Additional Amounts.

(a)            Upon the request, and at the expense, of the applicable Borrower, each Agent, Lender and Issuing Lender to which any Borrower is required to pay any additional amount pursuant to subsection 4.10 or 4.11, and any Participant in respect of whose participation such payment is required, shall reasonably afford such Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Non-Excluded Taxes giving rise to such payment; provided that (i) such Agent, Lender or Issuing Lender shall not be required to afford such Borrower the opportunity to so contest unless such Borrower shall have confirmed in writing to such Agent, Lender or Issuing Lender its obligation to pay such amounts pursuant to this Agreement and (ii) such Borrower shall reimburse such Agent, Lender or Issuing Lender for its reasonable attorneys’ and accountants’ fees and disbursements incurred in so cooperating with such Borrower in contesting the imposition of such Non-Excluded Taxes; provided, however, that notwithstanding the foregoing no Agent, Lender or Issuing Lender shall be required to afford such Borrower the opportunity to contest, or cooperate with such Borrower in contesting, the imposition of any Non-Excluded Taxes, if such Agent, Lender or Issuing Lender in its sole discretion in good faith determines that to do so would have an adverse effect on it.

(b)            If a Lender or Issuing Lender changes its applicable lending office (other than (i) pursuant to paragraph (c) below or (ii) after an Event of Default under subsection 9(a) or 9(f) has occurred and is continuing) and the effect of such change, as of the date of such change, would be to cause any Borrower to become obligated to pay any additional amount under subsection 4.10 or 4.11, such Borrower shall not be obligated to pay such additional amount.

(c)            If a condition or an event occurs which would, or would upon the passage of time or giving of notice, result in the payment of any additional amount to any Lender or Issuing Lender by any Borrower pursuant to subsection 4.10 or 4.11, such Lender or Issuing Lender shall promptly after becoming aware of such event or condition notify the Borrower Representative and the Administrative Agent and shall take such steps as may reasonably be available to it to mitigate the effects of such condition or event (which shall include efforts to rebook the Loans or issued Letters of Credit, as the case may be, held by such Lender or Issuing Lender at another lending office, or through another branch or an affiliate, of such Lender or Issuing Lender); provided that such Lender or Issuing Lender shall not be required to take any step that, in its reasonable judgment, would be materially disadvantageous to its business or operations or would require it to incur additional costs (unless such Borrower agrees to reimburse such Lender or Issuing Lender for the reasonable incremental out-of-pocket costs thereof).

(d)            If any of the Borrowers shall become obligated to pay additional amounts pursuant to subsection 4.10 or 4.11 and any affected Lender shall not have promptly taken steps necessary to avoid the need for payments under subsection 4.10 or 4.11, the applicable Borrower shall have the right, for so long as such obligation remains, (i) with the assistance of the Administrative Agent, to seek one or more substitute Lenders reasonably satisfactory to the Administrative Agent, and such Borrower to purchase the affected Loan, in whole or in part, at an aggregate price no less than such Loan’s principal amount plus accrued interest, and assume the affected obligations under this Agreement, or (ii) so long as no Default or Event of Default then exists or will exist immediately after giving effect to the respective prepayment, upon at least four Business Days’ (or such shorter period as may be agreed to by the Administrative Agent) irrevocable notice to the Administrative Agent to prepay the affected Loan, in whole or in part, subject to subsection 4.12, without premium or penalty. In the case of the substitution of a Lender, then, the Parent Borrower, any other applicable Borrower, the Administrative Agent, the affected Lender, and any substitute Lender shall execute and deliver an appropriately completed Assignment and Acceptance pursuant to subsection 11.6(b) to effect the assignment of rights to, and the assumption of obligations by, the substitute Lender; provided that any fees required to be paid by subsection 11.6(b) in connection with such assignment shall be paid by the Parent Borrower or the substitute Lender. In the case of a prepayment of an affected Loan, the amount specified in the notice shall be due and payable on the date specified therein, together with any accrued interest to such date on the amount prepaid. In the case of each of the substitution of a Lender and of the prepayment of an affected Loan, the applicable Borrower shall first pay the affected Lender any additional amounts owing under subsections 4.10 and 4.11 (as well as any commitment fees and other amounts then due and owing to such Lender, including any amounts under this subsection 4.13) prior to such substitution or prepayment.

(e)            If any Agent, Lender or any Issuing Lender receives a refund directly attributable to taxes for which any Borrower has made additional payments pursuant to subsection 4.10(a) or 4.11(a), such Agent, such Lender or such Issuing Lender, as the case may be, shall promptly pay such refund (together with any interest with respect thereto received from the relevant taxing authority, but net of any reasonable cost incurred in connection therewith) to such Borrower; provided, however, that the applicable Borrower agrees promptly to return such refund (together with any interest with respect thereto due to the relevant taxing authority) (free of all Non-Excluded Taxes) to such Agent, Issuing Lender or the applicable Lender, as the case may be, upon receipt of a notice that such refund is required to be repaid to the relevant taxing authority.

(f)            The obligations of any Agent, Lender, Issuing Lender or Participant under this subsection 4.13 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.14            Controls on Prepayment if Aggregate Outstanding Revolving Credit Exceeds Aggregate Commitments.

(a)            The Borrower Representatives will implement and maintain internal controls to monitor the borrowings and repayments of Loans by the Borrowers and the issuance of and drawings under Letters of Credit, with the object of preventing any request for an Extension of Credit that would result in the Aggregate Credit Extensions with respect to all of the Lenders (including the Swing Line Lenders) being in excess of the aggregate Commitments then in effect and of promptly identifying any circumstance where, by reason of changes in exchange rates, the Aggregate Credit Extensions with respect to all of the Lenders (including the Swing Line Lenders) exceeds the aggregate Commitments then in effect.

(b)            The Administrative Agent will calculate each Tranche A Lender Exposure and Tranche A-1 Lender Exposure from time to time, and in any event not less frequently than once during each calendar month. In making such calculations, the Administrative Agent will rely on the information most recently received by it from the Swing Line Lenders in respect of outstanding Swing Line Loans and from the Issuing Lenders in respect of outstanding L/C Obligations.

4.15            Canadian Extenders of Credit.

(a)            Any Lender that makes or holds any Extension of Credit to the Canadian Borrower (such Lender, a “Canadian Extender of Credit”) will at all times be a Canadian Qualified Lender, unless an Event of Default has occurred and is continuing. To the extent legally entitled to do so, the Administrative Agent and each Canadian Extender of Credit shall, upon written request by the Borrower Representative, deliver to it or the applicable governmental or taxing authority, any form or certificate required in order that any payment by the Canadian Borrower under this Agreement or any Notes to, or for the account of, such Person may be made free and clear of, and without deduction or withholding for or on account of, any Non-Excluded Taxes; provided that in determining the reasonableness of such a request such Person shall be entitled to consider the cost (to the extent unreimbursed by a Borrower) which would be imposed on such Person of complying with such request.

(b)            A Canadian Extender of Credit may change its Affiliates or branches acting as Lender hereunder but only pursuant to an assignment in form and substance reasonably satisfactory to the Administrative Agent (with the consent of the Canadian Borrower), where the respective assignee represents and warrants that it is an Affiliate or branch of the respective Canadian Extender of Credit and represents and warrants that it is a Canadian Qualified Lender and will act directly as a Lender with respect to the Commitment of the respective Canadian Extender of Credit.

4.16            Cash Receipts.

(a)            Schedule 4.16 lists as of the Restatement Effective Date (after giving effect to the Transactions) with respect to each depository where a DDA or Concentration Account is located (i) the name and address of such depository, (ii) the account number(s) maintained with such depository and (iii) a contact person at such depository.

(b)            Each Loan Party that is a U.S. Borrower or U.S. Subsidiary Guarantor shall (i) enter into a concentration account control agreement (each, a “Concentration Account Agreement”) with respect to each Concentration Account maintained by such Loan Party, in form reasonably satisfactory to the Administrative Agent, and instruct each depository institution for a DDA of such Loan Party to cause all amounts on deposit in excess of the Retained Amount and available at the close of each Business Day in such DDA to be swept to a Concentration Account no less frequently than on a daily basis, (ii) either (A) instruct all Account Debtors of such Loan Party that remit payments of Accounts of such Account Debtors regularly by check pursuant to arrangements with such Loan Party to remit all such payments to the applicable “P.O. Boxes” or “Lockbox Addresses” with respect to the applicable DDA or Concentration Account, which remittances shall be collected by the applicable bank and deposited in the applicable DDA or Concentration Account, (B) cause the checks of any such Account Debtor in payment of any Account to be deposited in the applicable DDA or Concentration Account within two Business Days after such check is received by such Loan Party, or (C) cause amounts constituting payments on Accounts that are deposited in other accounts (including any accounts where they are commingled with other funds), to the extent that the balance in any such other account exceeds the Retained Amount, to be swept within one Business Day of becoming available to a Concentration Account, and (iii) deliver to the Administrative Agent Credit Card Notifications executed on behalf of each such Loan Party and delivered to each applicable Credit Card Issuer and Credit Card Processor, in form reasonably satisfactory to the Administrative Agent; provided, however, that the U.S. Loan Parties shall not be required to comply with the foregoing requirements of this clause (b) with respect to any Foreign DDA so long as none of the ABL Priority Collateral located in such Foreign DDA is included in the calculation of the Borrowing Base. All amounts received by a U.S. Borrower or a U.S. Subsidiary Guarantor in respect of any Account, in addition to all other cash received from any other source, shall upon receipt of such amount or cash (other than (x) any such amount to be deposited in Excluded Accounts and (y) Accounts or payment thereof excluded from the Collateral pursuant to any Security Document, including Excluded Assets) be deposited into a DDA or a Concentration Account. Each Loan Party agrees that it will not cause proceeds of such DDAs to be directed other than as set forth in clause (ii) of this paragraph (b) (in the case of Foreign DDAs, to the extent the requirements of clause (ii) of this paragraph (b) are applicable thereto), unless such proceeds are swept within one Business Day of becoming available to a Concentration Account.

(c)            Each Canadian Loan Party shall (i) enter into a concentration account control agreement (each, a “Canadian Concentration Account Agreement”) with respect to each Concentration Account maintained by a Canadian Loan Party, in form reasonably satisfactory to the Administrative Agent, and instruct each depository institution for a DDA of such Canadian Loan Party to cause all amounts on deposit in excess of the Retained Amount and available at the close of each Business Day in such DDA to be swept to a Concentration Account of a Canadian Loan Party no less frequently than on a daily basis, (ii) either (A) instruct all Account Debtors of such Canadian Loan Party that remit payments of Accounts of such Account Debtors regularly by check pursuant to arrangements with such Canadian Loan Party to remit all such payments to the applicable “P.O. Boxes” or “Lockbox Addresses” with respect to the applicable DDA or Concentration Account, which remittances shall be collected by the applicable bank and deposited in the applicable DDA or Concentration Account, (B) cause the checks of any such Account Debtor in payment of any Account to be deposited in the applicable DDA or Concentration Account within two Business Days after such check is received by such Canadian Loan Party, or (C) cause amounts constituting payments on Accounts that are deposited in other accounts (including any accounts where they are commingled with other funds), to the extent that the balance in any such other account exceeds the Retained Amount, to be swept within one Business Day of becoming available to a Concentration Account of such Canadian Loan Party, and (iii) deliver to the Administrative Agent Credit Card Notifications executed on behalf of each such Canadian Loan Party and delivered to each applicable Credit Card Issuer and Credit Card Processor, in form reasonably satisfactory to the Administrative Agent; provided, however, that the Canadian Loan Parties shall not be required to comply with the foregoing requirements of this clause (c) with respect to any Foreign DDA so long as none of the ABL Priority Collateral located in such Foreign DDA is included in the calculation of the Borrowing Base. All amounts received by a Canadian Loan Party in respect of any Account, in addition to all other cash received from any other source, shall upon receipt of such amount or cash (other than (x) any such amount to be deposited in Excluded Accounts and (y) Accounts or payments thereof excluded from the Collateral pursuant to any Security Document, including Excluded Assets) be deposited into a DDA or Concentration Account of a Canadian Loan Party. Each Loan Party agrees that it will not cause proceeds of such DDAs to be directed other than as set forth in clause (ii) of this paragraph (c) (in the case of Foreign DDAs, to the extent the requirements of clause (ii) of this paragraph (c) are applicable thereto), unless such proceeds are swept within one Business Day of becoming available to a Concentration Account of a Canadian Loan Party.

(d)            (i)  Each Concentration Account Agreement shall require, during the continuance of a Cash Dominion Period and following delivery of notice of commencement thereof from the Administrative Agent to the Parent Borrower, the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the monetary obligations then due and owing hereunder and under the other Loan Documents have been paid in full and all Letters of Credit have either been terminated or expired (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent)), of all available cash balances and cash receipts, including the then contents or then entire available ledger balance of each Concentration Account subject to such Concentration Account Agreement, net of such minimum balance, if any, required by the bank at which such Concentration Account is maintained to an account maintained by the Administrative Agent at Bank of America, N.A. (or another bank of recognized standing reasonably selected by the Administrative Agent with the reasonable consent of the Borrower Representative) (the “U.S. Core Concentration Account”). Each Loan Party agrees that it will not cause proceeds of any Concentration Account subject to a Concentration Account Agreement to be otherwise redirected.

(i)            Each Canadian Concentration Account Agreement shall require, during the continuance of a Cash Dominion Period and following delivery of notice of commencement thereof from the Administrative Agent to the Parent Borrower, the ACH or wire transfer no less frequently than once per Business Day (unless the Commitments have been terminated and the monetary obligations then due and owing hereunder and under the other Loan Documents have been paid in full and all Letters of Credit have either been terminated or expired (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent)), of all available cash balances and cash receipts, including the then contents or then entire available ledger balance of each Concentration Account subject to such Canadian Concentration Account Agreement, net of such minimum balance, if any, required by the bank at which such Concentration Account is maintained to an account maintained by the Administrative Agent at Bank of America, N.A. (acting through its Canada branch) (or another bank of recognized standing reasonably selected by the Administrative Agent with the reasonable consent of the Borrower Representative) (the “Canadian Core Concentration Account”). Each Loan Party agrees that it will not cause proceeds of any Concentration Account subject to a Canadian Concentration Account Agreement to be otherwise redirected.

(e)            (i)  At any time other than during the continuance of an Event of Default, all collected amounts received in the U.S. Core Concentration Account and the Canadian Core Concentration Account shall be distributed and applied on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below and any applications otherwise described in following clauses (x) and (y), and after giving effect to the application of any such amounts (x) otherwise required pursuant to subsection 4.4(b), (y) constituting proceeds from any Collateral otherwise required pursuant to the terms of the respective Security Document or (z) otherwise required by any applicable Intercreditor Agreement): (1) first, to the payment (on a ratable basis) of any outstanding expenses actually due and payable to the Administrative Agent and/or the ABL Collateral Agent under any of the Loan Documents and to repay or prepay outstanding Swing Line Loans and Agent Advances made as Tranche A Revolving Credit Loans (with accrued interest); (2) second, to pay (on a ratable basis) all outstanding expenses actually due and payable to each Issuing Lender under any of the Loan Documents and to repay all outstanding Borrower unreimbursed outstanding drawn amounts under Letters of Credit and all interest thereon; (3) third, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Tranche A Revolving Credit Loans made to the Borrowers and all accrued and unpaid fees actually due and payable to the Administrative Agent, the Issuing Lenders and the Revolving Lenders under any of the Loan Documents; (4) fourth, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Tranche A-1 Revolving Credit Loans; (5) fifth, to repay (on a ratable basis) the outstanding principal of Tranche A Revolving Credit Loans made to the Borrowers (whether or not then due and payable); (6) sixth, to repay (on a ratable basis) the outstanding principal of Tranche A-1 Revolving Credit Loans made to the Borrowers (whether or not then due and payable); and (7) seventh, to pay (on a ratable basis) all outstanding obligations of the Borrowers then due and payable to the Administrative Agent, the ABL Collateral Agent and the Revolving Lenders under this Agreement and the other Loan Documents.

(f)            (i)  The Loan Parties respectively may close DDAs or Concentration Accounts and/or open new DDAs or new Concentration Accounts, subject to, in the case of any new Concentration Account, (x) the contemporaneous execution and delivery to the Administrative Agent of a Concentration Account Agreement or Canadian Concentration Account Agreement, as applicable consistent with the provisions of this subsection 4.16 with respect to each such new Concentration Account or (y) other arrangements reasonably satisfactory to the Administrative Agent and (ii) as part of the Compliance Certificate to be delivered concurrently with the delivery of financial statements and reports referred to in subsections 7.1(a) and 7.1(b) the Borrower Representative will provide a list to the Administrative Agent of any new opened or acquired DDAs or Concentration Accounts during the preceding fiscal quarter.

(g)            (i)  The U.S. Core Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that, except to the extent otherwise provided in the U.S. Guarantee and Collateral Agreement (x) such Loan Party has no right of withdrawal from the U.S. Core Concentration Account, (y) the funds on deposit in the U.S. Core Concentration Account shall at all times continue to be collateral security for all of the obligations of the Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the U.S. Core Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this subsection 4.16, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the U.S. Core Concentration Account pursuant to subsection 4.16(d)(i), such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party (other than any account by which such Loan Party received or acquired dominion or control over such proceeds and collections, or with any funds in such account) and shall promptly be deposited into the U.S. Core Concentration Account or dealt with in such other fashion as such Loan Party may be reasonably instructed by the Administrative Agent.

(i)            The Canadian Core Concentration Account shall at all times be under the sole dominion and control of the Administrative Agent. Each Loan Party hereby acknowledges and agrees that, except to the extent otherwise provided in the Canadian Guarantee and Collateral Agreement (x) such Loan Party has no right of withdrawal from the Canadian Core Concentration Account, (y) the funds on deposit in the Canadian Core Concentration Account shall at all times continue to be collateral security for all of the obligations of the Loan Parties hereunder and under the other Loan Documents, and (z) the funds on deposit in the Canadian Core Concentration Account shall be applied as provided in this Agreement. In the event that, notwithstanding the provisions of this subsection 4.16, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Canadian Core Concentration Account pursuant to subsection 4.16(d)(ii), such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party (other than any account by which such Loan Party received or acquired dominion or control over such proceeds and collections, or with any funds in such account) and shall promptly be deposited into the Canadian Core Concentration Account or dealt with in such other fashion as such Loan Party may be reasonably instructed by the Administrative Agent.

(h)            In the event that a Loan Party acquires new DDAs in connection with an acquisition, the Borrower Representative will procure that such Loan Party shall within 90 days of the date of such acquisition (or such longer period as may be agreed by the Administrative Agent) cause such new DDAs so acquired to comply with the applicable requirements of subsection 4.16(b) (including, with respect to any new DDA that is to become a Concentration Account, by entering into a Concentration Account Agreement or Canadian Concentration Account Agreement, as applicable, or entering into other arrangements consistent with the provisions of this subsection 4.16 and otherwise reasonably satisfactory to the Administrative Agent).

(i)            So long as no Cash Dominion Period is continuing, the Loan Parties may direct the manner of disposition of funds in the DDAs and the Concentration Accounts.

(j)            Any amounts held or received in the U.S. Core Concentration Account or the Canadian Core Concentration Account (including all interest and other earnings with respect hereto, if any) at any time (x) when all of the monetary obligations due and owing hereunder and under the other Loan Documents have been satisfied or (y) no Cash Dominion Period is continuing, shall (subject in the case of clause (x) to the provisions of any applicable Intercreditor Agreement) be remitted to the operating account of the applicable Borrower.

(k)            The Loan Parties shall use commercially reasonable efforts to obtain Concentration Account Agreements or Canadian Concentration Account Agreements, as applicable, with respect to their primary Concentration Accounts. Notwithstanding anything herein to the contrary (i) the Loan Parties shall be deemed to be in compliance with the requirements set forth in this subsection 4.16 during the initial 120 day period commencing on the Restatement Effective Date to the extent that the arrangements described above are established and effective not later than the date that is 120 days following the Restatement Effective Date or such later date as the Administrative Agent, in its sole discretion, may agree; and (ii) if such arrangements are not obtained within such 120 day period (or such later date as the Administrative Agent may agree), the Loan Parties shall use commercially reasonable efforts to move the relevant Concentration Accounts to the Administrative Agent or another bank reasonably acceptable to the Administrative Agent that is willing to enter into such arrangements and shall be deemed to be in compliance with the requirements set forth in this subsection 4.16 so long as they comply with this obligation.

4.17            Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            no commitment fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender (except to the extent it is payable to the Issuing Lender pursuant to clause (d)(v) below);

(b)            in determining the Required Lenders or Supermajority Lenders, any Lender that at the time is a Defaulting Lender (and the Loans and/or Commitment of such Defaulting Lender) shall be excluded and disregarded;

(c)            the Parent Borrower shall have the right, at its sole expense and effort, (i) to seek one or more Persons reasonably satisfactory to the Administrative Agent and the Parent Borrower to each become a substitute Lender and assume all or part of the Commitment of any Defaulting Lender and the Parent Borrower, the Administrative Agent and any such substitute Lender shall execute and deliver, and such Defaulting Lender shall thereupon be deemed to have executed and delivered, an appropriately completed Assignment and Acceptance to effect such substitution or (ii) upon notice to the Administrative Agent, to prepay the Loans and, at the Parent Borrower’s option, terminate the Commitments of such Defaulting Lender, in whole or in part, without premium or penalty;

(d)            if any Swing Line Exposure exists or any L/C Obligations exist at the time a Tranche A Lender becomes a Defaulting Lender then:

(i)            all or any part of such Swing Line Exposure and L/C Obligations shall be re-allocated among the Non-Defaulting Lenders that are Tranche A Lenders, as the case may be in accordance with their respective Commitment Percentages but only to the extent the sum of all such Non-Defaulting Lenders’ Tranche A Lender Exposure (before giving effect to each reallocation) plus such Defaulting Lender’s Swing Line Exposure and L/C Obligations (or in the case of Swing Line Loans and L/C Obligations made available in Canadian Dollars, the Dollar Equivalent thereof) does not exceed the total of all Non-Defaulting Lenders’ Dollar Equivalent Tranche A Commitments;

(ii)            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrowers shall within one Business Day (or such longer period as may be agreed to by the Administrative Agent) following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swing Line Exposure and (y) second, cash collateralize with cash and/or Cash Equivalents such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) on terms reasonably satisfactory to the Administrative Agent for so long as such L/C Obligations are outstanding;

(iii)            if any portion of such Defaulting Lender’s L/C Obligations is cash collateralized pursuant to clause (ii) above, the Borrowers shall not be required to pay the L/C Fee for participation with respect to such portion of such Defaulting Lender’s L/C Obligations so long as it is cash collateralized;

(iv)            if any portion of such Defaulting Lender’s L/C Obligations is re-allocated to the Non-Defaulting Lenders pursuant to clause (i) above, then the letter of credit commission with respect to such portion shall be allocated among the Non-Defaulting Lenders in accordance with their Commitment Percentages; or

(v)            if any portion of such Defaulting Lender’s L/C Obligations is neither cash collateralized nor re-allocated pursuant to this subsection 4.17(d), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, the commitment fee that otherwise would have been payable to such Defaulting Lender (with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such L/C Obligations) and the letter of credit commission payable with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until such L/C Obligations are cash collateralized and/or re-allocated;

(e)            so long as any Tranche A Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless they are respectively satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateralized on terms reasonably satisfactory to the Administrative Agent, and participations in any such newly issued or increased Letter of Credit or newly made Swing Line Loan shall be allocated among Non-Defaulting Lenders in accordance with their respective Commitment Percentages (and Defaulting Lenders shall not participate therein);

(f)            any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to subsection 11.7) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirement of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Lender or any Swing Line Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swing Line Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the Parent Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Borrowers or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by a Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of which a Defaulting Lender has funded its participation obligations, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender; and

(g)            in the event that the Administrative Agent, the Borrower Representative, each applicable Issuing Lender or each applicable Swing Line Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage. The rights and remedies against a Defaulting Lender under this subsection 4.17 are in addition to other rights and remedies that the Borrowers, the Administrative Agent, the Issuing Lenders, the Swing Line Lenders and the Non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this subsection 4.17 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 5.         REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent, the Issuing Lender and each Lender to make the Extensions of Credit requested to be made by it on the Restatement Effective Date and on each Borrowing Date thereafter, the Parent Borrower hereby represents and warrants, on the Restatement Effective Date, after giving effect to the Transactions, and on each Borrowing Date thereafter, to the Administrative Agent and each Lender that:

5.1            Financial Condition. The audited combined balance sheet of Veritiv Corporation as of December 31, 2019, and the related audited combined statements of operations and comprehensive income, cash flows and changes in parent company equity for the fiscal year ended December 31, 2019, including the notes thereto, in each case, reported on by and accompanied by an unqualified report from Deloitte & Touche LLP, have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby.

5.2            Solvent; No Material Adverse Effect.

(a)            As of the Restatement Effective Date, after giving effect to the consummation of the transactions contemplated by this Agreement occurring on the Restatement Effective Date, the Parent Borrower, together with its Subsidiaries on a consolidated basis, is Solvent.

(b)            Since the Restatement Effective Date, there has not been any event, change, circumstance or development which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

5.3            Corporate Existence; Compliance with Law. Each of the Loan Parties (a) is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its incorporation or formation, other than, solely in the case of Loan Parties that are not Borrowers, in such jurisdictions where the failure to be so in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has the corporate or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, except to the extent that the failure to have such legal right would not be reasonably expected to have a Material Adverse Effect, (c) is duly qualified as a foreign corporation or a limited liability company or an unlimited company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not be reasonably expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect. No Loan Party is an EEA Financial Institution.

5.4            Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate or other organizational power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain Extensions of Credit hereunder, and each such Loan Party has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents, Notes and Letter of Credit Requests to which it is a party and, in the case of each Borrower, to authorize the Extensions of Credit to it, if any, on the terms and conditions of this Agreement, and any Notes. No consent or authorization of, filing with, notice to or other similar act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by or on behalf of any Loan Party in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party or, in the case of each Borrower, with the Extensions of Credit to it, if any, hereunder, except for (a) consents, authorizations, notices and filings described in Schedule 5.4, all of which have been obtained or made prior to or on the Restatement Effective Date, (b) filings to perfect the Liens created by the Security Documents, (c) filings pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq.), in respect of Accounts of the Parent Borrower and its Restricted Subsidiaries, the Obligor in respect of which is the United States of America or any department, agency or instrumentality thereof, (d) filings and other required formalities pursuant to the Financial Administration Act (Canada) in respect of accounts of the Parent Borrower and its Subsidiaries, the Obligor in respect of which is Her Majesty the Queen in the right of Canada or any department, agency or instrumentality thereof and (e) consents, authorizations, notices and filings which the failure to obtain or make would not reasonably be expected to have a Material Adverse Effect. This Agreement has been duly executed and delivered by each Borrower, and each other Loan Document to which any Loan Party is a party will be duly executed and delivered on behalf of such Loan Party. This Agreement constitutes a legal, valid and binding obligation of each Borrower, and each other Loan Document to which any Loan Party is a party when executed and delivered will constitute a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, in each case except as enforceability may be limited by applicable domestic or foreign bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.5            No Legal Bar. The execution, delivery and performance of the Loan Documents by any of the Loan Parties, the Extensions of Credit hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or Contractual Obligation of such Loan Party in any respect that would reasonably be expected to have a Material Adverse Effect and (b) will not result in, or require, the creation or imposition of any Lien (other than Permitted Liens) on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

5.6            No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against the Parent Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues, except as described on Schedule 5.6, (a) which is so pending or threatened at any time on or prior to the Restatement Effective Date and relates to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would be reasonably expected to have a Material Adverse Effect.

5.7            No Default. Since the Restatement Effective Date, neither the Parent Borrower nor any of its Restricted Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would be reasonably expected to have a Material Adverse Effect. Since the Restatement Effective Date, no Default or Event of Default has occurred and is continuing.

5.8            Ownership of Property. Each of the Parent Borrower and its Restricted Subsidiaries has good title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, except where the failure to have such good title or such leasehold interest would not reasonably be expected to have a Material Adverse Effect.

5.9            Intellectual Property. The Parent Borrower and each of its Restricted Subsidiaries owns, or has the legal right to use, all United States and Canadian patents, patent applications, industrial designs, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes necessary for each of them to conduct its business substantially as currently conducted (the “Intellectual Property”) except for those the failure to own or have such legal right to use would not be reasonably expected to have a Material Adverse Effect.

5.10            Taxes. To the knowledge of the Parent Borrower, each of the Parent Borrower and its Restricted Subsidiaries has filed or caused to be filed all United States and Canadian federal and provincial income tax returns and all other material tax returns that are required to be filed by it and has paid (a) all Taxes shown to be due and payable on such returns and (b) all Taxes shown to be due and payable on any assessments of which it has received notice made against it or any of its property, including the Mortgaged Properties, and all other Taxes imposed on it or any of its property by any Governmental Authority and no tax Lien has been filed or registered (except for Liens for Taxes not yet due and payable), and no claim is being asserted in writing, with respect to any such Tax (other than, for purposes of this subsection 5.10 in respect of any (i) Tax or Liens with respect to which the failure to pay, or the existence thereof, in the aggregate, would not have a Material Adverse Effect or (ii) Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which reserves in conformity with GAAP have been provided on the books of Holding, the Parent Borrower or one or more of its Restricted Subsidiaries, as the case may be).

5.11            Federal Regulations. No part of the proceeds of any Extensions of Credit will be used for any purpose that violates the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.

5.12            ERISA; Canadian Pension Plans.

(a)            During the five-year period prior to each date as of which this representation is made or deemed made (or, with respect to (vi) below, as of the date such representation is made or deemed made), none of the following events or conditions, either individually or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Effect: (i) with respect to any Single Employer Plan, a Reportable Event; (ii) with respect to any Single Employer Plan, any failure to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA), whether or not waived; (iii) with respect to any Plan, any noncompliance with the applicable provisions of ERISA or the Code; (iv) a termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA); (v) a Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC or a Single Employer Plan; (vi) any Underfunding with respect to any Single Employer Plan; (vii) a complete or partial withdrawal from any Multiemployer Plan by the Parent Borrower or any Commonly Controlled Entity; (viii) the Reorganization or Insolvency of any Multiemployer Plan; or (ix) any transactions that resulted or could reasonably be expected to result in any liability to the Parent Borrower or any Commonly Controlled Entity under Section 4069 of ERISA or Section 4212(c) of ERISA; provided that the representation made in clauses (vii) and (viii) of this subsection 5.12(a) with respect to a Multiemployer Plan is based on knowledge of the Parent Borrower.

(b)            Other than as disclosed on Schedule 5.12, as of the Restatement Effective Date no Canadian Pension Plan provides benefits on a defined benefit basis. Except as would not be reasonably expected to have a Material Adverse Effect: (i) each Canadian Pension Plan, such Canadian Pension Plan is, and has been, established, registered, funded, administered and invested in compliance with the terms of such Canadian Pension Plan (including the terms of any documents in respect of such Canadian Pension Plan), all applicable laws and any collective agreements, as applicable; (ii) no Canadian Pension Plan is subject to an investigation, any other proceeding, or action or claim; (iii) where any Canadian Pension Plan has been partially or fully wound-up, all assets, including any surplus, attributable to such wind-up have been fully distributed in accordance with all applicable laws and any unfunded liability arising on such wind-up has been fully funded such that that no Loan Party has any outstanding liabilities with respect to such wound-up Canadian Pension Plan; (iv) no Canadian Pension Plan has an ongoing deficiency, wind-up deficiency or solvency deficiency greater than that disclosed in the most recent actuarial report prepared for such Canadian Pension Plan and provided to the Administrative Agent; (v) no Pension Event has occurred and is continuing; and (vi) no Lien has arisen in respect of, or in connection with any Canadian Pension Plan (save for contribution amounts not yet due).

(c)            With respect to any Foreign Plan, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (i) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (ii) failure to be maintained, where required, in good standing with applicable regulatory authorities; (iii) any obligation of the Parent Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any Foreign Plan; (iv) any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding a Foreign Plan; (v) for each Foreign Plan that is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. or non-Canadian law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (vi) any pending or, to the best knowledge of the Parent Borrower or any of its Restricted Subsidiaries, threatened disputes concerning the assets of any Foreign Plan (other than individual claims for the payment of benefits); and (vii) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. or non-Canadian law.

5.13            Collateral.

(a)            Upon execution and delivery thereof by the parties thereto, the U.S. Guarantee and Collateral Agreement and the Mortgages will be effective to create (to the extent described therein) in favor of the ABL Collateral Agent for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. When (i) the actions specified in Schedule 3 to the U.S. Guarantee and Collateral Agreement have been duly taken, (ii) all applicable Instruments, Chattel Paper and Documents (each as described therein) a security interest in which is perfected by possession have been delivered to, and/or are in the continued possession of, the ABL Collateral Agent, (iii) all Electronic Chattel Paper and Pledged Stock (each as defined in the U.S. Guarantee and Collateral Agreement) a security interest in which is required to be or is perfected by “control” (as described in the UCC) are under the “control” of the ABL Collateral Agent or the Administrative Agent, as agent for the ABL Collateral Agent and as directed by the ABL Collateral Agent, and (iv) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein and with respect to Mortgages, only as relates to the real property security interests granted pursuant thereto) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein. Notwithstanding any other provision of this Agreement, capitalized terms that are used in this subsection 5.13 and not defined in this Agreement are so used as defined in the applicable Security Document.

(b)            Upon execution and delivery thereof by the parties thereto, the Canadian Security Documents will be effective to create (to the extent described therein) in favor of the ABL Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein, except as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or a law) and an implied covenant of good faith and fair dealing. When the actions specified in Schedule 3 to the Canadian Guarantee and Collateral Agreement have been duly taken, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor party thereto in the Collateral described therein with respect to such pledgor.

5.14            Investment Company Act. None of the Borrowers is an “investment company” within the meaning of the Investment Company Act.

5.15            Subsidiaries. Schedule 5.15 sets forth all the Subsidiaries of the Parent Borrower at the Restatement Effective Date (after giving effect to the Transactions), the jurisdiction of their organization and the direct or indirect ownership interest of the Parent Borrower therein.

5.16            Purpose of Loans. The proceeds of Revolving Credit Loans and Swing Line Loans shall be used by the Borrowers on and after the Restatement Effective Date, to finance, in part, the Transactions, to refinance certain indebtedness of the Parent Borrower and to pay certain transaction fees and expenses related to the Transactions and for working capital, capital expenditures and other general corporate purposes. The proceeds of any Incremental Facility may be used by the Parent Borrower and its Restricted Subsidiaries for working capital and other general corporate purposes, including the financing of Permitted Acquisitions, other Permitted Investments, dividends and distributions permitted under subsection 8.5 and permitted distributions on account of the Capital Stock of Holding.

5.17            Environmental Matters. Other than as disclosed on Schedule 5.17 or exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to give rise to a Material Adverse Effect:

(a)            the Parent Borrower and its Restricted Subsidiaries are in compliance with all Environmental Laws and Environmental Permits and all such permits are in full force and effect;

(b)            Materials of Environmental Concern are not present at, and have not been Released at, under or from any real property or facility presently or formerly owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries or at any other location, in a manner or amount which could reasonably be expected to result in violation of any applicable Environmental Law or give rise to liability or other Environmental Costs of the Parent Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law;

(c)            there is no judicial, administrative or arbitral proceeding (including any notice of violation or alleged violation) under any Environmental Law to which the Parent Borrower or any of its Restricted Subsidiaries, or to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries is reasonably likely to be, named as a party that is pending or, to the knowledge of the Parent Borrower or any of its Restricted Subsidiaries, threatened;

(d)            neither the Parent Borrower nor any of its Restricted Subsidiaries is conducting or financing any investigation, removal, remedial or other corrective action pursuant to any Environmental Law;

(e)            neither the Parent Borrower nor any of its Restricted Subsidiaries has treated, stored, used, handled, transported, Released, disposed or arranged for disposal or transport for disposal or treatment of Materials of Environmental Concern at, on, under or from any currently or formerly owned, operated or leased real property; and

(f)            neither the Parent Borrower nor any of its Restricted Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral or other forum, relating to compliance with or liability under any Environmental Law.

5.18            No Material Misstatements. The written factual information, reports, financial statements, exhibits and schedules furnished by or on behalf of the Parent Borrower to the Administrative Agent, the Other Representatives and the Lenders on or prior to the Restatement Effective Date in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, did not contain as of the Restatement Effective Date any material misstatement of fact and did not omit to state as of the Restatement Effective Date any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in their presentation of the Parent Borrower and its Restricted Subsidiaries taken as a whole. It is understood that (a) no representation or warranty is made concerning the forecasts, estimates, pro forma information, projections and statements as to anticipated future performance or conditions, and the assumptions on which they were based or concerning any information of a general economic nature or general information about the Parent Borrower’s and its Subsidiaries’ industry, contained in any such information, reports, financial statements, exhibits or schedules, except that, in the case of such forecasts, estimates, pro forma information, projections and statements, as of the date such forecasts, estimates, pro forma information, projections and statements were generated, (i) such forecasts, estimates, pro forma information, projections and statements were based on the good faith assumptions of the management of the Parent Borrower and (ii) such assumptions were believed by such management to be reasonable and (b) such forecasts, estimates, pro forma information and statements, and the assumptions on which they were based, may or may not prove to be correct.

5.19            Anti-Terrorism. As of the Restatement Effective Date (a) the Parent Borrower and its Restricted Subsidiaries are in compliance with the Patriot Act, the United States Foreign Corrupt Practices Act of 1977, as amended, and Corruption of Foreign Public Officials Act (Canada), and the rules and regulations thereunder, and any other anti-corruption law applicable to such Persons (collectively, the “Anti-Corruption Laws”), and the AML Legislation, as amended, and all applicable Sanctions and (b) none of the Parent Borrower and its Restricted Subsidiaries is a person on the list of “Specially Designated Nationals and Blocked Persons” or any other Sanctions List, or subject to the limitations and prohibitions under any U.S. Department of Treasury’s Office of Foreign Asset Control regulation or executive order (“OFAC”). Neither the Parent Borrower nor any of its Restricted Subsidiaries or (to the knowledge of the Parent Borrower) any director, officer, employee, agent, affiliate or representative thereof, is or is owned 50% or more or controlled by any individual or entity that is currently the subject or target of any Sanction or is located, organized or resident in a Designated Jurisdiction.

5.20            Eligibility. As of the date of any Borrowing Base Certificate, (a) all Accounts included in the definition of Eligible Accounts on such Borrowing Base Certificate satisfy all requirements of an “Eligible Account” hereunder, (b) all Inventory included in the definition of Eligible Inventory on such Borrowing Base Certificate satisfy all requirements of “Eligible Inventory” hereunder, (c) all In-Transit Inventory included in the definition of Eligible In-Transit Inventory on such Borrowing Base Certificate satisfy all requirements of “Eligible In-Transit Inventory” hereunder, (d) all Letter of Credit Inventory included in the definition of Eligible Letter of Credit Inventory on such Borrowing Base Certificate satisfy all requirements of “Eligible Letter of Credit Inventory” hereunder and (e) all Credit Card Receivables included in the definition of Eligible Credit Card Receivables on such Borrowing Base Certificate satisfy all requirements of “Eligible Credit Card Receivables” hereunder.

SECTION 6.          CONDITIONS PRECEDENT.

6.1            Conditions to Effectiveness and Initial Extension of Credit. This Agreement, including the agreement of each Lender to make the First Draw and any additional Extension of Credit requested to be made by it on the Restatement Effective Date and each Issuing Lender to issue Letters of Credit, shall become effective on the date on which the following conditions precedent shall have been satisfied or waived:

(a)            Loan Documents. The Administrative Agent shall have received the following Loan Documents, executed and delivered as required below, with, in the case of clause (i), a copy for each Lender of:

(i)            this Agreement, executed and delivered by a duly authorized officer of each Borrower party hereto on the Restatement Effective Date;

(ii)            the U.S. Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of each Borrower and each other Loan Party signatory thereto on the Restatement Effective Date; and

(iii)            each Canadian Security Document, executed and delivered by a duly authorized officer of the Canadian Borrower and each other Loan Party signatory thereto on the Restatement Effective Date;

(b)            [Reserved].

(c)            [Reserved].

(d)            Legal Opinions. The Administrative Agent shall have received the following executed legal opinions, each in a form reasonably satisfactory to the Administrative Agent:

(i)            the executed legal opinions of Sidley Austin LLP, special New York counsel to each of Holding, each Borrower and the other Loan Parties; and

(ii)            the executed legal opinions of McMillan LLP, special Canadian counsel to the Canadian Borrower.

(e)            Officer’s Certificate. The Administrative Agent shall have received a certificate from the Parent Borrower, dated the Restatement Effective Date, substantially in the form of Exhibit L, with appropriate insertions and attachments.

(f)            Perfected Liens. (i) the ABL Collateral Agent shall have obtained a valid security interest in the Collateral (to the extent contemplated in the applicable Security Documents) other than with respect to Mortgaged Properties; and all documents, instruments, filings and recordations reasonably necessary in connection with the perfection and, in the case of the filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, protection of such security interests shall have been executed and delivered or made, or, in the case of UCC filings, written authorization to make such UCC filings shall have been delivered to the ABL Collateral Agent, and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens; and (ii) the ABL Collateral Agent shall have obtained a valid security interest in the Collateral covered by the Canadian Security Documents (with the priority contemplated therein); and all documents, instruments, filings, registrations and recordations reasonably necessary in connection with the perfection and, in the case of the filings with the Canadian Intellectual Property Office, protection of such security interests shall have been executed and delivered or made, and none of such collateral shall be subject to any other pledges, security interests or mortgages except for Permitted Liens.

(g)            Pledged Stock; Stock Powers; Pledged Notes; Endorsements. The ABL Collateral Agent shall have received (subject to the proviso in clause (a) of this subsection 6.1):

(i)            the certificates, if any, representing the Pledged Stock under (and as defined in) the U.S. Guarantee and Collateral Agreement or any Canadian Security Document, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; and

(ii)            the promissory notes representing each of the Pledged Notes under (and as defined in) the U.S. Guarantee and Collateral Agreement, duly endorsed as required by the U.S. Guarantee and Collateral Agreement.

(h)            Fees. The Agents and the Lenders shall have received all fees and expenses that are required to be paid or delivered by the Parent Borrower to them on or prior to the Restatement Effective Date (including the fees referred to in subsection 4.5) and for which invoices have been provided to the Parent Borrower at least three Business Days prior to the Restatement Effective Date, which fees and expenses may be offset against the proceeds of the Facilities.

(i)            Secretary’s Certificate. The Administrative Agent shall have received from each of the Borrowers and, substantially concurrently with the satisfaction of the other conditions precedent set forth in this subsection 6.1, each other Loan Party, dated the Restatement Effective Date, substantially in the form of Exhibit M, with appropriate insertions and attachments of resolutions or other actions, evidence of incumbency and the signature of authorized signatories and organizational documents, executed by a Responsible Officer and the Secretary or any Assistant Secretary or other authorized representative of such Loan Party.

(j)            Existing Credit Agreement. All Obligations owing to Departing Lenders and all other Obligations outstanding under the Existing Credit Agreement and required to be paid pursuant to Section 11.24(a) shall have been, or concurrently with the Restatement Effective Date shall be, paid.

(k)            Solvency. The Administrative Agent shall have received a certificate of the chief financial officer of the Parent Borrower (or another authorized financial officer of the Parent Borrower) certifying the Solvency of the Parent Borrower on the Restatement Effective Date substantially in the form of Exhibit K.

(l)            Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate, prepared as of the last day of the last month ended at least 25 calendar days prior to the Restatement Effective Date, in the form contemplated by subsection 7.2(f), or such other form as may be reasonably acceptable to the Administrative Agent, setting forth, after giving effect to the Borrowings hereunder on the Restatement Effective Date, the Tranche A Canadian Borrowing Base, the Tranche A U.S. Borrowing Base and the Tranche A-1 Borrowing Base and the Excess Availability (which, after giving effect to the Transactions contemplated herein, the First Draw and any additional borrowing on the Restatement Effective Date shall be at least $250,000,000).

(m)            No Material Adverse Effect. Since December 31, 2019, there shall not have occurred Material Adverse Effect.

(n)            Existing Indebtedness. Neither Holdings nor any of its Subsidiaries shall have any outstanding Indebtedness for borrowed money other than the Facility, Capitalized Lease Obligations and such other Indebtedness as the Administrative Agent and the Lead Arrangers shall agree (such agreement not to be unreasonably withheld).

(o)            KYC. The Lenders shall have received, to the extent requested in writing at least ten days prior to the Restatement Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the Patriot Act and AML Legislation.

The making of the initial Extensions of Credit by the Lenders hereunder shall conclusively be deemed to constitute an acknowledgement by the Administrative Agent and each Lender that each of the conditions precedent set forth in this subsection 6.1 shall have been satisfied in accordance with its respective terms or shall have been irrevocably waived by such Person.

6.2            Conditions Precedent to Each Other Extension of Credit and Letter of Credit Issuance. The obligation of the Issuing Lender on any date to issue, increase, renew, amend or extend any Letter of Credit or each Lender to make any Extension of Credit (including each Swing Line Loan, but excluding Agent Advances) requested to be made by it on any date is subject to the satisfaction of each of the following conditions precedent:

(a)            Representations and Warranties; No Defaults. On the date of such issuance, both before and after giving effect thereto and the application of the proceeds therefrom:

(i)            all representations and warranties set forth in Section 5 and in the other Loan Documents shall be true and correct in all material respects on and as of the date they are made (although any representations and warranties that expressly relate to a given date or period shall be required only to be true and correct in all material respects as of the respective date or the respective period, as the case may be); and

(ii)            no Default or Event of Default shall have occurred and be continuing or would result from any such Extension of Credit after giving effect thereto on the date of such Borrowing.

(b)            Request for Issuance of Letter of Credit. With respect to any Letter of Credit, the Issuing Lender shall have received a Letter of Credit Request, completed to its satisfaction, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.

(c)            Delivery of Borrowing Request. With respect to any Borrowing, the Administrative Agent shall have received a Borrowing Request completed to its satisfaction.

(d)            Availability. The requirements of subsection 2.1(a) shall be satisfied.

Each Borrowing of Loans by and Letter of Credit issued on behalf of any of the Borrowers hereunder after the Restatement Effective Date shall be deemed to constitute a representation and warranty by the Parent Borrower as of the date of such Borrowing or such issuance that the conditions contained in this subsection 6.2 have been satisfied (except that no opinion need be expressed as to the Administrative Agent’s or the Required Lenders’ satisfaction with any document, instrument or other matter).

SECTION 7.       AFFIRMATIVE COVENANTS.

The Parent Borrower hereby agrees that, from and after the Restatement Effective Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), the Parent Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each of the Material Restricted Subsidiaries to:

7.1            Financial Statements. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)            as soon as available, but in any event not later than the 120th day following the end of the fiscal year of Holding ending on December 31, 2014, and not later than the 90th day following the end of each subsequent fiscal year of Holding thereafter, (i) a copy of the consolidated balance sheet of Holding and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of operations and comprehensive income, changes in parent company equity and cash flows for such year, setting forth in each case, in comparative form the figures for and as of the end of the previous year, reported on without qualification arising out of the scope of the audit by Deloitte & Touche LLP or other independent certified public accountants of nationally recognized standing not unacceptable to the Administrative Agent in its reasonable judgment (which report may not contain a “going concern” or like qualification or exception unless such qualification or exception is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming Maturity Date under this Agreement that is scheduled to occur within one year from the date such report is delivered or (B) any potential inability to satisfy a financial maintenance covenant included in any Indebtedness of the Parent Borrower or its Subsidiaries on a future date or in a future period), and (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal year, as compared to amounts for the previous fiscal year (it being agreed that the furnishing of Holding’s annual report on Form 10-K for such year, as filed with the SEC, will satisfy the Parent Borrower’s obligation under this subsection 7.1(a) with respect to such year except with respect to the requirement that such financial statements be reported on without a “going concern” or like qualification or exception (except as expressly permitted above), or a qualification arising out of the scope of the audit);

(b)            as soon as available, but in any event not later than the 45th day following the end of each of the first three quarterly periods of each fiscal year of Holding, (i) the unaudited consolidated balance sheet of Holding and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of operations and comprehensive income and cash flows of Holding and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for and as of the corresponding periods of the previous year, certified by a Responsible Officer of the Parent Borrower as being fairly stated in all material respects (subject to normal year-end audit and other adjustments) and (ii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year (it being agreed that the furnishing of Holding’s quarterly report on Form 10-Q for such quarter, as filed with the SEC, will satisfy the Parent Borrower’s obligations under this subsection 7.1(b) with respect to such quarter);

(c)            to the extent applicable, concurrently with any delivery of consolidated financial statements under subsection 7.1(a) or 7.1(b), related unaudited consolidating financial statements reflecting the material adjustments necessary (as determined by the Parent Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from the accounts of the Parent Borrower and its Restricted Subsidiaries; and

(d)            all such financial statements delivered pursuant to subsection 7.1(a) or 7.1(b) to (and, in the case of any financial statements delivered pursuant to subsection 7.1(b), shall be certified by a Responsible Officer of the Parent Borrower to) fairly present in all material respects the financial condition of Holding and its Subsidiaries in conformity with GAAP and to be (and, in the case of any financial statements delivered pursuant to subsection 7.1(b) shall be certified by a Responsible Officer of the Parent Borrower as being) in reasonable detail and prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods that began on or after the Restatement Effective Date (except as approved by such accountants or officer, as the case may be, and disclosed therein, and except, in the case of any financial statements delivered pursuant to subsection 7.1(b), for the absence of certain notes).

7.2            Certificates; Other Information. Furnish to the Administrative Agent for delivery to each Lender (and the Administrative Agent agrees to make and so deliver such copies):

(a)            concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and 7.1(b), a certificate signed by a Responsible Officer setting forth, in reasonable detail, a calculation of the Consolidated Fixed Charge Coverage Ratio as of the last day of the then applicable Test Period (each such certificate, a “Compliance Certificate”);

(b)            concurrently with the delivery of the financial statements and reports referred to in subsections 7.1(a) and 7.1(b), a certificate signed by a Responsible Officer of the Parent Borrower stating that, to the best of such Responsible Officer’s knowledge, the Parent Borrower and each of its Subsidiaries during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement or the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default, except, in each case, as specified in such certificate;

(c)            as soon as available, but in any event not later than the 120th day following the end of the fiscal year of Holding ending on December 31, 2014 and no later than the 90th day following the end of each subsequent fiscal year of Holding thereafter, a copy of the annual business plan by the Parent Borrower of the projected operating budget (including an annual consolidated balance sheet, statement of operations and comprehensive income and statement of cash flows of Holding and its Subsidiaries), each such business plan to be accompanied by a certificate signed by the Parent Borrower and delivered by a Responsible Officer of the Parent Borrower to the effect that such projections have been prepared on the basis of assumptions believed by the Parent Borrower to be reasonable at the time of preparation and delivery thereof;

(d)            within five Business Days after the same are sent, copies of all financial statements and reports which Holding or the Parent Borrower sends to its public security holders, and within five Business Days after the same are filed, copies of all financial statements and periodic reports which Holding or the Parent Borrower may file with the SEC or any successor or analogous Governmental Authority;

(e)            within five Business Days after the same are filed, copies of all registration statements and any amendments and exhibits thereto, which Holding or the Parent Borrower may file with the SEC or any successor or analogous Governmental Authority;

(f)            not later than 5:00 P.M. (New York City time) (A) on or before August 15, 2014, in the case of the Borrowing Base Certificate in respect of the fiscal month ended June 30, 2014 (provided that the Parent Borrower shall use its commercially reasonable efforts to deliver the Borrowing Base Certificate in respect of the fiscal month ended June 30, 2014 no later than July 31, 2014), and (B) on or before the 25th day of each subsequent month (or (i) more frequently as the Parent Borrower may elect, so long as the same frequency of delivery is maintained by the Parent Borrower for the immediately following 60-day period or (ii) during the continuance of a Cash Dominion Period, not later than Wednesday of each week, or if Wednesday of such week is not a Business Day, the next succeeding Business Day), a borrowing base certificate setting forth Parent Borrower’s reasonable estimate (based on the most current information reasonably available and calculated in a consistent manner with the most recently delivered monthly certificate or, in the case of the first such certificate delivered under this subsection 7.2(f), the Borrowing Base Certificate delivered pursuant to subsection 6.1(l)) of the Tranche A Canadian Borrowing Base, the Tranche A U.S. Borrowing Base and the Tranche A-1 Borrowing Base (with supporting calculations) substantially in the form of Exhibit N (a “Borrowing Base Certificate”), which shall be prepared as of the last Business Day of the preceding fiscal month of the Parent Borrower and its Subsidiaries (or (x) such other applicable more recent date in the case of clause (i) above or (y) the previous Friday in the case of clause (ii) above); provided that a revised Borrowing Base Certificate based on the Borrowing Base Certificate most recently delivered shall be delivered promptly after the consummation not in the ordinary course of business of (1) one or more sales of ABL Priority Collateral with an aggregate value in excess of $25,000,000, (2) one or more sales or other dispositions of all of the Capital Stock of a Loan Party that owns ABL Priority Collateral with an aggregate value in excess of $25,000,000, or (3) one or more consolidations, amalgamations or mergers involving any Loan Party that owns ABL Priority Collateral with an aggregate value in excess of $25,000,000, having the effect of causing such Loan Party to cease to be a Loan Party or otherwise adversely affecting the existence, perfection or priority of the Liens of the ABL Collateral Agent in ABL Priority Collateral with an aggregate value in excess of $25,000,000, in each case giving pro forma effect to such sale, disposition, consolidation, amalgamation or merger, as applicable. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent;

(g)            concurrently with the delivery of the Borrowing Base Certificate referred to in subsection 7.2(f), a report setting forth the Specified Unrestricted Cash of the Loan Parties as of the last Business Day of the preceding fiscal month of the Parent Borrower and its Subsidiaries (or (x) such other applicable more recent date in the case of clause (i) of subsection 7.2(f) or (y) the previous Friday in the case of clause (ii) of subsection 7.2(f)); and

(h)            with reasonable promptness, such additional information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

Documents required to be delivered pursuant to subsection 7.1 or 7.2 may at the Borrower Representative’s option be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (A) in the case of any such documents other than documents required to be delivered pursuant to subsection 7.2(f) (i) on which the Borrower Representative posts such documents, or provides a link thereto, on the Parent Borrower’s website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Borrower Representative may specify by written notice to the Administrative Agent from time to time), or (ii) on which such documents are posted on the Parent Borrower’s behalf on an Internet or intranet website to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and (B) in the case of any such documents required to be delivered pursuant to subsection 7.2(f), on which the Borrower Representative provides a link thereto on the Parent Borrower’s website on the Internet at the website address listed on Schedule 7.2 (or such other website address as the Parent Borrower may specify by written notice to the Administrative Agent from time to time). Following the electronic delivery of any such documents by posting such documents to a website in accordance with the preceding sentence (other than the posting by the Borrower Representative of any such documents on any website maintained for or sponsored by the Administrative Agent) the Borrower Representative shall promptly provide the Administrative Agent notice of such delivery (which notice may be by facsimile or electronic mail) and the electronic location at which such documents may be accessed; provided that, in the absence of bad faith, the failure to provide such prompt notice shall not constitute a Default hereunder.

7.3            Payment of Taxes. Pay, discharge or otherwise satisfy at or before they become delinquent all its material Taxes, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings diligently conducted and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or any of its Restricted Subsidiaries, as the case may be, and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.4            Maintenance of Existence. Preserve, renew and keep in full force and effect its existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the business of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, except as otherwise expressly permitted pursuant to subsection 8.3; provided that the Parent Borrower and its Restricted Subsidiaries shall not be required to maintain any such rights, privileges or franchises and the Parent Borrower’s Restricted Subsidiaries shall not be required to maintain such existence, if the failure to do so would not reasonably be expected to have a Material Adverse Effect; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

7.5            Maintenance of Property; Insurance.

(a)            (i) Keep all property useful and necessary in the business of the Loan Parties, taken as a whole, in good working order and condition, except where failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (ii) maintain with financially sound and reputable insurance companies insurance on, or self-insure, all property material to the business of the Loan Parties, taken as a whole, in at least such amounts and against at least such risks (but including in any event public liability and business interruption) as are consistent with the past practices of the Loan Parties and otherwise as are usually insured against in the same general area by companies engaged in the same or a similar business; (iii) furnish to the Administrative Agent, upon written request, information in reasonable detail as to the insurance carried; and (iv) ensure that at all times the ABL Collateral Agent, for the benefit of the Secured Parties, shall be named as loss payee with respect to property insurance covering Inventory that constitutes Collateral and for the Mortgaged Properties, maintained by any Borrower and any Subsidiary Guarantor that is a Loan Party; provided that, (A) except during the continuance of a Cash Dominion Period, the ABL Collateral Agent shall turn over to the Parent Borrower any amounts received by it as loss payee under any such property insurance maintained by such Loan Parties and (B) except during the continuance of a Cash Dominion Period, the ABL Collateral Agent agrees that the Parent Borrower and/or the applicable other Borrower or Subsidiary Guarantor shall have the sole right to adjust or settle any claims under such insurance.

(b)            With respect to each property of such Loan Parties subject to a Mortgage:

(i)            Such Loan Party shall provide life of loan flood zone determinations and, if any portion of any such property is located in an area identified as a Flood Zone by the Federal Emergency Management Agency or other applicable agency, such Loan Party shall maintain or cause to be maintained flood insurance policies in such total amount as is customary with companies in the same or similar business operating in the same or similar locations, and otherwise in compliance with the Flood Program, and upon written request shall furnish to the Administrative Agent evidence of such policies.

(ii)            The applicable Loan Party promptly shall comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to such party or to such property or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of such property, except for such non-compliance or non-conformity as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)            If any such Loan Party is in default of its obligations to insure or deliver any such prepaid policy or policies, the result of which would reasonably be expected to have a Material Adverse Effect, then the Administrative Agent, at its option upon 10 days’ written notice to the Parent Borrower, may effect such insurance from year to year at rates substantially similar to the rate at which such Loan Party had insured such property, and pay the premium or premiums therefor, and the Parent Borrower shall pay or cause to be paid to the Administrative Agent on demand such premium or premiums so paid by the Administrative Agent with interest from the time of payment at a rate per annum equal to 2.00%.

(iv)            If such property, or any part thereof, shall be destroyed or damaged and the reasonably estimated cost thereof would exceed $25,000,000 the Parent Borrower shall give prompt notice thereof to the Administrative Agent. All insurance proceeds paid or payable in connection with any damage or casualty to any such property shall be applied in the manner specified in subsection 7.5(a).

7.6            Inspection of Property; Discussions.

(a)            Permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Restricted Subsidiaries with officers and employees of the Parent Borrower and its Restricted Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice; provided that (a) representatives of the Parent Borrower may be present during any such visits, discussions and inspections and (b) during the continuation of an Event of Default (and only during the continuation of an Event of Default), the Administrative Agent and its representatives may do any of the foregoing at the Borrowers’ expense.

(b)            At reasonable times during normal business hours and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (a) above, the Parent Borrower and its Restricted Subsidiaries will grant access to the Administrative Agent (including employees of the Administrative Agent or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to such Person’s premises, books, records, accounts and Inventory so that (i) the Administrative Agent or an appraiser retained by the Administrative Agent may conduct an Inventory appraisal and (ii) the Administrative Agent may conduct (or engage third parties to conduct) such field examinations, verifications and evaluations as the Administrative Agent may deem reasonably necessary or appropriate. Unless a Cash Dominion Period has commenced and is continuing, or if previously approved by the Parent Borrower, the Administrative Agent may not conduct any “Phase I” or “Phase II” environmental assessment. The Administrative Agent may conduct one field examination and one Inventory appraisal in each calendar year in each case for all of the Loan Parties at each of the Loan Parties’ expense; provided that the Administrative Agent may conduct at the expense of the Loan Parties up to one additional field examination and one additional Inventory appraisal if Excess Availability falls below 15.0% of the Maximum Borrowing Amount for three consecutive Business Days at any time in such calendar year. Notwithstanding anything to the contrary herein, after the occurrence of and during the continuance of an Event of Default, the Administrative Agent may cause such additional field examinations and Inventory appraisals to be taken as the Administrative Agent determines in its reasonable determination are necessary or appropriate each at the expense of the Loan Parties. All amounts chargeable to the applicable Borrowers under this subsection 7.6(b) shall constitute obligations that are secured by all of the applicable Collateral and shall be payable to the Agents hereunder.

7.7            Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a)            as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, the occurrence of any Default or Event of Default;

(b)            as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, any litigation or proceeding affecting the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to have a Material Adverse Effect;

(c)            the following events, as soon as possible and in any event within 30 days (or, in the case of any Canadian Pension Plan containing a defined benefit provision within the meaning of the Income Tax Act (Canada) that is not fully funded at the time of the events listed in clause (i) or (ii) below, five days) after a Responsible Officer of the Parent Borrower or any of its Restricted Subsidiaries knows thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Single Employer Plan or a Pension Event with respect to a Canadian Pension Plan, a failure to make any required contribution to a Canadian Pension Plan, Single Employer Plan or Multiemployer Plan, the creation of any Lien on the property of the Parent Borrower or its Restricted Subsidiaries in favor of the PBGC or any other Governmental Authority, or a Plan or Canadian Pension Plan, any termination of a Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA) or Canadian Pension Plan or any withdrawal from, or the full or partial termination, Reorganization or Insolvency of, any Multiemployer Plan or Canadian Pension Plan or (ii) the institution of proceedings or the taking of any other formal action by the PBGC or any other Governmental Authority or the Parent Borrower or any of its Restricted Subsidiaries or any Commonly Controlled Entity or any Multiemployer Plan or Canadian Pension Plan which could reasonably be expected to result in the termination of any Single Employer Plan (other than a standard termination pursuant to Section 4041(b) of ERISA) or Canadian Pension Plan , or any withdrawal from, or the termination, Reorganization or Insolvency of, any Single Employer Plan, Multiemployer Plan or Canadian Pension Plan; provided, however, that no such notice will be required under clause (i) or (ii) above unless the event giving rise to such notice, when aggregated with all other such events under clause (i) or (ii) above, would be reasonably expected to result in a Material Adverse Effect; and

(d)            as soon as possible after a Responsible Officer of the Parent Borrower knows thereof, (i) Release by the Parent Borrower or any of its Restricted Subsidiaries of any Materials of Environmental Concern required to be reported under applicable Environmental Laws to any Governmental Authority, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such Release would not reasonably be expected to have a Material Adverse Effect, (ii) any condition, circumstance, occurrence or event not previously disclosed in writing to the Administrative Agent that would reasonably be expected to result in liability or expense under applicable Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such condition, circumstance, occurrence or event would not reasonably be expected to have a Material Adverse Effect, or would not reasonably be expected to result in the imposition of any lien or other material restriction on the title, ownership or transferability of any facilities and properties owned, leased or operated by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to result in a Material Adverse Effect, and (iii) any proposed action to be taken by the Parent Borrower or any of its Restricted Subsidiaries that would reasonably be expected to subject the Parent Borrower or any of its Restricted Subsidiaries to any material additional or different requirements or liabilities under Environmental Laws, unless the Parent Borrower reasonably determines that the total Environmental Costs arising out of such proposed action would not reasonably be expected to have a Material Adverse Effect;

(e)            any loss, damage, or destruction to the Collateral in the amount of the Dollar Equivalent of $25,000,000 or more, whether or not covered by insurance; and

(f)            any and all default notices received under or with respect to any lease of any distribution center where Collateral with a book value in excess of the Dollar Equivalent of $25,000,000, either individually or in the aggregate, is located.

Each notice pursuant to this subsection 7.7 shall be accompanied by a statement of a Responsible Officer of the Parent Borrower (and, if applicable, the relevant Commonly Controlled Entity or Subsidiary) setting forth details of the occurrence referred to therein and stating what action the Parent Borrower (or, if applicable, the relevant Commonly Controlled Entity or Subsidiary) proposes to take with respect thereto.

7.8            Compliance with Environmental Laws. (i) Comply substantially with, and require substantial compliance by all tenants, subtenants, contractors and invitees with respect to any property leased or subleased from or operated by the Parent Borrower or its Restricted Subsidiaries with, all applicable Environmental Laws including all Environmental Permits and all orders and directions of any Governmental Authority; (ii) obtain, comply substantially with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (iii) require that all tenants, subtenants, contractors and invitees obtain, comply substantially with and maintain any and all Environmental Permits necessary for their operations as conducted and as planned, with respect to any property leased or subleased from, or operated by the Parent Borrower or its Restricted Subsidiaries. Noncompliance shall not constitute a breach of this subsection 7.8; provided that, upon learning of any actual or suspected noncompliance, the Parent Borrower and any such affected Subsidiary shall promptly undertake reasonable efforts, if any, to achieve compliance, and provided, further, that in any case such noncompliance would not reasonably be expected to have a Material Adverse Effect.

7.9            After-Acquired Real Property and Fixtures; Addition of Subsidiaries.

(a)            With respect to any owned real property or fixtures thereon, in each case with a purchase price or a Fair Market Value at the time of acquisition of at least the Dollar Equivalent of $25,000,000 in which the Parent Borrower or any of its Restricted Subsidiaries that is a Loan Party (and in any event excluding any Foreign Subsidiary (other than Canadian Subsidiaries) and any Excluded Subsidiary) acquires ownership rights at any time after the Restatement Effective Date, promptly grant to the ABL Collateral Agent for the benefit of the applicable Lenders, a Lien of record on all such owned real property and fixtures, upon terms reasonably satisfactory in form and substance to the ABL Collateral Agent and in accordance with any applicable requirements of any Governmental Authority (including any required appraisals of such property under FIRREA); provided that (y) nothing in this subsection 7.9 shall defer or impair the attachment or perfection of any security interest in any Collateral covered by any of the Security Documents which would attach or be perfected pursuant to the terms thereof without action by any Loan Party or any other Person, (z) no such Lien shall be required to be granted as contemplated by this subsection 7.9 on any owned real property or fixtures the acquisition of which is or is to be financed or refinanced in whole or in part through the incurrence of Indebtedness (other than with the proceeds of Revolving Credit Loans, Incremental ABL Term Loans or Swing Line Loans), until such Indebtedness is repaid in full (and not refinanced) or, as the case may be, the Parent Borrower determines not to proceed with such financing or refinancing. In connection with any such grant to the ABL Collateral Agent, for the benefit of the Lenders and the other Secured Parties, of a Lien of record on any such real property in accordance with this subsection 7.9, such Borrower or such Restricted Subsidiary shall deliver or cause to be delivered to the ABL Collateral Agent (A) any surveys, title insurance policies, environmental reports and other documents and search results in connection with such grant of such Lien obtained by it in connection with the acquisition of such ownership rights in such real property or as the ABL Collateral Agent shall reasonably request (in light of the value of such real property and the cost and availability of such surveys, title insurance policies, environmental reports and other documents and whether the delivery of such surveys, title insurance policies, environmental reports and other documents would be customary in connection with such grant of such Lien in similar circumstances) and (B) life of loan flood zone determinations and, if any portion of any such real property is located in an area identified as a Flood Zone by the Federal Emergency Management Agency, evidence of the flood insurance required under subsection 7.5(b)(i); provided that no Mortgage shall be taken, or required to be provided, until completion of all flood insurance diligence, documentation and coverage in accordance with the Flood Program, or otherwise satisfactory to all Lenders.

(b)            With respect to any Domestic Subsidiary that is a Wholly-Owned Subsidiary (other than an Excluded Subsidiary) created or acquired (including by reason of any Foreign Subsidiary Holdco ceasing to constitute same) subsequent to the Restatement Effective Date by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary), promptly notify the Administrative Agent of such occurrence and, if the Administrative Agent or the Required Lenders so request, (i) promptly execute and deliver to the ABL Collateral Agent for the benefit of the Secured Parties such amendments to the U.S. Guarantee and Collateral Agreement as the ABL Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the ABL Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in the U.S. Guarantee and Collateral Agreement) in the Capital Stock of such new Domestic Subsidiary, (ii) promptly deliver to the ABL Collateral Agent (subject to the terms of any applicable Intercreditor Agreement) the certificates (if any) representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the parent of such new Domestic Subsidiary, (iii) promptly cause such new Domestic Subsidiary (A) to become a party to the U.S. Guarantee and Collateral Agreement, (B) at the Borrower Representative’s option, become a party to this Agreement as a Borrower hereunder by executing a Joinder Agreement and (C) to take all actions reasonably deemed by the ABL Collateral Agent to be necessary or advisable to cause the Lien created by the U.S. Guarantee and Collateral Agreement in such new Domestic Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the ABL Collateral Agent and (iv) prior to including such new Domestic Subsidiary’s assets in the applicable Borrowing Base, the Administrative Agent shall conduct an appraisal and field examination with respect to such Domestic Subsidiary, including, without limitation, of (x) such Domestic Subsidiary’s practices in the computation of its Borrowing Base and (y) the assets included in such Domestic Subsidiary’s Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, in each case, prepared on a basis reasonably satisfactory to the Administrative Agent and at the sole expense of the Loan Parties; provided that no such appraisal or field examination shall be required as a condition to such new Domestic Subsidiary’s assets being included in the applicable Borrowing Base hereunder if such new Domestic Subsidiary’s Accounts, Inventory, In-Transit Inventory, Letter of Credit Inventory and Credit Card Receivables would constitute less than 5% in the aggregate of the aggregate Borrowing Base in effect after giving effect to the joinder of such new Domestic Subsidiary.

(c)            (I) With respect to any Foreign Subsidiary or any Domestic Subsidiary that is not a Wholly-Owned Subsidiary (other than an Excluded Subsidiary), created or acquired subsequent to the Restatement Effective Date by the Parent Borrower or any of its Domestic Subsidiaries that are Wholly-Owned Subsidiaries (other than an Excluded Subsidiary), the Capital Stock of which is owned directly by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) (including by reason of any indirectly owned Foreign Subsidiary becoming directly owned by the Parent Borrower or any of its Domestic Subsidiaries (other than an Excluded Subsidiary)), promptly notify the Administrative Agent of such occurrence and if the Administrative Agent or the Required Lenders so request, promptly (i) execute and deliver to the ABL Collateral Agent for the benefit of the Secured Parties a new pledge agreement or such amendments to the U.S. Guarantee and Collateral Agreement as the ABL Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the ABL Collateral Agent, for the benefit of the Secured Parties, a perfected security interest (as and to the extent provided in the U.S. Guarantee and Collateral Agreement) in the Capital Stock of such new Foreign Subsidiary or Domestic Subsidiary that is directly owned by the Parent Borrower or any of its Domestic Subsidiaries that is a Wholly-Owned Subsidiary (other than an Excluded Subsidiary) (provided that in no event shall more than 65% of the Capital Stock of any such new Foreign Subsidiary that is so owned be required to be so pledged and, provided, further, that no such pledge or security shall be required with respect to any non-wholly owned Foreign Subsidiary or Domestic Subsidiary to the extent that the grant of such pledge or security interest would violate the terms of any agreements under which the Investment by the Parent Borrower or any of its Subsidiaries was made therein other than any agreement entered into primarily for the purposes of imposing such a restriction) and (ii) to the extent reasonably deemed advisable by the ABL Collateral Agent, deliver to the ABL Collateral Agent (subject to the terms of any applicable Intercreditor Agreement) the certificates, if any, representing such Capital Stock, together with undated stock powers, executed and delivered in blank by a duly authorized officer of the relevant parent of such new Foreign Subsidiary or Domestic Subsidiary and take such other action as may be reasonably deemed by the ABL Collateral Agent to be necessary or desirable to perfect the ABL Collateral Agent’s security interest therein. (II) With respect to any Canadian Subsidiary that is a Wholly-Owned Subsidiary created or acquired subsequent to the Restatement Effective Date by the Canadian Borrower or any Canadian Subsidiary Guarantor, (A) promptly execute and deliver to the ABL Collateral Agent for the benefit of the Secured Parties such amendments to the Canadian Security Documents as the ABL Collateral Agent shall reasonably deem necessary or reasonably advisable to grant to the ABL Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (as and to the extent provided in the Canadian Guarantee and Collateral Agreement) in the Capital Stock of such new Canadian Subsidiary, (B) promptly cause such new Canadian Subsidiary (x) to become a party to the Canadian Security Documents and (y) to take all actions reasonably deemed by the ABL Collateral Agent to be necessary or advisable to cause the Liens created by the Canadian Security Documents in such new Canadian Subsidiary’s Collateral to be duly perfected in accordance with all applicable Requirements of Law, including, without limitation, the filing of financing statements or equivalents in such jurisdictions as may be reasonably requested by the ABL Collateral Agent and (C) prior to including such new Canadian Subsidiary’s assets in the applicable Borrowing Base, the Administrative Agent shall conduct an appraisal and field examination with respect to such Canadian Subsidiary, including, without limitation, of (x) such Canadian Subsidiary’s practices in the computation of its Borrowing Base and (y) the assets included in such Canadian Subsidiary’s Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, in each case, prepared on a basis reasonably satisfactory to the Administrative Agent and at the sole expense of the Loan Parties; provided that no such appraisal or field examination shall be required as a condition to such new Canadian Subsidiary’s assets being included in the applicable Borrowing Base hereunder if such new Canadian Subsidiary’s Accounts, Inventory, In-Transit Inventory, Letter of Credit Inventory and Credit Card Receivables would constitute less than 5% in the aggregate of the aggregate Borrowing Base in effect after giving effect to the joinder of such new Canadian Subsidiary.

(d)            At its own expense, execute, acknowledge and deliver, or cause the execution, acknowledgement and delivery of, and thereafter register, file or record in an appropriate governmental office, any document or instrument reasonably deemed by the ABL Collateral Agent to be necessary or desirable for the creation, perfection and priority and the continuation of the validity, perfection and priority of the foregoing Liens or any other Liens created pursuant to the Security Documents.

(e)            Notwithstanding anything to the contrary in this Agreement, (A) the foregoing requirements shall be subject to the terms of any applicable Intercreditor Agreement and, in the event of any conflict with such terms, the terms of the applicable Intercreditor Agreement shall control, (B) no security interest or Lien is or will be granted pursuant to any Loan Document or otherwise in any right, title or interest of any of Holdings, the Parent Borrower or any of its Subsidiaries in, and “Collateral” shall not include, any Excluded Asset, (C) no Loan Party or any Affiliate thereof shall be required to take any action in any non-U.S. jurisdiction (other than Canada) or required by the laws of any non-U.S. jurisdiction (other than Canada) in order to create any security interests in assets located or titled outside of the United States (other than Canada) or to perfect any security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction (other than Canada)) and (D) nothing in this subsection 7.9 shall require that any Loan Party grant a Lien with respect to any owned real property or fixtures in which such Loan Party acquires ownership rights to the extent that the Administrative Agent, in its reasonable judgment, determines that the granting of such a Lien is impracticable.

7.10            Maintenance of New York Process Agent. In the case of the Canadian Loan Parties, maintain in New York, New York or at such other location in the United States of America as may be reasonably satisfactory to the Administrative Agent a Person acting as agent to receive on its behalf and on behalf of its property service of process and capable of discharging the functions of the New York Process Agent set forth in subsection 11.13(f).

7.11            Post-Closing Security Perfection. The Parent Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be reasonably necessary to provide the perfected security interests and guarantees described in subsection 6.1(a)(ii) and 6.1(a)(iii), 6.1(f) and 6.1(g) that are not so provided on the Restatement Effective Date and to satisfy each other condition precedent that was not actually satisfied, but rather “deemed” satisfied on the Restatement Effective Date pursuant to the provisions set forth in subsection 6.1, and in any event to provide such perfected security interests and guarantees and to satisfy such other conditions within the applicable time periods set forth on Schedule 7.11, as such time periods may be extended by the Administrative Agent, in its sole discretion.

SECTION 8.         NEGATIVE COVENANTS.

The Parent Borrower hereby agrees, and solely with respect to subsection 8.10 Holding hereby agrees, that, from and after the Restatement Effective Date and so long as the Commitments remain in effect, and thereafter until payment in full of the Loans, all Reimbursement Obligations and any other amount then due and owing to any Lender or any Agent hereunder and under any Note and termination or expiration of all Letters of Credit (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent):

8.1            Limitation on Indebtedness. The Parent Borrower will not, and will not permit any Material Restricted Subsidiary to, directly or indirectly create, incur, assume or otherwise become directly or indirectly liable with respect to any Indebtedness except for the following:

(a)            Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries incurred (1) pursuant to this Agreement and the other Loan Documents (including any Incremental Facility) and (2) any Refinancing Indebtedness in respect thereof;

(b)            Indebtedness outstanding, or incurred under facilities in existence, on the Restatement Effective Date and listed on Schedule 8.1, and any Refinancing Indebtedness in respect thereof;

(c)            Guarantee Obligations incurred by:

(i)            the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of a Loan Party that is permitted hereunder; provided that such Guarantee Obligations in respect of Indebtedness permitted pursuant to clause (i) shall be permitted only to the extent that such Guarantee Obligations are incurred by Guarantors or Foreign Subsidiaries (other than Canadian Subsidiaries) that are not Guarantors;

(ii)            the Parent Borrower or any of its Restricted Subsidiaries in respect of lease obligations of Subsidiaries that are not Loan Parties (to the extent such lease obligations constitute Indebtedness);

(iii)            a Non-Loan Party in respect of Indebtedness of another Non-Loan Party that is permitted hereunder;

(iv)            the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness of any Person; provided that the aggregate amount at any time outstanding of such Guarantee Obligations incurred pursuant to this clause (iv), when aggregated with the amount of all Indebtedness incurred and outstanding pursuant to clause (t) of this subsection 8.1, shall not exceed the greater of (x) $100,000,000 and (y) the amount equal to 4.00% of Consolidated Total Assets at the time of such Guarantee Obligations being incurred, and any Refinancing Indebtedness in respect thereof;

(v)            [reserved];

(vi)            the Parent Borrower or any of its Restricted Subsidiaries consisting of accommodation guarantees for the benefit of trade creditors of the Parent Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(vii)            the Parent Borrower or any of its Restricted Subsidiaries in respect of Investments permitted pursuant to clause (l), (m) or (u) of the definition of “Permitted Investments”;

(viii)            the Parent Borrower or any of its Restricted Subsidiaries in respect of (x) Management Guarantees and (y) third-party loans and advances to officers or employees of any Parent or the Parent Borrower or any of its Restricted Subsidiaries permitted pursuant to clause (l) or (m) of the definition of “Permitted Investments”;

(ix)            the Parent Borrower or any of its Restricted Subsidiaries in respect of Reimbursement Obligations in respect of Letters of Credit or with respect to reimbursement obligations in respect of any other letters or credit permitted under this Agreement;

(x)            the Parent Borrower or any of its Restricted Subsidiaries in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations and letters of credit, bankers’ acceptances or similar instruments or obligations, all in, or relating to liabilities or obligations incurred in, the ordinary course of business; and

(xi)            the Parent Borrower or any of its Restricted Subsidiaries in respect of Indebtedness or other obligations of a Person (other than Holding, the Parent Borrower or any of its Restricted Subsidiaries) in connection with a joint venture or similar arrangement in respect of which the aggregate outstanding amount of all such Indebtedness, together with the aggregate outstanding amount of Investments permitted pursuant to clauses (q), (j)(b) and (u) of the definition of “Permitted Investments”, does not exceed $75,000,000; provided, however, that if any Indebtedness referred to in clauses (i) through (iv) above is subordinated in right of payment to the Obligations hereunder or is secured by Liens that are subordinate to any Liens securing the Collateral, then any corresponding Guarantee Obligations shall be subordinated and the Liens securing the corresponding Guarantee Obligations shall be subordinate to substantially the same extent;

(d)            (x) Purchase Money Obligations, Capitalized Lease Obligations and other Indebtedness incurred by the Parent Borrower or a Restricted Subsidiary of the Parent Borrower to finance the acquisition, leasing, construction or improvement of fixed assets; provided that the aggregate principal amount of any such Purchase Money Obligations, Capitalized Lease Obligations and other Indebtedness at any time outstanding pursuant to this clause (d) shall not exceed an amount equal to the greater of (1) $150,000,000 and (2) 5.50% of Consolidated Total Assets and (y) in each case under this clause (d) any Refinancing Indebtedness in respect thereof;

(e)            (i) factoring arrangements of any Foreign Subsidiary (other than a Canadian Subsidiary) in respect of its assets, to the extent such factoring arrangements constitute Indebtedness, and (ii) any other Indebtedness of any Foreign Subsidiary (other than a Canadian Subsidiary) in an aggregate principal amount at any time outstanding not exceeding the greater of (x) $75,000,000 and (y) 3.00% of Consolidated Total Assets plus, in the event of any refinancing of any Indebtedness incurred under this clause (e)(ii), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing;

(f)            Indebtedness of the Parent Borrower or any Restricted Subsidiary to Holding or the Parent Borrower or any of its Subsidiaries to the extent the Investment in such Indebtedness is not restricted by subsection 8.5;

(g)            Indebtedness incurred under any agreement pursuant to which a Person provides cash management services or similar financial accommodations to the Parent Borrower or any of its Restricted Subsidiaries (including any Bank Products Agreements);

(h)            Indebtedness constituting indemnities, obligations in respect of earnouts or other purchase price adjustments (including pension plan adjustments and contingent payments adjustments), or similar obligations under the Contribution Agreement or the Merger Agreement or under any agreement entered into in connection with any Permitted Acquisition or disposition;

(i)            (x) Indebtedness incurred or assumed in connection with, or as a result of, a Permitted Acquisition so long as: (i) with respect to any newly incurred Indebtedness, such Indebtedness is not secured by ABL Priority Collateral (except for junior Liens effected pursuant to the Base Intercreditor Agreement), (ii) the Parent Borrower would be in compliance, on a pro forma basis after giving effect to the consummation of such acquisition and the incurrence or assumption of such Indebtedness, with subsection 8.9 recomputed as of the last day of the most recently ended fiscal quarter of the Parent Borrower for which financial statements are available, whether or not compliance with subsection 8.9 is otherwise required at such time (it being understood that, as a condition precedent to the effectiveness of any such incurrence or assumption, the Borrower Representative shall deliver to the Administrative Agent a certificate of a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance), (iii) before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, and (iv) with respect to any newly incurred Indebtedness, such Indebtedness does not have any maturity or amortization rate greater than 2.5% per annum prior to the date that is 91 days after the Maturity Date (other than (1) mandatory prepayments with proceeds of and exchanges for refinancing Indebtedness in respect thereof permitted hereunder or (2) an earlier maturity date and/or higher amortization rate for customary bridge financings, which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for an earlier maturity date or an amortization rate greater than 2.5% per annum prior to the date that is 91 days after the Maturity Date and other mandatory prepayments with proceeds of and exchanges for refinancing Indebtedness in respect thereof permitted hereunder); it being understood that, in the event that any such Indebtedness incurred under this subsection 8.1(i) is incurred in good faith to finance the purchase price of any such acquisition in advance of the closing of such acquisition, and such closing shall thereafter not occur and such Indebtedness (or an equal principal amount of other Indebtedness) is redeemed, repaid or otherwise retired promptly after the Borrower Representative determines that such transaction has been abandoned, such Indebtedness shall be deemed to comply with this subsection 8.1(i) and (y) any Refinancing Indebtedness in respect thereof;

(j)            Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries incurred to finance insurance premiums or consisting of take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business;

(k)            Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds and which is extinguished within five Business Days of its incurrence;

(l)            Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of Capitalized Lease Obligations which have been funded solely by Investments of the Parent Borrower and its Restricted Subsidiaries permitted under clause (r) of the definition of “Permitted Investments”;

(m)            (x) Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries arising in connection with industrial development or revenue bonds or similar obligations secured by property or assets leased to and operated by the Parent Borrower or such Restricted Subsidiary that were issued in connection with the financing or refinancing of such property or assets; provided that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $100,000,000 and (y) any Refinancing Indebtedness in respect thereof;

(n)            Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of obligations evidenced by bonds, debentures, notes or similar instruments issued as payment-in-kind interest payments in respect of Indebtedness otherwise permitted hereunder;

(o)            accretion of the principal amount of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries otherwise permitted hereunder issued at any original issue discount;

(p)            Indebtedness of the Parent Borrower and its Restricted Subsidiaries under Interest Rate Agreements, Currency Agreement or Commodities Agreement and other Hedging Obligations to the extent and only to the extent that, such agreements or arrangements are entered into, purchased or otherwise acquired other than for purposes of speculation;

(q)            Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries in respect of any Sale and Leaseback Transaction;

(r)            Indebtedness in respect of any letters of credit issued in favor of any Issuing Lender or any Swing Line Lender to support any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans as provided for in subsection 3.4, in each case to the extent not exceeding the maximum amount of such participations;

(s)            Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(t)            (x) other Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries; provided that the aggregate principal amount outstanding at any time of such Indebtedness incurred or assumed pursuant to this clause (t), when aggregated with the principal amount of all Guarantee Obligations incurred and outstanding pursuant to subsection 8.1(c)(iv), shall not exceed the greater of (i) $100,000,000 and (ii) the amount equal to 4.00% of the Consolidated Total Assets at the time of incurrence of such Indebtedness and (y) any Refinancing Indebtedness in respect thereof;

(u)            Indebtedness in respect of performance, bid, appeal, surety, judgment, replevin and similar bonds, other suretyship arrangements, other similar obligations, letters of credit, bankers’ acceptances or similar instruments or obligations, and take-or-pay obligations under supply arrangements, all provided in, or relating to liabilities or obligations incurred in, the ordinary course of business, including those issued to government entities in connection with self-insurance under applicable workers’ compensation statutes;

(v)            Indebtedness representing deferred compensation to employees of Holding, the Parent Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(w)            Indebtedness (A) of any Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise incurred in connection with, a Financing Disposition or (B) otherwise incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Parent Borrower or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness is permitted by one or more of the other provisions of this subsection 8.1 for so long as such Indebtedness shall be so recourse and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), such Indebtedness shall be permitted under this clause (w) of subsection 8.1;

(x)            Indebtedness of the Parent Borrower or any of its Subsidiaries borrowed against the cash surrender value of the life insurance policies and executive split dollar life insurance policies owned by the Parent Borrower on the lives of certain present and former employees of the Parent Borrower and its Subsidiaries; provided that (i) any such Indebtedness is either unsecured or secured solely by such policies and (ii) the aggregate amount of such Indebtedness borrowed against each such policy at any time shall not exceed the cash surrender value of such policy at such time;

(y)            (i) unsecured subordinated Indebtedness of a Loan Party issued to the seller of assets or equity interests acquired in a Permitted Acquisition or an Investment permitted hereunder to pay all or a portion of the purchase price thereof; provided that (x) principal and interest on such Indebtedness shall not be paid or payable in cash until 91 days after the Maturity Date and (y) such Indebtedness shall have such other terms and conditions (including, without limitation, subordination provisions) that are reasonably satisfactory to the Administrative Agent and (ii) any Refinancing Indebtedness in respect thereof;

(z)            (1) other Indebtedness; provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness), the Consolidated Secured Leverage Ratio shall not exceed 5.00:1.00 (it being understood that for purposes of such calculation of the Consolidated Secured Leverage Ratio, any Indebtedness incurred under this clause (z) shall be treated as if such amount is Consolidated Secured Indebtedness regardless of whether such amount is actually secured) and (2) any Refinancing Indebtedness in respect thereof;

(aa)          (x) other Indebtedness so long as: (i) such Indebtedness is not secured by ABL Priority Collateral (except for junior Liens effected pursuant to the Base Intercreditor Agreement), (ii) immediately before and immediately after giving effect to the incurrence of such Indebtedness, no Default or Event of Default has occurred and is continuing, and (iii) such Indebtedness shall have a maturity, and weighted average life to maturity, that is at least 181 days after the Maturity Date and (y) any Refinancing Indebtedness in respect thereof;

(bb)          other unsecured Indebtedness; provided that at the time of incurrence of such Indebtedness the Payment Condition is satisfied; and

(cc)          Repurchase Debt; provided that the aggregate amount of principal and interest payable thereon in cash during any fiscal year or during the term of this Agreement shall not exceed those amounts which the Parent Borrower would be permitted to distribute for such payments under subsection 8.5(b)(v).

For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness (including Guarantee Obligations) incurred pursuant to and in compliance with, this subsection 8.1, (i) in the event that any Indebtedness (including Guarantee Obligations) meets the criteria of more than one of the types of Indebtedness (including Guarantee Obligations) described in one or more clauses of this subsection 8.1, the Parent Borrower, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses of this subsection 8.1 (including in part under one such clause and in part under another such clause), (ii) the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness), on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (1) the principal amount of such Indebtedness being refinanced plus (2) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (iii) if any Indebtedness is incurred to refinance Indebtedness initially incurred in reliance on a basket measured by reference to a percentage of Consolidated Total Assets at the time of incurrence, and such refinancing would cause the percentage of Consolidated Total Assets restriction to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets restriction shall not be deemed to be exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing, (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP and (v) the principal amount of Indebtedness outstanding under any subclause of subsection 8.1, shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

8.2            Limitation on Liens. The Parent Borrower will not, and will not permit any Material Restricted Subsidiary to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of their respective Restricted Subsidiaries to assign, any right to receive income, except for the following (collectively, “Permitted Liens”):

(a)            Permitted Prior Liens;

(b)            Liens created pursuant to the Security Documents;

(c)            Liens existing on, or provided for under written arrangements existing on, the Restatement Effective Date, which Liens or arrangements are set forth on Schedule 8.2, or securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(d)            Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) under Interest Rate Agreements, Currency Agreements or Commodities Agreements and other Hedging Obligations Incurred in compliance with subsection 8.1(p) hereof; provided that (i) (except in the case of Liens on cash and Cash Equivalents as permitted under clause (iii) below) such Liens shall only extend to ABL Priority Collateral to the extent such Interest Rate Agreements, Currency Agreements, Commodities Agreements and other Hedging Obligations constitute Secured Bank Product Obligations, (ii) upon the termination and non-replacement of such Hedging Obligations and Bank Products Obligations, such cash and Cash Equivalents are deposited in an account with respect to which a control agreement is in place between the applicable Loan Party, the applicable depositary institution and the Administrative Agent or the ABL Collateral Agent, or applied to secure other Indebtedness permitted by subsection 8.1(p) hereof and (iii) to the extent such Indebtedness does not constitute Secured Bank Product Obligations, the aggregate outstanding amount of collateral (which may include cash and Cash Equivalents but no other ABL Priority Collateral) provided in respect of Hedging Obligations or Bank Products Obligations secured by such Liens (when created), when aggregated with the amount of all other collateral provided in respect of Hedging Obligations or Bank Products Obligations secured by other Liens incurred and outstanding under this clause (d)(iii), shall not exceed the greater of (x) $10,000,000 and (y) the amount equal to 0.50% of Consolidated Total Assets at the time such obligations are incurred;

(e)            Liens (including Purchase Money Obligation Liens) granted by the Parent Borrower or any of its Restricted Subsidiaries (including the interest of a lessor under a capitalized lease and Liens to which any property is subject at the time, on or after the Restatement Effective Date, of the Parent Borrower’s or such Restricted Subsidiary’s acquisition thereof) securing Indebtedness permitted under subsection 8.1(d) and limited in each case to the property purchased with the proceeds of such Indebtedness or subject to such Lien or Capitalized Lease Obligation;

(f)            Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (i) Indebtedness Incurred in compliance with subsection 8.1(j), 8.1(q), 8.1(r) or 8.1(x), (ii) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor (limited in the case of this clause (ii), to Liens on any of the property and assets of any Restricted Subsidiary that is not a Subsidiary Guarantor), (iii) Indebtedness or other obligations of any Special Purpose Entity, (iv) [reserved], (v) Indebtedness of the Parent Borrower and its Subsidiaries permitted by subsection 8.1(m) on the property or assets described in subsection 8.1(m), or (vi) Liens on cash, Cash Equivalents and Temporary Cash Investments in respect of obligations described in subsection 8.1(u) (whether or not such obligations constitute Indebtedness);

(g)            Liens on assets of any Foreign Subsidiary (other than a Canadian Subsidiary) of the Parent Borrower securing Indebtedness of any Foreign Subsidiary permitted to be incurred by such Foreign Subsidiary;

(h)            Liens in favor of lessors securing operating leases permitted hereunder;

(i)            statutory or common law Liens or rights of setoff of depository banks or securities intermediaries with respect to deposit accounts, securities accounts or other funds of the Parent Borrower or any Restricted Subsidiary maintained at such banks or intermediaries, including to secure fees and charges in connection with returned items or the standard fees and charges of such banks or intermediaries in connection with the deposit accounts, securities accounts or other funds maintained by the Parent Borrower or such Restricted Subsidiary at such banks or intermediaries (excluding any Indebtedness for borrowed money owing by the Parent Borrower or such Restricted Subsidiary to such banks or intermediaries);

(j)            Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent Borrower or its Restricted Subsidiaries in the ordinary course of business;

(k)            Liens securing Indebtedness of the Parent Borrower and its Restricted Subsidiaries permitted by subsection 8.1(l);

(l)            leases, subleases, licenses or sublicenses to or from third parties;

(m)            any encumbrance or restriction (including, but not limited to, put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(n)            Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any Permitted Liens; provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(o)            Liens on assets of the Parent Borrower or any of its Restricted Subsidiaries not otherwise permitted by the other clauses of this subsection 8.2 securing obligations or other liabilities of the Parent Borrower or any of its Restricted Subsidiaries; provided that the aggregate outstanding amount of obligations and liabilities secured by such Liens (when created), when aggregated with the amount of all other obligations and liabilities secured by other Liens incurred and outstanding under this clause (o), shall not exceed the greater of (i) $25,000,000 and (ii) the amount equal to 1.00% of Consolidated Total Assets at the time such obligations are incurred; provided that any Lien securing Indebtedness, when aggregated with the amount of all other obligations and liabilities secured by other Liens incurred and outstanding under this proviso, exceeding $5,000,000 and created pursuant to this clause (o) on ABL Priority Collateral shall be junior to the Lien on ABL Priority Collateral securing the Obligations under this Facility and subject to the terms of the Base Intercreditor Agreement or otherwise be on terms reasonably satisfactory to the Administrative Agent;

(p)            Liens securing other Indebtedness consisting of Indebtedness Incurred in compliance with subsections 8.1(z) and (aa); provided that any such Liens on ABL Priority Collateral securing Indebtedness pursuant to subsections 8.1(z) and (aa) are junior in priority to the Liens securing the Indebtedness hereunder, which priority may be effected pursuant to the Base Intercreditor Agreement or otherwise (it being understood that any such Liens on Non-ABL Priority Collateral securing Indebtedness pursuant to subsections 8.1(z) and (aa) may be senior in priority to the Liens securing the Indebtedness hereunder);

(q)            Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(r)            Liens on property or assets that do not constitute ABL Priority Collateral in favor of any Special Purpose Entity in connection with any Financing Disposition;

(s)            Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Parent Borrower (or at the time the Parent Borrower or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Parent Borrower or any Restricted Subsidiary) or securing Indebtedness permitted under subsection 8.1(i) assumed in connection with a Permitted Acquisition; provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (s), if a Person other than the Parent Borrower is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Parent Borrower, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company; and

(t)            Liens in respect of Guarantee Obligations permitted under subsection 8.1(c) relating to Indebtedness otherwise permitted under subsection 8.1, to the extent Liens in respect of such Indebtedness are permitted under this subsection 8.2.

8.3            Limitation on Fundamental Changes.

(a)            The Parent Borrower will not, and will not permit any other Borrower to, consolidate with or merge or amalgamate with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i)            in the case of the Parent Borrower, the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Parent Borrower) will expressly assume all the obligations of the Parent Borrower under this Agreement and the Loan Documents to which it is a party by executing and delivering to the Administrative Agent a joinder or one or more other documents or instruments in form reasonably satisfactory to the Administrative Agent;

(ii)            immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii)            the Payment Condition is satisfied;

(iv)            each applicable Borrower or Subsidiary Guarantor (other than (x) the Parent Borrower, (y) any Borrower that will be released from its obligations hereunder or any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee, in each case in connection with such transaction and (z) any party to any such consolidation, amalgamation or merger) shall have delivered a joinder or other document or instrument in form reasonably satisfactory to the Administrative Agent, confirming its obligations hereunder or its Subsidiary Guarantee under the Guarantee and Collateral Agreement, as applicable (other than any Borrower that will be released from its obligation hereunder or any Subsidiary Guarantee that will be discharged or terminated, in each case in connection with such transaction);

(v)            to the extent required to be Collateral pursuant to the terms of the Security Documents and this Agreement, the Collateral owned by the Successor Company will (x) continue to constitute Collateral under the applicable Security Documents and (y) be subject to a Lien in favor of the ABL Collateral Agent;

(vi)            the Parent Borrower will have delivered to the Administrative Agent a certificate signed by a Responsible Officer and a legal opinion each to the effect that such consolidation, merger, amalgamation or transfer complies with the provisions described in this paragraph; provided that in giving such opinion such counsel may rely on such certificate of such Responsible Officer as to compliance with the foregoing clauses (ii) and (iii) of this subsection 8.3(a) and as to any matters of fact; and

(vii)            in the case of the Canadian Borrower, the Successor Company is organized under the laws of Canada or any province or territory thereof.

(b)            The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Parent Borrower or the applicable Borrower, respectively, under the Loan Documents, and thereafter the predecessor Parent Borrower or the applicable predecessor Borrower, respectively, shall be relieved of all obligations and covenants under this Agreement, except that the predecessor Parent Borrower or the applicable predecessor Borrower, respectively, in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Loans and Reimbursement Obligations owing in connection with Letters of Credit.

(c)            Clauses (ii) and (iii) of subsection 8.3(a) will not apply to any transaction in which the Parent Borrower or any other Borrower consolidates, amalgamates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Parent Borrower or such other Borrower in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Subsidiary Guarantor so long as all assets of the Parent Borrower or such other Borrower, respectively, and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Subsidiary Guarantor) are owned by such Subsidiary Guarantor and its Restricted Subsidiaries that are Subsidiary Guarantors immediately after the consummation thereof. Subsection 8.3(a) will not apply to (1) any transaction in which any Restricted Subsidiary consolidates or amalgamates with, merges into or transfers all or part of its assets to the Parent Borrower or any other Borrower or (2) the Transactions.

(d)            The Parent Borrower will not, and will not permit any other Loan Party to, sell, transfer, license, lease or otherwise dispose of any ABL Priority Collateral that constitutes more than 10.0% of the Borrowing Base outside of the ordinary course of business in any single transaction or a series of related transaction unless the Administrative Agent shall have received an updated Borrowing Base Certificate giving effect to such disposition on a pro forma basis.

8.4            [Reserved.]

8.5            Limitation on Dividends, Acquisitions and Other Restricted Payments.

(a)            The Parent Borrower shall not, and shall not permit any Material Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger, amalgamation or consolidation to which the Parent Borrower is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Parent Borrower or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Parent Borrower held by Persons other than the Parent Borrower or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than Subordinated Obligations owed to a Restricted Subsidiary and other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement), or (iv) acquire by purchase or otherwise all the business or assets of, or stock or other evidences of beneficial ownership of, any Person or make any other Investment in any other Person (in each case, that is not a Permitted Investment) (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement, acquisition or Investment being herein referred to as a “Restricted Payment”), if at the time the Parent Borrower or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1)            a Default shall have occurred and be continuing (or would result therefrom);

(2)            the Consolidated Coverage Ratio would be less than 2.00 to 1.00; or

(3)            the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Parent Borrower, whose determination shall be conclusive) declared or made subsequent to the Restatement Effective Date would exceed, without duplication, the sum of:

(1)            50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on July 1, 2014 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Parent Borrower are available (or, in case such Consolidated Net Income shall be a negative number, 100.0% of such negative number);

(2)            the aggregate net cash proceeds and Cash Equivalents (such aggregate amount, the “Available Equity Amount”) received (x) by the Parent Borrower as capital contributions to the Parent Borrower after the Restatement Effective Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock or Designated Preferred Stock) after the Restatement Effective Date (other than any Specified Equity Contribution) or (y) by the Parent Borrower or any Restricted Subsidiary from the Incurrence by the Parent Borrower or any Restricted Subsidiary after the Restatement Effective Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Parent Borrower (other than Disqualified Stock or Designated Preferred Stock) or Capital Stock of any Parent, plus the amount of any cash received by the Parent Borrower or any Restricted Subsidiary upon such conversion or exchange; and

(3)            (i) the aggregate amount of cash and the Fair Market Value of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Parent Borrower or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to subsection 8.5(b)(x) below, plus (ii) the Fair Market Value of the Investment in an Unrestricted Subsidiary redesignated as a Restricted Subsidiary as determined in good faith by the Parent Borrower.

(b)            The provisions of subsection 8.5(a) above do not prohibit any of the following (each, a “Permitted Payment”):

(i)            (x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Parent Borrower (“Treasury Capital Stock”) or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Parent Borrower (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Parent Borrower, in each case other than Specified Equity Contributions; provided that the net cash proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under subsection 8.5(a)(3)(B) above and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to subsection 8.5(b)(xv), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;

(ii)            any purchase, redemption, repurchase, defeasance or other acquisition or retirement of any Subordinated Obligations (x) made by exchange for, or out of the proceeds of the Incurrence of Indebtedness of the Parent Borrower or Refinancing Indebtedness, Incurred in compliance with subsection 8.1, (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”) required pursuant to the terms of such Subordinated Obligations or pursuant to requirements to purchase, redeem, repurchase or defease or otherwise acquire or retire such Indebtedness with the net proceeds of an asset disposition, or (z) constituting Acquired Indebtedness;

(iii)            any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or notice such dividend or redemption would have complied with subsection 8.5(a);

(iv)           other Restricted Payments in an aggregate amount outstanding at any time not to exceed the Available Equity Amount Not Otherwise Applied; provided that at the time such Restricted Payment is made and after giving pro forma effect thereto no Event of Default shall have occurred and be continuing;

(v)            loans, advances, dividends or distributions by the Parent Borrower to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock or to service Repurchase Debt incurred in connection therewith (including any options, warrants or other rights in respect thereof), or payments by the Parent Borrower to repurchase or otherwise acquire Capital Stock of any Parent or the Parent Borrower (including any options, warrants or other rights in respect thereof), in each case from Management Investors (including any repurchase or acquisition by reason of the Parent Borrower or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x)(1) $22,000,000, plus (2) $2,000,000 multiplied by the number of calendar years that have commenced since the Restatement Effective Date, plus (y) the Net Cash Proceeds received by the Parent Borrower since the Restatement Effective Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under subsection 8.5(a)(3)(B)(x) above, plus (z) the cash proceeds of key man life insurance policies received by the Parent Borrower or any Restricted Subsidiary (or by any Parent and contributed to the Parent Borrower) since the Restatement Effective Date to the extent such cash proceeds are not included in any calculation under subsection 8.5(a)(3)(A) above; provided that any cancellation of Indebtedness owing to the Parent Borrower or any Restricted Subsidiary by any Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this subsection 8.5 or any other provision of this Agreement;

(vi)           [Reserved]

(vii)          any Restricted Payment; provided that at the time such Restricted Payment is (A) made, the Payment Condition shall be satisfied or (B) in the case of Restricted Payments the proceeds of which shall be applied by Holding to pay dividends (so long as Holding is at such time a public company), declared, the Payment Condition shall be satisfied, so long as, in the case of this clause (vii)(B), such Restricted Payment is made within 60 days of declaration;

(viii)         loans, advances, dividends or distributions to any Parent or other payments by the Parent Borrower or any Restricted Subsidiary (A) to satisfy or permit Holding or any Parent to satisfy obligations under the Management Agreements, the Tax Matters Agreement and the Tax Receivable Agreement, (B) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes or (C) payments to the Investors or any of their respective Affiliates for any management, consulting, financial or advisory services, or in respect of financing, underwriting or placement services, or in respect of other investment banking activities (if any), pursuant to consulting or other agreements of up to $5,000,000 in any fiscal year;

(ix)            payments by the Parent Borrower, or loans, advances, dividends or distributions by the Parent Borrower to any Parent to make payments, to holders of Capital Stock of the Parent Borrower or any Parent in lieu of issuance of fractional shares of such Capital Stock not to exceed $5,000,000 in the aggregate outstanding at any time;

(x)            dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi)            (1) any Restricted Payment pursuant to or in connection with the Transactions and (2) without limiting clause (1) hereof, any Restricted Payment in an amount sufficient to allow Holding and any Parent to perform their obligations under the Contribution Agreement, including to make the Special Payment (as defined in the Contribution Agreement) and other payments due and owing to International Paper thereunder;

(xii)          dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with subsection 8.1;

(xiii)         distributions or payments of Special Purpose Financing Fees;

(xiv)         quarterly cash dividends not exceeding in any given fiscal year 6% per annum of the Market Capitalization of Holding or any Parent for the previous fiscal year payable every fiscal quarter; provided that on the date of declaration of such dividend, and after giving pro forma effect thereto, no Specified Default shall have occurred and be continuing; and

(xv)          (A) dividends on any Designated Preferred Stock of the Parent Borrower issued after the Restatement Effective Date; provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00, and, in the case of cash dividends on Designated Preferred Stock, such dividend shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense, or (B) any dividend on Refunding Capital Stock that is Preferred Stock in excess of the amount of dividends thereon permitted by subsection 8.5(b)(i); provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be at least 2.00 to 1.00, and, in the case of cash dividends on Refunding Capital Stock, such dividends shall for purposes of the determination of such Consolidated Coverage Ratio be deemed to constitute Consolidated Interest Expense, or (C) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after the Restatement Effective Date, in an amount (net of repayments of any such loans or advances) not exceeding the aggregate cash proceeds received by the Parent Borrower from the issuance or sale of such Designated Preferred Stock of such Parent; provided that (A) in the case of subsections 8.5(b)(i)(y), 8.5(b)(iii), 8.5(b)(ix) and 8.5(b)(xv)(B), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments and (B) in all cases other than pursuant to clause (A) immediately above the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments. The Borrower, in its sole discretion, may classify any Restricted Payment as being made in part under one of the provisions of this covenant and in part under one or more other such provisions (or, as applicable, clauses).

(c)            To the extent any Extension of Credit is used to effect in whole or in part the acquisition of an acquired company, such acquisition shall not be permitted if the board of directors or other governing body of such acquired company or the Person selling such acquired company shall have indicated its opposition to such acquisition.

8.6            Limitation on Transactions with Affiliates. Except as otherwise expressly permitted in this Agreement, the Parent Borrower will not, and will not permit any Material Restricted Subsidiary to, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate other than a portfolio company of any of the Investors or their respective Affiliates (in the ordinary course of business and consistent with past practice) involving consideration in excess of $2,500,000 unless such transaction is (A) not otherwise prohibited under this Agreement, and (B) upon terms not materially less favorable to the Parent Borrower or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person which is not an Affiliate; provided that nothing contained in this subsection 8.6 shall be deemed to prohibit:

(a)            (1) the Parent Borrower or any Restricted Subsidiary from entering into, modifying, maintaining or performing any consulting, management, compensation, collective bargaining, benefits or employment agreements, related trust agreement or other compensation arrangements with a current or former management member, director, officer, employee or consultant of or to the Parent Borrower or such Restricted Subsidiary or any Parent in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings, or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans in the ordinary course of business to any such management members, employees, officers, directors or consultants, (3) any issuance, grant or award of stock, options, other equity related interests or other equity securities, to any such management members, employees, officers, directors or consultants, (4) the payment of reasonable fees to directors of the Parent Borrower or any of its Subsidiaries or any Parent (as (i) approved by the Board of Directors of the Parent Borrower or any Parent (including the compensation committee thereof), (ii) in an amount not in excess of $1,250,000 in the aggregate for all such directors in any fiscal year, or (iii) in the ordinary course of business), or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term);

(b)            the payment of all amounts in connection with this Agreement or any of the Transactions;

(c)            the Parent Borrower or any of its Restricted Subsidiaries from entering into, making payments pursuant to and otherwise performing (i) the obligations under the Contribution Agreement and (ii) an indemnification and contribution agreement in favor of any Permitted Holder and each person who is or becomes a director, officer, agent, consultant or employee of the Parent Borrower or any of its Subsidiaries or any Parent, in respect of liabilities (A) arising under the Securities Act, the Exchange Act and any other applicable securities laws or otherwise, in connection with any offering of securities by any Parent (provided that, if such Parent shall own any material assets other than (x) the Capital Stock of the Parent Borrower or another Parent, or (y) other assets relating to the ownership interest by such Parent in the Parent Borrower or another Parent, such liabilities shall be limited to the reasonable and proportional share, as determined by the Parent Borrower in its reasonable discretion based on the benefit therefrom to the Parent Borrower and its Subsidiaries, of such liabilities relating or allocable to the ownership interest of such Parent in the Parent Borrower or another Parent and such other related assets) or the Parent Borrower or any of its Subsidiaries, (B) incurred to third parties for any action or failure to act of the Parent Borrower or any of its Subsidiaries or any Parent or any of their predecessors or successors, (C) arising out of the performance by any Affiliate of the Investors of management, consulting or financial advisory services provided to the Parent Borrower or any of its Subsidiaries or any Parent, (D) arising out of the fact that any indemnitee was or is a director, officer, agent, consultant or employee of the Parent Borrower or any of its Subsidiaries or any Parent, or is or was serving at the request of any such Person as a director, officer, agent, consultant or employee of another corporation, partnership, joint venture, trust, enterprise or other Person or (E) to the fullest extent permitted by Delaware or other applicable state law, arising out of any breach or alleged breach by such indemnitee of his or her fiduciary duty as a director or officer of the Parent Borrower or any of its Subsidiaries or any Parent;

(d)            any issuance or sale of Capital Stock of the Parent Borrower or any Parent or capital contribution to the Parent Borrower or any Restricted Subsidiary;

(e)            (1) the execution, delivery and performance of any Transaction Agreement, and (2) payments to the Investors or any of their respective Affiliates (x) for any management, consulting, financial or advisory services, or in respect of financing, underwriting or placement services, or in respect of other investment banking activities (if any), pursuant to consulting or other agreements of up to $5,000,000 in any fiscal year, (y) in connection with any acquisition, disposition, merger, amalgamation, recapitalization or similar transactions, which payments are made pursuant to the Transaction Agreements or are approved by a majority of the Board of Directors in good faith, and (z) of all out-of-pocket expenses, indemnifications and contributions incurred in connection with such services or activities;

(f)             the execution, delivery and performance of agreements or instruments as set forth on Schedule 8.6;

(g)            (i) any transaction (x) among any of the Loan Parties, (y) among any of the Non-Loan Parties, or (z) among any of the Loan Parties and the Restricted Subsidiaries, in the case of this clause (z) in the ordinary course of business and consistent with past practice, (ii) any Restricted Payment Transaction, (iii) any transaction permitted by subsection 8.1(c) or 8.1(f) and (iv) any transaction permitted by subsection 8.3;

(h)            the Transactions and all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions, including the fees and out-of-pocket expenses of International Paper, the Holding Parent, the Investors and their Affiliates; and

(i)              any transaction in the ordinary course of business and consistent with past practice between the Parent Borrower or any Restricted Subsidiary and any Affiliate of the Parent Borrower controlled by the Parent Borrower that is a joint venture or similar entity.

For purposes of this subsection 8.6, (i) any transaction with any Affiliate shall be deemed to have satisfied the standard set forth in clause (B) of the first sentence hereof if (x) such transaction is approved by a majority of the Disinterested Directors of the Board of Directors of the Parent Borrower, or (y) a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such transaction and (ii) “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction; it being understood that a member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member holding Capital Stock of the Parent Borrower or any Parent or any options, warrants or other rights in respect of such Capital Stock.

8.7            Limitations on Changes in Nature of Business. The Parent Borrower will not, and will not permit any Material Restricted Subsidiary to, enter into any business, either directly or through any Restricted Subsidiary, except for those businesses of the same general type as the Business, which are reasonably related thereto or which are acquired in Permitted Acquisitions, and any business reasonably related thereto.

8.8            Limitations on Negative Pledge Clauses. The Parent Borrower will not, and will not permit any Material Restricted Subsidiary to, enter into with any Person any agreement which prohibits or limits the ability of the Parent Borrower or any of its Restricted Subsidiaries that are Loan Parties to create, incur, assume or suffer to exist any Lien in favor of the Lenders in respect of obligations and liabilities under this Agreement or any other Loan Documents upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than:

(a)            pursuant to any agreement or instrument in effect at or entered into on the Restatement Effective Date, this Agreement, the other Loan Documents and any related documents, and, on and after the execution and delivery thereof, any applicable Intercreditor Agreement;

(b)            pursuant to any agreement governing or relating to Indebtedness and/or other obligations and liabilities, in each case secured by a Lien permitted by subsection 8.2 (in which case any restriction shall only be effective against the assets subject to such Lien, except as may otherwise be permitted under this subsection 8.8);

(c)            pursuant to any agreement or instrument of a Person, or relating to Indebtedness (including any Guarantee Obligation in respect thereto) or Capital Stock of a Person, which Person is acquired by or merged or consolidated or amalgamated with or into the Parent Borrower or any Restricted Subsidiary, or which agreement or instrument is assumed by the Parent Borrower, or any Restricted Subsidiary in connection with an acquisition from such Person or any other transaction entered into in connection with any such acquisition, merger, consolidation or amalgamation, as in effect at the time of such acquisition, merger, consolidation, amalgamation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation, amalgamation or transaction); provided that for purposes of this subsection 8.8(c), if a Person other than a Borrower is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Parent Borrower or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(d)            pursuant to any agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in subsection 8.8(a), 8.8(c) or this subsection 8.8(d) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to an Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Lenders than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Borrower Representative);

(e)            (i) pursuant to any agreement or instrument that restricts in a customary manner the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (ii) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of a Borrower or any Restricted Subsidiary not otherwise prohibited by this Agreement, (iii) pursuant to mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Parent Borrower or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (iv) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Parent Borrower or any Restricted Subsidiary, (v) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (vi) pursuant to any agreement with customers or suppliers entered into in the ordinary course of business that impose restrictions with respect to cash or other deposits or net worth, (vii) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and licenses) or in joint venture and other similar agreements, or in shareholder, partnership, limited liability company and other similar agreements in respect of non-Wholly Owned Restricted Subsidiaries, (viii) restrictions that arise or are agreed to in the ordinary course of business and do not detract from the value of property or assets of the Parent Borrower or any Restricted Subsidiary in any manner material to the Parent Borrower or such Restricted Subsidiary, or (ix) pursuant to Interest Rate Agreements, Currency Agreements or Commodities Agreements or under Bank Products Agreements;

(f)              pursuant to any agreement or instrument (i) relating to any Indebtedness permitted to be incurred subsequent to the Restatement Effective Date pursuant to subsection 8.1, (x) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Lenders than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Borrower Representative), or (y) if such encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower Representative) and either (1) the Parent Borrower determines in good faith that such encumbrance or restriction will not materially affect the Parent Borrower’s ability to create and maintain the Liens on the ABL Priority Collateral pursuant to the Security Documents or (2) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, or (ii) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary (other than a Canadian Subsidiary);

(g)            pursuant to any agreement relating to intercreditor arrangements and related rights and obligations, to or by which the Lenders and/or the Administrative Agent, the ABL Collateral Agent or any other agent, trustee or representative on their behalf may be party or bound at any time or from time to time, and any agreement providing that in the event that a Lien is granted for the benefit of the Lenders another Person shall also receive a Lien, which Lien is permitted by subsection 8.2;

(h)            pursuant to any agreement for the direct or indirect disposition of Capital Stock of any Person, property or assets, imposing restrictions with respect to such Person, Capital Stock, property or assets pending the closing of such disposition;

(i)             by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Parent Borrower or any Restricted Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Restricted Subsidiary’s status (or the status of any Subsidiary of such Restricted Subsidiary) as a Captive Insurance Subsidiary; and

(j)              any agreement governing or relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity (in which case, any restriction shall only be effective against property, assets and revenues financed or refinanced thereby, subject or relating thereto, or securing such Indebtedness, and/or any property, assets and revenues not constituting ABL Priority Collateral, except as may be otherwise permitted under this subsection 8.8), and including any Guarantee Obligation in respect thereof.

8.9            Minimum Consolidated Fixed Charge Coverage Ratio Covenant. The Parent Borrower will not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.00 to 1.00; provided that such Consolidated Fixed Charge Coverage Ratio will only be tested (a) on the date on which a Compliance Period begins, as of the last day of the then applicable Test Period and (b) as of the last day of each Test Period thereafter that ends while such Compliance Period is continuing. For purposes of determining satisfaction with the foregoing Consolidated Fixed Charge Coverage Ratio under this subsection 8.9, (x) any Specified Equity Contribution made with respect to a given fiscal quarter (whether made during or after the end of such fiscal quarter) will, at the option of the Parent Borrower but in compliance with the definition of the term “Specified Equity Contribution,” be included in the calculation of Consolidated EBITDA for such fiscal quarter and for any subsequent Test Period that includes such fiscal quarter and (y) except for purposes of testing pro forma compliance with this subsection 8.9 for purposes of determining whether any Specified Payment, incurrence of Indebtedness, or other action or transaction is permitted hereunder, any Restricted Payments made pursuant to subsection 8.5(b)(vii)(A) shall be disregarded.

8.10           Passive Holding Company Status. Holding shall not conduct, transact or otherwise engage, or commit to conduct, transact or otherwise engage, in any business or operations other than (i) transactions contemplated by the Loan Documents or the provision of administrative, legal, accounting and management services to, or on behalf of, any of its Subsidiaries, (ii) the acquisition and ownership of the Capital Stock of any of its Subsidiaries and the exercise of rights and performance of obligations in connection therewith, (iii) the entry into, and exercise of rights and performance of obligations in respect of (A) the Transaction Agreements, this Agreement, any other Loan Documents and any other agreement listed on Schedule 8.10 to which it is a party, as any such agreements may be amended, supplemented, waived or otherwise modified from time to time, or replaced, renewed or extended from time to time in a manner not materially adverse to the Lenders, and any guarantee of Indebtedness or other obligations of any of its Subsidiaries permitted pursuant to the Loan Documents, in each case as amended, supplemented waived or otherwise modified from time to time, and any refinancings, refundings, renewals or extensions thereof, (B) contracts and agreements with officers, directors, employees and consultants of it or any Subsidiary thereof relating to their employment or directorships (including providing indemnifications to such Persons), (C) insurance policies and related contracts and agreements, (D) equity subscription agreements, registration rights agreements, voting and other stockholder agreements, engagement letters, underwriting agreements and other agreements in respect of its equity securities or any offering, issuance or sale thereof, (E) Interest Rate Agreements, Currency Agreements, Commodities Agreements and Bank Products Agreements, and (F) any Qualified Holding Company Debt; provided that neither Parent Borrower nor any Material Restricted Subsidiary shall make any Restricted Payment to fund any payment of principal, interest or other amounts in respect of Qualified Holding Company Debt unless the Payment Condition is satisfied at the time of such payment (and any Restricted Payment made for any such purpose shall be deemed made pursuant to subsection 8.5(b)(vii)(A), including for purposes of calculating Consolidated Fixed Charge Coverage Ratio), (iv) the guarantee of, and the grant of Liens to secure, Indebtedness under this Agreement and the other Loan Documents, or other Indebtedness and Liens permitted to be incurred under this Agreement by the Parent Borrower or any Restricted Subsidiary, and repayment, repurchase, redemption, defeasance, acquisition, retirement or discharge of any such Indebtedness or Liens, (v) the offering, issuance, sale and repurchase or redemption of, and dividends or distributions on its equity securities, and the incurrence of Indebtedness in connection therewith, (vi) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state, provincial or other securities laws, (vii) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, and the entry into and performance of agreements relating to obligations and activities as a publicly traded company (including in respect of its board of directors, corporate governance, financial reporting, investor relations and similar functions), (viii) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (ix) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (x) the incurrence and payment of its operating and business expenses, including any expenses incurred in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of Holding or any Subsidiary thereof, and any Taxes for which it may be liable and the completion and filing of required tax returns, (xi) the payment of dividends and distributions, (xii) making loans to or other Investments in, or incurrence of Indebtedness from, its Subsidiaries as and to the extent not prohibited by this Agreement, (xiii) the merger or consolidation into any Parent; provided that if Holding is not the surviving entity, such Parent undertakes the obligations of Holding under the Loan Documents pursuant to documentation (including the provision of officer’s certificates and legal opinions) reasonably satisfactory to the Administrative Agent, (xiv) transactions by and among Holding, the Parent Borrower and any of the Restricted Subsidiaries to the extent expressly permitted hereunder, (xv) the Mergers and (xvi) other activities incidental or related to the foregoing.

8.11          Canadian Pension Plans. Without the prior written consent of the Administrative Agent, no Loan Party shall (i) establish, or otherwise incur any obligations or liabilities under or in connection with any Canadian Pension Plan that provides benefits on a defined benefit basis, other than those in existence on the Restatement Effective Date and as disclosed on Schedule 5.12 or (ii) permit the wind-up or termination of any Canadian Pension Plan that provides benefits on a defined benefit basis.

SECTION 9.            EVENTS OF DEFAULT.

If any of the following events shall occur and be continuing:

(a)            Any Borrower shall fail to pay any principal of any Loan or any Reimbursement Obligation when due in accordance with the terms hereof (whether at stated maturity, by mandatory prepayment or otherwise); or any of the Borrowers shall fail to pay any interest on any Loan or any Reimbursement Obligations, or any other amount payable hereunder, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b)            Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document (or in any amendment, modification or supplement hereto or thereto) or that is contained in any certificate furnished at any time by or on behalf of any Loan Party pursuant to this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; provided that if any such representation or warranty is capable of being cured, no Event of Default shall occur hereunder if such misrepresentation or breach of warranty is cured within 30 days after a Responsible Officer of the Parent Borrower shall have discovered or should have discovered such misrepresentation or breach of warranty; or

(c)            Any Loan Party shall default in the observance or performance of any agreement contained in subsections 4.16, 5.16, 7.2(f), 7.4 (with respect to maintenance of existence of the Parent Borrower) or 7.7(a) or Section 8 of this Agreement; provided that, in the case of a default in the observance or performance of its obligations under (i) subsection 4.16, such default shall have continued unremedied for a period of 15 days or a Cash Dominion Period is continuing at the time of such default; and (ii) subsection 7.2(f), such default shall have continued unremedied for five Business Days; or

(d)            Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 9), and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date a Responsible Officer of the Parent Borrower shall have discovered or should have discovered such default and (ii) the date written notice has been given to the Borrower Representative by the Administrative Agent or the Required Lenders; or

(e)            (i) Any Loan Party or any of its Material Restricted Subsidiaries shall default in any payment of principal of or interest on any Indebtedness for borrowed money or any Loan Party or any of its Material Restricted Subsidiaries shall default in the payment of principal of or interest on any Indebtedness, in each case (excluding the Loans and any Indebtedness owed to any Borrower or any Loan Party) in excess of $50,000,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, (ii) any Loan Party or any of its Material Restricted Subsidiaries shall default in the observance or performance of any other agreement or condition relating to any Indebtedness (excluding Indebtedness hereunder) referred to in clause (i) above or contained in any instrument or agreement evidencing, securing or relating thereto (other than a failure to provide notice of a default or an event of default under such instrument or agreement or default in the observance of or compliance with any financial maintenance covenant), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice or lapse of time if required, such Indebtedness to become due prior to its stated maturity (an “Acceleration”) and such time shall have lapsed and, if any notice (a “Default Notice”) shall be required to commence a grace period or declare the occurrence of an event of default before notice of Acceleration may be delivered, such Default Notice shall have been given and (in the case of the preceding clause (i) or clause (ii)) such default, event or condition shall not have been remedied or waived by or on behalf of such holder or holders (provided that this clause (ii) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder, or (y) any termination event or similar event pursuant to the terms of any Interest Rate Agreement) or (iii) there shall have been an Acceleration of any Indebtedness (excluding Indebtedness hereunder) referred to in clause (i) above and, if the Administrative Agent has not yet commenced the exercise of remedies under the Loan Documents, such Acceleration shall not have been rescinded; or

(f)              If (i) any Loan Party or any of its Material Restricted Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, proposal, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, interim receiver, receivers, receiver and manager, trustee, monitor, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Loan Party or any of its Material Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Loan Party or any of its Material Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged, unstayed or unbonded for a period of 60 days; or (iii) there shall be commenced against any Loan Party or any of its Material Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Loan Party or any of its Material Restricted Subsidiaries shall take any corporate or other similar organizational action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Loan Party or any of its Material Restricted Subsidiaries shall be generally unable to, or shall admit in writing its general inability to, pay its debts as they become due; or

(g)            (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, or (ii) any failure to satisfy minimum funding standards within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of either of the Parent Borrower or any Commonly Controlled Entity, or (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is in the reasonable opinion of the Administrative Agent likely to result in the termination of such Plan for purposes of Title IV of ERISA, or (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA other than a standard termination pursuant to Section 4041(b) of ERISA, or (v) either of the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Administrative Agent is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) a Pension Event occurs or any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan, or (vii) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, would be reasonably expected to result in a Material Adverse Effect; or

(h)            One or more judgments or decrees shall be entered against any Loan Party or any of its Material Restricted Subsidiaries involving in the aggregate at any time a liability (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)              (i) Any of the Security Documents shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or the Parent Borrower or any Loan Party, in each case that is a party to any of the Security Documents shall so assert in writing, or (ii) the Lien created by any of the Security Documents shall cease to be perfected and enforceable in accordance with its terms or of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the Collateral (other than in connection with any termination of such Lien in respect of any Collateral as permitted hereby or by any Security Document), and, in the case of the failure of a Lien solely on non-ABL Priority Collateral, such failure to be perfected and enforceable with such priority shall have continued unremedied for a period of 20 days; or

(j)             A Change of Control shall have occurred; then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to any Borrower, the Commitments and any obligation of an Issuing Lender to issue, amend or renew Letters of Credit, if any, shall automatically immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable and the outstanding Letters of Credit shall be cash collateralized in accordance with the following paragraph, and (B) if such event is any other Event of Default either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, (x) declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate and/or (y) declare any obligation of any Issuing Lender to issue, amend or renew Letters of Credit to be terminated; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower Representative, (x) declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable and/or (y) require the Borrowers to cash collateralize all outstanding Letters of Credit in accordance with the following paragraph.

In the case of all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the applicable Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount in immediately available funds equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (and each Borrower hereby grants to the ABL Collateral Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other obligations under the Loan Documents of the Borrowers). Each Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as such Agent may request to evidence the creation and perfection of such security interest in such cash collateral accounts. If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the ABL Collateral Agent and the Secured Parties, or that the total amount of such funds is less than the aggregate undrawn and unexpired amount of outstanding Letters of Credit, the applicable Borrowers, shall, forthwith, upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in such cash collateral account, an amount equal to the excess of (a) such aggregate undrawn and unexpired amount over (b) the total amount of funds, if any, then held in such cash collateral account that the Administrative Agent determines to be free and clear of any such right and claim. Amounts held in such cash collateral account with respect to Letters of Credit shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the applicable Borrower. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Lender in its capacity as a Secured Party or as beneficiary of any security granted pursuant to the Security Documents shall have any right to exercise remedies in respect of such security without the prior written consent of the Required Lenders.

Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

Notwithstanding anything to the contrary otherwise contained in this Section 9, in the event of any Event of Default under the covenant set forth in subsection 8.9 and upon the receipt of a Specified Equity Contribution within the time period specified, and subject to the satisfaction of the other conditions with respect to Specified Equity Contribution set forth in the definition thereof, EBITDA shall be increased with respect to such applicable fiscal quarter and any Test Period that contains such fiscal quarter by the amount of such Specified Equity Contribution (the “Cure Amount”), solely for the purpose of measuring compliance with subsection 8.9. If, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Parent Borrower and its Restricted Subsidiaries), the Parent Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of subsection 8.9, they shall be deemed to have been in compliance therewith as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default hereunder that had occurred shall be deemed cured for the purposes of this Agreement.

The parties hereby acknowledge that notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to the occurrence of any Specified Equity Contribution shall be disregarded for purposes of determining any financial ratio-based conditions (other than as applicable to subsection 8.9), pricing or any available basket under Section 8.

SECTION 10.          THE AGENTS AND THE OTHER REPRESENTATIVES.

10.1          Appointment.

(a)             Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to or required of such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents and the Other Representatives shall not have any duties or responsibilities, except, in the case of the Administrative Agent, the ABL Collateral Agent and the Issuing Lender, those expressly set forth herein and in the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent or the Other Representatives. Each of the Agents may perform any of their respective duties under this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein by or through its respective officers, directors, agents, employees or affiliates (it being understood and agreed, for avoidance of doubt and without limiting the generality of the foregoing, that the Administrative Agent and the ABL Collateral Agent may perform any of their respective duties under the Security Documents by or through one or more of their respective affiliates or branches).

(b)            Without limiting the generality of paragraph (a) above, for the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Québec, between each Secured Party, taken individually, on the one hand, and the ABL Collateral Agent, on the other hand, each Loan Party and each such Secured Party acknowledge and agree with the ABL Collateral Agent that such Secured Party is hereby conferred the legal status of solidary creditor of each Loan Party in respect of all Obligations hereunder, present and future, owed by each Loan Party to each such Secured Party and the ABL Collateral Agent (collectively, the “Solidary Claim”). Each Loan Party which is not a signatory of this Agreement but is or may become a signatory to any other Loan Documents shall be deemed to have accepted the provisions contained in this paragraph by its execution of such other Loan Documents. Accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Québec, the Loan Parties are irrevocably bound towards the ABL Collateral Agent and each Secured Party in respect of the entire Solidary Claim of the ABL Collateral Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that the ABL Collateral Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the ABL Collateral Agent and such Secured Party and the right to give full acquittance for it. Accordingly, without limiting the generality of the foregoing, the ABL Collateral Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of all Obligations hereunder, present and future, owed by each Loan Party to the ABL Collateral Agent and each of the Secured Parties or any of them and the right to give a full acquittance for same. The parties further agree and acknowledge that the ABL Collateral Agent’s Liens on the Collateral shall be granted to the ABL Collateral Agent, for its own benefit and for the benefit of the other Secured Parties.

(c)            Without limiting the generality of paragraphs (a) or (b) above, in its capacity as ABL Collateral Agent, for the purposes of holding any hypothec granted pursuant to the laws of the Province of Quebec, each of the Secured Parties hereby irrevocably appoints and authorizes the ABL Collateral Agent and, to the extent necessary, ratifies the appointment and authorization of ABL Collateral Agent, to act as the hypothecary representative of the Secured Parties as contemplated under Article 2692 of the Civil Code of Québec, and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the ABL Collateral Agent under any related deed of hypothec. The ABL Collateral Agent shall have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the ABL Collateral Agent pursuant to any such deed of hypothec and applicable law. Any person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed the ABL Collateral Agent as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the ABL Collateral Agent in such capacity. The substitution of the ABL Collateral Agent pursuant to the provisions of this Section 10 shall also constitute the substitution of the ABL Collateral Agent as hypothecary representative as aforesaid.

(d)            The execution by Bank of America, N.A. as ABL Collateral Agent, prior to this Agreement of any deeds of hypothec, Quebec Security Documents or other Security Documents is hereby ratified and confirmed.

10.2          Delegation of Duties. In performing its functions and duties under this Agreement, each Agent shall act solely as an agent for the Lenders and, as applicable, the other Secured Parties, and, except as provided under subsection 11.6(b)(v), no Agent assumes any (and shall not be deemed to have assumed any) obligation or relationship of agency or trust with or for the Parent Borrower or any of its Subsidiaries. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact (including the ABL Collateral Agent in the case of the Administrative Agent and the Administrative Agent in the case of the ABL Collateral Agent), and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact or counsel selected by it with reasonable care.

10.3           Exculpatory Provisions. No Agent or Other Representative, or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by such Person under or in connection with this Agreement or any other Loan Document (except for the gross negligence or willful misconduct of such Person or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates) or (b) responsible in any manner to any of the Lenders for (i) any recitals, statements, representations or warranties made by any Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any Other Representative under or in connection with, this Agreement or any other Loan Document, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Notes or any other Loan Document, (iii) any failure of the Borrower or any other Loan Party to perform its obligations hereunder or under any other Loan Document, (iv) the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, (v) the satisfaction of any of the conditions precedent set forth in Section 6, or (vi) the existence or possible existence of any Default or Event of Default. No Agent or Other Representative shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower or any other Loan Party. Each Lender agrees that, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or given to the Administrative Agent for the account of or with copies for the Lenders, the Agents and the Other Representatives shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Borrower or any other Loan Party which may come into the possession of the Agents and the Other Representatives or any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.4          Reliance by the Administrative Agent. Each Agent shall be entitled to rely, and shall be fully protected (and shall have no liability to any Person) in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by such Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with subsection 11.6 and all actions required by such subsection in connection with such transfer shall have been taken. Any request, authority or consent of any Person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor. Each Agent shall be fully justified as between itself and the Lenders in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and any Notes and the other Loan Documents in accordance with a request of the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5          Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action reasonably promptly with respect to such Default or Event of Default as shall be directed by the Required Lenders and/or such other requisite percentage of the Lenders as is required pursuant to subsection 11.1(a); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6          Acknowledgement and Representations by Lenders. Each Lender expressly acknowledges that none of the Agents, the Other Representatives or their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent or any Other Representative hereafter taken, including any review of the affairs of any Borrowers or any other Loan Party, shall be deemed to constitute any representation or warranty by such Agent or such Other Representative to any Lender. Each Lender represents to the Agents, the Other Representatives and each of the Loan Parties that, independently and without reliance upon any Agent, the Other Representatives or any other Lender, and based on such documents and information as it has deemed appropriate, it has made and will make, its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties, it has made its own decision to make its Loans or issue Letters of Credit hereunder and enter into this Agreement and it will make its own decisions in taking or not taking any action under this Agreement and the other Loan Documents and, except as expressly provided in this Agreement, neither the Agents nor any Other Representative shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. Each Lender and each Issuing Lender represents to each other party hereto that it is a bank, savings and loan association or other similar savings institution, insurance company, investment fund or company or other financial institution which makes or acquires commercial loans in the ordinary course of its business, that it is participating hereunder as a Lender for such commercial purposes, and that it has the knowledge and experience to be and is capable of evaluating the merits and risks of being a Lender hereunder. Each Lender and each Issuing Lender acknowledges and agrees to comply with the provisions of subsection 11.6 applicable to the Lenders and Issuing Lenders hereunder.

10.7          Indemnification.

(a)            The Lenders agree to indemnify each Agent (or any Affiliate or branch thereof), each Issuing Lender (or Affiliate or branch thereof) and each Other Representative (or any Affiliate or branch thereof) (to the extent not reimbursed by the Borrowers or any other Loan Party and without limiting the obligation of the Borrowers to do so), ratably according to their respective Total Credit Percentages in effect on the date on which indemnification is sought under this subsection 10.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Total Credit Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Agent (or any Affiliate or branch thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate or branch thereof) under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The obligations to indemnify the Issuing Lender and Swing Line Lender shall be ratable among the Revolving Lenders in accordance with their respective Commitments (or, if the Commitments have been terminated, the outstanding principal amount of their respective Revolving Credit Loans and L/C Obligations and their respective participating interests in the outstanding Letters of Credit) and shall be payable only by the Revolving Lenders. The agreements in this subsection 10.7 shall survive the payment of the Loans and all other amounts payable hereunder.

(b)            Any Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document (except actions expressly required to be taken by it hereunder or under the Loan Documents) unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

(c)            The provisions of this subsection 10.7 shall apply to the Issuing Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

(d)            The provisions of this subsection 10.7 shall survive the payment of all Borrower Obligations and Guarantor Obligations (each as defined in the U.S. Guarantee and Collateral Agreement and the Canadian Guarantee and Collateral Agreement).

10.8          The Agents and Other Representatives in Their Individual Capacity. The Agents, the Other Representatives and their Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Borrower or any other Loan Party as though the Agents and the Other Representatives were not the Administrative Agent or the Other Representatives hereunder and under the other Loan Documents. With respect to Loans made or renewed by them and any Note issued to them and with respect to any Letter of Credit issued or participated in by them, the Agents and the Other Representatives shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though they were not an Agent or an Other Representative, and the terms “Lender” and “Lenders” shall include the Agents and the Other Representatives in their individual capacities.

10.9          Right to Request and Act on Instructions.

(a)            Each Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents an Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the requesting Agent shall be absolutely entitled as between itself and the Lenders to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Lender for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of an Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or such other applicable portion of the Lenders), an Agent shall have no obligation to any Lender to take any action if it believes, in good faith, that such action would violate applicable law or exposes an Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of subsection 10.7.

(b)            Each Lender authorizes and directs the Agents to enter into (w) the Security Documents, (x) any Intercreditor Agreement for the benefit of the Lenders and the other Secured Parties, (y) any amendments, waivers of or supplements to or other modifications of the Security Documents or any Intercreditor Agreement, in each case with respect to the preceding clauses (w), (x) and (y), in connection with the incurrence by any Loan Party or any Subsidiary thereof of Incremental Indebtedness or other Indebtedness secured by a Permitted Lien (each, an “Intercreditor Agreement Supplement”) to permit such Incremental Indebtedness or other Indebtedness to be secured by a valid, perfected lien (with such priority as may be designated by the Parent Borrower or relevant Subsidiary, as and to the extent such priority is permitted by the Loan Documents) and (z) any Incremental Commitment Amendment, any Lender Joinder Agreement or Extension Amendment as provided in subsection 2.6 or 2.7, respectively, and any amendment as provided in subsection 1.3(b). Each Lender hereby agrees, and each holder of any Note or participant in a Letter of Credit by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Administrative Agent, the ABL Collateral Agent or the Required Lenders in accordance with the provisions of this Agreement, the Security Documents, any applicable intercreditor agreement, including any applicable Intercreditor Agreement, any Intercreditor Agreement Supplement, any Incremental Commitment Amendment, any Lender Joinder Agreement, or any Extension Amendment and the exercise by the Agents or the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent and the ABL Collateral Agent are hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Security Documents. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loans unless instructed to do so by the ABL Collateral Agent, it being understood that the ABL Collateral Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any guarantee by any Subsidiary (including extensions beyond the Restatement Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Restatement Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents.

(c)            The Lenders hereby authorize the ABL Collateral Agent, in each case at its option and in its discretion, (A) to release any Lien granted to or held by such Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the obligations under the Loan Documents at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby and with no Letters of Credit outstanding (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent) and no other amounts owing hereunder, (ii) constituting property being sold or otherwise disposed of to Persons other than a Loan Party (or to a U.S. Loan Party from a Canadian Loan Party or to a Canadian Loan Party from a U.S. Loan Party or in connection with a Foreign Subsidiary becoming (or ceasing to be) directly owned by a U.S. Loan Party) upon the sale or other disposition thereof to the extent permitted or not prohibited by any Loan Document, (iii) owned by any Restricted Subsidiary of the Parent Borrower that becomes an Excluded Subsidiary or ceases to be a Restricted Subsidiary of the Parent Borrower or constituting Capital Stock of an Excluded Subsidiary, (iv) if approved, authorized or ratified in writing by the Required Lenders (or such greater amount, to the extent required by subsection 11.1) or (v) constituting Non-ABL Priority Collateral or (vi) as otherwise may be expressly provided in the relevant Security Documents, (B) to enter into any intercreditor agreement on behalf of, and binding with respect to, the Lenders and their interest in designated assets, to give effect to any Special Purpose Financing, including to clarify the respective rights of all parties in and to designated assets, (C) to subordinate any Lien on any Excluded Assets or any property granted to or held by such Agent, as the case may be under any Loan Document to the holder of any Permitted Lien and (D) to release any Subsidiary Guarantor from its Obligations under any Loan Documents to which it is a party if such Person ceases to be a Restricted Subsidiary of the Parent Borrower or becomes an Excluded Subsidiary. Upon request by the ABL Collateral Agent, at any time, the Lenders will confirm in writing the ABL Collateral Agent’s authority to release particular types or items of Collateral pursuant to this subsection 10.9.

(d)            The Lenders hereby authorize the Administrative Agent and the ABL Collateral Agent, as the case may be, in each case at its option and in its discretion, to enter into any amendment, amendment and restatement, restatement, waiver, supplement or modification, and to make or consent to any filings or to take any other actions, in each case as contemplated by subsection 11.17. Upon request by any Agent, at any time, the Lenders will confirm in writing the Administrative Agent’s and the ABL Collateral Agent’s authority under this subsection 10.9(d).

(e)            No Agent or Issuing Lender shall have any obligation whatsoever to the Lenders to assure that the Collateral exists or is owned by the Parent Borrower or any of its Subsidiaries or is cared for, protected or insured or that the Liens granted to any Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agents in this subsection 10.9 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, each Agent may act in any manner it may deem appropriate, in its sole discretion, given such Agent’s own interest in the Collateral as a Lender and that no Agent shall have any duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

(f)             Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by and in accordance with subsection 11.1 or 11.17 with the written consent of the Agent party thereto and the Loan Parties party thereto.

(g)            The ABL Collateral Agent may, and hereby does, appoint the Administrative Agent as its agent for the purposes of holding any Collateral and/or perfecting the ABL Collateral Agent’s security interest therein and for the purpose of taking such other action with respect to the Collateral as such Agents may from time to time agree.

(h)            In connection with the sale or other disposition of the Capital Stock of any Loan Party other than the Parent Borrower (other than to the Parent Borrower or a Restricted Subsidiary) or any other transaction pursuant to which such Loan Party shall no longer be a Restricted Subsidiary, upon written notice by the Parent Borrower to the Administrative Agent identifying such Loan Party, describing such sale, disposition or other transaction and certifying that such transaction complies with this Agreement, the Administrative Agent shall execute and deliver to such Loan Party (at its expense) all releases or other documents necessary or reasonably desirable for the release of such Loan Party from its obligations as a Loan Party hereunder, and the ABL Collateral Agent shall execute and deliver to such Loan Party (at its expense) all releases or other documents (including without limitation UCC and PPSA termination statements or similar discharges) necessary or reasonably desirable for the release of the Liens created under the Security Documents in any property or assets of such Loan Party, as such Loan Party may reasonably request.

10.10        Successor Agent. Subject to the appointment of a successor as set forth herein, (i) each of the Administrative Agent and the ABL Collateral Agent may be removed by the Parent Borrower or the Required Lenders if it is subject to an Agent-Related Distress Event and (ii) each of the Administrative Agent and the ABL Collateral Agent may resign as Administrative Agent or ABL Collateral Agent, in each case upon 10 days’ notice to the applicable Lenders and the Parent Borrower. If the Administrative Agent or the ABL Collateral Agent shall be removed by the Parent Borrower or the Required Lenders pursuant to clause (i) above or resign as Administrative Agent, or ABL Collateral Agent pursuant to clause (ii) above, as applicable, under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Parent Borrower in its discretion; provided that such approval by the Parent Borrower in connection with the appointment of any such successor agent shall only be required so long as no Event of Default under subsection 9(a) or 9(f) has occurred and is continuing; provided, further, that the Parent Borrower shall not unreasonably withhold its approval of any successor Administrative Agent if such successor is a commercial bank with a combined consolidated capital and surplus of at least $5,000,000,000. Upon the successful appointment of a successor agent, such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the ABL Collateral Agent, as applicable, and the term “Administrative Agent,” or “ABL Collateral Agent,” as applicable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as Administrative Agent or ABL Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans or issuers of Letters of Credit. After any retiring Agent’s resignation or removal as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents. Additionally, after any retiring Agent’s resignation as such Agent, the provisions of this subsection 10.10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was such Agent under this Agreement and the other Loan Documents. After the resignation or removal of the Administrative Agent pursuant to the preceding provisions of this subsection 10.10, such resigning or removed Administrative Agent (x) shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation or removal and (y) shall not be required to act as Swing Line Lender with respect to Swing Line Loans to be made after the date of such resignation or removal (and all outstanding Swing Line Loans of such resigning or removed Administrative Agent shall be required to be repaid in full upon its resignation or removal), although the resigning or removed Administrative Agent shall retain all rights hereunder as Issuing Lender and Swing Line Lender with respect to all Letters of Credit issued by it, and all Swing Line Loans made by it, prior to the effectiveness of its resignation or removal as Administrative Agent hereunder. After the resignation or removal of the Administrative Agent pursuant to the preceding provisions of this subsection 10.10, the resigning or removed Administrative Agent shall not be required to act as Issuing Lender for any Letters of Credit to be issued after the date of such resignation, although the resigning or removed Administrative Agent shall retain all rights hereunder as Issuing Lender with respect to all Letters of Credit issued by it prior to the effectiveness of its resignation or removal as Administrative Agent hereunder. The fees payable by the Borrowers to any successor agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor.

10.11            Other Representatives. None of the entities identified as joint bookrunners and/or joint lead arrangers pursuant to the definition of Other Representative contained herein shall have any duties or responsibilities hereunder or under any other Loan Document in its capacity as such.

10.12            Swing Line Lender. The provisions of this Section 10 shall apply to each Swing Line Lender in its capacity as such to the same extent that such provisions apply to the Administrative Agent.

10.13            Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service, the Canada Revenue Agency or any other authority of the United States, Canada or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered an exemption from or reduction of withholding tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Parent Borrower and without limiting the obligation of the Parent Borrower to do so), for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any interest, additions to tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses.

10.14            Approved Electronic Communications. Each of the Lenders and the Loan Parties agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders and the Issuing Lender by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”). The Approved Electronic Communications and the Approved Electronic Platform are provided (subject to subsection 11.16) “as is” and “as available.”

Each of the Lenders and (subject to subsection 11.16) each of the Loan Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

10.15            Appointment of Borrower Representative. Each Borrower hereby designates the Parent Borrower as its borrower representative (in such capacity, the “Borrower Representative”). The Borrower Representative will be acting as agent on each of the Borrowers’ behalf for the purposes of issuing notices of Borrowing and notices of conversion/continuation of any Loans pursuant to subsection 4.2 or similar notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

10.16            Reports. By signing this Agreement, each Lender:

(a)            is deemed to have requested that the Administrative Agent furnish such Lender, promptly after they become available, copies of all financial statements required to be delivered by the Parent Borrower hereunder and all field examinations, audits and appraisals of the Collateral received by the Agents (collectively, the “Reports”);

(b)            expressly agrees and acknowledges that the Administrative Agent (i) makes no representation or warranty as to the accuracy of the Reports, and (ii) shall not be liable for any information contained in any Report;

(c)            expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations and that the Administrative Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(d)            agrees to keep all Reports confidential and strictly for its internal use, and not to distribute, except to its participants (or in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable)), or use any Report in any other manner; and

(e)            without limiting the generality of any other indemnification provision contained in this Agreement, agrees (i) to hold the Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or Letters of Credit that the indemnifying Lender has made or may make to the Parent Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of the Parent Borrower; and (ii) to pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including attorney costs) incurred by the Agents and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

10.17            Application of Proceeds. The Lenders, the Administrative Agent and the ABL Collateral Agent agree, as among such parties, as follows: subject to the terms of any applicable intercreditor agreement, including the Base Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default,

(a)            all amounts collected or received by the Administrative Agent, the ABL Collateral Agent, any Lender or any Issuing Lender under any Security Documents or otherwise with respect to any Loan Party under any Loan Document, in each case on account of amounts then due and outstanding under any of the Loan Documents shall be applied as follows: first, to pay interest on and then principal of Agent Advances made as Tranche A Revolving Credit Loans then outstanding, second, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided in the Loan Documents) due and owing hereunder of the Administrative Agent and the ABL Collateral Agent in connection with enforcing the rights of the Agents, the Lenders and the Issuing Lenders under the Loan Documents (including all expenses with respect to the sale or other realization of or in respect of the Collateral granted under the Security Documents and any sums advanced to the ABL Collateral Agent to preserve its security interest in the Collateral granted under the Security Documents), third, to pay interest on and then principal of Swing Line Loans then outstanding, fourth, to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder of each of the Lenders and each of the Issuing Lenders in connection with enforcing such Lender’s or such Issuing Lender’s rights under the Loan Documents, fifth, to pay interest on and then principal of Tranche A Revolving Credit Loans then outstanding and any Reimbursement Obligations in respect of Letters of Credit issued by an Issuing Lender then outstanding and to cash collateralize any outstanding L/C Obligations in respect of Letters of Credit issued by an Issuing Lender on terms reasonably satisfactory to the Administrative Agent, as applicable, on a pro rata basis, sixth, to pay interest on and the principal of Tranche A-1 Revolving Credit Loans then outstanding and all Qualified Secured Bank Product Obligations of any Loan Party to the extent a Bank Product Reserve has been established with respect thereto up to and including the amount most recently specified to the Administrative Agent pursuant to the terms hereof, in each case on a pro rata basis, seventh, to pay all Obligations (as such term is defined in the U.S. Guarantee and Collateral Agreement) and all Obligations (as such term is defined in the Canadian Guarantee and Collateral Agreement) not referenced in clauses first through sixth above pro rata to the Secured Parties (as such term is defined in the U.S. Guarantee and Collateral Agreement) and the Secured Parties (as such term is defined in the Canadian Guarantee and Collateral Agreement) entitled thereto and, eighth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent that any amounts available for distribution pursuant to clause fifth above are attributable to the issued but undrawn amount of outstanding Letters of Credit which are then not yet required to be reimbursed hereunder, such amounts shall be held by the ABL Collateral Agent in a cash collateral account and applied (x) first, to reimburse the applicable Issuing Lender from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in such clause fifth. To the extent any amounts available for distribution pursuant to clause seventh are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the Revolving Lenders and Issuing Lenders based on their respective Commitment Percentages; and

10.18            Bank Product Providers. Each Secured Bank Product Provider that is not a Lender, by delivery of a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower Representative, or as otherwise agreed by the Administrative Agent and the Borrower Representative, shall agree to be bound by this Section 10. Each Secured Bank Product Provider shall indemnify and hold harmless each Agent (or any Affiliate or branch thereof), to the extent not reimbursed by the Loan Parties, against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Agent (or any Affiliate or branch thereof) in connection with such provider’s Secured Bank Product Obligations (except those liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence, willful misconduct or bad faith of such Agent).

SECTION 11.            MISCELLANEOUS.

11.1            Amendments and Waivers.

(a)            Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, modified or waived except in accordance with the provisions of this subsection 11.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent (and the ABL Collateral Agent, as applicable) may, from time to time, (x) enter into with the respective Loan Parties hereto or thereto, as the case may be, written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or to the other Loan Documents or changing, in any manner the rights or obligations of the Lenders or the Loan Parties hereunder or thereunder or (y) waive at any Loan Party’s request, on such terms and conditions as the Required Lenders or the Administrative Agent (or the ABL Collateral Agent, as applicable), as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that amendments pursuant to subsections 11.1(e) and 11.1(g) may be effected without the consent of the Required Lenders to the extent provided therein; provided, further, that no such waiver and no such amendment, supplement or modification shall:

(i)            (A) reduce or forgive the amount or extend the scheduled date of maturity of any Loan or any Reimbursement Obligation hereunder or of any scheduled installment thereof, (B) reduce the stated rate of any interest, commission or fee payable hereunder (other than as a result of any waiver of the applicability of any post-default increase in interest rates), (C) (except as provided in subsection 11.1(g)) extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, or (D) change the currency in which any Loan or Reimbursement Obligation is payable, in each case without the consent of each Lender directly and adversely affected thereby (it being understood that amendments or supplements to, or waivers or modifications of, conditions precedent, representations, warranties, covenants, Defaults or Events of Default, mandatory prepayments or the making of any Agent Advance or of a mandatory reduction in the aggregate Commitment of all Lenders shall not constitute an increase of the Commitment of any Lender or an extension of the scheduled date of maturity of any Loan or any Reimbursement Obligation hereunder, or a reduction or forgiveness thereof, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender);

(ii)            amend, modify or waive any provision of this subsection 11.1(a) or reduce the percentage specified in the definition of “Required Lenders” or “Supermajority Lenders,” or consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents (other than pursuant to subsection 8.3 or 11.6(a)), in each case without the written consent of all the Lenders; provided that, as further provided in subsection 11.1(g), the definition of “Required Lenders” and “Supermajority Lenders” may be amended in connection with any amendment pursuant to subsection 2.6 or 2.7 to include appropriately the Lenders participating in such incremental facility or extension in any required vote or action of the Required Lenders or the Supermajority Lenders, as applicable;

(iii)            release in the aggregate (in a single transaction or a series of related transactions) all or substantially all of the value of the Guarantees of the Guarantors under the Security Documents, or, in the aggregate (in a single transaction or a series of related transactions), all or substantially all of the Collateral without the consent of all of the Lenders, except as expressly permitted hereby or by any Security Document (as such documents are in effect on the date hereof or, if later, the date of execution and delivery thereof in accordance with the terms hereof);

(iv)            require any Lender to make Loans having an Interest Period of longer than six months without the consent of such Lender;

(v)            amend, modify or waive any provision of Section 10 without the written consent of the then Agents and of any Other Representative directly and adversely affected thereby;

(vi)            amend the provisions of this Agreement in a manner that permits Incremental Facilities that rank pari passu in right of (x) priority with respect to the Collateral and (y) payment with respect to the Obligations in respect of Tranche A Commitments or Tranche A-1 Commitments, as the case may be, not to be included in the calculation of the corresponding Aggregate Tranche A Credit Extensions or Aggregate Tranche A-1 Credit Extensions, without the written consent of each Lender directly and adversely affected thereby;

(vii)            amend, modify or waive any provision of subsection 6.2 applicable to the making of a Loan without the written consent of the Supermajority Lenders;

(viii)            amend, modify or waive any provision of any Swing Line Note or subsection 2.4 without the written consent of any Swing Line Lender affected thereby and each other Lender, if any, which holds, or is required to purchase, a participation in any Swing Line Loan affected thereby pursuant to subsection 2.4(d);

(ix)            amend, modify or waive the provisions of any Letter of Credit or any L/C Obligation without the written consent of the Issuing Lender and each directly and adversely affected L/C Participant;

(x)            amend, modify or waive the order of application of payments set forth in subsection 4.8(a) or 10.17 hereof, Section 4.1 of the Base Intercreditor Agreement (if applicable) or the relative priority of the ABL Priority Collateral, in each case without the consent of the Supermajority Lenders;

(xi)            increase the advance rates set forth in the definition of “Tranche A Canadian Borrowing Base,” “Tranche A U.S. Borrowing Base” or “Tranche A-1 Borrowing Base” or make any change to the definition of “Tranche A Canadian Borrowing Base,” “Tranche A U.S. Borrowing Base” or “Tranche A-1 Borrowing Base” (by adding additional categories or components thereof), “Eligible Accounts,” “Eligible Credit Card Receivables,” “Eligible In-Transit Inventory,” “Eligible Inventory,” “Eligible Letter of Credit Inventory,” “Net Orderly Liquidation Value” or “Value” that could have the effect of increasing the amount of the Tranche A Canadian Borrowing Base, Tranche A U.S. Borrowing Base or Tranche A-1 Borrowing Base, reduce the Dollar amount set forth in the definition of “Cash Dominion Period,” or increase the maximum amount of permitted Agent Advances under subsection 2.1(d) (which, when aggregated with all other Extensions of Credit made hereunder, shall under no circumstance exceed the Commitments) in each case, without the written consent of the Supermajority Lenders; provided that if the Tranche A-1 Lenders are directly adversely affected by any such change described in this clause (xi), the written consent of the Supermajority Lenders (taking into account only Tranche A-1 Lenders), shall also be required and provided, further, that the Administrative Agent may increase or decrease the amount of, or otherwise modify or eliminate, any Availability Reserves that it implements in its Permitted Discretion in accordance with subsection 2.1(c) or otherwise in accordance with the terms of this Agreement, and in any such case, such change will not be deemed to require any Supermajority Lender or other Lender consent; or

(xii)            subordinate in right of payment (or subordinate the Liens securing) any Obligations in respect of the Tranche A-1 Commitments, or any Facility that is (or is required to be) pari passu therewith in security or right of payment, to any Indebtedness that is subordinated in right of payment, or secured by Liens subordinate to, the Obligations with respect to the Tranche A Commitments, or any other Facility that is (or is required to be) pari passu therewith in security or right of payment, without the consent of each Tranche A-1 Lender, and each Lender under any other Facility so subordinated; provided, further, that, as more fully set forth in subsection 11.1(g), these sections may be amended or modified in connection with any amendment, supplement or joinder pursuant to subsection 2.6 or 2.7 to reflect the priorities as permitted by, and contemplated by, such subsections with the consent of the Administrative Agent and the Lenders participating in such incremental facility or extension; provided, further, that notwithstanding and in addition to the foregoing, the ABL Collateral Agent may, in its discretion, release the Lien on Collateral valued in the aggregate not in excess of $10,000,000 in any fiscal year without the consent of any Lender.

(b)            Any waiver and any amendment, supplement or modification pursuant to this subsection 11.1 shall apply to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans and the Commitments. In the case of any waiver, each of the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c)            [Reserved].

(d)            Notwithstanding any provision herein to the contrary, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower Representative (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the existing Facilities and the accrued interest and fees in respect thereof (ranking pari passu (or, as permitted hereunder (subject to the class protection set forth in subsection 11.1(a)(xii)), junior) in right of (A) priority with respect to the Collateral and (B) payment with respect to the Obligations hereunder), (y) to include, as appropriate, the Lenders holding such credit facilities in any required vote or action of the Required Lenders or of the Lenders of each Facility hereunder and (z) to provide class protection for any additional credit facilities in a manner consistent with those provided in the original Facilities pursuant to the provisions of subsection 11.1(a) as originally in effect.

(e)            Notwithstanding any provision herein to the contrary, any Security Document may be amended (or amended and restated), restated, waived, supplemented or modified as contemplated by subsection 11.17 with the written consent of the Agent party thereto and the Loan Party party thereto.

(f)            If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement and/or any other Loan Document as contemplated by subsection 11.1(a), the consent of each Lender, the Supermajority Lenders or each directly and adversely affected Lender, as applicable, is required and the consent of the Required Lenders at such time is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each such other Lender, a “Non-Consenting Lender”), then the Borrower Representative may, on notice to the Administrative Agent and the Non-Consenting Lender, (A) replace such Non-Consenting Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to subsection 11.6 (with the assignment fee and any other costs and expenses to be paid by the Parent Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Parent Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to the applicable change, waiver, discharge or termination of this Agreement and/or the other Loan Documents; and provided, further, that all obligations of the Borrowers owing to the Non-Consenting Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender (or, at the Borrower Representative’s option, by a Borrower) to such Non-Consenting Lender concurrently with such Assignment and Acceptance or (B) upon notice to the Administrative Agent, prepay the relevant Loans and, at the Parent Borrower’s option, terminate the Commitments of such Non-Consenting Lender, in whole or in part, subject to subsection 4.12, without premium or penalty. In connection with any such replacement under this subsection 11.1(f), if the Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (a) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (b) the date as of which all obligations of the Parent Borrower owing to the Non-Consenting Lender relating to the Loans so assigned shall be paid in full by the assignee Lender to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and each Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Non-Consenting Lender, and the Administrative Agent shall record such assignment in the Register.

(g)            Notwithstanding any provision herein to the contrary, this Agreement and the other Loan Documents may be amended (i) to cure any ambiguity, mistake, omission, defect or inconsistency, (ii) in accordance with subsection 2.6 to incorporate the terms of any Incremental ABL Term Loans, Incremental Revolving Commitments and New Revolving Commitments, (iii) in accordance with subsection 2.7 to effectuate an Extension of Credit and to provide for non-pro rata borrowings and payments of any amounts hereunder as between the Loans and any Commitments in connection therewith, (iv) in accordance with subsection 1.3(b) in connection a change in GAAP or the application thereof and (v) to replace the Eurocurrency Rate and reflect any Eurocurrency Successor Rate Conforming Changes, pursuant to subsection 4.7(a), in each case with the consent of the Administrative Agent but without the consent of any Lender (except as expressly provided in subsection 2.6, 2.7 or 4.7, as applicable) required, including, without limitation, as provided in subsection 4.4(f).

(h)            Notwithstanding any provision herein to the contrary, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i) in the proviso to the first sentence of subsection 11.1(a).

11.2            Notices.

(a)            All notices, requests, and demands to or upon the respective parties hereto to be effective shall be in writing and may be delivered or furnished by electronic communication (including telecopy, internet or intranet websites or electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or, in the case of electronic communication, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment) (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day), or, in the case of delivery by a nationally recognized overnight courier, when received, addressed as follows in the case of the Borrowers, the Administrative Agent, the ABL Collateral Agent and the Issuing Lender, and as set forth in Schedule A in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Loans:

The Loan Parties (including Holding, the Parent Borrower in its capacity as Borrower Representative):	Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.)
1000 Abernathy Road NE, Bldg. 400, Suite 1700 Atlanta, GA 30328
Attention: Treasurer
Facsimile: (770) 651-9656 E-mail: treasurydept@veritivcorp.com, Ian.Friedlander@veritivcorp.com and Gui.Nebel@veritivcorp.com

And with copies (which shall not constitute notice) to:	Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Ram Burshtine
Facsimile: (212) 839-5599
Telephone: (212) 839-5778 E-mail: rburshtine@sidley.com

The Administrative Agent, the ABL Collateral Agent, any Swing Line Lender, or Bank of America, N.A. (or an affiliate), as Issuing Lender:	Bank of America, N.A.
300 Galleria Parkway, Suite 800
Atlanta, GA. 30339
Attention: Veritiv Account Officer
Facsimile: (404) 607-3264
Telephone: (404) 607-3245 E-mail: todd.tarrance@bofa.com

And with copies (which shall not constitute notice) to:	Winston & Strawn
300 South Tryon Street 16th Floor
Charlotte, NC 28202
Facsimile: (704) 350-7800
Telephone: (704) 350-7769 E-mail: jbennett@winston.com

And, in the case of notices given by or on behalf of the Canadian Borrower with copies to:	Bank of America, N.A. (acting through its Canada branch)
181 Bay Street
Toronto, Ontario
M5J 2V8
Attention: Veritiv Account Officer
Facsimile: (312) 453-4041 E-mail: Canadacreditservices@bankofamerica.com provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 2.4, 4.2, 4.4 or 4.8 shall not be effective until received.

(b)            Without in any way limiting the obligation of any Loan Party and its Subsidiaries to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent, the applicable Swing Line Lender (in the case of a Borrowing of Swing Line Loans) or the applicable Issuing Lender (in the case of the issuance of a Letter of Credit), as the case may be, may prior to receipt of written confirmation act without liability upon the basis of such telephonic notice, believed by the Administrative Agent, the applicable Swing Line Lender or the applicable Issuing Lender, as the case may be, in good faith to be from a Responsible Officer.

11.3            No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Issuing Lender, any Lender or any Loan Party, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4            Survival of Representations and Warranties. All representations and warranties made hereunder and in the other Loan Documents (or in any amendment, modification or supplement hereto or thereto) and in any certificate delivered pursuant hereto or such other Loan Documents shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

11.5            Payment of Expenses and Taxes. The Parent Borrower agrees (a) to pay or reimburse the Administrative Agent and the Other Representatives for (1) all their reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with (i) the syndication of the Facility and the development, preparation, execution and delivery of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, (ii) the consummation and administration of the transactions (including the syndication of the Commitments) contemplated hereby and thereby and (iii) efforts to monitor the Loans and verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral, and (2) the reasonable and documented or invoiced fees and disbursements of Winston & Strawn LLP and Norton Rose Fulbright Canada LLP, a single local counsel in each relevant jurisdiction and such other special or local counsel, consultants, advisors, appraisers and auditors whose retention (other than during the continuance of an Event of Default) is approved by the Parent Borrower (such consent not to be unreasonably withheld, conditioned or delayed), (b) to pay or reimburse each Lender, Issuing Lender and Agent for all its reasonable and documented or invoiced costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including the fees and disbursements of counsel to the Agents and the Lenders, (c) to pay, indemnify or reimburse each Lender, Issuing Lender and Agent for, and hold each Lender, Issuing Lender and Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) to pay, indemnify or reimburse each Lender, Issuing Lender, Syndication Agent, Other Representative and Agent, their respective affiliates, and their respective officers, directors, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans, Letters of Credit or the violation of, noncompliance with or liability under, any Environmental Law attributable to the operations of the Parent Borrower or any of its Subsidiaries or any property or facility owned, leased or operated by the Parent Borrower or any of its Subsidiaries or the presence of Materials of Environmental Concern at, on or under, and Release of Materials of Environmental Concern at, on, under or from any such properties or facilities, or any litigation or other proceeding relating to any of the foregoing, regardless of whether any such Indemnitee is a party thereto and whether or not such litigation or other proceeding is brought by any Borrower, any equity holder, Affiliate or creditor of any Borrower or any other Person (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”) and (e) to pay reasonable and documented or invoiced fees for appraisals and field examinations required by subsection 7.6(b) and the preparation of Reports related thereto in each calendar year based on the fees charged by third parties retained by the Administrative Agent (notwithstanding any reference to “out-of-pocket” above in this subsection 11.5); provided that any Borrower shall not have any obligation hereunder to the Administrative Agent, any other Agent, any Issuing Lender or any Lender (or any of their respective affiliates, or any of their respective officers, directors, employees, shareholders, members, attorneys and other advisors, agents and controlling persons with respect to Indemnified Liabilities arising from (i) the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable decision, or by settlement tantamount thereto) of the Administrative Agent, any such other Agent, any LC Facility Issuing Lender or any such Lender (or any of their respective affiliates, or any of their respective officers, directors, employees, shareholders, members, agents, attorneys and other advisors, successors and controlling persons), (ii) claims made or legal proceedings commenced against the Administrative Agent, any other Agent, any Issuing Lender or any such Lender by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such, (iii) claims of any Indemnitee (or any Related Party thereof) solely against one or more Indemnitees (or any Related Party thereof or disputes between or among Indemnitees (or any Related Party thereof) in each case except to the extent such claim is determined to have been caused by an act or omission by the Parent Borrower or any of its Subsidiaries or such dispute involves any Agent in its capacity as such and (iv) a material breach of the Loan Documents by the applicable Indemnitee (or any Related Party thereof). To the fullest extent permitted under applicable law, no Indemnitee shall be liable for any consequential or punitive damages in connection with the Facility. All amounts due under this subsection 11.5 shall be payable not later than 30 days after written demand therefor. Statements reflecting amounts payable by the Loan Parties pursuant to this subsection 11.5 shall be submitted to the address of the Borrowers set forth in subsection 11.2, or to such other Person or address as may be hereafter designated by the Parent Borrower in a notice to the Administrative Agent. Notwithstanding the foregoing, except as provided in clauses (b) and (c) above and in Section 4, the Borrowers shall have no obligation under this subsection 11.5 to any Indemnitee with respect to any Taxes imposed, levied, collected, withheld or assessed by any Governmental Authority. The agreements in this subsection 11.5 shall survive repayment of the Loans, the L/C Obligations and all other amounts payable hereunder.

11.6            Successors and Assigns; Participations and Assignments.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of an Issuing Lender that issues any Letter of Credit), except that (i) other than in accordance with subsection 8.3, the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with subsections 4.13(d), 4.17(c) and 11.1(f) and this subsection 11.6.

(b)            (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender other than a Conduit Lender may, in accordance with applicable law, assign (other than to a Disqualified Lender or any natural person) to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including its Commitments and/or Loans, pursuant to an Assignment and Acceptance) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(1)            the Parent Borrower; provided that no consent of the Parent Borrower shall be required for an assignment to a Lender or, if an Event of Default under subsection 9(a) or 9(f) has occurred and is continuing, to any other Person; provided, further, that if any Lender assigns all or a portion of its rights and obligations under this Agreement to one of its affiliates in connection with or in contemplation of the sale or other disposition of its interest in such affiliate, the Parent Borrower’s prior written consent shall be required for such assignment; and

(2)            the Administrative Agent, each Swing Line Lender and each Issuing Lender.

(ii)            Assignments shall be subject to the following additional conditions:

(1)            except in the case of an assignment to a Lender, an affiliate or branch of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, as the case may be, the amount of Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $25,000,000 and in integral multiples of $1,000,000 in excess thereof unless the Parent Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default under subsection 9(a) or 9(f) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates and branches or Approved Funds, if any;

(2)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such assignment is (1) waived by the Administrative Agent in any given case or (2) is made by a Commitment Party or any of its Affiliates or branches); provided that for concurrent assignments to two or more Approved Funds such assignment fee shall only be required to be paid once in respect of and at the time of such assignments; and

(3)            the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

(iii)            For the purposes of this subsection 11.6, the term “Approved Fund” has the following meaning: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an affiliate or branch of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iv)            Subject to acceptance and recording thereof pursuant to paragraph (b)(vi) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and bound by any related obligations under) subsections 4.10, 4.11, 4.12, 4.13, 4.17 and 11.5, and bound by its continuing obligations under subsection 11.16). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this subsection 11.6.

(v)            The Borrowers hereby designate the Administrative Agent, and the Administrative Agent agrees, to serve as the Borrowers’ agent, solely for purposes of this subsection 11.6, to maintain at one of its offices in New York, New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and interest and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the ABL Collateral Agent, each Issuing Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(vi)            Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender (unless such assignment is being made in accordance with subsection 4.13(d), 4.17(c) or 11.1(g), in which case the effectiveness of such Assignment and Acceptance shall not require execution by the assigning Lender) and an Assignee, the Assignee’s satisfaction of the requirements of subsection 11.6(b)(ii)(C) (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this subsection 11.6 and any written consent to such assignment required by paragraph (b) of this subsection 11.6, the Administrative Agent shall accept such Assignment and Acceptance, record the information contained therein in the Register and give prompt notice of such assignment and recordation to the Borrower Representative. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vii)            On or prior to the effective date of any assignment pursuant to this subsection 11.6(b), the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrower Representative marked “cancelled.”

Notwithstanding the foregoing provisions of this subsection 11.6(b) or any other provision of this Agreement, if the Parent Borrower shall have consented thereto in writing (such consent not to be unreasonably withheld), the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans and Commitments via an electronic settlement system acceptable to the Administrative Agent and the Parent Borrower as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the Parent Borrower and shall be consistent with the other provisions of this subsection 11.6(b). Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans and Commitments pursuant to the Settlement Service. If so elected by each of the Administrative Agent and the Parent Borrower in writing (it being understood that the Parent Borrower shall have no obligation to make such an election), the Administrative Agent’s and the Parent Borrower’s approval of such Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies Lenders of the Settlement Service as set forth herein. The Parent Borrower may withdraw its consent to the use of the Settlement Service at any time upon at least 10 Business Days’ (or such shorter period as may be agreed to by the Administrative Agent) prior written notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans and Commitments shall be effected by the provisions otherwise set forth herein.

Furthermore, no Assignee, which as of the date of any assignment to it pursuant to this subsection 11.6(b) would be entitled to receive any greater payment under subsection 4.10, 4.11 or 11.5 than the assigning Lender would have been entitled to receive as of such date under such subsections with respect to the rights assigned, shall be entitled to receive such greater payments unless the assignment was made after an Event of Default under subsection 9(a) or 9(f) has occurred and is continuing or the Parent Borrower has expressly consented in writing to waive the benefit of this provision at the time of such assignment.

(c)            (i)  Any Lender other than a Conduit Lender may, in accordance with applicable law, without the consent of the Parent Borrower or the Administrative Agent, sell participations (other than to Disqualified Lenders and natural persons) to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and (D) the Borrowers, the Administrative Agent, each Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of subsection 11.1(a), (2) directly and adversely affects such Participant and (3) requires the consent of all Lenders. Subject to paragraph (c)(ii) of this subsection, the Parent Borrower agrees that each Participant shall be entitled to the benefits of (and shall have the related obligations under) subsections 4.10, 4.11, 4.12, 4.13, 4.17 and 11.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this subsection 11.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 11.7(b) as though it were a Lender; provided that such Participant shall be subject to subsection 11.7(a) as though it were a Lender. Notwithstanding the foregoing, no Lender shall be permitted to sell participations under this Agreement to any Disqualified Lender.

(i)            No Loan Party shall be obligated to make any greater payment under subsection 4.10, 4.11 or 11.5 than it would have been obligated to make in the absence of any participation, unless the sale of such participation is made with the prior written consent of the Parent Borrower and the Parent Borrower expressly waives the benefit of this provision at the time of such participation. No Participant shall be entitled to the benefits of subsection 4.11 to the extent such Participant fails to comply with subsection 4.11(b) or to provide the forms and certificates referenced therein to the Lender that granted such participation and such failure increases the obligation of the Borrowers under subsection 4.11.

(ii)            Subject to paragraph (c)(ii), any Lender other than a Conduit Lender may also sell participations on terms other than the terms set forth in paragraph (c)(i) above, provided such participations are on terms and to Participants satisfactory to the Parent Borrower and the Parent Borrower has consented to such terms and Participants in writing.

(iii)            Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the interest and principal amounts of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or other applicable law. The entries in the Participant Register shall be conclusive absent manifest error, and each Lender shall treat each Person whose name is recorded in its Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)            Any Lender, without the consent of the Borrowers or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this subsection 11.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute (by foreclosure or otherwise) any such pledgee or Assignee for such Lender as a party hereto.

(e)            No assignment or participation made or purported to be made to any Assignee or Participant shall be effective without the prior written consent of the Parent Borrower if it would require the Parent Borrower to make any filing with any Governmental Authority or qualify any Loan or Note under the laws of any jurisdiction, and the Parent Borrower shall be entitled to request and receive such information and assurances as it may reasonably request from any Lender or any Assignee or Participant to determine whether any such filing or qualification is required or whether any assignment or participation is otherwise in accordance with applicable law.

(f)            Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Revolving Credit Loans it may have funded hereunder to its designating Lender without the consent of the Parent Borrower or the Administrative Agent and without regard to the limitations set forth in subsection 11.6(b). Each Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any domestic or foreign bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state, federal, provincial or foreign bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance. Each such indemnifying Lender shall pay in full any claim received from the Parent Borrower pursuant to this subsection 11.6(f) within 30 Business Days of receipt of a certificate from a Responsible Officer of the Parent Borrower specifying in reasonable detail the cause and amount of the loss, cost, damage or expense in respect of which the claim is being asserted, which certificate shall be conclusive absent manifest error. Without limiting the indemnification obligations of any indemnifying Lender pursuant to this subsection 11.6(f), in the event that the indemnifying Lender fails timely to compensate the Parent Borrower for such claim, any Loans held by the relevant Conduit Lender shall, if requested by the Parent Borrower, be assigned promptly to the Lender that administers the Conduit Lender and the designation of such Conduit Lender shall be void.

(g)            If the Parent Borrower wishes to replace the Loans or Commitments with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with subsection 11.1 (with such replacement, if applicable, being deemed to have been made pursuant to subsection 11.1(d)). Pursuant to any such assignment, all Loans to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or prepaid by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to subsection 4.12. By receiving such purchase price, the Lenders, as applicable, shall automatically be deemed to have assigned the Loans or Commitments pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

11.7            Adjustments; Set-off; Calculations; Computations.

(a)            If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Revolving Credit Loans or Reimbursement Obligations in respect of Letters of Credit issued by an Issuing Lender owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise) (except pursuant to subsection 2.6, 2.7, 4.4, 4.9, 4.10, 4.11, 4.12, 4.13(d), 4.17, 11.1(f) or 11.6), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Revolving Credit Loans or the Reimbursement Obligations in respect of Letters of Credit issued by an Issuing Lender, as the case may be, owing to it, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders an interest (by participation, assignment or otherwise) in such portion of each such other Lender’s Revolving Credit Loans or the Reimbursement Obligations in respect of Letters of Credit issued by an Issuing Lender, as the case may be, owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b)            In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon the occurrence of an Event of Default under subsection 9(a) to set-off and appropriate and apply against any amount then due and payable under subsection 9(a) by any Borrower any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of such Borrower. Each Lender agrees promptly to notify the Borrower Representative and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8            Judgment.

(a)            If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this subsection 11.8 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this subsection 11.8 being hereinafter in this subsection 11.8 referred to as the “Judgment Conversion Date”).

(b)            If, in the case of any proceeding in the court of any jurisdiction referred to in subsection 11.8(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Loan Party under this subsection 11.8(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)            The term “rate of exchange” in this subsection 11.8 means the rate of exchange at which the Administrative Agent, on the relevant date at or about 12:00 Noon (New York City time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.9            Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts (including by telecopy or other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower Representative and the Administrative Agent.

11.10            Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11            Integration. This Agreement and the other Loan Documents represent the entire agreement of each of the Loan Parties party hereto, the Agents, the Issuing Lender and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any of the Loan Parties party hereto, the Agents, the Issuing Lender or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.12            GOVERNING LAW. THIS AGREEMENT AND ANY NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

11.13            Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)            submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)            consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Borrowers (or, in the case of the Canadian Borrower, as specified in subsection 11.13(f)), the applicable Lender or the Administrative Agent, as the case may be, at the address specified in subsection 11.2 or at such other address of which the Administrative Agent, any such Lender and any such Borrower shall have been notified pursuant thereto;

(d)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction;

(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 11.13 any consequential or punitive damages;

(f)            the Canadian Borrower hereby agrees to irrevocably and unconditionally appoint an agent for service of process located in the City of New York (the “New York Process Agent”), reasonably satisfactory to the Administrative Agent, as its agent to receive on behalf of the Canadian Borrower and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this subsection 11.13 and agrees promptly to appoint a successor New York Process Agent in the City of New York (which successor New York Process Agent shall accept such appointment in a writing reasonably satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial New York Process Agent. CT Corporation, with offices currently located at 111 Eighth Avenue, New York, NY 10011, has been appointed as the initial New York Process Agent. In any action or proceeding in New York State or Federal court, service may be made on the Canadian Borrower by delivering a copy of such process to the Canadian Borrower in care of the New York Process Agent at the New York Process Agent’s address and by depositing a copy of such process in the mails by certified or registered air mail, addressed to the Canadian Borrower at its address specified in subsection 11.2 with (if applicable) a copy to the Parent Borrower (such service to be effective upon such receipt by the New York Process Agent and the depositing of such process in the mails as aforesaid). The Canadian Borrower hereby irrevocably and unconditionally authorizes and directs the New York Process Agent to accept such service on its behalf. As an alternate method of service, the Canadian Borrower irrevocably and unconditionally consents to the service of any and all process in any such action or proceeding in such New York State or Federal court by mailing of copies of such process to the Canadian Borrower by certified or registered air mail at its address specified in subsection 11.2. The Canadian Borrower agrees that, to the fullest extent permitted by applicable law, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law; and

(g)            to the extent that the Canadian Borrower has or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, the Canadian Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and any Note.

11.14            Acknowledgements. Each Loan Party hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)            neither the Administrative Agent nor any other Agent, Other Representative, Issuing Lender or Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on the one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby and thereby among the Lenders or among any of the Loan Parties and the Lenders.

11.15            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.16            Confidentiality.

(a)            Each Agent, each Issuing Lender, each Other Representative and each Lender agrees to keep confidential any information (x) provided to it by or on behalf of Holding or any of its Subsidiaries pursuant to or in connection with the Loan Documents or (y) obtained by such Lender based on a review of the books and records of Holding or any of its Subsidiaries; provided that nothing herein shall prevent any Lender from disclosing any such information (i) to any Agent, Issuing Lender, any Other Representative or any other Lender, (ii) to any Transferee, or prospective Transferee or any creditor or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations which agrees to comply with the provisions of this subsection 11.16 (or with other confidentiality provisions satisfactory to and consented to in writing by the Parent Borrower) pursuant to a written instrument (or electronically recorded agreement from any Person listed above in this clause (ii), which Person has been approved by the Parent Borrower (such approval not be unreasonably withheld), in respect to any electronic information (whether posted or otherwise distributed on IntraLinks™ or any other electronic distribution system)) for the benefit of the Borrowers (it being understood that each relevant Lender shall be solely responsible for obtaining such instrument (or such electronically recorded agreement)), (iii) to its affiliates and the employees, officers, directors, agents, attorneys, accountants and other professional advisors of it and its affiliates; provided that such Lender shall inform each such Person of the agreement under this subsection 11.16 and take reasonable actions to cause compliance by any such Person referred to in this clause (iii) with this agreement (including, where appropriate, to cause any such Person to acknowledge its agreement to be bound by the agreement under this subsection 11.16), (iv) upon the request or demand of any Governmental Authority having jurisdiction over such Lender or its affiliates or to the extent required in response to any order of any court or other Governmental Authority or as shall otherwise be required pursuant to any Requirement of Law; provided that such Lender shall, unless prohibited by any Requirement of Law, notify the Borrower Representative of any disclosure pursuant to this clause (iv) as far in advance as is reasonably practicable under such circumstances, (v) which has been publicly disclosed other than in breach of this Agreement, (vi) in connection with the exercise of any remedy hereunder, under any Loan Document or under any Interest Rate Agreement related to the Loan Documents, (vii) in connection with periodic regulatory examinations and reviews conducted by the National Association of Insurance Commissioners or any Governmental Authority having jurisdiction over such Lender or its affiliates (to the extent applicable), (viii) in connection with any litigation to which such Lender (or, with respect to any Interest Rate Agreement related to the Loan Documents, any affiliate of any Lender party thereto) may be a party, subject to the proviso in clause (iv), and (ix) if, prior to such information having been so provided or obtained, such information was already in an Agent’s, Issuing Lender’s, Other Representative’s or a Lender’s possession on a non-confidential basis without a duty of confidentiality to Holding or the Parent Borrower (or any of their respective Affiliates) being violated. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this subsection 11.16 shall survive with respect to each Agent and Lender until the second anniversary of such Agent or Lender ceasing to be an Agent or Lender, respectively.

(b)            Each Lender acknowledges that any such information referred to in subsection 11.16(a), and any information (including requests for waivers and amendments) furnished by the Parent Borrower or the Administrative Agent pursuant to or in connection with this Agreement and the other Loan Documents, may include material non-public information concerning the Parent Borrower, the other Loan Parties and their respective Affiliates or their respective securities. Each Lender represents and confirms that such Lender has developed compliance procedures regarding the use of material non-public information; that such Lender will handle such material non-public information in accordance with those procedures and applicable law, including United States federal and state securities laws; and that such Lender has identified to the Administrative Agent a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

11.17            Incremental Indebtedness; Additional Obligations. In connection with the incurrence by any Loan Party or any Subsidiary thereof of any Incremental Indebtedness or Additional Obligations, each of the Administrative Agent and the ABL Collateral Agent agrees to execute and deliver any intercreditor agreement, including any applicable Intercreditor Agreement and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document (including, but not limited to, any Mortgages), and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably deemed by the Parent Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such Incremental Facility or Additional Obligations to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise.

11.18            USA Patriot Act Notice. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies each Borrower and Subsidiary Guarantor, which information includes the name of each Borrower and each Subsidiary Guarantor and other information that will allow such Lender to identify each Borrower and Subsidiary Guarantor in accordance with the Patriot Act and, if and to the extent applicable, to comply with its ongoing obligations under the Beneficial Ownership Regulation, and each Borrower and Subsidiary Guarantor agrees to provide such information from time to time to any Lender.

11.19            Joint and Several Liability; Postponement of Subrogation.

(a)            The obligations of the Borrowers hereunder and under the other Loan Documents shall be joint and several and, as such, each Borrower shall be liable for all of the obligations of the other Borrower under this Agreement and the other Loan Documents. To the fullest extent permitted by law the liability of each Borrower for the obligations under this Agreement and the other Loan Documents of the other applicable Borrowers with whom it has joint and several liability shall be absolute, unconditional and irrevocable, without regard to (i) the validity or enforceability of this Agreement or any other Loan Document, any of the obligations hereunder or thereunder or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any applicable Secured Party, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder; provided that no Borrower hereby waives any suit for breach of a contractual provision of any of the Loan Documents) which may at any time be available to or be asserted by such other applicable Borrower or any other Person against any Secured Party or (iii) any other circumstance whatsoever (with or without notice to or knowledge of such other applicable Borrower or such Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of such other applicable Borrower for the obligations hereunder or under any other Loan Document or of such Borrower under this subsection 11.19, in bankruptcy or in any other instance.

(b)            Each Borrower agrees that it will not exercise any rights which it may acquire by way of rights of subrogation under this Agreement, by any payments made hereunder or otherwise, until the prior payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments. Any amount paid to any Borrower on account of any such subrogation rights prior to the payment in full in cash of all of the obligations hereunder and under any other Loan Document, the termination or expiration of all Letters of Credit and the permanent termination of all Commitments shall be held in trust for the benefit of the Secured Parties and shall immediately be paid to the Administrative Agent for the benefit of the Secured Parties and credited and applied against the obligations of the applicable Borrowers, whether matured or unmatured, in such order as the Administrative Agent shall elect. In furtherance of the foregoing, for so long as any obligations of the Borrowers hereunder, any Letters of Credit or any Commitments remain outstanding, each Borrower shall refrain from taking any action or commencing any proceeding against any other Borrower (or any of its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover any amounts in respect of payments made in respect of the obligations hereunder or under any other Loan Document of such other Borrower to any Secured Party. Notwithstanding any other provision contained in this Agreement or any other Loan Document, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the Borrowers’ Obligations hereunder (and the Obligations hereunder of their Subsidiaries), to the extent such Obligations are secured, only shall be several obligations and not joint or joint and several obligations.

11.20            Language. The parties hereto confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

11.21            Canadian Anti-Money Laundering Legislation. If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other anti-terrorism laws and “know your client” policies, regulations, laws or rules applicable in Canada (the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and such other anti-terrorism laws, applicable policies, regulations, laws or rules in Canada, collectively, including any guidelines or orders thereunder, “AML Legislation”), then the Administrative Agent:

(a)            shall be deemed to have done so as an agent for each Lender and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Administrative Agent within the meaning of the applicable AML Legislation; and

(b)            shall provide to the Lenders, copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each Lender agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Loan Party or any such authorized signatory in doing so.

11.22            Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the parties, each party hereto (including each Secured Party) acknowledges that any liability arising under a Loan Document of any Secured Party that is an Affected Financial Institution, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority, and agrees and consents to, and acknowledges and agrees to be bound by, (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising under any Loan Documents which may be payable to it by any Secured Party that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

11.23            Acknowledgement Regarding Any Supported QFCs .

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Commodities Agreements, Currency Agreements, Interest Rate Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties hereto with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 11.23, the following terms have the following meanings:

(i)            “BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

(ii)            “Covered Entity” means any of the following:

(1)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(2)            a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(3)            a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

(iii)            “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

(iv)            “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

11.24            Amendment and Restatement.

(a)            This Agreement amends and restates and supersedes and replaces in its entirety the Existing Credit Agreement, without novation, with the Commitments set forth herein and the Lenders and Issuing Lenders party hereto. Any Lender party to the Existing Credit Agreement not listed in the signature pages hereof (a “Departing Lender”) shall cease to be a Lender on the Restatement Effective Date upon (i) payment of all amounts (except principal) owing to it and (ii) all amounts of principal owing to it under Section 11.24(b). Without limiting the generality of the foregoing, on the Restatement Effective Date, each New Lender shall be and become a Lender hereunder and shall have all of the rights and be obligated to perform all of the obligations of a Lender hereunder to the extent of its Commitment. Notwithstanding anything to the contrary contained in the Existing Credit Agreement, in order to effect the restructuring of the existing credit facilities as contemplated by this Agreement, (i) all existing Letters of Credit under (and as defined in) the Existing Credit Agreement will be deemed to be Existing Letters of Credit, (ii) to the extent not past due on or prior to the Restatement Effective Date and not owing to a Departing Lender, all accrued, incurred and unpaid (A) interest under the Existing Credit Agreement, (B) commitment fees under Section 4.5(a) of the Existing Credit Agreement and (C) Letter of Credit Fees under (and as defined in) Section 3.3 of the Existing Credit Agreement, in each case arising immediately prior to the Restatement Effective Date shall continue to be payable on their regularly scheduled due date (unless accelerated sooner in accordance with the terms of this Agreement), and (iii) all other accrued, incurred and unpaid fees, costs and expenses payable under the Existing Credit Agreement, including all fees and expenses outstanding under Section 11.5 of the Existing Credit Agreement and other similar costs and expenses, will be due and payable on the Restatement Effective Date (it being understood, for the avoidance of doubt, that other than payment of any breakage cost amount that may be due to the Departing Lenders pursuant to Section 4.12, if any, no amounts shall be due pursuant to section 4.12 as a result of the Transactions). The Letters of Credit (undrawn or drawn but as yet unreimbursed as of the Restatement Effective Date) outstanding under the Existing Credit Agreement on the Restatement Effective Date, which are specified on Schedule 1.1E, shall, following the satisfaction of all conditions precedent set forth in Section 6.1, be deemed to constitute Letters of Credit issued hereunder in the same manner and subject to the same terms and conditions as if issued initially as Letters of Credit pursuant to Section 3.3.

(b)            On the Restatement Effective Date, each Loan under (and as defined in) the Existing Credit Agreement shall be deemed to be a Loan hereunder. Each Lender hereunder shall have the Commitment Percentage as set forth in Schedule A. Each Lender having Loans outstanding on the Restatement Effective Date and whose Commitment Percentage in respect of such Loans has been decreased on the Restatement Effective Date, and each Lender under the Existing Credit Agreement that is not a Lender hereunder, shall be deemed to have assigned on the Restatement Effective Date, without recourse, ratably to each Lender increasing its Commitment (an “Increasing Lender”) and to any new Lender with a Commitment (a “New Lender”) on the Restatement Effective Date such ratable portion of such Loans as shall be necessary to effectuate such adjustment. Each Increasing Lender and each New Lender on the Restatement Effective Date shall (i) be deemed to have assumed such ratable portion of such Loans and (ii) fund on the Restatement Effective Date such assumed amounts to the Administrative Agent for the account of each such assigning Lender in accordance with the provisions hereof in the amount notified to such Increasing Lender or New Lender by the Administrative Agent.

(c)            The Borrowers ratify, affirm and acknowledge all of their Obligations in respect of the Existing Letters of Credit and related documents, and the Lenders shall be deemed to have participating interests in the Existing Letters of Credit and related documents as of the Restatement Effective Date in accordance with their Commitment Percentage as reflected in Schedule A.

(d)            All previously outstanding promissory notes under the Existing Credit Agreement will be deemed cancelled upon the occurrence of the Restatement Effective Date and the issuance of the Notes hereunder. Additionally, those Lenders party hereto which are also party to the Existing Credit Agreement hereby waive any prior notice requirement under the Existing Credit Agreement with respect to the termination of commitments thereunder and the making of any prepayments thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers, as of the date first written above.

HOLDING:	VERITIV CORPORATION

	By:	/s/ Mark W. Hianik
		Name:	Mark W. Hianik
		Title:	Senior Vice President, General Counsel and Corporate Secretary

BORROWERS:	VERITIV OPERATING COMPANY

	By:	/s/ Mark W. Hianik
		Name:	Mark W. Hianik
		Title:	Senior Vice President, General Counsel and Corporate Secretary

VERITIV CANADA, INC.

	By:	/s/ Mark W. Hianik
		Name:	Mark W. Hianik
		Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to ABL Credit Agreement]

AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent and ABL Collateral Agent

	By:	/s/ Todd Tarrance
		Name:	Todd Tarrance
		Title:	Senior Vice President

ISSUING LENDER:	BANK OF AMERICA, N.A.,
as Issuing Lender

	By:	/s/ Todd Tarrance
		Name:	Todd Tarrance
		Title:	Senior Vice President

[Signature Page to ABL Credit Agreement]

LENDERS:	BANK OF AMERICA, N.A.,
as a Swing Line Lender and as a Lender

	By:	/s/ Todd Tarrance
		Name:	Todd Tarrance
		Title:	Senior Vice President

BANK OF AMERICA, N.A. (acting through its. Canada branch),
as a Swing Line Lender and as a Lender

	By:	/s/ Sylvia Durkiewicz
		Name:	Sylvia Durkiewicz
		Title:	Vice President

[Signature Page to ABL Credit Agreement]

LENDERS:	WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender

	By:	/s/ Anthony Leadbetter
		Name:	Anthony Leadbetter
		Title:	Director

[Signature Page to ABL Credit Agreement]

LENDERS:	Truist Bank as successor to SunTrust Bank,
as Lender

	By:	/s/ Joseph A. Massaroni
		Name:	Joseph A. Massaroni
		Title:	Director

[Signature Page to ABL Credit Agreement]

LENDERS:	REGIONS BANK,
as Lender

	By:	/s/ Stuart A. Hall
		Name:	Stuart A. Hall
		Title:	Senior Vice President

[Signature Page to ABL Credit Agreement]

LENDERS:	U.S. Bank National Association,
as Lender

	By:	/s/ Lynne Ciaccia
		Name:	Lynne Ciaccia
		Title:	Authorized Officer

[Signature Page to ABL Credit Agreement]

LENDERS:	Bank of Montreal, Chicago Branch,
as Lender

	By:	/s/ Kara Goodwin
		Name:	Kara Goodwin
		Title:	Managing Director

[Signature Page to ABL Credit Agreement]

LENDERS:	Bank of Montreal,
as Lender

	By:	/s/ Helen Alvarez-Hernandez
		Name:	Helen Alvarez-Hernandez
		Title:	Managing Director

BANK OF MONTREAL
Canadian Commercial Banking
First Canadian Place 100 King St. W., 18th Fl
Toronto, Ontario M5X 1A1
CANADA

[Signature Page to ABL Credit Agreement]

LENDERS:	TD Bank, N.A.,
as Lender

	By:	/s/ Donald J. Cavanagh
		Name:	Donald J. Cavanagh
		Title:	Vice President

[Signature Page to ABL Credit Agreement]

LENDERS:	The Huntington National Bank,
as Lender

	By:	/s/ Dennis Hatvany
		Name:	Dennis Hatvany
		Title:	Senior Vice President

[Signature Page to ABL Credit Agreement]

LENDERS:	SYNOVUS BANK,
as Lender

	By:	/s/ Robert Haley
		Name:	Robert Haley
		Title:	Corporate Banker

[Signature Page to ABL Credit Agreement]

Schedules to the Second Amended ABL Credit Agreement

SCHEDULE A

Commitments and Addresses

Lender	Total Commitment	Tranche A Commitment	Tranche A-1 Commitment	Canadian Sublimit
Bank of America, N.A. 300 Galleria Parkway, Suite 800 Atlanta, GA. 30339	$350,000,000.00	$316,000,000.00	$34,000,000.00	$46,243,902.44
Wells Fargo Bank, National Association 301 S College St. 5th Floor Charlotte, NC 28202	$275,000,000.00	$255,000,000.00	$20,000,000.00	$37,317,073.17
Truist Bank Mail Code: NC-CLT-0400 4777 Sharon Rd., 4th Floor Charlotte, NC 28210	$145,500,000.00	$136,000,000.00	$9,500,000.00	$19,902,439.02
Regions Bank 1180 West Peachtree, 10th Floor Atlanta, GA 30309	$100,000,000.00	$95,500,000.00	$4,500,000.00	$13,975,609.76
U.S. Bank National Association 800 Nicollet Mall, Minneapolis, MN 55402-7020 BC-MN-H21N	$62,000,000.00	$58,000,000.00	$4,000,000.00	$8,487,804.88
Bank of Montreal 115 S. LaSalle St. 20W Chicago, IL 60603	$60,000,000.00	$60,000,000.00	--	$8,780,487.80
TD Bank, N.A. 40 Danbury Rd, Wilton CT	$50,000,000.00	$50,000,000.00	--	$7,317,073.17
The Huntington National Bank 200 Public Square, CM64 Cleveland, OH 44114	$45,000,000.00	$42,000,000.00	$3,000,000.00	$6,146,341.46
Synovus Bank 3400 Overton Park Dr SE, 5th Floor Atlanta, GA 30339	$12,500,000.00	$12,500,000.00	--	$1,829,268.29
Total	$1,100,000,000.00	$1,025,000,000.00	$75,000,000.00	$150,000,000.00

Schedule 1.1C Credit Card Issuers and Processors

Schedule 1.1E Existing Letters of Credit

Schedule 1.1P Investments

Schedule 1.1T Transaction Agreements

Schedule 4.16 DDAs

Schedule 5.4 Consents Required

Schedule 5.6 Litigation

Schedule 5.8 Mortgaged Properties

Schedule 5.12 Canadian Pension Plans

Schedule 5.15 Subsidiaries

Schedule 5.17 Environmental Matters

Schedule 7.2 Website Address for Electronic Reporting

Schedule 7.11 Security Perfection

Schedule 8.1 Indebtedness

Schedule 8.2 Liens

Schedule 8.6 Affiliate Transactions

Schedule 8.10 Holding Agreements

EXHIBIT A TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the ABL Credit Agreement, dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as may be further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among Veritiv Corporation, a Delaware corporation, Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1 of the ABL Credit Agreement, the “Parent Borrower”), the Canadian Borrower and each Subsidiary Borrower of the Parent Borrower from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent” and the “ABL Collateral Agent”, collectively the “Agent”) and Bank of America, N.A., as an issuing lender. Unless otherwise defined herein, terms defined in the ABL Credit Agreement and used herein shall have the meanings given to them in the ABL Credit Agreement.

[_______________] (the “Assignor”) and [_______________] (the “Assignee”) agree as follows:

1.	The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Transfer Effective Date (as defined below), an interest (the “Assigned Interest”) as set forth in Schedule 1 in and to the Assignor’s rights and obligations under the ABL Credit Agreement and the other Loan Documents with respect to those credit facilities provided for in the ABL Credit Agreement as are set forth on Schedule 1 (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1.

2.	The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the ABL Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the ABL Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Parent Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the ABL Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches the Note(s), if any, held by it evidencing the Assigned Facilities [and requests that the Agent exchange such Note(s) for a new Note or Notes payable to the Assignee and (if the Assignor has retained any interest in the Assigned Facilities) a new Note or Notes payable to the Assignor in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Transfer Effective Date)1].

3.	The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the ABL Credit Agreement, together with copies of the financial statements referred to in subsection 7.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the ABL Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the ABL Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms thereof, together with such powers as are incidental thereto; (e) hereby affirms the acknowledgements and representations of such Assignee as a Lender contained in subsection 10.6 of the ABL Credit Agreement; and (f) agrees that it will be bound by the provisions of the ABL Credit Agreement and will perform in accordance with the terms of the ABL Credit Agreement all the obligations which by the terms of the ABL Credit Agreement are required to be performed by it as a Lender, including its obligations pursuant to subsection 11.16 of the ABL Credit Agreement, and, if it is organized under the laws of a jurisdiction outside the United States, its obligations pursuant to subsection 4.11(a)(1) of the ABL Credit Agreement.

4.	The Assignor hereby assigns and the Assignee hereby accepts all of the Assignor’s rights and obligations as party to the Base Intercreditor Agreement and the Assignee agrees (i) that its interest in the Loans and the other Obligations being assigned hereunder is subject to the terms of the Base Intercreditor Agreement and (ii) that such Assignee shall be deemed to be a party to the Base Intercreditor Agreement as if it was a signatory thereto.

5.	Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance by it and recording by the Agent pursuant to subsection 11.6 of the ABL Credit Agreement, effective as of [__________], 20[__] (the “Transfer Effective Date”) (which shall not, unless otherwise agreed to by the Agent, be earlier than five Business Days after the date of such acceptance and recording by the Agent).

1	Should only be requested when specifically required by the Assignee and/or the Assignor, as the case may be.

6.	Upon such acceptance and recording, from and after the Transfer Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Transfer Effective Date or accrued subsequent to the Transfer Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

7.	From and after the Transfer Effective Date, (a) the Assignee shall be a party to the ABL Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the ABL Credit Agreement, but shall nevertheless continue to be entitled to the benefits (and bound by any related obligations) of subsections 4.10, 4.11, 4.12, 11.5 and 11.16 and the obligations of subsection 4.13 thereof.

8.	Notwithstanding any other provision hereof, if the consents of any of the Parent Borrower, the Swing Line Lender, each Issuing Lender and the Agent hereto are required under subsection 11.6 of the ABL Credit Agreement, this Assignment and Acceptance shall not be effective unless such consents shall have been obtained.

9.	THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.	This Assignment and Acceptance may be executed in any number of counterparts (including by facsimile or other electronic transmission (i.e. a “pdf” or “tiff”)) and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached the same document. Delivery of an executed counterpart of this Assignment and Acceptance by facsimile or electronic mail shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

SCHEDULE 1 to the
Assignment and Acceptance

Re: ABL Credit Agreement, dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as may be further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among Veritiv Corporation, a Delaware corporation, Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1 of the ABL Credit Agreement, the “Parent Borrower”), the Canadian Borrower and each Subsidiary Borrower of the Parent Borrower from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent” and the “ABL Collateral Agent”, collectively the “Agent”), Bank of America, N.A., as an issuing lender, and the other parties thereto.

Name of Assignor:

Name of Assignee:

Transfer Effective Date of Assignment:

Credit Facility Assigned[1]	Aggregate Amount of Commitment/Loans under Credit Facility for all Lenders	Amount of Commitment/Loans under Credit Facility Assigned
	%	$

[NAME OF ASSIGNEE]		[NAME OF ASSIGNOR]

By:		By:
	Name:		Name:
	Title:		Title:

1	Please specify Tranche A Commitments and/or Tranche A-1 Commitments.

A-Schedule 1-1

Accepted for recording in the Register:

BANK OF AMERICA, N.A.

By:
Name:
Title:

Consented To:

[VERITIV OPERATING COMPANY (F/K/A UNISOURCE WORLDWIDE, INC.), as Parent Borrower][2]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Agent, Swing Line Lender and Issuing Lender

By:
Name:
Title:

[OTHER ISSUING LENDERS]

2	If required.

A-Schedule 1-2

EXHIBIT B TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF JOINDER

ABL JOINDER AGREEMENT, dated as of [_________], 20[__] (this “Agreement”), among the Parent Borrower (as hereinafter defined), and certain operating subsidiaries of the Parent Borrower signatory hereto (each such subsidiary, a “Joining Borrower”) and consented to by the other Loan Parties (as hereinafter defined), Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent” and the “ABL Collateral Agent”, collectively the “Agent”) for the banks and other financial institutions (the “Lenders”) from time to time parties to the ABL Credit Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1 of the ABL Credit Agreement, the “Parent Borrower”) and the Agent are parties to the ABL Credit Agreement, dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as may be further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among Veritiv Corporation, a Delaware corporation, the Parent Borrower, the Canadian Borrower and each Subsidiary Borrower of the Parent Borrower from time to time party thereto, the Lenders, the Agent, Bank of America, N.A., as an issuing lender and the other parties thereto.

WHEREAS, pursuant to the ABL Credit Agreement and in consideration of, among other things, the making available to each of the Joining Borrowers of an asset-based revolving credit facility under the ABL Credit Agreement, each of the Joining Borrowers wishes to become a party to the ABL Credit Agreement and assume all the rights, obligations, covenants, agreements, duties and liabilities of a “U.S. Borrower” thereunder and under or with respect to any Notes, any Letters of Credit and any of the other Loan Documents (in each case as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Defined Terms. Unless otherwise defined herein, terms defined in the ABL Credit Agreement and used herein shall have the meanings given to them in the ABL Credit Agreement.

2.	Joinder of Agreements and Obligations. Effective as of the date hereof, each of the Joining Borrowers hereby becomes a party to the ABL Credit Agreement and expressly assumes, confirms and agrees to perform and observe all of the indebtedness, obligations (including, without limitation, all obligations in respect of the Loans), covenants, agreements, terms, conditions, duties and liabilities of a “U.S. Borrower” thereunder and under or with respect to, any Notes, any Letters of Credit and any of the other Loan Documents to which a U.S. Borrower is a party in its capacity as “U.S. Borrower” as fully as if each Joining Borrower were originally a signatory in the capacity of a “U.S. Borrower” thereto. At all times after the effectiveness of such joinder, all references to a “U.S. Borrower” in the ABL Credit Agreement, any Notes, any Letter of Credit or any of the other Loan Documents and any and all certificates and other documents executed by a U.S. Borrower in connection therewith shall be deemed to include references to each Joining Borrower, as more fully described in the ABL Credit Agreement.

3.	Amendment to ABL Credit Agreement. The ABL Credit Agreement is hereby deemed to be amended to the extent, but only to the extent, necessary to effect the joinder provided for hereby. Except as expressly amended, modified and supplemented hereby, the provisions of the ABL Credit Agreement and the other Loan Documents are and shall remain in full force and effect.

4.	Affirmation of Loan Documents. Each of the other Loan Parties signatory hereto hereby consents to the execution and delivery of this Agreement and confirms, reaffirms and restates its obligations under each of the Loan Documents to which it is a party pursuant to the terms hereof.

5.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

6.	Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Agent.

7.	Section Headings. The section headings in this Agreement are for convenience of reference only and are not to affect the construction hereof or to be taken into consideration in the interpretation hereof.

8.	Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.	Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

10.	WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[The Remainder of This Page is Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the date first set forth above.

VERITIV OPERATING COMPANY (F/K/A UNISOURCE WORLDWIDE, INC.), as Parent Borrower

By:
Name:
Title:

[LOAN PARTIES], as Joining Borrower

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent and ABL Collateral Agent

By:
Name:
Title:

EXHIBIT C TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF U.S. GUARANTEE AND COLLATERAL AGREEMENT

[Attached]

C-1-1

Execution Version

AMENDED AND RESTATED

U.S. GUARANTEE AND COLLATERAL AGREEMENT

made by

VERITIV OPERATING COMPANY,

(formerly known as Unisource Worldwide, Inc.),

VERITIV CORPORATION,

the Subsidiary Borrowers

and

the U.S. Guarantors,

in favor of

Bank of America, N.A.,

as Administrative Agent and as ABL Collateral Agent

Dated as of April 9, 2020

TABLE OF CONTENTS

Page

SECTION 1	DEFINED TERMS	2

1.1	Definitions	2

1.2	Other Definitional Provisions	11

SECTION 2	GUARANTEE	12

2.1	Guarantee	12

2.2	Right of Contribution	13

2.3	No Subrogation	13

2.4	Amendments, etc., with Respect to the Obligations	14

2.5	Guarantee Absolute and Unconditional	14

2.6	Reinstatement	15

2.7	Payments	15

SECTION 3	GRANT OF SECURITY INTEREST	15

3.1	Grant	15

3.2	Pledged Collateral	16

3.3	Certain Limited Exceptions	17

3.4	Intercreditor Relations	19

SECTION 4	REPRESENTATIONS AND WARRANTIES	20

4.1	Representations and Warranties of Each U.S. Guarantor	20

4.2	Representations and Warranties of Each U.S. Grantor	20

4.3	Representations and Warranties of Each U.S. Pledgor	23

4.4	Representations and Warranties of Each U.S. Granting Party	25

SECTION 5	COVENANTS	25

5.1	Covenants of Each U.S. Guarantor	25

5.2	Covenants of Each U.S. Grantor	25

5.3	Covenants of Each U.S. Pledgor	29

SECTION 6	REMEDIAL PROVISIONS	31

6.1	Certain Matters Relating to Accounts	31

6.2	Communications with Obligors; U.S. Grantors Remain Liable	32

6.3	Pledged Stock	33

6.4	Proceeds to Be Turned Over to the ABL Collateral Agent	34

6.5	Application of Proceeds	34

6.6	Code and Other Remedies	35

-i-

6.7	Registration Rights	36

6.8	Waiver: Deficiency	37

SECTION 7	THE ABL COLLATERAL AGENT	37

7.1	ABL Collateral Agent’s Appointment as Attorney-in-Fact, etc.	37

7.2	Duty of ABL Collateral Agent	39

7.3	Financing Statements	39

7.4	Authority of ABL Collateral Agent	40

7.5	Right of Inspection	40

SECTION 8	NON-LENDER SECURED PARTIES	40

8.1	Rights to Collateral	40

8.2	Appointment of Agent	42

8.3	Waiver of Claims	42

8.4	Designation of Non-Lender Secured Parties	42

SECTION 9	MISCELLANEOUS	43

9.1	Amendments in Writing	43

9.2	Notices	43

9.3	No Waiver by Course of Conduct; Cumulative Remedies	43

9.4	Enforcement Expenses; Indemnification	44

9.5	Successors and Assigns	44

9.6	Set-Off	44

9.7	Counterparts	45

9.8	Severability	45

9.9	Section Headings	45

9.10	Integration	45

9.11	GOVERNING LAW	45

9.12	Submission to Jurisdiction: Waivers	46

9.13	Acknowledgments	47

9.14	WAIVER OF JURY TRIAL	47

9.15	Additional U.S. Granting Parties	47

9.16	Releases	47

9.17	Judgment	50

9.18	Transfer Tax Acknowledgment	50

9.19	Amendment and Restatement	51

-ii-

SCHEDULES

1	Notice Addresses of U.S. Granting Parties
2	Pledged Securities
3	Perfection Matters
4A	Financing Statements
4B	Granting Party Information
5	Intellectual Property
6	Commercial Tort Claims
7	Letter-of-Credit Rights

ANNEXES

1	Acknowledgment and Consent of Issuers who are not U.S. Granting Parties
2	Assumption Agreement
3	Supplemental Agreement
4	Joinder and Release

-iii-

AMENDED AND RESTATED U.S. GUARANTEE AND COLLATERAL AGREEMENT

AMENDED AND RESTATED U.S. GUARANTEE AND COLLATERAL AGREEMENT, dated as of April 9, 2020, made by VERITIV CORPORATION, a Delaware corporation (as further defined in the ABL Credit Agreement, “Holding”), VERITIV OPERATING COMPANY, a Delaware corporation (formerly known as Unisource Worldwide, Inc.), in its specific capacity as Parent Borrower (together with its successors and assigns, the “Parent Borrower”), each Domestic Subsidiary Borrower of the Parent Borrower party hereto from time to time (as further defined in subsection LL the “Subsidiary Borrowers”; the Parent Borrower and the Subsidiary Borrowers, the “U.S. Borrowers”) and certain other Domestic Subsidiaries of the Parent Borrower from time to time party hereto, in favor of BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “ABL Collateral Agent”) and administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time parties to the ABL Credit Agreement described below.

W I T N E S S E T H:

WHEREAS, pursuant to that certain ABL Credit Agreement, dated as of July 1, 2014 (as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 and as further amended, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “ABL Credit Agreement”), among Holding, the Parent Borrower, the Canadian Borrower, the Subsidiary Borrowers, the Administrative Agent, the ABL Collateral Agent and the other parties party thereto, the Lenders (as defined in the ABL Credit Agreement) have severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS, the U.S. Borrowers are members of an affiliated group of companies that includes Holding, the Parent Borrower, the Subsidiary Borrowers, the Parent Borrower’s other Domestic Subsidiaries that are party hereto and any other Domestic Subsidiaries of the Parent Borrower (other than any Excluded Subsidiary (as defined in the ABL Credit Agreement)) that becomes a party hereto from time to time after the date hereof (Holding, the Parent Borrower and such Domestic Subsidiaries (other than any Excluded Subsidiary collectively, the “U.S. Granting Parties”));

WHEREAS, the proceeds of the extensions of credit under the ABL Credit Agreement will be used in part to enable the U.S. Borrowers to make valuable transfers to one or more of the other U.S. Granting Parties in connection with the operation of their respective businesses;

WHEREAS, the Parent Borrower and the other U.S. Granting Parties are engaged in related businesses, and each such U.S. Granting Party will derive substantial direct and indirect benefit from the making of the extensions of credit under the ABL Credit Agreement;

WHEREAS, the U.S. Granting Parties have previously entered into that certain U.S. Guarantee and Collateral Agreement, dated as of July 1, 2014, among the U.S. Granting Parties, the ABL Collateral Agent and the Administrative Agent (as amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Existing Collateral Agreement”);

WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the ABL Credit Agreement that the U.S. Granting Parties shall amend and restate the Existing Collateral Agreement in its entirety by executing and delivering this Agreement to the ABL Collateral Agent for the benefit of the Secured Parties; and

WHEREAS, the ABL Collateral Agent and one or more Additional Agents may in the future enter into one or more Intercreditor Agreements, including an intercreditor agreement substantially in the form attached to the ABL Credit Agreement as Exhibit E thereto (with such changes as the Administrative Agent may deem reasonably necessary or advisable due to a change in applicable law) or such other form as may be agreed between the Borrower Representative and the ABL Collateral Agent (and approved by the Required Lenders), and acknowledged by Holding, the U.S. Borrowers and the other U.S. Granting Parties (as amended, waived, supplemented or otherwise modified from time to time (subject to subsection 9.1), the “Base Intercreditor Agreement”)), and one or more Other Intercreditor Agreements or Intercreditor Agreement Supplements.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the ABL Collateral Agent and the Lenders to enter into the ABL Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each U.S. Granting Party hereby agrees with the Administrative Agent and the ABL Collateral Agent, for the benefit of the Secured Parties (as defined herein) as follows:

SECTION 1      DEFINED TERMS

1.1            Definitions.

(a)            Unless otherwise defined herein, terms defined in the ABL Credit Agreement and used herein shall have the meanings given to them in the ABL Credit Agreement, and the following terms that are defined in the Code (as defined below and in effect on the date hereof) are used herein as so defined: Cash Proceeds, Chattel Paper, Commercial Tort Claims, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Letter-of-Credit Rights, Money, Promissory Notes, Records, Securities, Securities Accounts and Supporting Obligations.

(b)            The following terms shall have the following meanings:

“ABL Collateral Agent”: as defined in the preamble hereto.

“ABL Credit Agreement”: as defined in the recitals hereto.

“Accounts”: all accounts (as defined in the Code) of each U.S. Grantor, including, without limitation, all Accounts (as defined in the ABL Credit Agreement) and Accounts Receivable of such U.S. Grantor.

“Accounts Receivable”: any right to payment, whether or not earned by performance, for goods sold, leased, licensed, assigned or otherwise disposed, or for services rendered or to be rendered, which is not evidenced by an instrument (as defined in the Code) or Chattel Paper.

“Additional Agent”: any administrative agent, collateral agent, security agent, trustee or other representative, in each case including any successor thereto, for or of any one or more secured parties in respect of any Incurrence of Indebtedness (including under subsection 8.1(a) of the ABL Credit Agreement) that is permitted by the ABL Credit Agreement to be secured by a Lien on the Security Collateral.

“Adjusted Net Worth”: of any U.S. Guarantor at any time, the greater of (x) $0 and (y) the amount by which the fair saleable value of such U.S. Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Document).

“Administrative Agent”: as defined in the preamble hereto.

“Agreement”: this Amended and Restated U.S. Guarantee and Collateral Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Applicable Law”: as defined in subsection 9.8.

“Bank Products Affiliate”: shall mean any Person who (i) has entered into a Bank Products Agreement with a U.S. Grantor with the obligations of such U.S. Grantor thereunder being secured by one or more Loan Documents, (ii) was an Agent, a Lender or an Affiliate of a Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or on the date hereof, or at the time of the designation referred to in the following clause (iii) and (iii) has been designated by the Parent Borrower for and on behalf of the U.S. Borrowers in accordance with subsection 8.4.

“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (i) treasury services, (ii) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (iii) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (iv) other similar banking products or services as may be requested by any U.S. Grantor (other than letters of credit and other than loans except indebtedness arising from services described in clauses (i) through (iii) of this definition).

“Bankruptcy Case”: (i) Holding or any of its Subsidiaries commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holding, or any of its Subsidiaries making a general assignment for the benefit of its creditors; or (ii) there being commenced against Holding or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.

“Bankruptcy Code”: Title 11 of the United States Code.

“Base Intercreditor Agreement”: as defined in the recitals hereto.

“Borrower Obligations”: with respect to any Borrower, the collective reference to all obligations and liabilities of such Borrower in respect of the unpaid principal of and interest on (including, without limitation, interest and fees accruing after the maturity of the Loans and Reimbursement Obligations and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding) the Loans, the Reimbursement Obligations, and all other obligations and liabilities of such Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the ABL Credit Agreement, the Loans, the Letters of Credit, this Agreement, the other Loan Documents, any Hedging Agreement entered into with any Hedging Affiliate or any Bank Products Agreement entered into with any Bank Products Affiliate, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with any such Bank Products Agreement or termination of any transaction entered into pursuant to any such Interest Rate Agreement, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or any other Secured Party that are required to be paid by such Borrower pursuant to the terms of the ABL Credit Agreement or any other Loan Document). With respect to any U.S. Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such U.S. Guarantor of, or the grant by such U.S. Guarantor of a security interest for, the obligation (the “Excluded Borrower Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Borrower Obligations guaranteed by such U.S. Guarantor shall not include any such Excluded Borrower Obligation.

“Borrowers”: the U.S. Borrowers and the Canadian Borrower.

“Cash Flow Agent”: any administrative agent, collateral agent, security agent, trustee or other representative, in each case including any successor thereto, for or of any one or more secured parties in respect of any Incurrence of Indebtedness (including under subsection 8.1(z) of the ABL Credit Agreement) that is permitted by the ABL Credit Agreement to be secured by a Lien on the Security Collateral, which Lien ranks senior to the Lien of the ABL Collateral Agent with respect to Non-ABL Priority Collateral.

“CFTC”: the Commodity Futures Trading Commission or any successor to the Commodity Futures Trading Commission.

“Code”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Collateral”: as defined in subsection 3.1; provided that, for purposes of Section 8, “Collateral” shall have the meaning assigned to such term in the ABL Credit Agreement.

“Collateral Account Bank”: any bank or an Affiliate thereof which at all times is the ABL Collateral Agent or a Lender or an Affiliate thereof, as selected by the relevant U.S. Grantor and consented to in writing by the ABL Collateral Agent (such consent not to be unreasonably withheld or delayed).

“Collateral Proceeds Account”: a non-interest bearing cash collateral account established and maintained by the relevant U.S. Grantor at an office of the Collateral Account Bank in the name, and in the sole dominion and control of, the ABL Collateral Agent for the benefit of the Secured Parties.

“Collateral Representative”: (i) if no Intercreditor Agreement is then in effect, the ABL Collateral Agent and (ii) if any Intercreditor Agreement is then in effect, the Person acting thereunder as representative for the ABL Collateral Agent and the Secured Parties for the applicable purpose contemplated by this Agreement.

“Commercial Tort Action”: any action, other than an action primarily seeking declaratory or injunctive relief with respect to claims asserted or expected to be asserted by Persons other than the U.S. Grantors, that is commenced by a U.S. Grantor in the courts of the United States of America, any state or territory thereof or any political subdivision of any such state or territory, in which any U.S. Grantor seeks damages arising out of torts committed against it that would reasonably be expected to result in a damage award to it exceeding $20,000,000.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as in effect from time to time, or any successor statute.

“Contracts”: with respect to any U.S. Grantor, all contracts, agreements, instruments and indentures in any form and portions thereof, to which such U.S. Grantor is a party or under which such U.S. Grantor or any property of such U.S. Grantor is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified, and all rights of such U.S. Grantor thereunder, including, without limitation, (i) all rights of such U.S. Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such U.S. Grantor to damages arising thereunder and (iii) all rights of such U.S. Grantor to perform and to exercise all remedies thereunder.

“Copyright Licenses”: with respect to any U.S. Grantor, all United States written license agreements of such U.S. Grantor providing for the grant by or to such U.S. Grantor of any right under any United States copyright of such U.S. Grantor, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such U.S. Grantor, including, without limitation, any license agreements listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Copyrights”: with respect to any U.S. Grantor, all of such U.S. Grantor’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, all United States copyright registrations and copyright applications, including, without limitation, any copyright registrations and copyright applications listed on Schedule 5, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Deposit Account”: any “deposit account” as such term is defined in the Code (as in effect on the date hereof), now or hereafter maintained by any U.S. Grantor, and, in any event, shall include, but shall not be limited to all DDAs, all Concentration Accounts and the U.S. Core Concentration Accounts.

“Excluded Assets”: as defined in subsection 3.3.

“first priority”: with respect to any Lien purported to be created by this Agreement, that such Lien is the most senior Lien to which such Collateral is subject.

“Foreign Intellectual Property”: any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, service marks, trademark and service mark applications, trade names, trade dress, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.

“Guarantor Obligations”: with respect to any U.S. Guarantor, the collective reference to (i) the Obligations guaranteed by such U.S. Guarantor pursuant to Section 2 and (ii) all obligations and liabilities of such U.S. Guarantor that may arise under or in connection with this Agreement or any other Loan Document to which such U.S. Guarantor is a party, any Hedging Agreement entered into with any Hedging Affiliate or any Bank Products Agreement entered into with any Bank Products Affiliate, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or to any other Secured Party that are required to be paid by such U.S. Guarantor pursuant to the terms of this Agreement or any other Loan Document and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such U.S. Guarantor, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding). With respect to any U.S. Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such U.S. Guarantor of, or the grant by such U.S. Guarantor of a security interest for, the obligation (together with the Excluded Borrower Obligation, the “Excluded Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Guarantor Obligations of such U.S. Guarantor shall not include any such Excluded Obligation.

“Hedging Affiliate”: any Person who (i) has entered into a Hedging Agreement with any U.S. Grantor with the obligations of such U.S. Grantor thereunder being secured by one or more Loan Documents, (ii) was an Agent, a Lender or an Affiliate of a Lender on the date hereof, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (iii), and (iii) has been designated by the Parent Borrower for and on behalf of the U.S. Borrowers in accordance with subsection 8.4.

“Hedging Agreement”: any Interest Rate Agreement, Commodities Agreement, Currency Agreement or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values or creditworthiness (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Holding”: as defined in the preamble hereto.

“Instruments”: as defined in Article 9 of the Code but excluding Pledged Securities.

“Intellectual Property”: with respect to any U.S. Grantor, the collective reference to such U.S. Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.

“Intercompany Note”: with respect to any U.S. Grantor, any promissory note in a principal amount in excess of $5,000,000 evidencing loans made by such U.S. Grantor to Holding, the Parent Borrower or any of its Subsidiaries.

“Inventory”: with respect to any U.S. Grantor, all inventory (as defined in the Code) of such U.S. Grantor, including, without limitation, all Inventory (as defined in the ABL Credit Agreement) of such U.S. Grantor.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Code as in effect on the date hereof (other than (a) Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) of any Foreign Subsidiary in excess of 65% of any series of such Capital Stock and (b) any Capital Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Issuers”: the collective reference to issuers of Pledged Stock, including (as of the Restatement Effective Date) the Persons identified on Schedule 2 as the issuers of Pledged Stock together with any successors to such companies.

“Lender Secured Parties”: the collective reference to (i) the Administrative Agent, the ABL Collateral Agent and each Other Representative, (ii) the Lenders (including the Issuing Lenders and the Swing Line Lender), and (iii) each of their respective successors and assigns and their permitted transferees and endorsees.

“Non-Lender Secured Parties”: the collective reference to all Bank Products Affiliates and Hedging Affiliates and their respective successors, assigns, transferees and replacements thereof, in each case in their capacity as such.

“Obligations”: (i) in the case of each Borrower, its Borrower Obligations and (ii) in the case of each U.S. Guarantor, its Guarantor Obligations.

“Parent Borrower”: as defined in the preamble hereto.

“Patent Licenses”: with respect to any U.S. Grantor, all United States written license agreements of such U.S. Grantor providing for the grant by or to such U.S. Grantor of any right under any United States patent, patent application, or patentable invention other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such U.S. Grantor, including, without limitation, the license agreements listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents”: with respect to any U.S. Grantor, all of such U.S. Grantor’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including, without limitation, all patents and patent applications identified in Schedule 5, and including, without limitation, (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such U.S. Grantor accruing thereunder or pertaining thereto.

“Pledged Collateral”: as to any U.S. Pledgor other than Holding, the Pledged Securities, and as to Holding, the Pledged Stock, in all cases now owned or at any time hereafter acquired by such U.S. Pledgor, and any Proceeds thereof.

“Pledged Notes”: with respect to any U.S. Pledgor other than Holding, all Intercompany Notes at any time issued to, or held or owned by, such U.S. Pledgor.

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: with respect to any U.S. Pledgor other than Holding, the shares of Capital Stock listed on Schedule 2 as held by such U.S. Pledgor, together with any other shares of Capital Stock of any Subsidiary of such U.S. Pledgor required to be pledged by such U.S. Pledgor pursuant to subsection 7.9 of the ABL Credit Agreement, as well as any other shares, stock, unit or other similar certificates, options or rights of any nature whatsoever in respect of any Capital Stock of any Issuer that may be issued or granted to, or held by, such U.S. Pledgor while this Agreement is in effect, and, with respect to Holding, the shares of Capital Stock of the Parent Borrower, as well as any other shares, stock, unit or other similar certificates, options or rights of any nature whatsoever in respect of the Capital Stock of the Parent Borrower that may be issued or granted to, or held by, Holding while this Agreement is in effect, in each case, for the avoidance of doubt, unless and until such time as the respective pledge of such Capital Stock under this Agreement is released in accordance with the terms hereof and of the ABL Credit Agreement; provided that in no event shall there be pledged, nor shall any U.S. Pledgor be required to pledge, directly or indirectly, (i) more than 65% of any series of the outstanding Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) of any Foreign Subsidiary, (ii) any Capital Stock of a Subsidiary of any Foreign Subsidiary, (iii) de minimis shares of a Foreign Subsidiary held by any U.S. Pledgor as a nominee or in a similar capacity, (iv) any Capital Stock of any Captive Insurance Subsidiary, (v) Capital Stock of any Subsidiary that is not a Loan Party, or of any joint venture, in each case that is prohibited (for so long as such restriction or any replacement or renewal thereof is in effect) by any applicable Contractual Obligation or Requirement of Law from being pledged to secure the Obligations or that would require governmental (including regulatory) consent, approval, license or authorization to be pledged unless such consent, approval, license or authorization has been received and (vi) without duplication, any Excluded Assets.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Code (as in effect on the date hereof) and, in any event, Proceeds of Pledged Securities shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Restrictive Agreements”: as defined in subsection 3.3(a).

“Secured Parties”: the collective reference to the Lender Secured Parties and the Non-Lender Secured Parties.

“Security Collateral”: with respect to any U.S. Granting Party, collectively, the Collateral (if any) and the Pledged Collateral (if any) of such U.S. Granting Party.

“Specified Assets”: as defined in subsection 4.2.2(b).

“Subsidiary Borrowers”: any Subsidiary (other than the Canadian Borrower) that becomes a U.S. Borrower pursuant to a Joinder Agreement together with their respective successors and assigns.

“Trade Secret Licenses”: with respect to any U.S. Grantor, all United States written license agreements of such U.S. Grantor providing for the grant by or to such U.S. Grantor of any right under any United States trade secrets, including, without limitation, know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such U.S. Grantor, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade Secrets”: with respect to any U.S. Grantor, all of such U.S. Grantor’s right, title and interest in and to all United States trade secrets, including, without limitation, know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including, without limitation, (i) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark Licenses”: with respect to any U.S. Grantor, all United States written license agreements of such U.S. Grantor providing for the grant by or to such U.S. Grantor of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such U.S. Grantor, including, without limitation, the license agreements listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trademarks”: with respect to any U.S. Grantor, all of such U.S. Grantor’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed and accepted), and any renewals thereof, including, without limitation, each registration and application identified in Schedule 5, and including, without limitation, (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto in the United States and all other rights of any kind whatsoever of such U.S. Grantor accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

“ULC”: an Issuer that is an unlimited company, unlimited liability corporation or unlimited liability company.

“ULC Laws”: the Companies Act (Nova Scotia), the Business Corporations Act (British Columbia), Business Corporations Act (Alberta) and all laws of Nova Scotia, British Columbia, Alberta or any other province or territory of Canada related to ULCs.

“ULC Shares”: shares or other equity interests in the Capital Stock of a ULC.

“U.S. Borrowers”: as defined in the preamble hereto.

“U.S. Granting Parties”: as defined in the recitals hereto.

“U.S. Grantor”: Holding, the U.S. Borrowers and each of the Parent Borrower’s other Domestic Subsidiaries that are party hereto and any other Domestic Subsidiary of the Parent Borrower that becomes a party hereto from time to time after the date hereof.

“U.S. Guarantors”: the collective reference to each U.S. Granting Party, provided that when referring to the U.S. Borrowers as U.S. Guarantors, such reference shall be a reference solely to a guaranty of the Obligations of the Canadian Borrower.

“U.S. Pledgor”: Holding (solely with respect to the Pledged Stock held by Holding in the Parent Borrower), each U.S. Borrower (with respect to Pledged Securities held by the applicable U.S. Borrower and all other Pledged Collateral of such U.S. Borrower) and each other U.S. Grantor (with respect to Pledged Securities held by such U.S. Grantor and all other Pledged Collateral of such U.S. Grantor).

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing.

1.2            Other Definitional Provisions.

(a)            The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Annex references are to this Agreement unless otherwise specified. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”

(b)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)            Where the context requires, terms relating to the Collateral, Pledged Collateral or Security Collateral or any part thereof, when used in relation to a U.S. Granting Party shall refer to such U.S. Granting Party’s Collateral, Pledged Collateral or Security Collateral or the relevant part thereof.

(d)            All references in this Agreement to any of the property described in the definition of the term “Collateral,” “Pledged Collateral” or “Security Collateral,” or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitute Collateral, Pledged Collateral or Security Collateral, respectively.

SECTION 2      GUARANTEE

2.1            Guarantee.

(a)            Each of the U.S. Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance by each Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations of such Borrower owed to the Secured Parties.

(b)            Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each U.S. Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such U.S. Guarantor under applicable law, including applicable federal and state laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that the rights of contribution of each U.S. Guarantor provided in subsection 2.2 be included as an asset of the respective U.S. Guarantor in determining the maximum liability of such U.S. Guarantor hereunder.

(c)            Each U.S. Guarantor agrees that the Borrower Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such U.S. Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d)            The guarantee contained in this Section 2 shall remain in full force and effect until the earliest to occur of (i) the first date on which all the Loans, any Reimbursement Obligations, all other Borrower Obligations then due and owing, and the obligations of each U.S. Guarantor under the guarantee contained in this Section 2 then due and owing shall have been satisfied by payment in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments shall be terminated, notwithstanding that from time to time during the term of the ABL Credit Agreement any of the Borrowers may be free from any Borrower Obligations, (ii) as to any U.S. Guarantor, the sale or other disposition of all of the Capital Stock of such U.S. Guarantor (to a Person other than the U.S. Borrowers or a U.S. Guarantor), or any other transaction or occurrence as a result of which such U.S. Guarantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the ABL Credit Agreement and (iii) as to any U.S. Guarantor, such U.S. Guarantor becoming an Excluded Subsidiary.

(e)            No payment made by any Borrower, any of the U.S. Guarantors, any other U.S. Guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from any of the Borrowers, any of the U.S. Guarantors, any other U.S. Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any U.S. Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such U.S. Guarantor in respect of the Borrower Obligations or any payment received or collected from such U.S. Guarantor in respect of any of the Borrower Obligations), remain liable for the Borrower Obligations of each Borrower guaranteed by it hereunder up to the maximum liability of such U.S. Guarantor hereunder until the earliest to occur of (i) the first date on which all the Loans, any Reimbursement Obligations and all other Borrower Obligations then due and owing, are paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments are terminated, (ii) as to any U.S. Guarantor, a sale or other disposition of all of the Capital Stock of such U.S. Guarantor (other than to a U.S. Borrower or a U.S. Guarantor), or any other transaction or occurrence as a result of which such U.S. Guarantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case, that is permitted under the ABL Credit Agreement and (iii) as to any U.S. Guarantor, such U.S. Guarantor becoming an Excluded Subsidiary.

2.2            Right of Contribution. Each U.S. Guarantor hereby agrees that to the extent that a U.S. Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worth of each of the U.S. Guarantors on the date the respective payment is made) of any payment made hereunder, such U.S. Guarantor shall be entitled to seek and receive contribution from and against any other U.S. Guarantor hereunder that has not paid its proportionate share of such payment. Each U.S. Guarantor’s right of contribution shall be subject to the terms and conditions of subsection 2.3. The provisions of this subsection 2.2 shall in no respect limit the obligations and liabilities of any U.S. Guarantor to the Administrative Agent and the other Secured Parties, and each U.S. Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such U.S. Guarantor hereunder.

2.3            No Subrogation. Notwithstanding any payment made by any U.S. Guarantor hereunder or any set-off or application of funds of any U.S. Guarantor by the ABL Collateral Agent or any other Secured Party, no U.S. Guarantor shall be entitled to be subrogated to any of the rights of the ABL Collateral Agent or any other Secured Party against any Borrower or any other U.S. Guarantor or any collateral security or guarantee or right of offset held by the ABL Collateral Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any U.S. Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other U.S. Guarantor in respect of payments made by such U.S. Guarantor hereunder, until all amounts owing to the ABL Collateral Agent and the other Secured Parties by any Borrower on account of the Borrower Obligations are paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments are terminated. If any amount shall be paid to any U.S. Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash or any Letter of Credit shall remain outstanding (except for Letters of Credit that have been cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) or any of the Commitments shall remain in effect, such amount shall be held by such U.S. Guarantor in trust for the ABL Collateral Agent and the other Secured Parties, segregated from other funds of such U.S. Guarantor, and shall, forthwith upon receipt by such U.S. Guarantor, be turned over to the ABL Collateral Agent in the exact form received by such U.S. Guarantor (duly indorsed by such U.S. Guarantor to the ABL Collateral Agent, if required), to be held as collateral security for all of the Borrower Obligations (whether matured or unmatured) guaranteed by such U.S. Guarantor and/or then or at any time thereafter may be applied against any Borrower Obligations, whether matured or unmatured, in such order as the ABL Collateral Agent may determine.

2.4            Amendments, etc., with Respect to the Obligations. To the maximum extent permitted by law, each U.S. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any U.S. Guarantor and without notice to or further assent by any U.S. Guarantor, any demand for payment of any of the Borrower Obligations made by the ABL Collateral Agent, the Administrative Agent or any other Secured Party may be rescinded by the ABL Collateral Agent, the Administrative Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, waived, modified, accelerated, compromised, subordinated, waived, surrendered or released by the ABL Collateral Agent, the Administrative Agent or any other Secured Party, and the ABL Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, as the ABL Collateral Agent or the Administrative Agent (or the Required Lenders or the applicable Lender(s), as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the ABL Collateral Agent, the Administrative Agent or any other Secured Party for the payment of any of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. None of the ABL Collateral Agent, the Administrative Agent and each other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.

2.5            Guarantee Absolute and Unconditional. Each U.S. Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the ABL Collateral Agent, the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; each of the Borrower Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any of the Borrowers and any of the U.S. Guarantors, on the one hand, and the ABL Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each U.S. Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrowers or any of the other U.S. Guarantors with respect to any of the Borrower Obligations. Each U.S. Guarantor understands and agrees, to the extent permitted by law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collection. Each U.S. Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any claim alleging breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following: (a) the validity or enforceability of the ABL Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the ABL Collateral Agent, the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by any of the Borrowers against the ABL Collateral Agent, the Administrative Agent or any other Secured Party, (c) any change in the time, place, manner or place of payment, amendment, or waiver or increase in any of the Obligations, (d) any exchange, non-perfection, taking, or release of Security Collateral, (e) any change in the structure or existence of any of the Borrowers, (f) any application of Security Collateral to any of the Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or the rights of the ABL Collateral Agent, the Administrative Agent or any other Secured Party with respect thereto, including, without limitation, (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives any Borrower of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash of the Borrower Obligations guaranteed by it hereunder) (with or without notice to or knowledge of any of the Borrowers or such U.S. Guarantor) or any existence of or reliance on any representation by the Secured Parties that constitutes, or might be construed to constitute, an equitable or legal discharge of any of the Borrowers for the Borrower Obligations, or of such U.S. Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any U.S. Guarantor, the ABL Collateral Agent, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any of the Borrowers, any other U.S. Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations guaranteed by such U.S. Guarantor hereunder or any right of offset with respect thereto, and any failure by the ABL Collateral Agent, the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any of the Borrowers, any other U.S. Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other U.S. Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any U.S. Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the ABL Collateral Agent, the Administrative Agent or any other Secured Party against any U.S. Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6            Reinstatement. The guarantee of any U.S. Guarantor contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations guaranteed by such U.S. Guarantor hereunder is rescinded or must otherwise be restored or returned by the ABL Collateral Agent, the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any U.S. Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any U.S. Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7            Payments. Each U.S. Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim, in Dollars (or in the case of any amount required to be paid in any other currency pursuant to the requirements of the ABL Credit Agreement or other agreement relating to the respective Obligations, such other currency), at the Administrative Agent’s office specified in subsection 11.2 of the ABL Credit Agreement or such other address as may be designated in writing by the Administrative Agent to such U.S. Guarantor from time to time in accordance with subsection 11.2 of the ABL Credit Agreement.

SECTION 3      GRANT OF SECURITY INTEREST

3.1            Grant. Each U.S. Grantor (other than Holding) hereby grants, subject to existing licenses to use the Copyrights, Patents, Trademarks and Trade Secrets granted by such U.S. Grantor in the ordinary course of business, to the ABL Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Collateral of such U.S. Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such U.S. Grantor, except as provided in subsection 3.3. The term “Collateral.” as to any U.S. Grantor, means the following property (wherever located) now owned or at any time hereafter acquired by such U.S. Grantor or in which such U.S. Grantor now has or at any time in the future may acquire any right, title or interest, except as provided in subsection 3.3:

(a)            all Accounts;

(b)            all Money (including all cash);

(c)            all Cash Equivalents;

(d)            all Chattel Paper;

(e)            all Contracts;

(f)            all Deposit Accounts;

(g)            all Documents;

(h)           all Equipment and Goods;

(i)            all General Intangibles;

(j)            all Instruments;

(k)           all Intellectual Property;

(l)            all Inventory;

(m)          all Investment Property;

(n)           all Letter-of-Credit Rights;

(o)           all Fixtures;

(p)           all Supporting Obligations;

(q)           all Commercial Tort Claims constituting Commercial Tort Actions described in Schedule 6 (together with any Commercial Tort Actions subject to a further writing provided in accordance with subsection 5.2.12);

(r)            all books and records relating to the foregoing;

(s)            the Collateral Proceeds Account; and

(t)            to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing; provided that, Collateral shall not include any Pledged Collateral, or any property or assets described in the proviso to the definition of Pledged Stock.

3.2            Pledged Collateral. Each U.S. Granting Party that is a U.S. Pledgor hereby grants to the ABL Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Collateral of such U.S. Pledgor now owned or at any time hereafter acquired by such U.S. Pledgor, including any Proceeds thereof, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such U.S. Pledgor, except as provided in subsection 3.3.

3.3            Certain Limited Exceptions. No security interest is or will be granted pursuant to this Agreement or any other Security Document in any right, title or interest of any U.S. Grantor under or in, and “Collateral” and “Pledged Collateral” shall not include the following (collectively, the “Excluded Assets”):

(a)            any Instruments, Contracts, Chattel Paper, General Intangibles, Copyright Licenses, Patent Licenses, Trademark Licenses, Trade Secret Licenses or other contracts or agreements with or issued by Persons other than Holding, a Subsidiary of Holding, the Parent Borrower, a Restricted Subsidiary or an Affiliate thereof (collectively, “Restrictive Agreements”) that would otherwise be included in the Security Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Security Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements (in each case, except to the extent that, pursuant to the Code and any other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements);

(b)            any Equipment or other property that would otherwise be included in the Security Collateral (and such Equipment or other property shall not be deemed to constitute a part of the Security Collateral) if such Equipment or other property (x) is subject to a Lien described in subsection 8.2(e) (with respect to Purchase Money Obligations or Capitalized Lease Obligations) or 8.2(n) (with respect to such Liens described in such subsection 8.2(e) of the ABL Credit Agreement) of the ABL Credit Agreement to the extent that the agreements governing such Purchase Money Obligations or Capitalized Lease Obligations prohibit the granting of a security interest to the ABL Collateral Agent hereunder (but in each case only for so long as such Liens are in place) or (y) is subject to any Lien in respect of Hedging Obligations permitted by subsection 8.2(d) of the ABL Credit Agreement that do not constitute Secured Bank Product Obligations of the ABL Credit Agreement to the extent that the agreements governing such Hedging Obligations prohibit the granting of a security interest to the ABL Collateral Agent hereunder (but in each case only for so long as such Liens are in place), and, in the case of such other property, such other property consists solely of (i) cash, Cash Equivalents or Temporary Cash Investments, together with proceeds, dividends and distributions in respect thereof, (ii) any assets relating to such assets, proceeds, dividends or distributions, or to such Hedging Obligations, and/or (iii) any other assets consisting of, relating to or arising under or in connection with (1) any Hedging Obligations or (2) any other agreements, instruments or documents related to any such Hedging Obligations or to any of the assets referred to in any of subclauses (i) through (iii) of this subclause (y);

(c)            any property that (A) would otherwise be included in the Security Collateral (and such property shall not be deemed to constitute a part of the Security Collateral) if such property has been sold or otherwise transferred in connection with a Sale and Leaseback Transaction or (B) is subject to any Liens permitted under subsection 8.2 of the ABL Credit Agreement which relates to property subject to any such Sale and Leaseback Transaction or general intangibles related thereto (but only for so long as such Liens are in place), provided that, notwithstanding the foregoing, a security interest of the Collateral Agent shall attach to any money, securities or other consideration received by any U.S. Grantor as consideration for the sale or other disposition of such property as and to the extent such consideration would otherwise constitute Security Collateral;

(d)            each U.S. Pledgor acknowledges that certain of the Pledged Collateral of such U.S. Pledgor may now or in the future consist of ULC Shares, and that it is the intention of the ABL Collateral Agent and each U.S. Pledgor that neither the ABL Collateral Agent nor any other Secured Party should under any circumstances prior to realization be held to be a “member” or “shareholder,” as applicable, of a ULC for the purposes of any ULC Laws. Therefore, notwithstanding any provisions to the contrary contained in this Agreement, the ABL Credit Agreement or any other Loan Document, where a U.S. Pledgor is the registered and beneficial owner of ULC Shares which are Pledged Collateral of such U.S. Pledgor, such U.S. Pledgor will remain the sole registered and beneficial owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the ABL Collateral Agent, any other Secured Party, or any other Person on the books and records of the applicable ULC. Accordingly, each U.S. Pledgor shall be entitled to receive and retain for its own account any dividend or other distribution, if any, in respect of such ULC Shares (except for any dividend or distribution comprised of share certificates representing Pledged Collateral, which shall be delivered to the Collateral Representative to hold as Pledged Collateral hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such U.S. Pledgor would if such ULC Shares were not pledged to the ABL Collateral Agent pursuant hereto. Nothing in this Agreement, the ABL Credit Agreement or any other Loan Document is intended to, and nothing in this Agreement, the ABL Credit Agreement or any other Loan Document shall, constitute the ABL Collateral Agent, any other Secured Party, or any other Person other than the applicable U.S. Pledgor, a member or shareholder of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until such time as notice is given to such U.S. Pledgor and further steps are taken pursuant hereto or thereto so as to register the ABL Collateral Agent, any other Secured Party, or such other Person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the ABL Collateral Agent or any other Secured Party as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Pledged Collateral of any U.S. Pledgor, without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Pledged Collateral of any U.S. Pledgor which is not ULC Shares. Except upon the exercise of rights of the ABL Collateral Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement, each U.S. Pledgor shall not cause or permit, or enable an Issuer that is a ULC to cause or permit, the ABL Collateral Agent or any other Secured Party to: (a) be registered as a shareholder or member of such Issuer; (b) have any notation entered in their favor in the share register of such Issuer; (c) be held out as shareholders or members of such Issuer;

(e)            receive, directly or indirectly, any dividends, property or other distributions from such Issuer by reason of the ABL Collateral Agent holding the security interests over the ULC Shares; or

(f)            act as a shareholder of such Issuer, or exercise any rights of a shareholder including the right to attend a meeting of shareholders of such Issuer or to vote its ULC Shares;

(g)            Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) which is described in the proviso to the definition of Pledged Stock;

(h)            any interest in leased real property (including Fixtures related thereto) (and there shall be no requirement to deliver landlord lien waivers, estoppels or collateral access letters);

(i)            any fee interest in owned real property (including Fixtures related thereto) if the fair market value of such fee interest is less than the Dollar Equivalent of $25,000,000 individually;

(j)            any Vehicles and any assets subject to a certificate of title;

(k)            Letter-of-Credit Rights individually with a value of less than $7,500,000 (other than Letter-of-Credit Rights (i) to the extent such Letter-of-Credit Rights are Supporting Obligations in respect of Collateral and (ii) in which a security interest is automatically perfected by filings under the Code; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Parent Borrower nor any U.S. Grantor will be required to confer perfection by control over any such Letter-of-Credit Rights) and Commercial Tort Claims individually with a value of less than $20,000,000;

(l)            assets to the extent the granting or perfecting of a security interest in such assets would result in costs or other consequences to Holding or any of its Subsidiaries as reasonably determined in writing by the Parent Borrower, the Administrative Agent and, to the extent such assets would otherwise constitute ABL Priority Collateral, the ABL Collateral Agent, that are excessive in view of the benefits that would be obtained by the Secured Parties;

(m)            those assets over which the granting of security interests in such assets would be prohibited by contract permitted under the ABL Credit Agreement, applicable law or regulation or the organizational or joint venture documents of any non-wholly owned Subsidiary (after giving effect to Sections 9-406(d), 9-407(a), 9-408(a) or 9-409 of the Code (or any successor provision or provisions) as in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code) or principles of equity), or to the extent that such security interests would result in material adverse tax consequences to the Parent Borrower or any one or more of its Subsidiaries as reasonably determined in writing by the Parent Borrower and consented to in writing by the ABL Collateral Agent (it being understood that the Lenders shall not require the Parent Borrower or any of its subsidiaries to enter into any security agreements or pledge agreements governed by foreign law);

(n)            Foreign Intellectual Property;

(o)            any aircraft, airframes, aircraft engines, helicopters, vessels or rolling stock or any Equipment or other assets constituting a part thereof;

(p)            any Capital Stock and other securities of a Subsidiary of the Parent Borrower to the extent that the pledge of or grant of any other Lien on such Capital Stock and other securities for the benefit of the holders of securities results in Holding, the Parent Borrower or any of its Restricted Subsidiaries being required to file separate financial statements of such Subsidiary with the SEC (or any other governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement; and

(q)            any assets or property of Holding, other than the Pledged Stock of the Parent Borrower.

3.4            Intercreditor Relations. The ABL Collateral Agent acknowledges and agrees that the relative priority of the Liens granted to the ABL Collateral Agent, the Administrative Agent, any Cash Flow Agent and any Additional Agent shall be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the ABL Collateral Agent pursuant to this Agreement, the obligations of the U.S. Grantors (including with respect to delivery of any Security Collateral) and the exercise of any right or remedy by the ABL Collateral Agent hereunder are subject to the provisions of the applicable Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control as among (i) the ABL Collateral Agent, any Cash Flow Agent and any Additional Agent, in the case of the Base Intercreditor Agreement, and (ii) the ABL Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any Other Intercreditor Agreement. In the event of any such conflict, each U.S. Grantor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

SECTION 4       REPRESENTATIONS AND WARRANTIES

4.1            Representations and Warranties of Each U.S. Guarantor. To induce the ABL Collateral Agent and the Lenders to enter into the ABL Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each U.S. Guarantor hereby represents and warrants to the ABL Collateral Agent and each other Secured Party that the representations and warranties set forth in Section 5 of the ABL Credit Agreement as they relate to such U.S. Guarantor or to the Loan Documents to which such U.S. Guarantor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the ABL Collateral Agent and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Parent Borrower’s knowledge shall, for the purposes of this subsection 4.1, be deemed to be a reference to such U.S. Guarantor’s knowledge.

4.2            Representations and Warranties of Each U.S. Grantor. To induce the ABL Collateral Agent and the Lenders to enter into the ABL Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each U.S. Grantor hereby represents and warrants to the ABL Collateral Agent and each other Secured Party that, in each case after giving effect to the Transactions:

4.2.1            Title; No Other Liens. Except for the security interests granted to the ABL Collateral Agent for the benefit of the Secured Parties pursuant to the Existing Collateral Agreement and this Agreement and the other Liens permitted to exist on such U.S. Grantor’s Security Collateral by the ABL Credit Agreement (including, without limitation, subsection 8.2 thereof), such U.S. Grantor owns each item of such U.S. Grantor’s Collateral free and clear of any and all Liens. As of the Restatement Effective Date, except as set forth on Schedule 3, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such U.S. Grantor’s Security Collateral is on file or of record in any public office in the United States of America, any state, territory or dependency thereof or the District of Columbia, except such as have been filed in favor of the ABL Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as are permitted by the ABL Credit Agreement (including, without limitation, subsection 8.2 thereof) or any other Loan Document or for which termination statements will be delivered on the Restatement Effective Date.

4.2.2            Perfected First Priority Liens.

(a)            This Agreement is effective to create, as collateral security for the Obligations of such U.S. Grantor, valid and enforceable Liens on such U.S. Grantor’s Security Collateral in favor of the ABL Collateral Agent for the benefit of the Secured Parties, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b)            Except with regard to (i) Liens (if any) on Specified Assets and (ii) any rights in favor of the United States government as required by law (if any), upon the completion of the Filings and, with respect to Instruments, Chattel Paper and Documents, upon the earlier of such Filing or the delivery to and continuing possession by the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of all Instruments, Chattel Paper and Documents a security interest in which is perfected by possession, and upon obtaining and maintenance of “control” (as described in the Code) by the ABL Collateral Agent, the Administrative Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with any applicable Intercreditor Agreement of the Collateral Proceeds Account, all Letter-of-Credit Rights and all Electronic Chattel Paper a security interest in which is perfected by “control,” and in the case of Commercial Tort Actions (other than such Commercial Tort Actions listed on Schedule 6 on the date of this Agreement), upon the taking of the actions required by subsection 5.2.12, the Liens created pursuant to this Agreement will constitute valid Liens on and (to the extent provided herein) perfected security interests in such U.S. Grantor’s Security Collateral in favor of the ABL Collateral Agent for the benefit of the Secured Parties, and will be prior to all other Liens of all other Persons, in each case other than Liens permitted to have priority pursuant to subsection 8.2 of the ABL Credit Agreement (and subject to any applicable Intercreditor Agreement), and enforceable as such as against all other Persons other than Ordinary Course Transferees, except to the extent that the recording of an assignment or other transfer of title to the ABL Collateral Agent, Administrative Agent, the applicable Collateral Representative or any Additional Agent, (in accordance with any applicable Intercreditor Agreement) or the recording of other applicable documents in the United States Patent and Trademark Office or United States Copyright Office may be necessary for perfection or enforceability, and except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. As used in this subsection 4.2.2(b), the following terms shall have the following meanings:

“Filings”: the filing or recording of (i) the Financing Statements as set forth in Schedule 3, (ii) this Agreement or a short form or notice thereof with respect to Intellectual Property as set forth in Schedule 3, and (iii) any filings after the Restatement Effective Date in any other jurisdiction as may be necessary under any Requirement of Law.

“Financing Statements”: the financing statements attached hereto on Schedule 4A for filing in the jurisdictions listed in Schedule 4B.

“Ordinary Course Transferees”: (i) with respect to goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, (ii) with respect to general intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction and (iii) any other Person that is entitled to take free of the Lien pursuant to the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Specified Assets”: the following property and assets of such U.S. Grantor:

(1)	Patents, Patent Licenses, Trademarks and Trademark Licenses to the extent that (a) Liens thereon cannot be perfected by the filing of financing statements under the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction or by the filing and acceptance of this Agreement or a short form or notice in the United States Patent and Trademark Office or (b) such Patents, Patent Licenses, Trademarks and Trademark Licenses are not, individually or in the aggregate, material to the business of the Parent Borrower and its Subsidiaries taken as a whole;

(2)	Copyrights and Copyright Licenses with respect thereto and Accounts or receivables arising therefrom to the extent that (a) Liens thereon cannot be perfected by filing and acceptance of this Agreement or a short form or notice thereof in the United States Copyright Office or (b) the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon;

(3)	Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside of the United States of America, any State, territory or dependency thereof or the District of Columbia;

(4)	goods included in Collateral received by any Person from any U.S. Grantor for “sale or return” within the meaning of Section 2-326(1)(b) of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, to the extent of claims of creditors of such Person;

(5)	Fixtures, Vehicles, any other assets subject to certificates of title and Money; and Cash Equivalents (other than Cash Equivalents constituting Investment Property to the extent a security interest therein is perfected by the filing of a financing statement under the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction);

(6)	Proceeds of Accounts or Inventory which do not themselves constitute Collateral or which do not constitute identifiable Cash Proceeds or which have not yet been transferred to or deposited in the Collateral Proceeds Account (if any) or the Concentration Account of a U.S. Grantor subject to the ABL Collateral Agent’s control;

(7)	Contracts, Accounts or receivables subject to the Assignment of Claims Act;

(8)	uncertificated securities (to the extent a security interest is not perfected by the filing of a financing statement under the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction);

(9)	any Goods (other than Inventory) in which a security interest is not perfected by filing a financing statement in the applicable U.S. Grantor’s “location” (within the meaning of Section 9-307 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction); and

(10)	any assets specifically requiring perfection through control agreements (including cash, cash equivalents, deposit accounts or other bank or securities accounts), other than (i) any assets in which a security interest is automatically perfected by filings under the Code, (ii) Pledged Stock and (iii) DDAs, Concentration Accounts and the U.S. Core Concentration Account (in each case only to the extent required pursuant to subsection 4.16 of the ABL Credit Agreement).

4.2.3            [Reserved]

4.2.4            Farm Products. None of such U.S. Grantor’s Collateral constitutes, or is the Proceeds of, Farm Products.

4.2.5            Accounts Receivable. The amounts represented by such U.S. Grantor (other than Holding) to the Administrative Agent or the other Secured Parties from time to time as owing by each account debtor or by all account debtors in respect of such U.S. Grantor’s (other than Holding) Accounts Receivable constituting ABL Priority Collateral will at such time be the correct amount, in all material respects, actually owing by such account debtor or debtors thereunder, except to the extent that appropriate reserves therefor have been established on the books of such U.S. Grantor (other than Holding) in accordance with GAAP. Unless otherwise indicated in writing to the Administrative Agent, each Account Receivable of such U.S. Grantor (other than Holding) arises out of a bona fide sale and delivery of goods or rendition of services by such U.S. Grantor (other than Holding). Such U.S. Grantor (other than Holding) has not given any account debtor any deduction in respect of the amount due under any such Account, except in the ordinary course of business, as otherwise permitted by the Loan Documents or as such U.S. Grantor (other than Holding) may otherwise advise the Administrative Agent in writing.

4.2.6            Patents; Copyrights and Trademarks. Schedule 5 lists all material Trademarks, material Copyrights and material Patents, in each case, registered in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and owned by such U.S. Grantor (other than Holding) in its own name as of the date hereof, and all material Trademark Licenses, all material Copyright Licenses and all material Patent Licenses (including, without limitation, material Trademark Licenses for registered Trademarks, material Copyright Licenses for registered Copyrights and material Patent Licenses for registered Patents but excluding licenses to commercially available “off-the-shelf” software) owned by such U.S. Grantor (other than Holding) in its own name as of the date hereof, in each case, other than Foreign Intellectual Property.

4.2.7            Letter-of-Credit Rights. Schedule 7 lists all Letter-of-Credit Rights not constituting Excluded Assets owned by any U.S. Grantor (other than Holding) on the date hereof.

4.3            Representations and Warranties of Each U.S. Pledgor. To induce the ABL Collateral Agent, the Administrative Agent and the Lenders to enter into the ABL Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each U.S. Pledgor hereby represents and warrants to the ABL Collateral Agent and each other Secured Party that:

4.3.1            Except as provided in subsection 3.3, the shares of Pledged Stock pledged by such U.S. Pledgor hereunder constitute (i) in the case of shares of a Domestic Subsidiary, all the issued and outstanding shares of all classes of the Capital Stock of such Domestic Subsidiary owned by such U.S. Pledgor and (ii) in the case of any Pledged Stock constituting Capital Stock of any Foreign Subsidiary, as of the Restatement Effective Date such percentage (not more than 65%) as is specified on Schedule 2 of all the issued and outstanding shares of all classes of the Capital Stock of each such Foreign Subsidiary owned by such U.S. Pledgor.

4.3.2            [Reserved].

4.3.3            Such U.S. Pledgor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens securing Indebtedness owing to any other Person, except the security interest created by this Agreement and Liens permitted by subsection 8.2 of the ABL Credit Agreement.

4.3.4            Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon delivery to the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, of the certificates evidencing the Pledged Securities held by such U.S. Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created by this Agreement in such Pledged Securities constituting certificated securities, assuming the continuing possession of such Pledged Securities by the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the applicable Collateral Representative or any Additional Agent) security interest in such Pledged Securities to the extent provided in and governed by the Code enforceable in accordance with its terms against all creditors of such U.S. Pledgor and any Persons purporting to purchase such Pledged Securities from such U.S. Pledgor, to the extent provided in and governed by the Code, in each case subject to Liens permitted by subsection 8.2 of the ABL Credit Agreement (and by any applicable Intercreditor Agreement) to attach to such Pledged Securities, and except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.3.5            Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon the earlier of (x) the filing of the Financing Statements or of financing statements delivered pursuant to subsection 7.9 of the ABL Credit Agreement in the relevant jurisdiction and (y) the obtaining and maintenance of “control” (as described in the Code) by the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent (or their respective agents appointed for purposes of perfection), as applicable, in accordance with any applicable Intercreditor Agreement, of all Pledged Securities that constitute uncertificated securities, the security interest created by this Agreement in such Pledged Securities that constitute uncertificated securities, will constitute a valid, perfected first priority (subject, in terms of priority only, to the priority of the Liens of the applicable Collateral Representative or any Additional Agent) security interest in such Pledged Securities constituting uncertificated securities to the extent provided in and governed by the Code, enforceable in accordance with its terms against all creditors of such U.S. Pledgor and any persons purporting to purchase such Pledged Securities from such U.S. Pledgor, to the extent provided in and governed by the Code, in each case subject to Liens permitted by subsection 8.2 of the ABL Credit Agreement (and any applicable Intercreditor Agreement) to attach to such Pledged Securities, and except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.4            Representations and Warranties of Each U.S. Granting Party.

4.4.1            As of the Restatement Effective Date, Schedule 4B sets forth the full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability company certificate of formation or similar organizational documents, in each case as amended to date), the type of organization, the jurisdiction of organization (or formation, as applicable), the organizational identification number, the federal tax identification number (or equivalent) and the chief executive office address and the preferred mailing address (if different than chief executive office) of each U.S. Granting Party.

SECTION 5        COVENANTS

5.1            Covenants of Each U.S. Guarantor. Each U.S. Guarantor covenants and agrees with the ABL Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans, any Reimbursement Obligations, and all other Obligations then due and owing, shall have been paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments shall have terminated, (ii) as to any U.S. Guarantor, a sale or other disposition of all the Capital Stock of such U.S. Guarantor (other than to the U.S. Borrowers or a U.S. Guarantor), or any other transaction or occurrence as a result of which such U.S. Guarantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the ABL Credit Agreement or (iii) as to any U.S. Guarantor, such U.S. Guarantor becoming an Excluded Subsidiary, such U.S. Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such U.S. Guarantor or any of its Restricted Subsidiaries.

5.2            Covenants of Each U.S. Grantor. Each U.S. Grantor (other than Holding) covenants and agrees with the ABL Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans, any Reimbursement Obligations, and all other Obligations then due and owing shall have been paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments shall have terminated, (ii) as to any U.S. Grantor, a sale or other disposition of all the Capital Stock of such U.S. Grantor (other than to the U.S. Borrowers or a U.S. Guarantor), or any other transaction or occurrence as a result of which such U.S. Grantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the ABL Credit Agreement or (iii) as to any U.S. Grantor, such U.S. Grantor becoming an Excluded Subsidiary:

5.2.1            Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of such U.S. Grantor’s Collateral shall be or become evidenced by any Instrument or Chattel Paper, such U.S. Grantor shall (except as provided in the following sentence) be entitled to retain possession of all Collateral of such U.S. Grantor evidenced by any Instrument or Chattel Paper, and shall hold all such Collateral in trust for the ABL Collateral Agent, for the benefit of the Secured Parties. In the event that an Event of Default shall have occurred and be continuing, upon the request of the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, such Instrument or Chattel Paper shall be promptly delivered to the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, duly indorsed in a manner reasonably satisfactory to the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held as Collateral pursuant to this Agreement. Such U.S. Grantor shall not permit any other Person to possess any such Collateral at any time other than in connection with any sale or other disposition of such Collateral in a transaction permitted by the ABL Credit Agreement or as contemplated by any applicable Intercreditor Agreements.

5.2.2            [Reserved].

5.2.3            Payment of Obligations. Such U.S. Grantor will pay and discharge or otherwise satisfy before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon such U.S. Grantor’s Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, material claims for labor, materials and supplies) against or with respect to such U.S. Grantor’s Collateral, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such U.S. Grantor and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.2.4            Maintenance of Perfected Security Interest; Further Documentation.

(a)            Such U.S. Grantor shall maintain the security interest created by this Agreement in such U.S. Grantor’s Collateral as a perfected security interest as and to the extent described in subsection 4.2.2 and to defend the security interest created by this Agreement in such U.S. Grantor’s Collateral against the claims and demands of all Persons whomsoever (subject to the other provisions hereof).

(b)            Such U.S. Grantor will furnish to the ABL Collateral Agent from time to time statements and schedules further identifying and describing such U.S. Grantor’s Collateral and such other reports in connection with such U.S. Grantor’s Collateral as the ABL Collateral Agent may reasonably request in writing, all in reasonable detail.

(c)            At any time and from time to time, upon the written request of the ABL Collateral Agent, and at the sole expense of such U.S. Grantor, such U.S. Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the ABL Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such U.S. Grantor, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) as in effect from time to time in any United States jurisdiction with respect to the security interests created hereby; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Parent Borrower nor any U.S. Grantor will be required to (i) take any action in any jurisdiction other than the United States of America, or required by the laws of any such non-U.S. jurisdiction, or enter into any security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) as required by subsection 4.16 of the ABL Credit Agreement and (B) in the case of Security Collateral that constitutes Capital Stock or Pledged Notes in certificated form, delivering such Capital Stock or Pledged Notes to the ABL Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), (iii) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or securities accounts) (except, in each case (A) as required by subsection 4.16 of the ABL Credit Agreement and (B) to the extent consisting of proceeds perfected by the filing of a financing statement under the Code or, in the case of Pledged Stock, by being held by the ABL Collateral Agent or an Additional Agent as agent for the ABL Collateral Agent), (iv) deliver landlord lien waivers, estoppels or collateral access letters or (v) file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property constituting Excluded Assets.

(d)            The ABL Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining a delivery of documents or other deliverables with respect to, particular assets of any U.S. Grantor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.

5.2.5            Changes in Name, Jurisdiction of Organization, etc. Such U.S. Grantor will give prompt written notice to the ABL Collateral Agent of any change in its name, legal form or jurisdiction of organization (whether by merger or otherwise) (and in any event, within 30 days of such change); provided that, promptly after receiving a written request therefor from the ABL Collateral Agent, such U.S. Grantor shall deliver to the ABL Collateral Agent all additional financing statements and other documents reasonably necessary or desirable to maintain the validity, perfection and priority of the security interests created hereunder and other documents reasonably requested by the ABL Collateral Agent to maintain the validity, perfection and priority of the security interests as and to the extent provided for herein and upon receipt of such additional financing statements the ABL Collateral Agent shall either promptly file such additional financing statements or approve the filing of such additional financing statements by such U.S. Grantor. Upon any such approval such U.S. Grantor shall proceed with the filing of the additional financing statements and deliver copies (or other evidence of filing) of the additional filed financing statements to the ABL Collateral Agent.

5.2.6            Notices. Such U.S. Grantor will advise the ABL Collateral Agent promptly, in reasonable detail, of:

(a)            any Lien (other than security interests created hereby or permitted by the ABL Credit Agreement (including Liens permitted by subsection 8.2 of the ABL Credit Agreement)) on any of such U.S. Grantor’s Collateral which would materially adversely affect the ability of the ABL Collateral Agent to exercise any of its remedies hereunder; and

(b)            the occurrence of any other event which would reasonably be expected to have a material adverse effect on the security interests created hereby.

5.2.7            Pledged Stock. In the case of each U.S. Grantor that is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock other than ULC Shares issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the ABL Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.1 with respect to the Pledged Stock issued by it and (iii) the terms of subsections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3(c) or 6.7 with respect to the Pledged Stock other than ULC Shares issued by it.

5.2.8            Accounts Receivable.

(c)            With respect to Accounts Receivable, such U.S. Grantor will not, other than in the ordinary course of business or as permitted by the Loan Documents, (i) grant any extension of the time of payment of any of such U.S. Grantor’s Accounts Receivable, (ii) compromise or settle any such Account Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any such Account Receivable, (iv) allow any credit or discount whatsoever on any such Account Receivable, (v) amend, supplement or modify any such Account Receivable unless such extensions, compromises, settlements, releases, credits, discounts, amendments, supplements or modifications would not reasonably be expected to materially adversely affect the value of the Accounts Receivable taken as a whole or (vi) evidence any Accounts Receivable by an Instrument as Chattel Paper.

(d)            Such U.S. Grantor will deliver to the ABL Collateral Agent a copy of each material demand, notice or document received by it from any obligor under the Accounts Receivable that disputes the validity or enforceability of more than 7.5% of the aggregate amount of the then outstanding Accounts Receivable.

5.2.9            Maintenance of Records. Such U.S. Grantor will keep and maintain at its own cost and expense reasonably satisfactory records of its Collateral, including, without limitation, a record of all payments received and all credits granted with respect to such Collateral, and shall mark such records to evidence this Agreement and the Liens and the security interests created hereby.

5.2.10            Acquisition of Intellectual Property. Concurrently with delivery of the Compliance Certificate to be delivered concurrently with delivery of the financial statements and reports referred to in subsection 7.1(a) of the ABL Credit Agreement, the Borrower Representative will notify the ABL Collateral Agent of any acquisition by the U.S. Grantor of (i) any registration of any material United States Copyright, Patent or Trademark or (ii) any exclusive rights under a material United States Copyright License, Patent License or Trademark License constituting Collateral, and each applicable U.S. Grantor shall take such actions as may be reasonably requested by the ABL Collateral Agent (but only to the extent such actions are within such U.S. Grantor’s control) to perfect the security interest granted to the ABL Collateral Agent and the other Secured Parties therein, to the extent provided herein in respect of any United States Copyright, Patent or Trademark constituting Collateral, by (x) the execution and delivery of an amendment or supplement to this Agreement (or amendments to any such agreement previously executed or delivered by such U.S. Grantor) and/or (y) the making of appropriate filings (I) of financing statements under the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction and/or (II) in the United States Patent and Trademark Office, or with respect to Copyrights and Copyright Licenses, the United States Copyright Office.

5.2.11            [Reserved].

5.2.12            Commercial Tort Actions. All Commercial Tort Actions of each U.S. Grantor in existence on the date of this Agreement, known to such U.S. Grantor on the date hereof, are described in Schedule 6. If any U.S. Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Action, such U.S. Grantor shall promptly notify the ABL Collateral Agent thereof in a writing signed by such U.S. Grantor and describing the details thereof and shall grant to the ABL Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon and subject to the terms of this Agreement.

5.2.13            Deposit Accounts: etc. Such U.S. Grantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no breach of subsection 4.16 of the ABL Credit Agreement is caused by the failure to take such action or to refrain from taking such action by such U.S. Grantor or any of its Subsidiaries.

5.2.14            Protection of Trademarks. Such U.S. Grantor shall, with respect to any Trademarks that are material to the business of such U.S. Grantor, use commercially reasonable efforts not to cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademarks at a level at least substantially consistent with the quality of such products and services as of the date hereof, and shall use commercially reasonable efforts to take all steps reasonably necessary to ensure that licensees of such Trademarks use such consistent standards of quality, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

5.2.15            Protection of Intellectual Property. Subject to and except as permitted by the ABL Credit Agreement, such U.S. Grantor shall use commercially reasonable efforts not to do any act or omit to do any act whereby any of the Intellectual Property that is material to the business of such U.S. Grantor may lapse, expire, or become abandoned, or unenforceable, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

5.2.16            Assignment of Letter-of-Credit Rights. In the case of any Letter-of-Credit Rights of any U.S. Grantor not constituting Excluded Assets acquired following the Restatement Effective Date and constituting Security Collateral, such U.S. Grantor shall use its commercially reasonable efforts to promptly obtain the consent of the issuer thereof and any nominated person thereon to the assignment of the proceeds of the related letter of credit in accordance with Section 5-114(c) of the Code.

5.3            Covenants of Each U.S. Pledgor. Each U.S. Pledgor covenants and agrees with the ABL Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the Loans, any Reimbursement Obligations, and all other Obligations then due and owing shall have been paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments shall have terminated, (ii) as to any U.S. Pledgor, a sale or other disposition of all the Capital Stock of such U.S. Pledgor (other than to a U.S. Borrower or a U.S. Guarantor), or any other transaction or occurrence as a result of which such U.S. Pledgor ceases to be a Restricted Subsidiary of the Parent Borrower, in each that is permitted under the ABL Credit Agreement or (iii) as to any U.S. Pledgor, such U.S. Pledgor becoming an Excluded Subsidiary:

5.3.1            Additional Shares. If such U.S. Pledgor shall, as a result of its ownership of its Pledged Stock, become entitled to receive or shall receive any stock certificate (including, without limitation, any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such U.S. Pledgor shall accept the same as the agent of the ABL Collateral Agent and the other Secured Parties, hold the same in trust for the ABL Collateral Agent and the other Secured Parties and deliver the same forthwith to the ABL Collateral Agent (who will hold the same on behalf of the Secured Parties), the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, in the exact form received, duly indorsed by such U.S. Pledgor to the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, if required, together with an undated stock power covering such certificate duly executed in blank by such U.S. Grantor, to be held by the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof, as additional collateral security for the Obligations (subject to subsection 3.3 and provided that in no event shall there be pledged, nor shall any U.S. Pledgor be required to pledge, more than 65% of any series of outstanding Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) of any Foreign Subsidiary pursuant to this Agreement). Any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer (except any liquidation or dissolution of any Subsidiary of the Parent Borrower not prohibited by the ABL Credit Agreement) shall be paid over to the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held by the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof as additional collateral security for the Obligations, and, except in the case of ULC Shares, in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favor of the ABL Collateral Agent, be delivered to the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, to be held by the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, subject to the terms hereof as additional collateral security for the Obligations, in each case except as otherwise provided by the applicable Intercreditor Agreement. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such U.S. Pledgor, such U.S. Pledgor shall, until such money or property is paid or delivered to the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, hold such money or property in trust for the Secured Parties, segregated from other funds of such U.S. Pledgor, as additional collateral security for the Obligations.

5.3.2            [Reserved].

5.3.3            Pledged Notes. Such U.S. Pledgor shall, within 60 days (or such longer period as may be agreed by the ABL Collateral Agent in its sole discretion) following the date of this Agreement (or on such later date upon which it becomes a party hereto pursuant to subsection 9.15), deliver to the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, all Pledged Notes then held by such U.S. Pledgor, endorsed in blank or, at the request of the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed to the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement. Furthermore, within ten Business Days (or such longer period as may be agreed by the ABL Collateral Agent in its sole discretion) after any U.S. Pledgor obtains a Pledged Note, such U.S. Pledgor shall cause such Pledged Note to be delivered to the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed in blank or, at the request of the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement, endorsed to the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with any applicable Intercreditor Agreement.

5.3.4            Maintenance of Security Interest.

(a)            Such U.S. Pledgor shall maintain the security interest created by this Agreement in such U.S. Pledgor’s Pledged Collateral as a security interest having at least the perfection and priority described in subsection 4.3.4 or subsection 4.3.5, as applicable and shall defend such security interest against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the ABL Collateral Agent and at the sole expense of such U.S. Pledgor, such U.S. Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the ABL Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such U.S. Pledgor; provided, that notwithstanding any other provision of this Agreement or any other Loan Documents, neither the Parent Borrower nor any other U.S. Pledgor will be required to (i) take any action in any jurisdiction other than the United States of America, or required by the laws of any such non-U.S. jurisdiction, or enter into any security agreement or pledge agreement governed by the laws of any such non-U.S. jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) as required by subsection 4.16 of the ABL Credit Agreement and (B) in the case of Security Collateral that constitutes Capital Stock or Pledged Notes in certificated form, delivering such Capital Stock or Pledged Notes to the ABL Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), (iii) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or securities accounts) constituting Excluded Assets (except, in each case, to the extent consisting of proceeds perfected by the filing of a financing statement under the Code or, in the case of Pledged Stock, by being held by the ABL Collateral Agent or an Additional Agent as agent for the ABL Collateral Agent), (iv) deliver landlord lien waivers, estoppels or collateral access letters or (v) file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property constituting Excluded Assets.

(b)            The ABL Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining or delivery of documents or other deliverables with respect to, particular assets of any U.S. Pledgor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.

SECTION 6        REMEDIAL PROVISIONS

6.1            Certain Matters Relating to Accounts.

(a)            At any time and from time to time after the occurrence and during the continuance of an Event of Default, the ABL Collateral Agent shall have the right to make test verifications of the Accounts Receivable constituting Collateral in any reasonable manner and through any reasonable medium that it reasonably considers advisable, and the relevant U.S. Grantor shall furnish all such assistance and information as the ABL Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the ABL Collateral Agent’s reasonable request and at the expense of the relevant U.S. Grantor, such U.S. Grantor shall cause independent public accountants or others reasonably satisfactory to the ABL Collateral Agent to furnish to the ABL Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable constituting Collateral.

(b)            The ABL Collateral Agent hereby authorizes each U.S. Grantor to collect such U.S. Grantor’s Accounts Receivable and the ABL Collateral Agent may curtail or terminate said authority at any time, without limiting the ABL Collateral Agent’s rights under subsection 4.16 of the ABL Credit Agreement, after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement. If required by the ABL Collateral Agent at any time, without limiting the ABL Collateral Agent’s rights under subsection 4.16 of the ABL Credit Agreement, after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement, any Proceeds constituting payments or other cash proceeds of Accounts Receivable constituting Collateral, when collected by such U.S. Grantor (other than Holding), (i) shall be forthwith (and, in any event, within two Business Days of receipt by such U.S. Grantor) deposited in, or otherwise transferred by such U.S. Grantor to, the Collateral Proceeds Account, subject to withdrawal by the ABL Collateral Agent for the account of the Secured Parties only as provided in subsection 6.5 and (ii) until so turned over, shall be held by such U.S. Grantor in trust for the ABL Collateral Agent and the other Secured Parties, segregated from other funds of such U.S. Grantor. All Proceeds constituting collections or other cash proceeds of Accounts Receivable constituting Collateral while held by the Collateral Account Bank (or by any U.S. Grantor in trust for the benefit of the ABL Collateral Agent and the other Secured Parties) shall continue to be collateral security for all of the Obligations and shall not constitute payment thereof until applied as hereinafter provided. At any time when an Event of Default specified in subsection 9(a) of the ABL Credit Agreement has occurred and is continuing, at the ABL Collateral Agent’s election, each of the ABL Collateral Agent and the Administrative Agent may apply all or any part of the funds on deposit in the Collateral Proceeds Account established by the relevant U.S. Grantor to the payment of the Obligations of such U.S. Grantor then due and owing, such application to be made as set forth in subsection 6.5. So long as no Event of Default has occurred and is continuing, the funds on deposit in the Collateral Proceeds Account shall be remitted as provided in subsection 6.1(d).

(c)            At any time and from time to time after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement, at the ABL Collateral Agent’s request, each U.S. Grantor (other than Holding) shall deliver to the ABL Collateral Agent copies or, if required by the ABL Collateral Agent for the enforcement thereof or foreclosure thereon, originals of all documents held by such U.S. Grantor evidencing, and relating to, the agreements and transactions which gave rise to such U.S. Grantor’s Accounts Receivable constituting Collateral, including, without limitation, all statements relating to such U.S. Grantor’s Accounts Receivable constituting Collateral and all orders, invoices and shipping receipts related thereto.

(d)            So long as no Event of Default has occurred and is continuing, the ABL Collateral Agent shall instruct the Collateral Account Bank to promptly remit any funds on deposit in each U.S. Grantor’s (other than Holding) Collateral Proceeds Account to any account designated by such U.S. Grantor, maintained in compliance with the provisions of subsection 4.16 of the ABL Credit Agreement. In the event that an Event of Default has occurred and is continuing, the ABL Collateral Agent, at its option, may require that each Collateral Proceeds Account and the Concentration Account of each U.S. Grantor (other than Holding) be established at the ABL Collateral Agent or another institution reasonably acceptable to the ABL Collateral Agent. Subject to subsection 4.16 of the ABL Credit Agreement, each U.S. Grantor shall have the right, at any time and from time to time, to withdraw such of its own funds from its own Concentration Account, and to maintain such balances in its Concentration Account, as it shall deem to be necessary or desirable.

6.2            Communications with Obligors; U.S. Grantors Remain Liable.

(a)            The ABL Collateral Agent, in its own name or in the name of others, may at any time and from time to time after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement communicate with obligors under the Accounts Receivable and parties to the Contracts (in each case, to the extent constituting Collateral) to verify with them to the ABL Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable or Contracts.

(b)            Upon the request of the ABL Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement, each U.S. Grantor (other than Holding) shall notify obligors on such U.S. Grantor’s Accounts Receivable and parties to such U.S. Grantor’s Contracts (in each case, to the extent constituting Collateral) that such Accounts Receivable and such Contracts have been assigned to the ABL Collateral Agent, for the benefit of the Secured Parties, and that payments in respect thereof shall be made directly to the ABL Collateral Agent.

(c)            Anything herein to the contrary notwithstanding, each U.S. Grantor shall remain liable under each of such U.S. Grantor’s Accounts Receivable to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. None of the ABL Collateral Agent, the Administrative Agent or any other Secured Party shall have any obligation or liability under any Accounts Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the ABL Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the ABL Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any U.S. Grantor under or pursuant to any Accounts Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

6.3            Pledged Stock.

(a)            Unless an Event of Default shall have occurred and be continuing and the ABL Collateral Agent shall have given notice to the relevant U.S. Pledgor of the ABL Collateral Agent’s intent to exercise its corresponding rights pursuant to subsection 6.3(b), each U.S. Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock (subject to the last two sentences of subsection 5.3.1) and all payments made in respect of the Pledged Notes, to the extent permitted in the ABL Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate right exercised or such other action taken which is prohibited by, or would result in any violation of, any provision of the ABL Credit Agreement, this Agreement or any other Loan Document.

(b)            If an Event of Default shall occur and be continuing and the ABL Collateral Agent shall give written notice of its intent to exercise such rights to the relevant U.S. Pledgor or U.S. Pledgors, (i) the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, shall have the right, except in the case of ULC Shares, to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations of the relevant U.S. Pledgor as provided in the ABL Credit Agreement consistent with subsection 6.5, and (ii) except in the case of ULC Shares, any or all of the Pledged Stock shall be registered in the name of the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, or the respective nominee of any thereof, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, and the ABL Collateral Agent, the Collateral Representative or any Additional Agent, or acting through its respective nominee, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, may thereafter exercise (x) except in the case of ULC Shares, all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) except in the case of ULC Shares, any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock other than ULC Shares upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by the relevant U.S. Pledgor or the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, of any right, privilege or option pertaining to such Pledged Stock other than ULC Shares, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock other than ULC Shares with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, may reasonably determine), all without liability (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, shall have no duty to any U.S. Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in subsection 6.6 other than in accordance with subsection 6.6.

(c)            Each U.S. Pledgor hereby authorizes and instructs each Issuer or maker of any Pledged Securities pledged by such U.S. Pledgor hereunder other than ULC Shares to, subject to any applicable Intercreditor Agreement, (i) comply with any instruction received by it from the ABL Collateral Agent in writing with respect to Capital Stock in such Issuer that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such U.S. Pledgor, and each U.S. Pledgor agrees that each Issuer or maker shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the ABL Collateral Agent.

6.4            Proceeds to Be Turned Over to the ABL Collateral Agent. In addition to the rights of the ABL Collateral Agent specified in subsection 6.1 with respect to payments of Accounts Receivable constituting Collateral, if an Event of Default shall occur and be continuing, and the ABL Collateral Agent shall have instructed any U.S. Grantor to do so, all Proceeds of Security Collateral received by such U.S. Grantor consisting of cash, checks and other Cash Equivalent items shall be held by such U.S. Grantor in trust for the ABL Collateral Agent and the other Secured Parties hereto, any Additional Agent and the other applicable Additional Secured Parties (as defined in the applicable Intercreditor Agreement) or the applicable Collateral Representative, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, segregated from other funds of such U.S. Grantor, and shall, forthwith upon receipt by such U.S. Grantor, be turned over to the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, (or their respective agents appointed for purposes of perfection) in the exact form received by such U.S. Grantor (duly indorsed by such U.S. Grantor to the ABL Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of any applicable Intercreditor Agreement, if required). All Proceeds of Security Collateral received by the ABL Collateral Agent hereunder shall be held by the ABL Collateral Agent in the relevant Collateral Proceeds Account maintained under its sole dominion and control. All Proceeds of Security Collateral while held by the ABL Collateral Agent in such Collateral Proceeds Account (or by the relevant U.S. Grantor in trust for the ABL Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations of such U.S. Grantor and shall not constitute payment thereof until applied as provided in subsection 6.5 and any applicable Intercreditor Agreement.

6.5            Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the relevant U.S. Granting Party’s Security Collateral received by the ABL Collateral Agent (whether from the relevant U.S. Granting Party or otherwise) shall be held by the ABL Collateral Agent for the benefit of the Secured Parties as collateral security for the Obligations of the relevant U.S. Granting Party (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the ABL Collateral Agent, subject to any applicable Intercreditor Agreement, be applied by the ABL Collateral Agent against the Obligations of the relevant U.S. Granting Party then due and owing in the order of priority set forth in the ABL Credit Agreement.

6.6            Code and Other Remedies. If an Event of Default shall occur and be continuing, subject to the terms of any applicable Intercreditor Agreement, the ABL Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations to the extent permitted by applicable law, all rights and remedies of a secured party under the Code and under any other applicable law and in equity. Subject to subsection 3.3(d), without limiting the generality of the foregoing, to the extent permitted by applicable law, subject to the terms of any applicable Intercreditor Agreement, the ABL Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any U.S. Granting Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, forthwith collect, receive, appropriate and realize upon the Security Collateral, or any part thereof, and/or may forthwith, subject to any existing reserved rights or licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Security Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the ABL Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. To the extent permitted by law, subject to the terms of any applicable Intercreditor Agreement, the ABL Collateral Agent or any other Secured Party shall have the right, upon any such sale or sales, to purchase the whole or any part of the Security Collateral so sold, free of any right or equity of redemption in such U.S. Granting Party, which right or equity is hereby waived and released. Each U.S. Granting Party further agrees, at the ABL Collateral Agent’s request (subject to the terms of any applicable Intercreditor Agreement), to assemble the Security Collateral and make it available to the ABL Collateral Agent at places which the ABL Collateral Agent shall reasonably select, whether at such U.S. Granting Party’s premises or elsewhere. The ABL Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this subsection 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Security Collateral or in any way relating to the Security Collateral or the rights of the ABL Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of the relevant U.S. Granting Party then due and owing, in the order of priority specified in subsection 6.5, and only after such application and after the payment by the ABL Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the Code, need the ABL Collateral Agent account for the surplus, if any, to such U.S. Granting Party. To the extent permitted by applicable law, (i) such U.S. Granting Party waives all claims, damages and demands it may acquire against the ABL Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Security Collateral, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the ABL Collateral Agent or such other Secured Party, and (ii) if any notice of a proposed sale or other disposition of Security Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.7            Registration Rights.

(a)            Subject to any applicable Intercreditor Agreement, if the ABL Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to subsection 6.6, and if in the reasonable opinion of the ABL Collateral Agent it is necessary or reasonably advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant U.S. Pledgor will use its reasonable best efforts to cause the Issuer thereof to (i) execute and deliver, and use its reasonable best efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the ABL Collateral Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the ABL Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto. Such U.S. Pledgor agrees to use its reasonable best efforts to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all states and the District of Columbia that the ABL Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.

(b)            Such U.S. Pledgor recognizes that the ABL Collateral Agent may be unable to effect a public sale of any or all such Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Such U.S. Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The ABL Collateral Agent shall not be under any obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c)            Such U.S. Pledgor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of such Pledged Stock pursuant to this subsection 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Such U.S. Pledgor further agrees that a breach of any of the covenants contained in this subsection 6.7 will cause irreparable injury to the ABL Collateral Agent and the Lenders, that the ABL Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this subsection 6.7 shall be specifically enforceable against such U.S. Pledgor, and to the extent permitted by applicable law, such U.S. Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants (except for a defense that no Event of Default has occurred or is continuing under the ABL Credit Agreement).

6.8            Waiver: Deficiency. Each U.S. Granting Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Security Collateral are insufficient to pay in full, the Loans, Reimbursement Obligations constituting Obligations of such U.S. Granting Party and, to the extent then due and owing, all other Obligations of such U.S. Granting Party and the reasonable fees and disbursements of any attorneys employed by the ABL Collateral Agent or any other Secured Party to collect such deficiency.

SECTION 7     THE ABL COLLATERAL AGENT

7.1            ABL Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a)            Each U.S. Granting Party hereby irrevocably constitutes and appoints the ABL Collateral Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such U.S. Granting Party and in the name of such U.S. Granting Party or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided that the ABL Collateral Agent agrees not to exercise such power except upon the occurrence and during the continuance of any Event of Default, and in accordance with and subject to each applicable Intercreditor Agreement. Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law and subject to each applicable Intercreditor Agreement), (x) each U.S. Pledgor hereby gives the ABL Collateral Agent the power and right, on behalf of such U.S. Pledgor, without notice or assent by such U.S. Pledgor, to execute, in connection with any sale provided for in subsection 6.6 or 6.7, any endorsements, assessments or other instruments of conveyance or transfer with respect to such U.S. Pledgor’s Pledged Collateral and (y) each U.S. Grantor hereby gives the ABL Collateral Agent the power and right, on behalf of such U.S. Grantor, without notice to or assent by such U.S. Grantor, to do any or all of the following:

(i)            in the name of such U.S. Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Accounts Receivable of such U.S. Grantor that constitutes Collateral or with respect to any other Collateral of such U.S. Grantor and file any claim or take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the ABL Collateral Agent for the purpose of collecting any and all such moneys due under any Accounts Receivable of such U.S. Grantor that constitutes Collateral or with respect to any other Collateral of such U.S. Grantor whenever payable;

(ii)            in the case of any Copyright, Patent or Trademark constituting Collateral of such U.S. Grantor, execute and deliver any and all agreements, instruments, documents and papers as the ABL Collateral Agent may reasonably request to such U.S. Grantor to evidence the ABL Collateral Agent’s and the Lenders’ security interest in such Copyright, Patent or Trademark and the goodwill and general intangibles of such U.S. Grantor relating thereto or represented thereby, and such U.S. Grantor hereby consents to the non-exclusive royalty free use by the ABL Collateral Agent of any Copyright, Patent or Trademark owned by such U.S. Grantor included in the Collateral for the purposes of disposing of any Collateral;

(iii)            pay or discharge taxes and Liens, other than Liens permitted under this Agreement or the other Loan Documents, levied or placed on the Security Collateral of such U.S. Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; and

(iv)            (A) direct any party liable for any payment under any of the Security Collateral of such U.S. Grantor to make payment of any and all moneys due or to become due thereunder directly to the ABL Collateral Agent or as the ABL Collateral Agent shall direct; (B) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Security Collateral of such U.S. Grantor; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Security Collateral of such U.S. Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Security Collateral of such U.S. Grantor or any portion thereof and to enforce any other right in respect of any Security Collateral of such U.S. Grantor; (E) defend any suit, action or proceeding brought against such U.S. Grantor with respect to any Security Collateral of such U.S. Grantor; (F) settle, compromise or adjust any such suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the ABL Collateral Agent may deem appropriate; (G) subject to any existing reserved rights or licenses, assign any Copyright, Patent or Trademark constituting Security Collateral of such U.S. Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the ABL Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Security Collateral of such U.S. Grantor as fully and completely as though the ABL Collateral Agent were the absolute owner thereof for all purposes, and do, at the ABL Collateral Agent’s option and such U.S. Grantor’s expense, at any time, or from time to time, all acts and things which the ABL Collateral Agent deems necessary to protect, preserve or realize upon the Security Collateral of such U.S. Grantor and the ABL Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such U.S. Grantor might do.

(b)            The reasonable expenses of the ABL Collateral Agent incurred in connection with actions undertaken as provided in this subsection 7.1 together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans that are Revolving Credit Loans made to a U.S. Borrower under the ABL Credit Agreement, from the date of payment by the ABL Collateral Agent to the date reimbursed by the relevant U.S. Granting Party, shall be payable by such U.S. Granting Party to the ABL Collateral Agent on demand.

(c)            Each U.S. Granting Party hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the relevant U.S. Granting Party until the earliest to occur of (i) the first date on which all the Loans and all other Borrower Obligations then due and owing, are paid in full in cash, no Letters of Credit remain outstanding (except for Letters of Credit that have been cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender), (ii) as to any U.S. Grantor, a sale or other disposition of all of the Capital Stock of such U.S. Grantor (other than to a U.S. Borrower or a U.S. Guarantor), or any other transaction or occurrence as a result of which such U.S. Grantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case, that is permitted under the ABL Credit Agreement and (iii) as to any U.S. Grantor, such U.S. Grantor becoming an Excluded Subsidiary.

7.2            Duty of ABL Collateral Agent. The ABL Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Security Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the ABL Collateral Agent deals with similar property for its own account. None of the ABL Collateral Agent or any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Security Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Security Collateral upon the request of any U.S. Granting Party or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Security Collateral or any part thereof. The powers conferred on the ABL Collateral Agent and the other Secured Parties hereunder are solely to protect the ABL Collateral Agent’s and the other Secured Parties’ interests in the Security Collateral and shall not impose any duty upon the ABL Collateral Agent or any other Secured Party to exercise any such powers. The ABL Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and to the maximum extent permitted by applicable law, neither they nor any of their officers, directors, employees or agents shall be responsible to any U.S. Granting Party for any act or failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

7.3            Financing Statements. Pursuant to any applicable law, each U.S. Granting Party authorizes the ABL Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to such U.S. Granting Party’s Security Collateral without the signature of such U.S. Granting Party in such form and in such filing offices as the ABL Collateral Agent reasonably determines appropriate to perfect the security interests of the ABL Collateral Agent under this Agreement. Each U.S. Granting Party authorizes the ABL Collateral Agent to use any collateral description reasonably determined by the ABL Collateral Agent, including, without limitation, the collateral description “all personal property now existing or hereafter acquired” or “all assets now existing or hereafter acquired” or words of similar meaning in any such financing statements, provided that any collateral description in any financing statement or other filing or recording document or instrument with respect to Holding and/or Holding’s Pledged Collateral shall be limited to an accurate and precise description of Holding’s Pledged Collateral. The ABL Collateral Agent agrees to use its commercially reasonable efforts to notify the relevant U.S. Granting Party of any financing or continuation statement filed by it, provided that any failure to give such notice shall not affect the validity or effectiveness of any such filing.

7.4            Authority of ABL Collateral Agent. Each U.S. Granting Party acknowledges that the rights and responsibilities of the ABL Collateral Agent under this Agreement with respect to any action taken by the ABL Collateral Agent or the exercise or non-exercise by the ABL Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the ABL Collateral Agent and the Secured Parties, be governed by the ABL Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the ABL Collateral Agent and the U.S. Granting Parties, the ABL Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no U.S. Granting Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5            Right of Inspection. Upon reasonable written advance notice to any U.S. Grantor and as often as may reasonably be desired, or at any time and from time to time after the occurrence and during the continuation of an Event of Default, the ABL Collateral Agent shall have reasonable access during normal business hours to all the books, correspondence and records of such U.S. Grantor (other than Holding), and the ABL Collateral Agent and its representatives may examine the same, and to the extent reasonable take extracts therefrom and make photocopies thereof, and such U.S. Grantor agrees to render to the ABL Collateral Agent at such U.S. Grantor’s reasonable cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The ABL Collateral Agent and its representatives shall also have the right, upon reasonable advance written notice to such U.S. Grantor subject to any lease restrictions, to enter during normal business hours into and upon any premises owned, leased or operated by such U.S. Grantor where any of such U.S. Grantor’s Inventory or Equipment is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein to the extent not inconsistent with the provisions of the ABL Credit Agreement and the other Loan Documents (and subject to each applicable Intercreditor Agreement).

SECTION 8     NON-LENDER SECURED PARTIES

8.1            Rights to Collateral.

(a)            The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (i) exercise any rights or remedies with respect to the Collateral (such term, as used in this Section 8, having the meaning assigned to it in the ABL Credit Agreement), or to direct the ABL Collateral Agent to do the same, including, without limitation, the right to (A) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (B) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election, notify account debtors or make collections with respect to all or any portion of the Collateral or (C) release any U.S. Granting Party under this Agreement or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (ii) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, this Agreement); (iii) vote in any Bankruptcy Case or similar proceeding in respect of Holding or any of its Subsidiaries (any such proceeding, for purposes of this clause (a), a “Bankruptcy”) with respect to, or take any other actions concerning the Collateral; (iv) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with this Agreement); (v) oppose any sale, transfer or other disposition of the Collateral; (vi) object to any debtor-in-possession financing in any Bankruptcy which is provided by one or more Lenders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (vii) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (viii) seek, or object to the Lenders or Agents seeking on an equal and ratable basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.

(b)            Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees that in exercising rights and remedies with respect to the Collateral, the ABL Collateral Agent and the Lenders, with the consent of the ABL Collateral Agent, may enforce the provisions of the Security Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction. The Non-Lender Secured Parties by their acceptance of the benefits of this Agreement and the other Security Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of Holding or any of its Subsidiaries and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.

(c)            Notwithstanding any provision of this subsection 8.1, the Non-Lender Secured Parties shall be entitled subject to each applicable Intercreditor Agreement to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees to be bound by and to comply with each applicable Intercreditor Agreement and authorizes the ABL Collateral Agent to enter into each Intercreditor Agreement on its behalf.

(d)            Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees that the ABL Collateral Agent and the Lenders may deal with the Collateral, including any exchange, taking or release of Collateral, may change or increase the amount of the Borrower Obligations and/or the Guarantor Obligations, and may release any U.S. Granting Party from its Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

8.2            Appointment of Agent. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, shall be deemed irrevocably to make, constitute and appoint the ABL Collateral Agent, as agent under the ABL Credit Agreement (and all officers, employees or agents designated by the ABL Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the ABL Collateral Agent shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral. It is understood and agreed that the appointment of the ABL Collateral Agent as the agent and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable. It is understood and agreed that the ABL Collateral Agent has appointed the Administrative Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.

8.3            Waiver of Claims. To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the ABL Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the ABL Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including, without limitation, any such exercise described in subsection 8.1(b)), except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person. To the maximum extent permitted by applicable law, none of the ABL Collateral Agent or any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Holding, any Subsidiary of Holding, any Non-Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person.

8.4            Designation of Non-Lender Secured Parties. The Parent Borrower may from time to time designate a Person as a “Bank Products Affiliate” or a “Hedging Affiliate” hereunder by written notice to the ABL Collateral Agent in accordance with the terms of the ABL Credit Agreement. Upon being so designated by the Parent Borrower, such Bank Products Affiliate or Hedging Affiliate (as the case may be) shall be a Non-Lender Secured Party for the purposes of this Agreement for as long as so designated by the Parent Borrower; provided that, at the time of the Parent Borrower’s designation of such Non-Lender Secured Party, the obligations of the relevant U.S. Granting Party under the applicable Hedging Agreement or Bank Products Agreement (as the case may be) have not been designated as Additional Obligations.

SECTION 9     MISCELLANEOUS

9.1            Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected U.S. Granting Party and the ABL Collateral Agent, provided that (a) any provision of this Agreement imposing obligations on any U.S. Granting Party may be waived by the ABL Collateral Agent in a written instrument executed by the ABL Collateral Agent and (b) if separately agreed in writing between the Parent Borrower and any Non-Lender Secured Party (and such Non-Lender Secured Party has been designated in writing by the Parent Borrower to the ABL Collateral Agent for purposes of this sentence, for so long as so designated), no such waiver and no such amendment or modification shall amend, modify or waive subsection 6.5 (or the definition of “Non-Lender Secured Party” or “Secured Party” to the extent relating thereto) if such waiver, amendment, supplement or modification would directly and adversely affect a Non-Lender Secured Party without the written consent of such affected Non-Lender Secured Party. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to any Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of any U.S. Granting Party hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by each affected U.S. Granting Party and the ABL Collateral Agent in accordance with this subsection 9.1.

9.2            Notices. All notices, requests and demands to or upon the ABL Collateral Agent or any U.S. Granting Party hereunder shall be effected in the manner provided for in subsection 11.2 of the ABL Credit Agreement; provided that any such notice, request or demand to or upon any U.S. Guarantor shall be addressed to such U.S. Guarantor at its notice address set forth on Schedule 1, unless and until such U.S. Guarantor shall change such address by notice to the ABL Collateral Agent and the Administrative Agent given in accordance with subsection 11.2 of the ABL Credit Agreement.

9.3            No Waiver by Course of Conduct; Cumulative Remedies. None of the ABL Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to subsection 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the ABL Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the ABL Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the ABL Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4            Enforcement Expenses; Indemnification.

(a)            Each U.S. Guarantor jointly and severally agrees to pay or reimburse each Secured Party and the ABL Collateral Agent for all their respective reasonable costs and expenses incurred in collecting against such U.S. Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement against such U.S. Guarantor and the other Loan Documents to which such U.S. Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Secured Parties, the ABL Collateral Agent and the Administrative Agent.

(b)            Each U.S. Grantor jointly and severally agrees to pay, and to save the ABL Collateral Agent, the Administrative Agent and the other Secured Parties harmless from, (x) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Security Collateral or in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent the Parent Borrower would be required to do so pursuant to subsection 11.5 of the ABL Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from gross negligence, bad faith or willful misconduct of the ABL Collateral Agent, the Administrative Agent or any other Secured Party as determined by a court of competent jurisdiction in a final and nonappealable decision.

(c)            The agreements in this subsection 9.4 shall survive repayment of the Obligations and all other amounts payable under the ABL Credit Agreement and the other Loan Documents.

9.5            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the U.S. Granting Parties, the ABL Collateral Agent and the Secured Parties and their respective successors and assigns; provided that no Granting Party may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the ABL Collateral Agent, except as permitted hereby or by the ABL Credit Agreement.

9.6            Set-Off. Each U.S. Guarantor hereby irrevocably authorizes each of the Administrative Agent and the ABL Collateral Agent and each other Secured Party at any time and from time to time without notice to such U.S. Guarantor or any other U.S. Granting Party, any such notice being expressly waived by each U.S. Granting Party, to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under subsection 9(a) of the ABL Credit Agreement so long as any amount remains unpaid after it becomes due and payable by such U.S. Guarantor hereunder, to set-off and appropriate and apply against any such amount any and all deposits (general or special, time or demand, provisional or final) (other than the Collateral Proceeds Account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the ABL Collateral Agent, the Administrative Agent or such other Secured Party to or for the credit or the account of such U.S. Guarantor, or any part thereof in such amounts as the ABL Collateral Agent, the Administrative Agent or such other Secured Party may elect. The ABL Collateral Agent, the Administrative Agent and each other Secured Party shall notify such U.S. Guarantor promptly of any such set-off and the application made by the ABL Collateral Agent, the Administrative Agent or such other Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the ABL Collateral Agent, the Administrative Agent and each other Secured Party under this subsection 9.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the ABL Collateral Agent, the Administrative Agent or such other Secured Party may have.

9.7            Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.8            Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that, with respect to any Pledged Stock issued by a Foreign Subsidiary, all rights, powers and remedies provided in this Agreement may be exercised only to the extent that they do not violate any provision of any law, rule or regulation of any Governmental Authority applicable to any such Pledged Stock or affecting the legality, validity or enforceability of any of the provisions of this Agreement against the U.S. Pledgor (such laws, rules or regulations, “Applicable Law”) and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.

9.9            Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10          Integration. This Agreement and the other Loan Documents represent the entire agreement of the U.S. Granting Parties, the ABL Collateral Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the U.S. Granting Parties, the ABL Collateral Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11            GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.12            Submission to Jurisdiction: Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)            submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the ABL Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this subsection 9.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Administrative Agent or the ABL Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this subsection 9.12(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding;

(b)            consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any party at its address referred to in subsection 9.2 or at such other address of which the ABL Collateral Agent and the Administrative Agent (in the case of any other party hereto) and the Parent Borrower (in the case of the ABL Collateral Agent and the Administrative Agent) shall have been notified pursuant thereto;

(d)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 9.12 any consequential or punitive damages.

9.13         Acknowledgments. Each U.S. Guarantor hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)            none of the ABL Collateral Agent, the Administrative Agent or any other Secured Party has any fiduciary relationship with or duty to any U.S. Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the U.S. Guarantors, on the one hand, and the ABL Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the U.S. Guarantors and the Secured Parties.

9.14            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.15            Additional U.S. Granting Parties. Each new Subsidiary of the Parent Borrower that is required to become a party to this Agreement pursuant to subsection 7.9(b) or 7.9(c) of the ABL Credit Agreement shall become a U.S. Granting Party for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement substantially in the form of Annex 2 hereto. Each existing U.S. Granting Party that is required to become a U.S. Pledgor with respect to Capital Stock of any new Subsidiary of the Parent Borrower pursuant to subsections 7.9(b) and 7.9(c) of the ABL Credit Agreement shall become a U.S. Pledgor with respect thereto upon execution and delivery by such U.S. Granting Party of a Supplemental Agreement substantially in the form of Annex 3 hereto.

9.16            Releases.

(a)             At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender), all Security Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the ABL Collateral Agent and each U.S. Granting Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Security Collateral shall revert to the U.S. Granting Parties. At the request and sole expense of any U.S. Granting Party following any such termination, the ABL Collateral Agent shall deliver to such U.S. Granting Party (subject to subsection 7.2, without recourse and without representation or warranty) any Security Collateral held by the ABL Collateral Agent hereunder, and execute, acknowledge and deliver to such U.S. Granting Party such releases, instruments or other documents (including, without limitation, UCC termination statements), and do or cause to be done all other acts, as any U.S. Granting Party shall reasonably request to evidence such termination.

(b)            Upon any sale or other disposition of Security Collateral permitted by the ABL Credit Agreement (other than any sale or disposition to another U.S. Grantor), the Lien pursuant to this Agreement on such sold or disposed of Security Collateral shall be automatically released. In connection with a sale or other disposition of all of the Capital Stock of any U.S. Granting Party (other than to any U.S. Grantor (other than Holding) or any other transaction or occurrence as a result of which such U.S. Granting Party ceases to be a Restricted Subsidiary of the Parent Borrower), or the sale or other disposition of Security Collateral (other than a sale or disposition to another U.S. Grantor (other than Holding)) permitted under the ABL Credit Agreement, the ABL Collateral Agent shall, upon receipt from the Parent Borrower of a written request for the release of such U.S. Granting Party from its Guarantee or the release of the Security Collateral subject to such sale, disposition or other transaction, identifying such U.S. Granting Party or the relevant Security Collateral and the terms of the sale, disposition or other transaction in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Parent Borrower stating that such transaction is in compliance with the ABL Credit Agreement and the other Loan Documents, execute and deliver to the Parent Borrower or the relevant U.S. Granting Party (subject to subsection 7.2, without recourse and without representation or warranty), at the sole cost and expense of such U.S. Granting Party, any Security Collateral of such relevant U.S. Granting Party held by the ABL Collateral Agent, or the Security Collateral subject to such sale or disposition (as applicable), and, at the sole cost and expense of such U.S. Granting Party, execute, acknowledge and deliver to such U.S. Granting Party such releases, instruments or other documents (including, without limitation, UCC termination statements), and do or cause to be done all other acts, as the Parent Borrower or such U.S. Granting Party shall reasonably request (x) to evidence or effect the release of such U.S. Granting Party from its Guarantee (if any) and of the Liens created hereby (if any) on such U.S. Granting Party’s Security Collateral or (y) to evidence the release of the Security Collateral subject to such sale or disposition.

(c)            Upon any U.S. Granting Party becoming an Excluded Subsidiary in accordance with the provisions of the ABL Credit Agreement, the Lien pursuant to this Agreement on all Security Collateral of such U.S. Granting Party (if any) shall be automatically released, and the Guarantee (if any) of such U.S. Granting Party, and all obligations of such U.S. Granting Party hereunder, shall terminate, all without delivery of any instrument or performance of any act by any party, and the ABL Collateral Agent shall, upon the request of the Parent Borrower or such U.S. Granting Party, deliver to the Parent Borrower or such U.S. Granting Party (subject to subsection 7.2, without recourse and without representation or warranty) any Security Collateral of such U.S. Granting Party held by the ABL Collateral Agent hereunder and the ABL Collateral Agent and the Administrative Agent shall execute, acknowledge and deliver to the Parent Borrower or such U.S. Granting Party (at the sole cost and expense of the Parent Borrower or such U.S. Granting Party) all releases, instruments or other documents (including, without limitation, UCC termination statements), and do or cause to be done all other acts, necessary or reasonably desirable for the release of such U.S. Granting Party from its Guarantee (if any) or the Liens created hereby (if any) on such U.S. Granting Party’s Security Collateral, as applicable, as the Parent Borrower or such U.S. Granting Party may reasonably request.

(d)            Upon any Security Collateral being or becoming an Excluded Asset, the Lien pursuant to this Agreement on such Security Collateral shall be automatically released. At the request and sole expense of any U.S. Granting Party, the ABL Collateral Agent shall deliver such Security Collateral (if held by the ABL Collateral Agent) to such U.S. Granting Party and execute, acknowledge and deliver to such U.S. Granting Party such releases, instruments or other documents (including, without limitation, UCC termination statements), and do or cause to be done all other acts, as such U.S. Granting Party shall reasonably request to evidence such release.

(e)            Notwithstanding any other provision of this Agreement or any other Loan Document, Holding shall have the right to transfer all of the Capital Stock of the Parent Borrower held by Holding to any Parent Entity or any Subsidiary of any Parent Entity (a “Successor Holding Company”) that (i) is a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and (ii) assumes all of the obligations of Holding under this Agreement and the other Loan Documents to which Holding is a party (including, for the avoidance of doubt, the requirement to deliver the Pledged Stock of the Parent Borrower in accordance with the terms of this Agreement) by executing and delivering to the ABL Collateral Agent a joinder substantially in the form of Annex 4 hereto, or one or more other documents or instruments, together with the organizational documents of such Successor Holding Company and authorizing resolutions, in addition to a financing statement in appropriate form for filing under the Uniform Commercial Code of the relevant jurisdiction, in form and substance reasonably satisfactory to the ABL Collateral Agent, upon which (x) such Successor Holding Company will succeed to, and be substituted for, and may exercise every right and power of, Holding under this Agreement and the other Loan Documents, and shall be thereafter be deemed to be “Holding” for purposes of this Agreement and the other Loan Documents, (y) Holding as predecessor to the Successor Holding Company (“Predecessor Holding”) shall be irrevocably and unconditionally released from its Guarantee and all other obligations hereunder and under the other Loan Documents and (z) the Lien pursuant to this Agreement on all Security Collateral of Predecessor Holding, and any Lien pursuant to any other Loan Document on any other property or assets of Predecessor Holding, shall be automatically released (it being understood that such transfer of Capital Stock of the Parent Borrower to and assumption of rights and obligations of Holding by such Successor Holding Company shall not constitute a Change of Control). At the request and the sole expense of Predecessor Holding or the Parent Borrower, the ABL Collateral Agent shall deliver to Predecessor Holding any Security Collateral and other property or assets of Predecessor Holding held by the ABL Collateral Agent that is not required to be pledged under this Agreement or any other Loan Document by Successor Holding Company (including the Capital Stock of the Parent Borrower) and execute, acknowledge and deliver to Predecessor Holding (subject to subsection 7.2, without recourse and without representation or warranty) such releases, instruments or other documents (including without limitation UCC termination statements), and do or cause to be done all other acts, as Predecessor Holding or the Parent Borrower shall reasonably request to evidence or effect the release of Predecessor Holding from its Guarantee and other obligations hereunder and under the other Loan Documents, and the release of the Liens created hereby on Predecessor Holding’s Security Collateral (other than the Capital Stock of the Borrowers) and by any other Loan Document on any other property or assets of Predecessor Holding.

(f)            The ABL Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Security Collateral by it in accordance with (or which the ABL Collateral Agent in good faith believes to be in accordance with) this subsection 9.16.

9.17          Judgment.

(a)            If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the ABL Collateral Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

(b)          The obligations of any U.S. Guarantor in respect of this Agreement to the ABL Collateral Agent, for the benefit of each holder of Secured Obligations, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such holder is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by the ABL Collateral Agent of any sum adjudged to be so due in the judgment currency, the ABL Collateral Agent may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such holder in the original currency, such U.S. Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the ABL Collateral Agent, for the benefit of such holder, against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to the ABL Collateral Agent, the ABL Collateral Agent agrees to remit to the Parent Borrower, such excess. This covenant shall survive the termination of this Agreement and payment of the Obligations and all other amounts payable hereunder.

9.18         Transfer Tax Acknowledgment. Each party hereto acknowledges that the shares delivered hereunder are being transferred to and deposited with the ABL Collateral Agent (or other Person in accordance with any applicable Intercreditor Agreement) as collateral security for the Obligations and that this subsection 9.18 is intended to be the certificate of exemption from New York stock transfer taxes for the purposes of complying with Section 270.5(b) of the Tax Law of the State of New York.

9.19            Amendment and Restatement. Without limiting any of the terms and conditions set forth in the Existing Collateral Agreement, this Agreement amends and restates the Existing Collateral Agreement in its entirety, and nothing in this Agreement shall be deemed to constitute a novation of the Existing Collateral Agreement or the Obligations, Borrower Obligations or Guarantor Obligations (each as defined therein) or in any way impair or otherwise affect the rights and obligations of the parties thereunder, except as such rights or obligations are amended, restated or modified hereby. This Agreement shall not constitute a termination or release of any of the Liens (as defined in the ABL Credit Agreement) granted in the Collateral (as defined in the Existing Collateral Agreement) under the Existing Collateral Agreement or any of the security agreements, pledge agreements, mortgages, hypothecs or other Loan Documents executed in connection therewith, and such Liens, as amended and restated hereby, shall be continuing in all respects. The Existing Collateral Agreement as amended and restated hereby shall be deemed to be a continuing agreement among the parties, and all documents, instruments, agreements and other Loan Documents executed and/or delivered pursuant to or in connection with the Existing Collateral Agreement and not amended and restated in connection with the entry of the parties hereof into this Agreement shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument, agreement or other Loan Document, and are hereby reaffirmed and confirmed in all respects.

[Remainder of page left blank intentionally; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

GRANTORS:

VERITIV CORPORATION

By:
Name:
Title:

VERITIV OPERATING COMPANY

By:
Name:
Title:

ALCO REALTY, INC.

By:
Name:
Title:

ALL AMERICAN CONTAINERS OF PUERTO RICO, LLC

By:
Name:
Title:

GRAPH COMM HOLDINGS INTERNATIONAL, INC.

By:
Name:
Title:

[Signature Page to U.S. Guarantee and Collateral Agreement]

PAPER CORPORATION OF NORTH AMERICA

By:
Name:
Title:

UNISOURCE INTERNATIONAL HOLDINGS, INC.

By:
Name:
Title:

UNISOURCE INTERNATIONAL HOLDINGS POLAND, INC.

By:
Name:
Title:

VERITIV PUBLISHING & PRINT MANAGEMENT, INC.

By:
Name:
Title:

[Signature Page to U.S. Guarantee and Collateral Agreement]

Acknowledged and Agreed to as of the date hereof by:

BANK OF AMERICA, N.A.,

as Administrative Agent and ABL Collateral Agent

By:
Name:
Title:

[Signature Page to U.S. Guarantee and Collateral Agreement]

Annex 1 to

Amended and Restated U.S. Guarantee and Collateral Agreement

ACKNOWLEDGEMENT AND CONSENT5

The undersigned hereby acknowledges receipt of a copy of the Amended and Restated U.S. Guarantee and Collateral Agreement, dated as of April 9, 2020 (as amended, waived, supplemented or otherwise modified from time to time, the “Agreement”: capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement or the ABL Credit Agreement referred to therein, as the case may be), made by the U.S. Granting Parties party thereto in favor of Bank of America, N.A., as Administrative Agent and ABL Collateral Agent. The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

The undersigned will be bound by the terms of the Agreement applicable to it as an Issuer (as defined in the Agreement) and will comply with such terms insofar as such terms are applicable to the undersigned as an Issuer.

The undersigned will notify the ABL Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.1 of the Agreement.

The terms of subsections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

5 This consent is necessary only with respect to any Issuer that is not also a U.S. Granting Party

Annex 1-1

Annex 2 to

Amended and Restated U.S. Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of [______________] [____], 20[ ], made by [_________________________], a [_______________] corporation (the “Additional U.S. Granting Party”), in favor of BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “ABL Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time party to the ABL Credit Agreement referred to below and the other Secured Parties (as defined in the U.S. Guarantee and Collateral Agreement). All capitalized terms not defined herein shall have the meaning ascribed to them in such U.S. Guarantee and Collateral Agreement referred to below, or if not defined therein, in the ABL Credit Agreement.

W I T N E S S E T H:

WHEREAS, VERITIV CORPORATION, a Delaware corporation (“Holding”), VERITIV OPERATING COMPANY, a Delaware corporation (together with its successors and assigns, the “Parent Borrower”),VERITIV CANADA, INC., a Canadian amalgamated corporation (the “Canadian Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), the Administrative Agent, the ABL Collateral Agent, and the other parties thereto are parties to an ABL Credit Agreement, dated as of July 1, 2014 (as amended as of August 11, 2016 and as amended and restated as of April 9, 2020, and as further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”);

WHEREAS, in connection with the ABL Credit Agreement, Holding, the Parent Borrower, and certain of the Parent Borrower’s Subsidiaries are, or are to become, parties to the Amended and Restated U.S. Guarantee and Collateral Agreement, dated as of April 9, 2020 (as amended, supplemented, waived or otherwise modified from time to time, the “U.S. Guarantee and Collateral Agreement”), in favor of the ABL Collateral Agent, for the benefit of the Secured Parties (as defined in the U.S. Guarantee and Collateral Agreement);

WHEREAS, the Additional U.S. Granting Party is a member of an affiliated group of companies that includes the Parent Borrower and each other U.S. Granting Party; the proceeds of the extensions of credit under the ABL Credit Agreement will be used in part to enable the Parent Borrower to make valuable transfers to one or more of the other U.S. Granting Parties (including the Additional U.S. Granting Party) in connection with the operation of their respective businesses; and the Parent Borrower and the other U.S. Granting Parties (including the Additional U.S. Granting Party) are engaged in related businesses, and each such U.S. Granting Party (including the Additional U.S. Granting Party) will derive substantial direct and indirect benefit from the making of the extensions of credit under the ABL Credit Agreement;

WHEREAS, the ABL Credit Agreement requires the Additional U.S. Granting Party to become a party to the U.S. Guarantee and Collateral Agreement; and

WHEREAS, the Additional U.S. Granting Party has agreed to execute and deliver this Assumption Agreement in order to become a party to the U.S. Guarantee and Collateral Agreement;

Annex 2-1

NOW, THEREFORE, IT IS AGREED:

1.           U.S. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional U.S. Granting Party, as provided in subsection 9.15 of the U.S. Guarantee and Collateral Agreement, hereby becomes a party to the U.S. Guarantee and Collateral Agreement as a U.S. Granting Party thereunder with the same force and effect as if originally named therein as a [U.S. Guarantor] [U.S. Grantor and U.S. Pledgor] [and U.S. Grantor] [and U.S. Pledgor]6 and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a [U.S. Guarantor] [U.S. Grantor and U.S. Pledgor] [and U.S. Grantor] [and U.S. Pledgor]7 thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [           ] to the U.S. Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information. The Additional U.S. Granting Party hereby represents and warrants that each of the representations and warranties of such Additional U.S. Granting Party, in its capacities as a [U.S. Guarantor] [U.S. Grantor and U.S. Pledgor] [and U.S. Grantor] [and U.S. Pledgor],8 contained in Section 4 of the U.S. Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date. Each Additional U.S. Granting Party hereby grants, as and to the same extent as provided in the U.S. Guarantee and Collateral Agreement, to the ABL Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the [Collateral (as such term is defined in subsection 3.1 of the U.S. Guarantee and Collateral Agreement) of such Additional U.S. Granting Party] [and] [the Pledged Collateral (as such term is defined in the U.S. Guarantee and Collateral Agreement) of such Additional U.S. Granting Party, except as provided in subsection 3.3 of the U.S. Guarantee and Collateral Agreement].

2.            GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

6 Indicate the capacities in which the Additional U.S. Granting Party is becoming a U.S. Grantor.

7 Indicate the capacities in which the Additional U.S. Granting Party is becoming a U.S. Grantor.

8 Indicate the capacities in which the Additional U.S. Granting Party is becoming a U.S. Grantor.

Annex 2-2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL U.S. GRANTING PARTY]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

BANK OF AMERICA, N.A.,
as ABL Collateral Agent and Administrative Agent

By:
Name:
Title:

Annex 2-3

Annex 3 to

Amended and Restated U.S. Guarantee and Collateral Agreement

SUPPLEMENTAL AGREEMENT

SUPPLEMENTAL AGREEMENT, dated as of [______________] [____], 20[ ], made by [_________________________], a [_______________] corporation (the “Additional U.S. Pledgor”), in favor of BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “ABL Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time party to the ABL Credit Agreement referred to below and the other Secured Parties (as defined in the U.S. Guarantee and Collateral Agreement). All capitalized terms not defined herein shall have the meaning ascribed to them in such U.S. Guarantee and Collateral Agreement referred to below, or if not defined therein, in the ABL Credit Agreement.

W I T N E S S E T H:

WHEREAS, VERITIV CORPORATION, a Delaware corporation (“Holding”), VERITIV OPERATING COMPANY, a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), VERITIV CANADA, INC., a Canadian amalgamated corporation (the “Canadian Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), the Administrative Agent, the Collateral Agent, and the other parties thereto are parties to an ABL Credit Agreement, dated as of July 1, 2014 (as amended as of August 11, 2016 and as amended and restated as of April 9, 2020, and as further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”);

WHEREAS, in connection with the ABL Credit Agreement, Holding, the Parent Borrower and certain of the Parent Borrower’s Subsidiaries are, or are to become, parties to the Amended and Restated U.S. Guarantee and Collateral Agreement, dated as of April 9, 2020 (as amended, supplemented, waived or otherwise modified from time to time, the “U.S. Guarantee and Collateral Agreement”), in favor of the ABL Collateral Agent, for the benefit of the Secured Parties (as defined in the U.S. Guarantee and Collateral Agreement);

WHEREAS, the ABL Credit Agreement requires the Additional U.S. Pledgor to become a U.S. Pledgor under the U.S. Guarantee and Collateral Agreement with respect to Capital Stock of certain new Subsidiaries of the Additional U.S. Pledgor; and

WHEREAS, the Additional U.S. Pledgor has agreed to execute and deliver this Supplemental Agreement in order to become such a U.S. Pledgor under the U.S. Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.            U.S. Guarantee and Collateral Agreement. By executing and delivering this Supplemental Agreement, the Additional U.S. Pledgor, as provided in subsection 9.15 of the U.S. Guarantee and Collateral Agreement, hereby becomes a U.S. Pledgor under the U.S. Guarantee and Collateral Agreement with respect to the shares of Capital Stock of the Subsidiary of the Additional U.S. Pledgor listed in Annex 1-A hereto, and will be bound by all terms, conditions and duties applicable to a U.S. Pledgor under the U.S. Guarantee and Collateral Agreement, as a U.S. Pledgor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule 2 to the U.S. Guarantee and Collateral Agreement, and such Schedule 2 is hereby amended and modified to include such information.

1-A-1 to Annex 3

2.            GOVERNING LAW. THIS SUPPLEMENTAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

1-A-2 to Annex 3

IN WITNESS WHEREOF, the undersigned has caused this Supplemental Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL U.S. PLEDGOR]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

BANK OF AMERICA, N.A.,
as ABL Collateral Agent and Administrative Agent

By:
Name:
Title:

1-A-3 to Annex 3

JOINDER AND RELEASE

JOINDER AND RELEASE, dated as of [___________], [_____] (this “Joinder”) by and among [_________] (“Assignor”), [_________] (“Assignee”) and BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “ABL Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time parties to the Credit Agreement referred to below and for the other Secured Parties (as defined below). All capitalized terms not defined herein shall have the meanings ascribed to them in the U.S. Guarantee and Collateral Agreement referred to below.

W I T N E S S E T H:

WHEREAS, VERITIV CORPORATION, a Delaware corporation (“Holding”), VERITIV OPERATING COMPANY a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), VERITIV CANADA, INC., a Canadian amalgamated corporation (the “Canadian Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), the Administrative Agent, the ABL Collateral Agent, and the other parties thereto are parties to an ABL Credit Agreement, dated as of July 1, 2014 (as amended as of August 11, 2016 and as amended and restated as of April 9, 2020, and as further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”);

WHEREAS, in connection with the ABL Credit Agreement, Assignor (as the direct parent of the Parent Borrower), the Parent Borrower and certain other subsidiaries of the Parent Borrower entered into the Amended and Restated U.S. Guarantee and Collateral Agreement, dated as of April 9, 2020 (as amended, waived, supplemented or otherwise modified from time to time, the “U.S. Guarantee and Collateral Agreement”) by and among Assignor, the Parent Borrower, certain of the Parent Borrower’s Subsidiaries and the ABL Collateral Agent, pursuant to which, among other things, they agreed to jointly and severally, unconditionally and irrevocably, guarantee all of the obligations of the Parent Borrower under the ABL Credit Agreement and grant security interests in and pledge property and assets, including the Pledged Collateral, in favor of the ABL Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, Assignee is acquiring from Assignor all of the Capital Stock of the Parent Borrower;

WHEREAS, in connection therewith, subsection 9.16(e) of the U.S. Guarantee and Collateral Agreement requires Assignee to assume all of the obligations of Assignor under the U.S. Guarantee and Collateral Agreement and the other Loan Documents to which Assignor is a party; and

WHEREAS, upon the assumption of Assignor’s obligations by Assignee, the Assignor shall be automatically released from its obligations under the U.S. Guarantee and Collateral Agreement and any other instrument or document furnished pursuant thereto, and pursuant to subsection 9.16(e) of the U.S. Guarantee and Collateral Agreement the ABL Collateral Agent shall, among other things, take such actions as may be reasonably requested to evidence such release.

[Signature Page to U.S. Guarantee and Collateral Agreement]

NOW, THEREFORE, IT IS AGREED:

1.	By executing and delivering this Joinder, Assignee hereby expressly assumes all of the obligations of Assignor under the U.S. Guarantee and Collateral Agreement and each other Loan Document to which Assignor is a party and agrees that it will be bound by the provisions of the U.S. Guarantee and Collateral Agreement and such other Loan Documents. Pursuant to subsection 9.16(e) of the U.S. Guarantee and Collateral Agreement, Assignee hereby succeeds to, and is substituted for, and shall exercise every right and power of, Assignor under the U.S. Guarantee and Collateral Agreement and the other Loan Documents to which Assignor is a party, and shall be thereafter be deemed to be “Holding” for purposes of the U.S. Guarantee and Collateral Agreement and the other Loan Documents and a “U.S. Guarantor,” “U.S. Granting Party” and “U.S. Pledgor” for purposes of the U.S. Guarantee and Collateral Agreement as if originally named therein and the Assignor is hereby expressly, irrevocably and unconditionally discharged from all debts, obligations, covenants and agreements under the U.S. Guarantee and Collateral Agreement and the other Loan Documents to which it is a party. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [________] to the U.S. Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information.

2.	The ABL Collateral Agent hereby confirms and acknowledges the release of Assignor from its Guarantee and all other obligations under the U.S. Guarantee and Collateral Agreement and all other obligations thereunder and under the other Loan Documents.

3.	The ABL Collateral Agent hereby confirms and acknowledges that the Lien pursuant to the U.S. Guarantee and Collateral Agreement on all Security Collateral of Assignor, and any Lien pursuant to any other Loan Document on the property or assets of Assignor, has been automatically released.

4.	Assignee hereby represents and warrants that each of the representations and warranties made by Assignee, in its capacity as a U.S. Guarantor, U.S. Grantor and U.S. Pledgor, in each case solely with respect to the representations and warranties made by Holding, contained in Section 4 of the U.S. Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Joinder Agreement) as if made on and as of such date. Assignee hereby grants, as and to the same extent as provided in the U.S. Guarantee and Collateral Agreement, to the ABL Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the Pledged Collateral (as such term is defined in the U.S. Guarantee and Collateral Agreement) of Assignee, except as provided in subsection 3.3 of the U.S. Guarantee and Collateral Agreement and with the limitations as applicable to Holding.

5.	GOVERNING LAW. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page to U.S. Guarantee and Collateral Agreement]

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be duly executed and delivered as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

BANK OF AMERICA, N.A.,
as ABL Collateral Agent and Administrative Agent

By:
Name:
Title:

[Signature Page to U.S. Guarantee and Collateral Agreement]

Annex 1 to

Amended and Restated U.S. Guarantee and Collateral Agreement

ACKNOWLEDGEMENT AND CONSENT9

The undersigned hereby acknowledges receipt of a copy of the Amended and Restated U.S. Guarantee and Collateral Agreement, dated as of April 9, 2020 (as amended, waived, supplemented or otherwise modified from time to time, the “Agreement”: capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement or the ABL Credit Agreement referred to therein, as the case may be), made by the U.S. Granting Parties party thereto in favor of Bank of America, N.A., as Administrative Agent and ABL Collateral Agent. The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

The undersigned will be bound by the terms of the Agreement applicable to it as an Issuer (as defined in the Agreement) and will comply with such terms insofar as such terms are applicable to the undersigned as an Issuer.

The undersigned will notify the ABL Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.1 of the Agreement.

The terms of subsections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

9 This consent is necessary only with respect to any Issuer that is not also a U.S. Granting Party.

Annex 1-1

Annex 2 to

Amended and Restated U.S. Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of [______________] [____], 20[ ], made by [_________________________], a [_______________] corporation (the “Additional U.S. Granting Party”), in favor of BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “ABL Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time party to the ABL Credit Agreement referred to below and the other Secured Parties (as defined in the U.S. Guarantee and Collateral Agreement). All capitalized terms not defined herein shall have the meaning ascribed to them in such U.S. Guarantee and Collateral Agreement referred to below, or if not defined therein, in the ABL Credit Agreement.

W I T N E S S E T H:

WHEREAS, VERITIV CORPORATION, a Delaware corporation (“Holding”), VERITIV OPERATING COMPANY, a Delaware corporation (together with its successors and assigns, the “Parent Borrower”),VERITIV CANADA, INC., a Canadian amalgamated corporation (the “Canadian Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), the Administrative Agent, the ABL Collateral Agent, and the other parties thereto are parties to an ABL Credit Agreement, dated as of July 1, 2014 (as amended as of August 11, 2016 and as amended and restated as of April 9, 2020, and as further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”);

WHEREAS, in connection with the ABL Credit Agreement, Holding, the Parent Borrower, and certain of the Parent Borrower’s Subsidiaries are, or are to become, parties to the Amended and Restated U.S. Guarantee and Collateral Agreement, dated as of April 9, 2020 (as amended, supplemented, waived or otherwise modified from time to time, the “U.S. Guarantee and Collateral Agreement”), in favor of the ABL Collateral Agent, for the benefit of the Secured Parties (as defined in the U.S. Guarantee and Collateral Agreement);

WHEREAS, the Additional U.S. Granting Party is a member of an affiliated group of companies that includes the Parent Borrower and each other U.S. Granting Party; the proceeds of the extensions of credit under the ABL Credit Agreement will be used in part to enable the Parent Borrower to make valuable transfers to one or more of the other U.S. Granting Parties (including the Additional U.S. Granting Party) in connection with the operation of their respective businesses; and the Parent Borrower and the other U.S. Granting Parties (including the Additional U.S. Granting Party) are engaged in related businesses, and each such U.S. Granting Party (including the Additional U.S. Granting Party) will derive substantial direct and indirect benefit from the making of the extensions of credit under the ABL Credit Agreement;

WHEREAS, the ABL Credit Agreement requires the Additional U.S. Granting Party to become a party to the U.S. Guarantee and Collateral Agreement; and

WHEREAS, the Additional U.S. Granting Party has agreed to execute and deliver this Assumption Agreement in order to become a party to the U.S. Guarantee and Collateral Agreement;

Annex 2-1

NOW, THEREFORE, IT IS AGREED:

1.             U.S. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional U.S. Granting Party, as provided in subsection 9.15 of the U.S. Guarantee and Collateral Agreement, hereby becomes a party to the U.S. Guarantee and Collateral Agreement as a U.S. Granting Party thereunder with the same force and effect as if originally named therein as a [U.S. Guarantor] [U.S. Grantor and U.S. Pledgor] [and U.S. Grantor] [and U.S. Pledgor]10 and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a [U.S. Guarantor] [U.S. Grantor and U.S. Pledgor] [and U.S. Grantor] [and U.S. Pledgor]11 thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [      ] to the U.S. Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information. The Additional U.S. Granting Party hereby represents and warrants that each of the representations and warranties of such Additional U.S. Granting Party, in its capacities as a [U.S. Guarantor] [U.S. Grantor and U.S. Pledgor] [and U.S. Grantor] [and U.S. Pledgor],12 contained in Section 4 of the U.S. Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date. Each Additional U.S. Granting Party hereby grants, as and to the same extent as provided in the U.S. Guarantee and Collateral Agreement, to the ABL Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the [Collateral (as such term is defined in subsection 3.1 of the U.S. Guarantee and Collateral Agreement) of such Additional U.S. Granting Party] [and] [the Pledged Collateral (as such term is defined in the U.S. Guarantee and Collateral Agreement) of such Additional U.S. Granting Party, except as provided in subsection 3.3 of the U.S. Guarantee and Collateral Agreement].

2.            GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10    Indicate the capacities in which the Additional U.S. Granting Party is becoming a U.S. Grantor.

11    Indicate the capacities in which the Additional U.S. Granting Party is becoming a U.S. Grantor.

12    Indicate the capacities in which the Additional U.S. Granting Party is becoming a U.S. Grantor.

Annex 2-2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL U.S. GRANTING PARTY]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

BANK OF AMERICA, N.A.,
as ABL Collateral Agent and Administrative Agent

By:
Name:
Title:

Annex 2-3

Annex 3 to

Amended and Restated U.S. Guarantee and Collateral Agreement

SUPPLEMENTAL AGREEMENT

SUPPLEMENTAL AGREEMENT, dated as of [______________] [____], 20[ ], made by [_________________________], a [_______________] corporation (the “Additional U.S. Pledgor”), in favor of BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “ABL Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time party to the ABL Credit Agreement referred to below and the other Secured Parties (as defined in the U.S. Guarantee and Collateral Agreement). All capitalized terms not defined herein shall have the meaning ascribed to them in such U.S. Guarantee and Collateral Agreement referred to below, or if not defined therein, in the ABL Credit Agreement.

W I T N E S S E T H:

WHEREAS, VERITIV CORPORATION, a Delaware corporation (“Holding”), VERITIV OPERATING COMPANY, a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), VERITIV CANADA, INC., a Canadian amalgamated corporation (the “Canadian Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), the Administrative Agent, the Collateral Agent, and the other parties thereto are parties to an ABL Credit Agreement, dated as of July 1, 2014 (as amended as of August 11, 2016 and as amended and restated as of April 9, 2020, and as further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”);

WHEREAS, in connection with the ABL Credit Agreement, Holding, the Parent Borrower and certain of the Parent Borrower’s Subsidiaries are, or are to become, parties to the Amended and Restated U.S. Guarantee and Collateral Agreement, dated as of April 9, 2020 (as amended, supplemented, waived or otherwise modified from time to time, the “U.S. Guarantee and Collateral Agreement”), in favor of the ABL Collateral Agent, for the benefit of the Secured Parties (as defined in the U.S. Guarantee and Collateral Agreement);

WHEREAS, the ABL Credit Agreement requires the Additional U.S. Pledgor to become a U.S. Pledgor under the U.S. Guarantee and Collateral Agreement with respect to Capital Stock of certain new Subsidiaries of the Additional U.S. Pledgor; and

WHEREAS, the Additional U.S. Pledgor has agreed to execute and deliver this Supplemental Agreement in order to become such a U.S. Pledgor under the U.S. Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.            U.S. Guarantee and Collateral Agreement. By executing and delivering this Supplemental Agreement, the Additional U.S. Pledgor, as provided in subsection 9.15 of the U.S. Guarantee and Collateral Agreement, hereby becomes a U.S. Pledgor under the U.S. Guarantee and Collateral Agreement with respect to the shares of Capital Stock of the Subsidiary of the Additional U.S. Pledgor listed in Annex 1-A hereto, and will be bound by all terms, conditions and duties applicable to a U.S. Pledgor under the U.S. Guarantee and Collateral Agreement, as a U.S. Pledgor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule 2 to the U.S. Guarantee and Collateral Agreement, and such Schedule 2 is hereby amended and modified to include such information.

1-A-1 to Annex 3

2.            GOVERNING LAW. THIS SUPPLEMENTAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

1-A-2 to Annex 3

IN WITNESS WHEREOF, the undersigned has caused this Supplemental Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL U.S. PLEDGOR]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

BANK OF AMERICA, N.A.,
as ABL Collateral Agent and Administrative Agent

By:
Name:
Title:

1-A-3 to Annex 3

JOINDER AND RELEASE

JOINDER AND RELEASE, dated as of [___________], [_____] (this “Joinder”) by and among [_________] (“Assignor”), [_________] (“Assignee”) and BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “ABL Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time parties to the Credit Agreement referred to below and for the other Secured Parties (as defined below). All capitalized terms not defined herein shall have the meanings ascribed to them in the U.S. Guarantee and Collateral Agreement referred to below.

W I T N E S S E T H:

WHEREAS, VERITIV CORPORATION, a Delaware corporation (“Holding”), VERITIV OPERATING COMPANY a Delaware corporation (together with its successors and assigns, the “Parent Borrower”), VERITIV CANADA, INC., a Canadian amalgamated corporation (the “Canadian Borrower”), the several banks and other financial institutions from time to time party thereto (the “Lenders”), the Administrative Agent, the ABL Collateral Agent, and the other parties thereto are parties to an ABL Credit Agreement, dated as of July 1, 2014 (as amended as of August 11, 2016 and as amended and restated as of April 9, 2020, and as further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”);

WHEREAS, in connection with the ABL Credit Agreement, Assignor (as the direct parent of the Parent Borrower), the Parent Borrower and certain other subsidiaries of the Parent Borrower entered into the Amended and Restated U.S. Guarantee and Collateral Agreement, dated as of April 9, 2020 (as amended, waived, supplemented or otherwise modified from time to time, the “U.S. Guarantee and Collateral Agreement”) by and among Assignor, the Parent Borrower, certain of the Parent Borrower’s Subsidiaries and the ABL Collateral Agent, pursuant to which, among other things, they agreed to jointly and severally, unconditionally and irrevocably, guarantee all of the obligations of the Parent Borrower under the ABL Credit Agreement and grant security interests in and pledge property and assets, including the Pledged Collateral, in favor of the ABL Collateral Agent, for the benefit of the Secured Parties;

WHEREAS, Assignee is acquiring from Assignor all of the Capital Stock of the Parent Borrower;

WHEREAS, in connection therewith, subsection 9.16(e) of the U.S. Guarantee and Collateral Agreement requires Assignee to assume all of the obligations of Assignor under the U.S. Guarantee and Collateral Agreement and the other Loan Documents to which Assignor is a party; and

WHEREAS, upon the assumption of Assignor’s obligations by Assignee, the Assignor shall be automatically released from its obligations under the U.S. Guarantee and Collateral Agreement and any other instrument or document furnished pursuant thereto, and pursuant to subsection 9.16(e) of the U.S. Guarantee and Collateral Agreement the ABL Collateral Agent shall, among other things, take such actions as may be reasonably requested to evidence such release.

D-1-1

NOW, THEREFORE, IT IS AGREED:

1.	By executing and delivering this Joinder, Assignee hereby expressly assumes all of the obligations of Assignor under the U.S. Guarantee and Collateral Agreement and each other Loan Document to which Assignor is a party and agrees that it will be bound by the provisions of the U.S. Guarantee and Collateral Agreement and such other Loan Documents. Pursuant to subsection 9.16(e) of the U.S. Guarantee and Collateral Agreement, Assignee hereby succeeds to, and is substituted for, and shall exercise every right and power of, Assignor under the U.S. Guarantee and Collateral Agreement and the other Loan Documents to which Assignor is a party, and shall be thereafter be deemed to be “Holding” for purposes of the U.S. Guarantee and Collateral Agreement and the other Loan Documents and a “U.S. Guarantor,” “U.S. Granting Party” and “U.S. Pledgor” for purposes of the U.S. Guarantee and Collateral Agreement as if originally named therein and the Assignor is hereby expressly, irrevocably and unconditionally discharged from all debts, obligations, covenants and agreements under the U.S. Guarantee and Collateral Agreement and the other Loan Documents to which it is a party. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [________] to the U.S. Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information.

2.	The ABL Collateral Agent hereby confirms and acknowledges the release of Assignor from its Guarantee and all other obligations under the U.S. Guarantee and Collateral Agreement and all other obligations thereunder and under the other Loan Documents.

3.	The ABL Collateral Agent hereby confirms and acknowledges that the Lien pursuant to the U.S. Guarantee and Collateral Agreement on all Security Collateral of Assignor, and any Lien pursuant to any other Loan Document on the property or assets of Assignor, has been automatically released.

4.	Assignee hereby represents and warrants that each of the representations and warranties made by Assignee, in its capacity as a U.S. Guarantor, U.S. Grantor and U.S. Pledgor, in each case solely with respect to the representations and warranties made by Holding, contained in Section 4 of the U.S. Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Joinder Agreement) as if made on and as of such date. Assignee hereby grants, as and to the same extent as provided in the U.S. Guarantee and Collateral Agreement, to the ABL Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the Pledged Collateral (as such term is defined in the U.S. Guarantee and Collateral Agreement) of Assignee, except as provided in subsection 3.3 of the U.S. Guarantee and Collateral Agreement and with the limitations as applicable to Holding.

D-1-2

5.	GOVERNING LAW. THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

D-1-3

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be duly executed and delivered as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:

[ASSIGNEE]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

BANK OF AMERICA, N.A.,
as ABL Collateral Agent and Administrative Agent

By:
Name:
Title:

D-1-4

EXHIBIT D-1 TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

[Attached]

D-1-1

Execution Version

AMENDED AND RESTATED
CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

made by

VERITIV CANADA, INC.

and

the Canadian Guarantors,

in favour of

BANK OF AMERICA, N.A.,
as Administrative Agent and as ABL Collateral Agent

Dated as of April 9, 2020

-i-

SECTION 7	THE ABL COLLATERAL AGENT	39

7.1	ABL Collateral Agent’s Appointment as Attorney-in-Fact, etc.	39
7.2	Duty of ABL Collateral Agent	41
7.3	Financing Statements	41
7.4	Authority of ABL Collateral Agent	41
7.5	Right of Inspection	42

SECTION 8	NON-LENDER SECURED PARTIES	42

8.1	Rights to Collateral	42
8.2	Appointment of Agent	43
8.3	Waiver of Claims	44
8.4	Designation of Non-Lender Secured Parties	44

SECTION 9	MISCELLANEOUS	44

9.1	Amendments in Writing	44
9.2	Notices	45
9.3	No Waiver by Course of Conduct; Cumulative Remedies	45
9.4	Enforcement Expenses; Indemnification	45
9.5	Successors and Assigns	46
9.6	Set-Off	46
9.7	Counterparts	47
9.8	Severability	47
9.9	Section Headings	47
9.10	Integration	47
9.11	GOVERNING LAW	47
9.12	Submission to Jurisdiction; Waivers	47
9.13	Acknowledgments	48
9.14	WAIVER OF JURY TRIAL	48
9.15	Additional Canadian Granting Parties	49
9.16	Releases	49
9.17	Judgment	51
9.18	Canadian Amalgamation	51
9.19	Language	52
9.20	No Implicit Subordination	52
9.21	Paramountcy	52
9.22	Amendment and Restatement of Existing Security Agreement	52

-ii-

SCHEDULES

1 Notice Addresses of Canadian Granting Parties
2 Pledged Securities
3 Perfection Matters
4A Financing Statement Jurisdictions
4B Granting Party Information
5 Intellectual Property

ANNEXES

1 Acknowledgment and Consent of Issuers who are not Canadian Granting Parties
2 Assumption Agreement
3 Supplemental Agreement

-iii-

AMENDED AND RESTATED
CANADIAN GUARANTEE AND COLLATERAL AGREEMENT

AMENDED AND RESTATED CANADIAN GUARANTEE AND COLLATERAL AGREEMENT, dated as of April 9, 2020, made by VERITIV CANADA, INC., a Canadian amalgamated corporation (the “Canadian Borrower”), and certain Canadian Subsidiaries of the Parent Borrower (as described below) from time to time party hereto (the “Canadian Guarantors”), in favour of BANK OF AMERICA, N.A., as ABL Collateral Agent (in such capacity, the “ABL Collateral Agent”) and administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time party to the ABL Credit Agreement (as described below).

W I T N E S S E T H:

WHEREAS, pursuant to that certain ABL Credit Agreement, dated as of July 1, 2014 (as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 and as further amended, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or any successor agreements, the “ABL Credit Agreement”) among Veritiv Corporation (“Holding”), Veritiv Operating Company (formerly known as Unisource Worldwide, Inc.), a Delaware limited liability company (the “Parent Borrower”) and each Subsidiary Borrower from time to time party thereto (including the Canadian Borrower, and together with Holding and the Parent Borrower, collectively, the “Borrowers” and each individually a “Borrower”), the Administrative Agent, and the Lenders (as defined in the ABL Credit Agreement), among others, the Lenders (as defined in the Existing ABL Credit Agreement) severally agreed to make extensions of credit to the Borrowers upon the terms and subject to the conditions set forth therein;

WHEREAS the Canadian Borrower and the Agent are parties to that certain Canadian Guarantee and Collateral Agreement, dated as of July 1, 2014 (as amended, restated, supplemented or otherwise modified from time to time and in effect immediately prior to the effectiveness of this Agreement, the “Existing Security Agreement”);

WHEREAS, the proceeds of the extensions of credit under the ABL Credit Agreement will be used in part to enable the Borrowers to make valuable transfers to one or more of the other Borrowers and the other Canadian Granting Parties in connection with the operation of their respective businesses;

WHEREAS, the Canadian Borrower is a member of an affiliated group of companies that includes Holding, the Parent Borrower, the Parent Borrower’s other Subsidiaries and such parties are engaged in related businesses, and each such party will derive substantial direct and indirect benefit from the making of the extensions of credit under the ABL Credit Agreement; and

WHEREAS, it is a condition to the obligation of the Lenders to make their respective extensions of credit under the ABL Credit Agreement that the Canadian Granting Parties shall execute and deliver this Agreement to the ABL Collateral Agent for the benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the ABL Collateral Agent and the Lenders to enter into the ABL Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Canadian Granting Party hereby agrees with the Administrative Agent and the ABL Collateral Agent, for the benefit of the Secured Parties (as defined herein) that the Existing Security Agreement is amended and restated in its entirety as follows:

SECTION 1      DEFINED TERMS

1.1            Definitions.

(a)            Unless otherwise defined herein, terms defined in the ABL Credit Agreement and used herein shall have the meanings given to them in the ABL Credit Agreement, and the following terms that are defined in the PPSA (as defined below and in effect on the date hereof) are used herein as so defined: Certificated Security, Chattel Paper, Consumer Goods, Document of Title, Equipment, Goods, Intangibles, Investment Property, Money, Proceeds, Securities Account, Securities Intermediary, Security, Security Certificate, Security Entitlement and Uncertificated Security.

(b)            The following terms shall have the following meanings:

“ABL Collateral Agent”: as defined in the preamble hereto.

“ABL Credit Agreement”: as defined in the recitals hereto.

“Accounts”: all accounts (as defined in the PPSA) of each Canadian Grantor, including, without limitation, all Accounts (as defined in the ABL Credit Agreement) and Accounts Receivable of such Canadian Grantor.

“Accounts Receivable”: any right to payment, whether or not earned by performance, for goods sold, leased, licensed, assigned or otherwise disposed, or for services rendered or to be rendered, which is not evidenced by an Instrument or Chattel Paper.

“Additional Agent”: any administrative agent, collateral agent, security agent, trustee or other representative, in each case including any successor thereto, for or of any one or more secured parties in respect of any Incurrence of Indebtedness (including under subsection 8.1(a) of the ABL Credit Agreement) that is permitted by the ABL Credit Agreement to be secured by a Lien on the Security Collateral.

“Adjusted Net Worth”: of any Canadian Guarantor at any time, the greater of (x) $0 and (y) the amount by which the fair saleable value of such Canadian Guarantor’s assets on the date of the respective payment hereunder exceeds its debts and other liabilities (including contingent liabilities, but without giving effect to any of its obligations under this Agreement or any other Loan Document).

“Administrative Agent”: as defined in the preamble hereto.

“Agreement”: this Amended and Restated Canadian Guarantee and Collateral Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Applicable Law”: as defined in subsection 9.8.

“Bank Products Affiliate”: shall mean any Person who (i) has entered into a Bank Products Agreement with a Loan Party with the obligations of such Loan Party thereunder being secured by one or more Loan Documents, (ii) was an Agent, a Lender or an Affiliate or branch of a Lender on the date hereof, or at the time of entry into such Bank Products Agreement, or on the date hereof, or at the time of the designation referred to in the following clause (iii) and (iii) has been designated by the Parent Borrower in accordance with subsection 8.4.

“Bankruptcy Case”: (i) Holding or any of its Subsidiaries commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, interim receiver, monitor or other similar official for it or for all or any substantial part of its assets, or Holding or any of its Subsidiaries making a general assignment for the benefit of its creditors; or (ii) there being commenced against Holding or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.

“Borrower”: as defined in the recitals hereto.

“Borrower Obligations”: with respect to any Borrower, the collective reference to all obligations and liabilities of such Borrower in respect of the unpaid principal of and interest on (including, without limitation, interest and fees accruing after the maturity of the Loans and Reimbursement Obligations with respect to Letters of Credit and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Borrower, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding) the Loans and Reimbursement Obligations with respect to Letters of Credit, and all other obligations and liabilities of such Borrower to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the ABL Credit Agreement, the Loans, the Letters of Credit, this Agreement, the other Loan Documents, any Hedging Agreement entered into with any Hedging Affiliate or any Bank Products Agreement entered into with any Bank Products Affiliate, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with any such Bank Products Agreement or termination of any transaction entered into pursuant to any such Interest Rate Agreement, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or any other Secured Party that are required to be paid by such Borrower pursuant to the terms of the ABL Credit Agreement or any other Loan Document). With respect to any Canadian Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Canadian Guarantor of, or the grant by such Canadian Guarantor of a security interest for, the obligation (the “Excluded Borrower Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Borrower Obligations guaranteed by such Canadian Guarantor shall not include any such Excluded Borrower Obligation.

“Canadian Borrower”: as defined in the preamble hereto.

“Canadian Granting Parties”: collectively, the Canadian Borrower any other Canadian Subsidiaries of the Parent Borrower (other than any Excluded Subsidiary (as defined in the ABL Credit Agreement)) that becomes a party hereto from time to time after the date hereof;

“Canadian Grantor”: the Canadian Borrower and any other Canadian Subsidiary of the Parent Borrower (other than any Excluded Subsidiary) that becomes a party hereto from time to time after the date hereof.

“Canadian Guarantors”: the collective reference to each Canadian Subsidiary from time to time party hereto.

“Canadian Pledgor”: Each Canadian Granting Party (with respect to Pledged Securities held by such Canadian Granting Party and all other Pledged Collateral of such Canadian Granting Party).

“CFTC”: the Commodity Futures Trading Commission or any successor to the Commodity Futures Trading Commission.

“Collateral”: as defined in subsection 3.1; provided that, for purposes of subsection 6.5 and Section 8, “Collateral” shall have the meaning assigned to such term in the ABL Credit Agreement.

“Collateral Account Bank”: any bank or an Affiliate or branch thereof which at all times is the ABL Collateral Agent or a Lender or an Affiliate thereof as selected by the relevant Canadian Grantor and consented to in writing by the ABL Collateral Agent (such consent not to be unreasonably withheld or delayed).

“Collateral Proceeds Account”: a non-interest bearing cash collateral account established and maintained by the relevant Canadian Grantor at an office of the Collateral Account Bank in the name, and in the sole dominion and control of, the ABL Collateral Agent for the benefit of the Secured Parties.

“Concentration Account”: as defined in the ABL Credit Agreement.

“Contracts”: with respect to any Canadian Grantor, all contracts, agreements, instruments and indentures in any form and portions thereof, to which such Canadian Grantor is a party or under which such Canadian Grantor or any property of such Canadian Grantor is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified, and all rights of such Canadian Grantor thereunder, including, without limitation, (i) all rights of such Canadian Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Canadian Grantor to damages arising thereunder and (iii) all rights of such Canadian Grantor to perform and to exercise all remedies thereunder.

“Copyright Licenses”: with respect to any Canadian Grantor, all Canadian written license agreements of such Canadian Grantor providing for the grant by or to such Canadian Grantor of any right under any Copyright of such Canadian Grantor, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Canadian Grantor, including, without limitation, any license agreements listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Copyrights”: with respect to any Canadian Grantor, all of such Canadian Grantor’s right, title and interest in and to all Canadian copyrights, whether or not the underlying works of authorship have been published or registered, all Canadian and United States copyright registrations and copyright applications, including, without limitation, any copyright registrations and copyright applications listed on Schedule 5, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Deposit Account”: any demand, time, savings, passbook or like account now or hereafter maintained by any Canadian Grantor with a depositary institution, and, in any event, shall include, but shall not be limited to all DDAs, all Concentration Accounts and the Canadian Core Concentration Account.

“Excluded Assets”: as defined in subsection 3.3.

“first priority”: with respect to any Lien purported to be created by this Agreement, that such Lien is the most senior Lien to which such Collateral is subject.

“Foreign Intellectual Property”: any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trade-marks, service marks, trade-mark and service mark applications, trade names, trade dress, trade-mark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than Canada or any province, territory and other political subdivision thereof.

“Foreign Subsidiary”: for the purposes of this Agreement, (i) any Restricted Subsidiary of the Parent Borrower that is not organized under the laws of Canada, including all provinces, territories and political subdivisions thereof and (ii) any Foreign Subsidiary Holdco.

“Guarantor Obligations”: with respect to any Canadian Guarantor, the collective reference to (i) the Obligations guaranteed by such Canadian Guarantor pursuant to Section 2 and (ii) all obligations and liabilities of such Canadian Guarantor that may arise under or in connection with this Agreement or any other Loan Document to which such Canadian Guarantor is a party, any Hedging Agreement entered into with any Hedging Affiliate or any Bank Products Agreement entered into with any Bank Products Affiliate, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees, expenses and disbursements of counsel to the Administrative Agent or to any other Secured Party that are required to be paid by such Canadian Guarantor pursuant to the terms of this Agreement or any other Loan Document and interest and fees accruing after (or that would accrue but for) the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Canadian Guarantor, whether or not a claim for post-filing or post-petition interest or fees is allowed in such proceeding). With respect to any Canadian Guarantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Canadian Guarantor of, or the grant by such Canadian Guarantor of a security interest for, the obligation (together with the Excluded Borrower Obligation, the “Excluded Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Guarantor Obligations of such Canadian Guarantor shall not include any such Excluded Obligation.

“Hedging Affiliate”: any Person who (i) has entered into a Hedging Agreement with any Loan Party with the obligations of such Loan Party thereunder being secured by one or more Loan Documents, (ii) was an Agent, a Lender or an Affiliate of a Lender on the date hereof, or at the time of entry into such Agreement, or at the time of the designation referred to in the following clause (iii), and (iii) has been designated by the Parent Borrower in accordance with subsection 8.4.

“Hedging Agreement”: any Interest Rate Agreement, Commodities Agreement, Currency Agreement or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values or creditworthiness (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Industrial Design Licenses”: with respect to any Canadian Grantor, all written agreements of such Canadian Grantor providing for the grant by or to such Canadian Grantor of any right under any Industrial Design, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Canadian Grantor, including, without limitation, the license agreements listed on Schedule 5, subject, in each case to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Industrial Designs”: with respect to any Canadian Grantor, all of such Canadian Grantor’s right, title and interest in and to (a) all industrial designs, including, without limitation all industrial designs identified on Schedule 5 and all renewals and extensions thereof, (b) all registrations and recordings thereof and all applications that have been or shall be made or filed in Canada or any other country or political subdivision thereof and all records thereof and all reissues, extensions or renewals thereof, and (c) all Canadian common law and other rights in the above.

“Instruments”: as defined in the PPSA but excluding Pledged Securities.

“Intellectual Property”: with respect to any Canadian Grantor, the collective reference to such Canadian Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trade-marks, Trade-mark Licenses Industrial Designs and Industrial Design Licenses.

“Intercompany Note”: with respect to any Canadian Grantor, any promissory note in a principal amount in excess of $5,000,000 evidencing loans made by such Canadian Grantor to the Parent Borrower or any of its Subsidiaries.

“Inventory”: with respect to any Canadian Grantor, all inventory (as defined in the PPSA) of such Canadian Grantor, including, without limitation, all Inventory (as defined in the ABL Credit Agreement) of such Canadian Grantor.

“Issuer”: as defined in the STA.

“Lender Secured Parties”: the collective reference to (i) the Administrative Agent, the ABL Collateral Agent and each Other Representative, (ii) the Lenders and the Issuing Lender, and (iii) each of their respective successors and assigns and their permitted transferees and endorsees.

“Non-Lender Secured Parties”: the collective reference to all Bank Products Affiliates and Hedging Affiliates and their respective successors, assigns, transferees and replacements thereof, in each case in their capacity as such.

“Obligations”: (i) in the case of each Borrower, its Borrower Obligations and (ii) in the case of each Canadian Guarantor, its Guarantor Obligations.

“Parent Borrower”: as defined in the recitals hereto.

“Patent Licenses”: with respect to any Canadian Grantor, all Canadian written license agreements of such Canadian Grantor providing for the grant by or to such Canadian Grantor of any right under any Patent, patent application, or patentable invention other than agreements with any Person who is an Affiliate or a Subsidiary of the Parent Borrower or such Canadian Grantor, including, without limitation, the license agreements listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents”: with respect to any Canadian Grantor, all of such Canadian Grantor’s right, title and interest in and to all Canadian patents, patent applications and patentable inventions and all reissues and extensions thereof, including, without limitation, all patents and patent applications identified in Schedule 5, and including, without limitation, (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in Canada and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Canadian Grantor accruing thereunder or pertaining thereto.

“Pledged Collateral”: as to any Canadian Pledgor, the Pledged Securities now owned or at any time hereafter acquired by such Canadian Pledgor, and any Proceeds thereof.

“Pledged Notes”: with respect to any Canadian Pledgor, all Intercompany Notes at any time issued to, or held or owned by, such Canadian Pledgor.

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: with respect to any Canadian Pledgor, the shares of Capital Stock listed on Schedule 2 as held by such Canadian Pledgor, together with any other shares of Capital Stock of any Subsidiary of such Canadian Pledgor required to be pledged by such Canadian Pledgor pursuant to subsection 7.9 of the ABL Credit Agreement, as well as any other shares, stock, unit or other similar certificates, options or rights of any nature whatsoever in respect of any Capital Stock of any Issuer that may be issued or granted to, or held by, such Canadian Pledgor while this Agreement is in effect; provided that in no event shall there be pledged, nor shall any Canadian Pledgor be required to pledge, directly or indirectly, (i) any of the Capital Stock of a Foreign Subsidiary, (ii) de minimis shares of a Foreign Subsidiary held by any Canadian Pledgor as a nominee or in a similar capacity, (iii) any Capital Stock of any Captive Insurance Subsidiary, (iv) Capital Stock of any Subsidiary that is not a Loan Party, or of any joint venture, in each case that is prohibited (for so long as such restriction or any replacement or renewal thereof is in effect) by any applicable Contractual Obligation or Requirement of Law from being pledged to secure the Obligations or that would require governmental (including regulatory) consent, approval, license or authorization to be pledged unless such consent, approval, license or authorization has been received and (v) without duplication, any Excluded Assets.

“PPSA”: the Personal Property Security Act (Ontario), as such legislation may be amended, renamed or replaced from time to time, and includes all regulations from time to time made under such legislation, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security as in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act, or the Civil Code of Quebec, or such other applicable legislation as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Restrictive Agreements”: as defined in subsection 3.3(a).

“Secured Parties”: the collective reference to the Lender Secured Parties and the Non-Lender Secured Parties.

“Security Collateral”: with respect to any Canadian Granting Party, collectively, the Collateral (if any) and the Pledged Collateral (if any) of such Canadian Granting Party.

“Specified Assets”: as defined in subsection 4.2.2(b).

“STA”: the Securities Transfer Act, 2006 (Ontario), as such legislation may be amended, renamed or replaced from time to time, and includes all regulations from time to time made under such legislation; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral that is Investment Property is governed by the laws in effect in any province or territory of Canada other than Ontario in which there is in force legislation substantially the same as the Securities Transfer Act, 2006 (Ontario) (an “Other STA Province”), then “STA” shall mean such other legislation as in effect from time to time in such Other STA Province for purposes of the provisions hereof referring to or incorporating by reference provisions of the STA.

“Trade Secret Licenses”: with respect to any Canadian Grantor, all Canadian written license agreements of such Canadian Grantor providing for the grant by or to such Canadian Grantor of any right under any Trade Secrets, including, without limitation, know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Canadian Grantor, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade Secrets”: with respect to any Canadian Grantor, all of such Canadian Grantor’s right, title and interest in and to all Canadian trade secrets, including, without limitation, know-how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including, without limitation, (i) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trade-mark Licenses”: with respect to any Canadian Grantor, all Canadian written license agreements of such Canadian Grantor providing for the grant by or to such Canadian Grantor of any right under any Trade-marks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, other than agreements with any Person that is an Affiliate or a Subsidiary of the Parent Borrower or such Canadian Grantor, including, without limitation, the license agreements listed on Schedule 5, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trade-marks”: with respect to any Canadian Grantor, all of such Canadian Grantor’s right, title and interest in and to all Canadian trade-marks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trade-mark and service mark registrations, and applications for trade-mark or service mark registrations (except for “intent to use” applications for Trade-mark or service mark registrations) and any renewals thereof, including, without limitation, each registration and application identified in Schedule 5, and including, without limitation, (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (iii) all other rights corresponding thereto in Canada and all other rights of any kind whatsoever of such Canadian Grantor accruing thereunder or pertaining thereto in Canada, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trade-mark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

“ULC”: an Issuer that is an unlimited company, unlimited liability corporation or unlimited liability company.

“ULC Laws”: the Companies Act (Nova Scotia), the Business Corporations Act (British Columbia), the Business Corporations Act (Alberta) and all laws of Nova Scotia, British Columbia, Alberta or any other province or territory of Canada related to ULCs.

“ULC Shares”: shares or other equity interests in the Capital Stock of a ULC.

“Vehicles”: all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any province or territory and all tires and other appurtenances to any of the foregoing.

1.2            Other Definitional Provisions.

(a)            The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Annex references are to this Agreement unless otherwise specified. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”

(b)            The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c)            Where the context requires, terms relating to the Collateral, Pledged Collateral or Security Collateral or any part thereof, when used in relation to a Canadian Granting Party shall refer to such Canadian Granting Party’s Collateral, Pledged Collateral or Security Collateral or the relevant part thereof.

(d)            All references in this Agreement to any of the property described in the definition of the term “Collateral,” “Pledged Collateral” or “Security Collateral,” or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitute Collateral, Pledged Collateral or Security Collateral, respectively.

SECTION 2      GUARANTEE

2.1            Guarantee.

(a)            Each of the Canadian Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance by each Borrower when due and payable (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations of such Borrower owed to the Secured Parties.

(b)            Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Canadian Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount that can be guaranteed by such Canadian Guarantor under applicable law, including applicable federal or provincial laws relating to the insolvency of debtors; provided that, to the maximum extent permitted under applicable law, it is the intent of the parties hereto that the rights of contribution of each Canadian Guarantor provided in subsection 2.2 be included as an asset of the respective Canadian Guarantor in determining the maximum liability of such Canadian Guarantor hereunder.

(c)            Each Canadian Guarantor agrees that the Borrower Obligations guaranteed by it hereunder may at any time and from time to time exceed the amount of the liability of such Canadian Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.

(d)            The guarantee contained in this Section 2 shall remain in full force and effect until the earliest to occur of (i) the first date on which all the Loans, any Reimbursement Obligations with respect to Letters of Credit, all other Borrower Obligations then due and owing, and the obligations of each Canadian Guarantor under the guarantee contained in this Section 2 then due and owing shall have been satisfied by payment in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments shall be terminated, notwithstanding that from time to time during the term of the ABL Credit Agreement any of the Borrowers may be free from any Borrower Obligations, (ii) as to any Canadian Guarantor, the sale or other disposition of all of the Capital Stock of such Canadian Guarantor (to a Person other than the Canadian Borrower or a Canadian Guarantor), or any other transaction or occurrence as a result of which such Canadian Guarantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the ABL Credit Agreement and (iii) as to any Canadian Guarantor, such Canadian Guarantor becoming an Excluded Subsidiary.

(e)            No payment made by any Borrower, any of the Canadian Guarantors, any other Canadian Guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from any of the Borrowers, any of the Canadian Guarantors, any other Canadian Guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of any of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Canadian Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Canadian Guarantor in respect of the Borrower Obligations or any payment received or collected from such Canadian Guarantor in respect of any of the Borrower Obligations), remain liable for the Borrower Obligations of each Borrower guaranteed by it hereunder up to the maximum liability of such Canadian Guarantor hereunder until the earliest to occur of (i) the first date on which all the Loans, any Reimbursement Obligations with respect to Letters of Credit and all other Borrower Obligations then due and owing, are paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized ,backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments are terminated, (ii) as to any Canadian Guarantor, a sale or other disposition of all of the Capital Stock of such Canadian Guarantor (other than to the Canadian Borrower or a Canadian Guarantor), or any other transaction or occurrence as a result of which such Canadian Guarantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case, that is permitted under the ABL Credit Agreement and (iii) as to any Canadian Guarantor, such Canadian Guarantor becoming an Excluded Subsidiary.

2.2            Right of Contribution. Each Canadian Guarantor hereby agrees that to the extent that a Canadian Guarantor shall have paid more than its proportionate share (based, to the maximum extent permitted by law, on the respective Adjusted Net Worths of the Canadian Guarantors on the date the respective payment is made) of any payment made hereunder, such Canadian Guarantor shall be entitled to seek and receive contribution from and against any other Canadian Guarantor hereunder that has not paid its proportionate share of such payment. Each Canadian Guarantor’s right of contribution shall be subject to the terms and conditions of subsection 2.3. The provisions of this subsection 2.2 shall in no respect limit the obligations and liabilities of any Canadian Guarantor to the Administrative Agent and the other Secured Parties, and each Canadian Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Canadian Guarantor hereunder.

2.3            No Subrogation. Notwithstanding any payment made by any Canadian Guarantor hereunder or any set-off or application of funds of any Canadian Guarantor by the ABL Collateral Agent or any other Secured Party, no Canadian Guarantor shall be entitled to be subrogated to any of the rights of the ABL Collateral Agent or any other Secured Party against any Borrower or any other Canadian Guarantor or any collateral security or guarantee or right of offset held by the ABL Collateral Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Canadian Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower or any other Canadian Guarantor in respect of payments made by such Canadian Guarantor hereunder, until all amounts owing to the ABL Collateral Agent and the other Secured Parties by any Borrower on account of the Borrower Obligations are paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments are terminated. If any amount shall be paid to any Canadian Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been paid in full in cash or any Letter of Credit shall remain outstanding (except for Letters of Credit that have been cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) or any of the Commitments shall remain in effect, such amount shall be held by such Canadian Guarantor in trust for the ABL Collateral Agent and the other Secured Parties, segregated from other funds of such Canadian Guarantor, and shall, forthwith upon receipt by such Canadian Guarantor, be turned over to the ABL Collateral Agent in the exact form received by such Canadian Guarantor (duly endorsed by such Canadian Guarantor to the ABL Collateral Agent, if required), to be held as collateral security for all of the Borrower Obligations (whether matured or unmatured) guaranteed by such Canadian Guarantor and/or then or at any time thereafter may be applied against any Borrower Obligations, whether matured or unmatured, in such order as the ABL Collateral Agent may determine.

2.4            Amendments, etc. with Respect to the Obligations. To the maximum extent permitted by law, each Canadian Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Canadian Guarantor and without notice to or further assent by any Canadian Guarantor, any demand for payment of any of the Borrower Obligations made by the ABL Collateral Agent, the Administrative Agent or any other Secured Party may be rescinded by the ABL Collateral Agent, the Administrative Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, waived, modified, accelerated, compromised, subordinated, waived, surrendered or released by the ABL Collateral Agent, the Administrative Agent or any other Secured Party, and the ABL Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, waived, modified, supplemented or terminated, in whole or in part, as the ABL Collateral Agent or the Administrative Agent (or the Required Lenders or the applicable Lender(s), as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the ABL Collateral Agent, the Administrative Agent or any other Secured Party for the payment of any of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. None of the ABL Collateral Agent, the Administrative Agent and each other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for any of the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto, except to the extent required by applicable law.

2.5            Guarantee Absolute and Unconditional. Each Canadian Guarantor waives, to the maximum extent permitted by applicable law, any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the ABL Collateral Agent, the Administrative Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; each of the Borrower Obligations, and any obligation contained therein, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between any of the Borrowers and any of the Canadian Guarantors, on the one hand, and the ABL Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Canadian Guarantor waives, to the maximum extent permitted by applicable law, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any of the Borrowers or any of the other Canadian Guarantors with respect to any of the Borrower Obligations. Each Canadian Guarantor understands and agrees, to the extent permitted by law, that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and not of collection. Each Canadian Guarantor hereby waives, to the maximum extent permitted by applicable law, any and all defenses (other than any claim alleging breach of a contractual provision of any of the Loan Documents) that it may have arising out of or in connection with any and all of the following: (a) the validity or enforceability of the ABL Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the ABL Collateral Agent, the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by any of the Borrowers against the ABL Collateral Agent, the Administrative Agent or any other Secured Party, (c) any change in the time, place, manner or place of payment, amendment, or waiver or increase in any of the Obligations, (d) any exchange, non-perfection, taking, or release of Collateral, (e) any change in the structure or existence of any of the Borrowers, (f) any application of Collateral to any of the Obligations, (g) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or the rights of the ABL Collateral Agent, the Administrative Agent or any other Secured Party with respect thereto, including, without limitation, (i) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of any currency (other than Dollars) for Dollars or the remittance of funds outside of such jurisdiction or the unavailability of Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice, (ii) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any Governmental Authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction, (iii) any expropriation, confiscation, nationalization or requisition by such country or any Governmental Authority that directly or indirectly deprives any Borrower or any Canadian Guarantor of any assets or their use, or of the ability to operate its business or a material part thereof, or (iv) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (i), (ii) or (iii) above (in each of the cases contemplated in clauses (i) through (iv) above, to the extent occurring or existing on or at any time after the date of this Agreement), or (h) any other circumstance whatsoever (other than payment in full in cash of the Borrower Obligations guaranteed by it hereunder) (with or without notice to or knowledge of any of the Borrowers or such Canadian Guarantor) or any existence of or reliance on any representation by the Secured Parties that constitutes, or might be construed to constitute, an equitable or legal discharge of any of the Borrowers for the Borrower Obligations, or of such Canadian Guarantor under the guarantee contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Canadian Guarantor, the ABL Collateral Agent, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any of the Borrowers, any other Canadian Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations guaranteed by such Canadian Guarantor hereunder or any right of offset with respect thereto, and any failure by the ABL Collateral Agent, the Administrative Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from any of the Borrowers, any other Canadian Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Borrower, any other Canadian Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Canadian Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the ABL Collateral Agent, the Administrative Agent or any other Secured Party against any Canadian Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6            Reinstatement. The guarantee of any Canadian Guarantor contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations guaranteed by such Canadian Guarantor hereunder is rescinded or must otherwise be restored or returned by the ABL Collateral Agent, the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Canadian Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Canadian Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.7            Payments. Each Canadian Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim, in Canadian Dollars (or in the case of any amount required to be paid in any other currency pursuant to the requirements of the ABL Credit Agreement or other agreement relating to the respective Obligations, such other currency), at the Administrative Agent’s office specified in subsection 11.2 of the ABL Credit Agreement or such other address as may be designated in writing by the Administrative Agent to such Canadian Guarantor from time to time in accordance with subsection 11.2 of the ABL Credit Agreement.

2.8            Remedies. The Administrative Agent and the Secured Parties need not seek or exhaust their recourse against any Borrower or any other Person or realize on any security interest they may hold in respect of the Borrower Obligations or the Guarantor Obligations before being entitled to (a) enforce payment and performance under this Agreement, or (b) pursue any other remedy against a Canadian Guarantor. Should the Administrative Agent or the Secured Parties elect to realize on any security interest they hold, either before, concurrently with, or after demand for payment under this Agreement, such Canadian Guarantor renounces the benefits of division or discussion.

SECTION 3            GRANT OF SECURITY INTEREST

3.1            Grant. Each Canadian Grantor hereby grants, assigns, hypothecates and pledges all of its present and after acquired personal property to the ABL Collateral Agent, for the benefit of the Secured Parties, including, without limitation, a security interest in all of the Collateral of such Canadian Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Canadian Grantor, except as provided in subsection 3.3 and subject to existing licenses to use the Copyrights, Patents, Trade-marks, Trade Secrets and Industrial Designs granted by such Canadian Grantor in the ordinary course of business and described on Schedule 3 hereto. The term “Collateral,” as to any Canadian Grantor, means all present and after acquired personal property of such Canadian Grantor, including the following property (wherever located) now owned or at any time hereafter acquired by such Canadian Grantor or in which such Canadian Grantor now has or at any time in the future may acquire any right, title or interest, except as provided in subsection 3.3:

(a)            all Accounts;

(b)            all Money (including all cash);

(c)            all Cash Equivalents;

(d)            all Chattel Paper;

(e)            all Contracts;

(f)            all Deposit Accounts;

(g)            all Documents of Title;

(h)            all Equipment and Goods;

(i)            all Intangibles;

(j)            all Instruments;

(k)            all Intellectual Property;

(l)            all Inventory;

(m)            all Investment Property;

(n)            all books and records relating to the foregoing;

(o)            the Collateral Proceeds Account; and

(p)            to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, Collateral shall not include any Pledged Collateral, Excluded Assets or any property or assets described in the proviso to the definition of Pledged Stock.

3.2            Pledged Collateral. Each Canadian Granting Party that is a Canadian Pledgor hereby grants to the ABL Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Collateral of such Canadian Pledgor now owned or at any time hereafter acquired by such Canadian Pledgor, including any Proceeds thereof, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Canadian Pledgor, except as provided in subsection 3.3.

3.3            Certain Limited Exceptions. No security interest is or will be granted pursuant to this Agreement or any other Security Document in any right, title or interest of any Canadian Granting Party under or in, and “Collateral” and “Pledged Collateral” shall not include the following (collectively, the “Excluded Assets”):

(a)            any Instruments, Contracts, Chattel Paper, Intangibles, Copyright Licenses, Patent Licenses, Trade-mark Licenses, Trade Secret Licenses, Industrial Design Licenses or other contracts or agreements with or issued by Persons other than Holding, a Subsidiary of Holding, the Parent Borrower, a Restricted Subsidiary or an Affiliate thereof (collectively, “Restrictive Agreements”) that would otherwise be included in the Security Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Security Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements (in each case, except to the extent that, pursuant to the PPSA and any other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements);

(b)            any Equipment or other property that would otherwise be included in the Security Collateral (and such Equipment or other property shall not be deemed to constitute a part of the Security Collateral) if such Equipment or other property (x) is subject to a Lien described in subsection 8.2(e) (with respect to Purchase Money Obligations or Capitalized Lease Obligations) or 8.2(n) of the ABL Credit Agreement (with respect to such Liens described in such subsection 8.2(e) of the ABL Credit Agreement) to the extent that the agreements governing such Purchase Money Obligations or Capitalized Lease Obligations prohibit the granting of a security interest to the ABL Collateral Agent hereunder (but in each case only for so long as such Liens are in place) or (y) is subject to any Lien in respect of Hedging Obligations permitted by subsection 8.2(d) of the ABL Credit Agreement that do not constitute Secured Bank Product Obligations of the ABL Credit Agreement to the extent that the agreements governing such Hedging Obligations prohibit the granting of a security interest to the ABL Collateral Agent hereunder (but in each case only for so long as such Liens are in place), and, in the case of such other property, such other property consists solely of (i) cash, Cash Equivalents or Temporary Cash Investments, together with proceeds, dividends and distributions in respect thereof, (ii) any assets relating to such assets, proceeds, dividends or distributions, or to such Hedging Obligations, and/or (iii) any other assets consisting of, relating to or arising under or in connection with (1) any Hedging Obligations or (2) any other agreements, instruments or documents related to any such Hedging Obligations or to any of the assets referred to in any of clauses (i) through (iii) of this clause (y);

(c)            any property that (A) would otherwise be included in the Security Collateral (and such property shall not be deemed to constitute a part of the Security Collateral) if such property has been sold or otherwise transferred in connection with a Sale and Leaseback Transaction or (B) is subject to any Liens permitted under subsection 8.2 of the ABL Credit Agreement which relates to property subject to any such Sale and Leaseback Transaction or Intangibles related thereto (but only for so long as such Liens are in place), provided that, notwithstanding the foregoing, a security interest of the Collateral Agent shall attach to any money, securities or other consideration received by any Canadian Grantor as consideration for the sale or other disposition of such property as and to the extent such consideration would otherwise constitute Security Collateral;

(d)            each Canadian Pledgor acknowledges that certain of the Pledged Collateral of such Canadian Pledgor may now or in the future consist of ULC Shares, and that it is the intention of the ABL Collateral Agent and each Canadian Pledgor that neither the ABL Collateral Agent nor any other Secured Party should under any circumstances prior to realization be held to be a “member” or “shareholder,” as applicable, of a ULC for the purposes of any ULC Laws. Therefore, notwithstanding any provisions to the contrary contained in this Agreement, the ABL Credit Agreement or any other Loan Document, where a Canadian Pledgor is the registered and beneficial owner of ULC Shares which are Pledged Collateral of such Canadian Pledgor, such Canadian Pledgor will remain the sole registered and beneficial owner of such ULC Shares until such time as such ULC Shares are effectively transferred into the name of the ABL Collateral Agent, any other Secured Party, or any other Person on the books and records of the applicable ULC. Accordingly, each Canadian Pledgor shall be entitled to receive and retain for its own account any dividend or other distribution, if any, in respect of such ULC Shares (except for any dividend or distribution comprised of Certificated Securities representing Pledged Collateral, which shall be delivered to the ABL Collateral Agent to hold as Pledged Collateral hereunder) and shall have the right to vote such ULC Shares and to control the direction, management and policies of the applicable ULC to the same extent as such Canadian Pledgor would if such ULC Shares were not pledged to the ABL Collateral Agent pursuant hereto. Nothing in this Agreement, the ABL Credit Agreement or any other Loan Document is intended to, and nothing in this Agreement, the ABL Credit Agreement or any other Loan Document shall, constitute the ABL Collateral Agent, any other Secured Party, or any other Person other than the applicable Canadian Pledgor, a member or shareholder of a ULC for the purposes of any ULC Laws (whether listed or unlisted, registered or beneficial), until such time as notice is given to such Canadian Pledgor and further steps are taken pursuant hereto or thereto so as to register the ABL Collateral Agent, any other Secured Party, or such other Person, as specified in such notice, as the holder of the ULC Shares. To the extent any provision hereof would have the effect of constituting the ABL Collateral Agent or any other Secured Party as a member or a shareholder, as applicable, of any ULC prior to such time, such provision shall be severed herefrom and shall be ineffective with respect to ULC Shares which are Pledged Collateral of any Canadian Pledgor, without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Pledged Collateral of any Canadian Pledgor which is not ULC Shares. Except upon the exercise of rights of the ABL Collateral Agent to sell, transfer or otherwise dispose of ULC Shares in accordance with this Agreement, each Canadian Pledgor shall not cause or permit, or enable an Issuer that is a ULC to cause or permit, the ABL Collateral Agent or any other Secured Party to: (a) be registered as a shareholder or member of such Issuer; (b) have any notation entered in their favour in the share register of such Issuer; (c) be held out as shareholders or members of such Issuer; (d) receive, directly or indirectly, any dividends, property or other distributions from such Issuer by reason of the ABL Collateral Agent holding the security interests over the ULC Shares; or (e) act as a shareholder of such Issuer, or exercise any rights of a shareholder including the right to attend a meeting of shareholders of such Issuer or to vote its ULC Shares;

(e)            Capital Stock which is described in the proviso to the definition of Pledged Stock;

(f)            any interest in leased real property (including fixtures related thereto) (and there shall be no requirement to deliver landlord lien waivers, estoppels or collateral access letters);

(g)            any fee interest in owned real property (including fixtures related thereto) if the fair market value of such fee interest is less than the Dollar Equivalent of $25,000,000 individually;

(h)            any Vehicles;

(i)            assets to the extent the granting or perfecting of a security interest in such assets would result in costs or other consequences to Holding or any of its Subsidiaries as reasonably determined in writing by the Parent Borrower, the Administrative Agent and, to the extent such assets would otherwise constitute Collateral, the ABL Collateral Agent, that are excessive in view of the benefits that would be obtained by the Secured Parties;

(j)            those assets over which the granting of security interests in such assets would be prohibited by contract permitted under the ABL Credit Agreement, applicable law or regulation or the organizational or joint venture documents of any non-wholly owned Subsidiary (after giving effect to the applicable anti-assignment provisions of the PPSA, or any other applicable law or principles of equity as in effect in any relevant jurisdiction), or to the extent that such security interests would result in material adverse tax consequences to the Parent Borrower or any one or more of its Subsidiaries as reasonably determined in writing by the Parent Borrower and consented to in writing by the ABL Collateral Agent (it being understood that the Lenders shall not require the Canadian Borrower or any of its subsidiaries to enter into any security agreements or pledge agreements governed by foreign law);

(k)            Foreign Intellectual Property; and

(l)            any aircraft, airframes, aircraft engines, helicopters, vessels or rolling stock or any Equipment or other assets constituting a part thereof.

3.3.1            The Collateral shall not include the last day of the term of any lease or agreement therefor but upon the enforcement of the security interest granted hereby in the Collateral, the Canadian Grantors or any of them shall stand possessed of such last day in trust to assign the same to any person acquiring such term.

3.3.2            The term “Goods” when used in this Agreement shall not include Consumer Goods of any Canadian Grantor.

3.3.3            Notwithstanding subsection 3.1, any Canadian Grantor’s grant of security in Trade-marks under this Agreement shall be limited to a grant by such Canadian Grantor of a security interest in all of such Canadian Grantor’s right, title and interest in such Trade-marks.

3.3.4            Each Canadian Grantor and the ABL Collateral Agent hereby acknowledge that (a) value has been given in respect of the security interests granted herein; (b) such Canadian Grantor has rights in the Collateral in which it has granted a security interest (other than after-acquired property); (c) this Agreement constitutes a security agreement as that term is defined in the PPSA; (d) it has not agreed to postpone the time of attachment of the security interest granted hereunder; and (e) it has received a copy of this Agreement.

3.3.5            If the Collateral is realized upon and the security interest in the Collateral is not sufficient to satisfy all of the Borrower Obligations or Guarantor Obligations, each Canadian Grantor acknowledges and agrees that, subject to the provisions of the PPSA, such Canadian Grantor shall continue to be liable for any Borrower Obligations or Guarantor Obligations, as applicable, remaining outstanding and the ABL Collateral Agent shall be entitled to pursue full payment thereof.

SECTION 4            REPRESENTATIONS AND WARRANTIES

4.1            Representations and Warranties of Each Canadian Guarantor. To induce the ABL Collateral Agent and the Lenders to enter into the ABL Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Canadian Guarantor hereby represents and warrants to the ABL Collateral Agent and each other Secured Party that the representations and warranties set forth in Section 5 of the ABL Credit Agreement as they relate to such Canadian Guarantor or to the Loan Documents to which such Canadian Guarantor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the ABL Collateral Agent and each other Secured Party shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that each reference in each such representation and warranty to the Parent Borrower’s knowledge shall, for the purposes of this subsection 4.1, be deemed to be a reference to such Canadian Guarantor’s knowledge.

4.2            Representations and Warranties of Each Canadian Grantor. To induce the ABL Collateral Agent and the Lenders to enter into the ABL Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Canadian Grantor hereby represents and warrants to the ABL Collateral Agent and each other Secured Party that, in each case after giving effect to the Transactions:

4.2.1            Title; No Other Liens. Except for the security interests granted to the ABL Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on such Canadian Grantor’s Security Collateral by the ABL Credit Agreement (including, without limitation, subsection 8.2 thereof), such Canadian Grantor owns each item of such Canadian Grantor’s Collateral free and clear of any and all Liens. As of the Closing Date, except as set forth on Schedule 3, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Canadian Grantor’s Security Collateral is on file or of record in any public office in Canada, any province, territory or dependency thereof or the District of Columbia, except such as have been filed in favour of the ABL Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as are permitted by the ABL Credit Agreement (including, without limitation, subsection 8.2 thereof) or any other Loan Document or for which financing charge statements or discharges will be delivered on the Closing Date.

4.2.2            Perfected First Priority Liens.

(a)            This Agreement is effective to create, as collateral security for the Obligations of such Canadian Grantor, valid and enforceable Liens on such Canadian Grantor’s Security Collateral in favour of the ABL Collateral Agent for the benefit of the Secured Parties, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(b)            Except with regard to (i) Liens (if any) on Specified Assets and (ii) any rights in favour of the Canadian federal, provincial or territorial government as required by law (if any), upon the completion of the Filings and, with respect to Instruments, Chattel Paper and Documents of Title, upon the earlier of such Filing or the delivery to and continuing possession by the ABL Collateral Agent of all Instruments, Chattel Paper and Documents of Title a security interest in which is perfected by possession, and upon obtaining and maintenance of “control” (as defined in the STA) by the ABL Collateral Agent or any nominee of the ABL Collateral Agent with respect to Pledged Stock), the Liens created pursuant to this Agreement will constitute valid Liens on and (to the extent provided herein) perfected security interests in such Canadian Grantor’s Security Collateral in favour of the ABL Collateral Agent for the benefit of the Secured Parties, and will be prior to all other Liens of all other Persons, in each case other than Liens permitted to have priority pursuant to subsection 8.2 of the ABL Credit Agreement, and enforceable as such as against all other Persons other than Ordinary Course Transferees, except to the extent that the recording of an assignment or other transfer of title to the ABL Collateral Agent or the recording of other applicable documents in the Canadian Intellectual Property Office may be necessary for perfection or enforceability, and except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. As used in this subsection 4.2.2(b), the following terms shall have the following meanings:

“Filings”: the filing or recording of (i) the Financing Statements as set forth in Schedule 3, (ii) this Agreement or short form or a notice thereof with respect to Intellectual Property as set forth in Schedule 3, and (iii) any filings after the Closing Date in any other jurisdiction as may be necessary under any Requirement of Law.

“Financing Statements”: the financing statements or financing change statements for filing in the jurisdictions listed in Schedule 4A which such schedule includes the jurisdictions where each Canadian Grantor has tangible personal property.

“Ordinary Course Transferees”: (i) with respect to Goods only, buyers in the ordinary course of business and lessees in the ordinary course of business, (ii) with respect to Intangibles only, licensees in the ordinary course of business and (iii) any other Person who is entitled to take free of the Lien pursuant to the PPSA as in effect from time to time in the relevant jurisdiction.

“Specified Assets”: the following property and assets of such Canadian Grantor:

(1)	Patents, Patent Licenses, Trade-marks, Trade-mark Licenses, Industrial Designs and Industrial Design Licenses to the extent that (a) Liens thereon cannot be perfected by the filing of financing statements under the PPSA or by the filing and acceptance of this Agreement or intellectual property security agreements in the Canadian Intellectual Property Office or (b) such Patents, Patent Licenses, Trade-marks, Trade-mark Licenses, Industrial Designs and Industrial Design Licenses are not, individually or in the aggregate, material to the business of the Parent Borrower and its Subsidiaries taken as a whole;

(2)	Copyrights and Copyright Licenses with respect thereto and Accounts or receivables arising therefrom to the extent that the PPSA is not applicable to the creation or perfection of Liens thereon or Liens thereon cannot be perfected by filing and acceptance of intellectual property security agreements in the Canadian Intellectual Property Office;

(3)	Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside of Canada and the United States of America (or any province, territory or state thereof, as applicable);

(4)	Goods included in Collateral received by any Person from any Canadian Grantor for “sale or return” to the extent of claims of creditors of such Person;

(5)	fixtures, Vehicles, any other assets subject to certificates of title, Money and Cash Equivalents (other than Cash Equivalents constituting Investment Property to the extent a security interest therein is perfected by the filing of a financing statement under the PPSA as in effect from time to time in the relevant jurisdiction);

(6)	Proceeds of Accounts or Inventory which do not themselves constitute Collateral or which do not constitute identifiable cash Proceeds or which have not yet been transferred to or deposited in the Collateral Proceeds Account (if any) or the Concentration Account of a Canadian Grantor subject to the ABL Collateral Agent’s control;

(7)	Contracts, Accounts or receivables subject to the Financial Administration Act (Canada);

(8)	Uncertificated Securities (to the extent a security interest is not perfected by the filing of a financing statement under the PPSA as in effect from time to time in the relevant jurisdiction);

(9)	any Goods in which a security interest is not perfected by filing a financing statement in either the applicable Canadian Grantor’s jurisdiction of organization or the jurisdiction of the location of such Goods; and

(10)	any assets specifically requiring perfection through control agreements (including cash, cash equivalents, deposit accounts or other bank or securities accounts), other than (i) any assets in which a security interest is automatically perfected by filings under the PPSA, (ii) Pledged Stock and (iii) DDAs, Concentration Accounts and the Canadian Core Concentration Account (in each case only to the extent required pursuant to subsection 4.16 of the ABL Credit Agreement).

4.2.3            Jurisdiction of Organization and Location of Collateral. On the date hereof, such Canadian Grantor’s jurisdiction of organization, location of its chief executive office and the location of its Collateral are as specified on Schedule 4B, including the books and records relating to the Collateral.

4.2.4            [Reserved]

4.2.5            Accounts Receivable. The amounts represented by such Canadian Grantor to the Administrative Agent or the other Secured Parties from time to time as owing by each account debtor or by all account debtors in respect of such Canadian Grantor’s Accounts Receivable constituting Collateral will at such time be the correct amount, in all material respects, actually owing by such account debtor or debtors thereunder, except to the extent that appropriate reserves therefor have been established on the books of such Canadian Grantor in accordance with GAAP. Unless otherwise indicated in writing to the Administrative Agent, each Account Receivable of such Canadian Grantor arises out of a bona fide sale and delivery of goods or rendition of services by such Canadian Grantor. Such Canadian Grantor has not given any account debtor any deduction in respect of the amount due under any such Account, except in the ordinary course of business, as otherwise permitted by the Loan Documents or as such Canadian Grantor may otherwise advise the Administrative Agent in writing.

4.2.6            Patents, Trade-marks, Copyrights and Industrial Designs. Schedule 5 lists all material Trade-marks, material Copyrights, material Patents and material Industrial Designs, in each case, registered in the Canadian Intellectual Property Office and owned by such Canadian Grantor in its own name as of the date hereof, and all material Trade-mark Licenses, all material Copyright Licenses, all material Patent Licenses and all material Industrial Design Licenses (including, without limitation, material Trade-mark Licenses for registered Trade-marks, material Copyright Licenses for registered Copyrights, material Patent Licenses for registered Patents and material Industrial Design Licenses for registered Industrial Designs but excluding licenses to commercially available “off-the-shelf” software) owned by such Canadian Grantor in its own name as of the date hereof, in each case, other than Foreign Intellectual Property.

4.2.7            [Reserved].

4.3            Representations and Warranties of Each Canadian Pledgor. To induce the ABL Collateral Agent, the Administrative Agent and the Lenders to enter into the ABL Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Canadian Pledgor hereby represents and warrants to the ABL Collateral Agent and each other Secured Party that:

4.3.1            Except as provided in subsection 3.3, the shares of Pledged Stock pledged by such Canadian Pledgor hereunder include all the issued and outstanding shares of all classes of the Capital Stock of such Subsidiary owned by such Canadian Pledgor.

4.3.2            [Reserved].

4.3.3            Such Canadian Pledgor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens securing Indebtedness owing to any other Person, except the security interest created by this Agreement and Liens permitted by subsection 8.2 of the ABL Credit Agreement.

4.3.4            Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon delivery to the ABL Collateral Agent of the Certificated Securities evidencing the Pledged Securities held by such Canadian Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created by this Agreement in such Pledged Securities constituting Certificated Securities, assuming the continuing possession of such Pledged Securities by the ABL Collateral Agent will constitute a valid, perfected first priority security interest in such Pledged Securities to the extent provided in and governed by the PPSA enforceable in accordance with its terms against all creditors of such Canadian Pledgor and any Persons purporting to purchase such Pledged Securities from such Canadian Pledgor, in each case subject to Liens permitted by subsection 8.2 of the ABL Credit Agreement to attach to such Pledged Securities, and except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.3.5            Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon the earlier of (x) the filing of the Financing Statements or of financing statements delivered pursuant to subsection 7.9 of the ABL Credit Agreement in the relevant jurisdiction and (y) the obtaining and maintenance of “control” (as described in the STA) by the ABL Collateral Agent (or its agent appointed for purposes of perfection), of all Pledged Securities that constitute Uncertificated Securities, the security interest created by this Agreement in such Pledged Securities that constitute Uncertificated Securities and upon filing of the financing statements listed on Schedule 3, will constitute a valid, perfected (and in the case of clause (y), first priority) security interest in such Pledged Securities constituting Uncertificated Securities to the extent provided in and governed by the STA, enforceable in accordance with its terms against all creditors of such Canadian Pledgor and any persons purporting to purchase such Pledged Securities from such Canadian Pledgor, to the extent provided in and governed by the STA, in each case subject to Liens permitted by subsection 8.2 of the ABL Credit Agreement to attach to such Pledged Securities, and except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.4            Representations and Warranties of Each Canadian Granting Party.

4.4.1            As of the Closing Date, Schedule 4B sets forth the full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability company certificate of formation or similar organizational documents, in each case as amended to date), the type of organization, the jurisdiction of organization (or formation, as applicable), the organizational identification number and the principal place of business (or chief executive office address if such Canadian Grantor has more than one principal place of business) and the preferred mailing address (if different than chief executive office) of each Canadian Granting Party.

SECTION 5            COVENANTS

5.1            Covenants of Each Canadian Guarantor. Each Canadian Guarantor covenants and agrees with the ABL Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans, any Reimbursement Obligations with respect to Letters of Credit, and all other Obligations then due and owing, shall have been paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments shall have terminated, (ii) as to any Canadian Guarantor, a sale or other disposition of all the Capital Stock of such Canadian Guarantor (other than to the Canadian Borrower or a Canadian Guarantor), or any other transaction or occurrence as a result of which such Canadian Guarantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the ABL Credit Agreement or (iii) as to any Canadian Guarantor, such Canadian Guarantor becoming an Excluded Subsidiary, such Canadian Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Canadian Guarantor or any of its Restricted Subsidiaries.

5.2            Covenants of Each Canadian Grantor. Each Canadian Grantor covenants and agrees with the ABL Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the date upon which the Loans, any Reimbursement Obligations with respect to, and all other Obligations then due and owing shall have been paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments shall have terminated, (ii) as to any Canadian Grantor, a sale or other disposition of all the Capital Stock of such Canadian Grantor (other than to the Canadian Borrower or a Canadian Guarantor), or any other transaction or occurrence as a result of which such Canadian Grantor ceases to be a Restricted Subsidiary of the Parent Borrower, in each case that is permitted under the ABL Credit Agreement or (iii) as to any Canadian Grantor, such Canadian Grantor becoming an Excluded Subsidiary:

5.2.1            Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of such Canadian Grantor’s Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Canadian Grantor shall (except as provided in the following sentence) be entitled to retain possession of all Collateral of such Canadian Grantor evidenced by any Instrument or Chattel Paper, and shall hold all such Collateral in trust for the ABL Collateral Agent, for the benefit of the Secured Parties. In the event that an Event of Default shall have occurred and be continuing, upon the request of the ABL Collateral Agent such Instrument or Chattel Paper shall be promptly delivered to the ABL Collateral Agent, duly endorsed in a manner reasonably satisfactory to the ABL Collateral Agent, to be held as Collateral pursuant to this Agreement. Such Canadian Grantor shall not permit any other Person to possess any such Collateral at any time other than in connection with any sale or other disposition of such Collateral in a transaction permitted by the ABL Credit Agreement.

5.2.2            [Reserved]

5.2.3            Payment of Obligations. Such Canadian Grantor will pay and discharge or otherwise satisfy before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon such Canadian Grantor’s Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, material claims for labour, materials and supplies) against or with respect to such Canadian Grantor’s Collateral, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of such Canadian Grantor and except to the extent that failure to do so, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.2.4            Maintenance of Perfected Security Interest; Further Documentation.

(a)            Such Canadian Grantor shall maintain the security interest created by this Agreement in such Canadian Grantor’s Collateral as a perfected security interest as and to the extent described in subsection 4.2.2 and to defend the security interest created by this Agreement in such Canadian Grantor’s Collateral against the claims and demands of all Persons whomsoever (subject to the other provisions hereof).

(b)            Such Canadian Grantor will furnish to the ABL Collateral Agent from time to time statements and schedules further identifying and describing such Canadian Grantor’s Collateral and such other reports in connection with such Canadian Grantor’s Collateral as the ABL Collateral Agent may reasonably request in writing, all in reasonable detail.

(c)            At any time and from time to time, upon the written request of the ABL Collateral Agent, and at the sole expense of such Canadian Grantor, such Canadian Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the ABL Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Canadian Grantor, including, without limitation, the filing of any financing statements or financing change statements under the PPSA as in effect from time to time in any Canadian jurisdiction with respect to the security interests created hereby; provided that, notwithstanding any other provision of this Agreement or any other Loan Document, neither the Canadian Borrower nor any Canadian Grantor will be required to (i) take any action in any jurisdiction other than Canada, or required by the laws of any such non-Canadian jurisdiction, or enter into any security agreement or pledge agreement governed by the laws of any such non-Canadian jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of Canada or to perfect any security interests (or other Liens) in any Collateral, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) as required by subsection 4.16 of the ABL Credit Agreement and (B) in the case of Security Collateral that constitutes Capital Stock or Intercompany Notes in certificated form, delivering such Capital Stock or Intercompany Notes to the ABL Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), (iii) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or securities accounts) (except, in each case (A) as required by subsection 4.16 of the ABL Credit Agreement and (B) to the extent consisting of proceeds perfected by the filing of a financing statement under the PPSA or, in the case of Pledged Stock, by being held by the ABL Collateral Agent or an Additional Agent as agent for the ABL Collateral Agent), (iv) deliver landlord lien waivers, estoppels or collateral access letters or (v) file any fixture filing with respect to any security interest in fixtures affixed to or attached to any real property constituting Excluded Assets.

(d)            The ABL Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining a delivery of documents or other deliverables with respect to, particular assets of any Canadian Grantor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.

5.2.5            Changes in Name, Jurisdiction of Organization, etc. Such Canadian Grantor will give prompt written notice to the ABL Collateral Agent of any change in its name, legal form or jurisdiction of organization (whether by amalgamation or otherwise) (and in any event, within 30 days of such change); provided that, promptly after receiving a written request therefor from the ABL Collateral Agent, such Canadian Grantor shall deliver to the ABL Collateral Agent all additional financing statements or financing change statements and other documents reasonably necessary or desirable to maintain the validity, perfection and priority of the security interests created hereunder and other documents reasonably requested by the ABL Collateral Agent to maintain the validity, perfection and priority of the security interests as and to the extent provided for herein and upon receipt of such additional financing statements the ABL Collateral Agent shall either promptly file such additional financing statements or approve the filing of such additional financing statements by such Canadian Grantor. Upon any such approval such Canadian Grantor shall proceed with the filing of the additional financing statements and deliver copies (or other evidence of filing) of the additional filed financing statements to the ABL Collateral Agent.

5.2.6            Notices. Such Canadian Grantor will advise the ABL Collateral Agent promptly, in reasonable detail, of:

(a)            any Lien (other than security interests created hereby or permitted by the ABL Credit Agreement (including Liens permitted by subsection 8.2 of the ABL Credit Agreement) on any of such Canadian Grantor’s Collateral which would materially adversely affect the ability of the ABL Collateral Agent to exercise any of its remedies hereunder; and

(b)            the occurrence of any other event which would reasonably be expected to have a material adverse effect on the security interests created hereby.

5.2.7            Pledged Stock. In the case of each Canadian Grantor that is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock other than ULC Shares issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the ABL Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.1 with respect to the Pledged Stock issued by it and (iii) the terms of subsections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3(c) or 6.7 with respect to the Pledged Stock other than ULC Shares issued by it.

5.2.8            Accounts Receivable.

(a)            With respect to Accounts Receivable, such Canadian Grantor will not, other than in the ordinary course of business or as permitted by the Loan Documents, (i) grant any extension of the time of payment of any of such Canadian Grantor’s Accounts Receivable, (ii) compromise or settle any such Account Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any such Account Receivable, (iv) allow any credit or discount whatsoever on any such Account Receivable, (v) amend, supplement or modify any such Account Receivable unless such extensions, compromises, settlements, releases, credits, discounts, amendments, supplements or modifications would not reasonably be expected to materially adversely affect the value of the Accounts Receivable taken as a whole or (vi) evidence any Accounts Receivable by an Instrument as Chattel Paper.

(b)            Such Canadian Grantor will deliver to the ABL Collateral Agent a copy of each material demand, notice or document received by it from any obligor under the Accounts Receivable that disputes the validity or enforceability of more than 7.5% of the aggregate amount of the then outstanding Accounts Receivable.

5.2.9            Maintenance of Records. Such Canadian Grantor will keep and maintain at its own cost and expense reasonably satisfactory records of its Collateral, including, without limitation, a record of all payments received and all credits granted with respect to such Collateral, and shall mark such records to evidence this Agreement and the Liens and the security interests created hereby.

5.2.10            Acquisition of Intellectual Property. Concurrently with the delivery of the annual Compliance Certificate pursuant to subsection 7.2(a) of the ABL Credit Agreement, the Borrower Representative will notify the ABL Collateral Agent of any acquisition by the Canadian Grantor of (i) any registration of any material Copyright, Patent, Trade-mark or Industrial Design or (ii) any exclusive rights under a material Copyright License, Patent License, Trade-mark License or Industrial Design License constituting Collateral, and shall take such actions as may be reasonably requested by the ABL Collateral Agent (but only to the extent such actions are within such Canadian Grantor’s control) to perfect the security interest granted to the ABL Collateral Agent and the other Secured Parties therein, to the extent provided herein in respect of any Copyright, Patent, Trade-mark or Industrial Design constituting Collateral, by (x) the execution and delivery of an amendment or supplement to this Agreement (or amendments to any such agreement previously executed or delivered by such Canadian Grantor) and/or (y) the making of appropriate registrations (I) of financing statements under the PPSA as in effect from time to time in any applicable jurisdiction and/or (II) in the Canadian Intellectual Property Office, or with any other applicable Canadian governmental authority.

5.2.11            [Reserved].

5.2.12            [Reserved].

5.2.13            Deposit Accounts; etc. Such Canadian Grantor shall take, or refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no breach of subsection 4.16 of the ABL Credit Agreement is caused by the failure to take such action or to refrain from taking such action by such Canadian Grantor or any of its Subsidiaries.

5.2.14            Protection of Trade-marks. Such Canadian Grantor shall, with respect to any Trade-marks that are material to the business of such Canadian Grantor, use commercially reasonable efforts not to cease the use of any of such Trade-marks or fail to maintain the level of the quality of products sold and services rendered under any of such Trade-marks at a level at least substantially consistent with the quality of such products and services as of the date hereof, and shall use commercially reasonable efforts to take all steps reasonably necessary to ensure that licensees of such Trade-marks use such consistent standards of quality, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

5.2.15            Protection of Intellectual Property. Subject to and except as permitted by the ABL Credit Agreement, such Canadian Grantor shall use commercially reasonable efforts not to do any act or omit to do any act whereby any of the Intellectual Property that is material to the business of Canadian Grantor may lapse, expire, or become abandoned, or unenforceable, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

5.2.16            Assignment of Letter-of-Credit Rights. In the case of any letters of credit not constituting Excluded Assets acquired following the Closing Date and constituting Collateral, such Canadian Grantor shall use its commercially reasonable efforts to promptly obtain the consent of the issuer thereof and any nominated person thereon to the assignment of the proceeds of the related letter of credit.

5.3            Covenants of Each Canadian Pledgor. Each Canadian Pledgor covenants and agrees with the ABL Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earliest to occur of (i) the Loans, any Reimbursement Obligations with respect to Letters of Credit, and all other Obligations then due and owing shall have been paid in full in cash, no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender) and the Commitments shall have terminated, (ii) as to any Canadian Pledgor, a sale or other disposition of all the Capital Stock of such Canadian Pledgor (other than to the Canadian Borrower or a Canadian Guarantor), or any other transaction or occurrence as a result of which such Canadian Pledgor ceases to be a Restricted Subsidiary of the Parent Borrower, in each that is permitted under the ABL Credit Agreement or (iii) as to any Canadian Pledgor, such Canadian Pledgor becoming an Excluded Subsidiary:

5.3.1            Additional Shares. If such Canadian Pledgor shall, as a result of its ownership of its Pledged Stock, become entitled to receive or shall receive any Certificated Securities (including, without limitation, any Certificated Securities representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any Certificated Securities issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Canadian Pledgor shall accept the same as the agent of the ABL Collateral Agent and the other Secured Parties, hold the same in trust for the ABL Collateral Agent and the other Secured Parties and deliver the same forthwith to the ABL Collateral Agent (who will hold the same on behalf of the Secured Parties as Pledged Collateral) in the exact form received, duly endorsed by such Canadian Pledgor to the ABL Collateral Agent, as applicable, if required, together with an undated stock power covering such Certificated Securities duly executed in blank by such Canadian Grantor, to be held by the ABL Collateral Agent subject to the terms hereof, as additional collateral security for the Obligations (subject to subsection 3.3). Any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Issuer (except any liquidation or dissolution of any Subsidiary of the Parent Borrower not prohibited by the ABL Credit Agreement) shall be paid over to the ABL Collateral Agent to be held by the ABL Collateral Agent subject to the terms hereof as additional collateral security for the Obligations, and, except in the case of ULC Shares, in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject to a perfected security interest in favour of the ABL Collateral Agent, be delivered to the ABL Collateral Agent to be held by the ABL Collateral Agent subject to the terms hereof as additional collateral security for the Obligations, in each case except as otherwise provided by the applicable Intercreditor Agreement. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such Canadian Pledgor, such Canadian Pledgor shall, until such money or property is paid or delivered to the ABL Collateral Agent hold such money or property in trust for the Secured Parties, segregated from other funds of such Canadian Pledgor, as additional collateral security for the Obligations.

5.3.2            [Reserved].

5.3.3            Pledged Notes. Such Canadian Pledgor shall, within 60 days (or such longer period as may be agreed by the ABL Collateral Agent in its sole discretion) following the date of this Agreement (or on such later date upon which it becomes a party hereto pursuant to subsection 9.15), deliver to the ABL Collateral Agent all Pledged Notes then held by such Canadian Pledgor endorsed in blank or, at the request of the ABL Collateral Agent, endorsed to the ABL Collateral Agent. Furthermore, within ten Business Days after any Canadian Pledgor obtains a Pledged Note, such Canadian Pledgor shall cause such Pledged Note to be delivered to the ABL Collateral Agent endorsed in blank or, at the request of the ABL Collateral Agent, endorsed to the ABL Collateral Agent.

5.3.4            Maintenance of Security Interest.

(a)            Such Canadian Pledgor shall maintain the security interest created by this Agreement in such Canadian Pledgor’s Pledged Collateral as a security interest having at least the perfection and priority described in subsection 4.3.4 or subsection 4.3.5, as applicable and shall defend such security interest against the claims and demands of all Persons whomsoever. At any time and from time to time, upon the written request of the ABL Collateral Agent and at the sole expense of such Canadian Pledgor, such Canadian Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as the ABL Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Canadian Pledgor; provided, that notwithstanding any other provision of this Agreement or any other Loan Documents, neither the Parent Borrower nor any other Canadian Pledgor will be required to (i) take any action in any jurisdiction other Canada, or required by the laws of any such non-Canadian jurisdiction, or enter into any security agreement or pledge agreement governed by the laws of any such non-Canadian jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of Canada or to perfect any security interests (or other Liens) in any Collateral, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except (A) as required by subsection 4.16 of the ABL Credit Agreement and (B) in the case of Security Collateral that constitutes Capital Stock or Intercompany Notes in certificated form, delivering such Capital Stock or Intercompany Notes to the ABL Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), (iii) take any action in order to perfect any security interests in any assets specifically requiring perfection through control (including cash, cash equivalents, deposit accounts or securities accounts) constituting Excluded Assets (except, in each case, to the extent consisting of proceeds perfected by the filing of a financing statement under the PPSA or, in the case of Pledged Stock, by being held by the ABL Collateral Agent or an Additional Agent as agent for the ABL Collateral Agent), (iv) deliver landlord lien waivers, estoppels or collateral access letters or (v) file any fixture filing with respect to any security interest in fixtures affixed to or attached to any real property constituting Excluded Assets.

(b)            The ABL Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or obtaining or delivery of documents or other deliverables with respect to, particular assets of any Canadian Pledgor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Security Documents.

SECTION 6             REMEDIAL PROVISIONS

6.1            Certain Matters Relating to Accounts.

(a)            At any time and from time to time after the occurrence and during the continuance of an Event of Default, the ABL Collateral Agent shall have the right to make test verifications of the Accounts Receivable constituting Collateral in any reasonable manner and through any reasonable medium that it reasonably considers advisable, and the relevant Canadian Grantor shall furnish all such assistance and information as the ABL Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default upon the ABL Collateral Agent’s reasonable request and at the expense of the relevant Canadian Grantor, such Canadian Grantor shall cause independent public or chartered accountants or others reasonably satisfactory to the ABL Collateral Agent to furnish to the ABL Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable constituting Collateral.

(b)            The ABL Collateral Agent hereby authorizes each Canadian Grantor to collect such Canadian Grantor’s Accounts Receivable and the ABL Collateral Agent may curtail or terminate said authority at any time, without limiting the ABL Collateral Agent’s rights under subsection 4.16 of the ABL Credit Agreement, after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement. If required by the ABL Collateral Agent at any time, without limiting the ABL Collateral Agent’s rights under subsection 4.16 of the ABL Credit Agreement, after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement any Proceeds constituting payments or other cash Proceeds of Accounts Receivable constituting Collateral, when collected by such Canadian Grantor, (i) shall be forthwith (and, in any event, within two Business Days of receipt by such Canadian Grantor) deposited in, or otherwise transferred by such Canadian Grantor to, the Collateral Proceeds Account, subject to withdrawal by the ABL Collateral Agent for the account of the Secured Parties only as provided in subsection 6.5, and (ii) until so turned over, shall be held by such Canadian Grantor in trust for the ABL Collateral Agent and the other Secured Parties, segregated from other funds of such Canadian Grantor. All Proceeds constituting collections or other cash Proceeds of Accounts Receivable constituting Collateral while held by the Collateral Account Bank (or by any Canadian Grantor in trust for the benefit of the ABL Collateral Agent and the other Secured Parties) shall continue to be collateral security for all of the Obligations and shall not constitute payment thereof until applied as hereinafter provided. At any time when an Event of Default specified in subsection 9(a) of the ABL Credit Agreement has occurred and is continuing at the ABL Collateral Agent’s election, each of the ABL Collateral Agent and the Administrative Agent may apply all or any part of the funds on deposit in the Collateral Proceeds Account established by the relevant Canadian Grantor to the payment of the Obligations of such Canadian Grantor then due and owing, such application to be made as set forth in subsection 6.5. So long as no Event of Default has occurred and is continuing, the funds on deposit in the Collateral Proceeds Account shall be remitted as provided in subsection 6.1(d).

(c)            At any time and from time to time after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement at the ABL Collateral Agent’s request, each Canadian Grantor shall deliver to the ABL Collateral Agent copies or, if required by the ABL Collateral Agent for the enforcement thereof or foreclosure thereon, originals of all documents held by such Canadian Grantor evidencing, and relating to, the agreements and transactions which gave rise to such Canadian Grantor’s Accounts Receivable constituting Collateral, including, without limitation, all statements relating to such Canadian Grantor’s Accounts Receivable constituting Collateral and all orders, invoices and shipping receipts related thereto.

(d)            So long as no Event of Default has occurred and is continuing the ABL Collateral Agent shall instruct the Collateral Account Bank to promptly remit any funds on deposit in each Canadian Grantor’s Collateral Proceeds Account to any account designated by such Canadian Grantor, maintained in compliance with the provisions of subsection 4.16 of the ABL Credit Agreement. In the event that an Event of Default has occurred and is continuing the ABL Collateral Agent, at its option, may require that each Collateral Proceeds Account and the Concentration Account of each Canadian Grantor be established at the ABL Collateral Agent or another institution reasonably acceptable to the ABL Collateral Agent. Subject to subsection 4.16 of the ABL Credit Agreement, each Canadian Grantor shall have the right, at any time and from time to time, to withdraw such of its own funds from its own Concentration Account, and to maintain such balances in its Concentration Account, as it shall deem to be necessary or desirable.

6.2            Communications with Obligors; Canadian Grantors Remain Liable.

(a)            The ABL Collateral Agent in its own name or in the name of others, may at any time and from time to time after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement communicate with obligors under the Accounts Receivable and parties to the Contracts (in each case, to the extent constituting Collateral) to verify with them to the ABL Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable or Contracts.

(b)            Upon the request of the ABL Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in subsection 9(a) of the ABL Credit Agreement each Canadian Grantor shall notify obligors on such Canadian Grantor’s Accounts Receivable and parties to such Canadian Grantor’s Contracts (in each case, to the extent constituting Collateral) that such Accounts Receivable and such Contracts have been assigned to the ABL Collateral Agent, for the benefit of the Secured Parties, and that payments in respect thereof shall be made directly to the ABL Collateral Agent.

(c)            Anything herein to the contrary notwithstanding, each Canadian Grantor shall remain liable under each of such Canadian Grantor’s Accounts Receivable to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. None of the ABL Collateral Agent, the Administrative Agent or any other Secured Party shall have any obligation or liability under any Accounts Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the ABL Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the ABL Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Canadian Grantor under or pursuant to any Accounts Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

6.3            Pledged Stock.

(a)            Unless an Event of Default shall have occurred and be continuing and the ABL Collateral Agent shall have given notice to the relevant Canadian Pledgor of the ABL Collateral Agent’s intent to exercise its corresponding rights pursuant to subsection 6.3(b), each Canadian Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock (subject to the last two sentences of subsection 5.3.1) and all payments made in respect of the Pledged Notes, to the extent permitted in the ABL Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Stock; provided, however, that no vote shall be cast or corporate right exercised or such other action taken which is prohibited by, or would result in any violation of, any provision of the ABL Credit Agreement, this Agreement or any other Loan Document.

(b)            If an Event of Default shall occur and be continuing and the ABL Collateral Agent shall give written notice of its intent to exercise such rights to the relevant Canadian Pledgor or Canadian Pledgors, (i) the ABL Collateral Agent, subject to the terms of any applicable Intercreditor Agreement, shall have the right, except in the case of ULC Shares, to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations of the relevant Canadian Pledgor as provided in the ABL Credit Agreement consistent with subsection 6.5, and (ii) except in the case of ULC Shares, any or all of the Pledged Stock shall be registered in the name of the ABL Collateral Agent or a nominee of any thereof, as applicable, subject to the terms of any applicable Intercreditor Agreement, and the ABL Collateral Agent, or the nominee, as applicable, subject to the terms of any applicable Intercreditor Agreement, may thereafter exercise (x) except in the case of ULC Shares, all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) except in the case of ULC Shares, any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock other than ULC Shares upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by the relevant Canadian Pledgor or the ABL Collateral Agent, subject to the terms of any applicable Intercreditor Agreement, of any right, privilege or option pertaining to such Pledged Stock other than ULC Shares, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock other than ULC Shares with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the ABL Collateral Agent may reasonably determine), all without liability (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the ABL Collateral Agent shall have no duty to any Canadian Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the ABL Collateral Agent, shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in subsection 6.6 other than in accordance with subsection 6.6.

(c)            Each Canadian Pledgor hereby authorizes and instructs each Issuer or maker of any Pledged Stock pledged by such Canadian Pledgor hereunder other than ULC Shares to, subject to any applicable Intercreditor Agreement, (i) comply with any instruction received by it from the ABL Collateral Agent in writing with respect to Capital Stock in such Issuer that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Canadian Pledgor, and each Canadian Pledgor agrees that each Issuer or maker shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Stock directly to the ABL Collateral Agent.

6.4            Proceeds to Be Turned Over to the ABL Collateral Agent. In addition to the rights of the ABL Collateral Agent specified in subsection 6.1 with respect to payments of Accounts Receivable constituting Collateral, if an Event of Default shall occur and be continuing, and the ABL Collateral Agent shall have instructed any Canadian Grantor to do so, all Proceeds of Collateral received by such Canadian Grantor consisting of cash, cheques and other Cash Equivalent items shall be held by such Canadian Grantor in trust for the ABL Collateral Agent and the other Secured Parties hereto, segregated from other funds of such Canadian Grantor, and shall, forthwith upon receipt by such Canadian Grantor, be turned over to the ABL Collateral Agent in the exact form received by such Canadian Grantor (duly endorsed by such Canadian Grantor to the ABL Collateral Agent). All Proceeds of Security Collateral received by the ABL Collateral Agent hereunder shall be held by the ABL Collateral Agent in the relevant Collateral Proceeds Account maintained under its sole dominion and control. All Proceeds of Security Collateral while held by the ABL Collateral Agent in such Collateral Proceeds Account (or by the relevant Canadian Grantor in trust for the ABL Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations of such Canadian Grantor and shall not constitute payment thereof until applied as provided in subsection 6.5 and any applicable Intercreditor Agreement.

6.5            Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the relevant Canadian Granting Party’s Security Collateral received by the ABL Collateral Agent (whether from the relevant Canadian Granting Party or otherwise) shall be held by the ABL Collateral Agent for the benefit of the Secured Parties as collateral security for the Obligations of the relevant Canadian Granting Party (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the ABL Collateral Agent, subject to any applicable Intercreditor Agreement, be applied by the ABL Collateral Agent against the Obligations of the relevant Canadian Granting Party then due and owing in the order of priority set forth in the ABL Credit Agreement.

6.6            PPSA and Other Remedies.

(a)            If an Event of Default shall occur and be continuing, subject to the terms of any applicable Intercreditor Agreement, the ABL Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations to the extent permitted by applicable law, all rights and remedies of a secured party under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) and the PPSA and under any other applicable law and in equity. Subject to subsection 3.3(d), without limiting the generality of the foregoing, to the extent permitted by applicable law, subject to the terms of any applicable Intercreditor Agreement, the ABL Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Canadian Granting Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances, forthwith collect, receive, appropriate and realize upon the Security Collateral, or any part thereof, and/or may forthwith, subject to any existing reserved rights or licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Security Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the ABL Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. To the extent permitted by law, subject to the terms of any applicable Intercreditor Agreement, the ABL Collateral Agent or any other Secured Party shall have the right, upon any such sale or sales, to purchase the whole or any part of the Security Collateral so sold, free of any right or equity of redemption in such Canadian Grantor, which right or equity is hereby waived and released. Each Canadian Granting Party further agrees, at the ABL Collateral Agent’s request (subject to the terms of any applicable Intercreditor Agreement), to assemble the Security Collateral and make it available to the ABL Collateral Agent at places which the ABL Collateral Agent shall reasonably select, whether at such Canadian Granting Party’s premises or elsewhere. The ABL Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this subsection 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Security Collateral or in any way relating to the Security Collateral or the rights of the ABL Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of the relevant Canadian Granting Party then due and owing, in the order of priority specified in subsection 6.5, and only after such application and after the payment by the ABL Collateral Agent of any other amount required by any provision of law, need the ABL Collateral Agent account for the surplus, if any, to such Canadian Granting Party. To the extent permitted by applicable law, (i) such Canadian Granting Party waives all claims, damages and demands it may acquire against the ABL Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Security Collateral, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the ABL Collateral Agent or such other Secured Party, and (ii) if any notice of a proposed sale or other disposition of Security Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(b)            The ABL Collateral Agent may appoint, remove or reappoint by instrument in writing, any Person or Persons, whether an officer or officers or an employee or employees of any Canadian Granting Party or not, to be an interim receiver, receiver or receivers (hereinafter called a “Receiver,” which term when used herein shall include a receiver and manager) of such Collateral (including any interest, income or profits therefrom). Any such Receiver shall, to the extent permitted by applicable law, be deemed the agent of such Canadian Granting Party and not of the ABL Collateral Agent, and the ABL Collateral Agent shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver or its servants, agents or employees. Subject to the provisions of the instrument appointing it, any such Receiver shall, if an Event of Default shall occur and be continuing, (i) have such powers as have been granted to the ABL Collateral Agent under this Section 6 and (ii) be entitled to exercise such powers at any time that such powers would otherwise be exercisable by the ABL Collateral Agent under this Section 6, which powers shall include, but are not limited to, the power to take possession of the Collateral, to preserve the Collateral or its value, to carry on or concur in carrying on all or any part of the business of such Canadian Granting Party and, subject to existing reserved rights or licenses, to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of the Collateral. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including any Canadian Granting Party, if an Event of Default shall occur and be continuing, enter upon, use and occupy all premises owned or occupied by such Canadian Granting Party wherein the Collateral may be situated, maintain the Collateral upon such premises, borrow money on a secured or unsecured basis and use the Collateral directly in carrying on such Canadian Granting Party’s business or as security for loans or advances to enable the Receiver to carry on such Canadian Granting Party’s business or otherwise, as such Receiver shall, in its reasonable discretion, determine. Except as may be otherwise directed by the ABL Collateral Agent, all money received from time to time by such Receiver in carrying out his/her/its appointment shall be received in trust for and be paid over to the ABL Collateral Agent and any surplus shall be applied in accordance with applicable law. Every such Receiver may, in the discretion of the ABL Collateral Agent, be vested with, in addition to the rights set out herein, all or any of the rights and powers of the Administrative Agent, the ABL Collateral Agent described in the ABL Credit Agreement, the PPSA, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or the Winding-Up and Restructuring Act (Canada).

6.7            Registration Rights.

(a)            Subject to any applicable Intercreditor Agreement, if the ABL Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to subsection 6.6, and if in the reasonable opinion of the ABL Collateral Agent it is necessary or reasonably advisable to have the Pledged Stock, or that portion thereof to be sold, registered under the provisions of the applicable securities legislation, the relevant Canadian Pledgor will use its reasonable best efforts to cause the Issuer thereof to (i) execute and deliver, and use its reasonable best efforts to cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the ABL Collateral Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the provisions of the applicable securities legislation, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the ABL Collateral Agent, are necessary or advisable, all in conformity with the requirements of the applicable securities legislation and the rules and regulations of the applicable securities commission or regulation applicable thereto. Such Canadian Pledgor agrees to use its reasonable best efforts to cause such Issuer to comply with the provisions of the securities laws of any and all provinces and territories that the ABL Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the applicable securities legislation.

(b)            Such Canadian Pledgor recognizes that the ABL Collateral Agent may be unable to effect a public sale of any or all such Pledged Stock, by reason of certain prohibitions contained in applicable securities legislation or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Such Canadian Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favourable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The ABL Collateral Agent shall not be under any obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable securities legislation, even if such Issuer would agree to do so.

(c)            Such Canadian Pledgor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of such Pledged Stock pursuant to this subsection 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Such Canadian Pledgor further agrees that a breach of any of the covenants contained in this subsection 6.7 will cause irreparable injury to the ABL Collateral Agent and the Lenders, that the ABL Collateral Agent and the Lenders have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this subsection 6.7 shall be specifically enforceable against such Canadian Pledgor, and to the extent permitted by applicable law, such Canadian Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants (except for a defense that no Event of Default has occurred or is continuing under the ABL Credit Agreement).

6.8            Waiver; Deficiency. Each Canadian Granting Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Security Collateral are insufficient to pay in full, the Loans, Reimbursement Obligations constituting Obligations of such Canadian Granting Party and, to the extent then due and owing, all other Obligations of such Canadian Granting Party and the reasonable fees and disbursements of any legal counsel employed by the ABL Collateral Agent or any other Secured Party to collect such deficiency.

SECTION 7            THE ABL COLLATERAL AGENT

7.1            ABL Collateral Agent’s Appointment as Attorney-in-Fact, etc.

(a)            Each Canadian Granting Party hereby irrevocably constitutes and appoints the ABL Collateral Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Canadian Granting Party and in the name of such Canadian Granting Party or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided that the ABL Collateral Agent agrees not to exercise such power except upon the occurrence and during the continuance of any Event of Default and in accordance with and subject to each applicable Intercreditor Agreement. Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law and subject to each applicable Intercreditor Agreement), (x) each Canadian Pledgor hereby gives the ABL Collateral Agent the power and right, on behalf of such Canadian Pledgor, without notice or assent by such Canadian Pledgor, to execute, in connection with any sale provided for in subsection 6.6 or 6.7, any endorsements, assessments or other instruments of conveyance or transfer with respect to such Canadian Pledgor’s Pledged Collateral other than any ULC Shares and (y) each Canadian Grantor hereby gives the ABL Collateral Agent the power and right, on behalf of such Canadian Grantor, without notice to or assent by such Canadian Grantor, to do any or all of the following:

(i)            in the name of such Canadian Grantor or its own name, or otherwise, take possession of and endorse and collect any cheques, drafts, notes, acceptances or other instruments for the payment of moneys due under any Accounts Receivable of such Canadian Grantor that constitutes Collateral or with respect to any other Collateral of such Canadian Grantor and file any claim or take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the ABL Collateral Agent for the purpose of collecting any and all such moneys due under any Accounts Receivable of such Canadian Grantor that constitutes Collateral or with respect to any other Collateral of such Canadian Grantor whenever payable;

(ii)            in the case of any Copyright, Patent, Trade-mark or Industrial Design constituting Collateral of such Canadian Grantor, execute and deliver any and all agreements, instruments, documents and papers as the ABL Collateral Agent may reasonably request to such Canadian Grantor to evidence the ABL Collateral Agent’s and the Lenders’ security interest in such Copyright, Patent, Trade-mark or Industrial Design and the goodwill and intangibles of such Canadian Grantor relating thereto or represented thereby, and such Canadian Grantor hereby consents to the non-exclusive royalty free use by the Collateral Agent of any Copyright, Patent, Trade-mark or Industrial Design owned by such Canadian Grantor included in the Collateral for the purposes of disposing of any Collateral;

(iii)            pay or discharge taxes and Liens, other than Liens permitted under this Agreement or the other Loan Documents, levied or placed on the Security Collateral of such Canadian Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; and

(iv)          (A) direct any party liable for any payment under any of the Security Collateral of such Canadian Grantor to make payment of any and all moneys due or to become due thereunder directly to the ABL Collateral Agent or as the ABL Collateral Agent shall direct; (B) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Security Collateral of such Canadian Grantor; (C) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Security Collateral of such Canadian Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Security Collateral of such Canadian Grantor or any portion thereof and to enforce any other right in respect of any Security Collateral of such Canadian Grantor; (E) defend any suit, action or proceeding brought against such Canadian Grantor with respect to any Security Collateral of such Canadian Grantor; (F) settle, compromise or adjust any such suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the ABL Collateral Agent may deem appropriate; (G) subject to any existing reserved rights or licenses, assign any Copyright, Patent, Trade-mark or Industrial Design constituting Security Collateral of such Canadian Grantor (along with the goodwill of the business to which any such Copyright, Patent, Trade-mark or Industrial Design pertains), for such term or terms, on such conditions, and in such manner, as the ABL Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Security Collateral of such Canadian Grantor as fully and completely as though the ABL Collateral Agent were the absolute owner thereof for all purposes, and do, at the ABL Collateral Agent’s option and such Canadian Grantor’s expense, at any time, or from time to time, all acts and things which the ABL Collateral Agent deems necessary to protect, preserve or realize upon the Security Collateral of such Canadian Grantor and the ABL Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Canadian Grantor might do.

(b)            The reasonable expenses of the ABL Collateral Agent incurred in connection with actions undertaken as provided in this subsection 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due ABR Loans that are Loans under the ABL Credit Agreement, from the date of payment by the ABL Collateral Agent to the date reimbursed by the relevant Canadian Granting Party, shall be payable by such Canadian Granting Party to the ABL Collateral Agent on demand.

(c)            Each Canadian Granting Party hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the relevant Canadian Granting Party until the earliest to occur of (i) the first date on which all the Loans and all other Borrower Obligations then due and owing, are paid in full in cash, no Letters of Credit remain outstanding (except for Letters of Credit that have been cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender), (ii) as to any Canadian Granting Party, a sale or other disposition of all of the Capital Stock of such Canadian Granting Party (other than to a Borrower or a Canadian Guarantor), or any other transaction or occurrence as a result of which such Canadian Granting Party ceases to be a Restricted Subsidiary of the Parent Borrower, in each case, that is permitted under the Credit Agreement and (iii) as to any Canadian Granting Party, such Canadian Granting Party becoming an Excluded Subsidiary.

7.2            Duty of ABL Collateral Agent. The ABL Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Security Collateral in its possession shall be to deal with it in the same manner as the ABL Collateral Agent deals with similar property for its own account. None of the ABL Collateral Agent or any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Security Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Security Collateral upon the request of any Canadian Granting Party or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Security Collateral or any part thereof. The powers conferred on the ABL Collateral Agent and the other Secured Parties hereunder are solely to protect the ABL Collateral Agent’s and the other Secured Parties’ interests in the Security Collateral and shall not impose any duty upon the ABL Collateral Agent or any other Secured Party to exercise any such powers. The ABL Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and to the maximum extent permitted by applicable law, neither they nor any of their officers, directors, employees or agents shall be responsible to any Canadian Granting Party for any act or failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

7.3            Financing Statements. Pursuant to any applicable law, each Canadian Granting Party authorizes the ABL Collateral Agent to file or record financing statements, financing change statements and other filing or recording documents or instruments with respect to such Canadian Grantor’s Security Collateral without the signature of such Canadian Granting Party in such form and in such filing offices as the ABL Collateral Agent reasonably determines appropriate to perfect the security interests of the ABL Collateral Agent under this Agreement. Each Canadian Granting Party authorizes the ABL Collateral Agent to use any collateral description reasonably determined by the ABL Collateral Agent, including, without limitation, the collateral description “all personal property now existing or hereafter acquired” or “all assets now existing or hereafter acquired” or words of similar meaning in any such financing statements or financing charge statements. The ABL Collateral Agent agrees to use its commercially reasonable efforts to notify the relevant Canadian Granting Party of any financing statement or financing change statement filed by it, provided that any failure to give such notice shall not affect the validity or effectiveness of any such filing.

7.4            Authority of ABL Collateral Agent. Each Canadian Granting Party acknowledges that the rights and responsibilities of the ABL Collateral Agent under this Agreement with respect to any action taken by the ABL Collateral Agent or the exercise or non-exercise by the ABL Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the ABL Collateral Agent and the Secured Parties, be governed by the ABL Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the ABL Collateral Agent and the Canadian Granting Parties, the ABL Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Canadian Granting Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5            Right of Inspection. Upon reasonable written advance notice to any Canadian Grantor and as often as may reasonably be desired, or at any time and from time to time after the occurrence and during the continuation of an Event of Default, the ABL Collateral Agent shall have reasonable access during normal business hours to all the books, correspondence and records of such Canadian Grantor, and the ABL Collateral Agent and its representatives may examine the same, and to the extent reasonable take extracts therefrom and make photocopies thereof, and such Canadian Grantor agrees to render to the ABL Collateral Agent at such Canadian Grantor’s reasonable cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The ABL Collateral Agent and its representatives shall also have the right, upon reasonable advance written notice to such Canadian Grantor subject to any lease restrictions, to enter during normal business hours into and upon any premises owned, leased or operated by such Canadian Grantor where any of such Canadian Grantor’s Inventory or Equipment is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein to the extent not inconsistent with the provisions of the ABL Credit Agreement and the other Loan Documents (and subject to each applicable Intercreditor Agreement).

SECTION 8            NON-LENDER SECURED PARTIES

8.1            Rights to Collateral.

(a)            The Non-Lender Secured Parties shall not have any right whatsoever to do any of the following: (i) exercise any rights or remedies with respect to the Collateral (such term, as used in this Section 8, having the meaning assigned to it in the ABL Credit Agreement), or to direct the ABL Collateral Agent to do the same, including, without limitation, the right to (A) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (B) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election, notify account debtors or make collections with respect to all or any portion of the Collateral or (C) release any Canadian Granting Party under this Agreement or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (ii) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, this Agreement); (iii) vote in any Bankruptcy Case or similar proceeding in respect of Holding or any of its Subsidiaries (any such proceeding, for purposes of this clause (a), a “Bankruptcy”) with respect to, or take any other actions concerning the Collateral; (iv) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with this Agreement); (v) oppose any sale, transfer or other disposition of the Collateral; (vi) object to any debtor-in-possession financing in any Bankruptcy which is provided by one or more Lenders among others (including on a priming basis under the Companies’ Creditors Arrangement Act, the Bankruptcy and Insolvency Act (Canada), or any other applicable law); (vii) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (viii) seek, or object to the Lenders or Agents seeking on an equal and ratable basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.

(b)            Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, agrees that in exercising rights and remedies with respect to the Collateral, the ABL Collateral Agent and the Lenders, with the consent of the ABL Collateral Agent, may enforce the provisions of the Security Documents and exercise remedies thereunder and under any other Loan Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the PPSA as in effect from time to time in any applicable jurisdiction. The Non-Lender Secured Parties by their acceptance of the benefits of this Agreement and the other Security Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Lender Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of Holding or any of its Subsidiaries and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.

(c)            Notwithstanding any provision of this subsection 8.1, the Non-Lender Secured Parties shall be entitled, subject to each applicable Intercreditor Agreement, to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Lender Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Lender Secured Parties. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees to be bound by and to comply with each applicable Intercreditor Agreement and authorize the ABL Collateral Agent to enter into each Intercreditor Agreement on its own behalf.

(d)            Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement, agrees that the ABL Collateral Agent and the Lenders may deal with the Collateral, including any exchange, taking or release of Collateral, may change or increase the amount of the Borrower Obligations and/or the Guarantor Obligations, and may release any Canadian Granting Party from its Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Lender Secured Parties.

8.2            Appointment of Agent. Each Non-Lender Secured Party, by its acceptance of the benefits of this Agreement and the other Security Documents, shall be deemed irrevocably to make, constitute and appoint the ABL Collateral Agent, as agent under the ABL Credit Agreement (and all officers, employees or agents designated by the ABL Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the ABL Collateral Agent shall have the right, with power of substitution for the Non-Lender Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral. It is understood and agreed that the appointment of the ABL Collateral Agent as the agent and attorney-in-fact of the Non-Lender Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable. It is understood and agreed that the ABL Collateral Agent has appointed the Administrative Agent as its agent for purposes of perfecting certain of the security interests created hereunder and for otherwise carrying out certain of its obligations hereunder.

8.3            Waiver of Claims. To the maximum extent permitted by law, each Non-Lender Secured Party waives any claim it might have against the ABL Collateral Agent or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the ABL Collateral Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to the Collateral (including, without limitation, any such exercise described in subsection 8.1(b)), except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person. To the maximum extent permitted by applicable law, none of the ABL Collateral Agent or any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Holding, any Subsidiary of Holding, any Non-Lender Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person.

8.4            Designation of Non-Lender Secured Parties. The Parent Borrower may from time to time designate a Person as a “Bank Products Affiliate,” or a “Hedging Affiliate” hereunder by written notice to the ABL Collateral Agent in accordance with the terms of the ABL Credit Agreement. Upon being so designated by the Parent Borrower, such Bank Products Affiliate or Hedging Affiliate (as the case may be) shall be a Non-Lender Secured Party for the purposes of this Agreement for as long as so designated by the Parent Borrower provided that, at the time of the Parent Borrower’s designation of such Non-Lender Secured Party, the obligations of the relevant Canadian Granting Party under the applicable Hedging Agreement or Bank Products Agreement (as the case may be) have not been designated as Additional Obligations.

SECTION 9            MISCELLANEOUS

9.1            Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Canadian Granting Party and the ABL Collateral Agent, provided that (a) any provision of this Agreement imposing obligations on any Canadian Granting Party may be waived by the ABL Collateral Agent in a written instrument executed by the ABL Collateral Agent and (b) if separately agreed in writing between the Canadian Borrower and any Non-Lender Secured Party (and such Non-Lender Secured Party has been designated in writing by the Canadian Borrower to the ABL Collateral Agent for purposes of this sentence, for so long as so designated), no such waiver and no such amendment or modification shall amend, modify or waive subsection 6.5 (or the definition of “Non-Lender Secured Party” or “Secured Party” to the extent relating thereto) if such waiver, amendment, supplement or modification would directly and adversely affect a Non-Lender Secured Party without the written consent of such affected Non-Lender Secured Party. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to any Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of any Canadian Granting Party hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by each affected Canadian Granting Party and the ABL Collateral Agent in accordance with this subsection 9.1.

9.2            Notices. All notices, requests and demands to or upon the ABL Collateral Agent or any Canadian Granting Party hereunder shall be effected in the manner provided for in subsection 11.2 of the ABL Credit Agreement; provided that any such notice, request or demand to or upon any Canadian Guarantor shall be addressed to such Canadian Guarantor at its notice address set forth on Schedule 1, unless and until such Canadian Guarantor shall change such address by notice to the ABL Collateral Agent and the Administrative Agent given in accordance with subsection 11.2 of the ABL Credit Agreement.

9.3            No Waiver by Course of Conduct; Cumulative Remedies. None of the ABL Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to subsection 9.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the ABL Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the ABL Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the ABL Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

9.4            Enforcement Expenses; Indemnification.

(a)            Each Canadian Guarantor jointly and severally agrees to pay or reimburse each Secured Party and the ABL Collateral Agent for all their respective reasonable costs and expenses incurred in collecting against such Canadian Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement against such Canadian Guarantor and the other Loan Documents to which such Canadian Guarantor is a party, including, without limitation, the reasonable fees and disbursements of counsel to the Secured Parties, the ABL Collateral Agent and the Administrative Agent.

(b)            Each Canadian Grantor jointly and severally agrees to pay, and to save the ABL Collateral Agent, the Administrative Agent and the other Secured Parties harmless from, (x) any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Security Collateral or in connection with any of the transactions contemplated by this Agreement and (y) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement (collectively, the “indemnified liabilities”), in each case to the extent the Canadian Borrower would be required to do so pursuant to subsection 11.5 of the ABL Credit Agreement, and in any event excluding any taxes or other indemnified liabilities arising from gross negligence, bad faith or willful misconduct of the ABL Collateral Agent, the Administrative Agent or any other Secured Party as determined by a court of competent jurisdiction in a final and nonappealable decision.

(c)            The agreements in this subsection 9.4 shall survive repayment of the Obligations and all other amounts payable under the ABL Credit Agreement and the other Loan Documents.

9.5            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Canadian Granting Parties, the ABL Collateral Agent and the Secured Parties and their respective successors and assigns; provided that no Granting Party may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the ABL Collateral Agent, except as permitted hereby or by the ABL Credit Agreement.

9.6            Set-Off. Each Canadian Guarantor hereby irrevocably authorizes each of the Administrative Agent and the ABL Collateral Agent and each other Secured Party at any time and from time to time without notice to such Canadian Guarantor or any other Canadian Granting Party, any such notice being expressly waived by each Canadian Granting Party, to the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default under subsection 9(a) of the ABL Credit Agreement so long as any amount remains unpaid after it becomes due and payable by such Canadian Guarantor hereunder, to set-off and appropriate and apply against any such amount any and all deposits (general or special, time or demand, provisional or final) (other than the Collateral Proceeds Account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the ABL Collateral Agent, the Administrative Agent or such other Secured Party to or for the credit or the account of such Canadian Guarantor, or any part thereof in such amounts as the ABL Collateral Agent, the Administrative Agent or such other Secured Party may elect. The ABL Collateral Agent, the Administrative Agent and each other Secured Party shall notify such Canadian Guarantor promptly of any such set-off and the application made by the ABL Collateral Agent, the Administrative Agent or such other Secured Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the ABL Collateral Agent, the Administrative Agent and each other Secured Party under this subsection 9.6 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the ABL Collateral Agent, the Administrative Agent or such other Secured Party may have.

9.7            Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

9.8            Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that, with respect to any Pledged Stock issued by a Foreign Subsidiary, all rights, powers and remedies provided in this Agreement may be exercised only to the extent that they do not violate any provision of any law, rule or regulation of any Governmental Authority applicable to any such Pledged Stock or affecting the legality, validity or enforceability of any of the provisions of this Agreement against the Canadian Pledgor (such laws, rules or regulations, “Applicable Law”) and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.

9.9            Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

9.10          Integration. This Agreement and the other Loan Documents represent the entire agreement of the Canadian Granting Parties, the ABL Collateral Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Canadian Granting Parties, the ABL Collateral Agent or any other Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11          GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

9.12          Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)            submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party to the exclusive general jurisdiction of the courts of the Province of Ontario sitting in the City of Toronto;

(b)            consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to any party at its address referred to in subsection 9.2 or at such other address of which the ABL Collateral Agent and the Administrative Agent (in the case of any other party hereto) and the Parent Borrower (in the case of the ABL Collateral Agent and the Administrative Agent) shall have been notified pursuant thereto;

(d)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to clause (a) above) shall limit the right to sue in any other jurisdiction; and

(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 9.12 any consequential or punitive damages.

Each Canadian Granting Party hereby agrees that The Limitation of Civil Rights Act (Saskatchewan), The Land Contracts (Actions) Act (Saskatchewan) and Part IV (excepting only section 46) of The Saskatchewan Farm Security Act do not apply insofar as they relate to actions as defined in those Acts, or insofar as they relate to or affect this Agreement, the rights of the ABL Collateral Agent and the Secured Parties under this Agreement or any instrument, charge, security agreement or other document of any nature that renews, extends or is collateral to this Agreement and such Canadian Granting Party hereby irrevocably and unconditionally waives any and all benefits and remedies provided thereunder.

9.13          Acknowledgments. Each Canadian Grantor hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b)            none of the ABL Collateral Agent, the Administrative Agent or any other Secured Party has any fiduciary relationship with or duty to any Canadian Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Canadian Guarantors, on the one hand, and the ABL Collateral Agent, the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)            no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Canadian Guarantors and the Secured Parties.

9.14            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN TO THE EXTENT PERMISSIBLE BY APPLICABLE LAW.

9.15          Additional Canadian Granting Parties. Each new Subsidiary of the Parent Borrower that is required to become a party to this Agreement pursuant to subsection 7.9(b) or 7.9(c) of the ABL Credit Agreement shall become a Canadian Granting Party for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement substantially in the form of Annex 2 hereto. Each existing Canadian Granting Party that is required to become a Canadian Pledgor with respect to Capital Stock of any new Subsidiary of the Parent Borrower pursuant to subsection 7.9(c) of the ABL Credit Agreement shall become a Canadian Pledgor with respect thereto upon execution and delivery by such Canadian Granting Party of a Supplemental Agreement substantially in the form of Annex 3 hereto.

9.16           Releases.

(a)            At such time as the Loans and the other Obligations (other than any Obligations owing to a Non-Lender Secured Party) then due and owing shall have been paid in full, the Commitments have been terminated and no Letter of Credit shall be outstanding (except for Letters of Credit that have been cash collateralized, backstopped or otherwise provided for pursuant to arrangements reasonably acceptable to the relevant Issuing Lender), all Security Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the ABL Collateral Agent and each Canadian Granting Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Security Collateral shall revert to the Canadian Granting Parties. At the request and sole expense of any Canadian Granting Party following any such termination, the ABL Collateral Agent shall deliver to such Canadian Granting Party (subject to subsection 7.2, without recourse and without representation or warranty) any Security Collateral held by the ABL Collateral Agent hereunder, and execute, acknowledge and deliver to such Canadian Granting Party such releases, instruments or other documents (including, without limitation, PPSA financing change statements and discharges), and do or cause to be done all other acts, as any Canadian Granting Party shall reasonably request to evidence such termination.

(b)            Upon any sale or other disposition of Security Collateral permitted by the ABL Credit Agreement (other than any sale or disposition to another Canadian Grantor), the Lien pursuant to this Agreement on such sold or disposed of Security Collateral shall be automatically released. In connection with a sale or other disposition of all of the Capital Stock of any Canadian Granting Party (other than to any Canadian Granting Party or any other transaction or occurrence as a result of which such Canadian Granting Party ceases to be a Restricted Subsidiary of the Parent Borrower), or the sale or other disposition of Security Collateral (other than a sale or disposition to another Canadian Grantor) permitted under the ABL Credit Agreement, the ABL Collateral Agent shall, upon receipt from the Parent Borrower of a written request for the release of such Canadian Granting Party from its Guarantee or the release of the Security Collateral subject to such sale, disposition or other transaction, identifying such Canadian Granting Party or the relevant Security Collateral and the terms of the sale, disposition or other transaction in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Parent Borrower stating that such transaction is in compliance with the ABL Credit Agreement and the other Loan Documents, execute and deliver to the Parent Borrower or the relevant Canadian Granting Party (subject to subsection 7.2, without recourse and without representation or warranty), at the sole cost and expense of such Canadian Grantor, any Security Collateral of such relevant Canadian Granting Party held by the ABL Collateral Agent, or the Security Collateral subject to such sale or disposition (as applicable), and, at the sole cost and expense of such Canadian Granting Party, execute, acknowledge and deliver to such Canadian Granting Party such releases, instruments or other documents (including, without limitation, PPSA financing change statements and discharges), and do or cause to be done all other acts, as the Parent Borrower or such Canadian Granting Party shall reasonably request (x) to evidence or effect the release of such Canadian Granting Party from its Guarantee (if any) and of the Liens created hereby (if any) on such Canadian Granting Party’s Collateral or (y) to evidence the release of the Security Collateral subject to such sale or disposition.

(c)            Upon any Canadian Granting Party becoming an Excluded Subsidiary in accordance with the provisions of the ABL Credit Agreement, the Lien pursuant to this Agreement on all Security Collateral of such Canadian Granting Party (if any) shall be automatically released, and the Guarantee (if any) of such Canadian Granting Party, and all obligations of such Canadian Granting Party hereunder, shall terminate, all without delivery of any instrument or performance of any act by any party, and the ABL Collateral Agent shall, upon the request of the Parent Borrower or such Canadian Granting Party, deliver to the Parent Borrower or such Canadian Granting Party (subject to subsection 7.2, without recourse and without representation or warranty) any Security Collateral of such Canadian Granting Party held by the ABL Collateral Agent hereunder and the ABL Collateral Agent and the Administrative Agent shall execute, acknowledge and deliver to the Parent Borrower or such Canadian Granting Party (at the sole cost and expense of the Parent Borrower or such Canadian Granting Party) all releases, instruments or other documents (including, without limitation, PPSA financing change statements and discharges), and do or cause to be done all other acts, necessary or reasonably desirable for the release of such Canadian Granting Party from its Guarantee (if any) or the Liens created hereby (if any) on such Canadian Granting Party’s Security Collateral, as applicable, as the Borrower or such Canadian Granting Party may reasonably request.

(d)            Upon any Security Collateral being or becoming an Excluded Asset, the Lien pursuant to this Agreement on such Security Collateral shall be automatically released on Collateral. At the request and sole expense of any Canadian Granting Party, the ABL Collateral Agent shall deliver such Security Collateral (if held by the ABL Collateral Agent) to such Canadian Granting Party and execute, acknowledge and deliver to such Canadian Granting Party such releases, instruments or other documents (including, without limitation, PPSA financing change statements and discharges and do or cause to be done all other acts, as such Canadian Granting Party shall reasonably request to evidence such release.

(e)            [Reserved].

(f)            The ABL Collateral Agent shall have no liability whatsoever to any other Secured Party as the result of any release of Security Collateral by it in accordance with (or which the ABL Collateral Agent in good faith believes to be in accordance with) this subsection 9.16.

9.17            Judgment.

(a)            If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the ABL Collateral Agent could purchase the first currency with such other currency on the Business Day preceding the day on which final judgment is given.

(b)            The obligations of any Canadian Guarantor in respect of this Agreement to the ABL Collateral Agent, for the benefit of each holder of Secured Obligations, shall, notwithstanding any judgment in a currency (the “judgment currency”) other than the currency in which the sum originally due to such holder is denominated (the “original currency”), be discharged only to the extent that on the Business Day following receipt by the ABL Collateral Agent of any sum adjudged to be so due in the judgment currency, the ABL Collateral Agent may in accordance with normal banking procedures purchase the original currency with the judgment currency; if the amount of the original currency so purchased is less than the sum originally due to such holder in the original currency, such Canadian Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the ABL Collateral Agent, for the benefit of such holder, against such loss, and if the amount of the original currency so purchased exceeds the sum originally due to the ABL Collateral Agent, the ABL Collateral Agent agrees to remit to the Parent Borrower, such excess. This covenant shall survive the termination of this Agreement and payment of the Obligations and all other amounts payable hereunder.

9.18            Canadian Amalgamation. Each Canadian Granting Party acknowledges and agrees that, in the event it amalgamates with any other company or companies, it is the intention of the parties hereto that the term “Canadian Grantor” or “Canadian Pledgor,” as the case may be, when used herein, shall apply to each of the amalgamating corporations and to the amalgamated corporation, such that the lien granted hereby:

(a)            shall extend to Collateral (or in the case of a Canadian Pledgor, Pledged Collateral) owned by each of the amalgamating corporations and the amalgamated corporations at the time of amalgamation and to any Collateral (or in the case of a Canadian Pledgor, Pledged Collateral) thereafter owned or acquired by the amalgamated corporation, and

(b)            shall secure all Obligations of each of the amalgamating corporations and the amalgamated corporations to the ABL Collateral Agent and the Secured Parties at the time of amalgamation and all Obligations of the amalgamated corporation to the ABL Collateral Agent and the Secured Parties thereafter arising. The Lien shall attach to all Collateral (or in the case of a Canadian Pledgor, Pledged Collateral) owned by each corporation amalgamating with a Canadian Grantor, and by the amalgamated corporation, at the time of the amalgamation, and shall attach to all Collateral (or in the case of a Canadian Pledgor, Pledged Collateral) thereafter owned or acquired by the amalgamated corporation when such becomes owned or is acquired.

9.19            Language. The parties hereto confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, schedules and authorizations, have been and shall be drawn up in the English language only. Les signataires confirment leur volonté que la présente convention, de même que tous les documents s’y rattachant, y compris tout avis, annexe et autorisation, soient rédigés en anglais seulement.

9.20            No Implicit Subordination. The inclusion of reference to Permitted Liens in this Agreement or any other Loan Document is not intended to subordinate and shall not subordinate, and shall not be interpreted as subordinating, any Lien created by this Agreement or any of the other Loan Documents to any Permitted Lien.

9.21            Paramountcy. In the event of any conflict between the provisions of this Agreement and the provisions of the ABL Credit Agreement, the provisions of the ABL Credit Agreement shall govern.

9.22            Amendment and Restatement of Existing Security Agreement. Without limiting any of the terms and conditions set forth in the Existing Security Agreement, this Agreement is an amendment and restatement of the Existing Security Agreement in its entirety, and nothing in this Agreement shall be deemed to constitute a novation of the Existing Security Agreement or the Obligations, Borrower Obligations or Guarantor Obligations (each as defined therein) or in any way impair or otherwise affect the rights and obligations of the parties thereunder, except as such rights or obligations are amended or modified hereby. This Agreement shall not constitute a termination or release of any of the Liens (as defined in the ABL Credit Agreement) granted in the Collateral (as defined in the Existing Security Agreement) under the Existing Security Agreement or any of the security agreements, pledge agreements, mortgages, hypothecs or other Loan Documents executed in connection therewith, and such Liens, as amended and restated hereby, shall be continuing in all respects. The Existing Security Agreement as amended and restated hereby shall be deemed to be a continuing agreement among the parties, and all documents, instruments, agreements and other Loan Documents executed and/or delivered pursuant to or in connection with the Existing Security Agreement and not amended and restated in connection with the entry of the parties into this Agreement shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument, agreement or other Loan Document, and are hereby reaffirmed and confirmed in all respects.

[Remainder of page left blank intentionally; signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

VERITIV CANADA, INC., as Canadian Borrower, Canadian Grantor and Canadian Pledgor

By:
Name:
Title:

[Signature Page to Amended and Restated Canadian Guarantee and Collateral Agreement]

Acknowledged and Agreed to as of the date hereof by:

BANK OF AMERICA, N.A.,
as Administrative Agent and ABL Collateral Agent

By:
Name:
Title:

[Signature Page to Amended and Restated Canadian Guarantee and Collateral Agreement]

Annex 1 to
Amended and Restated Canadian Guarantee and Collateral Agreement

ACKNOWLEDGEMENT AND CONSENT13

The undersigned hereby acknowledges receipt of a copy of the Amended and Restated Canadian Guarantee and Collateral Agreement, dated as of April 9, 2020 (as amended, supplemented, waived or otherwise modified from time to time, the “Agreement”); capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement or the ABL Credit Agreement referred to therein, as the case may be), made by the Canadian Granting Parties party thereto in favour of Bank of America, N.A., as Administrative Agent and ABL Collateral Agent. The undersigned agrees for the benefit of the Administrative Agent and the Lenders as follows:

The undersigned will be bound by the terms of the Agreement applicable to it as an Issuer (as defined in the Agreement) and will comply with such terms insofar as such terms are applicable to the undersigned as an Issuer.

The undersigned will notify the ABL Collateral Agent promptly in writing of the occurrence of any of the events described in subsection 5.3.1 of the Agreement.

The terms of subsections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to subsection 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Annex 1-1

Annex 2 to
Amended and Restated Canadian Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT

ASSUMPTION AGREEMENT, dated as of [__________] [__], 20[ ], made by [______________________________], a [______________] corporation (the “Additional Canadian Granting Party”), in favour of Bank of America, N.A., as collateral agent (in such capacity, the “ABL Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time party to the ABL Credit Agreement referred to below as a Lender and the other Secured Parties (as defined in the Canadian Guarantee and Collateral Agreement). All capitalized terms not defined herein shall have the meaning ascribed to them in such Canadian Guarantee and Collateral Agreement referred to below, or if not defined therein, in the ABL Credit Agreement.

W I T N E S S E T H:

WHEREAS, Veritiv Corporation, a Delaware corporation (“Holding”), Veritiv Operating Company (formerly known as Unisource Worldwide, Inc.), a Delaware limited liability company (the “Parent Borrower”), and Veritiv Canada, Inc., a Canadian amalgamated corporation (the “Canadian Borrower”), among others, entered into a certain ABL Credit Agreement, dated as of July 1, 2014 (as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”);

WHEREAS, in connection with the ABL Credit Agreement, the Canadian Borrower and certain Canadian Guarantors are, or are to become, parties to the Amended and Restated Canadian Guarantee and Collateral Agreement, dated as of April 9, 2020 (as amended, supplemented, waived or otherwise modified from time to time, the “Canadian Guarantee and Collateral Agreement”), in favour of the ABL Collateral Agent, for the benefit of the Secured Parties (as defined in the Canadian Guarantee and Collateral Agreement);

WHEREAS, the ABL Credit Agreement requires the Additional Canadian Granting Party to become a party to the Canadian Guarantee and Collateral Agreement; and

WHEREAS, the Additional Canadian Granting Party has agreed to execute and deliver this Assumption Agreement in order to become a party to the ABL Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.            Canadian Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Canadian Granting Party, as provided in subsection 9.15 of the Canadian Guarantee and Collateral Agreement, hereby becomes a party to the Canadian Guarantee and Collateral Agreement as a Canadian Granting Party thereunder with the same force and effect as if originally named therein as a [Canadian Guarantor] [Canadian Grantor and Canadian Pledgor] [and Canadian Grantor] [and Canadian Pledgor]14 and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a [Canadian Guarantor] [Canadian Grantor and Canadian Pledgor] [and Canadian Grantor] [and Canadian Pledgor]15 thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules [____________] to the Canadian Guarantee and Collateral Agreement, and such Schedules are hereby amended and modified to include such information. The Additional Canadian Granting Party hereby represents and warrants that each of the representations and warranties of such Additional Canadian Granting Party, in its capacities as a [Canadian Guarantor] [Canadian Grantor and Canadian Pledgor] [and Canadian Grantor] [and Canadian Pledgor],16 contained in Section 4 of the Canadian Guarantee and Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date. Each Additional Canadian Granting Party hereby grants, as and to the same extent as provided in the Canadian Guarantee and Collateral Agreement, to the ABL Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the [Collateral (as such term is defined in subsection 3.1 of the Canadian Guarantee and Collateral Agreement) of such Additional Canadian Granting Party] [and] [the Pledged Collateral (as such term is defined in the Canadian Guarantee and Collateral Agreement) of such Additional Canadian Granting Party, except as provided in subsection 3.3 of the Canadian Guarantee and Collateral Agreement].

Annex 2-1

2.            GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTORVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Annex 2-2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL CANADIAN GRANTING PARTY]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

BANK OF AMERICA, N.A., as ABL Collateral Agent and Administrative Agent

By:
Name:
Title:

Annex 2-3

Annex 3 to
Amended and Restated Canadian Guarantee and Collateral Agreement

SUPPLEMENTAL AGREEMENT

SUPPLEMENTAL AGREEMENT, dated as of [ ____________] [__], 20[_], made by [________________], a [__________] corporation (the “Additional Canadian Pledgor”), in favour of BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “ABL Collateral Agent”) and as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions from time to time party to the ABL Credit Agreement referred to below as a Lender and the other Secured Parties (as defined in the Canadian Guarantee and Collateral Agreement). All capitalized terms not defined herein shall have the meaning ascribed to them in such Canadian Guarantee and Collateral Agreement referred to below, or if not defined therein, in the ABL Credit Agreement.

W I T N E S S E T H:

WHEREAS, Veritiv Corporation, a Delaware corporation (“Holding”), Veritiv Operating Company (formerly known as Unisource Worldwide, Inc.), a Delaware limited liability company (the “Parent Borrower”), and Veritiv Canada, Inc., a Canadian amalgamated corporation (the “Canadian Borrower”), among others, entered into a certain ABL Credit Agreement, dated as of July 1, 2014 (as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”);

WHEREAS, in connection with the ABL Credit Agreement, the Canadian Borrower and certain Canadian Guarantors are, or are to become, parties to the Amended and Restated Canadian Guarantee and Collateral Agreement, dated as of April 9, 2020 (as amended, supplemented, waived or otherwise modified from time to time, the “Canadian Guarantee and Collateral Agreement”), in favour of the ABL Collateral Agent, for the benefit of the Secured Parties (as defined in the Canadian Guarantee and Collateral Agreement);

WHEREAS, the ABL Credit Agreement requires the Additional Canadian Pledgor to become a Canadian Pledgor under the Canadian Guarantee and Collateral Agreement with respect to Capital Stock of certain new Subsidiaries of the Additional Canadian Pledgor; and

WHEREAS, the Additional Canadian Pledgor has agreed to execute and deliver this Supplemental Agreement in order to become such a Canadian Pledgor under the Canadian Guarantee and Collateral Agreement;

D-2-1

NOW, THEREFORE, IT IS AGREED:

1.            Canadian Guarantee and Collateral Agreement. By executing and delivering this Supplemental Agreement, the Additional Canadian Pledgor, as provided in subsection 9.15 of the Canadian Guarantee and Collateral Agreement, hereby becomes a Canadian Pledgor under the Canadian Guarantee and Collateral Agreement with respect to the shares of Capital Stock of the Subsidiary of the Additional Canadian Pledgor listed in Annex 1-A hereto, and will be bound by all terms, conditions and duties applicable to a Canadian Pledgor under the Canadian Guarantee and Collateral Agreement, as a Canadian Pledgor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule 2 to the Canadian Guarantee and Collateral Agreement, and such Schedule 2 is hereby amended and modified to include such information.

2.            GOVERNING LAW. THIS SUPPLEMENTAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.

D-2-2

IN WITNESS WHEREOF, the undersigned has caused this Supplemental Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL CANADIAN PLEDGOR]

By:
Name:
Title:

Acknowledged and Agreed to as of the date hereof by:

BANK OF AMERICA, N.A., as ABL Collateral Agent and Administrative Agent

By:
Name:
Title:

D-2-3

EXHIBIT D-2 TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF QUEBEC SECURITY DOCUMENTS

[Attached]

D-2-1

Execution version

DEED OF HYPOTHEC

This ● (●th) day of April, two thousand and twenty (2020).

BEFORE Mtre. ●, the undersigned Notary for the Province of Québec, practising in the city of Montréal.

APPEARED:

VERITIV CANADA, INC., a corporation duly amalgamated under the laws of Canada, having its registered office and domicile at 125 Madill Boulevard, Mississauga, Ontario L5W 0H1, herein acting and represented by ●, its authorized representative, duly authorized for the purposes hereof as he so declares,

(the “Grantor”)

AND:

BANK OF AMERICA, N.A., having a place of business at One Bryant Park, New York, NY 10036 U.S.A., acting for its own benefit as Lender, Administrative Agent and ABL Collateral Agent, and herein acting and represented by ●, its authorized representative, duly authorized for the purposes hereof as he so declares,

(in its capacity as hypothecary representative within the meaning of Article 2692 of the Civil Code of Québec, the “Agent”)

RECITALS

WHEREAS Veritiv Corporation, as Holding, Veritiv Operating Company, as the Parent Borrower, the other Borrowers from time to time party thereto, the several Lenders party from time to time thereto and the Agent have entered into that certain ABL Credit Agreement dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated on or about the date hereof (as same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing, inter alias, for credit facilities to be made available thereunder by the Lenders to the Borrowers; all capitalized words and expressions used herein shall have the same meaning as ascribed thereto in the Credit Agreement, unless otherwise defined herein or unless the context otherwise requires;

WHEREAS the Grantor has executed or will concurrently execute in favour of the Agent an Amended and Restated Canadian Guarantee and Collateral Agreement governed by the laws of the Province of Ontario (as same may be further amended, restated, supplemented or otherwise modified from time to time, the “Canadian Guarantee and Collateral Agreement”);

WHEREAS to secure the Secured Obligations (as such expression is hereinafter defined), the Grantor has agreed to grant a hypothec on the Hypothecated Property (as such expression is hereinafter defined);

WHEREAS BANK OF AMERICA, N.A. has been appointed as the hypothecary representative of the Secured Parties under the terms of the Credit Agreement;

NOW THEREFORE, The parties hereto have agreed as follows:

1.	SECURED OBLIGATIONS

The hypothec constituted under this deed shall secure the following obligations (hereinafter collectively called the “Secured Obligations”):

1.1	the Borrower Obligations (as such term is defined in the Canadian Guarantee and Collateral Agreement) and the Guarantor Obligations (as such term is defined in the Canadian Guarantee and Collateral Agreement);

1.2	the strict performance and observance by the Grantor of all its agreements, warranties, representations, covenants, conditions and obligations (whether actual or contingent, whether now existing or hereafter arising, whether or not for the payment of money, and including, without limitation, any obligation or liability to pay damages) pursuant to or in connection with this deed and the other Loan Documents to which it is a party, including without limitation, the Credit Agreement, as the whole of same may be amended, restated, supplemented or otherwise modified from time to time; and

1.3	the prompt payment, as and when due and payable, of all other amounts now or hereafter owing by the Grantor to the Agent or any of the other Secured Parties arising under or pursuant to the Credit Agreement or any of the other Loan Documents, including by way of guarantee or indemnity, whether now existing or hereafter incurred, matured or unmatured, direct or contingent, including any extensions and renewals thereof and including the payment of all amounts payable hereunder and the legitimate costs (including, without limitation, all reasonable fees, charges and disbursements of counsel) that the Agent or any of the Secured Parties may incur to recover the obligations described hereinabove or to preserve the Hypothecated Property (as such expression is defined hereinbelow).

2.	HYPOTHEC

2.1	Amount of Hypothec

To secure the performance of the Secured Obligations, the Grantor hereby hypothecates in favour of the Agent the property described in Section 2.2 hereof for the sum of three billion Canadian dollars (CDN$3,000,000,000) bearing interest at the rate of twenty-five percent (25%) per annum from the date hereof, compounded annually.

2.2	Description of Hypothecated Property

The hypothec created by this deed charges the universality of all the Grantor’s movable property, present and future, corporeal and incorporeal, of whatsoever nature and kind and wheresoever situated, (hereinafter collectively called the “Hypothecated Property”), including, without limitation, all tools and equipment pertaining to the enterprises of the Grantor, all claims and customer accounts, all securities, securities accounts, all patents, trademarks, industrial designs and other intellectual property rights and all corporeal movables included in the assets of any of the Grantor’s enterprises kept for sale, lease or processing in the manufacture or transformation of property intended for sale, for lease or for use in providing a service.

2.3	Excluded Assets

Notwithstanding anything to the contrary set forth in this deed, the Agent hereby undertakes not to exercise, and irrevocably renounces to, all rights and recourses of a hypothecary creditor, including the right to follow contemplated in Article 2700 of the Civil Code of Québec (the “Civil Code”) and the rights pursuant to Articles 2743 et. seq. of the Civil Code, solely with respect to any Excluded Assets (as defined in the Canadian Guarantee and Collateral Agreement). For greater certainty, the foregoing does not apply to any hypothecary rights or recourses with respect to any Hypothecated Property of the Grantor which ceases to be Excluded Assets.

2.4	Interpretation

The parties hereto acknowledge and confirm as follows:

2.4.1	that the hypothec created on the Hypothecated Property pursuant to this deed is not and shall not be construed as a floating hypothec within the meaning of Articles 2715 et seq. of the Civil Code;

2.4.2	that the hypothec created hereby will remain in full force and effect for the full amount stipulated in Section 2.1 until such time as (i) the Credit Agreement and the other Loan Documents are terminated, all Commitments thereunder are terminated and the Secured Obligations are indefeasibly extinguished or (ii) the Agent no longer requires the benefits of the Hypothec created hereby and an express discharge is granted by the Agent to the Grantor. The hypothec, security and rights hereby created in favour of the Agent will not be extinguished, reduced, novated or otherwise affected by any payments made to or amounts received by the Agent or any other Secured Party, directly or indirectly, from the Grantor or any other party or as a result of any insurance indemnities arising from loss or damage to any of the Hypothecated Property or by reason of the collection of any claims hypothecated hereunder; and

2.4.3	that should the Secured Obligations at any time be fully extinguished without an express discharge of the hypothec created hereunder having been granted, and should any new Secured Obligations arise, the security created hereunder will secure such new Secured Obligations in the same manner and to the same extent as if there had never occurred an extinction of any of the Secured Obligations and the Grantor is and shall remain obligated under the provisions hereof. The Grantor shall be deemed to have obligated itself for such new Secured Obligations pursuant to the provisions hereof and the hypothec herein created shall secure such new Secured Obligations as contemplated by Article 2797 of the Civil Code.

3.	GRANTOR'S UNDERTAKINGS

3.1	Alienation

Unless the Agent gives its prior written consent or unless otherwise permitted under the Credit Agreement, the Grantor agrees not to alienate, lease or otherwise dispose of any of the Hypothecated Property.

3.2	Transformation

The Grantor may not, without the Agent’s prior written consent or unless the Agent shall have received an acknowledgement (in form and substance satisfactory to the Agent) of its prior Lien, transform any of the movables forming part of the Hypothecated Property either by incorporating such movables into an immovable or by combining or mixing them with other movables so as to form new property, unless such immovable or new property are themselves subject or made subject to the hypothec hereby granted or to a Lien in favour of the Agent or unless such transformation is made in the ordinary course of operating an enterprise of the Grantor that is engaged in the business of manufacturing or transforming property. In no event, however, may the Grantor transform any such property where such transformation would result in the Agent’s security or rights hereunder, including in particular their rank, being diminished.

In the event of any such transformation, even without the Agent’s authorization, the Grantor (who shall not be relieved of the default resulting from the failure to obtain authorization) shall immediately inform the Agent of the details of such transformation and shall in particular provide the Agent with a description of the property thereby affected, the name and address of the owner of the property that may result therefrom and the address where such property is located.

4.	PROVISIONS APPLICABLE TO THE HYPOTHEC ON CLAIMS

The following provisions apply to claims owed to the Grantor and hypothecated in favour of the Grantor, including present and future rents payable under current and future leases affecting all or part of the Hypothecated Property.

4.1	Collection

Except for those claims consisting of securities pledged to the Agent, the Grantor shall have authority to collect payments of interest and repayments of capital made on the claims included in the Hypothecated Property hypothecated in favour of the Agent pursuant to this deed, as they fall due, the whole in accordance with the terms and conditions set forth in the Canadian Guarantee and Collateral Agreement. The Agent may withdraw this authorization by written notice after an Event of Default has occurred and is continuing. At any time after the occurrence and during the continuance of an Event of Default, the Agent may set up this hypothec against the debtors of the hypothecated claims in accordance with the provisions of Article 2710 of the Civil Code. In such event, the Grantor undertakes to remit to the Agent, upon request, copies of all titles, documents, registers, invoices and accounts evidencing the claims or relating thereto, whatever the nature of their medium and whatever the form in which they are accessible, whether written, graphic, taped, filmed, computerized, or other.

Any payment received by the Grantor on account of any hypothecated claim after the Agent shall have withdrawn the foregoing authorization shall be received for the Agent’s account, shall not entitle the Grantor to the amounts collected and shall be kept separate from the Grantor’s other property at all times and remitted forthwith by the Grantor to the Agent without compensation.

Notwithstanding the provisions of Section 3.1 hereof, the Grantor is not, subject to the terms of the Credit Agreement, authorized (i) to alienate any claim forming a part of a universality of claims hypothecated in favour of the Agent without the latter's prior written consent and (ii) to release, in whole or in part, any present or future security granted in favour of the Grantor securing any claims forming part of the Hypothecated Property where such claim has not been satisfied completely, without the prior written consent of the Agent.

4.2	Agent's Rights

The Agent shall not be obliged to exercise its rights to the hypothecated claims or to ensure their recovery from the debtors, whether by legal proceedings or otherwise. Should the Agent decide to collect the hypothecated claims after having withdrawn the authorization pursuant to Section 4.1, it shall be at liberty to negotiate such arrangements as it deems appropriate with the debtors or third parties, to enter into agreements with them with respect to the claims and any security securing the claims, and even to waive the claims and such security, the whole without the Grantor’s consent or intervention, and the Agent shall not thereby incur any liability toward or be accountable to the Grantor, except for its gross negligence, bad faith or wilful misconduct. Unless the Grantor so requests in writing, the Agent shall not be obliged to inform the Grantor of any irregularity in the payment of any amounts due on the claims. Apart from its obligation to remit to the Grantor any sums collected over and above the amount of the Secured Obligations in principal, interest and costs, the Agent shall not be accountable to the Grantor with respect to the status of the collections made or any transactions and arrangements entered into, except as otherwise stated herein.

4.3	Information

The Agent may, at its discretion, verify the existence and status of the claims at any time, provided however that prior to making any telephonic verifications, the Agent shall give notice thereof to the Grantor and the Grantor, at its option, may participate in such telephonic verifications. The Grantor shall provide the necessary assistance and information for this purpose and shall take such action in this respect as the Agent may reasonably request: in particular, it shall allow the Agent and its agents to at all reasonable times during normal business hours upon reasonable advance notice to the Grantor (and at any time during normal business hours and without advance notice when an Event of Default exits and is continuing) enter the premises occupied by the Grantor and to consult the Grantor’s accounting books and registers as well as any document relating to the claims and make copies thereof.

The Grantor specifically authorizes the Agent to communicate with any third party in order to obtain or transmit any personal information and any information relating to the claims and to the Grantor for the purpose of verifying and collecting the claims.

Until an Event of Default has occurred and is continuing, where the hypothec granted by this deed affects a claim in a minimum amount of US$500,000 that is itself secured by a registered hypothec, the Grantor shall inform the Agent accordingly and shall supply all the information that the Agent may request in this connection.

Where any of the claims are subject to the provisions of the Financial Administration Act (Canada), the Grantor hereby sells, assigns and transfers the same absolutely to the Agent so that, upon a withdrawal of authorization as referred to in Section 4.1 hereof, the Agent shall be free to complete the formalities required to make such assignment fully enforceable.

5.	PROVISIONS APPLICABLE TO THE HYPOTHEC ON SECURITIES

5.1	Interpretation

Unless otherwise indicated by the context, “securities” means any securities (as defined in the STA (hereinafter defined)), bills of exchange, notes, shares, warrants, bonds, debentures and other securities considered or acknowledged as securities, as well as the renewals, substitutions and additions to which they are subject and the securities and other property received or issued pursuant to any transformation of such securities, along with all income derived and all rights arising therefrom.

5.2	Delivery

Forthwith upon demand by the Agent, the Grantor undertakes to deliver to the Agent, or to a mutually agreed upon third party, any and all securities at any time forming part of the Hypothecated Property, duly endorsed in blank for transfer, together with any power of attorney, document and confirmation that the Agent may reasonably require for such purpose.

The Grantor further undertakes to turn over to the Agent or to such third party, as soon as the Grantor becomes entitled thereto, the renewals, substitutions and additions to which such securities are subject and the securities and other property received or issued upon the purchase, redemption, conversion, cancellation or any other transformation thereof, along with any income derived and any rights arising therefrom, the same, where applicable, to be duly endorsed in blank for transfer and accompanied by any power of attorney, document and confirmation that the Agent may reasonably require for such purpose.

If any securities now or hereafter acquired by the Grantor are uncertificated and are issued to the Grantor or its nominee directly by the issuer thereof, the Grantor shall promptly notify the Agent thereof and, at the Agent’s request and option, pursuant to a control agreement (as such expression is contemplated in the Act Respecting the Transfer of Securities and the Establishment of Security Entitlements (Québec) (2008, c. 20) (as in effect from time to time or other similar legislation, the “STA”) and for the purposes hereof, a “Control Agreement”) in form and substance satisfactory to the Agent, either (i) cause the issuer to agree to comply, without further consent of the Grantor or such nominee, at any time upon the occurrence and during the continuance of an Event of Default, with instructions from the Agent as to such securities, or (ii) arrange for the Agent to become, at any time upon the occurrence and during the continuance of an Event of Default, the registered holder (as hypothecary creditor) of the securities.

If any securities, whether certificated or uncertificated, or other investment property or financial asset (as such term is defined in the STA) now or hereafter acquired by the Grantor are held by the Grantor or its nominee through a securities intermediary or commodity intermediary or other intermediary, the Grantor shall promptly notify the Agent thereof and, at the Agent’s request and option, pursuant to a Control Agreement in form and substance satisfactory to the Agent, either (i) cause such securities intermediary or (as the case may be) commodity intermediary to agree to, at any time upon the occurrence and during the continuance of an Event of Default, comply, in each case without further consent of the Grantor or such nominee, with entitlement orders from the Agent to such securities intermediary as to such securities or other investment property or financial asset, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Agent to such commodity intermediary, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for the Agent to become, at any time upon the occurrence and during the continuance of an Event of Default, the entitlement holder (as hypothecary creditor) with respect to such financial asset or investment property, with the Grantor being permitted, only with the consent of the Agent, to exercise rights to withdraw or otherwise deal with such financial asset or investment property.

Notwithstanding anything to the contrary contained in this Section 5.2, once the Agent has made a request in respect of a financial asset or other investment property as provided herein, the Grantor shall take the actions requested by the Agent in respect of such financial asset or investment property and such arrangements shall remain in place unless and until this deed has been terminated pursuant to the terms hereof.

Subject to the Grantor’s right to receive a reasonable prior notice of the Agent’s exercise of its recourses, the Grantor hereby waives, in respect of any securities within the meaning of the STA hypothecated hereunder which are or are of a type dealt in or traded on securities exchanges or financial markets, the right it may have, by virtue of Articles 2757 to 2772 of the Civil Code, to receive a prior notice of the enforcement of the hypothecary remedies of the Agent and the Agent’s obligation to obtain the surrender of any such securities or to observe the time limits prescribed by such articles in connection with such enforcement following the occurrence and during the continuance of an Event of Default, the whole as contemplated by Article 2759 of the Civil Code. Notwithstanding the foregoing, prior to enforcing its hypothecary remedies, the Agent may not alienate or grant a movable hypothec in favour of a third person on the securities or security entitlements hypothecated hereunder.

5.3	Voting, etc.

Until the occurrence of an Event of Default which is continuing, the Grantor shall be entitled to vote any and all securities and to give consents, waivers or ratifications in respect thereof; provided that no vote shall be cast or any consent, waiver or ratification given or any action taken which would violate or be inconsistent with any of the terms of the Credit Agreement or this deed or any other instrument or agreement or document relating to the Secured Obligations (including any Loan Document) or which would have the effect of materially impairing the position or interests of the Agent. All such rights of the Grantor to vote and to give consents, waivers and ratifications shall cease in case an Event of Default shall occur and while such Event of Default continues whereupon the Agent shall be entitled, without limiting its other rights and remedies hereunder, to vote all or any part of the securities whether or not transferred in the Agent’s name and give all consents, waivers and ratifications in respect of the securities and otherwise act with respect thereto as though it were the outright owner thereof.

5.4	Standard of Care

The Agent shall not be:

a)	obliged to protect a security, or take steps or institute proceedings to interrupt prescription or protect the securities against depreciation or devaluation or make them productive;

b)	obliged to protect the Grantor against loss relating to a security; or

c)	obliged to vote with respect to a security or subscription, conversion or other right pertaining thereto, or to any merger, amalgamation, consolidation, reorganization, receiving order, bankruptcy, insolvency proceedings, compromise or arrangement, or concerning the deposit of a security or otherwise, and shall not be obliged to participate in or take any action in relation to such matters, except where the Grantor has provided the Agent with written instructions to do so and where, in the Agent’s opinion, the security and the rights conferred hereunder would not be thereby diminished, and upon payment of such indemnity or remuneration as the Agent may require.

5.5	Dividends and other Distributions

Until the occurrence of an Event of Default which is continuing, the Grantor may collect all cash dividends payable in respect of the securities, provided that all cash dividends payable in respect of the securities which are determined by the Agent, acting reasonably, to represent in whole or in part an extraordinary, liquidating or other distribution in return of capital, shall be paid to the Agent and retained by it as part of the Hypothecated Property. The Agent shall be entitled to receive directly, and to retain as part of the Hypothecated Property:

(a)	all other or additional stock or securities or property (other than cash) paid or distributed by way of dividend in respect of the securities;

(b)	all other or additional stock or other securities or property (including cash) paid or distributed in respect of the securities by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and

(c)	all other or additional stock or other securities or property which may be paid in respect of the securities by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate reorganization or other disposition of securities.

5.6	Rights of the Grantor on Securities

After all Events of Default have been waived in accordance with the provisions of the Credit Agreement, and so long as the Secured Obligations shall not have been accelerated, the Grantor shall have the right to exercise the voting and other consensual rights and powers that it would have otherwise been entitled to pursuant to (and subject to) Section 5.3 hereof and receive payments, proceeds, dividends, distributions, monies, compensation, property, assets, instruments or rights which it would be authorized to receive and retain pursuant to Section 5.4 hereof.

6.	POSSESSION OF PROPERTY

This deed creates a hypothec without delivery notwithstanding the undertakings contained in Section 5.2 hereof.

7.	DEFAULT

7.1	Events of Default

The Grantor shall be considered in default upon the occurrence of any Event of Default (as such term is defined in the Credit Agreement and for the purposes hereof, an “Event of Default”).

7.2	Effects

Without limiting its right, at any time and at its discretion, to demand payment of any Secured Obligations payable on demand and without prejudice to any rights and remedies which it has pursuant to agreements or any other Loan Documents with the Grantor or at law (in particular with respect to hypothecated claims), the Agent, upon the occurrence and during the continuance of any Event of Default, may demand immediate and full payment of the amounts owing on account of the Secured Obligations, which shall forthwith become due and payable, and exercise, at its discretion, without restriction and without any prior notice other than such notices as are required by law, any rights and remedies which it has pursuant to this deed or at law, including, in particular, the following hypothecary rights:

-	taking of possession for purposes of administration;

-	taking in payment;

-	sale by the Agent; and

-	sale by judicial authority.

7.3	Agent's Rights

Irrespective of the particular remedy exercised by the Agent in the event of the occurrence of any Event of Default, the following provisions shall apply after the occurrence and during the continuance of any Event of Default in addition to any provisions that may by law apply in the circumstances, the Grantor expressly agreeing thereto:

7.3.1	If the hypothec hereby constituted becomes enforceable, the Agent may also (without being required to do so), take possession and administer the Hypothecated Property or any part thereof, with full power to use, protect, preserve and sell same and to receive all revenue therefrom, including granting leases in respect thereof or renewing existing leases on terms and conditions it deems appropriate and the Agent may compromise or transact with the debtors of claims and accounts receivable, which are subject to the hypothec constituted hereby and may grant releases and discharges thereto. The Agent may also do all things necessary or useful for the purpose of selling or realizing the Hypothecated Property, including completing the manufacture of inventory and purchasing raw materials.

7.3.2	If the Agent elects to exercise its right to take in payment the Hypothecated Property and the Grantor requires that the Agent instead sell, by itself or under judicial authority, the Hypothecated Property on which such right is exercised, the Grantor hereby acknowledges that the Agent shall not be bound to abandon its recourse of taking in payment unless, prior to the expiry of the time period allocated for surrender, the Agent (i) has been granted a security satisfactory to it, to ensure that the proceeds of the sale of the Hypothecated Property will be sufficient to pay the Secured Obligations in full, (ii) has been reimbursed for all reasonable costs and expenses incurred in connection with this deed and (iii) has been advanced the necessary sums for the sale of said Hypothecated Property; the Grantor further acknowledges that the Agent alone is entitled to select the type of sale it may wish to conduct or has conducted.

7.3.3	The Agent may appoint by instrument in writing a receiver, interim receiver, monitor or receiver and manager (each, a “Receiver”) of all or any part of the Hypothecated Property or may institute proceedings in any court of competent jurisdiction for the appointment of such a Receiver. Any such Receiver is hereby given and shall have the same powers and rights and exclusions and limitations of liability as the Agent has under this deed or under applicable law. In exercising any such powers, any such Receiver shall, to the extent permitted by applicable law, act as and for all purposes shall be deemed to be the agent of the Grantor and the Agent shall not be responsible for any act or default of any such Receiver. The Agent may appoint one or more Receivers hereunder and may remove any such Receiver or Receivers and appoint another or others in his or their stead from time to time. Any Receiver so appointed may be an officer or employee of the Agent. A court need not appoint, ratify the appointment by the Agent of, or otherwise supervise in any manner the actions of, any Receiver. Upon the Grantor receiving notice from the Agent of the taking of possession of the Hypothecated Property or the appointment of a Receiver, all powers, functions, rights and privileges of each of the directors and officers of the Grantor with respect to the Hypothecated Property shall cease, unless specifically continued by the written consent of the Agent.

7.3.4	For the purposes of enabling the Agent to exercise rights and remedies under this Article 7 (including, without limiting the terms of this Article 7, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of the Hypothecated Property) at such time as the Agent shall be lawfully entitled to exercise such rights and remedies, the Grantor hereby grants to the Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantor) to use, license or sublicense any intellectual property now owned or hereafter acquired by the Grantor, and wherever the same may be located, and including such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

7.3.5	The Agent or any of the Secured Parties, or their respective agents or representatives, may become purchasers at any sale of the Hypothecated Property, whether made pursuant to foreclosure or other legal proceedings.

7.3.6	The Grantor shall forthwith execute such documents and transfers as may be necessary to place the Agent in legal possession of the Hypothecated Property and the business of the Grantor in connection therewith, and thereupon all the powers, functions, rights and privileges of each and every one of the directors and officers of the Grantor shall cease and terminate with respect to the Hypothecated Property.

7.3.7	Irrespective of the particular remedy exercised by the Agent following the occurrence of an Event of Default that is continuing, the Grantor hereby undertakes to voluntarily surrender the Hypothecated Property to the Agent upon request, and agrees not to put any impediment in the way of, but rather to facilitate by all legal means, the exercise of the powers hereby granted to the Agent and not to interfere therewith.

7.3.8	The exercise by the Agent of any recourse shall not preclude the Agent from exercising any other recourse provided hereunder or by applicable law. All the recourses of the Agent are cumulative and not alternative. The failure of or forbearance by the Agent to exercise any recourse hereunder does not constitute a renunciation to the later exercise of such recourse. The Agent may exercise its recourses hereunder without being required to exercise any recourse against any other person liable for the payment of the obligations secured hereby or to realize any other security held for the payment of such obligations, the Grantor hereby renouncing to the benefits of discussion and division.

7.3.9	Any sum collected by the Agent as a result of the exercise of any of its remedies hereunder, the withdrawal of the authorization given to the Grantor to collect claims or otherwise in relation herewith shall be held by the Agent as Hypothecated Property until it is applied in reduction of the Secured Obligations in accordance with the provisions of the Credit Agreement.

7.3.10	The remedies provided under this Deed or at applicable law may be exercised on all the Hypothecated Property taken as a whole or in respect of any part thereof, as the Agent considers appropriate, in its discretion.

8.	MISCELLANEOUS PROVISIONS

8.1	Hypothecary Representative

The Agent shall hold the hypothec granted pursuant to this deed for the benefit of the Secured Parties. The Grantor hereby irrevocably appoints the Agent as the hypothecary representative of the Secured Parties within the meaning of Article 2692 of the Civil Code. Any replacement of the Agent as hypothecary representative shall be appointed in accordance with the provisions of the Credit Agreement applicable to the replacement of the ABL Collateral Agent. The Agent may perform any act necessary to the performance of its duties. Such new hypothecary representative, without further act (other than the filing of a notice of replacement in the applicable register in accordance with Article 2692 of the Civil Code for the purposes of exercising the rights relating to the Hypothec created hereunder), shall be vested with and have the rights and powers granted to the Agent hereunder and shall be subject in all respects to the conditions and provisions hereof.

8.2	Nature of the Obligations

Each of the Secured Obligations of the Grantor is indivisible.

8.3	Nullity of a Provision

In the event that any provision of this deed is declared null and void or is deemed not to have been written, the other provisions of this deed shall be severable from such provision and shall continue to have full force and effect.

8.4	Application of Payments

Any insurance indemnity, as well as any other amount or other property received by the Agent in the exercise of the rights conferred upon it by this deed or by law or in any other manner with respect to any of the Hypothecated Property, may be retained by the Agent as Hypothecated Property or applied to the payment of the Secured Obligations, whether or not they are due. Any amount collected by the Agent, even on account of the voluntary performance of the Secured Obligations, shall be applied in accordance with the Credit Agreement. Should any of the Hypothecated Property or its proceeds be in a currency different from that of the Secured Obligations, the Agent is hereby authorized to convert the amount or the claim in question into the currency of the Secured Obligations at the Agent’s rate of exchange for the currencies concerned on the date the payment is applied.

8.5	Rights Cumulative and Exercise of Remedies

The rights hereby created are in addition to and not in substitution for any other right or security held by the Agent or any of the Secured Parties, including without limitation, under any other Loan Document. The exercise by the Agent of any of its rights and remedies shall not prevent it from exercising any other right or remedy conferred upon it by this deed or any other security or by law.

The Agent may, separately or successively, exercise the rights conferred upon it by this deed on any part of the Hypothecated Property, without being obliged to do so on the entire Hypothecated Property and without prejudice to its rights and remedies with respect to the remaining Hypothecated Property, and it shall not be in any way obliged to exercise its rights and remedies against any other person liable for the Secured Obligations or to realize any other security securing the Secured Obligations.

The Agent may delegate the exercise of its rights or the performance of its obligations arising from this deed to another person and may in such case supply to such other person any information that it holds on the Grantor or on the Hypothecated Property.

All rights of the Agent hereunder shall inure to the benefit of its successors and assigns and all obligations of the Grantor hereunder shall bind the Grantor and its successors and permitted assigns.

8.6	Notice of Default

The mere expiry of the time limit (including any grace period provided for in the Credit Agreement) for performing any of the Secured Obligations shall serve to put the Grantor in default, without any notice or demand being required for that purpose.

8.7	Waivers

The Grantor may not claim that an act or omission by the Agent constitutes or implies a waiver of its right to invoke a default by the Grantor or to assert a right arising out of such default, unless the Agent has expressly so stated after the occurrence of the default.

8.8	Power of Attorney

The Grantor hereby grants to the Agent and each of its officers, agents, correspondents or mandataries, including any depositary, an irrevocable power of attorney with full powers of substitution and revocation, with effect (i) as and from the date hereof (a) during a Cash Dominion Period, to endorse the Grantor’s name on any checks, notes, acceptances, money orders or other forms of payment or security that come into the Agent’s possession and (b) to sign the Grantor’s name on any invoice, bill of lading, warehouse receipt or other negotiable or non-negotiable document constituting Hypothecated Property in which the Grantor has an interest, on drafts against customers, on assignments of accounts of the Grantor, on notices of assignment, financing statements or equivalent documents and other public records and to file any such financing statements or equivalent documents by electronic means with or without a signature as authorized or required by applicable law or filing procedure, and (ii) as and from the occurrence and continuance of an Event of Default, to do, make and execute, for the Grantor and in its name, all such deeds, documents, transfers, assignments, hypothecs, assurances, consents and things as the Agent, acting reasonably, may deem necessary or appropriate to be done, made or executed by the Grantor to protect the Agent’s rights hereunder and/or preserve the Hypothecated Property and to give effect to all the provisions of this deed and the documents and other acts, matters and things that the Grantor has agreed to do, make and execute or that may be required in the exercise of the powers conferred upon the Agent by this deed, and in particular, without limiting the generality of the foregoing, to endorse or transfer all or any part of the securities, if any, included in the Hypothecated Property over to the Agent or its officers, agents, correspondents or mandataries, including any depositary, so that the Agent or its officers, agents, correspondents or mandataries may be registered as registered holders (as hypothecary creditors) of such securities, and to obtain from any taxation authority at any time, if deemed useful, any information necessary to allow the Agent to determine the amount of the Grantor’s indebtedness to such taxation authorities. The Grantor also grants to each of such persons holding its power of attorney the right, acting reasonably, to use its name whenever they may deem it necessary or appropriate to do so for the purposes hereof.

8.9	Indemnification

The Grantor hereby agrees and undertakes to indemnify the Agent and save and hold it harmless from and against any and all actual out-of-pocket losses, reasonable expenses, costs and liabilities (including reasonable legal fees and disbursements) that the Agent or any of its mandataries or persons holding its power of attorney may sustain or incur in the exercise of the powers and rights conferred upon the Agent hereunder, except to the extent such losses or expenses are attributable to the gross negligence, bad faith or wilful misconduct of the Agent, any of its mandataries or persons holding its power of attorney as determined by a final decision of a court of competent jurisdiction.

8.10	Notices

Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any party by any other party, or whenever any party desires to give and serve upon any other party any communication with respect to this deed, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Credit Agreement.

8.11	Interpretation

References herein to gender shall include all genders and the singular shall include the plural and vice versa, as required by the context.

8.12	Paramountcy

Notwithstanding anything herein to the contrary, in the event of any conflict between any provision in this deed and any provision in the Credit Agreement or the Canadian Guarantee and Collateral Agreement, such provision in the Credit Agreement or the Canadian Guarantee and Collateral Agreement shall control, as applicable, except that the provisions hereof shall prevail insofar as they relate to the creation and enforcement of the hypothec created hereby.

8.13	Further Assurances

The Grantor hereby agrees to do, make and execute, at its own expense, all such deeds, documents and things as may be necessary or advisable, in the opinion of the Agent’s legal counsel, acting reasonably, to give effect to the provisions of this deed, including without limiting the generality of the foregoing, in order that a valid and enforceable hypothec be created and maintained on any property forming part of the Hypothecated Property as of the execution of this deed or at any time in the future.

The Agent hereby agrees to do, make and execute, at the expense of the Grantor, all such documents or forms as may be necessary, in the opinion of the Agent’s legal counsel, acting reasonably, to duly reduce the scope of the hypothec created hereunder so as to exclude from the Hypothecated Property any Excluded Assets (provided that such reduction shall only be granted to the extent the Grantor is prohibited from granting a hypothec or security interest under the terms of the relevant debt and only for so long as such debt remains outstanding).

8.14	Divisions and Titles

The division of this deed into sections, sections and subsections and the insertion of titles are for ease of reference only and shall not influence its meaning or construction.

8.15	Applicable Law

This deed shall be governed and construed in accordance with the laws in force in the Province of Québec. It must also be interpreted so that any Hypothecated Property located in another jurisdiction be affected by a valid security under the applicable law of such other jurisdiction.

8.16	Explanation of Contract

The Grantor confirms that the Agent has provided it with adequate explanations concerning the nature and scope of this deed and that it has had an opportunity to consult a lawyer, notary or other adviser in connection therewith.

8.17	Counterparts

This deed may be executed in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument; any party may execute this deed by signing any counterpart of it.

8.18	Language

The parties hereto confirm that it is their wish that this deed and all documents relating thereto, including notices, be drawn up in the English language. Les parties aux présentes confirment leur volonté que cet acte de même que tous documents, y compris tous avis, s'y rapportant soient rédigés en langue anglaise.

[Signature page follows]

WHEREOF ACTE

DONE AND PASSED at the city of Montreal and of record in the office of the undersigned Notary under number _________________________________.

The representatives of the parties declared to the Notary to have taken cognizance of this deed and to have exempted said Notary from reading same or causing same to be read, following which the representatives of the parties signed in the presence of the Notary and as follows:

VERITIV CANADA, INC.

Per:
Name:
Title: Authorized Representative

BANK OF AMERICA, N.A.

Per:
Name:
Title: Authorized Representative

●, Notary

E-1

EXHIBIT E TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF BASE INTERCREDITOR AGREEMENT

[Attached]

E-1

EXHIBIT E

to

CREDIT AGREEMENT

[FORM OF]

INTERCREDITOR AGREEMENT

by and between

BANK OF AMERICA, N.A.,

as ABL Agent,

and

[                          ],

as [Cash Flow]17 Agent

Dated as of         , 20

17	Conform “Cash Flow” to an appropriate descriptor (e.g. “Term Loan”), if needed.

 i

 ii

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (as amended, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of             , 20          between BANK OF AMERICA, N.A., as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “ABL Agent”) for the ABL Secured Parties and [     ], as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined herein, the “[Cash Flow] Agent”) for the [Cash Flow] Secured Parties. Capitalized terms defined in Article 1 hereof are used in this Agreement as so defined.

RECITALS

A.            Pursuant to the Original ABL Credit Agreement, the ABL Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.

B.            Pursuant to the ABL Guarantees, the ABL Guarantors have agreed to guarantee the payment and performance of the ABL Borrowers’ obligations under the ABL Documents.

C.            As a condition to the effectiveness of the Original ABL Credit Agreement and to secure the obligations of the ABL Credit Parties under and in connection with the ABL Documents, the ABL Credit Parties have granted to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral.

D.            Pursuant to the Original [Cash Flow] Credit Agreement, the [Cash Flow] Credit Agreement Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the [Cash Flow] Borrowers.

E.            Pursuant to the [Cash Flow] Guarantees, the [Cash Flow] Guarantors have agreed to guarantee the payment and performance of the [Cash Flow] Borrowers’ obligations under the [Cash Flow] Documents.

F.            As a condition to the effectiveness of the Original [Cash Flow] Credit Agreement and to secure the obligations of the [Cash Flow] Credit Parties under and in connection with the [Cash Flow] Documents, the [Cash Flow] Credit Parties have granted to the [Cash Flow] Agent (for the benefit of the [Cash Flow] Secured Parties) Liens on the Collateral.

G.            Pursuant to this Agreement, the Company Representative may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” (and as either “Additional ABL Indebtedness” or “Additional [Cash Flow] Indebtedness”, as the case may be) by executing and delivering the Additional Indebtedness Designation and by complying with the procedures set forth in Section 7.11, and the holders of such Additional Indebtedness and any other applicable Additional Secured Party shall thereafter constitute Additional Secured Parties (and either “Additional ABL Secured Parties” or “Additional [Cash Flow] Secured Parties”, as the case may be), and any Additional Agent for any such Additional Secured Parties shall thereafter constitute an Additional Agent (and either

1

H.            an “Additional ABL Agent” or an “Additional [Cash Flow] Agent”, as the case may be), for all purposes under this Agreement.

I.            Each of the ABL Agent (on behalf of the ABL Secured Parties) and the [Cash Flow] Agent (on behalf of the [Cash Flow] Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties and the [Cash Flow] Credit Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

Definitions

Section 1.1      UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Commercial Tort Claims, Commodity Accounts, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Inventory, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

Section 1.2      Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” means Bank of America, N.A., as collateral agent under the ABL Credit Agreement, together with its successors and assigns in such capacity from time to time, whether under the Original ABL Credit Agreement or any subsequent ABL Credit Agreement, as well as any Person designated as the “Agent” or “Collateral Agent” under any ABL Credit Agreement.

“ABL Amount” shall have the meaning set forth in Section 4.3.

“ABL Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was an ABL Agent, an ABL Credit Agreement Lender or an Affiliate of an ABL Agent or an ABL Credit Agreement Lender on April [__], 2020, or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more ABL Collateral Documents [provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

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“ABL Borrowers” means Veritiv Operating Company (formerly known as Unisource Worldwide, Inc.), a Delaware corporation, Veritiv Canada, Inc., a Canadian amalgamated corporation, and certain of the Subsidiaries of Veritiv Operating Company party to the ABL Credit Agreement from time to time, in their capacities as borrowers under the ABL Credit Agreement, together with its and their respective successors and assigns.

“ABL Canadian Collateral” means Property owned by any Canadian Subsidiary of the Company and pledged to any ABL Secured Party under any ABL Collateral Document.

“ABL Collateral Documents” means all “Security Documents” as defined in the Original ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust, deeds of hypothec, pledges and other collateral documents executed and delivered in connection with any ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

“ABL Collateral Exposure” means, as to any ABL Credit Agreement or Additional ABL Credit Facility as of the date of determination, the sum of (a) as to any revolving facility, the total commitments (whether funded or unfunded) of the ABL Secured Parties to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of loans and other extensions of credit under such facility) plus (b) as to any other facility, the outstanding principal amount of ABL Obligations or Additional ABL Obligations (as applicable) thereunder.

“ABL Collateral Obligations” means the ABL Obligations and any Additional ABL Obligations.

“ABL Collateral Representative” means (a) if the Original ABL Credit Agreement is then in effect, the ABL Agent acting for the ABL Collateral Secured Parties; and (b) if the Original ABL Credit Agreement is not then in effect, the ABL Agent under the relevant subsequent ABL Credit Agreement acting for the ABL Collateral Secured Parties, unless the ABL Collateral Exposure under any Additional ABL Credit Facility exceeds the ABL Collateral Exposure under such subsequent ABL Credit Agreement, and in such case (unless otherwise agreed in writing between the ABL Agent and any Additional ABL Agent or, after the Discharge of ABL Obligations, between any Additional ABL Agents), the Additional ABL Agent under such Additional ABL Credit Facility (or, if there is more than one such Additional ABL Credit Facility, the Additional ABL Credit Facility under which the greatest ABL Collateral Exposure is outstanding at the time) acting for the ABL Collateral Secured Parties.

“ABL Collateral Secured Parties” means the ABL Secured Parties and any Additional ABL Secured Parties.

“ABL Commingled Collateral” shall have the meaning set forth in Section 3.7(a).

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“ABL Credit Agreement” means (i) if the Original ABL Credit Agreement is then in effect, the Original ABL Credit Agreement and (ii) thereafter, if designated by the Company Representative, any other credit agreement, loan agreement, note agreement, promissory note, indenture, guarantee or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original ABL Credit Agreement or (y) any subsequent ABL Credit Agreement (in each case, as amended, supplemented, waived or otherwise modified from time to time); provided that the requisite creditors party to such ABL Credit Agreement described in this clause (ii) (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the [Cash Flow] Agent and any Additional Agent (other than any Designated Agent) (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company Representative), that the obligations under such ABL Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the ABL Credit Agreement shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Credit Agreement Lenders” means the lenders, debtholders and other creditors party from time to time to the ABL Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “Lender” or similar term under any ABL Credit Agreement.

“ABL Credit Parties” means the ABL Borrowers, the ABL Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any ABL Document.

“ABL Documents” means the ABL Credit Agreement, the ABL Guarantees, the ABL Collateral Documents, any Bank Products Agreements between any ABL Credit Party and any ABL Bank Products Affiliate, any Hedging Agreements between any ABL Credit Party and any ABL Hedging Affiliate, and those other ancillary agreements as to which the ABL Agent or any ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the ABL Agent, in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“ABL Guarantees” means that certain guarantee agreement dated as of April [__], 2020 by the ABL Guarantors in favor of the ABL Agent, and all other guarantees of any ABL Obligations of any ABL Credit Party by any other ABL Credit Party in favor of any ABL Secured Party, in each case as amended, supplemented, waived or otherwise modified from time to time.

“ABL Guarantors” means the collective reference to Holdings (so long as it is a guarantor under any of the ABL Guarantees), each of the Company’s Subsidiaries that is a guarantor under any of the ABL Guarantees and any other Person who becomes a guarantor under any of the ABL Guarantees.

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“ABL Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, (b) was the ABL Agent or an ABL Credit Agreement Lender or an Affiliate of an ABL Agent or an ABL Credit Agreement Lender on April [__], 2020, or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“ABL Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each ABL Credit Party from time to time to the ABL Agent, the “administrative agent” or “agent” under any ABL Credit Agreement, the ABL Secured Parties or any of them, including any ABL Bank Products Affiliates or any ABL Hedging Affiliates, under any ABL Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“ABL Permitted Access Right” shall have the meaning set forth in Section 3.7(a).

“ABL Priority Collateral” means all Collateral consisting of the following:

(1)            all Accounts (other than Accounts which constitute identifiable Proceeds of Non-ABL Priority Collateral);

(2)            (x) all Deposit Accounts and Money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein and (y) all Securities, Security Entitlements, and Securities Accounts, in each case, to the extent constituting cash or Cash Equivalents or representing a claim to Cash Equivalents, in each case other than (i) the Asset Sales Proceeds Account and all cash, checks and other property held therein or credited thereto, (n) Capital Stock of direct and indirect Subsidiaries of Holdings and (iii) identifiable Proceeds of Non-ABL Priority Collateral;

(3)            all Inventory;

(4)            to the extent involving or governing any of the items referred to in the preceding clauses (1) through (3), all Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), all Documents, General Intangibles (including data processing software and excluding Intellectual Property and Capital Stock of direct and indirect Subsidiaries of Holdings), Instruments (including Promissory Notes), Letter-of-Credit Rights and Commercial Tort Claims, provided that to the extent any of the foregoing also relates to Non-ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (3) shall be included in the ABL Priority Collateral;

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(5)            to the extent evidencing or governing any of the items referred to in the preceding clauses (1) through (4), all Supporting Obligations, provided that, to the extent any of the foregoing also relates to Non-ABL Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the ABL Priority Collateral;

(6)            all books and Records relating to the foregoing (including all books, databases, customer lists, and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(7)            all collateral security and guarantees with respect to any of the foregoing and all cash, Money, instruments, securities (other than Capital Stock of direct and indirect Subsidiaries of Holdings), financial assets, Investment Property (other than Capital Stock of direct and indirect Subsidiaries of Holdings), insurance proceeds (including proceeds of business interruption insurance) and deposit accounts directly received as Proceeds of any ABL Priority Collateral described in the preceding clauses (1) through (4) (such Proceeds, “ABL Priority Proceeds”!; provided, however, that no Proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such Proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

For the avoidance of doubt, under no circumstances shall Excluded Assets (as defined in the next succeeding sentence) be ABL Priority Collateral.

As used in this definition of “ABL Priority Collateral”, the term “Excluded Assets” shall have the meaning provided in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in the ABL Collateral Documents relating thereto, or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect) or in the ABL Collateral Documents relating thereto, or in any other Additional ABL Credit Facility then in effect (if no ABL Credit Agreement is then in effect), which Additional ABL Credit Facility is designated as applicable for purposes of this definition or in the Additional ABL Collateral Documents relating thereto.

“ABL Priority Collateral Documents” means the ABL Documents and any Additional ABL Documents, as applicable.

“ABL Priority Proceeds” shall have the meaning set forth in the definition of “ABL Priority Collateral”.

“ABL Recovery” shall have the meaning set forth in Section 5.3(a).

“ABL Secured Parties” means the ABL Agent, all ABL Credit Agreement Lenders, all ABL Bank Products Affiliates and all ABL Hedging Affiliates, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “ABL Secured Party” under any ABL Credit Agreement.

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“Accounts Amount” shall have the meaning set forth in Section 4.3.

“Additional ABL Agent” means any one or more administrative agents, collateral agents, security agents, trustees or other duly appointed representatives for or of any one or more Additional ABL Secured Parties, and shall include any successor thereto, as well as any Person duly appointed and designated as an “Agent” under any Additional ABL Credit Facility.

“Additional ABL Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with an Additional ABL Credit Party with the obligations of such Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents, (b) was an Additional ABL Agent or an Additional ABL Credit Facility Lender or an Affiliate of an Additional ABL Agent or an Additional ABL Credit Facility Lender, in each case, on the date the applicable Additional ABL Credit Facility became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Additional ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional ABL Bank Products Provider” means any Person (other than an Additional ABL Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional ABL Credit Party with the obligations of such Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Additional ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional ABL Collateral Documents” means all “Security Documents” as defined in any Additional ABL Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional ABL Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional ABL Credit Facilities” means (a) any one or more agreements, instruments and documents under which any Additional ABL Indebtedness is or may be incurred, including any credit agreements, loan agreements, note agreements, promissory notes, indentures, guarantees or other agreements or instruments evidencing or governing the terms of any indebtedness or other financial accommodation, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company Representative, any other agreement (including any credit agreement, loan agreement, note agreement, promissory note, indenture, guarantee or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional ABL Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

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“Additional ABL Credit Facility Lenders” means one or more holders of Additional ABL Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional ABL Credit Facilities, together with their successors, permitted assigns and transferees, as well as any Person designated as an “Additional ABL Credit Facility Lender” under any Additional ABL Credit Facility.

“Additional ABL Credit Party” means the Company, Holdings (so long as it is a guarantor under any of the Additional ABL Guarantees), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional ABL Document, and any other Person who becomes a guarantor under any of the Additional ABL Guarantees.

“Additional ABL Documents” means any Additional ABL Credit Facilities, any Additional ABL Guarantees, any Additional ABL Collateral Documents, any Bank Products Agreements between any Additional ABL Credit Party and any Additional ABL Bank Products Affiliate or Additional ABL Bank Products Provider, any Hedging Agreements between any Additional ABL Credit Party and any Additional ABL Hedging Affiliate or Additional ABL Hedging Provider, those other ancillary agreements as to which any Additional ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional ABL Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional ABL Agent, in connection with any of the foregoing or any Additional ABL Credit Facility, including any intercreditor or joinder agreement among any of the Additional ABL Secured Parties or among any of the ABL Secured Parties and Additional ABL Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional ABL Guarantees” means any one or more guarantees of any Additional ABL Obligations of any Additional ABL Credit Party by any other Additional ABL Credit Party in favor of any Additional ABL Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional ABL Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with an Additional ABL Credit Party with the obligations of such Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents, (b) was an Additional ABL Agent or an Additional ABL Credit Facility Lender or an Affiliate of an Additional ABL Agent or an Additional ABL Credit Facility Lender, in each case, on the date the applicable Additional ABL Credit Facility became effective or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Additional ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

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“Additional ABL Hedging Provider” means any Person (other than an Additional ABL Hedging Affiliate) that has entered into a Hedging Agreement with an Additional ABL Credit Party with the obligations of such Additional ABL Credit Party thereunder being secured by one or more Additional ABL Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Additional ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional ABL Indebtedness” means any Additional Indebtedness that is designated by the Company Representative as “Additional ABL Indebtedness” in the relevant Additional Indebtedness Designation in accordance with Section 7.11.

“Additional ABL Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional ABL Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional ABL Credit Party from time to time to any Additional ABL Agent, any Additional ABL Secured Parties or any of them, including any Additional ABL Bank Products Affiliate, Additional ABL Hedging Affiliate, Additional ABL Bank Products Provider or Additional ABL Hedging Provider, under any Additional ABL Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional ABL Credit Party, would have accrued on any Additional ABL Obligation, whether or not a claim is allowed against such Additional ABL Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional ABL Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional ABL Recovery” shall have the meaning set forth in Section 5.3(c).

“Additional ABL Secured Parties” means all Additional ABL Agents, all Additional ABL Credit Facility Lenders, all Additional ABL Bank Products Affiliates, all Additional ABL Bank Products Providers, all Additional ABL Hedging Affiliates, all Additional ABL Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional ABL Secured Party” under any Additional ABL Credit Facility; and with respect to any Additional ABL Agent means the Additional ABL Secured Parties represented by such Additional ABL Agent.

“Additional Agent” means any Additional ABL Agent and any Additional [Cash Flow] Agent.

“Additional Borrower” means any Additional Credit Party that incurs or issues Additional Indebtedness or has commitments enabling it to incur Additional Indebtedness under any Additional Credit Facility, together with its successors and assigns.

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“Additional [Cash Flow] Agent” means any one or more administrative agents, collateral agents, security agents, trustees, agents or other duly appointed representatives for or of any one or more Additional [Cash Flow] Secured Parties, and shall include any successor thereto, as well as any Person duly appointed and designated as an “Agent” under any Additional [Cash Flow] Credit Facility.

“Additional [Cash Flow] Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with an Additional [Cash Flow] Credit Party with the obligations of such Additional [Cash Flow] Credit Party thereunder being secured by one or more Additional [Cash Flow] Collateral Documents, (b) was an Additional [Cash Flow] Agent or an Additional [Cash Flow] Credit Facility Lender or an Affiliate of an Additional [Cash Flow] Agent or an Additional [Cash Flow] Credit Facility Lender, in each case, on the date the applicable Additional [Cash Flow] Credit Facility became effective or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Additional [Cash Flow] Collateral Documents [provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“Additional [Cash Flow] Bank Products Provider” means any Person (other than an Additional [Cash Flow] Bank Products Affiliate) that has entered into a Bank Products Agreement with an Additional [Cash Flow] Credit Party with the obligations of such Additional [Cash Flow] Credit Party thereunder being secured by one or more Additional [Cash Flow] Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Additional [Cash Flow] Collateral Documents [provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“Additional [Cash Flow] Collateral Documents” means all “Security Documents” as defined in any Additional [Cash Flow] Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional [Cash Flow] Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional [Cash Flow] Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional [Cash Flow] Credit Facilities” means (a) any one or more agreements, instruments and documents under which any Additional [Cash Flow] Indebtedness is or may be incurred, including any credit agreements, loan agreements, note agreements, promissory notes, indentures, guarantees or other agreements or instruments evidencing or governing the terms of any indebtedness or other financial accommodation, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Company Representative, any other agreement (including any credit agreement, loan agreement, note agreement, promissory note, indenture, guarantee or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of the Additional [Cash Flow] Obligations, whether by the same or any other lender, debtholder or other creditor or group of lenders, debtholders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder.

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“Additional [Cash Flowl Credit Facility Lenders” means one or more holders of Additional [Cash Flow] Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional [Cash Flow] Credit Facilities, together with their successors, permitted assigns and transferees, as well as any Person designated as an “Additional [Cash Flow] Credit Facility Lender” under any Additional [Cash Flow] Credit Facility.

“Additional [Cash Flow] Credit Party” means the Company, Holdings (so long as it is a guarantor under any of the Additional [Cash Flow] Guarantees), each direct or indirect Subsidiary of the Company or any of its Affiliates that is or becomes a party to any Additional [Cash Flow] Document, and any other Person who becomes a guarantor under any of the Additional [Cash Flow] Guarantees.

“Additional [Cash Flow] Documents” means any Additional [Cash Flow] Credit Facilities, any Additional [Cash Flow] Guarantees, any Additional [Cash Flow] Collateral Documents, any Bank Products Agreements between any Additional [Cash Flow] Credit Party and any Additional [Cash Flow] Bank Products Affiliate or Additional [Cash Flow] Bank Products Provider, any Hedging Agreements between any Additional [Cash Flow] Credit Party and any Additional [Cash Flow] Hedging Affiliate or Additional [Cash Flow] Hedging Provider, those other ancillary agreements as to which any Additional [Cash Flow] Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional [Cash Flow] Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to any Additional [Cash Flow] Agent, in connection with any of the foregoing or any Additional [Cash Flow] Credit Facility, including any intercreditor or joinder agreement among any of the Additional [Cash Flow] Secured Parties or among any of the [Cash Flow] Secured Parties and Additional [Cash Flow] Secured Parties, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional [Cash Flow] Guarantees” means any one or more guarantees of any Additional [Cash Flow] Obligations of any Additional [Cash Flow] Credit Party by any other Additional [Cash Flow] Credit Party in favor of any Additional [Cash Flow] Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional [Cash Flow] Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with an Additional [Cash Flow] Credit Party with the obligations of such Additional [Cash Flow] Credit Party thereunder being secured by one or more Additional [Cash Flow] Collateral Documents, (b) was an Additional [Cash Flow] Agent or an Additional [Cash Flow] Credit Facility Lender or an Affiliate of an Additional [Cash Flow] Agent or an Additional [Cash Flow] Credit Facility Lender, in each case, on the date the applicable Additional [Cash Flow] Credit Facility became effective or at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more Additional [Cash Flow] Collateral Documents [provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

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“Additional [Cash Flow] Hedging Provider” means any Person (other than an Additional [Cash Flow] Hedging Affiliate) that has entered into a Hedging Agreement with an Additional [Cash Flow] Credit Party with the obligations of such Additional [Cash Flow] Credit Party thereunder being secured by one or more Additional [Cash Flow] Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more Additional [Cash Flow] Collateral Documents [provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

“Additional [Cash Flow] Indebtedness” means any Additional Indebtedness that is designated by the Company Representative as “Additional [Cash Flow] Indebtedness” in the relevant Additional Indebtedness Designation.

“Additional [Cash Flow] Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional [Cash Flow] Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional [Cash Flow] Credit Party from time to time to any Additional [Cash Flow] Agent, any Additional [Cash Flow] Secured Parties or any of them, including any Additional [Cash Flow] Bank Products Affiliate, Additional [Cash Flow] Hedging Affiliate, Additional [Cash Flow] Bank Products Provider or Additional [Cash Flow] Hedging Provider, under any Additional [Cash Flow] Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional [Cash Flow] Credit Party, would have accrued on any Additional [Cash Flow] Obligation, whether or not a claim is allowed against such Additional [Cash Flow] Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Additional [Cash Flow] Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional [Cash Flow] Recovery” shall have the meaning set forth in Section 12(d).

“Additional [Cash Flow] Secured Parties” means all Additional [Cash Flow] Agents, all Additional [Cash Flow] Credit Facility Lenders, all Additional [Cash Flow] Bank Products Affiliates, all Additional [Cash Flow] Bank Products Providers, all Additional [Cash Flow] Hedging Affiliates, all Additional [Cash Flow] Hedging Providers and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional [Cash Flow] Secured Party” under any Additional [Cash Flow] Credit Facility; and with respect to any Additional [Cash Flow] Agent means the Additional [Cash Flow] Secured Parties represented by such Additional [Cash Flow] Agent.

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“Additional Collateral Documents” means any Additional ABL Collateral Documents and any Additional [Cash Flow] Collateral Documents.

“Additional Credit Facilities” means any Additional ABL Credit Facilities and any Additional [Cash Flow] Credit Facilities.

“Additional Credit Party” means any Additional ABL Credit Party and any Additional [Cash Flow] Credit Party.

“Additional Documents” means any Additional ABL Documents and any Additional [Cash Flow] Documents.

“Additional Effective Date” shall have the meaning set forth in Section 7.11(b).

“Additional Guarantees” means any Additional ABL Guarantees and any Additional [Cash Flow] Guarantees.

“Additional Guarantor” means any Additional Credit Party that at any time has provided an Additional Guarantee.

“Additional Indebtedness” means any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by

(a)          prior to the Discharge of ABL Obligations, subsection 8.2 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)          prior to the Discharge of [Cash Flow] Obligations, subsection [      18 of the Original [Cash Flow] Credit Agreement (if the Original [Cash Flow] Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any other [Cash Flow] Credit Agreement then in effect if the Original [Cash Flow] Credit Agreement is not then in effect (which covenant is designated in such [Cash Flow] Credit Agreement as applicable for purposes of this definition); and

(c)           prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and

(2) is designated as “Additional Indebtedness” by the Company Representative pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.

13

As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning set forth (x) for purposes of the preceding clause (l)(a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (l)(b), prior to the Discharge of [Cash Flow] Obligations, in the Original [Cash Flow] Credit Agreement (if the Original [Cash Flow] Credit Agreement is then in effect), or in any other [Cash Flow] Credit Agreement then in effect (if the Original [Cash Flow] Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (l)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.

“Additional Indebtedness Designation” means a certificate of the Company Representative with respect to Additional Indebtedness substantially in the form of Exhibit A attached hereto.

“Additional Indebtedness Joinder” means a joinder agreement executed by one or more Additional Agents in respect of the Additional Indebtedness subject to an Additional Indebtedness Designation, on behalf of one or more Additional Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.

“Additional Obligations” means any Additional ABL Obligations and any Additional [Cash Flow] Obligations.

“Additional Secured Parties” means any Additional ABL Secured Parties and any Additional [Cash Flow] Secured Parties.

“Additional Specified Indebtedness” means any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:

(a)           prior to the Discharge of ABL Obligations, subsection 8.1 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);

(b)          prior to the Discharge of [Cash Flow] Obligations, subsection [      ]19 of the Original [Cash Flow] Credit Agreement (if the Original [Cash Flow] Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any other [Cash Flow] Credit Agreement then in effect if the Original [Cash Flow] Credit Agreement is not then in effect (which covenant is designated in such [Cash Flow] Credit Agreement as applicable for purposes of this definition); and

(c)           prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).

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As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning set forth (x) for purposes of the preceding clause (a), prior to the Discharge of ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of [Cash Flow] Obligations, in the Original [Cash Flow] Credit Agreement (if the Original [Cash Flow] Credit Agreement is then in effect), or in any other [Cash Flow] Credit Agreement then in effect (if the Original [Cash Flow] Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for the purposes of such other Credit Document.

“Affiliate” means with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agent” means the ABL Agent, the [Cash Flow] Agent and any Additional Agent, as applicable.

“Agreement” means this Intercreditor Agreement, as the same may be amended, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof.

“Alternative DIP Offer” shall have the meaning set forth in Section 6.1(c)(ii).

“Asset Sales Proceeds Account” means one or more Deposit Accounts or Securities Accounts holding only the proceeds of any sale or disposition of any Non-ABL Priority Collateral and the Proceeds of investment thereof.

“Bank Products Affiliate” means any ABL Bank Products Affiliate, any [Cash Flow] Bank Products Affiliate, any Additional ABL Bank Products Affiliate or any Additional [Cash Flow] Bank Products Affiliate, as applicable.

“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution agrees to provide (a) treasury services, (b) credit card, merchant card, purchasing card or stored value card services (including processing and other administrative services with respect thereto), (c) cash management services (including controlled disbursements, credit cards, credit card processing services, automated clearinghouse transactions and other electronic funds transfers, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services) and (d) other banking products or services as may be requested by any Credit Party (other than letters of credit and other than loans (except Indebtedness arising from services described in items (a) through (c) of this definition)).

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“Bank Products Provider” means any [Cash Flow] Bank Products Provider, any Additional ABL Bank Products Provider or any Additional [Cash Flow] Bank Products Provider, as applicable.

“Bankruptcy Code” means title 11 of the United States Code.

“Bankruptcy Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Borrower” means any of the ABL Borrowers, the [Cash Flow] Borrowers and any Additional Borrower.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York (or (x) with respect only to Loans made to the Canadian Borrower and Letters of Credit issued by an Issuing Lender through any affiliate or branch in Canada, Toronto, Canada and (y) with respect only to Letters of Credit issued by an Issuing Lender not located in the City of New York or Toronto, Canada, the location of such Issuing Lender) are authorized or required by law to close.

“Capital Stock” means, with respect to any Person, any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles as in effect in the United States.

“Cash Collateral” means any Collateral consisting of Money or Cash Equivalents, any Security Entitlement and any Financial Assets.

“Cash Equivalents” means (I) money and (2) (a) securities issued or fully guaranteed or insured by the government of United States of America, Canada or a member state of the European Union (other than securities issued by Portugal, Italy, Ireland, Greece, Spain or securities issued by any other member state of the European Union that is not rated at least “A” by S&P or at least “A-l” by Moody’s), or any agency or instrumentality thereof, (b)time deposits, certificates of deposit or bankers’ acceptances of (i) any ABL Secured Party, any [Cash Flow] Secured Party or any Additional Secured Party or any Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, a comparable rating of such other nationally recognized rating agency as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment), (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company Representative)), (c) money market instruments, commercial paper or other short-term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, a comparable rating of such other nationally recognized rating agency as shall be approved by any Agent (other than any Designated Agent), in each case, in its reasonable judgment (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company Representative)), (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, (e) Canadian dollars, and (f) investments similar to any of the foregoing denominated in Canadian dollars or any other foreign currencies approved by management of the Company Representative.

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“[Cash Flow] Agent” means [          ], as collateral agent under the [Cash Flow] Credit Agreement, together with its successors and permitted assigns in such capacity from time to time, whether under the Original [Cash Flow] Credit Agreement or any subsequent [Cash Flow] Credit Agreement, as well as any Person designated as the “Agent”, “Administrative Agent” or “Collateral Agent” under any [Cash Flow] Credit Agreement.

“[Cash Flow] Bank Products Affiliate” means any Person who (a) has entered into a Bank Products Agreement with a [Cash Flow] Credit Party with the obligations of such [Cash Flow] Credit Party thereunder being secured by one or more [Cash Flow] Collateral Documents, (b) was a [Cash Flow] Agent, a [Cash Flow] Credit Agreement Lender or an Affiliate of a [Cash Flow] Agent or a [Cash Flow] Credit Agreement Lender on     , 20    , or at the time of entry into such Bank Products Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more [Cash Flow] Collateral Documents [provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Affiliate hereunder with respect to more than one Credit Facility).

“[Cash Flow] Bank Products Provider” means any Person (other than a [Cash Flow] Bank Products Affiliate) that has entered into a Bank Products Agreement with a [Cash Flow] Credit Party with the obligations of such [Cash Flow] Credit Party thereunder being secured by one or more [Cash Flow] Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more [Cash Flow] Collateral Documents [provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).

“[Cash Flow] Borrowers” means [      ], each in its capacity as a borrower under the [Cash Flow] Credit Agreement, together with their respective successors and assigns.

“[Cash Flow] Collateral Documents” means all “Security Documents” as defined in the Original [Cash Flow] Credit Agreement, and all other security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any [Cash Flow] Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any [Cash Flow] Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or modified from time to time.

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“[Cash Flow] Collateral Obligations” means the [Cash Flow] Obligations and any Additional [Cash Flow] Obligations.

“[Cash Flow] Collateral Representative” means the [Cash Flow] Agent acting for the [Cash Flow] Collateral Secured Parties, unless the principal amount of Additional [Cash Flow] Obligations under any Additional [Cash Flow] Credit Facility exceeds the principal amount of [Cash Flow] Obligations under the [Cash Flow] Credit Agreement, and in such case (unless otherwise agreed in writing between the [Cash Flow] Agent and any Additional [Cash Flow] Agent or, after the Discharge of [Cash Flow] Obligations, between any Additional [Cash Flow] Agents), the Additional [Cash Flow] Agent under such Additional [Cash Flow] Credit Facility (or, if there is more than one such Additional [Cash Flow] Credit Facility, the Additional [Cash Flow] Credit Facility under which the greatest principal amount of Additional [Cash Flow] Obligations is outstanding at the time) acting for the [Cash Flow] Collateral Secured Parties. In addition, in the event that any Additional [Cash Flow] Agent subordinates its security interest in any Non-ABL Priority Collateral to the security interest of the ABL Agent or any Additional ABL Agent as permitted by Sections 2.1(a)(6) and 2.1(a)(8) or which otherwise has an Impairment with respect to all or substantially all of the Non-ABL Priority Collateral then such Additional [Cash Flow] Agent shall not serve as [Cash Flow] Collateral Representative (unless (x) the Discharge of [Cash Flow] Obligations has occurred and (y) either such Additional [Cash Flow] Agent is the only Additional [Cash Flow] Agent or each other Additional [Cash Flow] Agent has similarly subordinated its security interest) and, in such event the [Cash Flow] Collateral Representative will be selected as if the disqualified Additional [Cash Flow] Agent and the Additional [Cash Flow] Obligations represented thereby did not exist.

“[Cash Flow] Collateral Secured Parties” means the [Cash Flow] Secured Parties and any Additional [Cash Flow] Secured Parties.

“[Cash Flow] Credit Agreement” means (j) if the Original [Cash Flow] Credit Agreement is then in effect, the Original [Cash Flow] Credit Agreement and (ii) thereafter, if designated by the Company Representative, any other credit agreement, loan agreement, note agreement, promissory note, indenture, guarantee or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to refund, refinance, restructure, replace, renew, repay, increase or extend (whether in whole or in part and whether with the original agent and creditors or other agents and creditors or otherwise) the indebtedness and other obligations outstanding under (x) the Original [Cash Flow] Credit Agreement or (y) any subsequent [Cash Flow] Credit Agreement (in each case, as amended, supplemented, waived or otherwise modified from time to time); provided that the requisite creditors party to such [Cash Flow] Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Agent and any Additional Agent (other than any Designated Agent) (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company Representative), that the obligations under such [Cash Flow] Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the [Cash Flow] Credit Agreement shall be deemed a reference to any [Cash Flow] Credit Agreement then in existence.

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“[Cash Flow] Credit Agreement Lenders” means the lenders, investors, debtholders and other creditors party from time to time to the [Cash Flow] Credit Agreement, together with their successors, assigns and transferees, as well as any Person designated as a “[Cash Flow] Credit Agreement Lender” under any [Cash Flow] Credit Agreement.

“[Cash Flow] Credit Parties” means the [Cash Flow] Borrowers, the [Cash Flow] Guarantors and each other direct or indirect Subsidiary of the Company or any of its Affiliates that is now or hereafter becomes a party to any [Cash Flow] Document.

“[Cash Flow] Documents” means the [Cash Flow] Credit Agreement, the [Cash Flow] Guarantees, the [Cash Flow] Collateral Documents, any Bank Products Agreements between any [Cash Flow] Credit Party and any [Cash Flow] Bank Products Affiliate or any [Cash Flow] Bank Products Provider, any Hedging Agreements between any [Cash Flow] Credit Party and any [Cash Flow] Hedging Affiliate or any [Cash Flow] Hedging Provider, and those other ancillary agreements as to which the [Cash Flow] Agent or any [Cash Flow] Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any [Cash Flow] Credit Party or any of its respective Subsidiaries or Affiliates, and delivered to the [Cash Flow] Agent, in connection with any of the foregoing or any [Cash Flow] Credit Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“[Cash Flow] Guarantees” means that certain guarantee agreement dated as of      , 20      by the [Cash Flow] Guarantors in favor of the [Cash Flow] Agent, and all other guarantees of any [Cash Flow] Obligations of any [Cash Flow] Credit Party by any other [Cash Flow] Credit Party in favor of any [Cash Flow] Secured Party, in each case as amended, supplemented, waived or otherwise modified from time to time.

“[Cash Flow] Guarantors” means the collective reference to Holdings (so long as it is a guarantor under any of the [Cash Flow] Guarantees), each of the Company’s Subsidiaries that is a guarantor under any of the [Cash Flow] Guarantees and any other Person who becomes a guarantor under any of the [Cash Flow] Guarantees.

“[Cash Flow] Hedging Affiliate” means any Person who (a) has entered into a Hedging Agreement with a [Cash Flow] Credit Party with the obligations of such [Cash Flow] Credit Party thereunder being secured by one or more [Cash Flow] Collateral Documents, (b) was a [Cash Flow] Agent, a [Cash Flow] Credit Agreement Lender or an Affiliate of a [Cash Flow] Credit Agreement Lender at the time of entry into such Hedging Agreement, or at the time of the designation referred to in the following clause (c), and (c) has been designated by the Company Representative in accordance with the terms of one or more [Cash Flow] Collateral Documents [provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Affiliate hereunder with respect to more than one Credit Facility).

“[Cash Flow] Hedging Provider” means any Person (other than a [Cash Flow] Hedging Affiliate) that has entered into a Hedging Agreement with a [Cash Flow] Credit Party with the obligations of such [Cash Flow] Credit Party thereunder being secured by one or more [Cash Flow] Collateral Documents, as designated by the Company Representative in accordance with the terms of one or more [Cash Flow] Collateral Documents [provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).

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“[Cash Flow] Obligations” means any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any [Cash Flow] Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each [Cash Flow] Credit Party from time to time to the [Cash Flow] Agent, the “administrative agent” or “agent” under the [Cash Flow] Credit Agreement, the [Cash Flow] Secured Parties or any of them, including any [Cash Flow] Bank Products Affiliates, any [Cash Flow] Hedging Affiliates, any [Cash Flow] Bank Products Providers or any [Cash Flow] Hedging Providers, under any [Cash Flow] Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such [Cash Flow] Credit Party, would have accrued on any [Cash Flow] Obligation, whether or not a claim is allowed against such [Cash Flow] Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the [Cash Flow] Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“[Cash Flow] Priority Collateral Documents” means the [Cash Flow] Documents and any Additional [Cash Flow] Documents, as applicable.

“[Cash Flow] Recovery” shall have the meaning set forth in Section 5.3(b).

“[Cash Flow] Secured Parties” means the [Cash Flow] Agent, all [Cash Flow] Credit Agreement Lenders, all [Cash Flow] Bank Products Affiliates, all [Cash Flow] Bank Products Providers, all [Cash Flow] Hedging Affiliates, all [Cash Flow] Hedging Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “[Cash Flow] Secured Party” under any [Cash Flow] Credit Agreement.

“Collateral” means all Property now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted or purported to be granted to the ABL Agent, the [Cash Flow] Agent or any Additional Agent under any of the ABL Collateral Documents, the [Cash Flow] Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products, and Proceeds thereof, to the extent a Lien is granted or purported to be granted therein to the applicable Agent by such applicable documents, but excluding any ABL Canadian Collateral.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

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“Company” means Veritiv Operating Company (formerly known as Unisource Worldwide, Inc.), a Delaware corporation, and any successor in interest thereto.

“Company Representative” means the Person most recently designated as “Borrower Representative” under either the Original ABL Credit Agreement or the Original [Cash Flow] Credit Agreement, as applicable, or, if no such Person has been designated, Veritiv Operating Company (formerly known as Unisource Worldwide, Inc.).

“Conforming Plan of Reorganization” means any Plan of Reorganization that is not a Non-Conforming Plan of Reorganization.

“Control Collateral” means any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party, or any agent therefor.

“Copyright Licenses” means, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right to use any United States copyright of such Credit Party, other than agreements with any Person who is an Affiliate or a Subsidiary of such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Copyrights” means, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, United States copyright registrations and copyright applications, and (i) all renewals thereof, (n) all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, including payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.

“Credit Documents” means the ABL Documents, the [Cash Flow] Documents and any Additional Documents.

“Credit Facility” means the ABL Credit Agreement, the [Cash Flow] Credit Agreement or any Additional Credit Facility, as applicable.

“Credit Parties” means the ABL Credit Parties, the [Cash Flow] Credit Parties and any Additional Credit Parties.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Designated Agent” means any Additional Agent, any [Cash Flow] Agent under any [Cash Flow] Credit Agreement other than the Original [Cash Flow] Credit Agreement, or any ABL Agent under any ABL Credit Agreement other than the Original ABL Credit Agreement, in each case that the Company Representative designates as a Designated Agent (as confirmed in writing by such Agent if such designation is made subsequent to the joinder of such Agent to this Agreement), as and to the extent so designated. Such designation may be for all purposes under this Agreement, or may be for one or more specified purposes thereunder or provisions thereof.

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“DIP Financing” shall have the meaning set forth in Section 6.1(a).

“DIP Offer” shall have the meaning set forth in Section 6.1(c)(1).

“Discharge of ABL Collateral Obligations” means the Discharge of ABL Obligations and (if applicable) the Discharge of Additional ABL Obligations for each Additional ABL Credit Facility.

“Discharge of ABL Obligations” means:

(a)          the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable ABL Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable ABL Credit Agreement at such time; and

(b)          the termination of all then outstanding commitments to extend credit under the ABL Documents at such time.

“Discharge of Additional ABL Obligations” means, if any Indebtedness shall at any time have been incurred under any Additional ABL Credit Facility, with respect to each Additional ABL Credit Facility:

(a)          the payment in full in cash of the applicable Additional ABL Obligations that are outstanding and unpaid at the time all Additional ABL Indebtedness under such Additional ABL Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional ABL Credit Facility (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) but (n) excluding unasserted contingent indemnification or other obligations under the applicable Additional ABL Credit Facility at such time; and

(b)          the termination of all then outstanding commitments to extend credit under the Additional ABL Documents at such time.

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“Discharge of Additional [Cash Flow] Obligations” means, if any Indebtedness shall at any time have been incurred under any Additional [Cash Flow] Credit Facility, with respect to each Additional [Cash Flow] Credit Facility:

(a)          the payment in full in cash of the applicable Additional [Cash Flow] Obligations that are outstanding and unpaid at the time all Additional [Cash Flow] Indebtedness under such Additional [Cash Flow] Credit Facility is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional [Cash Flow] Credit Facility (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit) but (ii) excluding unasserted contingent indemnification or other obligations under the applicable Additional [Cash Flow] Credit Facility at such time; and

(b)          the termination of all then outstanding commitments to extend credit under the Additional [Cash Flow] Documents at such time.

“Discharge of Additional Obligations” means the Discharge of Additional ABL Obligations (if applicable) for each Additional ABL Credit Facility and the Discharge of Additional [Cash Flow] Obligations (if applicable) for each Additional [Cash Flow] Credit Facility.

“Discharge of [Cash Flow] Collateral Obligations” means the Discharge of [Cash Flow] Obligations and (if applicable) the Discharge of Additional [Cash Flow] Obligations for each Additional [Cash Flow] Credit Facility.

“Discharge of [Cash Flow] Obligations” means:

(a)          the payment in full in cash of the applicable [Cash Flow] Obligations that are outstanding and unpaid at the time all Indebtedness under the applicable [Cash Flow] Credit Agreement is paid in full in cash, (i) including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such [Cash Flow] Credit Agreement (which shall not exceed an amount equal to 105% of the aggregate undrawn amount of such letters of credit), but (ii) excluding unasserted contingent indemnification or other obligations under the applicable [Cash Flow] Credit Agreement at such time; and

(b)          the termination of all then outstanding commitments to extend credit under the [Cash Flow] Documents at such time.

“Disposition” means any sale, issuance, conveyance, transfer, lease or other disposition.

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“Event of Default” means an Event of Default under any ABL Credit Agreement, any [Cash Flow] Credit Agreement or any Additional Credit Facility.

“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” means:

(a)          the taking of any action to enforce or realize upon any Lien on Collateral, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien on Collateral;

(b)          the exercise of any right or remedy provided to a secured creditor on account of a Lien on Collateral under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien on Collateral;

(c)          the taking of any action or the exercise of any right or remedy in respect of the collection on, set-off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;

(d)          the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;

(e)          the sale, lease, license, or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;

(f)           the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;

(g)          the exercise of any voting rights relating to any Capital Stock included in the Collateral; and

(h)          the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of any Collateral, provided that (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the acceleration of the ABL Obligations, the [Cash Flow] Obligations or any Additional Obligations, (in) the establishment of borrowing base and/or availability reserves, collateral, Accounts or Inventory ineligibles, or other conditions for advances, (iv) the changing of advance rates or advance sub-limits, (v) the imposition of a default rate or late fee, (vi) the collection and application (including pursuant to “cash dominion” provisions) of Accounts or other monies deposited from time to time in Commodity Accounts, Deposit Accounts or Securities Accounts, in each case, against the ABL Obligations or any Additional ABL Obligations pursuant to the provisions of the ABL Documents or any applicable Additional ABL Documents (including the notification of account debtors, depositary institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Agent or any applicable Additional ABL Agent), (vii) the cessation of lending and/or the suspension or termination of any commitment to lend pursuant to the provisions of the ABL Documents, the [Cash Flow] Documents or any applicable Additional Documents, including upon the occurrence of a default on the existence of an over-advance, (viii) the consent by the ABL Agent to disposition by any Grantor of any of the ABL Priority Collateral or the consent by the [Cash Flow] Collateral Representative to disposition by any Grantor of any of the Non-ABL Priority Collateral or (ix) seeking adequate protection, shall not, in each case above, be deemed to be an Exercise of Secured Creditor Remedies.

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“Foreign Subsidiary” means any Subsidiary of the Company (a) that is organized under the laws of any jurisdiction outside of the United States of America or any state thereof or the District of Columbia and any Subsidiary of such Foreign Subsidiary or (b) that is a Foreign Subsidiary Holdco.

“Foreign Subsidiary Holdco” means any Subsidiary of the Company all or substantially all of whose assets consist of securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof) and other assets relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries.

“General Intangibles” means all “general intangibles” as such term is defined in the Uniform Commercial Code including with respect to any Credit Party, all contracts, agreements, instruments and indentures in any form, and portions thereof, to which such Credit Party is a party or under which such Credit Party has any right, title or interest or to which such Credit Party or any property of such Credit Party is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.

“Grantor” means any “Grantor” or similar term (including the “U.S. Grantor” or “U.S. Granting Party” as defined in the ABL Collateral Documents) as defined in the ABL Collateral Documents or in the [Cash Flow] Collateral Documents, as the context requires.

“Guarantor” means any of the ABL Guarantors, the [Cash Flow] Guarantors and any Additional Guarantors.

“Hedging Affiliate” means any ABL Hedging Affiliate, any [Cash Flow] Hedging Affiliate, any Additional ABL Hedging Affiliate or any Additional [Cash Flow] Hedging Affiliate, as applicable.

“Hedging Agreement” means any Interest Rate Agreement, Commodities Agreement, Currency Agreement or any other credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values or creditworthiness (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

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“Hedging Provider” means any Additional ABL Hedging Provider, any Additional [Cash Flow] Hedging Provider or any [Cash Flow] Hedging Provider, as applicable.

“Holdings” means Veritiv Corporation, a Delaware corporation, and any successor in interest thereto.

“Impairment” shall (a) with respect to the [Cash Flow] Collateral Obligations, have the meaning set forth in Section 2.1(e), and (b) with respect to the ABL Collateral Obligations, have the meaning set forth in Section 2.1(f).

“Indebtedness” shall have the meaning assigned thereto in the ABL Credit Agreement or in the [Cash Flow] Credit Agreement or any Additional Credit Facility, as the context requires.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).

“Intellectual Property” means, with respect to any Credit Party, the collective reference to such Credit Party’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.

“Intercompany Loans” means any amounts owing by any Grantor to Holdings, the Company or any of its Subsidiaries, whether or not evidenced by a promissory note.

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Intervening ABL Secured Party” shall have the meaning set forth in Section 4.1(h).

“Intervening [Cash Flow] Creditor” shall have the meaning set forth in Section 4.1(h).

“Inventory Amount” shall have the meaning set forth in Section 4.3.

“Issuing Lender” shall have the meaning set forth in the ABL Credit Agreement, the [Cash Flow] Credit Agreement or any Additional Credit Facility, as the context requires.

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“Lien” any mortgage, pledge, security interest, hypothec, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Lien Priority” means, with respect to any Lien of the ABL Agent, the ABL Secured Parties, the [Cash Flow] Agent, the [Cash Flow] Secured Parties, any Additional Agent or any Additional Secured Parties in the Collateral, the order of priority of such Lien as specified in Section 2.1.

“Matching DIP Offer” shall have the meaning set forth in Section 6.1(c)(ii).

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Non-ABL Priority Collateral” means all Collateral, other than the ABL Priority Collateral, including [all Real Property, Equipment, Intellectual Property and Capital Stock of any direct or indirect Subsidiaries of Holdings, collateral security and guarantees with respect to any Non-ABL Priority Collateral and all cash, Money, Instruments, Securities, Financial Assets and Deposit Accounts directly received as Proceeds of any Non-ABL Priority Collateral]4; provided, however, no Proceeds of Proceeds will constitute Non-ABL Priority Collateral unless such Proceeds of Proceeds would otherwise constitute Non-ABL Priority Collateral or are credited to any Asset Sales Proceeds Account. For the avoidance of doubt, under no circumstance shall Excluded Assets (as defined in the next succeeding sentence) be Non-ABL Priority Collateral. As used in this definition of “Non-ABL Priority Collateral”, the term “Excluded Assets” shall have the meaning provided (x) prior to the Discharge of [Cash Flow] Obligations, in the Original [Cash Flow] Credit Agreement (if the Original [Cash Flow] Credit Agreement is then in effect), or in any other Additional [Cash Flow] Credit Facility then in effect (if the Original [Cash Flow] Credit Agreement is not then in effect) or the [Cash Flow] Collateral Documents relating thereto, and (y) from and after the Discharge of [Cash Flow] Obligations, in the applicable Additional [Cash Flow] Credit Facility then in effect which is designated as applicable for the purposes of this definition or the Additional [Cash Flow] Collateral Documents relating thereto; provided that such definition shall be no more favorable to the [Cash Flow] Agent or the [Cash Flow] Secured Parties than the definition of “Excluded Assets” set forth in the definition of “ABL Priority Collateral” is to the ABL Agent and the ABL Secured Parties.

“Non-Conforming Plan of Reorganization” means any Plan of Reorganization whose provisions are inconsistent with the provisions of this Agreement, including any plan of reorganization that purports to re-order (whether by subordination, invalidation, or otherwise) or otherwise disregard, in whole or part, the provisions of Article 2 (Lien Priorities), the provisions of Article 4 (Application of Proceeds) or the provisions of Article 6 (Insolvency Proceedings).

Non-ABL asset categories to be updated as appropriate.

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“Original ABL Credit Agreement” means that certain ABL Credit Agreement dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April [●], 2020, by and among the ABL Borrowers, Bank of America, N.A., as administrative agent, the ABL Credit Agreement Lenders and the ABL Agent, as amended, supplemented, waived or otherwise modified from time to time.

“Original [Cash Flow] Credit Agreement” means that certain [Credit Agreement] dated as of      , 20      by and among[, among others,] the [Cash Flow] Borrowers, [      ], as administrative agent, the [Cash Flow] Credit Agreement Lenders and the [Cash Flow] Agent, as amended, supplemented, waived or otherwise modified from time to time.

“Party” means the ABL Agent, the [Cash Flow] Agent or any Additional Agent party to this Agreement, and “Parties” means all of the ABL Agent, the [Cash Flow] Agent and any Additional Agent party to this Agreement.

“Patent License” means, with respect to any Credit Party, all United States written license agreements of such Credit Party with any other Person that is not an Affiliate or a Subsidiary of such Credit Party, in connection with any United States patent, patent application, or patentable invention other than agreements with any Person who is an Affiliate or a Subsidiary of such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents” means, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including (i) all inventions and improvements described and claimed therein, (n) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now or hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Credit Party accruing thereunder or pertaining thereto.

“Payment Collateral” means all Accounts, Instruments, Chattel Paper, Letter-of- Credit Rights, Deposit Accounts (other than the Asset Sales Proceeds Account), Securities Accounts, and Payment Intangibles, together with all Supporting Obligations, in each case composing a portion of the Collateral.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement proposed in or in connection with any Insolvency Proceeding.

“Pledged Securities” shall have the meaning set forth in the ABL Collateral Documents or in the [Cash Flow] Collateral Documents, as the context requires.

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“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Priority Collateral” means the ABL Priority Collateral or the Non-ABL Priority Collateral.

“Proceeds” means (a) all “proceeds”, as such term is defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected or disposed of, whether voluntarily or involuntarily, and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Proposed DIP” shall have the meaning set forth in Section 6.1(c)(1).

“Purchase Money Indebtedness” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Real Property” means any right, title or interest in and to real property, including any fee interest, leasehold interest, easement, or license and any other right to use or occupy real property.

“Requisite ABL Holders” means (i) at all times during which the ABL Obligations equal or exceed $[      ], the ABL Secured Parties and (n) at all other times, ABL Secured Parties and/or Additional ABL Secured Parties holding, in the aggregate, in excess of 50% of the aggregate ABL Collateral Exposure under the ABL Credit Agreement and any Additional ABL Credit Facility (other than ABL Obligations and Additional ABL Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding ABL Obligations and Additional ABL Obligations in respect of the ABL Credit Agreement or any Additional ABL Credit Agreement); provided that:

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(a)            if the matter being consented to or the action being taken by the ABL Collateral Representative is the subordination of Liens to other Liens, the consent to DIP Financing, or the consent to a sale of all or substantially all of the ABL Priority Collateral or (after the Discharge of [Cash Flow] Collateral Obligations) all or substantially all of the Collateral, then “Requisite ABL Holders” means those ABL Collateral Secured Parties necessary to validly consent to the requested action in accordance with the applicable ABL Documents and Additional ABL Documents,

(b)            except as may be separately otherwise agreed in writing by and between or among each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, if the matter being consented to or the action being taken by the ABL Collateral Representative will affect the ABL Secured Parties in a manner different and materially adverse relative to the manner such matter or action affects any Additional ABL Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite ABL Holders” means (I) Additional ABL Secured Parties and/or ABL Secured Parties holding, in the aggregate, in excess of 50% of the aggregate ABL Collateral Exposure under the ABL Credit Agreement and any Additional ABL Credit Facility (other than ABL Obligations and Additional ABL Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding ABL Collateral Obligations in respect of the ABL Credit Agreement or any Additional ABL Credit Agreement) and (2) ABL Secured Parties holding, in the aggregate, in excess of 50% of the ABL Collateral Exposure under the ABL Credit Agreement (other than ABL Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding ABL Obligations in respect of the ABL Credit Agreement), and

(c)            except as may be separately otherwise agreed in writing by and between or among each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, if the matter being consented to or the action being taken by the ABL Collateral Representative will affect any Additional ABL Agent or the Additional ABL Secured Parties represented thereby in a manner different and materially adverse relative to the manner such matter or action affects the ABL Secured Parties or the other Additional ABL Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite ABL Holders” means (!) Additional ABL Secured Parties and/or ABL Secured Parties holding, in the aggregate, in excess of 50% of the aggregate ABL Collateral Exposure under the ABL Credit Agreement and any Additional ABL Credit Facility (other than ABL Obligations and Additional ABL Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding ABL Collateral Obligations in respect of the ABL Credit Agreement or any Additional ABL Credit Agreement) and (2) such Additional ABL Agent and/or Additional ABL Secured Parties represented thereby holding, in the aggregate, in excess of 50% of the ABL Collateral Exposure under the applicable Additional ABL Credit Facility or Facilities (other than Additional ABL Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Additional ABL Obligations in respect of any Additional ABL Credit Agreement).

“Requisite [Cash Flow] Holders” means [Cash Flow] Secured Parties and/or Additional [Cash Flow] Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of any loans included in the [Cash Flow] Collateral Obligations (other than [Cash Flow] Collateral Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding [Cash Flow] Collateral Obligations in respect of the [Cash Flow] Credit Agreement or any Additional [Cash Flow] Credit Facility); provided that:

(a)            if the matter being consented to or the action being taken by the [Cash Flow] Collateral Representative is the subordination of Liens to other Liens, the consent to DIP Financing, or the consent to a sale of all or substantially all of the Non-ABL Priority Collateral or (after the Discharge of ABL Collateral Obligations) all or substantially all of the Collateral, then “Requisite [Cash Flow] Holders” means those [Cash Flow] Collateral Secured Parties necessary to validly consent to the requested action in accordance with the applicable [Cash Flow] Documents and Additional [Cash Flow] Documents,

(b)            except as may be separately otherwise agreed in writing by and between or among each Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, if the matter being consented to or the action being taken by the [Cash Flow] Collateral Representative will affect the [Cash Flow] Secured Parties in a manner different and materially adverse relative to the manner such matter or action affects any Additional [Cash Flow] Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite [Cash Flow] Holders” means (1) Additional [Cash Flow] Secured Parties and/or [Cash Flow] Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the [Cash Flow] Collateral Obligations (other than [Cash Flow] Collateral Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding [Cash Flow] Collateral Obligations in respect of the [Cash Flow] Credit Agreement or any Additional [Cash Flow] Credit Facility) and (2) [Cash Flow] Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the [Cash Flow] Obligations (other than [Cash Flow] Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding [Cash Flow] Obligations in respect of the [Cash Flow] Credit Agreement), and

(c)            except as may be separately otherwise agreed in writing by and between or among each Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, if the matter being consented to or the action being taken by the [Cash Flow] Collateral Representative will affect any Additional [Cash Flow] Agent or the Additional [Cash Flow] Secured Parties represented thereby in a manner different and materially adverse relative to the manner such matter or action affects the [Cash Flow] Secured Parties or the other Additional [Cash Flow] Secured Parties (except to the extent expressly set forth in this Agreement), then “Requisite [Cash Flow] Holders” means (!) Additional [Cash Flow] Secured Parties and/or [Cash Flow] Secured Parties holding, in the aggregate, in excess of 50% of the aggregate principal amount of the [Cash Flow] Collateral Obligations (other than [Cash Flow] Collateral Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding [Cash Flow] Collateral Obligations in respect of the [Cash Flow] Credit Agreement or any Additional [Cash Flow] Credit Facility) and (2) such Additional [Cash Flow] Agent and/or Additional [Cash Flow] Secured Parties represented thereby holding, in the aggregate, in excess of 50% of the aggregate principal amount of the applicable Additional [Cash Flow] Obligations (other than Additional [Cash Flow] Obligations in respect of Bank Products Agreements or Hedging Agreements at any time and for so long as there are any outstanding Additional [Cash Flow] Obligations in respect of any Additional [Cash Flow] Credit Facility).

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“Right of Last Refusal” shall have the meaning set forth in Section 6.1(c)(1).

“S&P” means Standard & Poor’s Ratings Group, a division of the McGraw Hill Companies Inc., and its successors.

“Secured Parties” means the ABL Secured Parties, the [Cash Flow] Secured Parties and the Additional Secured Parties.

“Series” means (a) with respect to the [Cash Flow] Collateral Secured Parties, each of (i) the [Cash Flow] Secured Parties (in their capacities as such) and (ii) the Additional [Cash Flow] Secured Parties that become subject to this Agreement after            , 20       that are represented by a common Additional [Cash Flow] Agent (in its capacity as such for such Additional [Cash Flow] Secured Parties), (b) with respect to any [Cash Flow] Collateral Obligations, each of (i) the [Cash Flow] Obligations and (ii) the Additional [Cash Flow] Obligations incurred pursuant to any Additional [Cash Flow] Credit Facility that is to be represented by a common Additional Agent (in its capacity as such for such Additional [Cash Flow] Obligations), (c) with respect to the ABL Collateral Secured Parties, each of (i) the ABL Secured Parties (in their capacities as such) and (n) the Additional ABL Secured Parties that become subject to this Agreement after      , 20       that are represented by a common Additional ABL Agent (in its capacity as such for such Additional ABL Secured Parties) and (d) with respect to any ABL Collateral Obligations, each of (i) the ABL Obligations and (ii) the Additional ABL Obligations incurred pursuant to any Additional ABL Credit Facility that is to be represented by a common Additional Agent (in its capacity as such for such Additional ABL Obligations).

“Specified Default” means a “Specified Default” or similar term under any ABL Credit Agreement, any [Cash Flow] Credit Agreement or any Additional Credit Facility.

“Subsidiary” with regard to any Person means any corporation, association, partnership, or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by (i) such Person or (ii) one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Veritiv Operating Company (formerly known as Unisource Worldwide, Inc.).

“Trade Secret Licenses” means, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right under any United States trade secrets, including know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

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“Trade Secrets” means, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States trade secrets, including know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including (i) all income, royalties, damages and payments now or hereafter due and/or payable with respect thereto, including payments under all licenses, non-disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.

“Trademark License” means, with respect to any Credit Party, all United States written license agreements of such Credit Party providing for the grant by or to such Credit Party of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, with any other Person who is not an Affiliate or Subsidiary of such Credit Party, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trademarks” means, with respect to any Credit Party, all of such Credit Party’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed, it being understood and agreed that the carve out in this parenthetical shall be applicable only if and for so long as a grant of a security interest in such intent to use application would invalidate or otherwise jeopardize such Credit Party’s rights therein), and any renewals thereof, including (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now or hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof), and (in) all other rights corresponding thereto in the United States and all other rights of any kind whatsoever of such Credit Party accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

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Section 1.3      Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof’, “herein”, “hereby”, “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE 2

Lien Priority

Section 2.1      Agreement to Subordinate. (a) Notwithstanding (i) the date, time, method, manner, or order of grant, attachment, or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the ABL Agent or the ABL Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to the [Cash Flow] Agent or the [Cash Flow] Secured Parties in respect of all or any portion of the Collateral, or of any Liens granted to any Additional Agent or any Additional Secured Parties in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (n) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of the ABL Agent, the [Cash Flow] Agent or any Additional Agent (or the ABL Secured Parties, the [Cash Flow] Secured Parties or any Additional Secured Parties) in any Collateral, (in) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of the ABL Documents, the [Cash Flow] Documents or any Additional Documents, (iv) whether the ABL Agent, the [Cash Flow] Agent or any Additional Agent, in each case, either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of the ABL Agent or the ABL Secured Parties, the [Cash Flow] Agent or the [Cash Flow] Secured Parties or any Additional Agent or any Additional Secured Parties securing any of the ABL Obligations, the [Cash Flow] Obligations or any Additional Obligations, respectively, are (x) subordinated to any Lien securing any obligation of any Credit Party other than the [Cash Flow] Obligations or any Additional [Cash Flow] Obligations (in the case of the ABL Obligations and any Additional ABL Obligations) or the ABL Obligations or any Additional ABL Obligations (in the case of the [Cash Flow] Obligations or any Additional [Cash Flow] Obligations), respectively, or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, the ABL Agent, on behalf of itself and the ABL Secured Parties, the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, and any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby agree that:

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(1)            any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the [Cash Flow] Agent or any [Cash Flow] Secured Party that secures all or any portion of the [Cash Flow] Obligations, and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party that secures all or any portion of the Additional [Cash Flow] Obligations, shall in all respects be junior and subordinate to all Liens granted to the ABL Agent and the ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of the ABL Obligations;

(2)            any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the [Cash Flow] Agent or any [Cash Flow] Secured Party that secures all or any portion of the [Cash Flow] Obligations, and any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party that secures all or any portion of the Additional [Cash Flow] Obligations, shall in all respects be junior and subordinate to all Liens granted to any Additional ABL Agent and any Additional ABL Secured Parties in the ABL Priority Collateral to secure all or any portion of any Additional ABL Obligations;

(3)            any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations shall in all respects be senior and prior to (x) all Liens granted to the [Cash Flow] Agent or any [Cash Flow] Secured Party in the ABL Priority Collateral to secure all or any portion of the [Cash Flow] Obligations and (y) all Liens granted to any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Parties in the ABL Priority Collateral to secure all or any portion of the Additional [Cash Flow] Obligations;

(4)            any Lien in respect of all or any portion of the ABL Priority Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of any Additional ABL Obligations shall in all respects be senior and prior to (x) all Liens granted to the [Cash Flow] Agent or any [Cash Flow] Secured Party in the ABL Priority Collateral to secure all or any portion of the [Cash Flow] Obligations and (y) all Liens granted to any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Parties in the ABL Priority Collateral to secure all or any portion of the Additional [Cash Flow] Obligations;

(5)            any Lien in respect of all or any portion of the Non-ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations, and any Lien in respect of all or any portion of the Non-ABL Priority Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of the Additional ABL Obligations, shall in all respects be junior and subordinate to all Liens granted to the [Cash Flow] Agent and the [Cash Flow] Secured Parties in the Non-ABL Priority Collateral to secure all or any portion of the [Cash Flow] Obligations;

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(6)            any Lien in respect of all or any portion of the Non-ABL Priority Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations, and any Lien in respect of all or any portion of the Non-ABL Priority Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of the Additional ABL Obligations, shall in all respects be junior and subordinate to all Liens granted to any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Parties in the Non-ABL Priority Collateral to secure all or any portion of any Additional [Cash Flow] Obligations (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and (x) the ABL Agent, on behalf of itself and the ABL Secured Parties and (y) such Additional ABL Agent on behalf of itself and the Additional ABL Secured Parties represented thereby, as the case may be);

(7)            any Lien in respect of all or any portion of the Non-ABL Priority Collateral now or hereafter held by or on behalf of the [Cash Flow] Agent or any [Cash Flow] Secured Party that secures all or any portion of the [Cash Flow] Obligations shall in all respects be senior and prior to all Liens granted to the ABL Agent or any ABL Secured Party in the Non-ABL Priority Collateral to secure all or any portion of the ABL Obligations, and all Liens granted to any Additional ABL Agent or any Additional ABL Secured Parties in the Non-ABL Priority Collateral to secure all or any portion of the Additional ABL Obligations;

(8)            any Lien in respect of all or any portion of the Non-ABL Priority Collateral now or hereafter held by or on behalf of any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party that secures all or any portion of the Additional [Cash Flow] Obligations shall in all respects be senior and prior to (x) all Liens granted to the ABL Agent or any ABL Secured Party in the Non-ABL Priority Collateral to secure all or any portion of the ABL Obligations and (y) all Liens granted to any Additional ABL Agent or any Additional ABL Secured Parties in the Non-ABL Priority Collateral to secure all or any portion of the Additional ABL Obligations (except in the case of either (x) or (y) as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and (i) the ABL Agent, on behalf of itself and the ABL Secured Parties or (ii) such Additional ABL Agent on behalf of itself and the Additional ABL Secured Parties represented thereby, as the case may be);

(9)            any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of the Additional ABL Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the ABL Agent or any ABL Secured Party that secures all or any portion of the ABL Obligations (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties);

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(10)            any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional ABL Agent or any Additional ABL Secured Party that secures all or any portion of the Additional ABL Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Additional ABL Agent or any Additional ABL Secured Party represented by such other Additional ABL Agent that secures all or any portion of the Additional ABL Obligations (except as may be separately otherwise agreed in writing by and between such Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby);

(11)            any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party that secures all or any portion of the Additional [Cash Flow] Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of the [Cash Flow] Agent or any [Cash Flow] Secured Party that secures all or any portion of the [Cash Flow] Obligations (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties); provided, however, that notwithstanding the foregoing, if any Additional [Cash Flow] Agent and any Additional [Cash Flow] Secured Party subordinates itself to any of the ABL Agent, the ABL Secured Parties, any Additional ABL Agent or any Additional ABL Secured Parties with respect to any Non- ABL Priority Collateral in a separate writing as permitted by paragraphs (6) and (8) of this Section 2.1(a) then such Additional [Cash Flow] Agent and Additional [Cash Flow] Secured Parties shall not be pari passu with the [Cash Flow] Agent and [Cash Flow] Secured Parties with respect to any Non-ABL Priority Collateral so subordinated but rather shall be junior and subordinate to the [Cash Flow] Agent and [Cash Flow] Secured Parties with respect to such Non-ABL Priority Collateral; and

(12)            any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party that secures all or any portion of the Additional [Cash Flow] Obligations shall in all respects be pari passu and equal in priority with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party represented by such other Additional [Cash Flow] Agent that secures all or any portion of the Additional [Cash Flow] Obligations (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agents, in each case on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby); provided, however, that notwithstanding the foregoing, if any Additional [Cash Flow] Agent and any Additional [Cash Flow] Secured Party subordinates itself to any of the ABL Agent, the ABL Secured Parties, any Additional ABL Agent or Additional ABL Secured Parties with respect to any Non-ABL Priority Collateral in a separate writing as permitted by paragraphs (6) and (8) of this Section 2.1(a) then such Additional [Cash Flow] Agent and Additional [Cash Flow] Secured Parties shall not be pari passu with the other Additional [Cash Flow] Agent and the other Additional [Cash Flow] Secured Parties with respect to any Non-ABL Priority Collateral so subordinated but rather shall be junior and subordinate to the other Additional [Cash Flow] Agent and the other Additional [Cash Flow] Secured Parties with respect to such Non-ABL Priority Collateral.

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(b)            Notwithstanding any failure by any ABL Secured Party, [Cash Flow] Secured Party or Additional Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to the ABL Secured Parties, the [Cash Flow] Secured Parties or any Additional Secured Parties:

(1)            the priority and rights as between the ABL Secured Parties, on the one hand, and the [Cash Flow] Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein;

(2)            the priority and rights as between the ABL Secured Parties, on the one hand, and any Additional Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between any applicable Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties);

(3)            the priority and rights as between the [Cash Flow] Secured Parties, on the one hand, and any Additional Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between or among any applicable Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties); and

(4)            the priority and rights as between any Additional Agent and the Additional Secured Parties represented thereby, on the one hand, and any other Additional Agent and the Additional Secured Parties represented thereby, on the other hand, with respect to the Collateral shall be as set forth herein (except as may be separately otherwise agreed in writing by and between such Additional Agents, each on behalf of itself and the Additional Secured Parties represented thereby).

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(c)            The [Cash Flow] Agent, for and on behalf of itself and the [Cash Flow] Secured Parties, acknowledges and agrees that (x) the ABL Agent, for the benefit of itself and the ABL Secured Parties, has been granted Liens upon all of the Collateral in which the [Cash Flow] Agent has been granted Liens and the [Cash Flow] Agent hereby consents thereto and (y) any Additional Agent, on behalf of itself and any Additional Secured Parties, may be granted Liens upon all of the Collateral in which the [Cash Flow] Agent has been granted Liens and the [Cash Flow] Agent hereby consents thereto (to the extent not otherwise prohibited by the [Cash Flow] Documents). The ABL Agent, for and on behalf of itself and the ABL Secured Parties, acknowledges and agrees that (x) the [Cash Flow] Agent, for the benefit of itself and the [Cash Flow] Secured Parties, has been granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens and the ABL Agent hereby consents thereto and (y) any Additional Agent, on behalf of itself and any Additional Secured Parties, may be granted Liens upon all of the Collateral in which the ABL Agent has been granted Liens, and the ABL Agent hereby consents thereto (to the extent not otherwise prohibited by the ABL Documents). Any Additional Agent, for and on behalf of itself and any Additional Secured Parties represented thereby, acknowledges and agrees, concurrently upon becoming a party hereto, that (x) the ABL Agent, for the benefit of itself and the ABL Secured Parties, was granted Liens upon all of the Collateral in which such Additional Agent is being granted Liens and such Additional Agent hereby consents thereto, (y) the [Cash Flow] Agent, for the benefit of itself and the [Cash Flow] Secured Parties, was granted Liens upon all of the Collateral in which such Additional Agent is being granted Liens and such Additional Agent hereby consents thereto and (z) any other Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, may be granted Liens upon all of the Collateral in which such Additional Agent has been granted Liens and such Additional Agent hereby consents thereto. The subordination of Liens by the [Cash Flow] Agent in favor of the ABL Agent and any Additional ABL Agent, by the ABL Agent in favor of the [Cash Flow] Agent and any Additional [Cash Flow] Agent, by any Additional [Cash Flow] Agent in favor of the ABL Agent and any Additional ABL Agent, and by any Additional ABL Agent in favor of the [Cash Flow] Agent and any Additional [Cash Flow] Agent, in each case as set forth herein, shall not operate or be deemed to subordinate the Liens of the [Cash Flow] Agent, the ABL Agent or any Additional Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of the [Cash Flow] Agent and Liens of any Additional [Cash Flow] Agent, or as between Liens of any Additional [Cash Flow] Agent and Liens of any other Additional [Cash Flow] Agent, in each case as set forth herein, shall not operate or be deemed to subordinate the Liens of the [Cash Flow] Agent or any Additional [Cash Flow] Agent to the Liens of any Person other than the ABL Agent and any Additional ABL Agent as and to the extent expressly set forth herein, or to provide that the Liens of the [Cash Flow] Agent or any Additional [Cash Flow] Agent will be pari passu or of equal priority with the Liens of any other Person. The provision of pari passu and equal priority as between Liens of the ABL Agent and Liens of any Additional ABL Agent, or as between Liens of any Additional ABL Agent and Liens of any other Additional ABL Agent, in each case as set forth herein, shall not operate or be deemed to subordinate the Liens of the ABL Agent or any Additional ABL Agent to the Liens of any Person other than the [Cash Flow] Agent and any Additional [Cash Flow] Agent as and to the extent expressly set forth herein, or to provide that the Liens of the ABL Agent or any Additional ABL Agent will be pari passu or of equal priority with the Liens of any other Person.

(d)            Lien priority as among the ABL Obligations, the [Cash Flow] Obligations and the Additional Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Parties to the extent permitted pursuant to Section 2.1(a) above.

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(e)            The [Cash Flow] Agent, for and on behalf of itself and the [Cash Flow] Secured Parties, and each Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, hereby acknowledges and agrees that it is the intention of the [Cash Flow] Collateral Secured Parties of each Series that the holders of [Cash Flow] Collateral Obligations of such Series (and not the [Cash Flow] Collateral Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (X) any of the [Cash Flow] Collateral Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of [Cash Flow] Collateral Obligations), (y) any of the [Cash Flow] Collateral Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of [Cash Flow] Collateral Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of [Cash Flow] Collateral Obligations) on a basis ranking prior to the security interest of such Series of [Cash Flow] Collateral Obligations but junior to the security interest of any other Series of [Cash Flow] Collateral Obligations or (ii) the existence of any Collateral for any other Series of [Cash Flow] Collateral Obligations that is not also Collateral for such Series of [Cash Flow] Collateral Obligations (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of [Cash Flow] Collateral Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of [Cash Flow] Collateral Obligations, the results of such Impairment shall be borne solely by the holders of such Series of [Cash Flow] Collateral Obligations, and the rights of the holders of such Series of [Cash Flow] Collateral Obligations (including the right to receive distributions in respect of such Series of [Cash Flow] Collateral Obligations pursuant to Section 4.1] set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such [Cash Flow] Collateral Obligations subject to such Impairment.

(f)            The ABL Agent, for and on behalf of itself and the ABL Secured Parties, and each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, hereby acknowledges and agrees that, it is the intention of the ABL Collateral Secured Parties of each Series that the holders of ABL Collateral Obligations of such Series (and not the ABL Collateral Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the ABL Collateral Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of ABL Collateral Obligations), (y) any of the ABL Collateral Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of ABL Collateral Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of ABL Collateral Obligations) on a basis ranking prior to the security interest of such Series of ABL Collateral Obligations but junior to the security interest of any other Series of ABL Collateral Obligations or (ii) the existence of any Collateral for any other Series of ABL Collateral Obligations that is not also Collateral for such Series of ABL Collateral Obligations (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of ABL Collateral Obligations, an “Impairment” of such Series). In the event of any Impairment with respect to any Series of ABL Collateral Obligations, the results of such Impairment shall be borne solely by the holders of such Series of ABL Collateral Obligations, and the rights of the holders of such Series of ABL Collateral Obligations (including the right to receive distributions in respect of such Series of ABL Collateral Obligations pursuant to Section 4.11 set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such ABL Collateral Obligations subject to such Impairment.

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Section 2.2      Waiver of Right to Contest Liens. (a) The [Cash Flow] Agent, for and on behalf of itself and the [Cash Flow] Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the [Cash Flow] Agent, for itself and on behalf of the [Cash Flow] Secured Parties, agrees that none of the [Cash Flow] Agent or the [Cash Flow] Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, the [Cash Flow] Agent, for itself and on behalf of the [Cash Flow] Secured Parties, hereby waives any and all rights it or the [Cash Flow] Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(b)            The [Cash Flow] Agent, for and on behalf of itself and the [Cash Flow] Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any Additional [Cash Flow] Agent and any Additional [Cash Flow] Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties). Except to the extent expressly set forth in this Agreement and, for the avoidance of doubt, subject to Section 23(e), the [Cash Flow] Agent, for itself and on behalf of the [Cash Flow] Secured Parties, agrees that none of the [Cash Flow] Agent or the [Cash Flow] Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party under any Additional [Cash Flow] Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 23(e), the [Cash Flow] Agent, for itself and on behalf of the [Cash Flow] Secured Parties, hereby waives any and all rights it or the [Cash Flow] Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties).

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(c)            The [Cash Flow] Agent, for and on behalf of itself and the [Cash Flow] Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any Additional ABL Agent and any Additional ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the [Cash Flow] Agent, for itself and on behalf of the [Cash Flow] Secured Parties, agrees that none of the [Cash Flow] Agent or the [Cash Flow] Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional ABL Agent or any Additional ABL Secured Party under any Additional ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, the [Cash Flow] Agent, for itself and on behalf of the [Cash Flow] Secured Parties, hereby waives any and all rights it or the [Cash Flow] Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional ABL Agent or any Additional ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

(d)            The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any [Cash Flow] Agent and any [Cash Flow] Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the [Cash Flow] Agent or any [Cash Flow] Secured Party under the [Cash Flow] Documents, with respect to the Non-ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the [Cash Flow] Agent or any [Cash Flow] Secured Party seeks to enforce its Liens in any Non-ABL Priority Collateral.

(e)            The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any Additional [Cash Flow] Agent and any Additional [Cash Flow] Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party under any Additional [Cash Flow] Documents, with respect to the Non-ABL Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party seeks to enforce its Liens in any Non-ABL Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

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(f)            The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any Additional ABL Agent and any Additional ABL Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement and, for the avoidance of doubt, subject to Section 2.3(j), the ABL Agent, for itself and on behalf of the ABL Secured Parties, agrees that none of the ABL Agent or the ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional ABL Agent or any Additional ABL Secured Party under any Additional ABL Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(j), the ABL Agent, for itself and on behalf of the ABL Secured Parties, hereby waives any and all rights it or the ABL Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional ABL Agent or any Additional ABL Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(g)            Any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of the ABL Agent and the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees that none of such Additional [Cash Flow] Agent and Additional [Cash Flow] Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, hereby waives any and all rights it or such Additional [Cash Flow] Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

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(h)            Any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of the [Cash Flow] Agent or the [Cash Flow] Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 2.3(e), any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees that none of such Additional [Cash Flow] Agent and Additional [Cash Flow] Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the [Cash Flow] Agent or any [Cash Flow] Secured Party under the [Cash Flow] Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties). Except to the extent expressly set forth in this Agreement, and subject to Section 23(e), any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, hereby waives any and all rights it or such Additional [Cash Flow] Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the [Cash Flow] Agent or any [Cash Flow] Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties).

(i)            Any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any Additional ABL Agent and any Additional ABL Secured Parties in respect of the Collateral or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees that none of such Additional [Cash Flow] Agent and Additional [Cash Flow] Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional ABL Agent or any Additional ABL Secured Party under the Additional ABL Documents with respect to the ABL Priority Collateral. Except to the extent expressly set forth in this Agreement, any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, hereby waives any and all rights it or such Additional [Cash Flow] Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional ABL Agent or any Additional ABL Secured Party seeks to enforce its Liens in any ABL Priority Collateral.

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(j)            Any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any other Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Parties represented by such other Additional [Cash Flow] Agent in respect of the Collateral or the provisions of this Agreement (except with regard to priority, as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, and, for the avoidance of doubt, subject to Section 23(e), any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees that none of such Additional [Cash Flow] Agent and Additional [Cash Flow] Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party represented by such other Additional [Cash Flow] Agent under any applicable Additional Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agents, in each case on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(g), any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, hereby waives any and all rights it or such Additional [Cash Flow] Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party represented by such other Additional [Cash Flow] Agent seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agents, in each case on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby).

(k)            Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of the [Cash Flow] Agent and the [Cash Flow] Secured Parties in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties). Except to the extent expressly set forth in this Agreement, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that none of such Additional ABL Agent and Additional ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the [Cash Flow] Agent or any [Cash Flow] Secured Party under the [Cash Flow] Documents with respect to the Non-ABL Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties). Except to the extent expressly set forth in this Agreement, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby waives any and all rights it or such Additional ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the [Cash Flow] Agent or any [Cash Flow] Secured Party seeks to enforce its Liens in any Non-ABL Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties).

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(l)            Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of the ABL Agent or the ABL Secured Parties in respect of the Collateral or the provisions of this Agreement (except, with respect to priority, as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(1), any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that none of such Additional ABL Agent and Additional ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by the ABL Agent or any ABL Secured Party under the ABL Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Except to the extent expressly set forth in this Agreement, and subject to Section 2.3(1), any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby waives any and all rights it or such Additional ABL Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which the ABL Agent or any ABL Secured Party seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(m)            Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any Additional [Cash Flow] Agent and any Additional [Cash Flow] Secured Parties in respect of the Collateral or the provisions of this Agreement (except with regard to priority, as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that none of such Additional ABL Agent and Additional ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party under the Additional [Cash Flow] Documents with respect to the Non-ABL Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby waives any and all rights it or such Additional ABL Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party seeks to enforce its Liens in any Non-ABL Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby).

(n)            Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any other Additional ABL Agent or any Additional ABL Secured Parties represented by such other Additional ABL Agent in respect of the Collateral or the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, and subject to Section 23(j), any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that none of such Additional ABL Agent and Additional ABL Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any other Additional ABL Agent or any Additional ABL Secured Party represented by such other Additional ABL Agent under any applicable Additional ABL Documents with respect to the Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby). Except to the extent expressly set forth in this Agreement, and subject to Section 23(j), any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby waives any and all rights it or such Additional ABL Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to, or interfere with the manner in which any other Additional ABL Agent or any Additional ABL Secured Party represented by such other Additional ABL Agent seeks to enforce its Liens in any Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby).

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(o)            For the avoidance of doubt, the assertion of priority rights established under the terms of this Agreement or in any separate writing between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3     Remedies Standstill. (a) The [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, agrees that, until the Discharge of ABL Obligations, neither the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, as applicable) nor any [Cash Flow] Secured Party will, or will seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the [Cash Flow] Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. Subject to Sections 2.3(13) and 23(e), from and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), the [Cash Flow] Agent or any [Cash Flow] Secured Party may Exercise Any Secured Creditor Remedies under the [Cash Flow] Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the [Cash Flow] Agent or any [Cash Flow] Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, the [Cash Flow] Agent or any [Cash Flow] Secured Party may:

(i)            file a claim or statement of interest with respect to the [Cash Flow] Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)            take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers and/or remedies in respect thereof, including those under Article 6] in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)            file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the [Cash Flow] Secured Parties, including any claims secured by the Non-ABL Priority Collateral or the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)            file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Non-ABL Priority Collateral; and

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(v)            vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(b)            The [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, agrees that, until the Discharge of Additional ABL Obligations, neither the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, as applicable) nor any [Cash Flow] Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of each Additional ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by the [Cash Flow] Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. Subject to Sections 2.3(a) and 2.3(e), from and after the date upon which the Discharge of Additional ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional ABL Agent), the [Cash Flow] Agent or any [Cash Flow] Secured Party may Exercise Any Secured Creditor Remedies under the [Cash Flow] Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the [Cash Flow] Agent or any [Cash Flow] Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, the [Cash Flow] Agent or any [Cash Flow] Secured Party may:

(i)            file a claim or statement of interest with respect to the [Cash Flow] Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)            take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of each Additional ABL Agent or any of the Additional ABL Secured Parties to exercise rights, powers and/or remedies in respect thereof, including those under Article 61 in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

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(iii)            file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the [Cash Flow] Secured Parties, including any claims secured by the Non-ABL Priority Collateral or the ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)            file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Non-ABL Priority Collateral; and

(v)            vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(c)            The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the Discharge of [Cash Flow] Obligations, neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Non-ABL Priority Collateral without the written consent of the [Cash Flow] Agent and will not knowingly take, receive or accept any Proceeds of the Non-ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Non-ABL Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the [Cash Flow] Collateral Representative. Subject to Sections 2.3(d) and 23(j), from and after the date upon which the Discharge of [Cash Flow] Obligations shall have occurred (or prior thereto upon obtaining the written consent of the [Cash Flow] Agent), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Non-ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party may:

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(i)            file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)            take any action (not adverse to the priority status of the Liens on the Non- ABL Priority Collateral, or the rights of the [Cash Flow] Agent or any of the [Cash Flow] Secured Parties to exercise rights, powers and/or remedies in respect thereof, including those under Article 6] in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Non-ABL Priority Collateral;

(iii)            file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Non-ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)            file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v)            vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the [Cash Flow] Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(d)            The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that until the Discharge of Additional [Cash Flow] Obligations, neither the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Non-ABL Priority Collateral without the written consent of each Additional [Cash Flow] Agent and will not knowingly take, receive or accept any Proceeds of the Non-ABL Priority Collateral (except, in each case, as may be separately otherwise agreed in writing by and between each such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Non-ABL Priority Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the [Cash Flow] Collateral Representative. Subject to Sections 2.3(c) and 2.3(1), from and after the date upon which the Discharge of Additional [Cash Flow] Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional [Cash Flow] Agent), the ABL Agent or any ABL Secured Party may Exercise Any Secured Creditor Remedies under the ABL Documents or applicable law as to any Non-ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Agent or any ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party may:

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(i)            file a claim or statement of interest with respect to the ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)            take any action (not adverse to the priority status of the Liens on the Non- ABL Priority Collateral, or the rights of each Additional [Cash Flow] Agent or any of the Additional [Cash Flow] Secured Parties to exercise rights, powers and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Non-ABL Priority Collateral;

(iii)            file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Non-ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)            file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v)            vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional [Cash Flow] Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

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(e)            Any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees that until the Discharge of ABL Obligations, neither such Additional [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) nor any such Additional [Cash Flow] Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of the ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by such Additional [Cash Flow] Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. Subject to Sections 2.3(f) and 2.3(g), from and after the date upon which the Discharge of ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of the ABL Agent), any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party may Exercise Any Secured Creditor Remedies under any Additional [Cash Flow] Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional [Cash Flow] Agent or Additional [Cash Flow] Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party may:

(i)            file a claim or statement of interest with respect to the Additional [Cash Flow] Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)            take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers and/or remedies in respect thereof, including those under Article 6] in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)            file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Additional [Cash Flow] Secured Parties, including any claims secured by the ABL Priority Collateral or the Non-ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)            file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

(v)            vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

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(f)            Any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees that until the Discharge of Additional ABL Obligations, neither such Additional [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) nor any such Additional [Cash Flow] Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the ABL Priority Collateral without the written consent of each Additional ABL Agent and will not knowingly take, receive or accept any Proceeds of ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of ABL Priority Collateral in a Deposit Account controlled by such Additional [Cash Flow] Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative. Subject to Sections 2.3(e) and 2.3(g), from and after the date upon which the Discharge of Additional ABL Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional ABL Agent), any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party may Exercise Any Secured Creditor Remedies under any Additional [Cash Flow] Documents or applicable law as to any ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional [Cash Flow] Agent or Additional [Cash Flow] Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party may:

(i)            file a claim or statement of interest with respect to the Additional [Cash Flow] Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)            take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties to exercise rights, powers and/or remedies in respect thereof, including those under Article 6] in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)            file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Additional [Cash Flow] Secured Parties, including any claims secured by the ABL Priority Collateral or the Non-ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)            file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral; and

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(v)            vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional ABL Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(g)            Any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees that such Additional [Cash Flow] Agent and such Additional [Cash Flow] Secured Parties will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the [Cash Flow] Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Additional [Cash Flow] Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the [Cash Flow] Collateral Representative; provided that nothing in this sentence shall prohibit any Additional [Cash Flow] Agent from taking such actions in its capacity as [Cash Flow] Collateral Representative, if applicable. The [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, agrees that the [Cash Flow] Agent and the [Cash Flow] Secured Parties will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the [Cash Flow] Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the [Cash Flow] Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the [Cash Flow] Collateral Representative; provided that nothing in this sentence shall prohibit the [Cash Flow] Agent from taking such actions in its capacity as [Cash Flow] Collateral Representative, if applicable. Subject to Sections 2.3(a) and 2.3(13), the [Cash Flow] Collateral Representative may Exercise Any Secured Creditor Remedies under the [Cash Flow] Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the [Cash Flow] Collateral Representative is at all times subject to the provisions of this Agreement, including Section 4.1. Each [Cash Flow] Collateral Secured Party hereby appoints the [Cash Flow] Collateral Representative as its agent to exercise all remedies under all [Cash Flow] Collateral Documents and Additional [Cash Flow] Collateral Documents. Notwithstanding anything to the contrary contained herein, the [Cash Flow] Agent or any [Cash Flow] Secured Party and any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party may:

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(i)            file a claim or statement of interest with respect to the [Cash Flow] Obligations or the Additional [Cash Flow] Obligations respectively; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)            take any action (not adverse to the priority status of the Liens on the Non- ABL Priority Collateral, or the rights of the [Cash Flow] Agent or any of the [Cash Flow] Secured Parties or any Additional [Cash Flow] Agent or any of the Additional [Cash Flow] Secured Parties to exercise rights, powers and/or remedies in respect thereof, including those under Article 6] in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Non-ABL Priority Collateral;

(iii)            file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the [Cash Flow] Secured Parties or the Additional [Cash Flow] Secured Parties respectively, including any claims secured by the ABL Priority Collateral or the Non-ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)            file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral or the Non-ABL Priority Collateral; and

(v)            vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the [Cash Flow] Agent and each Additional [Cash Flow] Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

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(h)            Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that until the Discharge of [Cash Flow] Obligations, neither such Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any such Additional ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Non-ABL Priority Collateral without the written consent of the [Cash Flow] Agent and will not knowingly take, receive or accept any Proceeds of Non-ABL Priority Collateral, it being understood and agreed that the temporary deposit of Proceeds of Non-ABL Priority Collateral in a Deposit Account controlled by such Additional ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the [Cash Flow] Collateral Representative. Subject to Sections 2.3(1) and 2.3(j), from and after the date upon which the Discharge of [Cash Flow] Obligations shall have occurred (or prior thereto upon obtaining the written consent of the [Cash Flow] Agent), any Additional ABL Agent or any Additional ABL Secured Party may Exercise Any Secured Creditor Remedies under any Additional ABL Documents or applicable law as to any Non-ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional ABL Agent or Additional ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, any Additional ABL Agent or any Additional ABL Secured Party may:

(i)            file a claim or statement of interest with respect to the Additional ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)            take any action (not adverse to the priority status of the Liens on the Non- ABL Priority Collateral, or the rights of the Additional ABL Agent or any of the Additional ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6] in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Non-ABL Priority Collateral;

(iii)            file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Additional ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Non-ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)            file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Priority Collateral; and

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(v)            vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each [Cash Flow] Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(i)            Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that until the Discharge of Additional [Cash Flow] Obligations, neither such Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any such Additional ABL Secured Party will, or seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Non-ABL Priority Collateral without the written consent of each Additional [Cash Flow] Agent and will not knowingly take, receive or accept any Proceeds of Non-ABL Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and each Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Non-ABL Priority Collateral in a Deposit Account controlled by such Additional ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the [Cash Flow] Collateral Representative. Subject to Sections 2.3(1) and 2.3(j), from and after the date upon which the Discharge of Additional [Cash Flow] Obligations shall have occurred (or prior thereto upon obtaining the written consent of each Additional [Cash Flow] Agent), any Additional ABL Agent or any Additional ABL Secured Party may Exercise Any Secured Creditor Remedies under any Additional ABL Documents or applicable law as to any Non-ABL Priority Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Additional ABL Agent or Additional ABL Secured Party is at all times subject to the provisions of this Agreement, including Section 4.1. Notwithstanding anything to the contrary contained herein, any Additional ABL Agent or any Additional ABL Secured Party may:

(i)            file a claim or statement of interest with respect to the Additional ABL Obligations; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)            take any action (not adverse to the priority status of the Liens on the Non- ABL Priority Collateral, or the rights of the Additional ABL Agent or any of the Additional ABL Secured Parties to exercise rights, powers and/or remedies in respect thereof, including those under Article 6] in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the Non-ABL Priority Collateral;

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(iii)            file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Additional ABL Secured Parties, including any claims secured by the ABL Priority Collateral or the Non-ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)            file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the Non-ABL Priority Collateral; and

(v)            vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and each Additional [Cash Flow] Agent shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

(j)            Any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that such Additional ABL Agent and such Additional ABL Secured Parties will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the ABL Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Additional ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative; provided that nothing in this sentence shall prohibit any Additional ABL Agent from taking such actions in its capacity as ABL Collateral Representative, if applicable. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that the ABL Agent and the ABL Secured Parties will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the ABL Collateral Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among each Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the ABL Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the ABL Collateral Representative; provided that nothing in this sentence shall prohibit the ABL Agent from taking such actions in its capacity as ABL Collateral Representative, if applicable. Subject to Sections 2.3(d) and 2.3(d), the ABL Collateral Representative may Exercise Any Secured Creditor Remedies under the ABL Priority Collateral Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the ABL Collateral Representative is at all times subject to the provisions of this Agreement, including Section 4.1. Each ABL Collateral Secured Party hereby appoints the ABL Collateral Representative as its agent to exercise all remedies under all ABL Collateral Documents and Additional ABL Collateral Documents. Notwithstanding anything to the contrary contained herein, the ABL Agent or any ABL Secured Party and any Additional ABL Agent or any Additional ABL Secured Party may:

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(i)            file a claim or statement of interest with respect to the ABL Obligations or the Additional ABL Obligations respectively; provided that an Insolvency Proceeding has been commenced by or against any Grantor;

(ii)            take any action (not adverse to the priority status of the Liens on the ABL Priority Collateral, or the rights of the ABL Agent or any of the ABL Secured Parties or any Additional ABL Agent or any of the Additional ABL Secured Parties to exercise rights, powers, and/or remedies in respect thereof, including those under Article 6) in order to create, prove, perfect, preserve or protect (but not enforce) its Lien on and rights in, and the perfection and priority of its Lien on, any of the ABL Priority Collateral;

(iii)            file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the ABL Secured Parties or the Additional ABL Secured Parties respectively, including any claims secured by the ABL Priority Collateral or the Non-ABL Priority Collateral, if any, in each case in accordance with the terms of this Agreement;

(iv)            file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement or applicable law (including the Bankruptcy Laws of any applicable jurisdiction) and, subject to the restrictions set forth in this Section, any pleadings, objections, motions or agreements which assert rights or interests available to secured creditors solely with respect to the ABL Priority Collateral or the Non-ABL Priority Collateral; and

(v)            vote on any Plan of Reorganization, file any proof of claim, make other filings and make any arguments and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in accordance with the terms of this Agreement. Without limiting the generality of the foregoing or of the other provisions of this Agreement, any vote to accept, and any other act to support the confirmation or approval of, any Non-Conforming Plan of Reorganization shall be inconsistent with and accordingly, a violation of the terms of this Agreement, and the ABL Collateral Representative shall be entitled to have any such vote to accept a Non-Conforming Plan of Reorganization changed and any such support of any Non-Conforming Plan of Reorganization withdrawn.

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(k)            Notwithstanding any other provision of this Agreement, nothing contained herein shall be construed to prevent (i) the ABL Agent or any ABL Secured Party, or any Additional ABL Agent or any Additional ABL Secured Party or any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party, from objecting to any proposed retention of Collateral by the [Cash Flow] Agent or any [Cash Flow] Secured Party in full or partial satisfaction of any [Cash Flow] Obligations, (n) the [Cash Flow] Agent or any [Cash Flow] Secured Party, or any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party or any Additional ABL Agent or any Additional ABL Secured Party, from objecting to any proposed retention of Collateral by the ABL Agent or any ABL Secured Party in full or partial satisfaction of any ABL Obligations, (in) the ABL Agent or any ABL Secured Party, or any Additional ABL Agent or any Additional ABL Secured Party or the [Cash Flow] Agent or any [Cash Flow] Secured Party, or any other Additional [Cash Flow] Agent or any other Additional [Cash Flow] Secured Party, from objecting to any proposed retention of Collateral by any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party in full or partial satisfaction of any Additional [Cash Flow] Obligations, or (iv) the [Cash Flow] Agent or any [Cash Flow] Secured Party, or any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party or the ABL Agent or any ABL Secured Party, or any other Additional ABL Agent or any other Additional ABL Secured Party, from objecting to any proposed retention of Collateral by any Additional ABL Agent or any Additional ABL Secured Party in full or partial satisfaction of any Additional ABL Obligations.

(l)            Nothing in this Agreement shall prohibit the receipt by any [Cash Flow] Collateral Secured Party of the required payments of interest, principal and other amounts owed in respect of the [Cash Flow] Collateral Obligations, so long as such receipt is not the direct or indirect result of the exercise by any [Cash Flow] Collateral Secured Party of rights or remedies as a secured creditor in respect of the ABL Priority Collateral (including set-off) or enforcement in contravention of this Agreement of any Lien held by it. Nothing in this Agreement shall prohibit the receipt by any ABL Collateral Secured Party of the required payments of interest, principal and other amounts owed in respect of ABL Collateral Obligations, so long as such receipt is not the direct or indirect result of the exercise by any ABL Collateral Secured Party of rights or remedies as a secured creditor in respect of the Non-ABL Priority Collateral (including set-off) or enforcement in contravention of this Agreement of any Lien held by it.

Section 2.4     Exercise of Rights.

(a)            Notice of ABL Agent’s Lien.

(i)            Without modifying or limiting Section 2.3, the [Cash Flow] Agent, for and on behalf of itself and the [Cash Flow] Secured Parties, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) or any [Cash Flow] Secured Party with respect to any ABL Priority Collateral, the [Cash Flow] Agent or such [Cash Flow] Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, the [Cash Flow] Agent agrees, for and on behalf of itself and the [Cash Flow] Secured Parties, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

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(ii)            Without modifying or limiting Section 2.3, any Additional [Cash Flow] Agent, for and on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, hereby agrees that, until the Discharge of ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) or any such Additional [Cash Flow] Secured Party with respect to any ABL Priority Collateral, such Additional [Cash Flow] Agent or Additional [Cash Flow] Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the ABL Agent and the ABL Secured Parties, unless the ABL Agent otherwise consents in writing. In addition, any Additional [Cash Flow] Agent agrees, for and on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, that, until the Discharge of ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the ABL Agent’s and the ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold, unless the ABL Agent otherwise consents in writing.

(b)            Notice of [Cash Flow] Agent’s Lien.

(i)            Without modifying or limiting Section 2.3, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the Discharge of [Cash Flow] Obligations, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to the Non-ABL Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Non-ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the [Cash Flow] Agent and the [Cash Flow] Secured Parties, unless the [Cash Flow] Agent otherwise consents in writing. In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the Discharge of [Cash Flow] Obligations, any notice of any proposed foreclosure or sale of any Non-ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the [Cash Flow] Agent’s and the [Cash Flow] Secured Parties’ prior Liens and that such Liens shall continue as against the Non-ABL Priority Collateral to be sold, unless the [Cash Flow] Agent otherwise consents in writing.

(ii)            Without modifying or limiting Section 2.3, any Additional ABL Agent, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby agrees that, until the Discharge of [Cash Flow] Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any such Additional ABL Secured Party with respect to any Non-ABL Priority Collateral, such Additional ABL Agent or Additional ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Non-ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of the [Cash Flow] Agent and the [Cash Flow] Secured Parties, unless the [Cash Flow] Agent otherwise consents in writing. In addition, any Additional ABL Agent agrees, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, that, until the Discharge of [Cash Flow] Obligations, any notice of any proposed foreclosure or sale of any Non-ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to the [Cash Flow] Agent’s and the [Cash Flow] Secured Parties’ prior Liens and that such Liens shall continue as against the Non-ABL Priority Collateral to be sold, unless the [Cash Flow] Agent otherwise consents in writing.

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(c)            Notice of Additional [Cash Flow] Agent’s Lien.

(i)            Without modifying or limiting Section 2.3, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, hereby agrees that, until the Discharge of Additional [Cash Flow] Obligations, in connection with any Exercise of Secured Creditor Remedies by the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or any ABL Secured Party with respect to any Non-ABL Priority Collateral, the ABL Agent or such ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Non-ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional [Cash Flow] Agent and any Additional [Cash Flow] Secured Parties (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). In addition, the ABL Agent agrees, for and on behalf of itself and the ABL Secured Parties, that, until the Discharge of Additional [Cash Flow] Obligations, any notice of any proposed foreclosure or sale of any Non-ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional [Cash Flow] Agent’s and any Additional [Cash Flow] Secured Parties’ prior Liens and that such Liens shall continue as against the Non-ABL Priority Collateral to be sold (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(ii)            Without modifying or limiting Section 2.3, any Additional ABL Agent, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, hereby agrees that, until the Discharge of Additional [Cash Flow] Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) or Additional ABL Secured Party with respect to any ABL Priority Collateral, such Additional ABL Agent or Additional ABL Secured Party, as applicable, shall advise any purchaser or transferee of any Non-ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional [Cash Flow] Agent and any Additional [Cash Flow] Secured Parties (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby). In addition, any Additional ABL Agent agrees, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, that, until the Discharge of Additional [Cash Flow] Obligations, any notice of any proposed foreclosure or sale of any Non-ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional [Cash Flow] Agent’s and any Additional [Cash Flow] Secured Parties’ prior Liens and that such Liens shall continue as against the Non-ABL Priority Collateral to be sold (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby).

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(d)            Notice of Additional ABL Agent’s Lien.

(i)            Without modifying or limiting Section 2.3, the [Cash Flow] Agent, for and on behalf of itself and the [Cash Flow] Secured Parties, hereby agrees that, until the Discharge of Additional ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) or any [Cash Flow] Secured Party with respect to any ABL Priority Collateral, the [Cash Flow] Agent or such [Cash Flow] Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional ABL Agent and any Additional ABL Secured Parties. In addition, the [Cash Flow] Agent agrees, for and on behalf of itself and the [Cash Flow] Secured Parties, that, until the Discharge of Additional ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional ABL Agent’s and any Additional ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold.

(ii)            Without modifying or limiting Section 2.3, any Additional [Cash Flow] Agent, for and on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, hereby agrees that, until the Discharge of Additional ABL Obligations, in connection with any Exercise of Secured Creditor Remedies by such Additional [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) or Additional [Cash Flow] Secured Party with respect to any ABL Priority Collateral, such Additional [Cash Flow] Agent or Additional [Cash Flow] Secured Party, as applicable, shall advise any purchaser or transferee of any ABL Priority Collateral in writing that the sale (whether public, private, by foreclosure, or otherwise) or other transfer is subject to the Liens of any Additional ABL Agent and any Additional ABL Secured Parties. In addition, any Additional [Cash Flow] Agent agrees, for and on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, that, until the Discharge of Additional ABL Obligations, any notice of any proposed foreclosure or sale of any ABL Priority Collateral and any other notice in connection with the Exercise of Secured Creditor Remedies with respect thereto shall state prominently and clearly that the sale is subject to any Additional ABL Agent’s and any Additional ABL Secured Parties’ prior Liens and that such Liens shall continue as against the ABL Priority Collateral to be sold.

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(e)            No Other Restrictions.

(i)            Except as expressly set forth in this Agreement, each of the [Cash Flow] Agent, the [Cash Flow] Secured Parties, the ABL Agent, the ABL Secured Parties, any Additional Agent and any Additional Secured Parties shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except, without otherwise affecting the provisions of this agreement, as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby), provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Sections 2.3, 2.4 and 4.1. The ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) may enforce the provisions of the ABL Documents, the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) may enforce the provisions of the [Cash Flow] Documents, any Additional [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) may enforce the provisions of the Additional [Cash Flow] Documents, any Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) may enforce the provisions of the Additional ABL Documents, and each may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement (except, without otherwise affecting the provisions of this agreement, as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Secured Parties represented thereby) and mandatory provisions of applicable law; provided, however, that each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable), any Additional [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) and any Additional ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that the ABL Agent’s failure to provide any such copies to any other such Party shall not impair any of the ABL Agent’s rights hereunder or under any of the ABL Documents, the [Cash Flow] Agent’s failure to provide any such copies to any other such Party shall not impair any of the [Cash Flow] Agent’s rights hereunder or under any of the [Cash Flow] Documents, any failure by any Additional [Cash Flow] Agent to provide any such copies to any other such Party shall not impair any of such Additional [Cash Flow] Agent’s rights hereunder or under any of the Additional [Cash Flow] Documents and any failure by any Additional ABL Agent to provide any such copies to any other such Party shall not impair any of such Additional ABL Agent’s rights hereunder or under any of the Additional ABL Documents.

(ii)            Each of the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) and the [Cash Flow] Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) and the [Cash Flow] Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Additional Agent or any other Additional Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately agreed in writing by and between such Additional Agent and the Additional Secured Parties represented thereby and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties).

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(iii)            Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the [Cash Flow] Agent or any other [Cash Flow] Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) and the ABL Secured Parties agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any Additional Agent or any other Additional Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(iv)            Each of any Additional Agent (including in its capacity as [Cash Flow] Collateral Representative or ABL Collateral Representative, if and as applicable) and each Additional Secured Party agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the ABL Agent or any other ABL Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Each of any Additional Agent (including in its capacity as [Cash Flow] Collateral Representative or ABL Collateral Representative, if and as applicable) and each Additional Secured Party agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against the [Cash Flow] Agent or any other [Cash Flow] Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties). Each of any Additional Agent (including in its capacity as [Cash Flow] Collateral Representative or ABL Collateral Representative, if and as applicable) and each Additional Secured Party represented thereby agrees that it will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Additional Agent or any Additional Secured Party represented by such other Additional Agent, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).

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(f)            Release of Liens.

(i)            In the event of (A) any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Collateral Representative, (B) any sale, transfer or other disposition of all or any portion of the ABL Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the ABL Priority Collateral Documents, (C) the release of the ABL Collateral Secured Parties’ Lien on all or any portion of the ABL Priority Collateral, which release under clause (C) shall have been approved by the Requisite ABL Holders, in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of ABL Collateral Obligations and not in connection with a Discharge of ABL Obligations (and irrespective of whether an Event of Default has occurred), or (D) the termination and discharge of a subsidiary guaranty in accordance with the terms thereof, (x) the [Cash Flow] Agent agrees, on behalf of itself and the [Cash Flow] Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1] such sale or release will be free and clear of the Liens on such ABL Priority Collateral securing the [Cash Flow] Obligations, and the [Cash Flow] Agent’s and the [Cash Flow] Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action and (y) any Additional [Cash Flow] Agent agrees, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1] such sale or release will be free and clear of the Liens on such ABL Priority Collateral securing the Additional [Cash Flow] Obligations, and such Additional [Cash Flow] Agent’s and the applicable Additional [Cash Flow] Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each of the [Cash Flow] Agent and any Additional [Cash Flow] Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the ABL Collateral Representative in connection therewith. Each of the [Cash Flow] Agent and any Additional [Cash Flow] Agent hereby appoints the ABL Collateral Representative and any officer or duly authorized person of the ABL Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Collateral Representative’s own name, from time to time, in the ABL Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). In the event of any private or public sale of all or any portion of the ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the ABL Collateral Representative, each Additional ABL Agent agrees, on behalf of the Additional ABL Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, are applied as provided in Section 4.1), such sale or release will be free and clear of its Liens on such ABL Priority Collateral securing the Additional ABL Obligations, and the Additional ABL Agent’s and the Additional ABL Secured Parties’ Liens with respect to the ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Additional ABL Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the ABL Collateral Representative in connection therewith. Each Additional ABL Agent hereby appoints the ABL Collateral Representative and any officer or duly authorized person of the ABL Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the ABL Collateral Representative’s own name, from time to time, in the ABL Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

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(ii)            In the event of (A) any private or public sale of all or any portion of the Non-ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the [Cash Flow] Collateral Representative, (B) any sale, transfer or other disposition of all or any portion of the Non-ABL Priority Collateral, so long as such sale, transfer or other disposition is then permitted by the [Cash Flow] Priority Collateral Documents, (C) the release of the [Cash Flow] Collateral Secured Parties’ Liens on all or any portion of the Non-ABL Priority Collateral, which release under clause (C) shall have been approved by the Requisite [Cash Flow] Holders, in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of [Cash Flow] Collateral Obligations and not in connection with a Discharge of [Cash Flow] Collateral Obligations (and irrespective of whether an Event of Default has occurred), or (D) the termination and discharge of a subsidiary guaranty in accordance with the terms thereof, (x) the ABL Agent agrees, on behalf of itself and the ABL Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1] such sale or release will be free and clear of the Liens on such Non-ABL Priority Collateral securing the ABL Obligations and the ABL Agent’s and the ABL Secured Parties’ Liens with respect to the Non-ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action and (y) any Additional ABL Agent agrees, on behalf of itself and any Additional ABL Secured Parties represented thereby, that (so long as, if applicable, the net cash proceeds of any such sale, if any, described in clause (A) above are applied as provided in Section 4.1] such sale or release will be free and clear of the Liens on such Non-ABL Priority Collateral securing the Additional ABL Obligations, and such Additional ABL Agent’s and the applicable Additional ABL Secured Parties’ Liens with respect to the Non-ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each of the ABL Agent and each Additional ABL Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the [Cash Flow] Collateral Representative in connection therewith. Each of the ABL Agent and each Additional ABL Agent hereby appoints the [Cash Flow] Collateral Representative and any officer or duly authorized person of the [Cash Flow] Collateral Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the [Cash Flow] Collateral Representative’s own name, from time to time, in the [Cash Flow] Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). In the event of any private or public sale of all or any portion of the Non-ABL Priority Collateral in connection with any Exercise of Secured Creditor Remedies by or with the consent of the [Cash Flow] Collateral Representative, each Additional [Cash Flow] Agent agrees, on behalf of the Additional [Cash Flow] Secured Parties, that (so long as, if applicable, the net cash proceeds of any such sale, if any, are applied as provided in Section 4.1). such sale or release will be free and clear of its Liens on such Non-ABL Priority Collateral securing the Additional [Cash Flow] Obligations, and the Additional [Cash Flow] Agent’s and the Additional [Cash Flow] Secured Parties’ Liens with respect to the Non-ABL Priority Collateral so sold, transferred, disposed or released shall terminate and be automatically released without further action. In furtherance of, and subject to, the foregoing, each Additional [Cash Flow] Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by the [Cash Flow] Collateral Representative in connection therewith. Each Additional [Cash Flow] Agent hereby appoints the [Cash Flow] Collateral Representative and any officer or duly authorized person of the [Cash Flow] Collateral Representative, with full power of substitution, as its true and lawful attorney- in-fact with full irrevocable power of attorney in the place and stead of such Party and in the name of such Party or in the [Cash Flow] Collateral Representative’s own name, from time to time, in the [Cash Flow] Collateral Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

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Section 2.5       No New Liens. (a) Until the Discharge of ABL Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents in each case below, each on behalf of itself and the Secured Parties represented thereby):

(i)            No [Cash Flow] Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any [Cash Flow] Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any [Cash Flow] Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any [Cash Flow] Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the [Cash Flow] Agent (or the relevant [Cash Flow] Secured Party) shall, without the need for any further consent of any other [Cash Flow] Secured Party and notwithstanding anything to the contrary in any other [Cash Flow] Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any [Cash Flow] Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any [Cash Flow] Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the ABL Documents)).

(ii)            No Additional [Cash Flow] Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional [Cash Flow] Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Additional [Cash Flow] Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional [Cash Flow] Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional [Cash Flow] Agent (or the relevant Additional [Cash Flow] Secured Party) shall, without the need for any further consent of any other Additional [Cash Flow] Secured Party and notwithstanding anything to the contrary in any other Additional [Cash Flow] Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional [Cash Flow] Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional [Cash Flow] Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the ABL Documents)).

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(iii)            No Additional ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein. If any Additional ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of the ABL Agent under the ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional ABL Agent (or the relevant Additional ABL Secured Party) shall, without the need for any further consent of any other Additional ABL Secured Party and notwithstanding anything to the contrary in any other Additional ABL Document, be deemed to also hold and have held such Lien for the benefit of the ABL Agent as security for the ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the ABL Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (iii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the ABL Documents)).

(b)            Until the Discharge of [Cash Flow] Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents in each case below, each on behalf of itself and the Secured Parties represented thereby):

(i)            No ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the [Cash Flow] Agent under the [Cash Flow] Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of the [Cash Flow] Agent under the [Cash Flow] Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien for the benefit of the [Cash Flow] Agent as security for the [Cash Flow] Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the [Cash Flow] Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the [Cash Flow] Documents)).

(ii)            No Additional [Cash Flow] Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional [Cash Flow] Obligation which assets are not also subject to the Lien of the [Cash Flow] Agent under the [Cash Flow] Documents, subject to the Lien Priority set forth herein. If any Additional [Cash Flow] Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional [Cash Flow] Obligation which assets are not also subject to the Lien of the [Cash Flow] Agent under the [Cash Flow] Documents, subject to the Lien Priority set forth herein, then the relevant Additional [Cash Flow] Agent (or the relevant Additional [Cash Flow] Secured Party) shall, without the need for any further consent of any other Additional [Cash Flow] Secured Party and notwithstanding anything to the contrary in any other Additional [Cash Flow] Document, be deemed to also hold and have held such Lien for the benefit of the [Cash Flow] Agent as security for the [Cash Flow] Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the [Cash Flow] Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional [Cash Flow] Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional [Cash Flow] Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable [Cash Flow] Documents)).

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(iii)            No Additional ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of the [Cash Flow] Agent under the [Cash Flow] Documents, subject to the Lien Priority set forth herein. If any Additional ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of the [Cash Flow] Agent under the [Cash Flow] Documents, subject to the Lien Priority set forth herein, then the relevant Additional ABL Agent (or the relevant Additional ABL Secured Party) shall, without the need for any further consent of any other Additional ABL Secured Party and notwithstanding anything to the contrary in any other Additional ABL Document, be deemed to also hold and have held such Lien for the benefit of the [Cash Flow] Agent as security for the [Cash Flow] Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify the [Cash Flow] Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (iii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the [Cash Flow] Documents)).

(c)            Until the Discharge of Additional [Cash Flow] Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents in each case below, each on behalf of itself and the Secured Parties represented thereby):

(i)            No ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional [Cash Flow] Agent under the Additional [Cash Flow] Documents, subject to the Lien Priority set forth herein. If any ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional [Cash Flow] Agent under the Additional [Cash Flow] Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien for the benefit of each Additional [Cash Flow] Agent as security for the Additional [Cash Flow] Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional [Cash Flow] Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional [Cash Flow] Documents)).

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(ii)            No [Cash Flow] Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any [Cash Flow] Obligation which assets are not also subject to the Lien of each Additional [Cash Flow] Agent under the Additional [Cash Flow] Documents, subject to the Lien Priority set forth herein and except as may be separately otherwise agreed in writing by and between any Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties. If any [Cash Flow] Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any [Cash Flow] Obligation which assets are not also subject to the Lien of each Additional [Cash Flow] Agent under the Additional [Cash Flow] Documents, subject to the Lien Priority set forth herein, then the [Cash Flow] Agent (or the relevant [Cash Flow] Secured Party) shall, without the need for any further consent of any other [Cash Flow] Secured Party and notwithstanding anything to the contrary in any other [Cash Flow] Document be deemed to also hold and have held such Lien for the benefit of each Additional [Cash Flow] Agent as security for the Additional [Cash Flow] Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional [Cash Flow] Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any [Cash Flow] Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any [Cash Flow] Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional [Cash Flow] Documents)).

(iii)            No Additional ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of any Additional [Cash Flow] Agent under the Additional [Cash Flow] Documents, subject to the Lien Priority set forth herein. If any Additional ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional ABL Obligation which assets are not also subject to the Lien of any Additional [Cash Flow] Agent under the Additional [Cash Flow] Documents, subject to the Lien Priority set forth herein, then the relevant Additional ABL Agent (or the relevant Additional ABL Secured Party) shall, without the need for any further consent of any other Additional ABL Secured Party and notwithstanding anything to the contrary in any other Additional ABL Document, be deemed to also hold and have held such Lien for the benefit of each Additional [Cash Flow] Agent as security for the Additional [Cash Flow] Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional [Cash Flow] Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (iii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional [Cash Flow] Documents)).

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(d)            Until the Discharge of Additional ABL Obligations, the parties hereto agree that (except as may be separately otherwise agreed in writing by and between the relevant Agents in each case below, each on behalf of itself and the Secured Parties represented thereby):

(i)            No ABL Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein and except as may be separately otherwise agreed in writing by and between any Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). If any ABL Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any ABL Obligation which assets are not also subject to the Lien of each Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein, then the ABL Agent (or the relevant ABL Secured Party) shall, without the need for any further consent of any other ABL Secured Party and notwithstanding anything to the contrary in any other ABL Document be deemed to also hold and have held such Lien for the benefit of each Additional ABL Agent as security for the Additional ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional ABL Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (i) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any ABL Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any ABL Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional ABL Documents)).

(ii)            No [Cash Flow] Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any [Cash Flow] Obligation which assets are not also subject to the Lien of each Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein. If any [Cash Flow] Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any [Cash Flow] Obligation which assets are not also subject to the Lien of each Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein, then the [Cash Flow] Agent (or the relevant [Cash Flow] Secured Party) shall, without the need for any further consent of any other [Cash Flow] Secured Party and notwithstanding anything to the contrary in any other [Cash Flow] Document be deemed to also hold and have held such Lien for the benefit of each Additional ABL Agent as security for the Additional ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional ABL Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (ii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any [Cash Flow] Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any [Cash Flow] Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional ABL Documents)).

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(iii)            No Additional [Cash Flow] Secured Party shall knowingly acquire or hold any Lien on any assets of any Credit Party securing any Additional [Cash Flow] Obligation which assets are not also subject to the Lien of any Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein. If any Additional [Cash Flow] Secured Party shall nonetheless acquire or hold any Lien on any assets of any Credit Party securing any Additional [Cash Flow] Obligation which assets are not also subject to the Lien of any Additional ABL Agent under the Additional ABL Documents, subject to the Lien Priority set forth herein, then the relevant Additional [Cash Flow] Agent (or the relevant Additional [Cash Flow] Secured Party) shall, without the need for any further consent of any other Additional [Cash Flow] Secured Party and notwithstanding anything to the contrary in any other Additional [Cash Flow] Document, be deemed to also hold and have held such Lien for the benefit of each Additional ABL Agent as security for the Additional ABL Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Additional ABL Agent in writing of the existence of such Lien. For the avoidance of doubt, this paragraph (iii) shall not apply to any Lien on any property of any Credit Party securing any Purchase Money Indebtedness or Capitalized Lease Obligation owing to any Additional [Cash Flow] Secured Party, or any Lien on any property that has been sold or otherwise transferred in connection with a sale and leaseback transaction entered into with any Additional [Cash Flow] Secured Party, or that consists of property subject to any such sale and leaseback transaction or general intangibles related thereto (in each case, to the extent such property constitutes Excluded Assets (as defined in the applicable Additional ABL Documents)).

(e)            No Secured Party shall be deemed to be in breach of this Section 2.5 as a result of any other Secured Party expressly declining, in writing, to acquire, hold or continue to hold any Lien in any asset of any Credit Party or as otherwise separately agreed in writing.

Section 2.6      Waiver of Marshalling. Until the Discharge of ABL Obligations, the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, and any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees (including in its capacity as [Cash Flow] Collateral Representative, if applicable) not to assert, and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

Until the Discharge of [Cash Flow] Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees (including in its capacity as ABL Collateral Representative, if applicable) not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Non-ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

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Until the Discharge of Additional [Cash Flow] Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees (including in its capacity as ABL Collateral Representative, if applicable) not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Non-ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law (except as may be separately otherwise agreed in writing by and between the applicable Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and (x) the ABL Agent, on behalf of itself and the ABL Secured Parties, or (y) the applicable Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, as applicable).

Until the Discharge of Additional ABL Obligations, the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, and any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees (including in its capacity as [Cash Flow] Collateral Representative, if applicable) not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the ABL Priority Collateral or any other similar rights a junior secured creditor may have under applicable law.

ARTICLE 3

Actions of the Parties

Section 3.1      Certain Actions Permitted. The [Cash Flow] Agent, the ABL Agent and any Additional Agent may make such demands or file such claims in respect of the [Cash Flow] Obligations, the ABL Obligations or the Additional Obligations, as applicable, as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time that are not otherwise inconsistent with the provisions of this Agreement.

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Section 3.2      Agent for Perfection. The ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), for the benefit of and on behalf of itself and each ABL Secured Party, the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable), for the benefit of and on behalf of itself and each [Cash Flow] Secured Party, and any Additional Agent (including in its capacity as [Cash Flow] Collateral Representative or ABL Collateral Representative, if and as applicable), for the benefit of and on behalf of itself and each Additional Secured Party represented thereby, as applicable, each agree to hold all Control Collateral and Cash Collateral that is part of the Collateral in their respective possession, custody, or control (or in the possession, custody, or control of agents or bailees for either) as gratuitous bailee and non-fiduciary agent for each other solely for the purpose of perfecting the security interest granted to each in such Control Collateral or Cash Collateral, subject to the terms and conditions of this Section 3.2. None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), the ABL Secured Parties, the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable), the [Cash Flow] Secured Parties, any Additional Agent (including in its capacity as [Cash Flow] Collateral Representative or ABL Collateral Representative, if and as applicable), or any Additional Secured Parties, as applicable, shall have any obligation whatsoever to the others to assure that the Control Collateral or the Cash Collateral is genuine or owned by any Borrower, any Guarantor, or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the ABL Agent, the [Cash Flow] Agent and any Additional Agent under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as gratuitous bailee and non-fiduciary agent for the other Parties for purposes of perfecting the Lien held by the [Cash Flow] Agent, the ABL Agent or any Additional Agent, as applicable. The ABL Agent is not and shall not be deemed to be a fiduciary of any kind for the [Cash Flow] Agent, the [Cash Flow] Secured Parties, any Additional Agent, any Additional Secured Parties, or any other Person. The [Cash Flow] Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, any Additional Agent, any Additional Secured Parties, or any other Person. Any Additional Agent is not and shall not be deemed to be a fiduciary of any kind for the ABL Agent, the ABL Secured Parties, the [Cash Flow] Agent, the [Cash Flow] Secured Parties, any other Additional Agent or any Additional Secured Parties represented by any other Additional Agent, or any other Person. In the event that (a) the [Cash Flow] Agent or any [Cash Flow] Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, (b) the ABL Agent or any ABL Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, or (c) any Additional Agent or any Additional Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then the [Cash Flow] Agent, such [Cash Flow] Secured Party, the ABL Agent, such ABL Secured Party, such Additional Agent, or such Additional Secured Party, as applicable, shall hold such Collateral or Proceeds in trust and promptly pay over such Proceeds or Collateral to (i) in the case of ABL Priority Collateral or Proceeds thereof, the ABL Collateral Representative, or (ii) in the case of Non-ABL Priority Collateral or Proceeds thereof, the [Cash Flow] Collateral Representative, in each case, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1. Each Credit Party shall deliver all Control Collateral and all Cash Collateral required to be delivered pursuant to the Credit Documents (i) in the case of ABL Priority Collateral or Proceeds thereof, to the ABL Collateral Representative, or (n) in the case of Non-ABL Priority Collateral or Proceeds thereof, to the [Cash Flow] Collateral Representative.

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Section 3.3      Sharing of Information and Access. In the event that the ABL Agent or any Additional ABL Agent shall, in the exercise of its rights under the ABL Collateral Documents, the Additional ABL Collateral Documents or otherwise, receive possession or control of any books and records of any [Cash Flow] Credit Party that contain information identifying or pertaining to the Non-ABL Priority Collateral, such Party shall, upon request of the [Cash Flow] Agent or any Additional [Cash Flow] Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof. In the event that the [Cash Flow] Agent or any Additional [Cash Flow] Agent shall, in the exercise of its rights under the [Cash Flow] Collateral Documents, the Additional [Cash Flow] Collateral Documents or otherwise, receive possession or control of any books and records of any ABL Credit Party that contain information identifying or pertaining to any of the ABL Priority Collateral, such Party shall, upon written request from the ABL Agent or any Additional ABL Agent and as promptly as practicable thereafter, either make available to such requesting Party such books and records for inspection and duplication or provide to such requesting Party copies thereof. Each Credit Party, the [Cash Flow] Agent and each Additional [Cash Flow] Agent hereby consent to the non-exclusive royalty free use by the ABL Agent and any Additional ABL Agent of any Intellectual Property included in the Collateral for the purposes of finishing, processing, realizing upon or otherwise disposing of any ABL Priority Collateral and, in the event that the [Cash Flow] Agent or any Additional [Cash Flow] Agent shall, in the exercise of its rights under the [Cash Flow] Collateral Documents, the Additional [Cash Flow] Collateral Documents or otherwise, obtain title to any such Intellectual Property, such Party hereby irrevocably grants the ABL Agent and any Additional ABL Agent a non-exclusive license or other right to use, without charge, such Intellectual Property as it pertains to the ABL Priority Collateral in finishing, processing, marketing or otherwise advertising for sale and selling any ABL Priority Collateral.

Section 3.4      Insurance. Proceeds of Collateral include insurance proceeds and, therefore, the Lien Priority shall govern the ultimate disposition of insurance proceeds (including business interruption insurance). The ABL Collateral Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to the Collateral and the [Cash Flow] Collateral Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to the Collateral. The ABL Collateral Representative shall have the sole and exclusive right, as against the [Cash Flow] Collateral Representative, the ABL Agent (other than in its capacity as ABL Collateral Representative, if applicable) and any Additional ABL Agent (other than in its capacity as ABL Collateral Representative, if applicable), to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of ABL Priority Collateral. The [Cash Flow] Collateral Representative shall have the sole and exclusive right, as against the ABL Collateral Representative, the [Cash Flow] Agent (other than in its capacity as [Cash Flow] Collateral Representative, if applicable) and any Additional [Cash Flow] Agent (other than in its capacity as [Cash Flow] Collateral Representative, if applicable), to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Non-ABL Priority Collateral. All proceeds of such insurance shall be remitted to the ABL Collateral Representative or to the [Cash Flow] Collateral Representative, as the case may be, and each of the [Cash Flow] Collateral Representative and the ABL Collateral Representative shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

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Section 3.5      No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any ABL Secured Party, [Cash Flow] Secured Party or Additional Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any ABL Secured Party, [Cash Flow] Secured Party or Additional Secured Party, nor to assert such violation as a counterclaim or basis for set-off or recoupment against any ABL Secured Party, [Cash Flow] Secured Party or Additional Secured Party.

Section 3.6      Actions upon Breach. If any [Cash Flow] Secured Party, any ABL Secured Party or any Additional Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the ABL Collateral Representative or the [Cash Flow] Collateral Representative, as applicable, may interpose as a defense or dilatory plea the making of this Agreement, and any ABL Secured Party, [Cash Flow] Secured Party or Additional Secured Party, as applicable, may intervene and interpose such defense or plea in its or their name or in the name of the Credit Parties.

Section 3.7      Inspection Rights. (a) Without limiting any rights the ABL Collateral Representative or any other ABL Collateral Secured Party may otherwise have under applicable law or by agreement, the ABL Collateral Representative and the ABL Collateral Secured Parties may, at any time and whether or not the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) or any other [Cash Flow] Secured Party or any Additional [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) or any other Additional [Cash Flow] Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies (the “ABL Permitted Access Right”], during normal business hours on any business day, access ABL Priority Collateral that (A) is stored or located in or on, (B) has become an accession with respect to (within the meaning of Section 9-335 of the Uniform Commercial Code), or (C) has been commingled with (within the meaning of Section 9-336 of the Uniform Commercial Code), Non- ABL Priority Collateral (collectively, the “ABL Commingled Collateral”), for the limited purposes of assembling, inspecting, copying or downloading information stored on, taking actions to perfect its Lien on, completing a production run of inventory involving, taking possession of, moving, selling, storing or otherwise dealing with, or to Exercise Any Secured Creditor Remedies with respect to, the ABL Commingled Collateral, in each case without notice to, the involvement of or interference by any [Cash Flow] Secured Party or Additional [Cash Flow] Secured Party or liability to any [Cash Flow] Secured Party or Additional [Cash Flow] Secured Party, except as specifically provided below. In addition, subject to the terms hereof, the ABL Collateral Representative may advertise and conduct public auctions or private sales of the ABL Priority Collateral without notice to, the involvement of or interference by any [Cash Flow] Secured Party or Additional [Cash Flow] Secured Party (including the [Cash Flow] Collateral Representative) or liability to any [Cash Flow] Secured Party or Additional [Cash Flow] Secured Party (including the [Cash Flow] Collateral Representative). In the event that any ABL Collateral Secured Party has commenced and is continuing to Exercise Any Secured Creditor Remedies with respect to any ABL Commingled Collateral, the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) and any Additional [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) may not sell, assign or otherwise transfer the related Non-ABL Priority Collateral prior to the expiration of the 180-day period commencing on the date such ABL Collateral Secured Party begins to Exercise Any Secured Creditor Remedies, unless the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section 3.7. If any stay or other order that prohibits the ABL Collateral Representative and other ABL Collateral Secured Parties from commencing and continuing to Exercise Any Secured Creditor Remedies with respect to ABL Commingled Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order. During the period of actual occupation, use and/or control by the ABL Collateral Representative or ABL Collateral Secured Parties (or their respective employees, agents, advisers and representatives) of any Non-ABL Priority Collateral, the ABL Collateral Representative and the ABL Collateral Secured Parties shall be obligated to repair at their expense any physical damage (but not any diminution in value) to such Non-ABL Priority Collateral resulting from such occupancy, use or control, and to leave such Non-ABL Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. In no event shall the ABL Collateral Representative or the ABL Collateral Secured Parties have any liability to the [Cash Flow] Agent and/or to the [Cash Flow] Secured Parties or to any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Parties hereunder as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Non-ABL Priority Collateral existing prior to the date of the exercise by the ABL Collateral Representative of its rights or the exercise by the ABL Collateral Secured Parties of their rights under this Agreement. The ABL Collateral Representative and ABL Collateral Secured Parties shall cooperate with the [Cash Flow] Collateral Secured Parties and/or the [Cash Flow] Collateral Representative in connection with any efforts made by the [Cash Flow] Collateral Secured Parties and/or the [Cash Flow] Collateral Representative to sell the Non-ABL Priority Collateral.

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(b)            The [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) and the other [Cash Flow] Secured Parties and any Additional [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) and any other Additional [Cash Flow] Secured Parties shall not hinder or obstruct the ABL Collateral Representative and the other ABL Collateral Secured Parties from exercising the ABL Permitted Access Right.

(c)            Subject to the terms hereof, the [Cash Flow] Collateral Representative may advertise and conduct public auctions or private sales of the Non-ABL Priority Collateral without notice to, the involvement of or interference by any ABL Collateral Secured Party or liability to any ABL Collateral Secured Party.

ARTICLE 4

Application of Proceeds

Section 4.1      Application of Proceeds.

(a)            Revolving Nature of ABL Obligations. The [Cash Flow] Agent, for and on behalf of itself and the [Cash Flow] Secured Parties, and any Additional Agent, for and on behalf of itself and any Additional Secured Parties represented thereby, expressly acknowledge and agree that (i) the Original ABL Credit Agreement includes a revolving commitment and, if any other any ABL Credit Agreement includes a revolving commitment, in the ordinary course of business the ABL Agent and the ABL Secured Parties will apply payments and make advances thereunder, and no application of any Payment Collateral or Cash Collateral or the release of any Lien by the ABL Agent upon any portion of the Collateral in connection with a permitted disposition under any ABL Credit Agreement shall constitute the Exercise of Secured Creditor Remedies under this Agreement; (ii) the amount of the ABL Obligations that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of the ABL Obligations may be modified, extended or amended from time to time, and the aggregate amount of the ABL Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by the [Cash Flow] Secured Parties (in the case of the [Cash Flow] Agent) or the applicable Additional Secured Parties (in the case of such Additional Agent) and without affecting the provisions hereof; and (iii) all Payment Collateral or Cash Collateral received by the ABL Agent may be applied, reversed, reapplied, credited, or reborrowed, in whole or in part, to the ABL Obligations at any time; provided, however, that from and after the date on which the ABL Agent (or any ABL Secured Party) commences the Exercise of Secured Creditor Remedies (other than, prior to the acceleration of any of the [Cash Flow] Obligations or any Additional Obligations, the exercise of its rights in accordance with subsection 4.16 of the Original ABL Credit Agreement or any similar provision of any other ABL Credit Agreement), all amounts received by the ABL Agent or any ABL Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the [Cash Flow] Obligations, or any Additional Obligations, or any portion thereof.

(b)            Revolving Nature of [Cash Flow] Obligations. The ABL Agent, for and on behalf of itself and the ABL Secured Parties, and any Additional Agent, for and on behalf of itself and any Additional Secured Parties represented thereby, expressly acknowledge and agree that, subject to the terms of the applicable ABL Documents, (i) any [Cash Flow] Credit Agreement may include a revolving commitment, and in the ordinary course of business the [Cash Flow] Agent and any [Cash Flow] Secured Parties may apply payments and make advances thereunder; and (ii) the amount of [Cash Flow] Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of [Cash Flow] Obligations thereunder may be modified, extended or amended from time to time, and the aggregate amount of [Cash Flow] Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the ABL Secured Parties (in the case of the ABL Agent) or any Additional Secured Parties (in the case of any other Additional Agent) and without affecting the provisions hereof; provided, however, that from and after the date on which the [Cash Flow] Agent or any [Cash Flow] Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by the [Cash Flow] Agent or any [Cash Flow] Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations or any Additional Obligations, or any portion thereof.

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(c)            Revolving Nature of Additional Obligations. The [Cash Flow] Agent, for and on behalf of itself and the [Cash Flow] Secured Parties, and the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and any Additional Agent, for and on behalf of itself and any Additional Secured Parties represented thereby, expressly acknowledge and agree that (i) Additional Credit Facilities may include a revolving commitment, and in the ordinary course of business any Additional Agent and Additional Secured Parties may apply payments and make advances thereunder; and (ii) the amount of Additional Obligations that may be outstanding thereunder at any time or from time to time may be increased or reduced and subsequently reborrowed, the terms of Additional Obligations thereunder may be modified, extended or amended from time to time, and the aggregate amount of Additional Obligations thereunder may be increased, replaced or refinanced, in each event, without notice to or consent by the [Cash Flow] Secured Parties (in the case of the [Cash Flow] Agent), the ABL Secured Parties (in the case of the ABL Agent) or any Additional Secured Parties (in the case of any other Additional Agent) and without affecting the provisions hereof; provided, however, that from and after the date on which any Additional Agent or Additional Secured Party commences the Exercise of Secured Creditor Remedies, all amounts received by any such Additional Agent or Additional Secured Party as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the [Cash Flow] Obligations, or any Additional Obligations, or any portion thereof.

(d)            Application of Proceeds of ABL Priority Collateral. The ABL Agent, the [Cash Flow] Agent and any Additional Agent hereby agree that all ABL Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies shall be applied, subject to Sections 4.1(h) and 2.1(f).

first, to the payment of costs and expenses of the ABL Agent, the [Cash Flow] Agent or any Additional Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of (X) the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations and (y) any Additional ABL Obligations in accordance with the applicable Additional ABL Credit Facility until the Discharge of Additional ABL Obligations, which payment shall be made between and among the ABL Obligations and any Additional ABL Obligations on a pro rata basis (except (i) with respect to allocation of payments between the ABL Obligations and any Additional ABL Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and (ii) with respect to allocation of payments among Additional ABL Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby),

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third, to the payment of (x) the [Cash Flow] Obligations and in accordance with the [Cash Flow] Credit Agreement until the Discharge of [Cash Flow] Obligations and (y) any Additional [Cash Flow] Obligations in accordance with the applicable Additional [Cash Flow] Credit Facility until the Discharge of Additional [Cash Flow] Obligations, which payment shall be made between and among the [Cash Flow] Obligations and any Additional [Cash Flow] Obligations on a pro rata basis (except (i) with respect to allocation of payments between the [Cash Flow] Obligations and any Additional [Cash Flow] Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, and (n) with respect to allocation of payments among Additional [Cash Flow] Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional [Cash Flow] Agents, in each case on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby), and fourth, the balance, if any, to the Credit Parties or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

The ABL Canadian Collateral shall be applied to the payment of the ABL Obligations in accordance with the terms of the ABL Documents until the Discharge of ABL Obligations (to the extent secured thereby) shall have occurred.

Each ABL Agent, Additional ABL Agent, [Cash Flow] Agent and Additional [Cash Flow] Agent shall provide the ABL Collateral Representative and the [Cash Flow] Collateral Representative with such information about the ABL Collateral Obligations or [Cash Flow] Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(e)            Application of Proceeds of Non-ABL Priority Collateral. The ABL Agent, the [Cash Flow] Agent and any Additional Agent hereby agree that all Non-ABL Priority Collateral, and all Proceeds thereof, received by any of them in connection with any Exercise of Secured Creditor Remedies shall be applied, subject to Sections 4.1(h) and 2.1(f) hereof, first, to the payment of costs and expenses of the ABL Agent, the [Cash Flow] Agent or any Additional Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies,

second, to the payment of (x) the [Cash Flow] Obligations in accordance with the [Cash Flow] Credit Agreement until the Discharge of [Cash Flow] Obligations and (y) any Additional [Cash Flow] Obligations in accordance with the applicable Additional [Cash Flow] Credit Facility until the Discharge of Additional [Cash Flow] Obligations, which payment shall be made between and among the [Cash Flow] Obligations and any Additional [Cash Flow] Obligations on a pro rata basis (except (i) with respect to allocation of payments between the [Cash Flow] Obligations and any Additional [Cash Flow] Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, and (ii) with respect to allocation of payments among Additional [Cash Flow] Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional [Cash Flow] Agents, in each case on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby),

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third, to the payment of (x) the ABL Obligations in accordance with the ABL Credit Agreement until the Discharge of ABL Obligations and (y) any Additional ABL Obligations in accordance with the applicable Additional ABL Credit Facility until the Discharge of Additional ABL Obligations, which payment shall be made between and among the ABL Obligations and any Additional ABL Obligations on a pro rata basis (except (i) with respect to allocation of payments between the ABL Obligations and any Additional ABL Obligations, as may be separately otherwise agreed in writing by and between the applicable Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and (n) with respect to allocation of payments among Additional ABL Agents, as may be separately otherwise agreed in writing by and between or among any applicable Additional ABL Agents, in each case on behalf of itself and the Additional ABL Secured Parties represented thereby), and fourth, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct,

except, in the case of application of Non-ABL Priority Collateral and Proceeds thereof (i) as between Additional [Cash Flow] Obligations and ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and (ii) as between Additional [Cash Flow] Obligations and Additional ABL Obligations, as may be separately otherwise agreed in writing by and between any applicable Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and any applicable Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, in each case with respect to the Additional [Cash Flow] Obligations owing to any of such Additional [Cash Flow] Agent and Additional [Cash Flow] Secured Parties. Each ABL Agent, Additional ABL Agent, [Cash Flow] Agent and Additional [Cash Flow] Agent shall provide the ABL Collateral Representative and the [Cash Flow] Collateral Representative with such information about the ABL Collateral Obligations or [Cash Flow] Collateral Obligations represented by it as they may reasonably request in order to carry out the purposes of this Section 4.1.

(f)            Limited Obligation or Liability.

(i)            In exercising remedies, whether as a secured creditor or otherwise (including the Exercise of Secured Creditor Remedies), the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) shall have no obligation or liability to the [Cash Flow] Agent or any [Cash Flow] Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise (including the Exercise of Secured Creditor Remedies), the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) shall have no obligation or liability to any Additional Agent or any Additional Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

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(ii)            In exercising remedies, whether as a secured creditor or otherwise (including the Exercise of Secured Creditor Remedies), the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise (including the Exercise of Secured Creditor Remedies), the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) shall have no obligation or liability to any Additional Agent or any Additional Secured Party, regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties).

(iii)            In exercising remedies, whether as a secured creditor or otherwise (including the Exercise of Secured Creditor Remedies), any Additional Agent (including in its capacity as [Cash Flow] Collateral Representative or ABL Collateral Representative, if and as applicable) shall have no obligation or liability to the ABL Agent or any ABL Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). In exercising remedies, whether as a secured creditor or otherwise (including the Exercise of Secured Creditor Remedies), any Additional Agent (including in its capacity as [Cash Flow] Collateral Representative or ABL Collateral Representative, if and as applicable) shall have no obligation or liability to the [Cash Flow] Agent or any [Cash Flow] Secured Party regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties). In exercising remedies, whether as a secured creditor or otherwise (including the Exercise of Secured Creditor Remedies), any Additional Agent (including in its capacity as [Cash Flow] Collateral Representative or ABL Collateral Representative, if and as applicable) shall have no obligation or liability to any other Additional Agent or any Additional Secured Parties represented by such other Additional Agent regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by each Party under the terms of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).

(g)            Turnover of Cash Collateral After Discharge. Upon the Discharge of ABL Collateral Obligations, the ABL Collateral Representative shall deliver to the [Cash Flow] Collateral Representative or shall execute such documents as the Company Representative or the [Cash Flow] Collateral Representative may reasonably request to enable the [Cash Flow] Collateral Representative to have control over any Control Collateral or Cash Collateral still in the ABL Collateral Representative’s possession, custody, or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between (i) the [Cash Flow] Collateral Representative and (ii) the [Cash Flow] Agent and any Additional [Cash Flow] Agent (other than the [Cash Flow] Collateral Representative), any such Control Collateral or Cash Collateral held by the [Cash Flow] Collateral Representative shall be held by it subject to the terms and conditions of Section 3.2. Upon the Discharge of [Cash Flow] Collateral Obligations, the [Cash Flow] Collateral Representative shall deliver to the ABL Collateral Representative or shall execute such documents as the Company Representative or the ABL Collateral Representative may reasonably request to enable the ABL Collateral Representative to have control over any Control Collateral or Cash Collateral still in the [Cash Flow] Collateral Representative’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between (i) the ABL Collateral Representative and (n) the ABL Agent and any Additional ABL Agent (other than the ABL Collateral Representative), any such Control Collateral or Cash Collateral held by the ABL Collateral Representative shall be held by it subject to the terms and conditions of Section 3.2.

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(h)            Intervening Creditor. Notwithstanding anything in Section 4.1(d) or 4.1(e) to the contrary, (i) with respect to any Collateral for which a third party (other than a [Cash Flow] Collateral Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of [Cash Flow] Collateral Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of [Cash Flow] Collateral Obligations (such third party, an “Intervening [Cash Flow] Creditor”], the value of any Collateral or Proceeds which are allocated to such Intervening [Cash Flow] Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of [Cash Flow] Collateral Obligations with respect to which such Impairment exists and (ii) with respect to any Collateral for which a third party (other than an ABL Collateral Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of ABL Collateral Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of ABL Collateral Obligations (such third party, an “Intervening ABL Secured Party”], the value of any Collateral or Proceeds which are allocated to such Intervening ABL Secured Party shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of ABL Collateral Obligations with respect to which such Impairment exists. In the event that any ABL Collateral Secured Party turns over any proceeds of Non-ABL Priority Collateral to any [Cash Flow] Collateral Secured Party as required by Section 4.1, such ABL Collateral Secured Party shall be subrogated to the rights of such [Cash Flow] Collateral Secured Parties; provided, however, that any such subrogation shall be subject to Section 7.1. In the event that any [Cash Flow] Collateral Secured Party turns over any proceeds of ABL Priority Collateral to any ABL Collateral Secured Party as required by Section 4.1, such [Cash Flow] Collateral Secured Party shall be subrogated to the rights of such ABL Collateral Secured Parties; provided, however, that any such subrogation shall be subject to Section 7.1.

Section 4.2      Specific Performance. Each of the ABL Agent, the [Cash Flow] Agent and any Additional Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), for and on behalf of itself and the ABL Secured Parties, the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable), for and on behalf of itself and the [Cash Flow] Secured Parties, and any Additional Agent (including in its capacity as [Cash Flow] Collateral Representative or ABL Collateral Representative, if and as applicable), for and on behalf of itself and any Additional Secured Parties represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

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Section 4.3         Sale of Collateral Comprising Both ABL Priority Collateral and Non- ABL Priority Collateral; Certain Proceeds of Capital Stock or Intercompany Loans. In the event that prior to the Discharge of ABL Obligations, or Discharge of Additional ABL Obligations, proceeds of the Collateral are received in connection with a Disposition, loss, condemnation or other disposition (whether voluntary or involuntary) of Collateral that involves both ABL Priority Collateral and Non-ABL Priority Collateral, for the purposes of this Agreement with respect to such Disposition, loss, condemnation or other disposition, the ABL Collateral Representative and the [Cash Flow] Collateral Representative shall use commercially reasonable efforts in good faith to allocate the Proceeds received in connection with such Disposition, loss, condemnation or other disposition of such Collateral to the ABL Priority Collateral and the Non- ABL Priority Collateral. If the ABL Collateral Representative and the [Cash Flow] Collateral Representative are unable to agree on such allocation within five Business Days (or such other period of time as the ABL Collateral Representative and the [Cash Flow] Collateral Representative agree) of the consummation of such Disposition, loss, condemnation or other disposition, (i) the ABL Priority Collateral comprised in such Collateral consisting of Accounts (as described in sub-clause (1) of the definition of “ABL Priority Collateral” but excluding any Accounts to the extent excluded pursuant to the parenthetical in such sub-clause (1) as provided for therein) shall be deemed to have a valuation equal to the net book value of each such Account determined in accordance with GAAP (the “Accounts Amount”] and (ii) the ABL Priority Collateral comprised in such Collateral consisting of Inventory shall be deemed to have a value equal to the net book value of such Inventory, but not less than cost (the “Inventory Amount”, and together with the Accounts Amount, the “ABL Amount”], in each case determined at the time of such Disposition, loss, condemnation or disposition, and such Proceeds shall constitute (I) first, in an amount equal to the ABL Amount, ABL Priority Collateral and (2) second, to the extent of any balance remaining in excess of the ABL Amount, Non-ABL Priority Collateral, provided that to the extent that the ABL Priority Collateral subject to such Disposition, loss, condemnation or other disposition includes assets other than Accounts and Inventory, at the option of the ABL Collateral Representative, the appraised value of such other assets may be used for the purposes of the allocation of such Proceeds to the ABL Priority Collateral based on the then most current satisfactory appraisal received by the ABL Collateral Representative with respect thereto. In the event that proceeds are received in connection with a Disposition of all or substantially all of the Capital Stock issued by any Grantor or any amounts are received in respect of Capital Stock of, or Intercompany Loans issued by, any Grantor in an Insolvency Proceeding, such amounts shall be deemed to be proceeds received from a Disposition of ABL Priority Collateral and Non-ABL Priority Collateral (in proportion to ABL Priority Collateral and Non-ABL Priority Collateral owned at such time by the Grantor) and shall be applied as provided in the preceding sentence. It is understood and agreed that any Intellectual Property shall not be subject to this Section 4.3.

ARTICLE 5

Intercreditor Acknowledgements and Waivers

Section 5.1         Notice of Acceptance and Other Waivers. (a) All ABL Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, and any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby waive notice of acceptance of, or proof of reliance by the ABL Agent or any ABL Secured Party on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the ABL Obligations. All [Cash Flow] Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby waive notice of acceptance, or proof of reliance, by the [Cash Flow] Agent or any [Cash Flow] Secured Party of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the [Cash Flow] Obligations. All Additional Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, the ABL Agent, on behalf of itself and any ABL Secured Parties, and any other Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, hereby waive notice of acceptance, or proof of reliance by any Additional Agent or any Additional Secured Parties of this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Additional Obligations.

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(b)            None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the [Cash Flow] Agent or any [Cash Flow] Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any [Cash Flow] Credit Agreement or any other [Cash Flow] Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to the [Cash Flow] Agent or any [Cash Flow] Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the [Cash Flow] Agent or any [Cash Flow] Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

(c)            None of the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable), any ABL Secured Party, or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Additional Agent or any Additional Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). If the ABL Agent or any ABL Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any ABL Credit Agreement or any of the other ABL Documents, whether the ABL Agent or any ABL Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Credit Facility or any other Additional Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the ABL Agent or any ABL Secured Party otherwise should exercise any of its contractual rights or remedies under any ABL Documents (subject to the express terms and conditions hereof), neither the ABL Agent nor any ABL Secured Party shall have any liability whatsoever to any Additional Agent or any Additional Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). The ABL Agent and the ABL Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under any ABL Credit Agreement and any of the other ABL Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Additional Agent or any Additional Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that neither the ABL Agent nor any ABL Secured Party shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof, pursuant to the ABL Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

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(d)            None of the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable), the [Cash Flow] Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If the [Cash Flow] Agent or any [Cash Flow] Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any [Cash Flow] Credit Agreement or any of the other [Cash Flow] Documents, whether the [Cash Flow] Agent or any [Cash Flow] Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the [Cash Flow] Agent or any [Cash Flow] Secured Party otherwise should exercise any of its contractual rights or remedies under the [Cash Flow] Documents (subject to the express terms and conditions hereof), neither the [Cash Flow] Agent nor any [Cash Flow] Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). The [Cash Flow] Agent and the [Cash Flow] Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the [Cash Flow] Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement. The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) or the [Cash Flow] Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the [Cash Flow] Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

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(e)            None of the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable), the [Cash Flow] Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any Additional Agent or any Additional Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties). If the [Cash Flow] Agent or any [Cash Flow] Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any [Cash Flow] Credit Agreement or any of the other [Cash Flow] Documents, whether the [Cash Flow] Agent or any [Cash Flow] Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Credit Facility or any other Additional Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if the [Cash Flow] Agent or any [Cash Flow] Secured Party otherwise should exercise any of its contractual rights or remedies under the [Cash Flow] Documents (subject to the express terms and conditions hereof), neither the [Cash Flow] Agent nor any [Cash Flow] Secured Party shall have any liability whatsoever to any Additional Agent or any Additional Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties). The [Cash Flow] Agent and the [Cash Flow] Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the [Cash Flow] Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any Additional Agent or any Additional Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties). Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that none of the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable) or the [Cash Flow] Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the [Cash Flow] Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties).

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(f)            None of any Additional Agent (including in its capacity as [Cash Flow] Collateral Representative, if and as applicable), any Additional Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the ABL Agent or any ABL Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). If any Additional Agent or any Additional Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Credit Facility or any of the other Additional Documents, whether such Additional Agent or any Additional Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any ABL Credit Agreement or any other ABL Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Agent or any Additional Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Documents (subject to the express terms and conditions hereof), neither such Additional Agent nor any Additional Secured Party shall have any liability whatsoever to the ABL Agent or any ABL Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Agent and any Additional Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the ABL Agent or any ABL Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that none of any Additional Agent (including in its capacity as [Cash Flow] Collateral Representative, if and as applicable) or any Additional Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

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(g)            None of any Additional Agent (including in its capacity as ABL Collateral Representative, if and as applicable), any Additional Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to the [Cash Flow] Agent or any [Cash Flow] Secured Party for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties). If any Additional Agent or any Additional Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Credit Facility or any of the other Additional Documents, whether such Additional Agent or any Additional Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of the [Cash Flow] Credit Agreement or any other [Cash Flow] Document (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Agent or any Additional Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Documents (subject to the express terms and conditions hereof), neither such Additional Agent nor any Additional Secured Party shall have any liability whatsoever to the [Cash Flow] Agent or any [Cash Flow] Secured Party as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties). Any Additional Agent and any Additional Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that the [Cash Flow] Agent or any [Cash Flow] Secured Party has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties). The [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, agrees that none of any Additional Agent (including in its capacity as ABL Collateral Representative, if and as applicable) or any Additional Secured Parties shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties).

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(h)            None of any Additional Agent (including in its capacity as [Cash Flow] Collateral Representative, if and as applicable), any Additional Secured Parties or any of their respective Affiliates, directors, officers, employees, or agents shall be liable to any other Additional Agent or any Additional Secured Party represented thereby for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby). If any Additional Agent or any Additional Secured Party honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Additional Credit Facility or any of the other Additional Documents, whether such Additional Agent or any Additional Secured Party has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Additional Credit Facility or any other Additional Document to which any other Additional Agent or any Additional Secured Party represented by such other Additional Agent is party or beneficiary (but not a default under this Agreement) or an act, condition, or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Additional Agent or any Additional Secured Party otherwise should exercise any of its contractual rights or remedies under the Additional Documents (subject to the express terms and conditions hereof), neither such Additional Agent nor any Additional Secured Party shall have any liability whatsoever to any other Additional Agent or any Additional Secured Party represented by such other Additional Agent, as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement) (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby). Any Additional Agent and any Additional Secured Parties shall be entitled to manage and supervise their loans and extensions of credit under the Additional Documents as they may, in their sole discretion, deem appropriate, and may manage their loans and extensions of credit without regard to any rights or interests that any other Additional Agent or any Additional Secured Party represented by such other Additional Agent, has in the Collateral, except as otherwise expressly set forth in this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby). Any Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, agrees that none of any other Additional Agent (including in its capacity as [Cash Flow] Collateral Representative, if and as applicable) or any Additional Secured Party represented thereby shall incur any liability as a result of a sale, lease, license, application, or other disposition of the Collateral or any part or Proceeds thereof, pursuant to the Additional Documents, so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).

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Section 5.2         Modifications to ABL Documents. [Cash Flow] Documents and Additional Documents.

(a)            The [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, hereby agrees that, without affecting the obligations of the [Cash Flow] Agent and the [Cash Flow] Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the [Cash Flow] Agent or any [Cash Flow] Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the [Cash Flow] Agent or any [Cash Flow] Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)             change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)            subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

(iii)            amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)            subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)            exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)           subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)          otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate.

(b)            Each Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Agent and such Additional Secured Parties hereunder, the ABL Agent and the ABL Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Agent or any such Additional Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Agent or any such Additional Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the ABL Documents in any manner whatsoever, including, to:

(i)             change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the ABL Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the ABL Obligations or any of the ABL Documents;

(ii)            subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the ABL Obligations, and in connection therewith to enter into any additional ABL Documents;

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(iii)            amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the ABL Obligations;

(iv)            subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)            exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)            subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the ABL Obligations; and

(vii)          otherwise manage and supervise the ABL Obligations as the ABL Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(c)            The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, the [Cash Flow] Agent and the [Cash Flow] Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the [Cash Flow] Documents in any manner whatsoever, including, to:

(i)            change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the [Cash Flow] Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the [Cash Flow] Obligations or any of the [Cash Flow] Documents;

(ii)            subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the [Cash Flow] Obligations, and in connection therewith to enter into any additional [Cash Flow] Documents;

(iii)            amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the [Cash Flow] Obligations;

(iv)           subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)            exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

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(vi)            subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the [Cash Flow] Obligations; and

(vii)          otherwise manage and supervise the [Cash Flow] Obligations as the [Cash Flow] Agent shall deem appropriate.

(d)            Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Agent and such Additional Secured Parties hereunder, the [Cash Flow] Agent and the [Cash Flow] Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Agent or any such Additional Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Agent or any such Additional Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the [Cash Flow] Documents in any manner whatsoever, including, to:

(i)             change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the [Cash Flow] Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the [Cash Flow] Obligations or any of the [Cash Flow] Documents;

(ii)            subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the [Cash Flow] Obligations, and in connection therewith to enter into any additional [Cash Flow] Documents;

(iii)            amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the [Cash Flow] Obligations;

(iv)            subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)            exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)            subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the [Cash Flow] Obligations; and

(vii)           otherwise manage and supervise the [Cash Flow] Obligations as the [Cash Flow] Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties.

(e)            The [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, hereby agrees that, without affecting the obligations of the [Cash Flow] Agent and the [Cash Flow] Secured Parties hereunder, any Additional Agent and any Additional Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the [Cash Flow] Agent or any [Cash Flow] Secured Party or (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the [Cash Flow] Agent or any [Cash Flow] Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Documents in any manner whatsoever, including, to:

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(i)             change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Obligations or any of the Additional Documents;

(ii)            subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Additional Obligations, and in connection therewith to enter into any Additional Documents;

(iii)            amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Obligations;

(iv)            subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)            exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)            subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Obligations; and

(vii)           otherwise manage and supervise the Additional Obligations as such Additional Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties.

(f)             The ABL Agent, on behalf of itself and the ABL Secured Parties, hereby agrees that, without affecting the obligations of the ABL Agent and the ABL Secured Parties hereunder, any Additional Agent and any Additional Secured Parties may, at any time and from time to time, in their sole discretion without the consent of or notice to the ABL Agent or any ABL Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to the ABL Agent or any ABL Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Documents in any manner whatsoever, including, to:

(i)             change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Obligations or any of the Additional Documents;

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(ii)             subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Additional Obligations, and in connection therewith to enter into any Additional Documents;

(iii)            amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Obligations;

(iv)            subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)            exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)            subject to Section 2.5. retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Obligations; and

(vii)           otherwise manage and supervise the Additional Obligations as such Additional Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties.

(g)            Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Additional Agent and such Additional Secured Parties hereunder, any other Additional Agent and any Additional Secured Parties represented by such other Additional Agent may, at any time and from time to time, in their sole discretion without the consent of or notice to such Additional Agent or any such Additional Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to such Additional Agent or any such Additional Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Additional Documents to which such other Additional Agent or any Additional Secured Party represented by such other Additional Agent is party or beneficiary in any manner whatsoever, including, to:

(i)              change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Additional Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Additional Obligations or any of the Additional Documents;

(ii)            subject to Section 2.5, retain or obtain a Lien on any Property of any Person to secure any of the Additional Obligations, and in connection therewith to enter into any Additional Documents;

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(iii)            amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Additional Obligations;

(iv)            subject to Section 2.4, release its Lien on any Collateral or other Property;

(v)            exercise or refrain from exercising any rights against any Borrower, any Guarantor, or any other Person;

(vi)            subject to Section 2.5, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Additional Obligations; and

(vii)           otherwise manage and supervise the Additional Obligations as such other Additional Agent shall deem appropriate;

except, in each case, as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby.

(h)            The ABL Obligations, the [Cash Flow] Obligations and any Additional Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any ABL Document, any [Cash Flow] Document or any Additional Document) of the ABL Agent, the ABL Secured Parties, the [Cash Flow] Agent or the [Cash Flow] Secured Parties, any Additional Agent or any Additional Secured Parties, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that, if the indebtedness refunding, replacing or refinancing any such ABL Obligations, [Cash Flow] Obligations or Additional Obligations is to constitute ABL Obligations, [Cash Flow] Obligations or Additional Obligations governed by this Agreement, the holders of such indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing to the terms of this Agreement pursuant to a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the ABL Agent, the [Cash Flow] Agent or any Additional Agent (other than any Designated Agent), as the case may be (or, if there is no continuing Agent other than any Designated Agent, as designated by the Company Representative), and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the ABL Documents, the [Cash Flow] Documents and any Additional Documents. For the avoidance of doubt, any ABL Obligations, [Cash Flow] Obligations or Additional Obligations may be refinanced, in whole or in part, in each case without notice to, or the consent (except to the extent a consent is required to permit the refinancing transaction under the ABL Documents, [Cash Flow] Documents or Additional Documents) of, any of the ABL Agent or any other ABL Secured Party, the [Cash Flow] Agent or any other [Cash Flow] Secured Party or any Additional Agent or any other Additional Secured Party, through the incurrence of Additional Indebtedness, subject to Section 7.11.

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Section 5.3         Reinstatement and Continuation of Agreement. (a) If the ABL Agent or any ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the ABL Obligations (an “ABL Recovery”], then the ABL Obligations shall be reinstated to the extent of such ABL Recovery. If this Agreement shall have been terminated prior to such ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of the ABL Agent, the [Cash Flow] Agent, any Additional Agent, the ABL Secured Parties, the [Cash Flow] Secured Parties and any Additional Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of the ABL Obligations, the [Cash Flow] Obligations or any Additional Obligations. No priority or right of the ABL Agent or any ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the ABL Documents, regardless of any knowledge thereof which the ABL Agent or any ABL Secured Party may have.

(b)            If the [Cash Flow] Agent or any [Cash Flow] Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the [Cash Flow] Obligations (a “[Cash Flow] Recovery”], then the [Cash Flow] Obligations shall be reinstated to the extent of such [Cash Flow] Recovery. If this Agreement shall have been terminated prior to such [Cash Flow] Recovery, this Agreement shall be reinstated in full force and effect in the event of such [Cash Flow] Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements and obligations of the ABL Agent, the [Cash Flow] Agent, any Additional Agent, the ABL Secured Parties, the [Cash Flow] Secured Parties and any Additional Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of the ABL Obligations, the [Cash Flow] Obligations or any Additional Obligations. No priority or right of the [Cash Flow] Agent or any [Cash Flow] Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the [Cash Flow] Documents, regardless of any knowledge thereof which the [Cash Flow] Agent or any [Cash Flow] Secured Party may have.

(c)            If any Additional ABL Agent or any Additional ABL Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Additional ABL Obligations (an “Additional ABL Recovery”], then the Additional ABL Obligations shall be reinstated to the extent of such Additional ABL Recovery. If this Agreement shall have been terminated prior to such Additional ABL Recovery, this Agreement shall be reinstated in full force and effect in the event of such Additional ABL Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of any Additional ABL Agent, the ABL Agent, the [Cash Flow] Agent, any Additional [Cash Flow] Agent, the Additional ABL Secured Parties, the ABL Secured Parties, the [Cash Flow] Secured Parties and any Additional [Cash Flow] Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of any Additional ABL Obligations, the ABL Obligations, the [Cash Flow] Obligations or any Additional [Cash Flow] Obligations. No priority or right of any Additional ABL Agent or any Additional ABL Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Additional ABL Documents, regardless of any knowledge thereof which any Additional ABL Agent or any Additional ABL Secured Party may have.

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(d)            If any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Additional [Cash Flow] Obligations (an “Additional [Cash Flow] Recovery”], then the Additional [Cash Flow] Obligations shall be reinstated to the extent of such Additional [Cash Flow] Recovery. If this Agreement shall have been terminated prior to such Additional [Cash Flow] Recovery, this Agreement shall be reinstated in full force and effect in the event of such Additional [Cash Flow] Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of any Additional [Cash Flow] Agent, the ABL Agent, the [Cash Flow] Agent, any Additional ABL Agent, any Additional [Cash Flow] Secured Parties, the ABL Secured Parties, the [Cash Flow] Secured Parties and any Additional ABL Secured Parties under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of any Credit Party in respect of any Additional [Cash Flow] Obligations, the ABL Obligations, the [Cash Flow] Obligations or any Additional ABL Obligations. No priority or right of any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Credit Party or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Additional [Cash Flow] Documents, regardless of any knowledge thereof which any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party may have.

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ARTICLE 6

Insolvency Proceedings

Section 6.1         DIP Financing. (a) If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Collateral Obligations, and the ABL Agent or any ABL Credit Agreement Lenders, or any Additional ABL Agent or any Additional ABL Credit Facility Lenders, shall agree to provide any Credit Party with, or consent to a third party providing, any Credit Party with any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code [“DIP Financing”], with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, agrees that it will raise no objection, and will not directly or indirectly support or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of the [Cash Flow] Agent securing the [Cash Flow] Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) the [Cash Flow] Agent retains its Lien on the Collateral to secure the [Cash Flow] Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Non-ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of the [Cash Flow] Agent on the Non-ABL Priority Collateral, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations, and the Liens of any Additional ABL Agent and Additional ABL Secured Parties securing the Additional ABL Obligations, on ABL Priority Collateral, (iii) if the ABL Agent and/or any ABL Secured Party, or any Additional ABL Agent and/or any Additional ABL Secured Party, receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations or the Additional ABL Obligations, as the case may be, the [Cash Flow] Agent may seek and receives an adequate protection Lien on such post-petition assets of the debtor to secure the [Cash Flow] Obligations and (iv) the terms of such DIP Financing do not require any Grantor to seek approval for any Plan of Reorganization that is not a Conforming Plan of Reorganization, provided that (x) such Liens in favor of the ABL Agent, any Additional ABL Agent and the [Cash Flow] Agent shall be subject to the provisions of Section 6.l(d) and (y) the foregoing provisions of this Section 6.1(a) shall not prevent the [Cash Flow] Agent and the [Cash Flow] Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan of Reorganization.

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(b)            If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of ABL Collateral Obligations, and the ABL Agent or any ABL Credit Agreement Lenders, or any Additional ABL Agent or Additional ABL Credit Facility Lenders, shall agree to provide any Credit Party with, or consent to a third party providing, any DIP Financing, with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code would be Collateral), then any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees that it will raise no objection, and will not directly or indirectly support, or act in concert with any other party in raising an objection, to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Additional [Cash Flow] Agent securing the Additional [Cash Flow] Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing), so long as (i) such Additional [Cash Flow] Agent retains its Lien on the Collateral to secure the Additional [Cash Flow] Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and, as to the Non-ABL Priority Collateral only, such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code and any Lien securing such DIP Financing is junior and subordinate to the Lien of such Additional [Cash Flow] Agent on the Non-ABL Priority Collateral (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties), or any Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, (ii) all Liens on ABL Priority Collateral securing any such DIP Financing shall be senior to or on a parity with the Liens of the ABL Agent and the ABL Secured Parties securing the ABL Obligations, and the Liens of any Additional ABL Agent and any Additional ABL Secured Parties securing the Additional ABL Obligations, on ABL Priority Collateral, (iii) if the ABL Agent and/or any ABL Secured Party, or any Additional ABL Agent and/or any Additional ABL Secured Party, receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations or the Additional ABL Obligations, as the case may be, such Additional [Cash Flow] Agent may seek and receive an adequate protection Lien on such post-petition assets of the debtor to secure the Additional [Cash Flow] Obligations and (iv) the terms of such DIP Financing do not require any Grantor to seek approval for any Plan of Reorganization that is not a Conforming Plan of Reorganization, provided that (x) such Liens in favor of the ABL Agent, any Additional ABL Agent and such Additional [Cash Flow] Agent shall be subject to the provisions of Section 6.1(d) and (y) the foregoing provisions of this Section 6.1(f) shall not prevent any Additional [Cash Flow] Agent and any Additional [Cash Flow] Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan Reorganization.

(i)              If the Original ABL Credit Agreement is then in effect, then in the event that any Additional ABL Agent or any Additional ABL Secured Party proposes to enter into and consummate any DIP Financing (such proposed DIP Financing, the “Proposed DIP”), then (x) such Additional ABL Agent or Additional ABL Secured Party, as applicable, shall provide written notice to the ABL Agent and the Company Representative thereof, which notice shall, subject to the Right of Last Refusal described below, contain the material terms and conditions of such Proposed DIP (including with respect to facility type, tenor, amounts, collateral, obligors, fees, pricing, covenant package and roles) (such notice, the “DIP Offer”! at least 10 Business Days prior to the consummation of such Proposed DIP and (y) such Additional ABL Agent or Additional ABL Secured Party, as applicable, hereby unconditionally and irrevocably grants to the ABL Agent and the ABL Credit Agreement Lenders the right, but not an obligation, to enter into and consummate a DIP Financing either (A) on the terms and conditions set forth in the DIP Offer, or (B) on the terms and conditions (including with respect to facility type, tenor, amounts, collateral, obligors, fees, pricing, covenant package and roles) no less advantageous to the Credit Parties than the terms and conditions (including with respect to facility type, tenor, amounts, collateral, obligors, fees, pricing, covenant package and roles) of the Proposed DIP specified in the DIP Offer (collectively, the “Right of Last Refusal”).

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(ii)            To exercise its Right of Last Refusal, the ABL Agent or any ABL Credit Agreement Lender shall, within 10 Business Days after receipt by the ABL Agent of the DIP Offer, deliver a written notice to the Company Representative and each Additional ABL Agent, which shall either specify that the ABL Agent or such ABL Credit Agreement Lender is willing to provide the DIP Financing on the terms of the DIP Offer (such notice, the “Matching DIP Offer”! or provide the material terms and conditions (including with respect to facility type, tenor, amounts, collateral, obligors, fees, pricing, covenant package and roles) of a DIP Financing that the ABL Agent or such ABL Credit Agreement Lender is willing to provide (such notice, the “Alternative DIP Offer”). If the ABL Agent or any ABL Credit Agreement Lender provides a Matching DIP Offer within the time period specified in the preceding sentence, each Additional ABL Agent and Additional ABL Secured Party agrees not to provide (other than in its capacity as ABL Agent or ABL Credit Agreement Lender, if applicable), and not to directly or indirectly support or act in concert with any other party to provide, any DIP Financing and agrees that in such event the ABL Agent or such ABL Credit Agreement Lender shall have the sole right as between the parties hereto to provide any DIP Financing.

(iii)            If the Company Representative agrees to proceed with a Matching DIP Offer or an Alternative DIP Offer, then in each such case without limiting any of the provisions of Section 6.1(a) or 6.1(b), each Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that it will raise no objection, and will not directly or indirectly support or act in concert with any other party in raising an objection, to such DIP Financing provided pursuant to such Matching DIP Offer or Alternative DIP Offer, as the case may be, or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Additional ABL Agent securing the Additional ABL Obligations or on any other grounds (and will not request any adequate protection solely as a result of such applicable DIP Financing), so long as (I) such Additional ABL Agent retains its Lien on the Collateral to secure the Additional ABL Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code) and such Lien has the same priority as existed prior to the commencement of the case under the Bankruptcy Code (subject only to any “super-priority” of the Liens securing such DIP Financing) and (2) if the ABL Agent and/or any ABL Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the ABL Obligations, as the case may be, such Additional ABL Agent may seek and receive an adequate protection Lien on such post-petition assets of the debtor to secure the Additional ABL Obligations; provided that (A) such Liens in favor of the ABL Agent and any Additional ABL Agent shall be subject to the provisions of Section 6.1(d) and (B) the foregoing provisions of this Section 6. Bel shall not prevent any Additional ABL Agent or any Additional ABL Secured Parties from objecting to any provision in any DIP Financing relating to any provision or content of a Plan of Reorganization that is not a Conforming Plan of Reorganization.

(c)            All Liens granted to the ABL Agent, the [Cash Flow] Agent or any Additional Agent in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement; provided, however, that the foregoing shall not alter the super-priority of any Liens securing any DIP Financing in accordance with this Section 6.1.

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Section 6.2         Relief from Stay. Until the Discharge of ABL Collateral Obligations, the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, and any Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the ABL Priority Collateral without the ABL Collateral Representative’s express written consent. Until the Discharge of [Cash Flow] Collateral Obligations, the ABL Agent, on behalf of itself and the ABL Secured Parties, and any Additional ABL Agent, on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Non-ABL Priority Collateral without the [Cash Flow] Collateral Representative’s express written consent. In addition, none of the [Cash Flow] Agent (including in its capacity as [Cash Flow] Collateral Representative, if applicable), the ABL Agent (including in its capacity as ABL Collateral Representative, if applicable) nor any Additional Agent (including in its capacity as [Cash Flow] Collateral Representative or ABL Collateral Representative, if and as applicable) shall seek any relief from the automatic stay with respect to any Collateral without providing 30 days’ prior written notice to each other Party, unless such period is agreed in writing by the ABL Agent, the [Cash Flow] Agent and each Additional Agent to be modified.

Section 6.3         No Contest. (a) The [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, agrees that, prior to the Discharge of ABL Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (n) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1] are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement. Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that, prior to the Discharge of ABL Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (i) any request by the ABL Agent or any ABL Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1). or (ii) any objection by the ABL Agent or any ABL Secured Party to any motion, relief, action, or proceeding based on a claim by the ABL Agent or any ABL Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the ABL Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties).

(b)            The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of [Cash Flow] Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (j) any request by the [Cash Flow] Agent or any [Cash Flow] Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by the [Cash Flow] Agent or any [Cash Flow] Secured Party to any motion, relief, action or proceeding based on a claim by the [Cash Flow] Agent or any [Cash Flow] Secured Party that its interests in the Collateral (unless in contravention of Section 6.1] are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the [Cash Flow] Agent as adequate protection of its interests are subject to this Agreement. Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that, prior to the Discharge of [Cash Flow] Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (j) any request by the [Cash Flow] Agent or any [Cash Flow] Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1). or (ii) any objection by the [Cash Flow] Agent or any [Cash Flow] Secured Party to any motion, relief, action or proceeding based on a claim by the [Cash Flow] Agent or any [Cash Flow] Secured Party that its interests in the Collateral (unless in contravention of Section 6.1] are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to the [Cash Flow] Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties).

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(c)            The [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, agrees that, prior to the Discharge of Additional Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (j) any request by any Additional Agent or any Additional Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1). or (ii) any objection by any Additional Agent or any Additional Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Agent or any Additional Secured Party that its interests in the Collateral (unless in contravention of Section 6.1] are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Additional Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties). The ABL Agent, on behalf of itself and the ABL Secured Parties, agrees that, prior to the Discharge of Additional Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (i) any request by any Additional Agent or any Additional Secured Party for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1), or (ii) any objection by any Additional Agent or any Additional Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Agent or any Additional Secured Party that its interests in the Collateral (unless in contravention of Section 6.1) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Additional Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties). Any Additional Agent, on behalf of itself and any Additional Secured Parties represented thereby, agrees that, prior to the applicable Discharge of Additional Obligations, none of them shall directly or indirectly contest (or support any other Person contesting) (a) any request by any other Additional Agent or any Additional Secured Party represented by such other Additional Agent for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1),or (b) any objection by such other Additional Agent or any Additional Secured Party to any motion, relief, action, or proceeding based on a claim by any Additional Agent or any Additional Secured Party represented by such other Additional Agent that its interests in the Collateral (unless in contravention of Section 6.1] are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Additional Agent as adequate protection of its interests are subject to this Agreement (except as may be separately otherwise agreed in writing by and between such Additional Agents, in each case on behalf of itself and the Additional Secured Parties represented thereby).

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Section 6.4           Asset Sales. The [Cash Flow] Agent agrees, on behalf of itself and the [Cash Flow] Secured Parties, and any Additional [Cash Flow] Agent agrees, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, that it will not oppose any sale consented to by the ABL Agent, any Additional ABL Agent or the ABL Collateral Representative of any ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement. The ABL Agent agrees, on behalf of itself and the ABL Secured Parties, and each Additional ABL Agent agrees, on behalf of itself and any Additional ABL Secured Parties represented thereby, that it will not oppose any sale consented to by the [Cash Flow] Agent, any Additional [Cash Flow] Agent or the [Cash Flow] Collateral Representative of any Non-ABL Priority Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

Section 6.5           Separate Grants of Security and Separate Classification. Each [Cash Flow] Secured Party, the [Cash Flow] Agent, each Additional [Cash Flow] Secured Party and each Additional [Cash Flow] Agent, on the one hand, and each ABL Secured Party, the ABL Agent, each Additional ABL Secured Party and each Additional ABL Agent, on the other hand, acknowledges and agrees that (i) the grants of Liens pursuant to the ABL Collateral Documents, the [Cash Flow] Collateral Documents, the Additional [Cash Flow] Collateral Documents and the Additional ABL Collateral Documents constitute separate and distinct grants of Liens and (n) because of, among other things, their differing rights in the Collateral, the [Cash Flow] Obligations and Additional [Cash Flow] Obligations are fundamentally different from the ABL Obligations and the Additional ABL Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of any two or more of the ABL Secured Parties, the Additional ABL Secured Parties, the [Cash Flow] Secured Parties and the Additional [Cash Flow] Secured Parties, in respect of the Collateral constitute a single secured claim (rather than separate classes of senior and junior secured claims), then the ABL Secured Parties, the [Cash Flow] Secured Parties, any Additional [Cash Flow] Secured Parties and any Additional ABL Secured Parties hereby acknowledge and agree that all distributions shall be made as if there were separate classes of such ABL Obligation claims, Additional ABL Obligation claims, [Cash Flow] Obligation claims and Additional [Cash Flow] Obligation claims against the Credit Parties (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the Non-ABL Priority Collateral, as applicable, is sufficient (for this purpose ignoring all claims held by the other Secured Parties), the ABL Secured Parties, the Additional ABL Secured Parties, the [Cash Flow] Secured Parties or the Additional [Cash Flow] Secured Parties, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from each applicable pool of Priority Collateral for each of the ABL Secured Parties, Additional ABL Secured Parties, the [Cash Flow] Secured Parties and the Additional [Cash Flow] Secured Parties, before any distribution is made from the applicable pool of Priority Collateral in respect of the claims held by the other applicable Secured Parties, with such other Secured Parties hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from the applicable pool of Priority Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, and any other Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, with respect to the Additional Obligations owing to any of such Additional Agent and Additional Secured Parties.

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Section 6.6           Enforceability. The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code.

Section 6.7           ABL Obligations Unconditional. All rights of the ABL Agent hereunder, and all agreements and obligations of the [Cash Flow] Agent, any Additional Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)            any lack of validity or enforceability of any ABL Document;

(ii)           any change in the time, place or manner of payment of, or in any other term of, all or any portion of the ABL Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any ABL Document;

(iii)          any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the ABL Obligations or any guarantee thereof; or

(iv)          any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the ABL Obligations, or of any of the [Cash Flow] Agent, any Additional Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.8           [Cash Flow] Obligations Unconditional. All rights of the [Cash Flow] Agent hereunder, and all agreements and obligations of the ABL Agent, any Additional Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

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(i)            any lack of validity or enforceability of any [Cash Flow] Document;

(ii)           any change in the time, place or manner of payment of, or in any other term of, all or any portion of the [Cash Flow] Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any [Cash Flow] Document;

(iii)          any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the [Cash Flow] Obligations or any guarantee thereof; or

(iv)          any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the [Cash Flow] Obligations, or of any of the ABL Agent, any Additional Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.9           Additional Obligations Unconditional. All rights of any Additional Agent hereunder, and all agreements and obligations of the ABL Agent, the [Cash Flow] Agent and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:

(i)            any lack of validity or enforceability of any Additional Document;

(ii)           any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Additional Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Additional Document;

(iii)          any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Additional Obligations or any guarantee thereof; or

(iv)          any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Additional Obligations, or of any of the ABL Agent, the [Cash Flow] Agent or any Credit Party, to the extent applicable, in respect of this Agreement.

Section 6.10         Adequate Protection. Except to the extent expressly provided in Section 6.1 and this Section 6.10, nothing in this Agreement shall limit the rights of (x) the ABL Agent and the ABL Secured Parties, (y) the [Cash Flow] Agent and the [Cash Flow] Secured Parties, or (z) any Additional Agent and any Additional Secured Parties, respectively, from seeking or requesting adequate protection with respect to their interests in the applicable Priority Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that:

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(a)           in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Non-ABL Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that the [Cash Flow] Agent may also seek and obtain a senior Lien on such collateral as security for the [Cash Flow] Obligations and that any such Liens on such collateral securing the ABL Obligations and the [Cash Flow] Obligations shall be subject to the terms of this Agreement;

(b)           in the event that the ABL Agent, on behalf of itself or any of the ABL Secured Parties, seeks or requests adequate protection in respect of the ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Non-ABL Priority Collateral, then the ABL Agent, on behalf of itself and each of the ABL Secured Parties, agrees that any Additional [Cash Flow] Agent may seek and obtain a senior Lien on such collateral as security for the Additional [Cash Flow] Obligations and that any such Lien on such collateral securing the ABL Obligations and the Additional [Cash Flow] Obligations shall be subject to the terms of this Agreement (including as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties);

(c)           in the event that the [Cash Flow] Agent, on behalf of itself or any of the [Cash Flow] Secured Parties, seeks or requests adequate protection in respect of the [Cash Flow] Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the [Cash Flow] Agent, on behalf of itself and each of the [Cash Flow] Secured Parties, agrees that the ABL Agent may seek and obtain a senior Lien on such collateral as security for the ABL Obligations and that any such Lien on such collateral securing the [Cash Flow] Obligations and the ABL Obligations shall be subject to the terms of this Agreement;

(d)           in the event that the [Cash Flow] Agent, on behalf of itself or any of the [Cash Flow] Secured Parties, seeks or requests adequate protection in respect of the [Cash Flow] Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then the [Cash Flow] Agent, on behalf of itself and each of the [Cash Flow] Secured Parties, agrees that any Additional ABL Agent may seek and obtain a senior Lien on such collateral as security for the Additional ABL Obligations and that any such Lien on such collateral securing the [Cash Flow] Obligations and the Additional ABL Obligations shall be subject to the terms of this Agreement;

(e)           in the event that any Additional [Cash Flow] Agent, on behalf of itself or any Additional [Cash Flow] Secured Parties, seeks or requests adequate protection in respect of the Additional [Cash Flow] Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees that the ABL Agent may seek and obtain a senior Lien on such collateral as security for the ABL Obligations and that any such Lien on such collateral securing the Additional [Cash Flow] Obligations and the ABL Obligations shall be subject to the terms of this Agreement;

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(f)            in the event that any Additional [Cash Flow] Agent, on behalf of itself or any Additional [Cash Flow] Secured Parties, seeks or requests adequate protection in respect of the Additional [Cash Flow] Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute ABL Priority Collateral, then such Additional [Cash Flow] Agent, on behalf of itself and any Additional [Cash Flow] Secured Party represented thereby, agrees that any Additional ABL Agent may seek and obtain a senior Lien on such collateral as security for the Additional ABL Obligations and that any such Lien on such collateral securing the Additional [Cash Flow] Obligations and the Additional ABL Obligations shall be subject to the terms of this Agreement;

(g)           in the event that any Additional ABL Agent, on behalf of itself or any Additional ABL Secured Party, seeks or requests adequate protection in respect of the Additional ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Non-ABL Priority Collateral, then such Additional ABL Agent, on behalf of itself and any Additional ABL Secured Party represented thereby, agrees that the [Cash Flow] Agent may seek and obtain a senior Lien on such collateral as security for the [Cash Flow] Obligations and that any such Lien on such collateral securing the Additional ABL Obligations and the [Cash Flow] Obligations shall be subject to the terms of this Agreement; and

(h)           in the event that any Additional ABL Agent, on behalf of itself or any Additional ABL Secured Party, seeks or requests adequate protection in respect of the Additional ABL Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Non-ABL Priority Collateral, then such Additional ABL Agent, on behalf of itself and any Additional ABL Secured Party represented thereby, agrees that any Additional [Cash Flow] Agent may seek and obtain a senior Lien on such collateral as security for the Additional [Cash Flow] Obligations and that any such Lien on such collateral securing the Additional ABL Obligations and the Additional [Cash Flow] Obligations shall be subject to the terms of this Agreement (including as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby).

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ARTICLE 7

Miscellaneous

Section 7.1           Rights of Subrogation. The [Cash Flow] Agent, for and on behalf of itself and the [Cash Flow] Secured Parties, agrees that no payment by the [Cash Flow] Agent or any [Cash Flow] Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle the [Cash Flow] Agent or any [Cash Flow] Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as the [Cash Flow] Agent or any [Cash Flow] Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are promptly paid by such Person upon request for payment thereof.

The [Cash Flow] Agent, for and on behalf of itself and the [Cash Flow] Secured Parties, agrees that no payment by the [Cash Flow] Agent or any [Cash Flow] Secured Party to any Additional ABL Agent or any Additional ABL Secured Party represented thereby pursuant to the provisions of this Agreement shall entitle the [Cash Flow] Agent or any [Cash Flow] Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional ABL Obligations with respect to the Additional ABL Obligations owed to such Additional ABL Secured Parties shall have occurred. Following the Discharge of Additional ABL Obligations with respect to the Additional ABL Obligations owed to such Additional ABL Secured Parties, such Additional ABL Agent agrees to execute such documents, agreements, and instruments as the [Cash Flow] Agent or any [Cash Flow] Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the applicable Additional ABL Obligations resulting from payments to such Additional ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional ABL Agent are promptly paid by such Person upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to the [Cash Flow] Agent or any [Cash Flow] Secured Party pursuant to the provisions of this Agreement shall entitle the ABL

Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of [Cash Flow] Obligations shall have occurred. Following the Discharge of [Cash Flow] Obligations, the [Cash Flow] Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the [Cash Flow] Obligations resulting from payments to the [Cash Flow] Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the [Cash Flow] Agent are promptly paid by such Person upon request for payment thereof.

The ABL Agent, for and on behalf of itself and the ABL Secured Parties, agrees that no payment by the ABL Agent or any ABL Secured Party to any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party represented thereby pursuant to the provisions of this Agreement shall entitle the ABL Agent or any ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional [Cash Flow] Obligations with respect to the Additional [Cash Flow] Obligations owed to such Additional [Cash Flow] Secured Parties shall have occurred. Following the Discharge of Additional [Cash Flow] Obligations with respect to the Additional [Cash Flow] Obligations owed to such Additional [Cash Flow] Secured Parties, such Additional [Cash Flow] Agent agrees to execute such documents, agreements, and instruments as the ABL Agent or any ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the applicable Additional [Cash Flow] Obligations resulting from payments to such Additional [Cash Flow] Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional [Cash Flow] Agent are promptly paid by such Person upon request for payment thereof.

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Any Additional [Cash Flow] Agent, for and on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees that no payment by such Additional [Cash Flow] Agent or any such Additional [Cash Flow] Secured Party to the ABL Agent or any ABL Secured Party pursuant to the provisions of this Agreement shall entitle such Additional [Cash Flow] Agent or any such Additional [Cash Flow] Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of ABL Obligations shall have occurred. Following the Discharge of ABL Obligations, the ABL Agent agrees to execute such documents, agreements, and instruments as such Additional [Cash Flow] Agent or any such Additional [Cash Flow] Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the ABL Obligations resulting from payments to the ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the ABL Agent are promptly paid by such Person upon request for payment thereof.

Any Additional [Cash Flow] Agent, for and on behalf of itself and any Additional [Cash Flow] Secured Parties represented thereby, agrees that no payment by such Additional [Cash Flow] Agent or any such Additional [Cash Flow] Secured Party to any Additional ABL Agent or any Additional ABL Secured Party pursuant to the provisions of this Agreement shall entitle such Additional [Cash Flow] Agent or any such Additional [Cash Flow] Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional ABL Obligations with respect to the Additional ABL Obligations owed to such Additional ABL

Secured Parties shall have occurred. Following the Discharge of Additional ABL Obligations with respect to the Additional ABL Obligations owed to such Additional ABL Secured Parties, any Additional ABL Agent agrees to execute such documents, agreements, and instruments as such Additional [Cash Flow] Agent or any such Additional [Cash Flow] Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Additional ABL Obligations resulting from payments to such Additional ABL Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional ABL Agent are promptly paid by such Person upon request for payment thereof.

Any Additional ABL Agent, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that no payment by such Additional ABL Agent or any such Additional ABL Secured Party to the [Cash Flow] Agent or any [Cash Flow] Secured Party pursuant to the provisions of this Agreement shall entitle such Additional ABL Agent or any such Additional ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of [Cash Flow] Obligations shall have occurred. Following the Discharge of [Cash Flow] Obligations, the [Cash Flow] Agent agrees to execute such documents, agreements, and instruments as such Additional ABL Agent or any such Additional ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the [Cash Flow] Obligations resulting from payments to the [Cash Flow] Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by the [Cash Flow] Agent are promptly paid by such Person upon request for payment thereof.

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Any Additional ABL Agent, for and on behalf of itself and any Additional ABL Secured Parties represented thereby, agrees that no payment by such Additional ABL Agent or any such Additional ABL Secured Party to any Additional [Cash Flow] Agent or any Additional [Cash Flow] Secured Party pursuant to the provisions of this Agreement shall entitle such Additional ABL Agent or any such Additional ABL Secured Party to exercise any rights of subrogation in respect thereof until the Discharge of Additional [Cash Flow] Obligations with respect to the Additional [Cash Flow] Obligations owed to such Additional [Cash Flow] Secured Parties shall have occurred. Following the Discharge of Additional [Cash Flow] Obligations with respect to the Additional [Cash Flow] Obligations owed to such Additional [Cash Flow] Secured Parties, any Additional [Cash Flow] Agent agrees to execute such documents, agreements, and instruments as such Additional ABL Agent or any such Additional ABL Secured Party may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Additional [Cash Flow] Obligations resulting from payments to such Additional [Cash Flow] Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Additional [Cash Flow] Agent are promptly paid by such Person upon request for payment thereof.

Section 7.2           Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however. that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3           Representations. The [Cash Flow] Agent represents and warrants to the ABL Agent and any Additional Agent that it has the requisite power and authority under the [Cash Flow] Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the [Cash Flow] Secured Parties. The ABL Agent represents and warrants to the [Cash Flow] Agent and any Additional Agent that it has the requisite power and authority under the ABL Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the ABL Secured Parties. Any Additional Agent represents and warrants to the [Cash Flow] Agent, the ABL Agent and any other Additional Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and any Additional Secured Parties represented thereby.

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Section 7.4           Amendments. (a) No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by the [Cash Flow] Agent, the ABL Agent and any Additional Agent. Notwithstanding the foregoing, the Company Representative may, without the consent of any Party hereto, add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement in substantially the form of Exhibit C attached hereto as provided for in the definition of “ABL Credit Agreement” or “[Cash Flow] Credit Agreement”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise affects in any manner, any provision relating to any Additional Indebtedness that is not then subject hereto, any Additional Agent that is not then a Party, or any Additional Secured Party not then represented by an Additional Agent that is then a Party (including any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other effect upon any such Additional Agent or Additional Secured Party that may at any subsequent time become a Party or beneficiary hereof) shall be effective unless it is consented to in writing by the Company Representative (regardless of whether any such Additional Indebtedness ever becomes subject hereto or any such Additional Agent or Additional Secured Party ever becomes a Party or beneficiary hereof), and any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying any Credit Document, or any term or provision thereof, or any right or obligation of the Company or any other Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Company Representative and each other affected Credit Party. Any separate agreement in writing between Agents, as expressly contemplated under this Agreement, shall be limited in scope and effect to the subject matter thereof as between the parties thereto and shall not be deemed to amend, modify, limit or otherwise affect the provisions of this Agreement (except as between such Agents only and for the limited purpose thereof).

(b)           In the event that the ABL Agent that is the ABL Collateral Representative or the requisite ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Secured Parties, or any ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f), the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each [Cash Flow] Collateral Document and each Additional [Cash Flow] Collateral Document, in each case without the consent of, or any action by, any [Cash Flow] Agent or any [Cash Flow] Secured Party or any Additional [Cash Flow] Agent or Additional [Cash Flow] Secured Party, as applicable; provided, that such amendment, waiver or consent does not materially adversely affect the rights of the [Cash Flow] Secured Parties or the Additional [Cash Flow] Secured Parties, as applicable, or the interests of the [Cash Flow] Secured Parties or the Additional [Cash Flow] Secured Parties, as applicable, in the Non-ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any [Cash Flow] Collateral Document or Additional [Cash Flow] Collateral Document (as applicable) with respect to Intellectual Property owned by such Credit Party as it pertains to the Non-ABL Priority Collateral). The ABL Agent shall give written notice of such amendment, waiver or consent to the [Cash Flow] Agent and each Additional [Cash Flow] Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any [Cash Flow] Collateral Document or any Additional [Cash Flow] Collateral Document as set forth in this Section 7.4(b).

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(c)           In the event that the ABL Agent that is the ABL Collateral Representative or the requisite ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departure from any provisions of, any ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of the ABL Agent, the ABL Secured Parties, or any ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f), the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Additional ABL Collateral Document, in each case without the consent of, or any action by, any Additional ABL Agent or any Additional ABL Secured Party (except as may be separately otherwise agreed in writing by and between such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and the ABL Agent, on behalf of itself and the ABL Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Additional ABL Secured Parties in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any Additional ABL Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral). The ABL Agent shall give written notice of such amendment, waiver or consent to each Additional ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Additional ABL Collateral Document as set forth in this Section 7.4(c).

(d)           In the event that the [Cash Flow] Agent that is the [Cash Flow] Collateral Representative or the requisite [Cash Flow] Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any [Cash Flow] Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any [Cash Flow] Collateral Document relating to the Non-ABL Priority Collateral or changing in any manner the rights of the [Cash Flow] Agent, the [Cash Flow] Secured Parties, or any [Cash Flow] Credit Party with respect to the Non-ABL Priority Collateral (including, subject to Section 2.4(f), the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document and each Additional ABL Collateral Document, in each case without the consent of, or any action by, the ABL Agent or any ABL Secured Party or any Additional ABL Agent or Additional ABL Secured Party, as applicable (except as may be separately otherwise agreed in writing by and between the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, and (x) the ABL Agent, on behalf of itself and the ABL Secured Parties, and (y) any Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties or the Additional ABL Secured Parties, as applicable, in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document or Additional ABL Collateral Document (as applicable) with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral). The [Cash Flow] Agent shall give written notice of such amendment, waiver or consent to the ABL Agent and each Additional ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document or Additional ABL Collateral Document as set forth in this Section 7.4(d).

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(e)           In the event that the [Cash Flow] Agent that is the [Cash Flow] Collateral Representative or the requisite [Cash Flow] Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any [Cash Flow] Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any [Cash Flow] Collateral Document relating to the Non-ABL Priority Collateral or changing in any manner the rights of the [Cash Flow] Agent, the [Cash Flow] Secured Parties, or any [Cash Flow] Credit Party with respect to the Non-ABL Priority Collateral (including, subject to Section 2.4(f),the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Additional [Cash Flow] Collateral Document without the consent of, or any action by, any Additional [Cash Flow] Agent or Additional [Cash Flow] Secured Party (except as may be separately otherwise agreed in writing by and between such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the Additional [Cash Flow] Secured Parties in the Collateral (including any license or right of use granted to them by any Credit Party pursuant to any Additional [Cash Flow] Collateral Document with respect to Intellectual Property owned by such Credit Party as it pertains to the Non-ABL Priority Collateral). The applicable [Cash Flow] Agent shall give written notice of such amendment, waiver or consent to each Additional [Cash Flow] Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Additional [Cash Flow] Collateral Document as set forth in this Section 7.4(e).

(f)            In the event that any Additional [Cash Flow] Agent that is the [Cash Flow] Collateral Representative or the requisite Additional [Cash Flow] Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional [Cash Flow] Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional [Cash Flow] Collateral Document relating to the Non-ABL Priority Collateral or changing in any manner the rights of the Additional [Cash Flow] Agent, the Additional [Cash Flow] Secured Parties, or any Additional [Cash Flow] Credit Party with respect to the Non-ABL Priority Collateral (including, subject to Section 2.4(f), the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document and each Additional ABL Collateral Document, in each case without the consent of, or any action by, the ABL Agent or any ABL Secured Party or any Additional ABL Agent or Additional ABL Secured Party, as applicable (except as may be separately otherwise agreed in writing by and between (x) such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and (y) the ABL Agent, on behalf of itself and the ABL Secured Parties, or such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties or the Additional ABL Secured Parties, as applicable, in the ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document or Additional ABL Collateral Document (as applicable) with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral). The applicable Additional [Cash Flow] Agent shall give written notice of such amendment, waiver or consent to the ABL Agent and each Additional ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document or Additional ABL Collateral Document as set forth in this Section 7.4(f).

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(g)           In the event that any Additional [Cash Flow] Agent that is the [Cash Flow] Collateral Representative or the requisite Additional [Cash Flow] Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional [Cash Flow] Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional [Cash Flow] Collateral Document relating to the Non-ABL Priority Collateral or changing in any manner the rights of the Additional [Cash Flow] Agent, the Additional [Cash Flow] Secured Parties, or any Additional [Cash Flow] Credit Party with respect to the Non-ABL Priority Collateral (including, subject to Section 2.4(f), the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each [Cash Flow] Collateral Document and (with respect to any other Additional [Cash Flow] Credit Facility) each Additional [Cash Flow] Collateral Document, in each case without the consent of, or any action by, the [Cash Flow] Agent or any [Cash Flow] Secured Party or (with respect to any other Additional [Cash Flow] Credit Facility) any other Additional [Cash Flow] Agent or related Additional [Cash Flow] Secured Party, as applicable (except as may be separately otherwise agreed in writing by and between (x) such Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby, and (y) the [Cash Flow] Agent, on behalf of itself and the [Cash Flow] Secured Parties, or such other Additional [Cash Flow] Agent, on behalf of itself and the Additional [Cash Flow] Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the [Cash Flow] Secured Parties or such other Additional [Cash Flow] Secured Parties, as applicable, in the Collateral (including any license or right of use granted to them by any Credit Party pursuant to any [Cash Flow] Collateral Document or Additional [Cash Flow] Collateral Document (as applicable) with respect to Intellectual Property owned by such Credit Party as it pertains to the Non-ABL Priority Collateral). The applicable Additional [Cash Flow] Agent shall give written notice of such amendment, waiver or consent to the [Cash Flow] Agent and each such other Additional [Cash Flow] Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any [Cash Flow] Collateral Document or Additional [Cash Flow] Collateral Document as set forth in this Section 7.4(g).

(h)           In the event that any Additional ABL Agent that is the ABL Collateral Representative or the requisite Additional ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of any Additional ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of such Additional ABL Agent, such Additional ABL Secured Parties, or any Additional ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f), the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each [Cash Flow] Collateral Document and each Additional [Cash Flow] Collateral Document, in each case without the consent of, or any action by, the [Cash Flow] Agent or any [Cash Flow] Secured Party or any Additional [Cash Flow] Agent or Additional [Cash Flow] Secured Party, as applicable; provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the [Cash Flow] Secured Parties or the Additional [Cash Flow] Secured Parties, as applicable, in the Non-ABL Priority Collateral (including any license or right of use granted to them by any Credit Party pursuant to any [Cash Flow] Collateral Document or Additional [Cash Flow] Collateral Document (as applicable) with respect to Intellectual Property owned by such Credit Party as it pertains to the Non-ABL Priority Collateral). The applicable Additional ABL Agent shall give written notice of such amendment, waiver or consent to the [Cash Flow] Agent and each Additional [Cash Flow] Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any [Cash Flow] Collateral Document or Additional [Cash Flow] Collateral Document as set forth in this Section 7.4(h).

(i)            In the event that any Additional ABL Agent that is the ABL Collateral Representative or the requisite Additional ABL Secured Parties represented thereby enter into any amendment, waiver or consent in respect of or replacing any Additional ABL Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Additional ABL Collateral Document relating to the ABL Priority Collateral or changing in any manner the rights of such Additional ABL Agent, such Additional ABL Secured Parties, or any Additional ABL Credit Party with respect to the ABL Priority Collateral (including, subject to Section 2.4(f), the release of any Liens thereon), then such amendment, waiver or consent shall apply automatically to any comparable provision of each ABL Collateral Document and (with respect to any other Additional ABL Credit Facility) each Additional ABL Collateral Document, in each case without the consent of, or any action by, the ABL Agent or any ABL Secured Party or (with respect to any other Additional ABL Credit Facility) any other Additional ABL Agent or related Additional ABL Secured Party (except as may be separately otherwise agreed in writing by and between (x) such Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby, and (y) the ABL Agent, on behalf of itself and the ABL Secured Parties, or such other Additional ABL Agent, on behalf of itself and the Additional ABL Secured Parties represented thereby); provided, that such amendment, waiver or consent does not materially adversely affect the rights or interests of the ABL Secured Parties or such other Additional ABL Secured Parties in the Collateral (including any license or right of use granted to them by any Credit Party pursuant to any ABL Collateral Document or Additional ABL Collateral Document (as applicable) with respect to Intellectual Property owned by such Credit Party as it pertains to the ABL Priority Collateral). The applicable Additional ABL Agent shall give written notice of such amendment, waiver or consent to the ABL Agent and each such other Additional ABL Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any ABL Collateral Document or Additional ABL Collateral Document as set forth in this Section 7.401.

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Section 7.5           Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below or, as to each Party, at such other address as may be designated by such Party in a written notice to all of the other Parties.

ABL Agent:	Bank of America, N.A. [ ]

[Cash Flow] Agent:	[ ]

Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.

Section 7.6           No Waiver. Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 7.7           Continuing Agreement. Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Discharge of ABL Obligations, the Discharge of [Cash Flow] Obligations and the Discharge of Additional Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended, or shall be construed, to give any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), the ABL Agent, any ABL Secured Party, the [Cash Flow] Agent, any [Cash Flow] Secured Party, any Additional Agent or any Additional Secured Party may assign or otherwise transfer all or any portion of the ABL Obligations, the [Cash Flow] Obligations or any Additional Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to the ABL Agent, the [Cash Flow] Agent, such ABL Secured Party, such [Cash Flow] Secured Party, such Additional Agent or such Additional Secured Party, as the case may be, herein or otherwise. The ABL Secured Parties, the [Cash Flow] Secured Parties and any Additional Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

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Section 7.8           Governing Law: Entire Agreement. The validity, performance and enforcement of this Agreement, and the rights and obligations of the parties under this Agreement, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the laws of another jurisdiction. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9           Counterparts. This Agreement may be executed by one or more of the parties to this Agreement in any number of separate counterparts (including by telecopy or other electronic transmission), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Company Representative and to each Agent.

Section 7.10         No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the Parties hereto and its respective successors and assigns and shall inure to the benefit of each of the ABL Agent, the ABL Secured Parties, the [Cash Flow] Agent, the [Cash Flow] Secured Parties, each Additional Agent, the Additional Secured Parties and the Company and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11         Designation of Additional Indebtedness: Joinder of Additional Agents. (a) The Company Representative may designate any Additional Indebtedness complying with the requirements of the definition of “Additional Indebtedness” as Additional Indebtedness, and as either Additional ABL Indebtedness or Additional [Cash Flow] Indebtedness, for purposes of this Agreement, upon complying with the following conditions:

(i)            one or more Additional Agents for one or more Additional Secured Parties in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Company Representative or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to the ABL Agent, the [Cash Flow] Agent and any other Additional Agent then party to this Agreement;

(ii)           at least five Business Days (unless a shorter period is agreed in writing by the Parties and the Company Representative) prior to delivery of the Additional Indebtedness Joinder, the Company Representative shall have delivered to the ABL Agent, the [Cash Flow] Agent and any other Additional Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);

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(iii)          the Company Representative shall have executed and delivered to the ABL Agent, the [Cash Flow] Agent and any other Additional Agent then party to this Agreement an Additional Indebtedness Designation, with respect to such Additional Indebtedness, which Additional Indebtedness Designation shall designate such Additional Indebtedness as Additional ABL Indebtedness or Additional [Cash Flow] Indebtedness, as the case may be; and

(iv)          all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to the ABL Agent, the [Cash Flow] Agent and any other Additional Agent then party to this Agreement.

(b)           Upon satisfaction of the foregoing conditions, (i) the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Secured Party shall constitute an “Additional Secured Party”, and any Additional Agent for any such Additional Secured Party shall constitute an “Additional Agent”, (ii) any designated Additional [Cash Flow] Indebtedness shall constitute “Additional [Cash Flow] Indebtedness”, any Additional [Cash Flow] Credit Facility under which such Additional [Cash Flow] Indebtedness is or may be incurred shall constitute an “Additional [Cash Flow] Credit Facility”, any holder of such Additional [Cash Flow] Indebtedness or other applicable Additional [Cash Flow] Secured Party shall constitute an “Additional [Cash Flow] Secured Party”, and any Additional [Cash Flow] Agent for any such Additional [Cash Flow] Secured Party shall constitute an “Additional [Cash Flow] Agent” and (in) any designated Additional ABL Indebtedness shall constitute “Additional ABL Indebtedness”, any Additional ABL Credit Facility under which such Additional ABL Indebtedness is or may be incurred shall constitute an “Additional ABL Credit Facility”, any holder of such Additional ABL Indebtedness or other applicable Additional ABL Secured Party shall constitute an “Additional ABL Secured Party”, and any Additional ABL Agent for any such Additional ABL Secured Party shall constitute an “Additional ABL Agent”, in each case for all purposes under this Agreement. The date on which the foregoing conditions shall have been satisfied with respect to such Additional Indebtedness is herein called the “Additional Effective Date”. Prior to the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to include or take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the [Cash Flow] Agent and any other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to include and take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the [Cash Flow] Agent and any other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

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(c)            In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the ABL Agent, the [Cash Flow] Agent and any Additional Agent then party hereto agrees at the Company’s expense (x) to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any [Cash Flow] Collateral Documents, ABL Collateral Documents or Additional Collateral Documents, as applicable, and any blocked account, control or other agreements relating to any security interest in Control Collateral or Cash Collateral, and to make or consent to any filings or take any other actions, as may be reasonably deemed by the Company Representative to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by this Agreement), provided that such amendment, restatement, waiver or supplement does not adversely affect the validity, perfection or priority of the Lien of such Agent (subject, as to priority, to the provisions of this Agreement) and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12         [Cash Flow] Collateral Representative and ABL Collateral Representative: Notice of Change. The [Cash Flow] Collateral Representative shall act for and bind the [Cash Flow] Collateral Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite [Cash Flow] Holders from time to time. Until a Party (other than the existing [Cash Flow] Collateral Representative) receives written notice from the existing [Cash Flow] Collateral Representative, in accordance with Section 7.5, of a change in the identity of the [Cash Flow] Collateral Representative, such Party shall be entitled to act as if the existing [Cash Flow] Collateral Representative is in fact the [Cash Flow] Collateral Representative. Each Party (other than the existing [Cash Flow] Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the [Cash Flow] Collateral Representative which facially appears to be from the then existing [Cash Flow] Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing [Cash Flow] Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the [Cash Flow] Collateral Representative.

The ABL Collateral Representative shall act for and bind the ABL Collateral Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction of the Requisite ABL Holders from time to time. Until a Party (other than the existing ABL Collateral Representative) receives written notice from the existing ABL Collateral Representative, in accordance with Section 7.5, of a change in the identity of the ABL Collateral Representative, such Party shall be entitled to act as if the existing ABL Collateral Representative is in fact the ABL Collateral Representative. Each Party (other than the existing ABL Collateral Representative) shall be entitled to rely upon any written notice of a change in the identity of the ABL Collateral Representative which facially appears to be from the then existing ABL Collateral Representative and is delivered in accordance with Section 7.5 and such Agent shall not be required to inquire into the veracity or genuineness of such notice. Each existing ABL Collateral Representative from time to time agrees to give prompt written notice to each Party of any change in the identity of the ABL Collateral Representative.

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Section 7.13         Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Secured Parties, the [Cash Flow] Secured Parties and any Additional Secured Parties, respectively. Nothing in this Agreement is intended to or shall impair the rights of the Company or any other Credit Party, or the obligations of the Company or any other Credit Party to pay the ABL Obligations, the [Cash Flow] Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms. The provisions of any separate agreement in writing between Agents, as expressly contemplated under this Agreement, shall define the relative rights of the parties thereto with respect to the subject matter thereof only and shall have no effect on the rights of any other Parties.

Section 7.14         Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.15         Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing Party in such dispute, arbitration, litigation, or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.16         VENUE: JURY TRIAL WAIVER. (a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY (I) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, (II) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND AGREES NOT TO PLEAD OR CLAIM THE SAME, (III) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE APPLICABLE PARTY AT THE ADDRESS SPECIFIED IN SECTION 7.5 OR AT SUCH OTHER ADDRESS OF WHICH THE OTHER PARTIES HERETO SHALL HAVE BEEN NOTIFIED PURSUANT THERETO, (IV) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION AND (V) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY CONSEQUENTIAL OR PUNITIVE DAMAGES.

119

(b)           EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 7.17         Intercreditor Agreement. This Agreement is the “Base Intercreditor Agreement” referred to in the ABL Credit Agreement, the [“Base Intercreditor Agreement”] referred to in the [Cash Flow] Credit Agreement and the [“Base Intercreditor Agreement”] referred to in any Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any ABL Secured Party or any Additional ABL Secured Party to receive payment to the right of any [Cash Flow] Secured Party or any Additional [Cash Flow] Secured Party to receive payment or of any [Cash Flow] Secured Party or any Additional [Cash Flow] Secured Party to receive payment to the right of any ABL Secured Party or any Additional ABL Secured Party to receive payment (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the ABL Secured Parties, or any Additional ABL Secured Parties, on the one hand, and the [Cash Flow] Secured Parties or any Additional [Cash Flow] Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.18         No Warranties or Liability. The [Cash Flow] Agent, the ABL Agent and any Additional Agent each acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Document, any other [Cash Flow] Document or any other Additional Document. Except as otherwise provided in this Agreement, the [Cash Flow] Agent, the ABL Agent and any Additional Agent will be entitled to manage and supervise their respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.19         Conflicts. In the event of any conflict between the provisions of this Agreement, the provisions of any separate agreement in writing between Agents as expressly contemplated by this Agreement, and/or the provisions of any ABL Document, any [Cash Flow] Document or any Additional Document, the provisions of this Agreement, in each case, shall govern. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, the Company or any other Credit Party in the [Cash Flow] Documents, the ABL Documents or any Additional Documents.

Section 7.20         Information Concerning Financial Condition of the Credit Parties. None of the [Cash Flow] Agent, the ABL Agent and any Additional Agent has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of non-payment of the ABL Obligations, the [Cash Flow] Obligations or any Additional Obligations. The [Cash Flow] Agent, the ABL Agent and any Additional Agent hereby agree that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event the [Cash Flow] Agent, the ABL Agent or any Additional Agent, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (A) to provide any such information to such other Party or any other Party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.

Section 7.21         Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 2.5, 4.1, 6.1 and 6.9] shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Facility or any related Credit Document to which such Agent is a party.

[Signature pages follow]

120

IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Secured Parties, and the [Cash Flow] Agent, for and on behalf of itself and the [Cash Flow] Secured Parties, have caused this Agreement to be duly executed and delivered as of the date first above written.

BANK OF AMERICA, N.A.
as the ABL Agent

By:
Name:
Title:

[ ],
as the [Cash Flow] Agent

By:
Name:
Title:

[By:
Name:
Title:]

[SIGNATURE PAGE TO INTERCREDITOR AGREEMENT]

ACKNOWLEDGMENT

Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Secured Parties, the [Cash Flow] Agent, the [Cash Flow] Secured Parties, any Additional Agent and any Additional Secured Parties and will not do any act or perform any obligation which is not in accordance with the agreements set forth in this Agreement.

CREDIT PARTIES:

VERITIV CORPORATION

By:
Name:
Title:

VERITIV CANADA, INC.

By:
Name:
Title:

VERITIV OPERATING COMPANY

By:
Name:
Title:

ALCO REALTY, INC.

By:
Name:
Title:

ALL AMERICAN CONTAINERS OF PUERTO RICO, LLC

By:
Name:
Title:

[SIGNATURE PAGE TO INTERCREDITOR AGREEMENT]

GRAPH COMM HOLDINGS INTERNATIONAL, INC.

By:
Name:
Title:

PAPER CORPORATION OF NORTH AMERICA

By:
Name:
Title:

UNISOURCE INTERNATIONAL HOLDINGS, INC.

By:
Name:
Title:

UNISOURCE INTERNATIONAL HOLDINGS POLAND, INC.

By:
Name:
Title:

VERITIV PUBLISHING & PRINT MANAGEMENT, INC.

By:
Name:
Title:

[ADDITIONAL GUARANTORS]

By:
Name:
Title:

[SIGNATURE PAGE TO INTERCREDITOR AGREEMENT]

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION

DESIGNATION dated as of __________ ___, 20__, by VERITIV OPERATING COMPANY (formerly known as Unisource Worldwide, Inc.) (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [    ] between BANK OF AMERICA, N.A., as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Secured Parties and [     ], as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “[Cash Flow] Agent”) for the [Cash Flow] Secured Parties.20

Reference is made to that certain [insert name of Additional Credit Facility], dated as of__________ ___, 20__ (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Secured Parties] [and Additional Agent, as agent (the “Additional Agent”)].21

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:

Section 1. Representations and Warranties. The Company hereby represents and warrants to the ABL Agent, the [Cash Flow] Agent, and any Additional Agent that:

(1)            the Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement;

(2)            all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied; and

(3)            any applicable requirement that no Event of Default or Specified Default exist or arise from the issuance of such Additional Indebtedness, or any applicable comparable requirement, has been satisfied or waived.

Section 2. Designation of Additional Indebtedness. The Company hereby designates such Additional Indebtedness as Additional Indebtedness and as Additional [ABL] / [Cash Flow] Indebtedness under the Intercreditor Agreement.

20       Revise as appropriate to refer to any successor ABL Agent or [Cash Flow] Agent and to add reference to any previously added Additional Agent.

21       Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Secured Parties and any Additional Agent.

Exhibit A

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.

VERITIV OPERATING COMPANY

By:
Name:
Title:

[SIGNATURE PAGE TO INTERCREDITOR AGREEMENT]

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER

JOINDER, dated as of________      , 20__, among VERITIV OPERATING COMPANY (formerly known as Unisource Worldwide, Inc.) (the “Company”) BANK OF AMERICA, N.A., as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)22 for the ABL Secured Parties, [            ], as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “[Cash Flow] Agent”)23 for the [Cash Flow] Secured Parties, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of [            ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the ABL Agent, [and] the [Cash Flow] Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of Additional Credit Facility], dated as of______      , 20__ (the “Additional Credit Facility”), among [list any applicable Credit Party], [list any applicable Additional Secured Parties (the “Joining Additional Secured Parties”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)24

Section 7.11 of the Intercreditor Agreement permits the Company to designate Additional Indebtedness under the Intercreditor Agreement. The Company has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness and as Additional [ABL] / [Cash Flow] Indebtedness by means of an Additional Indebtedness Designation.

Accordingly, [the Joining Additional Agent, for itself and on behalf of the Joining Additional Secured Parties,]25 hereby agrees with the ABL Agent, the [Cash Flow] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to Be Bound. The [Joining Additional Agent, for itself and on behalf of the Joining Additional Secured Parties,]26 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a party to the Intercreditor Agreement.

22      Revise as appropriate to refer to any successor ABL Agent.

23      Revise as appropriate to refer to any successor [Cash Flow] Agent.

24      Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Secured Parties and any Additional Agent.

25      Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Secured Parties represented thereby.

26      Revise references throughout as appropriate to refer to the party or parties being added.

Exhibit B

Section 2. Recognition of Claims. The ABL Agent (for itself and on behalf of the ABL Secured Parties), the [Cash Flow] Agent (for itself and on behalf of the [Cash Flow] Secured Parties) and [each of] the Additional Agent[s](for itself and on behalf of any Additional Secured Parties represented thereby) hereby agree that the interests of the respective Secured Parties in the Liens granted to the ABL Agent, the [Cash Flow] Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Secured Parties, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Secured Parties as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the [Cash Flow] Agent, any Additional Agent or any Secured Party may be entitled or subject. The ABL Agent (for itself and on behalf of the ABL Secured Parties), the [Cash Flow] Agent (for itself and on behalf of the [Cash Flow] Secured Parties), and any Additional Agent party to the Intercreditor Agreement (for itself and on behalf of any Additional Secured Parties represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for itself and on behalf of the Joining Additional Secured Parties] (a) recognize[s] the existence and validity of the ABL Obligations, the existence and validity of the [Cash Flow] Obligations [and the existence and validity of the Additional Obligations]27 and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the [Cash Flow] Credit Agreement, the other ABL Documents or [Cash Flow] Documents or the Additional Credit Facility or the Additional Documents]28, as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.

Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 4. Miscellaneous. THE VALIDITY, PERFORMANCE AND ENFORCEMENT OF THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE LAWS OF ANOTHER JURISDICTION.

[Add Signatures]

27      Add reference to any previously added Additional Obligations, as appropriate.

28      Add reference to any previously added Additional Credit Facility and related Additional Documents, as appropriate.

[SIGNATURE PAGE TO INTERCREDITOR AGREEMENT]

EXHIBIT C

[ABL CREDIT AGREEMENT] [C ASH FLOW] CREDIT AGREEMENT] [ADDITIONAL CREDIT FACILITY] JOINDER

JOINDER, dated as of ,_____________ 20      , among BANK OF AMERICA, N.A., as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”)29 for the ABL Secured Parties, [            ], as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “[Cash Flow] Agent”)30 for the [Cash Flow] Secured Parties, [list any previously added Additional Agent] [and insert name of additional [Cash Flow] Secured Parties, [Cash Flow] Agent, ABL Secured Parties or ABL Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of [                  ] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”] among the ABL Agent31, [and] the [Cash Flow] Agent32 [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.

Reference is made to that certain [insert name of new facility], dated as of______            , 20__ (the “Joining [ABL Credit Agreement] [[Cash Flow] Credit Agreement][Additional Credit Facility]”], among [list any applicable Credit Party], [list any applicable new ABL Secured Parties, [Cash Flow] Secured Parties or Additional Secured Parties, as applicable (the “Joining [ABL Secured Parties] [[Cash Flow] Secured Parties] [Additional Secured Parties]”]] [and insert name of each applicable Agent (the “Joining [ABL][[Cash Flow]][Additional] Agent”]].33

The Joining [ABL][[Cash Flow]][Additional] Agent, for itself and on behalf of the Joining [ABL Secured Parties][[Cash Flow] Secured Parties][Additional Secured Parties],34 hereby agrees with the Company and the other Grantors, the [ABL][[Cash Flow]][Additional] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:

Section 1. Agreement to Be Bound. The [Joining [ABL][[Cash Flow] [Additional] Agent, for itself and on behalf of the Joining [ABL Secured Parties][[Cash Flow] Secured Parties][Additional Secured Parties],]35 hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [ABL][[Cash Flow]] [Additional] Agent. As of the date hereof, the Joining [ABL Credit Agreement] [[Cash Flow] Credit Agreement] [Additional Credit Facility] shall be deemed [the] [a] [ABL Credit Agreement] [[Cash Flow] Credit Agreement] [Additional Credit Facility] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.

29     Revise as appropriate to refer to any successor ABL Agent.

30     Revise as appropriate to refer to any successor [Cash Flow] Agent.

31     Revise as appropriate to describe predecessor ABL Agent or ABL Secured Parties, if joinder is for a new ABL Credit Agreement.

32     Revise as appropriate to describe predecessor [Cash Flow] Agent or [Cash Flow] Secured Parties, if joinder is for a new [Cash Flow] Credit Agreement.

33     Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.

34     Revise as appropriate to refer to any Agent being added hereby and any Secured Parties represented thereby.

35     Revise references throughout as appropriate to refer to the party or parties being added.

F-1-1

Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [ABL] [[Cash Flow]] [Additional] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

Section 3. Miscellaneous. THE VALIDITY, PERFORMANCE AND ENFORCEMENT OF THIS JOINDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE LAWS OF ANOTHER JURISDICTION.

[ADD SIGNATURES]

F-1-2

EXHIBIT F-1 TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF BORROWING REQUEST

Reference is made to the ABL Credit Agreement, dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as may be further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among Veritiv Corporation, a Delaware corporation, Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1 of the ABL Credit Agreement, the “Parent Borrower”), the Canadian Borrower and each Subsidiary Borrower of the Parent Borrower from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent” and the “ABL Collateral Agent”, collectively the “Agent”), Bank of America, N.A., as an issuing lender, and the other parties thereto. Unless otherwise defined herein, terms defined in the ABL Credit Agreement and used herein shall have the meanings given to them in the ABL Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to subsection 2.2 of the ABL Credit Agreement, of a request for a Borrowing of Loans as follows:

Borrower Name:	____________________

Principal Amount of Borrowing:	$___________________

Date of Borrowing:	_________________, 20____

Type of Loan:

[Eurocurrency Loans] [ABR Loans] [BA Equivalent Loans]

[Interest Period:	Months

F-1-1

[Amount of [Eurocurrency Loans] [BA Equivalent Loans]	________ ________][36]

Loan Denomination:	[Canadian Dollars][Dollars]37]

The requested Borrowing of Loans is to be wired as follows:

[Name of Bank]
[City of Bank]
Beneficiary:
Account No.:
ABA No.:
Attn:

36        Provide only if requested Borrowing is entirely or partly of Eurocurrency Loans or BA Equivalent Loans

37        Provide only if requested Borrowing is entire or partly of ABR Loans.

[Signature Page Follows]

F-1-2

IN WITNESS WHEREOF, the Borrower Representative has caused this Borrowing Request to be executed and delivered by its duly authorized officer to the Agent as of the date first set forth above.

VERITIV OPERATING COMPANY (F/K/A UNISOURCE WORLDWIDE, INC.), as Borrower Representative

By:
Name:
Title:

F-1-3

EXHIBIT F-2 TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF LETTER OF CREDIT REQUEST

Dated [_______], 20[__]38

[Name of Issuing Lender], as Issuing Lender under the ABL Credit Agreement, dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as may be further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among Veritiv Corporation, a Delaware corporation, Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1 of the ABL Credit Agreement, the “Parent Borrower”), the Canadian Borrower and each Subsidiary Borrower of the Parent Borrower from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent” and the “ABL Collateral Agent”, collectively the “Agent”), Bank of America, N.A., as an issuing lender, and the other parties thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the ABL Credit Agreement.

Bank of America, N.A.

[Notice Address]

1        Date of Letter of Credit Request.

 F-2-1

Letter of Credit Issuer: [Name of Issuing Lender]

[________________________]

[________________________]

[________________________]

Attention: [__________]39

Ladies and Gentlemen:

Pursuant to subsection 3.1 of the ABL Credit Agreement, we hereby request that the Issuing Lender referred to above issue a [commercial] [standby] Letter of Credit for the account of the undersigned on [______________]40 (the “Date of Issuance”) in the aggregate amount of [______________]41.

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the ABL Credit Agreement shall have the respective meanings provided therein.

The beneficiary of the requested Letter of Credit will be [______________]42, and such Letter of Credit will be in support of [__________]43 and will have a stated expiration date of [______________]44.

VERITIV OPERATING COMPANY (F/K/A UNISOURCE WORLDWIDE, INC.), as Borrower Representative

By:
Name:
Title:

2        Insert name and address of Issuing Lender.

3        Date of issuance which shall be (x) a Business Day and (y) at least three days from the date hereof (or such shorter period as is acceptable to the respective Issuing Lender in any given case).

4        Insert aggregate amount.

5       Insert name and address of beneficiary.

6        Insert description of relevant obligations.

7        Insert the last date upon which drafts may be presented which, unless otherwise agreed by the Agent, may not be later after its date of issuance.

 F-2-2

EXHIBIT G TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF MORTGAGE

45 This instrument was prepared in consultation with
counsel in the state in which the Premises is
located by the attorney named below and after
recording, please return to:

[______________]
[______________]
[______________]

STATE OF __________________                                                                                                     ___________________________________

COUNTY OF __________________

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT
OF LEASES AND RENTS AND FIXTURE FILING

THIS MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF LEASES AND RENTS AND FIXTURE FILING (the “Mortgage”) is made and entered into as of the [___] day of [____________], 20[__], by [____________], a [____________], with an address as of the date hereof at [____________], Attention: [____________] (the “Mortgagor”), for the benefit of Bank of America, N.A., in its capacity as Administrative Agent and ABL Collateral Agent for the Secured Parties, with an address as of the date hereof at [____________], Attention: [____________] (in such capacity, the “Mortgagee”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement (as defined below).

RECITALS:

WHEREAS, Holding, the [Parent Borrower], the other Borrowers from time to time party thereto, Mortgagee, the Lenders from time to time party thereto, and the other financial institutions from time to time party thereto entered into that certain ABL Credit Agreement, dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as the same may be further amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Veritiv Corporation, a Delaware corporation, Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1 of the ABL Credit Agreement, the “Parent Borrower”), the Canadian Borrower and each Subsidiary Borrower of the Parent Borrower from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent” and the “ABL Collateral Agent”, collectively the “Agent”) and Bank of America, N.A., as an issuing lender;

45       Local counsel to advise as to any recording requirements for the cover page, including need for recording tax notification or a separate tax affidavit.

WHEREAS, the Mortgagor is the owner of the fee simple interest in the real property described on Exhibit A attached hereto and incorporated herein by reference;

WHEREAS, the Credit Agreement contemplates that the Mortgagor shall execute and deliver to the Mortgagee this Mortgage;

WHEREAS, concurrently with the entering into of the Credit Agreement, the [Borrower/Mortgagor] and certain subsidiaries and affiliates thereof have entered into that certain Amended and Restated [[U.S.]46 [Canadian]47 Guarantee and Collateral Agreement, dated as of April 9, 2020 in favor of the Mortgagee (as the same may be further amended, supplemented, waived or otherwise modified from time to time, the “Guarantee and Collateral Agreement”);]48

WHEREAS, this Mortgage is given by the Mortgagor in favor of the Mortgagee for its benefit and the benefit of the other Secured Parties to secure the payment and performance of all of the Obligations (as defined in the Guarantee and Collateral Agreement) of Mortgagor under the Guarantee and Collateral Agreement (such Obligations being hereinafter referred to as the “Obligations”).

W I T N E S S E T H:

The Mortgagor, in consideration of the indebtedness herein recited and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has irrevocably granted, released, sold, remised, bargained, assigned, pledged, warranted, mortgaged, transferred and conveyed, and does hereby grant, release, sell, remise, bargain, assign, pledge, warrant, mortgage, transfer and convey to the Mortgagee and the Mortgagee’s successors and assigns, a continuing security interest in and to, and lien upon, all of the Mortgagor’s right, title and interest in and to the following described land, real property interests, buildings, improvements and fixtures:

(a)            All that tract or parcel of land and other real property interests in [_____________] County, [_____________], as more particularly described in Exhibit A attached hereto and made a part hereof, together with any greater or additional estate therein as hereafter may be acquired by Mortgagor (the “Land”), and all of the Mortgagor’s right, title and interest in and to rights appurtenant thereto, including easement rights;

(b)            All buildings and improvements of every kind and description now or hereafter situated, erected or placed on the Land (the “Improvements”) and all materials, equipment and apparatus and fixtures now or hereafter owned by the Mortgagor and attached to or installed in and used in connection with the aforesaid Land and Improvements (collectively, the “Fixtures”) (hereinafter, the Land, the Improvements and the Fixtures may be collectively referred to as the “Premises.” As used in the Mortgage, the term “Premises” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.); and

46       Include if Mortgagor is a U.S. Loan Party.

47        Include if Mortgagor is a Canadian Loan Party.

48        NTD: GCA descriptions to be finalized once GCA amendment/amendment and restatement mechanics have been confirmed

(c)            Subject to the terms of any applicable Intercreditor Agreement (as defined in the Guarantee and Collateral Agreement), any and all cash proceeds and noncash proceeds from the conversion, voluntary or involuntary, of any of the Premises or any portion thereof into cash or liquidated claims, including (i) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Premises, (ii) payments (in any form whatsoever) made or due and payable to the Mortgagor in connection with any condemnation, seizure or similar proceeding and (iii) other amounts from time to time paid or payable under or in connection with any of the Premises, including, without limitation, refunds of real estate taxes and assessments, including interest thereon, but in each case under this clause (c) excluding Excluded Assets (as defined in the Guarantee and Collateral Agreement).

TO HAVE AND HOLD the same, together with all privileges, hereditaments, easements and appurtenances thereunto belonging, subject to Permitted Liens, to the Mortgagee and the Mortgagee’s successors and assigns to secure the Obligations; provided that, should (i) the Obligations Satisfaction Date (as defined below) occur, or (ii) conditions set forth in the Credit Agreement for the release of this Mortgage be fully satisfied, the lien and security interest of this Mortgage shall cease, terminate and be void and the Mortgagee or its successor or assign shall promptly cause a release of this Mortgage to be filed in the appropriate office; and until such obligations are fully satisfied, it shall remain in full force and virtue.

And, as additional security for the Obligations, subject to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, the Mortgagor hereby unconditionally assigns to the Mortgagee all the security deposits, rents, issues, profits and revenues of the Premises from time to time accruing (the “Rents and Profits”), which assignment constitutes a present, absolute and unconditional assignment and not an assignment for additional security only, reserving only the right to the Mortgagor to collect and apply the same as the Mortgagor chooses as long as no Event of Default has occurred and is continuing.

As additional collateral and further security for the Obligations, subject to the Credit Agreement or the Guarantee and Collateral Agreement, as applicable, the Mortgagor does hereby assign to the Mortgagee and grants to the Mortgagee a security interest in all of the right, title and the interest of the Mortgagor in and to any and all real property leases and rental agreements (collectively, the “Leases”) with respect to the Premises or any part thereof, and the Mortgagor agrees to execute and deliver to the Mortgagee such additional instruments, in form and substance reasonably satisfactory to the Mortgagee, as may hereafter be requested by the Mortgagee to evidence and confirm said assignment; provided, however, that acceptance of any such assignment shall not be construed to impose upon the Mortgagee any obligation with respect thereto.

The Mortgagor covenants, represents and agrees as follows:

ARTICLE I

Obligations Secured

1.1            Obligations. The Mortgagee and the Lenders have agreed to establish a senior secured credit facility in favor of the [Borrowers/Mortgagor] pursuant to the terms of the Credit Agreement. This Mortgage is given to secure the payment and performance by the Mortgagor of the Obligations. [The maximum amount of the obligations secured hereby will not exceed $[__________], plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.]49

1.2            Future Advances. This Mortgage is given to secure the Obligations and the repayment of the aforesaid obligations together with any renewals or extensions or modifications thereof upon the same or different terms or at the same or different rate of interest and also to secure all future advances and re-advances that may subsequently be made to the Borrowers/Mortgagor or any other Loan Party by the Lenders pursuant to the Credit Agreement. The lien of such future advances and re-advances shall relate back to the date of this Mortgage. Portions of the Loans represent revolving credit and letter of credit accommodations, all or any part of which may be advanced to or for the benefit of the [Borrowers/Mortgagor] or the Guarantors, repaid by the [Borrowers/Mortgagor] or the Guarantors and re-advanced to or for the benefit of the [Borrowers/Mortgagor] or the Guarantors from time to time subject to the terms of the Credit Agreement. The Mortgagor agrees that if the outstanding balance of any Obligation or revolving credit or letter of credit accommodation or all of the Loans, principal and interest, is ever repaid to zero, the lien of this Mortgage shall not be or be deemed released or extinguished by operation of law or implied intent of the parties. This Mortgage shall remain in full force and effect as to any further advances made under the Credit Agreement after any such zero balance until the Loans are repaid in full and the Commitments have terminated (the date upon which both of such events have occurred, the “Obligations Satisfaction Date”) or this Mortgage has been cancelled or released of record, and the Mortgagor waives, to the fullest extent permitted by applicable law, the operation of any applicable statute, case law or regulation having contrary effect.

1.3            No Release. Nothing set forth in this Mortgage shall impose any obligation on the Mortgagee or any other Secured Party to perform or observe any term, covenant, condition or agreement on the Mortgagor’s part to be so performed or observed or shall impose any liability on the Mortgagee or any other Secured Party for any act or omission on the part of the Mortgagor relating thereto or for any breach of any representation or warranty on the part of the Mortgagor contained in this Mortgage or any other Loan Document, or under or in respect of the Premises or made in connection herewith or therewith.

ARTICLE II

Mortgagor’s Covenants, Representations and Agreements

2.1            Taxes and Fees; Maintenance of Premises. The Mortgagor agrees to comply with subsections 7.3, 7.5(a)(i) and 11.5 of the Credit Agreement, in each case in accordance with and to the extent provided therein.

2.2            Casualty. The Mortgagor agrees to comply with subsection 7.5(b)(iv) of the Credit Agreement, in accordance with and to the extent provided therein.

2.3            Additional Documents. The Mortgagor agrees to comply with subsection 7.9(d) of the Credit Agreement, in accordance with and to the extent provided therein.

2.4            Fees and Expenses. The Mortgagor will promptly pay upon demand any and all reasonable costs and expenses of the Mortgagee, including, without limitation, reasonable attorneys’ fees actually incurred by the Mortgagee, to the extent required under the Credit Agreement.

49       To be included in states that impose mortgage recording tax and subject to applicable laws.

2.5            Insurance.

(a)            Types Required. The Mortgagor shall maintain insurance for the Premises as set forth in subsections 7.5(a)(ii) through (iv) and 7.5(b)(i) of the Credit Agreement to the extent applicable.

(b)            Insurance Generally. The Mortgagor agrees to comply with subsection 7.5(b)(ii) of the Credit Agreement, in accordance with and to the extent provided therein.

(b)            Use of Proceeds. Insurance proceeds shall be applied or disbursed as set forth in subsection 7.5(a) of the Credit Agreement to the extent applicable.

2.6            Eminent Domain. All proceeds or awards relating to condemnation or other taking of the Premises pursuant to the power of eminent domain shall be applied pursuant to subsection 7.5(a) of the Credit Agreement to the extent applicable.

2.7            Releases and Waivers. The Mortgagor agrees that no release by the Mortgagee of any portion of the Premises, the Rents and Profits or the Leases, no subordination of lien, no forbearance on the part of the Mortgagee to collect on any Loan, or any part thereof, no waiver of any right granted or remedy available to the Mortgagee and no action taken or not taken by the Mortgagee shall, except to the extent expressly released, in any way have the effect of releasing the Mortgagor from full responsibility to the Mortgagee for the complete discharge of each and every of the Mortgagor’s obligations hereunder.

2.8            Inspection. The Mortgagor agrees to comply with subsection 7.6 of the Credit Agreement, in accordance with and to the extent provided therein.

2.9            Security Agreement.50

(a)            This Mortgage is hereby made and declared to be a security agreement encumbering the Fixtures, and Mortgagor grants to the Mortgagee a security interest in the Fixtures. The Mortgagor grants to the Mortgagee all of the rights and remedies of a secured party under the laws of the state in which the Premises are located. A financing statement or statements reciting this Mortgage to be a security agreement with respect to the Fixtures may be appropriately filed by the Mortgagee.

(b)            The Mortgagor warrants that, as of the date hereof, the name and address of the “Debtor” (which is the Mortgagor) are as set forth in the preamble of this Mortgage and a statement indicating the types, or describing the items, of collateral is set forth hereinabove. Mortgagor warrants that Mortgagor’s exact legal name is correctly set forth in the preamble of this Mortgage.

(c)            This Mortgage will be filed in the real property records.

(d)            The Mortgagor is a [___________] organized under the laws of the State of [____________] [and the Mortgagor’s organizational identification number is [____________________]51.

50        Local counsel to advise if additional language required for Mortgage to act as Fixture Filing.

51        Local counsel to advise if an organizational identification number is required.

ARTICLE III

Events of Default

An Event of Default shall exist and be continuing under the terms of this Mortgage upon the existence and during the continuance of an Event of Default under the terms of the Credit Agreement.

ARTICLE IV

Foreclosure

4.1            Acceleration of Secured Obligations; Foreclosure. Upon the occurrence and during the continuance of an Event of Default, the entire balance of the Loans and any other obligations due under the Loan Documents, including all accrued interest, shall become due and payable to the extent such amounts become due and payable under the Credit Agreement. Provided an Event of Default has occurred and is continuing, upon failure to pay the Loans or reimburse any other amounts due under the Loan Documents in full at any stated or accelerated maturity and in addition to all other remedies available to the Mortgagee at law or in equity, the Mortgagee may foreclose the lien of this Mortgage by judicial or non-judicial proceeding in a manner permitted by applicable law. The Mortgagor hereby waives, to the fullest extent permitted by law, any statutory right of redemption in connection with such foreclosure proceeding.

4.2            Proceeds of Sale. The proceeds of any foreclosure sale of the Premises, or any part thereof, will be distributed and applied in accordance with the terms and conditions of the Credit Agreement and any applicable Intercreditor Agreement (subject to any applicable provisions of applicable law).

ARTICLE V

Additional Rights and Remedies of the Mortgagee

5.1            Rights Upon an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee, immediately and without additional notice and without liability therefor to the Mortgagor, except for gross negligence, willful misconduct, bad faith or unlawful conduct, may do or cause to be done any or all of the following to the extent permitted by applicable law, and subject to the terms of any applicable Intercreditor Agreement: (a) enter the Premises and take exclusive possession thereof; (b) invoke any legal remedies to dispossess the Mortgagor if the Mortgagor remains in possession of the Premises without the Mortgagee’s prior written consent; (c) hold, lease, develop, manage, operate or otherwise use the Premises upon such terms and conditions as the Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as the Mortgagee deems reasonably necessary or desirable), and apply all Rents and Profits collected by the Mortgagee in connection therewith in accordance with the provisions hereof; (d) institute proceedings for the complete foreclosure of the Mortgage, either by judicial action or by power of sale, in which case the Premises may be sold for cash or credit in one or more parcels; and (e) exercise all other rights, remedies and recourses granted under the Credit Agreement or otherwise available at law or in equity. At any foreclosure sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, the Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against the Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under the Mortgagor. The Mortgagee or any of the Secured Parties may be a purchaser at such sale and if Mortgagee is the highest bidder, Mortgagee shall credit the portion of the purchase price that would be distributed to Mortgagee against the indebtedness in lieu of paying cash. In the event this Mortgage is foreclosed by judicial action, appraisement of the Premises is waived to the extent permitted by applicable law. With respect to any notices required or permitted under the UCC to the extent applicable, the Mortgagor agrees that 10 days’ prior written notice shall be deemed commercially reasonable.

5.2            Appointment of Receiver. Upon the occurrence and during the continuance of an Event of Default, subject to the terms of any applicable Intercreditor Agreement, the Mortgagee shall be entitled, without additional notice and without regard to the adequacy of any security for the Obligations secured hereby, whether the same shall then be occupied as a homestead or not, or the solvency of any party bound for its payment, to make application for the appointment of a receiver to take possession of and to operate the Premises, and to collect the rents, issues, profits, and income thereof, all expenses of which shall be added to the Obligations and secured hereby. The receiver shall have all the rights and powers provided for under the laws of the state in which the Premises are located, including without limitation, the power to execute leases, and the power to collect the rents, sales proceeds, issues, profits and proceeds of the Premises during the pendency of such foreclosure suit, as well as during any further times when the Mortgagor, its successors or assigns, except for the intervention of such receiver, would be entitled to collect such rents, sales proceeds, issues, proceeds and profits, and all other powers which may be necessary or are usual in such cases for the protection, possession, control, management and operation of the Premises during the whole of said period. Receiver’s fees, reasonable attorneys’ fees and costs incurred in connection with the appointment of a receiver pursuant to this Section 5.2 shall be secured by this Mortgage. Notwithstanding the appointment of any receiver, trustee or other custodian, subject to any applicable Intercreditor Agreement, the Mortgagee shall be entitled to retain possession and control of any cash or other instruments at the time held by or payable or deliverable under the terms of the Mortgage to the Mortgagee to the fullest extent permitted by law.

5.3            Waivers. No waiver of a prior Event of Default shall operate to waive any subsequent Event(s) of Default. All remedies provided in this Mortgage, the Notes, the Credit Agreement or any of the other Loan Documents are cumulative and may, at the election of the Mortgagee, be exercised alternatively, successively, or in any manner and are in addition to any other rights provided by law.

5.4            Delivery of Possession After Foreclosure. In the event there is a foreclosure sale hereunder and at the time of such sale, the Mortgagor or the Mortgagor’s successors or assigns are occupying or using the Premises, or any part thereof, each and all immediately shall become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either landlord or tenant, at a reasonable rental per day based upon the value of the property occupied, such rental to be due daily to the purchaser; and to the extent permitted by applicable law, the purchaser at such sale, notwithstanding any language herein apparently to the contrary, shall have the sole option to demand possession immediately following the sale or to permit the occupants to remain as tenants at will. In the event the tenant fails to surrender possession of said property upon demand, the purchaser shall be entitled to institute and maintain a summary action for possession of the property (such as an action for forcible detainer) in any court having jurisdiction.

5.5            Marshalling. The Mortgagor hereby waives, in the event of foreclosure of this Mortgage or the enforcement by the Mortgagee of any other rights and remedies hereunder, any right otherwise available in respect to marshalling of assets which secure any Loan and any other indebtedness secured hereby or to require the Mortgagee to pursue its remedies against any other such assets.

5.6            Protection of Premises. Upon the occurrence and during the continuance of an Event of Default, the Mortgagee may take such actions, including, but not limited to disbursements of such sums, as the Mortgagee in its sole but reasonable discretion deems necessary to protect the Mortgagee’s interest in the Premises.

ARTICLE VI

General Conditions

6.1            Terms. The singular used herein shall be deemed to include the plural; the masculine deemed to include the feminine and neuter; and the named parties deemed to include their successors and assigns to the extent permitted under the Credit Agreement. The term “Mortgagee” shall include the ABL Collateral Agent on the date hereof and any successor ABL Collateral Agent under the Credit Agreement. The word “person” shall include any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature, and the word “Premises” shall include any portion of the Premises or interest therein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase without limitation.

6.2            Notices. All notices, requests and other communications shall be given in accordance with Section 11.2 of the Credit Agreement.

6.3            Severability. If any provision of this Mortgage is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

6.4            Headings. The captions and headings herein are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Mortgage nor the intent of any provision hereof.

6.5            Intercreditor Agreements.

Notwithstanding anything to the contrary contained herein, the lien and security interest granted to the Mortgagee pursuant to this Mortgage and the exercise of any right or remedy by the Mortgagee hereunder are subject to the provisions of any applicable Intercreditor Agreement. The Mortgagee acknowledges and agrees that the relative priority of the Liens granted to the Mortgagee shall be determined solely pursuant to any applicable Intercreditor Agreement, and not by priority as a matter of law or otherwise.

6.6            Conflicting Terms.

(a)            In the event of any conflict between the terms of this Mortgage and any applicable Intercreditor Agreement, the terms of such Intercreditor Agreement shall govern and control any conflict between the Mortgagee and any other party to such Intercreditor Agreement, other than with respect to Section 6.7. In the event of any such conflict, the Mortgagor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so.

(b)            In the event of any conflict between the terms and provisions of the Credit Agreement and the terms and provisions of this Mortgage, the terms and provisions of the Credit Agreement shall control and supersede the provisions of this Mortgage with respect to such conflicts other than with respect to Section 6.7.

6.7            Governing Law. This Mortgage shall be governed by and construed in accordance with the internal law of the state in which the Premises are located.

6.8            Application of the Foreclosure Law. If any provision in this Mortgage shall be inconsistent with any provision of the foreclosure laws of the state in which the Premises are located, the provisions of such laws shall take precedence over the provisions of this Mortgage, but shall not invalidate or render unenforceable any other provision of this Mortgage that can be construed in a manner consistent with such laws.

6.9            Written Agreement. This Mortgage may not be amended, supplemented or otherwise modified except in accordance with subsection 11.1 of the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any amendment, waiver, supplement or other modification of or to any applicable Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to such Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Mortgage, or any term or provision hereof, or any right or obligation of the Mortgagor hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by the Mortgagor and the Mortgagee in accordance with this Section 6.9.

6.10            Waiver of Jury Trial. Subsection 11.15 of the Credit Agreement is hereby incorporated by reference.

6.11            Request for Notice. The Mortgagor requests that a copy of any statutory notice of default and a copy of any statutory notice of sale hereunder be mailed to the Mortgagor in accordance with Section 6.2 of this Mortgage.

6.12            Counterparts. This Mortgage may be executed by one or more of the parties on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6.13            Release. If any of the Premises shall be sold, transferred or otherwise disposed of by the Mortgagor in a transaction permitted by the Credit Agreement, then the Mortgagee, at the request of the Mortgagor, shall execute and deliver to the Mortgagor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on the Premises. The Mortgagor shall deliver to the Mortgagee prior to the date of the proposed release, a written request for release.

6.14            Easements. At any time, or from time to time, without liability therefor and with 10 days’ prior written notice to the Mortgagee, upon written request of the Mortgagor and without affecting the effect of this Mortgage upon the remainder of the Premises, the Mortgagee shall join in granting any easement, right of way, encumbrance or lien on all or any portion of the Premises, so long as the Mortgagor certifies to the Mortgagee by delivering an officer’s certificate in form and substance reasonably acceptable to the Mortgagee that such easement, right of way, encumbrance or lien is a Permitted Lien.

6.15            [Last Dollars Secured; Priority. This Mortgage secures only a portion of the Obligations owing or which may become owing by the Mortgagor to the Secured Parties. The parties agree that any payments or repayments of the Obligations shall be and be deemed to be applied first to the portion of the Obligations that is not secured hereby, it being the parties’ intent that the portion of the Obligations last remaining unpaid shall be secured hereby. If at any time this Mortgage shall secure less than all of the principal amount of the Obligations, it is expressly agreed that any repayments of the principal amount of the Obligations shall not reduce the amount of the lien of this Mortgage until the lien amount shall equal the principal amount of the Obligations outstanding.]52

6.16            State Specific Provisions. In the event of any inconsistencies between this Section 6.16 and any of the other terms and provisions of this Mortgage, the terms and provisions of this Section 6.16 shall control and be binding.

(a)            [________________]53

(b)            [________________]54

(c)            [________________]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

52	To be included in mortgages for states with a mortgage recording tax, to the extent required.
53	Regarding real property located in any Province or Territory of Canada, other than Quebec: The form of Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing may be utilized subject to modification for the following: (i) real property registration requirements and forms applicable in the jurisdiction where the real property is located (in some jurisdictions, such as the Province of Ontario, there would have to be separate filings for personal property security agreement and fixture filings); and (ii) to comply with custom, legislation or regulations applicable in the jurisdiction where the real property is located.
54	Regarding real property located in the Province of Quebec: A charge granted in real property in Quebec will be subject to a movable and immovable hypothec, executed and registered in the Province of Quebec. This form of Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing is not applicable in the Province of Quebec and Quebec-specific forms will be required.

IN WITNESS WHEREOF, the Mortgagor has executed this Mortgage as of the above written date.

MORTGAGOR:

[____________________]

By:	__________________________________
Name:_____________________________
Title:______________________________

[ADD STATE NOTARY FORM FOR THE MORTGAGOR]55

55	Local counsel to confirm signature page and notary block which is acceptable for recording in the jurisdiction.

Exhibit A

Legal Description

(See Attached)

G-Exhibit A-1

EXHIBIT H TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF SWING LINE LOAN PARTICIPATION CERTIFICATE

[_________ __], 20[__]

[Name of Lender]
__________________
__________________

Ladies and Gentlemen:

Pursuant to subsection 2.4(d) of the ABL Credit Agreement, dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as may be further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among Veritiv Corporation, a Delaware corporation, Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1 of the ABL Credit Agreement, the “Parent Borrower”), the Canadian Borrower and each Subsidiary Borrower of the Parent Borrower from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent” and the “ABL Collateral Agent”, collectively the “Agent”), Bank of America, N.A., as an issuing lender and the other parties thereto, the undersigned hereby acknowledges receipt from you on the date hereof of [●] DOLLARS ($ ____________) as payment for a participating interest in the following Swing Line Loan:

Date of Swing Line Loan:

Principal Amount of Swing Line Loan:

[Remainder of page intentionally left blank.]

H-1

Very truly yours,

BANK OF AMERICA, N.A., as Swing Line Lender

By:
Name:
Title:

H-2

EXHIBIT I-1 TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF REVOLVING NOTE

THIS REVOLVING NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE ABL CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS REVOLVING NOTE AND THE OBLIGATIONS EVIDENCED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH ABL CREDIT AGREEMENT.

$_____________	New York, New York

[ _________ ], 20[ ___ ]1

FOR VALUE RECEIVED, the undersigned, Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1 of the ABL Credit Agreement referred to below, the “Parent Borrower”), and Subsidiary Borrowers party to the ABL Credit Agreement referred to below (together with the Parent Borrower, the “U.S. Borrowers”) and Veritiv Canada, Inc., a Canadian amalgamated corporation (the “Canadian Borrower” and collectively with the U.S. Borrowers, the “Borrowers”), hereby unconditionally promise to pay to ______________ (the “Lender”) and its registered successors and assigns, at the office of Bank of America, N.A., in lawful money of [the United States of America]57 [Canada]58 and in immediately available funds, the principal amount of the lesser of (a) [●] DOLLARS ($ ) and (b) the aggregate unpaid principal amount of the Revolving Credit Loans made by the Lender to the Borrowers pursuant to subsection 2.1 of the ABL Credit Agreement referred to below, which sum shall be payable on the Maturity Date.

The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in subsection 4.1 of the ABL Credit Agreement referred to below until such principal amount is paid in full (both before and after judgment).

1	Each Revolving Note shall be dated the Restatement Effective Date (or, in the case of an assignment pursuant to subsection 11.6(b), as of the date of such assignment).
2	Select for promissory notes evidencing loans made to the U.S. Borrowers.
3	Select for promissory notes evidencing loans made to the Canadian Borrower

I-1-1

This Revolving Note is one of the Revolving Notes referred to in, and is subject in all respects to, the ABL Credit Agreement, dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as may be further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among Veritiv Corporation, a Delaware corporation, Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1 of the ABL Credit Agreement, the “Parent Borrower”), the Canadian Borrower and each Subsidiary Borrower of the Parent Borrower from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent” and the “ABL Collateral Agent”, collectively the “Agent”), Bank of America, N.A., as an issuing lender and the other parties thereto, is secured and guaranteed as provided therein and under the other Loan Documents and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Revolving Note in respect thereof. Each holder hereof, by its acceptance of this Revolving Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the ABL Credit Agreement. Terms used herein which are defined in the ABL Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

Upon the occurrence of any one or more of the Events of Default specified in the ABL Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Revolving Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Revolving Note.

THIS REVOLVING NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[REMAINDER OF PAGE BLANK; SIGNATURE PAGE FOLLOWS]

I-1-2

[VERITIV OPERATING COMPANY (F/K/A UNISOURCE WORLDWIDE, INC.),
as Parent Borrower

By:
Name:
Title:

[SUBSIDIARY BORROWER,
as a U.S. Borrower

By:
Name:
Title:]

[VERITIV CANADA, INC.,
as Canadian Borrower

By:
Name:
Title:]

I-1-3

EXHIBIT I-2 TO
ABL CREDIT AGREEMENT

FORM OF SWING LINE NOTE

$[75,000,000][15,000,000]	New York, New York

[________], 20[__]1

FOR VALUE RECEIVED, the undersigned, Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1 of the ABL Credit Agreement (as defined below), the “Parent Borrower”) and Subsidiary Borrowers party to the ABL Credit Agreement referred to below (together with the Parent Borrower, the “U.S. Borrowers”) and Veritiv Canada, Inc., a Canadian amalgamated corporation (the “Canadian Borrower” and collectively with the U.S. Borrowers, the “Borrowers) hereby unconditionally promise to pay to [Bank of America, N.A.][Bank of America, N.A. (acting through its Canadian Branch)] (the “Swing Line Lender”) and its registered successors and assigns, at the office of Bank of America, N.A., in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (a) [SEVENTY-FIVE MILLION][FIFTEEN MILLION] DOLLARS ($ [75,000,000][$15,000,000]) and (b) the aggregate unpaid principal amount of the Swing Line Loans made by the Lender to the Borrowers pursuant to subsection 2.4 of the ABL Credit Agreement referred to below, which sum shall be payable on the Maturity Date.

The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time at the applicable rates per annum and on the dates set forth in subsection 4.1 of the ABL Credit Agreement referred to below until paid in full (both before and after judgment).

This Swing Line Note is the Swing Line Note referred to in, and is subject in all respects to, the ABL Credit Agreement, dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as may be further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among Veritiv Corporation, a Delaware corporation, the Parent Borrower, the Canadian Borrower and each Subsidiary Borrower of the Parent Borrower from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent” and the “ABL Collateral Agent”, collectively the “Agent”), Bank of America, N.A., as an issuing lender and the other parties thereto, and is entitled to the benefits thereof, is secured and guaranteed as provided therein and in the Loan Documents and is subject to optional and mandatory prepayment in whole or in part as provided therein. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Swing Line Note in respect thereof. The holder hereof, by its acceptance of this Swing Line Note, agrees to the terms of, and to be bound by and to observe the provisions applicable to the Lenders contained in, the ABL Credit Agreement. Terms used herein which are defined in the ABL Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

1	Each Swing Line Note should be dated the Restatement Effective Date.

I-2-1

Upon the occurrence of any one or more of the Events of Default specified in the ABL Credit Agreement, all amounts remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided therein.

All parties now and hereafter liable with respect to this Swing Line Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive, to the maximum extent permitted by applicable law, presentment, demand, protest and all other notices of any kind under this Swing Line Note.

THIS SWING LINE NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[REMAINDER OF PAGE BLANK; SIGNATURE PAGE FOLLOWS]

I-2-2

VERITIV OPERATING COMPANY (F/K/A UNISOURCE WORLDWIDE, INC.),
as Parent Borrower

By:
Name:
Title:

[SUBSIDIARY BORROWER],
as a U.S. Borrower

By:
Name:
Title:

[VERITIV CANADA, INC.,
as Canadian Borrower

By:
Name:
Title:]

I-2-3

EXHIBIT J TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

Reference is made to the Loan(s) held by the undersigned pursuant to the ABL Credit Agreement, dated as of July 1, 2014 as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as may be further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among Veritiv Corporation, a Delaware corporation, Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1 of the ABL Credit Agreement, the “Parent Borrower”), the Canadian Borrower and each Subsidiary Borrower of the Parent Borrower from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent” and the “ABL Collateral Agent”, collectively the “Agent”), Bank of America, N.A., as an issuing lender and the other parties thereto. The undersigned hereby certifies under penalty of perjury that:

1.	If (x) the undersigned is not an intermediary or flow-through entity, then the undersigned is the sole record owner and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate or (y) the undersigned is an intermediary or flow-through entity, then it is the sole record owner and its direct or indirect beneficiaries, partners or members in respect of which it is providing this certificate are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s));

2.	Income from the Loan(s) (as well as any Note(s) evidencing such Loan(s)) is not effectively connected with the conduct of a trade or business within the United States of the undersigned (and, if the undersigned is an intermediary or flow-through entity, of its direct or indirect beneficiaries, partners or members in respect of which it is providing this certificate);

3.	The undersigned is not (and, if the undersigned is an intermediary or flow-through entity, none of its direct or indirect beneficiaries, partners or members in respect of which it is providing this certificate is) a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”);

4.	The undersigned is not (or, if the undersigned is an intermediary or flow-through entity, none of its direct or indirect beneficiaries, partners or members in respect of which it is providing this certificate is) a 10-percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code; and

5.	The undersigned is not (or, if the undersigned is an intermediary or flow-through entity, none of its direct or indirect beneficiaries, partners or members in respect of which it is providing this certificate is) a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

The undersigned has furnished you with a certificate of its non-U.S. person status on the applicable Internal Revenue Service Form W-8. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall so inform the Borrower Representative and the Administrative Agent in writing within 30 days of such change and (2) the undersigned shall furnish the Borrower Representative and the Administrative Agent, a properly completed and currently effective certificate in either the calendar year in which payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Remainder of page intentionally left blank.]

Unless otherwise defined herein, terms defined in the ABL Credit Agreement and used herein shall have the meanings given to them in the ABL Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

[Address]

Dated: __________, 20[ __ ]

EXHIBIT K TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF SOLVENCY CERTIFICATE
OF
VERITIV OPERATING COMPANY (F/K/A UNISOURCE WORLDWIDE, INC.)

[___], 2020

To the Administrative Agent and each of the Lenders party to the ABL Credit Agreement referred to below:

I, the undersigned, the Chief Financial Officer of Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1 of the ABL Credit Agreement, the “Parent Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:

1.            This certificate is furnished to the Administrative Agent and the Lenders pursuant to subsection 6.1(k) of the ABL Credit Agreement, dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as may be further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among Veritiv Corporation, a Delaware corporation, the Parent Borrower, the Canadian Borrower and each Subsidiary Borrower of the Parent Borrower from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent” and the “ABL Collateral Agent”, collectively the “Agent”), Bank of America, N.A., as an issuing lender and the other parties thereto. Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the ABL Credit Agreement.

2.            For purposes of this certificate, the terms below shall have the following definitions:

(a)          “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Parent Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)            “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Parent Borrower and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)            “Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Parent Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d)            “Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Parent Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Parent Borrower.

(e)            “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Parent Borrower and its Subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)            “Do not have Unreasonably Small Capital”

For the period from the date hereof through the Maturity Date, the Parent Borrower and its Subsidiaries taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3.            For purposes of this certificate, I, or officers of the Parent Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)            I have reviewed the financial statements most recently furnished by or on behalf of the Parent Borrower to the Administrative Agent pursuant to subsection 7.1 of the ABL Credit Agreement.

(b)            I have knowledge of and have reviewed to my satisfaction the ABL Credit Agreement.

(c)            As chief financial officer of the Parent Borrower, I am familiar with the financial condition of the Parent Borrower and its Subsidiaries.

4.            Based on and subject to the foregoing, I hereby certify on behalf of the Parent Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of the Parent Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Parent Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Parent Borrower and its Subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parent Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date first written above.

VERITIV OPERATING COMPANY (F/K/A UNISOURCE WORLDWIDE, INC.)

By:
Name:
Title: Chief Financial Officer

EXHIBIT L TO
ABL CREDIT AGREEMENT

FORM OF OFFICER’S CERTIFICATE

VERITIV OPERATING COMPANY (F/K/A UNISOURCE WORLDWIDE, INC.)

Date: [____], 2020

Pursuant to subsection 6.1(e) of the ABL Credit Agreement, dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as may be further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among Veritiv Corporation, a Delaware corporation, Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1 of the ABL Credit Agreement, the “Parent Borrower”), the Canadian Borrower and each Subsidiary Borrower of the Parent Borrower from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent” and the “ABL Collateral Agent”, collectively the “Agent”), Bank of America, N.A., as an issuing lender and the other parties thereto, the Parent Borrower hereby certifies that:

1.	The representations and warranties made by the Parent Borrower pursuant to Section 5 of the ABL Credit Agreement or any other Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof as if made on the date hereof, before and after giving effect to the Loans and to the application of the proceeds therefrom, except to the extent that they relate to a particular date or period in which case they shall be true and correct in all material respects as of the respective date or the respective period, as the case may be;

2.	No Default or Event of Default under the ABL Credit Agreement has occurred and is continuing as of the date hereof after giving effect to the Loans to be made on the date hereof; and

3.	Since December 31, 2019, there has not occurred a Material Adverse Effect.

[Remainder of page intentionally left blank.]

L-1

IN WITNESS WHEREOF, the undersigned has hereunto set his or her name as of the date first set forth above.

VERITIV OPERATING COMPANY (F/K/A UNISOURCE WORLDWIDE, INC.)

By:
Name:
Title:

L-2

EXHIBIT M TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF SECRETARY’S CERTIFICATE

FOR

[LOAN PART(Y)(IES)]

[    ], 20[ ]

Pursuant to subsection 6.1(i) of the ABL Credit Agreement, dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as may be further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among Veritiv Corporation, a Delaware corporation, Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1 of the ABL Credit Agreement, the “Parent Borrower”), the Canadian Borrower and each Subsidiary Borrower of the Parent Borrower from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent” and the “ABL Collateral Agent”, collectively the “Agent”), Bank of America, N.A., as an issuing lender and the other parties thereto,

I, the duly elected and acting [Secretary] of [applicable Loan Part(y)(ies)] ([each a][the] “Certifying Party”), hereby certify in such capacity on behalf of [each][the] Certifying Party and not in my individual capacity, as follows:

1.            Attached hereto as Annex 1 is a complete and correct copy of resolutions adopted by the board of directors, members, managing member or other organizing body of [each][the] Certifying Party on [        ], 20[     ]; such resolutions have not been amended, supplemented, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only proceedings of such board of directors, members, managing member or other organizing body now in force relating to or affecting the matters referred to therein.

2.            Attached hereto as Annex 2 is a complete and correct copy of the By-Laws, Limited Liability Company Agreement or other Operating Agreement (the “Operating Documents”) of [each][the] Certifying Party as in effect on the date the resolutions referred to in Paragraph 1 above were adopted through and including the date hereof.

3.            Attached hereto as Annex 3 is a complete and correct copy of the Certificate of Incorporation or the equivalent charter document ( the “Charter Document”) of [each][the] Certifying Party as in effect on the date hereof.

4.            Attached hereto as Annex 4 is a list of the persons who are as of the date hereof duly elected and qualified officers of [each][the] Certifying Party holding the offices indicated next to their respective names, and the signatures appearing opposite their respective names are the true and genuine signatures of such officers or true facsimiles thereof, and each of such officers is duly authorized to execute and deliver on behalf of [each][the] Certifying Party each of the Loan Documents (as defined in the ABL Credit Agreement) to which it is a party and any certificate or other document to be delivered by [each][the] Certifying Party pursuant to the Loan Documents (as defined in the ABL Credit Agreement) to which it is a party.

5.            A duly executed copy of each of the Loan Documents (as defined in the ABL Credit Agreement) to which [each][the] Certifying Party is a party has been duly delivered by such Certifying Party to each of the other parties thereto.

Each of Sidley Austin LLP and McMillan LLP is entitled to rely on this certificate in connection with the opinions that it is rendering pursuant to subsection 6.1(d) of the ABL Credit Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, [each][the] Certifying Party has caused this certificate to be executed on its behalf by its [Secretary], as of the date first set forth above.

By:
Name:
Title:

I, [        ], am the duly elected and acting [      ] of [each][the] Certifying Party, and do hereby certify in such capacity on behalf of [each][the] Certifying Party and not in my individual capacity that [         ] is the duly elected, qualified and acting Secretary of [each][the] Certifying Party and that the signature appearing above is his or her genuine signature.

IN WITNESS WHEREOF, [each][the] Certifying Party has caused this certificate to be executed on its behalf as of the date first set forth above.

By:
Name:
Title:

Schedule]

Certifying Parties]

M-Schedule 1-1

ANNEX 1

Resolutions

M-Annex 1-1

ANNEX 2

Operating Documents

M-Annex 2-1

ANNEX 2

Charter Documents

M-Annex 3-1

ANNEX 4

Incumbency

Name	Office	Signature
[______]	Secretary	______________________
[________]	[ ]	______________________

M-Annex 4-1

EXHIBIT N TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF BORROWING BASE CERTIFICATE

VERITIV OPERATING COMPANY (F/K/A UNISOURCE WORLDWIDE, INC.)

PERIOD ENDED [__________]

As of the last Business Day of the fiscal period ending [_________], 20[__] (the “Determination Date”), I, [_____________], the [_________] of Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1 of the ABL Credit Agreement, the “Parent Borrower”), hereby certify to the Administrative Agent in my representative capacity on behalf of the Parent Borrower and the other Loan Parties and not in my individual capacity that, to the best of my knowledge and belief, with respect to the ABL Credit Agreement, dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as may be further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among Veritiv Corporation, a Delaware corporation, the Parent Borrower, the Canadian Borrower and each Subsidiary Borrower of the Parent Borrower from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent” and the “ABL Collateral Agent”, collectively the “Agent”), Bank of America, N.A., as an issuing lender and the other parties thereto; capitalized terms that are not defined herein have the meanings ascribed to such terms in the ABL Credit Agreement:

with reference to this Borrowing Base Certificate, the Parent Borrower hereby certifies that the statements and calculations of the Borrowing Base set forth on Annex A hereto (and the schedules attached thereto) are true and correct as of the Determination Date and that such calculations have been made in accordance with the requirements of the ABL Credit Agreement.

[Remainder of page intentionally left blank.]

N-1

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Base Certificate to be executed on its behalf as of the date first set forth above.

VERITIV OPERATING COMPANY (F/K/A UNISOURCE WORLDWIDE, INC.)

By:
Name:
Title:

N-2

EXHIBIT O TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF LENDER JOINDER AGREEMENT

THIS LENDER JOINDER AGREEMENT, dated as of [_______ __], 20[_] (this “Agreement”), by and among [Additional Lenders] (each an “Additional Lender” and collectively the “Additional Lenders”), Holding (as defined below), the Parent Borrower (as defined below), the Canadian Borrower and the Subsidiary Borrowers from time to time party hereto (as further defined in subsection 1.1 of the Credit Agreement, and, together with Holding, the Parent Borrower and [the Canadian Borrower], being collectively referred to therein as the “Borrowers” and each being individually referred to as a “Borrower”) and the Agent (as defined below).

R E C I T A L S :

WHEREAS, the Borrowers and the Agent are parties to the ABL Credit Agreement, dated as of July 1, 2014, as amended as of August 11, 2016 and as amended and restated as of April 9, 2020 (as may be further amended, supplemented, waived or otherwise modified from time to time, the “ABL Credit Agreement”), among Veritiv Corporation, a Delaware corporation (“Holding”), Veritiv Operating Company (f/k/a Unisource Worldwide, Inc.), a Delaware corporation (as further defined in subsection 1.1 of the ABL Credit Agreement, the “Parent Borrower”), the Canadian Borrower and each Subsidiary Borrower of the Parent Borrower from time to time party thereto, the several banks and other financial institutions from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent and collateral agent for the Lenders thereunder (in such capacities, respectively, the “Administrative Agent” and the “ABL Collateral Agent”, collectively the “Agent”), Bank of America, N.A., as an issuing lender and the other parties thereto; capitalized terms used herein have the meanings assigned to such terms in the ABL Credit Agreement; and

WHEREAS, subject to the terms and conditions of the ABL Credit Agreement, the Borrowers may request [Incremental Revolving Commitments] [New Revolving Commitments] [Incremental ABL Term Loans] by entering into one or more Lender Joinder Agreements with the Additional Lenders.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Additional Lender party hereto hereby agrees to commit to provide its respective [Incremental Revolving Commitments] [New Revolving Commitments] [Incremental ABL Term Loans] as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:

Each Additional Lender (i) confirms that it has received a copy of the ABL Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Agent, or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the ABL Credit Agreement; any other Loan Document or any other instrument or document furnished hereto or thereto; (iii) appoints and authorizes each applicable Agent to take such action as agent on its behalf and to exercise such powers under the ABL Credit Agreement and the other Loan Documents or any other document furnished hereto or thereto as are delegated to the Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of any applicable Intercreditor Agreement are required to be performed by it as a Lender; (v) represents and warrants that it has full power and authority, and has taken all actions necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (vi) specifies as its address for notices the offices set forth beneath its name on the signature pages hereof and if applicable pursuant to subsection 4.11 of the ABL Credit Agreement, attaches two properly completed Forms W-9, W-8EXP, W-8BEN, W-8ECI, W-8IMY (or successor form) and other certificate, statement or documentation prescribed by U.S. Treasury Regulations or other guidance issued by the Internal Revenue Service of the United States, certifying that such Additional Lender is entitled to receive all payments under the ABL Credit Agreement and the Notes payable to it without deduction or withholding of any United States federal income taxes and (vii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the ABL Credit Agreement are required to be performed by it as a Lender.

Each Additional Lender hereby agrees to make its [Incremental Revolving Commitments] [New Revolving Commitments] [Incremental ABL Term Loans] on the following terms and conditions:

1.	Incremental Revolving Commitment Effective Date. The date of effectiveness of [the Incremental Revolving Commitments] [the New Revolving Commitments] [the Incremental ABL Term Loans] shall be [____________], 20[__] (the “Incremental Revolving Commitment Effective Date”).

2.	Additional Lenders. Each Additional Lender acknowledges and agrees that upon its execution of this Agreement such Additional Lender shall become a “Lender” under, and for all purposes of, the ABL Credit Agreement and the other Loan Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.

3.	ABL Credit Agreement Governs. Except as set forth in this Agreement and any related amendments to the Loan Documents, Incremental Facility Increases shall otherwise be subject to the provisions of the ABL Credit Agreement and the other Loan Documents.

4.	Parent Borrower’s Certifications. By its execution of this Agreement, the Parent Borrower hereby certifies that (A) (other than with respect to an Incremental Facility Increase in connection with a Permitted Acquisition permitted hereunder or any other Investment not prohibited by the terms of the ABL Credit Agreement, unless required by the Lenders providing such Incremental Facility Increase) the representations and warranties made by the Parent Borrower and its Restricted Subsidiaries contained in the ABL Credit Agreement and in the other Loan Documents are true and correct in all material respects except to the extent such representations and warranties relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date, and (B) no Specified Default has occurred and is continuing immediately prior to and after the effectiveness of [the Incremental Revolving Commitments] [the New Revolving Commitments] [the Incremental ABL Term Loans].

5.	Notice. For purposes of the ABL Credit Agreement, the initial notice address of each Additional Lender shall be as set forth below its signature below.

6.	Tax Forms and Other Agreements. Delivered herewith to the Parent Borrower and the Agent are such forms, certificates, statements, documentation or other evidence with respect to United States federal income tax withholding matters as such Additional Lender may be required to deliver to the Parent Borrower and the Agent pursuant to subsection 4.11 of the ABL Credit Agreement. The Additional Lender agrees to execute such other documents relating to the Facility (including any applicable Intercreditor Agreement, dated as of the Closing Date, among the Agent, the ABL Collateral Agent, the Swing Line Lender, each Issuing Lender and each Lender (as it may be amended, modified or supplemented from time to time) and/or similar agreements among Lenders) as the Agent may reasonably request.

7.	Recordation of the New Loans. Upon execution and delivery hereof, the Agent will record the Loans and Commitments made under the Incremental Facility made by the Additional Lender in the Register.

8.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

9.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

10.	Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.	Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Parent Borrower and the Agent.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Lender Joinder Agreement as of the date first above written.

[NAME OF ADDITIONAL LENDER]

By:
Name:
Title:
Attention:
Telephone:
Facsimile:

VERITIV OPERATING COMPANY (F/K/A UNISOURCE WORLDWIDE, INC.), as Parent Borrower

By:
Name:
Title:

[SUBSIDIARY BORROWERS

By:
Name:
Title:]

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

SCHEDULE A
to
JOINDER AGREEMENT

O-Schedule A-1

EXHIBIT P TO
AMENDED AND RESTATED ABL CREDIT AGREEMENT

FORM OF COLLATERAL ACCESS AGREEMENT

To: The Agent (as defined in Annex I hereto)

[LANDLORD] (“Landlord”) has been informed that (a) [Loan Party] (“Tenant”) and/or various affiliates of Tenant (together, the “Obligors”) have entered into various loan documents involving Bank of America, N.A. in its capacity as agent (or any successor or assign, the “Agent”) (as amended, restated, replaced or refinanced, the “Loan Documents”), (b) the obligations of the Obligors under the Loan Documents are or will be secured by, among other things, security interests (“Security Interests”) in Tenant’s inventory and/or other property (“Tenant’s Property”) now or hereafter located in, on or about the real property located at [ADDRESS] (the “Premises”) which Tenant is leasing pursuant to that certain [Lease Agreement] dated as of [DATE] between Landlord and Tenant (together with all amendments, modifications and supplements thereto or renewals or replacements thereof, the “Lease”), and (c) Tenant is required, under the terms of the Loan Documents, to use commercially reasonable efforts to obtain the agreements of Landlord set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord hereby acknowledges and agrees as follows:

1.            To the actual knowledge of Landlord, neither Tenant nor Landlord is in default under the terms of the Lease. If Landlord shall give Tenant a written notice of default under the Lease, Landlord shall at the same time send a copy of such notice to the Agent. Landlord shall allow the Agent the same rights to cure a default under the Lease as Tenant has under the terms of the Lease. Landlord shall also promptly notify the Agent upon any early termination of the Lease.

2.            Landlord acknowledges that Tenant’s Property is and will remain personal property and not fixtures, even though Tenant’s Property may be affixed to or records of Tenant’s Property may be placed, on or about the Premises, and that any rights or interests Landlord may have in or to Tenant’s Property are hereby waived in favor of the Security Interests and any other rights and interests of the Agent (on behalf of the lenders under the Loan Documents) therein.

3.            During the term of the Lease the Agent shall have the right to enter the Premises at reasonable times during regular business hours upon reasonable prior written notice to Landlord and to take possession of, sell or otherwise enforce its Security Interest and claims in Tenant’s Property pursuant to the terms of the Loan Documents. The Agent will comply with any security or escort requirements or other reasonable requirements imposed by Landlord.

4.            For a period of up to 60 days after receipt by the Agent of a notice that the Landlord has obtained possession of the Premises following an uncured event of default under the Lease, the Agent shall have the right, but not the obligation, to cause Tenant’s Property to be removed from the Premises.

5.            The Agent agrees to promptly repair, at its expense, or reimburse Landlord for, any physical damage to the Premises caused by the conduct of any such removal of Tenant’s Property by or through the Agent pursuant to paragraph 3 or 4 above.

6.            If any order or injunction is issued or stay granted which prohibits the Agent from exercising any of its rights hereunder, then, at the option of the Agent and upon notice to Landlord, the 60-day period set forth in paragraph 4 above shall be stayed during the period of such prohibition and shall continue thereafter for the number of days remaining in such 60-day period.

7.            All notices to Landlord or to the Agent to be given under this Collateral Access Agreement shall be in writing (with a copy to the Tenant) and (a) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (b) sent by facsimile shall be deemed to have been given when sent or (c) delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) shall be deemed to have been given when sent; provided that the Agent shall not be liable for any failure to provide to the Tenant copies of any notices.

8.            The agreements contained herein shall supplement the terms of the Lease and shall continue in effect until Landlord shall have received the Agent’s written certification that this Collateral Access Agreement shall be terminated.

9.            THIS COLLATERAL ACCESS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE [LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED].

10.            This Collateral Access Agreement may be executed in any number of several counterparts. The agreements contained herein may not be modified except by an agreement in writing signed by Landlord, Agent and Tenant, or their respective successors in interest. The agreements contained herein shall inure to the benefit of and shall be binding upon the Agent and their successors and assigns and Landlord and its successors and assigns (including any transferees of the Premises).

[Remainder of page intentionally left blank.]

[Landlord]
Landlord

By:

Date:

Landlord’s Address For Notices:

Attn:

Acknowledged and Agreed:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

ANNEX I
Notice Address
Bank of America, N.A. , as Agent [ ]	Attention: Telephone: Email: fax:

P-Annex I-1